FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226123-08

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated February 27, 2020, may be amended or completed prior to time of sale.

PROSPECTUS

$825,433,000 (Approximate)

Benchmark 2020-B17 Mortgage Trust

(Central Index Key Number 0001802215)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

German American Capital Corporation
(Central Index Key Number 0001541294)
Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2020-B17

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Benchmark 2020-B17 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2020-B17 consisting of the certificate classes identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2020-B17 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in April 2020. The rated final distribution date for the certificates is the distribution date in March 2053.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$6,275,000%		(5)	January 2025
Class A-2	$188,000,000%		(5)	March 2025
Class A-4	(6)%		(5)	(6)
Class A-5	(6)%		(5)	(6)
Class A-SB	$12,900,000%		(5)	November 2029
Class X-A	$746,439,000	(7)%	Variable(8)	March 2030
Class X-B	$78,994,000	(7)%	Variable(8)	March 2030
Class A-S	$105,326,000%		(5)	March 2030
Class B	$41,214,000%		(5)	March 2030
Class C	$37,780,000%		(5)	March 2030

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Drexel Hamilton, LLC and Academy Securities, Inc. will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 40.5% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 32.4% of each class of offered certificates and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 27.1% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about March 24, 2020. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately      % of the aggregate certificate balances of the offered certificates plus accrued interest from March 1, 2020, before deducting expenses payable by the depositor.

J.P. Morgan	Citigroup	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners

Drexel Hamilton		Academy Securities
Co-Manager		Co-Manager

March      , 2020

Benchmark Commercial Mortgage Securities Trust 2020-B17

Commercial Mortgage Pass-Through Certificates, Series 2020-B17

Minnesota
2 properties
$1,119,815
0.1% of total
Illinois
44 properties
$48,460,678
5.1% of total
Wisconsin
1 property
$290,054
0.0% of total
Indiana
7 properties
$1,160,204
0.1% of total
Michigan
9 properties
$56,408,620
6.0% of total
New York
17 properties
$275,874,544
29.2% of total
Vermont
1 property
$252,676
0.0% of total
Maine
1 property
$672,378
0.1% of total
Washington
1 property
$1,458,333
0.2% of total
Pennsylvania
3 properties
$26,061,730
2.8% of total
Massachusetts
2 properties
$31,001,462
3.3% of total
Oregon
1 property
$1,067,251
0.1% of total
Ohio
2 properties
$1,120,622
0.1% of total
Connecticut
3 properties
$2,566,089
0.3% of total
Rhode Island
1 property
$1,382,135
0.1% of total
Nevada
1 property
$40,000,000
4.2% of total
New Jersey
3 properties
$3,738,510
0.4% of total
California
15 properties
$213,878,070
22.7% of total
Delaware
1 property
$393,324
0.0% of total
Virginia
3 properties
$2,750,629
0.3% of total
Maryland
3 properties
$26,854,240
2.8% of total
Arizona
3 properties
$51,589,181
5.5% of total
South Carolina
1 property
$805,556
0.1% of total
North Carolina
2 properties
$827,485
0.1% of total
Colorado
5 properties
$26,092,421
2.8% of total
Kansas
1 property
$848,684
0.1% of total
Georgia
4 properties
$25,985,819
2.8% of total
Texas
9 properties
$79,026,121
8.4% of total
Missouri
4 properties
$3,532,023
0.4% of total
Alabama
4 properties
$12,585,871
1.3% of total
Tennessee
2 properties
$1,763,158
0.2% of total
Florida
4 properties
$3,808,480
0.4% of total
Percentage of Allocated Mortgage Loan Amount
0.0% – 5.0%
5.1% – 10.0%
10.1% – 29.2%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$6,275,000		30.000%	%	(5)	January 2025	3.02	4/20 – 1/25
A-2	$188,000,000		30.000%	%	(5)	March 2025	4.89	1/25 – 3/25
A-4	(6)		30.000%	%	(5)	(6)	(6)	(6)
A-5	(6)		30.000%	%	(5)	(6)	(6)	(6)
A-SB	$12,900,000		30.000%	%	(5)	November 2029	7.43	3/25 – 11/29
X-A	$746,439,000	(7)	NAP	%	Variable(8)	March 2030	NAP	NAP
X-B	$78,994,000	(7)	NAP	%	Variable(8)	March 2030	NAP	NAP
A-S	$105,326,000		18.500%	%	(5)	March 2030	9.90	2/30 – 3/30
B	$41,214,000		14.000%	%	(5)	March 2030	9.98	3/30 – 3/30
C	$37,780,000		9.875%	%	(5)	March 2030	9.98	3/30 – 3/30
Non-Offered Certificates
X-D	$37,780,000	(7)	NAP	%	Variable(8)	March 2030	NAP	NAP
D	$21,752,000		7.500%	%	(5)	March 2030	9.98	3/30 – 3/30
E	$16,028,000		5.750%	%	(5)	March 2030	9.98	3/30 – 3/30
F-RR	$16,028,000		4.000%	%	(5)	March 2030	9.98	3/30 – 3/30
G-RR	$9,158,000		3.000%	%	(5)	March 2030	9.98	3/30 – 3/30
NR-RR	$27,477,162		0.000%	%	(5)	March 2030	9.98	3/30 – 3/30
S(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(10)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
VRR Interest	$27,500,000	(11)	NAP	NAP	(12)	March 2030	8.76	4/20 – 3/30

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B or Class X-D certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. Losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the principal balance certificates, on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class NR-RR certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(6)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, assumed final distribution dates, weighted average lives and principal windows of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $433,938,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balances	Expected Assumed Final Distribution Dates	Expected Range of Weighted Avg. Life (Yrs)	Expected Range of Principal Windows
Class A-4	$100,000,000 - $170,000,000	December 2029	9.72 – 9.72	11/29-12/29 – 11/29-12/29
Class A-5	$263,938,000 - $333,938,000	February 2030	9.86 – 9.83	12/29-2/30 – 12/29-2/30

(7)	The Class X-A, Class X-B and Class X-D certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates outstanding from time to time. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The Class X-A, Class X-B and Class X-D certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B and Class X-D certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(9)	The Class S certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest and will represent beneficial ownership of the grantor trust, as further described in this prospectus.

(10)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

(11)	The initial certificate balance of the VRR Interest is subject to change depending on the final pricing all classes of regular certificates with the final initial certificate balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial certificate balance of the VRR Interest is reduced, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will be increased on a pro rata basis (based on the initial certificate balance set forth in the table above) in an aggregate amount equal to such reduction in the initial certificate balance of the VRR Interest. If the initial certificate balance of the VRR Interest is increased, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will be decreased on a pro rata basis (based on the initial certificate balance set forth in the table above) in an aggregate amount equal to such increase in the initial certificate balance of the VRR Interest. For a further description, see “Credit Risk Retention”.

(12)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC rate.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	22
Risk Factors	57
The Certificates May Not Be a Suitable Investment for You	57
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	57
Risks Related to Market Conditions and Other External Factors	57
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	57
Other Events May Affect the Value and Liquidity of Your Investment	57
Risks Relating to the Mortgage Loans	58
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	58
Risks of Commercial and Multifamily Lending Generally	58
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	60
Office Properties Have Special Risks	64
Hotel Properties Have Special Risks	65
Risks Related to Casino Properties	67
Risks Relating to Affiliation with a Franchise or Hotel Management Company	67
Mixed Use Properties Have Special Risks	68
Multifamily Properties Have Special Risks	68
Retail Properties Have Special Risks	70
Industrial Properties Have Special Risks	72
Leased Fee Properties Have Special Risks	73
Sale-Leaseback Transactions Have Special Risks	74
Condominium Ownership May Limit Use and Improvements	75
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	76
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	77
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	78
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	79
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	80
Risks Related to Zoning Non-Compliance and Use Restrictions	81
Risks Relating to Inspections of Properties	83
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	83
Insurance May Not Be Available or Adequate	83
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	84
Terrorism Insurance May Not Be Available for All Mortgaged Properties	84
Risks Associated with Blanket Insurance Policies or Self-Insurance	85
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	86
Limited Information Causes Uncertainty	86
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	87

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	87
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	88
Static Pool Data Would Not Be Indicative of the Performance of this Pool	89
Appraisals May Not Reflect Current or Future Market Value of Each Property	89
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	90
The Borrower’s Form of Entity May Cause Special Risks	90
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	93
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	93
Other Financings or Ability to Incur Other Indebtedness Entails Risk	94
Tenancies-in-Common May Hinder Recovery	95
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	96
Risks Associated with One Action Rules	96
State Law Limitations on Assignments of Leases and Rents May Entail Risks	96
Risks of Anticipated Repayment Date Loans	96
Various Other Laws Could Affect the Exercise of Lender’s Rights	97
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	97
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	97
Risks Related to Ground Leases and Other Leasehold Interests	99
Increases in Real Estate Taxes May Reduce Available Funds	100
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	101
Risks Related to Conflicts of Interest	103
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	103
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	105
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	105
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	107
Potential Conflicts of Interest of the Operating Advisor	109
Potential Conflicts of Interest of the Asset Representations Reviewer	109
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	110
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	112
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	113
Other Potential Conflicts of Interest May Affect Your Investment	114
Other Risks Relating to the Certificates	114
The Certificates Are Limited Obligations	114
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	114

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	115
European Risk Retention and Due Diligence Requirements	116
Recent Developments Concerning the Proposed Japanese Retention Requirements	117
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	118
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	120
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	124
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	124
Risks Relating to Modifications of the Mortgage Loans	129
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	130
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	131
Risks Relating to Interest on Advances and Special Servicing Compensation	131
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	131
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	132
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	132
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	133
Description of the Mortgage Pool	136
General	136
Co-Originated or Third-Party Originated Mortgage Loans	137
Certain Calculations and Definitions	138
Definitions	138
Mortgage Pool Characteristics	145
Overview	145
Property Types	147
Mortgage Loan Concentrations	152
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	152
Geographic Concentrations	153
Mortgaged Properties With Limited Prior Operating History	153
Tenancies-in-Common or Diversified Ownership	154
Condominium and Other Shared Interests	154
Fee and Leasehold Estates; Ground Leases	156
Environmental Considerations	157
Redevelopment, Renovation and Expansion	160
Assessments of Property Value and Condition	161
Appraisals	161
Engineering Reports	162
Zoning and Building Code Compliance and Condemnation	162
Litigation and Other Considerations	163
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	164
Tenant Issues	165
Tenant Concentrations	165
Lease Expirations and Terminations	165

Purchase Options and Rights of First Refusal	170
Affiliated Leases	171
Insurance Considerations	171
Use Restrictions	173
Appraised Value	174
Non-Recourse Carveout Limitations	174
Real Estate and Other Tax Considerations	176
Delinquency Information	177
Certain Terms of the Mortgage Loans	177
Amortization of Principal	177
Due Dates; Mortgage Rates; Calculations of Interest	177
ARD Loan(s)	178
Prepayment Protections and Certain Involuntary Prepayments	179
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	181
Defeasance; Collateral Substitution	182
Partial Releases	182
Escrows	187
Mortgaged Property Accounts	187
Exceptions to Underwriting Guidelines	188
Additional Indebtedness	188
General	188
Whole Loans	189
Mezzanine Indebtedness	189
Preferred Equity	191
Other Indebtedness	192
The Whole Loans	193
General	193
The Serviced Pari Passu Whole Loans	202
The Non-Serviced Pari Passu Whole Loans	205
The Non-Serviced AB Whole Loans	207
Additional Information	245
Transaction Parties	246
The Sponsors and Mortgage Loan Sellers	246
JPMorgan Chase Bank, National Association	246
General.	246
JPMCB Securitization Program	246
Review of JPMCB Mortgage Loans	247
JPMCB’s Underwriting Guidelines and Processes	249
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	253
Compliance with Rule 15Ga-1 under the Exchange Act.	253
Retained Interests in This Securitization.	253
German American Capital Corporation	254
General.	254
GACC’s Securitization Program.	254
Review of GACC Mortgage Loans.	255
DB Originators’ Underwriting Guidelines and Processes.	257
Exceptions.	261
Compliance with Rule 15Ga-1 under the Exchange Act.	262
Retained Interests in This Securitization.	262
Citi Real Estate Funding Inc.	262
CREFI’s Commercial Mortgage Origination and Securitization Program.	262
Review of the CREFI Mortgage Loans.	263
CREFI’s Underwriting Guidelines and Processes.	267
Compliance with Rule 15Ga-1 under the Exchange Act.	270
Retained Interests in This Securitization.	271
Compensation of the Sponsors.	271
The Depositor	271
The Issuing Entity	272
The Trustee and Certificate Administrator	272
The Master Servicer and Special Servicer	274
The Additional Servicer	277
The Operating Advisor and Asset Representations Reviewer	280
Credit Risk Retention	281
Qualifying CRE Loans	282
The VRR Interest	283
Material Terms of the VRR Interest	283
Eligible Horizontal Residual Interest	286
Material Terms of the Yield-Priced Principal Balance Certificates	287
The Third Party Purchaser	288
Determination of Amount of Required Credit Risk Retention	288
General	288
Swap-Priced Principal Balance Certificates	288
Interest-Only Certificates	292
Yield-Priced Principal Balance Certificates	294

Hedging, Transfer and Financing Restrictions	295
Operating Advisor	296
Representations and Warranties	297
Description of the Certificates	299
General	299
Distributions	301
Method, Timing and Amount	301
Available Funds	302
Priority of Distributions	303
Pass-Through Rates	307
Interest Distribution Amount	308
Principal Distribution Amount	309
Certain Calculations with Respect to Individual Mortgage Loans	310
Excess Interest	312
Application Priority of Mortgage Loan Collections or Whole Loan Collections	312
Allocation of Yield Maintenance Charges and Prepayment Premiums	315
Assumed Final Distribution Date; Rated Final Distribution Date	316
Prepayment Interest Shortfalls	317
Subordination; Allocation of Realized Losses	318
Reports to Certificateholders; Certain Available Information	321
Certificate Administrator Reports	321
Information Available Electronically	326
Voting Rights	330
Delivery, Form, Transfer and Denomination	331
Book-Entry Registration	331
Definitive Certificates	334
Certificateholder Communication	334
Access to Certificateholders’ Names and Addresses	334
Requests to Communicate	334
List of Certificateholders	335
Description of the Mortgage Loan Purchase Agreements	335
General	335
Dispute Resolution Provisions	344
Asset Review Obligations	344
Pooling and Servicing Agreement	344
General	344
Assignment of the Mortgage Loans	345
Servicing Standard	346
Subservicing	347
Advances	348
P&I Advances	348
Servicing Advances	349
Nonrecoverable Advances	349
Recovery of Advances	350
Accounts	352
Withdrawals from the Collection Account	354
Servicing and Other Compensation and Payment of Expenses	356
General	356
Master Servicing Compensation	360
Special Servicing Compensation	363
Disclosable Special Servicer Fees	368
Certificate Administrator and Trustee Compensation	368
Operating Advisor Compensation	368
Asset Representations Reviewer Compensation	369
CREFC® Intellectual Property Royalty License Fee	370
Appraisal Reduction Amounts	370
Maintenance of Insurance	376
Modifications, Waivers and Amendments	379
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	383
Inspections	384
Collection of Operating Information	385
Special Servicing Transfer Event	385
Asset Status Report	387
Realization Upon Mortgage Loans	391
Sale of Defaulted Loans and REO Properties	393
The Directing Certificateholder	395
General	395
Major Decisions	397
Asset Status Report	401
Replacement of Special Servicer	401
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	401
Servicing Override	403
Rights of Holders of Companion Loans	403
Limitation on Liability of Directing Certificateholder	404
The Operating Advisor	405
General	405
Duties of Operating Advisor at All Times	405
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	408
Recommendation of the Replacement of the Special Servicer	408

Eligibility of Operating Advisor	408
Other Obligations of Operating Advisor	409
Delegation of Operating Advisor’s Duties	410
Termination of the Operating Advisor With Cause	410
Rights Upon Operating Advisor Termination Event	411
Waiver of Operating Advisor Termination Event	411
Termination of the Operating Advisor Without Cause	411
Resignation of the Operating Advisor	412
Operating Advisor Compensation	412
The Asset Representations Reviewer	412
Asset Review	412
Eligibility of Asset Representations Reviewer	416
Other Obligations of Asset Representations Reviewer	417
Delegation of Asset Representations Reviewer’s Duties	417
Assignment of Asset Representations Reviewer’s Rights and Obligations	418
Asset Representations Reviewer Termination Events	418
Rights Upon Asset Representations Reviewer Termination Event	419
Termination of the Asset Representations Reviewer Without Cause	419
Resignation of Asset Representations Reviewer	419
Asset Representations Reviewer Compensation	420
Limitation on Liability of the Risk Retention Consultation Parties	420
Replacement of Special Servicer Without Cause	420
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	422
Termination of Master Servicer and Special Servicer for Cause	423
Servicer Termination Events	423
Rights Upon Servicer Termination Event	424
Waiver of Servicer Termination Event	426
Resignation of the Master Servicer and the Special Servicer	426
Limitation on Liability; Indemnification	426
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	429
Dispute Resolution Provisions	429
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	429
Repurchase Request Delivered by a Party to the PSA	430
Resolution of a Repurchase Request	430
Mediation and Arbitration Provisions	433
Servicing of the Servicing Shift Mortgage Loans	434
Servicing of the Non-Serviced Mortgage Loans	434
General	434
Servicing of the Moffett Towers Buildings A, B & C Mortgage Loan	437
Servicing of the 1633 Broadway Mortgage Loan	438
Servicing of the 650 Madison Avenue Mortgage Loan	438
Servicing of the CBM Portfolio Mortgage Loan	439
Servicing of the Bellagio Hotel and Casino Mortgage Loan	439
Servicing of the Stonemont Net Lease Portfolio Mortgage Loan	440
Rating Agency Confirmations	441
Evidence as to Compliance	442
Limitation on Rights of Certificateholders to Institute a Proceeding	443
Termination; Retirement of Certificates	444
Amendment	445
Resignation and Removal of the Trustee and the Certificate Administrator	447
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	448
Certain Legal Aspects of Mortgage Loans	448
General	449
Types of Mortgage Instruments	449
Leases and Rents	450
Personalty	450
Foreclosure	450
General	450
Foreclosure Procedures Vary from State to State	451
Judicial Foreclosure	451

Equitable and Other Limitations on Enforceability of Certain Provisions	451
Nonjudicial Foreclosure/Power of Sale	451
Public Sale	452
Rights of Redemption	453
Anti-Deficiency Legislation	453
Leasehold Considerations	453
Cooperative Shares	454
Bankruptcy Laws	454
Environmental Considerations	459
General	459
Superlien Laws	460
CERCLA	460
Certain Other Federal and State Laws	460
Additional Considerations	461
Due-on-Sale and Due-on-Encumbrance Provisions	461
Subordinate Financing	461
Default Interest and Limitations on Prepayments	462
Applicability of Usury Laws	462
Americans with Disabilities Act	462
Servicemembers Civil Relief Act	462
Anti-Money Laundering, Economic Sanctions and Bribery	463
Potential Forfeiture of Assets	463
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	464
Pending Legal Proceedings Involving Transaction Parties	465
Use of Proceeds	465
Yield and Maturity Considerations	465
Yield Considerations	465
General	465
Rate and Timing of Principal Payments	466
Losses and Shortfalls	467
Certain Relevant Factors Affecting Loan Payments and Defaults	467
Delay in Payment of Distributions	468
Yield on the Certificates with Notional Amounts	468
Weighted Average Life	469
Pre-Tax Yield to Maturity Tables	475
Material Federal Income Tax Considerations	478
General	478
Qualification as a REMIC	478
Status of Offered Certificates	480
Taxation of Regular Interests	481
General	481
Original Issue Discount	481
Acquisition Premium	483
Market Discount	483
Premium	484
Election To Treat All Interest Under the Constant Yield Method	484
Treatment of Losses	485
Yield Maintenance Charges and Prepayment Premiums	485
Sale or Exchange of Regular Interests	485
Taxes That May Be Imposed on a REMIC	486
Prohibited Transactions	486
Contributions to a REMIC After the Startup Day	486
Net Income from Foreclosure Property	487
REMIC Partnership Representative	487
Taxation of Certain Foreign Investors	487
FATCA	488
Backup Withholding	488
Information Reporting	489
3.8% Medicare Tax on “Net Investment Income”	489
Reporting Requirements	489
Certain State and Local Tax Considerations	490
Method of Distribution (Conflicts of Interest)	490
Incorporation of Certain Information by Reference	492
Where You Can Find More Information	493
Financial Information	493
Certain ERISA Considerations	493
General	493
Plan Asset Regulations	494
Administrative Exemptions	494
Insurance Company General Accounts	496
Legal Investment	497
Legal Matters	498
Ratings	498
Index of Defined Terms	502

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR JPMCB
ANNEX E-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GACC
ANNEX F-1	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR CREFI
ANNEX G	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

Certain obligations of the parties to the transactions referred to in this prospectus are set forth in and will be governed by certain documents described in this prospectus, and all of the statements and information contained in this prospectus are qualified in their entirety by reference to such documents. This prospectus contains summaries of certain of these documents which the Depositor believes to be accurate. For a complete description of the rights and obligations summarized in this prospectus, reference is hereby made to the pooling and servicing agreement, any pooling and servicing agreement or trust and servicing agreement related to a non-serviced mortgage loan and the mortgage loan purchase agreements, copies of which are available from J.P. Morgan Securities LLC upon request made by mail to J.P. Morgan Securities LLC., 383 Madison Avenue, 8th Floor, New York, New York 10179 or by electronic mail to abs_syndicate@jpmorgan.com.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

NON-GAAP FINANCIAL MEASURES

This prospectus presents a number of non-GAAP financial measures, including underwritten net cash flow as well as other terms used to measure and present information relating to operation and performance of the mortgaged properties that are commonly used in the commercial real estate and real estate finance industries. In addition, the presentation of net operating income includes adjustments that reflect various non-GAAP measures.

As presented in this prospectus, these terms are measures that are not presented in accordance with generally accepted accounting principles (“GAAP”).  They are not measurements of financial performance under GAAP and should not be considered as alternatives to performance measures derived in accordance with GAAP or as alternatives to net income or cash flows from operating activities or as illustrative measures of liquidity. While some of these terms are widely-used within the commercial real estate and real estate finance industries, these terms have limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of results as if reported under GAAP.

The non-GAAP financial measures presented are not intended as alternatives to any measures of performance in conformity with GAAP.  Investors should therefore not place undue reliance on non-GAAP financial measures or ratios calculated using those measures.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures that are derived on the basis of methodologies other than in accordance with GAAP.  The non-GAAP financial measures presented in this prospectus may not comply with these rules.

NOTICE TO RESIDENTS OF THE EUROPEAN ECONOMIC AREA OR THE UNITED KINGDOM

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “PROSPECTUS REGULATION”).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”) OR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A

PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS REGULATION.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA OR THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA OR IN THE UK MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OR THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS REGULATION (“QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OR IN THE UK OF THE OFFERED CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR, OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OR IN THE UK OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

NONE OF THE SPONSORS OR ANY OTHER PARTY TO THE TRANSACTION, INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES IN A MANNER PRESCRIBED BY ARTICLE 6 OF EUROPEAN UNION REGULATION (EU) 2017/2402. IN ADDITION, NO SUCH PERSON UNDERTAKES TO TAKE ANY OTHER ACTION WHICH MAY BE REQUIRED BY ANY INVESTOR FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY APPLICABLE REQUIREMENT UNDER SUCH REGULATION. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” IN THIS PROSPECTUS HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENTS OF SUCH REGULATION. CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR INVESTORS WHICH ARE SUBJECT TO ANY SUCH REQUIREMENTS.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL

EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (“SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

The JAPANESE Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR RULE”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this Preliminary Prospectus has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this Preliminary prospectus would otherwise comply with the JRR Rule.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 8th Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2020-B17 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

●	German American Capital Corporation, a Maryland corporation; and

●	Citi Real Estate Funding Inc., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank AG, acting through its New York Branch, an initial risk retention consultation party and the holder of a portion of the VRR Interest, DBR Investments Co. Limited, an originator, and Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association	12	$ 362,578,942	38.4%
Citi Real Estate Funding Inc.(2)	15	255,286,222	27.1
German American Capital Corporation	7	246,060,999	26.1
German American Capital Corporation/JPMorgan Chase Bank, National Association(3)	1	79,450,000	8.4
Total	35	$ 943,376,162	100.0%

(1)	All of the mortgage loans (other than the River Ranch mortgage loan) were originated by their respective sellers or affiliates thereof, except that certain mortgage loans are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	The River Ranch Mortgage Loan was originated by Basis Real Estate Capital II, LLC, and subsequently acquired by CREFI. Such Mortgage Loan was re-underwritten pursuant to CREFI’s underwriting guidelines.

(3)	The Moffett Towers Buildings A, B & C mortgage loan is evidenced by four promissory notes: (i) Note A-3-C-1 and Note A-3-C-3, with an aggregate principal balance of $60,000,000 as of the cut-off date, as to which GACC is acting as mortgage loan seller, and (ii) Note A-2-C-3 and Note A-2-C-4, with a principal balance of $19,450,000 as of the cut-off date, as to which JPMCB is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and the related serviced companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, each servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below. Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed to be the special servicer by KKR Real Estate Credit Opportunity Partners II L.P. (or an affiliate), which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans, any servicing shift mortgage loans or any excluded loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Midland Loan Services, a Division of PNC Bank, National Association assisted KKR CMBS II Aggregator Type 1 L.P. (or an affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the applicable servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Additional Servicer	KeyBank National Association, a national banking association, is the master servicer and special servicer with respect to certain of the mortgage loans and any related companion loans as set forth in the table entitled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. The primary servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Additional Servicer”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia,

Maryland 21045-1951. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loans will be the trustee under the pooling and servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any serviced AB whole loan, (iii) any servicing shift mortgage loan and (iv) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan or any borrower party affiliate. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances, there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class F-RR, Class G-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that KKR CMBS II Aggregator Type 1 L.P. (or an affiliate) will purchase the Class F-RR, Class G-RR, Class NR-RR and Class S certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that KKR Real Estate Credit Opportunity Partners II L.P. will be the initial directing certificateholder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans, any servicing shift mortgage loans or any excluded loans) and any related serviced companion loans. During the continuation of a control appraisal period under the related intercreditor agreement, the controlling class certificateholder will be the directing holder for the related serviced AB whole loan and will generally have the same consent and consultation rights with respect to the related serviced AB whole loan as it does for the other serviced mortgage loans.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to each of the 3000 Post Oak whole loan and the Alabama Hilton Portfolio whole loan, each a servicing shift whole loan, the holder of the related controlling companion loan will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the controlling noteholder of each of the 3000 Post Oak whole loan and the Alabama Hilton Portfolio whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Risk Retention Consultation Party

The “risk retention consultation parties” will be (i) a party selected by DBNY, (ii) a party selected by JPMCB and (iii) a party selected by CREFI, in each case, as a holder of the VRR interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, no risk retention consultation party will have any consultation rights with respect to any applicable excluded loan. DBNY, JPMCB and CREFI (or affiliates thereof) are expected to be appointed as the initial risk retention consultation parties.

With respect to a risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in March 2020, or with respect to any mortgage loan that has its first due date after March 2020, the date that would otherwise have been the related due date in March 2020.

Closing Date	On or about March 24, 2020.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in April 2020.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in April 2020.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York, North Carolina, Kansas, Pennsylvania, California or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date; Rated Final Distribution Date

The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	January 2025
Class A-2	March 2025
Class A-4	(1)
Class A-5	(1)
Class A-SB	November 2029
Class X-A	March 2030
Class X-B	March 2030
Class A-S	March 2030
Class B	March 2030
Class C	March 2030

(1) The exact initial certificate balances of the Class A-4 and Class A-5 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. With respect to the Class A-4 Certificates, the assumed final distribution date is expected to be in December 2029. With respect to the Class A-5 Certificates, the assumed final distribution date is expected to be in February 2030.

The rated final distribution date will be the distribution date in March 2053.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2020-B17:

●	Class A-1

●	Class A-2

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes (referred to as the “offered certificates”) and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class NR-RR, Class S, Class R and the VRR Interest (referred to as the “non-offered certificates”). The certificates (other than the Class R and Class S certificates and the VRR Interest) are collectively referred to as the “non-VRR certificates”. The Class F-RR, Class G-RR and Class NR-RR certificates are collectively referred to as the “HRR certificates”.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be thirty-five (35) fixed rate commercial mortgage loans secured by first mortgage liens on 160 mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) twenty-one (21) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties), (ii) eight (8) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity (but no subordinate notes) secured by the related mortgaged property or properties), and (iii) six (6) mortgage loans, each represented by one or more senior pari passu portions of a whole loan (included in issuing entity) (each of which has one or more senior pari passu notes that are not assets of the issuing entity and one or more subordinate notes that are not assets of the issuing entity secured by the related mortgaged property or properties).

Certificate Balances and Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$6,275,000	0.67%	30.000%
Class A-2	$188,000,000	19.93%	30.000%
Class A-4	(2)	(2)	30.000%
Class A-5	(2)	(2)	30.000%
Class A-SB	$12,900,000	1.37%	30.000%
Class X-A	$746,439,000	NAP	NAP
Class X-B	$78,994,000	NAP	NAP
Class A-S	$105,326,000	11.16%	18.500%
Class B	$41,214,000	4.37%	14.000%
Class C	$37,780,000	4.00%	9.875%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates in the aggregate.

(2)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $433,938,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balances	Range of Approx. % of Cut-off Date Balance
Class A-4	$100,000,000 - $170,000,000	10.60% - 18.02%
Class A-5	$263,938,000 - $333,938,000	27.98% - 35.40%

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-4%
Class A-5%
Class A-SB	%
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average pass-through rates on the Class B and Class C certificates for the related distribution date weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and Administration Fees

The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.09125%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.008430%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan, any servicing shift mortgage loan and any companion loan) at a per annum rate equal to 0.003350%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.000250%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan(1)	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicer Fee Rate(3)
Moffett Towers Buildings A, B & C	0.00125%	0.1250%
1633 Broadway	0.00125%	0.1250%
650 Madison Avenue	0.00125%	0.2500%
CBM Portfolio	0.00125%	0.2500%
1501 Broadway	0.00125%	0.2500%
Bellagio Hotel and Casino	0.00125%	0.2500%
3500 Lacey	0.00125%	0.2500%
The Westin Book Cadillac	0.03000%	0.2500%
Staples Headquarters	0.00625%	0.2500%
Stonemont Net Lease Portfolio	0.00125%	0.2500%

(1)	Does not reflect the 3000 Post Oak mortgage loan or the Alabama Hilton Portfolio mortgage loan, each a servicing shift mortgage loan. With respect to each servicing shift mortgage loan, after the securitization of the related controlling companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

(3)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Allocation Between VRR Interest and Non-VRR Certificates

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the VRR Interest; and (b) the non-VRR certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of Distributions	On each distribution date, funds available for distribution to the non-VRR certificates (other than the Class S certificates) (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex G, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (e) fifth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, pro rata, first (i) for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such classes until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Seventh, to the non-offered certificates (other than the Class X-D, Class S and Class R certificates and the VRR Interest) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions —Priority of Distributions”.

C. Interest and Principal Entitlements

A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates) and the VRR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance Charges, Prepayment Premiums

Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of Losses and Certain Expenses

The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates and the Class X-D certificates are not offered by this prospectus.

***	Other than the Class X-D, Class S and Class R certificates and the VRR Interest.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class R or Class S certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR Interest will reduce the certificate balance of the VRR Interest.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR Interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated between the VRR Interest, on the one hand, and the Class S certificates, on the other hand, in accordance with their respective percentage allocation entitlement on the related distribution date. See “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement. Because there are no mortgage loans with an anticipated repayment date related to the trust, there will be no excess interest distributable to the Class S certificates or the VRR Interest.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty-five (35) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in one hundred and sixty (160) commercial, multifamily and manufactured housing community properties (if any). See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $943,376,162.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-five (35) commercial, multifamily and manufactured housing community (if any) mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each comprised of the related mortgage loan and (i) in the case of fourteen (14) mortgage loans (60.0%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”), and (ii) in the case of six (6) mortgage loans (31.2%), one or more loans that are subordinate in right of payment to the mortgage loan and the related pari passu companion loans and evidenced by separate promissory notes

(each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)
Moffett Towers Buildings A, B & C	$79,450,000	8.4%	$363,550,000	$327,000,000	67.2%	2.09x
1633 Broadway	$50,000,000	5.3%	$951,000,000	$249,000,000	52.1%	3.08x
650 Madison Avenue	$50,000,000	5.3%	$536,800,000	$213,200,000	66.1%	2.01x
CBM Portfolio	$50,000,000	5.3%	$348,000,000	$286,000,000	57.7%	3.46x
1501 Broadway	$50,000,000	5.3%	$150,000,000	N/A	22.2%	4.36x
Apollo Education Group HQ Campus	$50,000,000	5.3%	$41,500,000	N/A	47.2%	4.15x
Bellagio Hotel and Casino	$40,000,000	4.2%	$1,636,200,000	$1,333,800,000	70.7%	4.06x
3500 Lacey	$35,800,000	3.8%	$50,000,000	N/A	66.5%	2.32x
Kings Plaza	$32,000,000	3.4%	$455,000,000	N/A	54.1%	3.07x
The Westin Book Cadillac	$32,000,000	3.4%	$45,000,000	N/A	56.6%	1.78x
Staples Headquarters	$30,000,000	3.2%	$60,000,000	N/A	45.5%	3.98x
3000 Post Oak	$30,000,000	3.2%	$50,000,000	N/A	55.6%	2.19x
Stonemont Net Lease Portfolio	$25,000,000	2.7%	$398,200,000	$501,800,00(2)	81.3%	1.69x
Alabama Hilton Portfolio	$11,976,222	1.3%	$16,966,314	N/A	66.5%	1.64x

(1)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related mortgaged property. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	The Stonemont Net Lease Portfolio mortgage loan (2.7%) is part of a whole loan with an aggregate principal balance as of the cut-off date of $925,000,000 that is split between (i) a 24-month floating rate componentized loan with three, one year extension options (the "Stonemont Net Lease Portfolio floating rate loan") with an aggregate principal balance as of the cut-off date of $277,450,000, and (ii) a 60-month fixed rate componentized loan (the "Stonemont Net Lease Portfolio fixed rate loan") comprised of (A) a senior fixed rate componentized loan (the "Stonemont Net Lease Portfolio senior fixed rate loan"), with an aggregate principal balance as of the cut-off date of $296,270,000, and (B) a subordinate fixed rate componentized loan (the "Stonemont Net Lease Portfolio subordinate fixed rate loan"), with an aggregate principal balance as of the cut-off date of $351,280,000. The Stonemont Net Lease Portfolio senior fixed rate loan is senior to the Stonemont Net Lease Portfolio subordinate fixed rate loan and the Stonemont Net Lease Portfolio mortgage loan is comprised of a portion of the Stonemont Net Lease Portfolio senior fixed loan. The interest rate on the Stonemont Net Lease Portfolio floating rate loan is LIBOR (subject to a floor of 1.50%) plus a spread of 2.35%. Each of the Stonemont Net Lease Portfolio fixed rate loan and Stonemont Net Lease Portfolio floating rate loan is divided into components, which have different payment priorities prior to and following an event of default under the Stonemont Net Lease Portfolio whole loan. Following an event of default, a portion of the Stonemont Net Lease Portfolio floating rate loan (which has a principal balance as of the cut-off date of $277,450,000) (the “Stonemont Net Lease Portfolio floating rate pari passu component”), generally pays pro rata with the Stonemont Net Lease Portfolio senior fixed rate loan, and the remaining portion of the Stonemont Net Lease Portfolio floating rate loan (which has a principal balance as of the cut-off date of $150,520,000) (the “Stonemont Net Lease Portfolio floating rate subordinate component”) generally pays pro rata with the Stonemont Net Lease Portfolio subordinate fixed rate loan. For purposes of the Whole Loan NCF DSCR for the Stonemont Net Lease Portfolio whole loan, LIBOR was assumed to be 1.677%. The Stonemont Net Lease Portfolio whole loan NCF DSCR, based on a LIBOR cap of 5.0% for the Stonemont Net Lease Portfolio floating rate loan, is 1.38x.

Each of the 3000 Post Oak whole loan and the Alabama Hilton Portfolio whole loan, each a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (a “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Moffett Towers Buildings A, B & C	MOFT 2020-ABC	8.4%	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wilmington Trust, National Association
1633 Broadway	BWAY 2019-1633	5.3%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association
650 Madison Avenue	MAD 2019-650M	5.3%	KeyBank National Association	LNR Partners, LLC	Wilmington Trust, National Association
CBM Portfolio	COMM 2020-CBM	5.3%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association
1501 Broadway	Benchmark 2020-IG1(2)	5.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Bellagio Hotel and Casino	BX 2019-OC11	4.2%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association
3500 Lacey	Benchmark 2020-B16	3.8%	Midland Loan Services, a Division of PNC Bank, National Association	KeyBank National Association	Wells Fargo Bank, National Association
The Westin Book Cadillac	CGCMT 2020-GC46	3.4%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management, LLC	Wilmington Trust, National Association
Staples Headquarters	CGCMT 2020-GC46	3.2%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management, LLC	Wilmington Trust, National Association
Stonemont Net Lease Portfolio	JPMCC 2020-NNN	2.7%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management, LLC	Wells Fargo Bank, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Party(3)
Moffett Towers Buildings A, B & C	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	Angelo, Gordon & Co., L.P.(4)
1633 Broadway	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	Prima Capital Advisors LLC(4)
650 Madison Avenue	Citibank, N.A.	Citibank, N.A.	N/A	N/A	Healthcare of Ontario Pension Plan Trust Fund(4)
CBM Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	N/A(5)
1501 Broadway	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Park Bridge Lender Services LLC	JPMCB
Bellagio Hotel and Casino	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	CPPIB Credit Structured North America III, Inc.
3500 Lacey	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	ECMBS LLC
The Westin Book Cadillac	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.
Staples Headquarters	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.
Stonemont Net Lease Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	N/A	CRE Fund Investments III LLC

(1)	Does not reflect the 3000 Post Oak mortgage loan or the Alabama Hilton Portfolio mortgage loan, each a servicing shift mortgage loan. With respect to each servicing shift mortgage loan, after the securitization of the related controlling companion loan, the mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The 1501 Broadway Whole Loan is expected to initially be serviced under the pooling and servicing agreement governing the Benchmark 2020-IG1 securitization. From and after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement governing such securitization, such securitization will be the related controlling noteholder and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement.

(3)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(4)	The subject Whole Loan is an AB Whole Loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related Whole Loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

(5)	No directing holder was identified at the closing of the COMM 2020-CBM securitization transaction, however, a directing holder may be named at a later date pursuant to the COMM 2020-CBM TSA.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$943,376,162
Number of Mortgage Loans	35
Number of Mortgaged Properties	160
Range of Cut-off Date Balances	$4,386,000 to $85,000,000
Average Cut-off Date Balance	$26,953,605
Range of Mortgage Rates	2.99000% to 4.98750%
Weighted average Mortgage Rate	3.68089%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	108 months
Range of remaining terms to maturity	58 months to 120 months
Weighted average remaining term to maturity	106 months
Range of original amortization term(2)	300 months to 360 months
Weighted average original amortization term(2)	340 months
Range of remaining amortization terms(2)	299 months to 360 months
Weighted average remaining amortization term(2)	340 months
Range of LTV Ratios as of the Cut-off Date(3)(4)	22.2% to 73.1%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)	51.8%
Range of LTV Ratios as of the maturity date(3)(4)	22.2% to 67.6%
Weighted average LTV Ratio as of the maturity date(3)(4)	50.3%
Range of UW NCF DSCR(4)(5)(6)	1.25x to 8.42x
Weighted average UW NCF DSCR(4)(5)(6)	3.22x
Range of UW NOI Debt Yield(4)(6)	6.4% to 28.3%
Weighted average UW NOI Debt Yield(4)(6)	12.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	85.5%
Interest Only-Balloon	12.4%
Balloon	2.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty-seven (27) mortgage loans (85.5%) that are interest-only for the entire term or until the related anticipated repayment date.

(3)	With respect to the Moffett Towers Buildings A, B & C mortgage loan (8.4%), the 650 Madison Avenue mortgage loan (5.3%), the CBM Portfolio mortgage loan (5.3%), the Bellagio Hotel and Casino mortgage loan (4.2%), the Katie Reed Building mortgage loan (1.5%) and the Holiday Inn Express Trinidad mortgage loan (0.9%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(4)	With respect to fourteen (14) mortgage loans (60.0%) with one or more pari passu companion loans and/or subordinate companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu companion loans, but excluding any related subordinate companion loans. With respect to the Stonemont Net Lease Portfolio mortgage loan, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yield includes (i) the Stonemont Net Lease Portfolio mortgage loan, (ii) the other notes included in the Stonemont Net Lease Portfolio senior fixed rate loan and (iii) the Stonemont Net Lease Portfolio floating rate pari passu component and excludes the Stonemont Net Lease Portfolio subordinate fixed rate loan and the Stonemont Net Lease Portfolio floating rate subordinate component. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loans (or in the case of the Stonemont Net Lease Portfolio mortgage loan, including the entire Stonemont Net Lease Portfolio whole loan) are (a) with respect to the Moffett Towers Buildings A, B & C mortgage loan (8.4%), 2.09x, 67.2% and 7.5%, respectively, (b) with respect to the 1633 Broadway mortgage loan (5.3%), 3.08x, 52.1% and 9.5%, respectively, (c) with respect to the 650 Madison Avenue mortgage loan (5.3%), 2.01x, 66.1% and 7.3%, respectively, (d) with respect to the CBM Portfolio mortgage loan (5.3%), 3.46x, 57.7% and 14.5%, respectively, (e) with respect to the Bellagio Hotel and Casino mortgage loan (4.2%), 4.06x, 70.7% and 15.7%, respectively, and (f) with respect to the Stonemont Net Lease Portfolio mortgage loan (2.7%), 1.69x, 81.3% and 7.9%, respectively. For purposes of calculating the UW NCF DSCR for the floating rate components of the Stonemont

Net Lease Portfolio whole loan, LIBOR was assumed to be 1.677%. The UW NCF DSCR for the Stonemont Net Lease Portfolio whole loan based on a LIBOR cap of 5.0% for the Stonemont Net Lease Portfolio Floating Rate Loan, is 1.38x.

(5)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

(6)	With respect to the Bellagio Hotel and Casino mortgage loan (4.2%), the related mortgaged property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. Debt service coverage ratios and debt yields for such mortgage loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the mortgaged property. The debt service coverage ratio and UW NOI debt yield of the related whole loan, based only on the master lease rent, are 2.19x and 8.1%, respectively.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on Limited Operating Histories	With respect to the Apollo Education Group HQ Campus mortgage loan (5.3%), the Crenshaw Plaza mortgage loan (3.3%), the Staples Headquarters mortgage loan (3.2%), the Stonemont Net Lease Portfolio mortgage loan (2.7%) and the 144 Willow Street mortgage loan (0.6%) some or all of the mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Description of the Mortgage Pool—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from Underwriting Standards	Certain of the mortgage loans were originated with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Moffett Towers Buildings A, B & C Mortgage Loan (8.4%) was originated with a variance from GACC’s underwriting guidelines related to the term of such Mortgage Loan.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which JPMCB, as retaining sponsor, intends to satisfy the credit risk retention requirements of the U.S. credit risk retention rules, see “Credit Risk Retention”.

None of the sponsors or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner prescribed by Article 6 of European Union Regulation (EU) 2017/2402. In

addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such regulation. Furthermore, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any person with any requirements of such regulation. Consequently, the offered certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—European Risk Retention and Due Diligence Requirements”.

Information Available to Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, KBRA Analytics, Inc., Thomson Reuters Corporation and DealView Technologies Ltd.;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates). See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to the Moffett Towers Buildings A, B & C mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note sold by it to the depositor as if the note contributed by each mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with any related pari passu companion loan and, in the case of the Moffett Towers Buildings A, B & C whole loan, the 650 Madison Avenue whole loan, the 1633 Broadway whole loan, the CBM Portfolio whole loan, the Bellagio Hotel and Casino whole loan and the Stonemont Net Lease Portfolio whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date will be treated as a grantor trust (the “Grantor Trust”) and the holders of the Class S certificates and the VRR Interest will be treated as the beneficial owners of such entitlements under section 671 of the Code.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [__] certificates will be issued with original issue discount, that the Class [__] certificates will be issued with de minimis original issue discount and that the Class [__] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex D-1, representation and warranty number 7 in Annex E-1 and representation and warranty number 7 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

In addition, some hospitality properties also operate a casino business at the property, which is subject to a number of risks. See “—Casino Properties” below.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Related to Casino Properties

Certain Mortgaged Properties may consist of casino properties, or may consist of hospitality and resort properties that include casinos. The casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services. In addition, the casino business is subject to the following risks: (i) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (ii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, leading to losses, (iii) customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings, (iv) credit extended to customers (which is unsecured) may be uncollectable, and (v) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the borrower to make payments under the related mortgage loan. In addition, the gaming laws of certain jurisdictions relating to casino operations prohibit the transfer of gaming licenses and, in the case of a transfer of the equity of the entity holding the gaming license, require the prior approval from the related gaming authorities. Accordingly, in the event of a foreclosure of the related mortgaged property, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license, which may be granted after a delay, which could be significant, or may not be granted at all. Furthermore, because of the unique construction requirements of casinos, the space at those hospitality properties would not easily be converted to other uses.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases, with such increases limited to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent-stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration; empower a court or a designated government agency, following a tenant complaint and fact-finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. In addition, changes to such programs may impose additional limits on rent increases that were not contemplated when the related mortgage loans were originated. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally”

and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and

Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including a portion of the Bellagio Hotel and Casino mortgaged property (4.2%) and the Staples Headquarters mortgaged property (3.2%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, hotel, mixed use, multifamily and retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, California, Texas, Michigan, Arizona and Illinois. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1 and representation and warranty number 41 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex F-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, for certain mortgaged properties, the borrower sponsors may currently plan to undertake elective renovations in the future. We cannot assure you that sufficient funds will be available to the related borrower sponsor to undertake such elective renovations.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties. See also representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and representation and warranty number 25 in Annex F-1.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1 and representation and warranty number 41 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex F-2, respectively.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on September 30, 2020.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1 and representation and warranty number 17 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the “Terrorism Insurance Program.” The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 for a period of seven years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1 and representation and warranty number 30 in Annex F-1, and the identified exceptions to those representations and warranties in Annex D-2 and Annex F-2, respectively.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” and “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—Citi Real Estate Funding Inc. —Review of CREFI Mortgage Loans” and “—German American Capital Corporation—Review of GACC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis.

In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” and “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” and “—Delaware Statutory Trusts”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of

Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated

mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, and, in the case of certain ARD loans with mezzanine debt, mezzanine debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, which are not offered by this prospectus. The payment of mezzanine debt service from excess cash flow, if applicable, will reduce the excess cash flow available to pay the ARD mortgage loan beyond scheduled principal payments (if any). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1 and representation and warranty number 35 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex F-2, respectively.

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases (other than in the case of the Courtyard Philadelphia Devon mortgaged property (0.00%) and the SKF USA mortgaged property (0.03%)) has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to the Stonemont Net Lease Portfolio Mortgage Loan.

The Stonemont Net Lease Portfolio mortgage loan, which has a principal balance as of the cut-off date of $25 million is part of a whole loan with a principal balance as of the cut-off date of $925 million. A portion of the Stonemont Net Lease Portfolio whole loan, with a principal balance as of the cut-off date of $277,450,000, is a floating rate loan (the “Stonemont Net Lease Portfolio floating rate loan”), which currently bears interest at a floating rate based on LIBOR (determined as set forth in the loan documents), subject to possible conversion in the future to an index based on an alternate rate (determined as set forth in the loan documents) as an alternative to LIBOR. Accordingly, debt service for the Stonemont Net Lease Portfolio whole loan will generally increase as interest rates rise. In contrast, leasing income from the related mortgaged properties is not expected to rise significantly as interest rates rise. Accordingly, the debt service coverage ratio of the Stonemont Net Lease Portfolio whole loan will generally be adversely affected by rising interest rates, and the related borrowers’ ability to make all payments due on the Stonemont Net Lease Portfolio whole loan may be adversely affected.

There are no periodic or lifetime caps on the Stonemont Net Lease Portfolio floating rate loan rate under the related loan documents. With respect to the Stonemont Net Lease Portfolio floating rate loan, the related borrowers have purchased an interest rate cap agreement to protect themselves against significant movements in LIBOR during the term of the Stonemont Net Lease Portfolio floating rate loan, which has been collaterally pledged as additional security for the Stonemont Net Lease Portfolio whole loan. Pursuant to such interest rate cap agreement, to the extent LIBOR increases above the strike price of 5.0% (or the extension strike price from and after the initial maturity date of the Stonemont Net Lease Portfolio floating rate loan), the borrowers will be entitled to receive payments calculated by applying an interest rate equal to the difference between LIBOR and such level to a notional amount at least equal to the principal balance of the Stonemont Net Lease Portfolio floating rate loan. If the Stonemont Net Lease Portfolio floating rate loan is converted to an alternate rate loan, the borrowers will generally be required to enter into a substitute interest rate cap agreement that protects the lender and the borrowers (as determined by the lender in its sole but good faith discretion) against rising interest rates that is no less beneficial to the lender and the borrowers than the original interest rate cap agreement being replaced. At high interest rates, the borrowers may be dependent on the interest rate cap agreement for income needed to pay a portion of the interest due on the Stonemont Net Lease Portfolio floating rate loan.

The Stonemont Net Lease Portfolio floating rate loan has a maturity date of January 10, 2022, with three one-year extension options, while the remainder of the Stonemont Net Lease Portfolio whole loan has a maturity date of January 10, 2025. In connection with the extension of the Stonemont Net Lease Portfolio floating rate loan, the borrowers must also cause the interest rate cap agreement to be extended to or enter into a new agreement that expires on the extended maturity date. If the borrowers are unable to extend or replace the interest rate cap agreement at a price that is acceptable to them, they will not be permitted to extend the Stonemont Net Lease Portfolio floating rate loan and will be required to repay the Stonemont Net Lease Portfolio floating rate loan on the Stonemont Net Lease Portfolio floating rate loan maturity date. If the borrowers are unable to extend or repay the Stonemont Net Lease Portfolio floating rate loan, it will be an event of default with respect to the entire Stonemont Net Lease Portfolio whole loan, including the Stonemont Net Lease Portfolio mortgage loan. If LIBOR (or any applicable alternate rate index) or mortgage rates are then relatively high, it may be difficult for the borrowers to refinance any of the related mortgaged properties in an amount sufficient to repay the Stonemont Net Lease Portfolio floating rate loan. In addition, such an event of default may result in an acceleration of the maturity of the Stonemont Net Lease Portfolio whole loan, and a repayment of the Stonemont Net Lease Portfolio whole loan, as of a date significantly earlier than the maturity date of the Stonemont Net Lease Portfolio mortgage loan. Conversely, in some circumstances an event of default may result in a delay in repayment of the Stonemont Net Lease Portfolio mortgage loan.

Although the provider of the interest rate cap agreement is generally required to have and maintain certain ratings, we cannot assure you that such provider will have sufficient assets or otherwise be able to fulfill its obligations under each interest rate cap agreement. In addition, if the Stonemont Net Lease Portfolio floating rate loan is effectively extended in connection with a default, there is no practical way to require that any interest rate cap agreement extend beyond such interest rate cap agreement’s stated term. Such circumstances could result in interest shortfalls on the Stonemont Net Lease Portfolio whole loan. The failure of the interest rate cap agreement provider to fulfill its obligations under any interest rate cap agreement during periods of higher levels of LIBOR (or any applicable alternate rate index) could result in the inability of the borrowers to pay required debt service on the Stonemont Net Lease Portfolio floating rate loan, and result in an event of default under the Stonemont Net Lease Portfolio whole loan.

The method of determining LIBOR under the interest rate cap agreement differs in certain circumstances from the method used to determine LIBOR under the Stonemont Net Lease Portfolio floating rate loan. In such circumstances that the protection provided to the borrowers by the interest rate cap agreement may be less than provided as of the loan origination date. In addition, for extension terms, the cap is permitted to have a strike rate that would result in a minimum debt service coverage ratio of 1.15x on the Stonemont Net Lease Portfolio whole loan.

If the borrowers are unable to, or determine not to, extend the maturity of the Stonemont Net Lease Portfolio floating rate loan, their ability to repay the Stonemont Net Lease Portfolio floating rate loan will largely depend upon their ability either to refinance a portion of the related mortgaged properties or sell such portion of the related mortgaged properties, to the extent permitted under the loan documents, at a price sufficient to permit such repayment. In order to successfully refinance or repay the Stonemont Net Lease Portfolio floating rate loan, it is possible that the borrowers may choose to refinance or sell and release from the lien of the mortgage the best-performing and/or most valuable Stonemont Net Lease Portfolio mortgaged properties, because those mortgaged properties would be more likely to result in proceeds sufficient to refinance or repay the Stonemont Net Lease Portfolio floating rate loan. The remaining Stonemont Net Lease Portfolio mortgaged properties would continue to be the sole collateral for the remaining portion of the Stonemont Net Lease Portfolio whole loan and would be the sole source of payments on the maturity date of the remaining portion of the Stonemont Net Lease Portfolio whole loan. Additionally, prior to an event of default, prepayments, including prepayments in connection with a release of an individual Stonemont Net Lease Portfolio mortgaged property, are required to be applied to the Stonemont Net Lease Portfolio floating rate loan before being applied to the remainder of the Stonemont Net Lease Portfolio whole loan. As a result, releases of better performing and/or more valuable Stonemont Net Lease Portfolio mortgaged properties will result in the paydown of the Stonemont Net Lease Portfolio floating rate loan, leaving the remaining Stonemont Net Lease Portfolio mortgaged properties to secure the fixed rate portion of the Stonemont Net Lease Portfolio whole loan. Moreover, such application of prepayments to the Stonemont Net Lease Portfolio floating rate loan will result in payments being made to components of the Stonemont Net Lease Portfolio floating rate loan that, following an event of default, would be subordinate to the Stonemont Net Lease Portfolio mortgage loan, rather than being made to the Stonemont Net Lease Portfolio mortgage loan.

The fixed rate portion of the Stonemont Net Lease Portfolio Whole Loan, is divided into a senior loan (the “Stonemont Net Lease Portfolio senior fixed rate loan”) and subordinate loan. Each note in the Stonemont Net Lease Portfolio senior fixed rate loan, including the Stonemont Net Lease Portfolio mortgage loan, is further divided into a senior component and a subordinate component, which forms a component pair with pari passu components of other notes of the Stonemont Net Lease Portfolio senior fixed rate loan and of the Stonemont Net Lease Portfolio floating rate loan. Prior to an event of default under the Stonemont Net Lease Portfolio whole loan, all payments of principal (including but not limited to any partial prepayment and the balloon payment due on the Stonemont Net Lease Portfolio floating rate loan if it is not extended) are required to be applied to the Stonemont Net Lease Portfolio floating rate loan until paid in full, prior to any application to the fixed rate portion of the Stonemont Net Lease Portfolio whole loan. Following an event of default under the Stonemont Net Lease Portfolio whole loan, collections under the Stonemont Net Lease Portfolio whole loan will be applied first, pro rata, to interest and principal of (i) the senior component of the Stonemont Net Lease Portfolio mortgage loan, (ii) the senior component of each other note of the Stonemont Net Lease Portfolio senior fixed rate loan and (iii) the corresponding senior component of the Stonemont Net Lease Portfolio floating rate loan, prior to application, pro rata, to (i) the subordinate component of the Stonemont Net Lease Portfolio mortgage loan, (ii) the subordinate component of each other note of the Stonemont Net Lease Portfolio senior fixed rate loan and (iii) the corresponding subordinate component of the Stonemont Net Lease Portfolio floating rate loan, and losses will be applied in the reverse order. Accordingly a portion of the interest and principal of the Stonemont Net Lease Portfolio mortgage loan will be subordinate to certain components of the other notes of the senior fixed rate loan and to the floating rate loan, but will be pari passu to corresponding components of the senior fixed rate loan and floating rate loan.

The second extension of the Stonemont Net Lease Portfolio floating rate loan results in a 0.25% increase in the interest rate thereunder, which will also result in an increase in debt service on the Stonemont Net Lease Portfolio whole loan as a whole.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and one of the originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the holders of the VRR Interest by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if a risk retention consultation party or a holder of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or the holder of the VRR Interest entitled to appoint such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association or Citi Real Estate Funding Inc. (or its majority-owned affiliate) (in each case as a holder of the VRR Interest or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association or Citi Real Estate Funding Inc. (in each case as a holder of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of each of the 3000 Post Oak whole loan and the Alabama Hilton Portfolio whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by the related servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identities of such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the related servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the related servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of such controlling companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected holders of the VRR Interest and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of any class of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor, an originator, the expected holder of a portion of the VRR Interest and an initial risk retention consultation party. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator, the expected holder of a portion of the VRR Interest, an initial risk retention consultation party and the holder of Pari Passu Companion Loans with respect to the 650 Madison Avenue Whole Loan, The Westin Book Cadillac Whole Loan and the Alabama Hilton Portfolio Whole Loan. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor, DBR Investments Co. Limited, an originator, and Deutsche Bank AG, New York Branch, an originator, an initial risk retention consultation party and the expected holder of a portion of the VRR Interest. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Benchmark 2020-B17 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

KKR Real Estate Credit Opportunity Partners II L.P. is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement (other than with respect to any excluded loan and, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan), and Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the risk retention consultation parties or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, and compete with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, and compete with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that KKR Real Estate Credit Opportunity Partners II L.P. (or an affiliate) will be the initial directing certificateholder (other than with respect to any non-serviced mortgage loan, any servicing shift whole loan, any applicable excluded loan and, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan). The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded mortgage loan and any servicing shift mortgage loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any non-serviced mortgage loan and any servicing shift mortgage loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement	Controlling Noteholder	Initial Directing Party(1)
Moffett Towers Buildings A, B & C	MOFT 2020-ABC	MOFT 2020-ABC	Angelo, Gordon & Co., L.P. (2)
1633 Broadway	BWAY 2019-1633	BWAY 2019-1633	Prima Capital Advisors LLC(2)
650 Madison Avenue	MAD 2019-650M	MAD 2019-650M	Healthcare of Ontario Pension Plan Trust Fund(2)
CBM Portfolio	COMM 2020-CBM	COMM 2020-CBM	NAP(3)
1501 Broadway	Benchmark 2020-IG1(4)	JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association
Apollo Education Group HQ Campus	Benchmark 2020-B17	Benchmark 2020-B17	KKR Real Estate Credit Opportunity Partners II L.P.
Bellagio Hotel and Casino	BX 2019-OC11	BX 2019-OC11	CPPIB Credit Structured North America III, Inc.
3500 Lacey	Benchmark 2020-B16	Benchmark 2020-B16	Ellington Management Group, LLC (or its affiliate)
The Westin Book Cadillac	CGCMT 2020-GC46	CGCMT 2020-GC46	Eightfold Real Estate Capital, L.P.
Kings Plaza	Benchmark 2020-B17	Benchmark 2020-B17	KKR Real Estate Credit Opportunity Partners II L.P.
3000 Post Oak(5)	Benchmark 2020-B17	JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association
Staples Headquarters	CGCMT 2020-GC46	CGCMT 2020-GC46	Eightfold Real Estate Capital, L.P.
Stonemont Net Lease Portfolio	JPMCC 2020-NNN	JPMCC 2020-NNN	CRE Fund Investments III LLC
Alabama Hilton Portfolio(5)	Benchmark 2020-B17	Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The subject Whole Loan is an AB Whole Loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related Whole Loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

(3)	With respect to the CBM Portfolio Whole Loan, there will be no “Initial Directing Party”; however, an outside directing party may be appointed in the future pursuant to the COMM 2020-CBM TSA.

(4)	The 1501 Broadway Whole Loan is expected to initially be serviced under the pooling and servicing agreement governing the Benchmark 2020-IG1 securitization. From and after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement governing such securitization, such securitization will be the related controlling noteholder and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement.

(5)	The servicing of each servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder of each servicing shift whole loan will be the holder of the related controlling companion loan. After the related servicing shift securitization date, the controlling noteholder of the related servicing shift whole loan is expected to be the related controlling class representative or directing certificateholder (or equivalent entity) under such securitization.

The special servicer, upon consultation with a serviced companion loan holder or its representative (or, with respect to any servicing shift whole loan prior to the related servicing shift securitization date, at the direction of the holder of the related controlling companion loan), may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise or, in the case of a controlling note holder of a servicing shift whole loan prior to the related servicing shift securitization date, direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan and any servicing shift mortgage loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

Similarly, with respect to each non-serviced mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the applicable servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The controlling noteholder, the directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F-RR, Class G-RR and Class NR-RR certificates, which is referred to in this prospectus as the “Third Party Purchaser” (see “Pooling and Servicing Agreement—The

Directing Certificateholder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. See “Credit Risk Retention—General” In addition, the Third Party Purchaser was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Third Party Purchaser or that the final pool as influenced by the Third Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Third Party Purchaser’s certificates. Because of the differing subordination levels, the Third Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Third Party Purchaser but that does not benefit other investors. In addition, while the Third Party Purchaser is prohibited under the credit risk retention rules from entering into certain hedging arrangements and certain other transactions it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Third Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Third Party Purchaser’s acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The Third Party Purchaser is expected to appoint KKR Real Estate Credit Opportunity Partners II L.P. as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans and the servicing shift mortgage loans under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans or the servicing shift whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Because the incentives and actions of the Third Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties (including, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

European Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the European Union (the “EU”) and in the United Kingdom (the “UK”) (the “European Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in Regulation (EU) 2017/2402 (the “European Securitization Regulation”) (and, in certain cases, their consolidated subsidiaries) (together, “European Institutional Investors”), including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers which manage or market alternative investment funds in the EU or in the UK; investment firms (as defined in Regulation (EU) No 575/2013 and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS) as set out in the European Securitization Regulation as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The European Risk Retention and Due Diligence Requirements restrict European Institutional Investors from investing in securitizations unless, amongst other things, such European Institutional Investors have verified that: (i) if established in a country other than a member state of the EU or the EEA or the UK, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the European Securitization Regulation and the risk retention is disclosed to European Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the European Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a country other than a member state of the EU or the EEA or the UK, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Failure to comply with one or more of the European Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those European Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitisation position acquired by the relevant European Institutional Investor. Aspects of the European Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to relevant national regulators remain unclear. None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any other action in respect of such securitization, in a manner prescribed or contemplated by the European Risk Retention and Due Diligence Requirements. In particular, no such person undertakes to take any action which may be required by any European Institutional Investor for the purposes of its compliance with any applicable European Risk Retention and Due Diligence Requirement or any similar requirements. None of the sponsors, the depositor or the underwriters, or any of their respective affiliates, or any other person, provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any European Risk Retention and Due Diligence Requirements.

In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any European Institutional Investor with any European Risk Retention and Due Diligence Requirements.

Consequently, the certificates may not be a suitable investment for any European Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the European Risk Retention and Due Diligence Requirements and their compliance with any applicable European Risk Retention and Due Diligence Requirements.

Recent Developments Concerning the Proposed Japanese Retention Requirements

The Japanese Financial Services Agency the (“JFSA”) recently published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the certificates equal to at least 5% of the exposure of the total underlying assets in the transaction (the “Japanese Retention Requirement”) or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination with respect to the mortgage loans by such investors, the Japanese Retention Requirement as set out in the JRR Rule will apply to an investment by such investors in the certificates. The Japanese investors to which the JRR Rule applies include banks, bank holding companies, credit unions (shinyo kinko), credit cooperatives (shinyo kumiai), labor credit unions (rodo kinko), agricultural credit cooperatives (nogyo kyodo kumiai), ultimate parent companies of large securities companies and certain other financial institutions regulated in Japan (such investors, “Japanese Affected Investors"). Such Japanese Affected Investors may be subject to punitive capital requirements and/or other regulatory penalties with respect to investments in securitizations that fail to comply with the Japanese Retention Requirement.

The JRR Rule became effective on March 31, 2019. At this time, you should understand that there are a number of unresolved questions and no established line of authority, precedent or market practice that provides definitive guidance with respect to the JRR Rule, and no assurances can be made as to the content, impact or interpretation of the JRR Rule. In particular, the basis for the determination of whether an asset is “inappropriately originated” remains unclear, and therefore unless the JFSA provides further specific clarification, it is possible that this transaction may contain assets deemed to be “inappropriately originated” and as a result may not be exempt from the Japanese Retention Requirement. The JRR Rule or other similar requirements may deter Japanese Affected Investors from purchasing the certificates, which may limit the liquidity of the certificates and adversely affect the price of the certificates in the secondary market. Whether and to what extent the JFSA may provide further clarification or interpretation as to the JRR Rule is unknown.

Each purchaser or prospective purchaser of certificates is itself responsible for monitoring and assessing any changes to Japanese risk retention laws and regulations, including any delegated or implementing legislation made pursuant to the JRR Rule, and for analyzing its own regulatory position. Each purchaser or prospective purchaser of certificates is advised to consult with its own advisers regarding the suitability of the certificates for investment and the applicability of the JRR Rule and the Japanese Retention Requirement to this transaction. None of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, the master servicer, the special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates makes any representation or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person, including any Japanese Affected Investor, and none of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, the master servicer, the special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates intends to take any steps to comply (or facilitate compliance by any person, including any Japanese Affected Investor) with the JRR Rule or makes any representation, warranty or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B or Class X-D certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B or Class X-D certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-D certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved, and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class S and Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-VRR Certificates, first the Class NR-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5,

Class A-4, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B or Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any excluded loan and any servicing shift mortgage loan) and the right to replace the special servicer with or without cause (other than with respect to any excluded loan and any servicing shift mortgage loan), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation parties will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan. See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation parties have consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation parties, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and any servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the Special Servicer if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation parties and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in its interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)   does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)   may take actions that favor its interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, any risk retention consultation party or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor ” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause at any time so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”, ”—The Non-Serviced AB Whole Loans—The Moffett Towers Buildings A, B & C Whole Loan—Special Servicer Appointment Rights, ”—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan—Special Servicer Appointment Rights”, ”—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan—Special Servicer Appointment Rights”, ”—The Non-Serviced AB Whole Loans—The CBM Portfolio Whole Loan—Special Servicer Appointment Rights”, ”—The Non-Serviced AB Whole Loans—The Bellagio Hotel and Casino Whole Loan—Special Servicer Appointment Rights” and ”—The Non-Serviced AB Whole Loans—The Stonemont Net Lease Portfolio Whole Loan—Special Servicer Appointment Rights”. Additionally, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to a serviced mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Any such consultation by the holder of a pari passu companion loan is non-binding. We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) other than with respect to the trust subordinate companion loan, cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to the Moffett Towers Buildings A, B & C mortgage loan (8.4%), which is comprised of promissory notes contributed to this securitization by JPMorgan Chase Bank, National Association and German American Capital Corporation, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of JPMorgan Chase Bank, National Association and German American Capital Corporation will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates.

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

State and Local Taxes Could Adversely Impact Your Investment.

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the Mortgaged Properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of Certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-five (35) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $943,376,162 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in March 2020, or with respect to any Mortgage Loan that has its first Due Date after March 2020, the date that would otherwise have been the related Due Date in March 2020.

Fourteen (14) Mortgage Loans (60%), are each part of a larger whole loan comprised of (i) the related Mortgage Loan, (ii) in the case of eight (8) Mortgage Loans (28.8%), one or more loans that are secured by the related Mortgaged Property and pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”), and (iii) in the case of six (6) Mortgage Loans (31.2%), one or more Pari Passu Companion Loans and one or more loans that are secured by the related Mortgaged Property and subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (such subordinate loans are referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”). The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction. With respect to the Stonemont Net Lease Portfolio Whole Loan, references to Pari Passu Companion Loans should generally be deemed to also include the Stonemont Net Lease Portfolio Floating Rate Pari Passu Component and references to Subordinate Companion Loans should generally be deemed to also include the Stonemont Net Lease Portfolio Floating Rate Subordinate Component.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association (“JPMCB”)	12	$362,578,942	38.4%
Citi Real Estate Funding Inc. (“CREFI”)(2)	15	255,286,222	27.1
German American Capital Corporation (“GACC“)	7	246,060,999	26.1
GACC/JPMCB(3)	1	79,450,000	8.4
Total	35	$943,376,162	100.0%

(1)	All of the Mortgage Loans (other than the River Ranch Mortgage Loan) were originated by their respective sellers or affiliates thereof, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	The River Ranch Mortgage Loan was originated by Basis Real Estate Capital II, LLC, and subsequently acquired by CREFI. Such Mortgage Loan was re-underwritten pursuant to CREFI’s underwriting guidelines.

(3)	The Moffett Towers Buildings A, B & C Mortgage Loan is evidenced by four promissory notes: (i) Note A-3-C-1 and Note A-3-C-3, with an aggregate principal balance of $60,000,000 as of the cut-off date, as to which GACC is acting as mortgage loan seller, and (ii) Note A-2-C-3 and Note A-2-C-4, with a principal balance of $19,450,000 as of the cut-off date, as to which JPMCB is acting as mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial, multifamily or manufactured housing community real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), for which GACC and JPMCB are the Mortgage Loan Sellers, is part of a Whole Loan that was co-originated by DBRI, JPMCB and Goldman Sachs Bank USA.

●	The 1633 Broadway Mortgage Loan (5.3%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by DBRI, Wells Fargo Bank, National Association, JPMCB and Goldman Sachs Bank USA.

●	The 650 Madison Avenue Mortgage Loan (5.3%), for which CREFI is the mortgage loan seller, is part of a whole loan that was co-originated by CREFI, Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and BMO Harris Bank N.A.

●	The Bellagio Hotel and Casino Mortgage Loan (4.2%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., CREFI and JPMCB.

●	The Kings Plaza Mortgage Loan (3.4%), for which JPMCB is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by JPMCB, Société Générale Financial Corporation and Wells Fargo Bank, National Association.

●	The River Ranch Mortgage Loan (1.0%), for which CREFI is the mortgage loan seller, was originated by an unrelated third party, Basis Real Estate Capital II, LLC, and subsequently transferred to CREFI. Such Mortgage Loan was re-underwritten pursuant to CREFI’s underwriting guidelines.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on March 24, 2020 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) with respect to the Moffett Towers Buildings A, B & C Mortgage Loan, each of GACC and JPMCB will sell one or more promissory notes comprising such Mortgage Loan to the depositor. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that :

●	in the case of a Mortgage Loan that provides for interest only payments through maturity or Anticipated Repayment Date, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for each Mortgage Loan, subject to the proviso to the prior sentence.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan; provided, however, that solely with respect to Annex A-1, Annual Debt Service is calculated with respect to the Mortgage Loan excluding the related Pari Passu Companion Loan and any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratio at Maturity/ARD” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan’s LTV Ratio includes the principal balance of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment

Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means, with respect to each Mortgage Loan, the principal balance of the Mortgage Loan per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loans and the related Mortgage Loan included in the issuing entity, but not any Subordinate Companion Loans, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the

Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means that, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt service coverage ratios for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt service coverage ratio of the related Whole Loan, based only on the master lease rent, is 2.19x.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

With respect to the 650 Madison Avenue Mortgage Loan (5.3%) and the Stonemont Net Lease Portfolio Mortgage Loan (2.7%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Properties, Underwritten Net Cash Flow is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan(s). With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt yield of the related Whole Loan, based only on the master lease rent, is 8.1%.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

With respect to the 650 Madison Avenue Mortgage Loan (5.3%) and the Stonemont Net Lease Portfolio Mortgage Loan (2.7%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. With respect to the 15 largest Mortgage Loans or Mortgage Loans secured by single tenant Mortgaged Properties, including the 1633 Broadway Mortgage Loan (5.3%), the Apollo Education Group HQ Campus Mortgage Loan (5.3%), the Kings Plaza Mortgage Loan (3.4%), and the 3000 Post Oak Mortgage Loan (3.2%), UW NOI and UW NCF were based on the average rent (or reflected the present value of the remaining rent steps) of the sole or certain top five or other tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors. See “Description of Top Fifteen Mortgage Loans” in Annex A-3.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans. With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the related Mortgaged Property is master leased, and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. Debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. The debt yield of the related Whole Loan, based only on the master lease rent, is 8.1%.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms (c) in the case of a Mortgaged Property operating as student housing or senior housing, the number of units, and (d) in the case of a Mortgaged Property operated as a self-storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$943,376,162
Number of Mortgage Loans	35
Number of Mortgaged Properties	160
Range of Cut-off Date Balances	$4,386,000 to $85,000,000
Average Cut-off Date Balance	$26,953,605
Range of Mortgage Rates	2.99000% to 4.98750%
Weighted average Mortgage Rate	3.68089%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	108 months
Range of remaining terms to maturity	58 months to 120 months
Weighted average remaining term to maturity	106 months
Range of original amortization term(2)	300 months to 360 months
Weighted average original amortization term(2)	340 months
Range of remaining amortization terms(2)	299 months to 360 months
Weighted average remaining amortization term(2)	340 months
Range of LTV Ratios as of the Cut-off Date(3)(4)	22.2% to 73.1%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)	51.8%
Range of LTV Ratios as of the maturity date(3)(4)	22.2% to 67.6%
Weighted average LTV Ratio as of the maturity date(3)(4)	50.3%
Range of UW NCF DSCR(4)(5)(6)	1.25x to 8.42x
Weighted average UW NCF DSCR(4)(5)(6)	3.22x
Range of UW NOI Debt Yield(4)(6)	6.4% to 28.3%
Weighted average UW NOI Debt Yield(4)(6)	12.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	85.5%
Interest Only-Balloon	12.4%
Balloon	2.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty-seven (27) Mortgage Loans (85.5%) that are interest-only for the entire term or until the related Anticipated Repayment Date.

(3)	With respect to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), the 650 Madison Avenue Mortgage Loan (5.3%), the CBM Portfolio Mortgage Loan (5.3%), the Bellagio Hotel and Casino Mortgage Loan (4.2%), the Katie Reed Building Mortgage Loan (1.5%) and the Holiday Inn Express Trinidad Mortgage Loan (0.9%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(4)	With respect to fourteen (14) Mortgage Loans (60.0%) with one or more Pari Passu Companion Loans and/or Subordinate Companion Loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related Pari Passu Companion Loans, but excluding any related Subordinate Companion Loans. With respect to the Stonemont Net Lease Portfolio Mortgage Loan, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes (i) the Stonemont Net Lease Portfolio Mortgage Loan, (ii) the other notes included in the Stonemont Net Lease Portfolio Senior Fixed Rate Loan and (iii) the Stonemont Net Lease Portfolio Floating Rate Pari Passu Component and excludes the Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan and the Stonemont Net Lease Portfolio Floating Rate Subordinate Component. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related Subordinate Companion Loans (or in the case of the Stonemont Net Lease Portfolio Mortgage Loan, including the entire Stonemont Net Lease Portfolio Whole Loan) are (a) with respect to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), 2.09x, 67.2% and 7.5%, respectively, (b) with respect to the 1633 Broadway Mortgage Loan (5.3%), 3.08x, 52.1% and 9.5%, respectively, (c) with respect to the 650 Madison Avenue Mortgage Loan (5.3%), 2.01x, 66.1% and 7.3%, respectively, (d) with respect to the CBM Portfolio Mortgage Loan (5.3%), 3.46x, 57.7% and 14.5%, respectively, (e) with respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), 4.06x, 70.7% and 15.7%, respectively, and (f) with respect to the Stonemont Net Lease Portfolio Mortgage Loan (2.7%), 1.69x, 81.3% and 7.9%, respectively. For purposes of calculating the UW NCF DSCR for the floating rate components of the Stonemont Net Lease Portfolio Whole Loan, LIBOR was assumed to be 1.677%. The UW NCF DSCR for the Stonemont Net Lease Portfolio whole loan based on a LIBOR cap of 5.0% for the Stonemont Net Lease Portfolio Floating Rate Loan, is 1.38x.

(5)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

(6)	With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the related mortgaged property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. Debt service coverage ratios and debt yields for such mortgage loan set forth in this prospectus are calculated on a “look-through” basis, based on the rents and receipts of the mortgaged property. The debt service coverage ratio and UW NOI debt yield of the related whole loan, based only on the master lease rent, are 2.19x and 8.1%, respectively.

The issuing entity will include nine (9) Mortgage Loans (32.2%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
Suburban	23	$308,029,027	32.7%
CBD	4	81,259,081	8.6
Hotel
Full Service	2	72,000,000	7.6
Limited Service	54	62,355,857	6.6
Select Service	2	23,592,866	2.5
Extended Stay	1	4,311,440	0.5
Mixed Use
Office/Retail	3	106,000,000	11.2
Multifamily/Retail	2	25,650,000	2.7
Retail/Office/Multifamily	1	14,500,000	1.5
Multifamily
Garden	8	61,421,000	6.5
Mid-rise	4	43,095,000	4.6
High-rise	1	23,700,000	2.5
Retail
Anchored	3	66,200,000	7.0
Super Regional Mall	1	32,000,000	3.4
Freestanding	1	6,400,000	0.7
Unanchored	1	4,500,000	0.5
Bank Branch	41	3,171,784	0.3
Industrial
Flex	6	4,497,946	0.5
Warehouse/Distribution	2	692,162	0.1
Total	160	$943,376,162	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and certain mixed-use properties that include office tenants:

●	With respect to the 1633 Broadway Mortgage Loan (5.3%), the Mortgaged Property includes 145,192 square feet of theater space, constituting approximately 5.7% of the net rentable area at the Mortgaged Property, and approximately 80,000 square feet of retail space, constituting approximately 3.1% of the net rentable area at the Mortgaged Property, of which approximately 40,000 square feet is vacant.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart, the following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property/Portfolio Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
CBM Portfolio(1)	$50,000,000	5.3%	12/31/2025(2)	2/6/2025
The Westin Book Cadillac	$32,000,000	3.4%	12/31/2032	2/1/2030
Alabama Hilton Portfolio	$11,976,222	1.3%	3/31/2032	2/6/2030
Holiday Inn Express Trinidad	$8,283,942	0.9%	1/10/2035(3)	2/1/2025

(1) All of the related Mortgaged Properties are Courtyard by Marriott hotels and are operated under a single management agreement with Courtyard Management Corporation. The management agreement requires the manager to use the Courtyard by Marriott trademark (the exclusive property of Marriott International, Inc. and its affiliates) in operating the Mortgaged Properties, subject to the right of the manager to change the names of the Mortgaged Properties if the Courtyard by Marriott hotel system is changed. The borrowers have no license or other interest in the trademark or any other intellectual property associated with the “Courtyard,” “Courtyard by Marriott,” “Marriott Courtyard” or successor trade name system.

(2) The management agreement will be automatically renewed for all of the related Mortgaged Properties for 2 successive periods of 10 years each, unless the manager, at its sole option, gives prior written notice to CBM Two Hotels LP of its election not to renew at least 300 days prior to expiration of the then-current term. The manager also has the option to elect not to renew as to any individual Mortgaged Property that does not meet the then-current operational standards, physical standards and technology standards which are generally prevailing or are in the process of being implemented at other hotels in the “Courtyard,” “Courtyard by Marriott,” “Marriott Courtyard” or successor trade name system, provided manager has given the same 300 days prior written notice.

(3) The term of the franchise agreement is 15 years from the date of the opening of the hotel as a Holiday Inn Express & Suites Hotel. The borrower is required under the franchise agreement to convert the Mortgaged Property from Holiday Inn Suites to a Holiday Inn Express & Suites Hotel by no later than May 31, 2020.

●	With respect to The Westin Book Cadillac Mortgaged Property (3.4%), approximately 26.6% of underwritten revenue is derived from food and beverage sales.

●	With respect to each of the Bellagio Hotel and Casino Mortgage Loan (4.2%) and the Lone Star Court Mortgage Loan (2.1%), the related Mortgaged Property is unflagged.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the related Mortgaged Property consists of a resort and casino and, as of the trailing twelve months ended September 30, 2019, approximately 29.6% of underwritten revenues were from gaming, approximately 28.4% of underwritten revenues were from hotel rooms, approximately 24.7% of underwritten revenues were from food and beverage sales, approximately 9.0% were from entertainment and approximately 8.3% from other sources.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the related Mortgaged Property is master leased by the borrower to a single tenant, which is a subsidiary of the former owner of such Mortgaged Property, pursuant to a sale-leaseback transaction. The master tenant owns a 5% interest in the related borrower. The former owner (and parent of the master tenant) guarantees the payment and performance of all monetary obligations and certain other obligations of the tenant under the master lease. For so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Property. However, debt service coverage ratios and debt yields for such Mortgage Loan set forth in this prospectus are not based on the master lease rent, but are calculated on a “look-through” basis, based on the rents and receipts of the Mortgaged Property. Due to the need to find a tenant with the ability to obtain a gaming license and manage the various different operations at the Mortgaged Property, if the master tenant were to fail to comply with the terms of the master lease or with gaming licenses, the borrower may be unable to locate a suitable tenant at comparable rental rates or at all. The master tenant is not a bankruptcy remote entity. A bankruptcy of the master tenant, its lease guarantor or their affiliates could result in a loss of a substantial portion of the borrower’s rental revenue and materially and adversely affect the borrower. In addition, it is possible that a bankruptcy court could recharacterize the master lease transaction as a lending transaction, which would cause the borrower to lose certain rights as the owner or landlord in the bankruptcy proceeding. See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” and “Risk Factors—Risks Relating to the Mortgage Loans—Sale-Leaseback Transactions Have Special Risks.”

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the master lease permits the master tenant to incur loans secured by its leasehold interest. The leasehold lender will have certain rights to cure a master lease event of default, to have certain non-curable events of default waived, and to obtain a new lease, which may potentially impede the exercise of the mortgage lender’s remedies upon a foreclosure.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the related Mortgaged Property competes with other high-quality Las Vegas resorts, especially those located on the Las Vegas Strip, which have themes and attractions which directly compete with the operations of the Mortgaged Property, and may have greater name recognition and financial and marketing resources than such Mortgaged Property, some of which may be operated by affiliates of the master tenant of such Mortgaged Property.

●	In addition, with respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), upon a casualty at the related Mortgaged Property, even if there is an event of default under the mortgage loan, the lender may not use the proceeds to pay down the Mortgage Loan and instead must make disbursements for restoration of the Mortgaged Property to the master tenant so long as it satisfies the conditions in the master lease. Even if there is an event of default under the Mortgage Loan, so long as there is no uncured master lease event of default, the master tenant will continue to have certain rights, including the rights to receive disbursements from alteration deposits, contest taxes or other charges or make permitted transfers.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the collateral includes the collateral assignment of the rights of the borrower in various intellectual property rights related to the name “Bellagio” and stylized “B”. Not all such intellectual property is registered, and such intellectual property is subject to the risks to hospitality brand intellectual property identified under “Risk Factors—Risks Related to the Mortgage Loans—Hotel Properties Have Special Risks.”

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart, each of the mixed use Mortgaged Properties has one or more office and/or retail components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and "—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses", as applicable.

●	With respect to the 1501 Broadway Mortgage Loan (5.3%), at loan origination, 163,912 square feet, constituting approximately 22.2% of the net rentable area at the Mortgaged Property, were vacant.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart:

●	With respect to the East Village Multifamily Pool 3 Mortgage Loan (3.4%), 15 of the 55 residential units are rent stabilized

●	With respect to the Drayton Tower Mortgaged Property (2.5%), a significant concentration of the tenants at the related Mortgaged Properties are students.

●	With respect to the Drayton Tower Mortgaged Property (2.5%), the Mortgaged Property has a retail portion occupied by five tenants, constituting approximately 8.9% of the net rentable area and approximately 7.4% of the underwritten revenues.

●	With respect to the Michigan Multifamily Portfolio Mortgage Loan (2.3%), 65 of 616 units at the Mortgaged Properties receive subsidies or vouchers.

●	With respect to the Katie Reed Building Mortgage Loan (1.5%), 2 units out of 18 units are rent controlled.

●	With respect to the 2177 East 21st Street Mortgage Loan (0.8%), 44 of the 45 residential units are rent stabilized.

●	With respect to the 725 Southern Boulevard Mortgage Loan (0.6%), 56 of the 58 residential units are rent stabilized.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Retail Properties.

With respect to the retail properties set forth in the above chart:

●	The Crenshaw Plaza Mortgaged Property (3.3%) includes one or more tenants that operate an on-site gas station.

●	With respect to the Kings Plaza Mortgage Loan (3.4%), Best Buy, the fifth largest tenant at the Mortgaged Property, is currently in negotiations with the borrower for an early termination of its related lease with respect to its entire demised premises (the “Best Buy Space”). The Mortgage Loan documents permit the borrower to enter into (i) a termination of the Best Buy lease, (ii) a modification of the Best Buy lease which results in the rent payable by Best Buy being less than an amount equal to 105% of the amount of the rent in effect as of the origination date, or (iii) a modification of the Best Buy lease which shortens the related term to a date expiring prior to January 31, 2032; provided, among other conditions, the borrower enters into a master lease with the related guarantor requiring such guarantor to pay an amount equal to (i) 105% of the amount of rent to which the borrower would otherwise be entitled pursuant to the Best Buy lease in effect as of the origination date, minus (ii) the sum of (x) the amount of rent actually received by the borrower from tenants under any replacement lease, plus (y) the amount of rent actually received by the borrower from Best Buy under the terms of the Best Buy lease. In connection with any redevelopment of the Best Buy Space, the Mortgage Loan documents require the borrower to, among other things, deliver a completion guaranty to the lender.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	7	16.3%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	4	9.4%
School or Educational Facility	1	5.3%
Gym, fitness center or a health club	4	4.8%
Grocery store	2	3.7%
Bank branch	2	2.0%
Museum or auction house	1	2.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
Murphy Crossing	$85,000,000	9.0%	234	2.73x	64.9%	Office
Moffett Towers Buildings A, B & C	$79,450,000	8.4%	466	3.63x	38.7%	Office
1633 Broadway	$50,000,000	5.3%	391	3.84x	41.7%	Office
650 Madison Avenue	$50,000,000	5.3%	977	2.74x	48.5%	Mixed Use
CBM Portfolio	$50,000,000	5.3%	51,843	5.94x	33.6%	Hotel
1501 Broadway	$50,000,000	5.3%	271	4.36x	22.2%	Mixed Use
Apollo Education Group HQ Campus	$50,000,000	5.3%	153	4.15x	47.2%	Office
Bellagio Hotel and Casino	$40,000,000	4.2%	426,189	8.42x	39.3%	Hotel
3500 Lacey	$35,800,000	3.8%	147	2.32x	66.5%	Office
Kings Plaza	$32,000,000	3.4%	600	3.07x	54.1%	Retail
Top 3 Total/Weighted Average	$214,450,000	22.7%		3.32x	49.8%
Top 5 Total/Weighted Average	$314,450,000	33.3%		3.65x	47.0%
Top 10 Total/Weighted Average	$522,250,000	55.3%		4.00x	45.8%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan are calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) are (a) with respect to the Mortgage Loan identified as “Moffett Towers Buildings A, B & C” on Annex A-1, 2.09x and 67.2%, respectively, (b) with respect to the Mortgage Loan identified as “1633 Broadway” on Annex A-1, 3.08x and 52.1%, respectively, (c) with respect to the Mortgage Loan identified as “650 Madison Avenue” on Annex A-1, 2.01x and 66.1%, respectively, (d) with respect to the Mortgage Loan identified as “CBM Portfolio” on Annex A-1, 3.46x and 57.7%, respectively, and (e) with respect to the Mortgage Loan identified as “Bellagio Hotel and Casino” on Annex A-1, 4.06x and 70.7%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Moffett Towers Buildings A, B & C Mortgaged Properties (8.4%), the 650 Madison Avenue Mortgaged Property (5.3%), the CBM Portfolio Mortgaged Properties (5.3%) and the Bellagio Hotel and Casino Mortgaged Property (4.2%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.4% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include six (6) Mortgage Loans (23.3%), set forth in the table below entitled “Multi-Property Mortgage Loans”, which are each secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular Mortgaged Property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Multi-Property	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Moffett Towers Buildings A, B & C	Multi-Property	$79,450,000	8.4%
CBM Portfolio	Multi-Property	50,000,000	5.3
East Village Multifamily Pool 3	Multi-Property	31,750,000	3.4
Stonemont Net Lease Portfolio	Multi-Property	25,000,000	2.7
Michigan Multifamily Portfolio	Multi-Property	22,000,000	2.3
Alabama Hilton Portfolio	Multi-Property	11,976,222	1.3
Total		$220,176,222	23.3%

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	17	$275,874,544	29.2%
California	15	$213,878,070	22.7%
Texas	9	$79,026,121	8.4%
Michigan	9	$56,408,620	6.0%
Arizona	3	$51,589,181	5.5%
Illinois	44	$48,460,678	5.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout twenty-six (26) other states, with no more than 4.2% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Twenty-eight (28) Mortgaged Properties (33.8%) are located in California, Georgia and Texas and are more susceptible to wildfires.

Eighteen (18) Mortgaged Properties (23.0%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 16%.

Twelve (12) Mortgaged Properties (13.4%) are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

The Mortgaged Property securing the Apollo Education Group HQ Campus Mortgage Loan (5.3%), is a single tenant property where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

Two (2) Mortgaged Properties related to the Crenshaw Plaza Mortgage Loan (3.3%) and the 144 Willow Street Mortgage Loan (0.6%) were each acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on a limited prior operating history and limited historical financial figures and information.

The Mortgaged Property securing the Staples Headquarters Mortgage Loan (3.2%) and each of the Mortgaged Properties securing the Stonemont Net Lease Portfolio Mortgage Loan (2.7%) is leased to a single tenant under a triple net lease, and the Mortgage Loan Seller was not provided with historical financial information for such Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Nine (9) Mortgaged Properties securing the Crenshaw Plaza Mortgage Loan (3.3%), the Michigan Multifamily Portfolio Mortgage Loan (2.3%) and the Alabama Hilton Portfolio Mortgage Loan (1.3%) have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Five (5) of the Mortgaged Properties securing or partially securing The Westin Book Cadillac Mortgage Loan (3.4%), the Stonemont Net Lease Portfolio Mortgage Loan (2.7%), the Drayton Tower Mortgage Loan (2.5%), the Katie Reed Building Mortgage Loan (1.5%) and The Mark Mortgage Loan (0.5%), are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●	With respect to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), the Mortgaged Property consists of three, eight-story office buildings totaling 951,498 square feet, which are part of a larger seven-building campus known as Moffett Towers (the “Campus”) which includes approximately 2.1 million SF of office space, an amenities facility, swimming pool, café, outdoor common area space, and two parking structures. The Campus is located on portions of each lot 1 (“Lot 1”) and lot 3 (“Lot 3”), respectively, as shown on the final recorded Lot 1 and Lot 3 subdivision maps related to the Campus. The Mortgaged Property is located on Lot 1. Use of and access to the common area spaces is governed by certain declarations of covenants, conditions, restrictions and easement and charges agreements (collectively, the “CCR&E”) made by the borrower, as the sole member of the Moffett Towers Lot I Association LLC (the “Lot 1 Association”), and the borrower and owners of the non-collateral buildings at the Campus, as the members of the Moffett Towers Building H & Amenities Parcel Association LLC (the “Amenities Parcel Association”, and collectively with the Lot 1 Association, the “Associations”). Under the CCR&E, each completed building in the Campus is entitled to a proportionate share of the voting interest. The Mortgaged Property is entitled to a 47.595% share of the voting interest in the Amenities Parcel Association and 100% voting rights in the Lot 1 Association as of the origination date. The CCR&E grants the borrower (a) non-exclusive easement rights over the common area spaces and (b) the right to subdivide and release a portion of the “Lot 1 Common Area” (comprised of all of the property that makes up Lot 1 of the Campus, other than the Mortgaged Property) in connection with the construction of another office building in the Campus. The Mortgage Loan documents permit the borrower to effectuate a common area subdivision and release subject to the satisfaction of certain terms and conditions, including, among others: (a) such subdivision and release (i) will not materially adversely interfere with any tenant’s use of its leased premises upon the Mortgaged Property pursuant to the terms of its lease, (ii) will not materially adversely affect the Mortgaged Property or its use or operation, (iii) is in compliance with the terms of the CCR&E, or (iv) cause any portion of the Mortgaged Property and/or the reduced common area to be in violation of any legal requirements (including with respect to zoning and parking) and (b) not less than 20 days prior to the date of the commencement of such common area subdivision and release, the borrower submits to the lender copies of all plans, specifications, permits and approvals (as well as drafts of any shared facilities, access, infrastructure or parking easements to be entered into in connection with such common area subdivision and release), each as reasonably requested by the lender. Notwithstanding the foregoing, no such common area subdivision and release will be permitted if at the time of the effectuation of such common area subdivision and release, and after giving effect thereto, in the lender’s good faith discretion, the ratio of the unpaid principal balance of the Moffett Towers Buildings A, B & C Whole Loan to the value of the remaining Mortgaged Property is greater than 125%.

●	With respect to the 650 Madison Avenue Mortgage Loan (5.3%), the related borrower has the right to convert the entire Mortgaged Property to a commercial condominium form of ownership (such conversion, a “Condominium Conversion”), after which the entirety of the resulting condominium will constitute collateral for the Mortgage Loan, provided that, among other conditions (i) the resulting condominium regime consists exclusively of the three condominium units (collectively, the “Condominium Units”, and each, a “Condominium Unit”) identified in the Mortgage Loan documents, (ii) no event of default is continuing on the date the lender receives notice from the borrower of the Condominium Conversion or on the date of the consummation of the Condominium Conversion, (iii) the condominium declaration and bylaws, all related documents, instruments and agreements (collectively the “Condominium Documents”) will be in the respective forms indicated in the related Mortgage Loan documents or as otherwise approved by the lender in writing (which approval must not be unreasonably withheld, conditioned or delayed), (iv) the borrower delivers to the lender such usual and customary documents and other agreements as may be reasonably required by the lender in connection with the Condominium conversion, including, but not limited to, an amendment to the Mortgage Loan and amendments and reaffirmations to the terms and conditions of the related Mortgage Loan documents reasonably required by the lender, (v) the borrower delivers reasonable evidence that after giving effect to the Condominium Conversion, each Condominium Unit constitutes a separate tax lot, (vi) the borrower delivers to the lender an endorsement, supplement or amendment to the title insurance policy meeting the requirements set forth in the Mortgage Loan documents, provided that (x) if borrower is unable to obtain such title endorsements, supplements and amendments to the title insurance policy, the borrower must have delivered to the lender an updated title search with respect to the Mortgaged Property that shows no liens on the Mortgaged Property other than permitted encumbrances, and (y) in no event will the borrower be required to obtain a new title insurance policy, (vii) the borrower has submitted to the lender a subordination of lien (and Mortgage Loan documents) to the Condominium Documents for execution by the lender, containing standard provisions, if any, protecting the rights of the lender and must otherwise be reasonably satisfactory to the lender, (viii) the borrower delivers a REMIC opinion and (ix) the borrower has the right to transfer the Condominium Units to one or more transferee borrowers that will assume on a joint and several basis all of borrower’s obligations under the Mortgage Loan documents, provided that (A) such transferee borrowers will be either (I) controlled by an eligible qualified owner in accordance with the Mortgage Loan documents that owns (x) by itself, at least 20% of the common equity interest in such transferee borrowers and (y) together with one or more other eligible qualified owner and/or institutional investors, at least 51% of the common equity interest in such transferee borrowers, with any person owning 10% or more of the equity interests in transferee borrower being a qualified transferee or (II) owned and controlled by one or more entities approved by the lender that are qualified transferees and are otherwise qualified to own the Mortgaged Property, and (B) rating agency confirmation will be required solely with respect to the legal structure of the transferee borrower(s), the documentation of the loan assumption and the related legal opinions.

●	With respect to The Mark Mortgage Loan (0.5%), the Mortgaged Property is subject to a condominium regime. The condominium consists of 250 units, with one vote allocated to each unit owner. The borrower owns six units, which serve as collateral for the Mortgage Loan. The borrower does not control the condominium board. The Mortgage Loan is recourse for losses caused by any amendment to the condominium documents without the lender’s prior written consent, and/or the election or vote of the board, following a casualty or condemnation, to apply insurance proceeds other than to the restoration of the Mortgaged Property and all common elements necessary for the operation of the Mortgaged Property to the same conditions as on the origination date, or the failure of any such restoration to be completed.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee and Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	111	$825,476,400	87.5%
Fee/Leasehold	41	112,008,772	11.9
Leasehold	8	5,890,990	0.6
Total	160	$943,376,162	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and subject to any exceptions to the representations and warranties identified below), each of the ground leases (other than in the case of the Courtyard Philadelphia Devon Mortgaged Property (0.00%) and the SKF USA Mortgaged Property (0.03%)) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the CBM Portfolio Mortgage Loan (5.3%), the ground lease for the Courtyard Philadelphia Devon Mortgaged Property (0.00%) expires on December 31, 2028 (with one additional ten-year extension which is automatically effective unless the ground lessee gives written notice of non-exercise). No portion of the CBM Portfolio Whole Loan balance was allocated to such Mortgaged Property, or to the Courtyard Charlotte South Park Mortgaged Property (0.00%), which has a ground lease expiration date on December 31, 2029 (and two additional ten year extension options which are automatically effective unless the ground lessee gives written notice of nonexercise). In connection with a partial release, the release prices for the two Mortgaged Properties are equal to $9,375,000 and $10,000,000, respectively, which are equal to 62.5% of the related “as-is” appraised value. Also with respect to the CBM Portfolio Mortgage Loan (5.3%), the ground lease for the Courtyard Fresno Mortgaged Property (0.1%) expires on June 30, 2054, subject to a condition that a renovation of the hotel as contemplated in the ground lease is completed on or before December 31, 2021 (the “Outside Date”). If the renovation is not completed on or before the Outside Date, the term of the ground lease will expire on June 30, 2024, except that the ground lease will expire as otherwise scheduled on June 30, 2054 if the lender or its designee completes the renovation on or before the second anniversary of the Outside Date. The ground lessor has agreed to notify the lender if the related borrower does not complete the renovation by the Outside Date and to permit the lender or its designee to complete the renovation. All three of the foregoing

Mortgaged Properties were taken into account in the underwriting of the CBM Portfolio Mortgage Loan, and included in the calculation of Cut-off Date LTV Ratio, Maturity/ARD Date LTV Ratio, U/W NOI Debt Yield and U/W NCF DSCR for the CBM Portfolio Mortgage Loan. If determined without regard to such three Mortgaged Properties, the Cut-off Date LTV Ratio, Maturity/ARD Date LTV Ratio, U/W NOI Debt Yield and U/W NCF DSCR of (i) the CBM Portfolio Mortgage Loan are 35.4%, 35.4%, 23.1% and 5.50x, respectively, and (ii) the related Whole Loan are 60.8%, 60.8%, 13.5% and 3.20x, respectively.

With respect to the Kings Plaza Mortgage Loan (3.4%), the Mortgage Loan is secured by (i) the borrower’s leasehold interest in each of a marina and a portion of the land underneath the related parking garage at the Mortgaged Property and (ii) the fee simple interest in the remaining portions of the Mortgaged Property. The related ground lease between the City of New York, as ground lessor, and the borrower, as ground lessee, has an expiration date of May 28, 2028, with three, 10-year followed by one, 9-year renewal options. Annual ground rent is $122,957, subject to a schedule of escalations set forth in the related ground lease. The ground lease does not include certain customary lender protections and does not, among other things, provide that (i) the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender or (ii) the ground lessor is required to enter into a new lease with the lender upon rejection of the ground lease in a bankruptcy proceeding. In addition, the ground lease provides that any related insurance proceeds or condemnation awards will belong to and be subject solely to the control of the ground lessor.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1 and representation and warranty number 35 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than six (6) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation— DBRI’s Underwriting Guidelines and Processes”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the CBM Portfolio Mortgage Loan (5.3%), the ESA with respect to the Courtyard Portland Beaverton Mortgaged Property (0.1%) identified a recognized environmental condition related to groundwater contamination in the area adjacent to the Mortgaged Property that was discovered in 1999 originating from a former Tyco manufacturing facility. As part of the remediation efforts, two groundwater monitoring wells were installed at the Mortgaged Property, which are sampled on an annual basis by the Oregon Department of Environmental Quality (“ODEC”). Based

on the most recent samples taken by ODEC, only trichloroethylene levels were detected to be slightly above the related action level of 5.0 micrograms per liter. According to the ESA, the vapor encroachment risk to the hotel at the Mortgaged Property appears to be low. The environmental consultant recommended that the property owner remain apprised of the case status of the former Tyco facility until such time that no further action is required by ODEC.

●	With respect to the Apollo Education Group HQ Campus Mortgaged Property (5.3%), the related ESA indicates that the norther portion of the Mortgaged Property was previously developed with several industrial properties, including auto salvage yards, metal fabricators, and contractor storage yards, and, prior to the development of the current improvements, underwent numerous extensive subsurface investigations and removal of contaminated soil and other waste materials. In addition, lime ponds, septic tank and seepage pits were identified on the northern portion of the Mortgaged Property, and the areas were excavated and recompacted with clean fill. The Arizona Department of Environmental Quality (“ADEQ”) issued a No Further Action (“NFA”) letter dated December 23, 2009, according to which the ADEQ-Voluntary Remediation Program (“VRP”) granted an NFA determination for the soil at the Lot 2 of the Mortgaged Property. It was noted in the letter that the confirmation soil sample analyzed contained lead and cadmium exceeding residential Soil Remediation Levels (“SRLs”), but below non-residential SRLs. An institutional control Declaration of Environmental Use Restriction (“DEUR”) was recorded on December 12, 2009 at the Maricopa County Recorder's Office. The institutional control limits the use of Lot 2 to non-residential use, and the entire Lot 2 is currently a paved parking lot. The ESA identified the foregoing as a controlled REC and made no further recommendation other than to continue to comply with the stipulations set forth in the DEUR. In addition, the ESA further indicates that storm water is removed from the Mortgaged Property primarily by sheet flow action across the paved surfaces towards landscaped storm water basins located throughout the Mortgaged Property. Drywells are located within these basins, and direct storm water to the subsurface. The use of drywells for this purpose in Arizona is common, and is not considered an REC. However, the drywells are required to be registered with the ADEQ, and the ESA indicated that the onsite drywells do not appear to be registered based on its regulatory review. Therefore, the ESA recommended the drywells to be registered with the ADEQ as required.

●	With respect to the Kings Plaza Mortgaged Property (3.4%), the related ESA identified a controlled REC at the Mortgaged Property related to groundwater and soil contamination from USTs. Six leaking, 15,000 gallon No. 2 fuel oil USTs were removed from the Mortgaged Property in 1997 following the discovery of fuel oil in groundwater monitoring wells. Chlorinated volatile organic compounds were identified in the groundwater at concentrations exceeding the New York State Department of Environmental Conservation (“NYSDEC”) criteria, and the Mortgaged Property was subsequently enrolled in the NYSDEC Voluntary Cleanup Program in 2001. An additional No. 2 fuel oil release occurred in 2006. Remedial actions addressing these releases have successfully achieved soil cleanup objectives for commercial use, but residual groundwater contamination above applicable commercial cleanup standards remains. Engineering and institutional controls were implemented at the Mortgaged Property, which included the filing of a deed restriction and environmental easement restricting the Mortgaged Property to commercial and industrial uses.

●	With respect to The Westin Book Cadillac Mortgage Loan (3.4%), the ESA identifies as a controlled REC for the Mortgaged Property impacts to onsite fill material above residential soil criteria. Such impacts were identified during a Phase II subsurface investigation conducted at the Mortgaged Property in 2001 as part of a Baseline Environmental Assessment (“BEA”). A BEA identifying the fill-related impacts was prepared for the Mortgaged Property on behalf of Cadillac Development Company, LLC, and was submitted to the Michigan Department of Environmental Quality (now the Michigan Department of Environment, Great Lakes, and Energy) in 2003. A BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic environmental impacts identified in the BEA. The BEA process requires the preparation of a Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property. The ESA notes that a DCP was prepared for the Mortgaged Property in 2002 in connection with the completion of an earlier (2002) BEA for the Mortgaged

Property. The ESA also notes that impacted soils at the Mortgaged Property are currently covered by an impervious surface. Given the current coverage of impacted fill material, historic investigations conducted at the Mortgaged Property, and the submittal of the 2003 BEA, the ESA consultant did not recommend any additional investigation.

●	With respect to the Crenshaw Plaza Mortgage Loan (3.3%), the related ESA identifies an REC at the Mortgaged Property related to the release of hazardous substances around three third-generation gasoline underground storage tanks and one waste oil underground storage tank (collectively, the “UST Systems”) UST in connection with an on-site operations of gas station tenant. Given that the UST Systems passed regulatory inspections and state regulations are being met, the environmental consultant recommended no further action in connection with the related soil contamination. A second REC is identified at the Mortgaged Property related to the presence of PCE in soil vapor in connection with the Mortgaged Property’s prior use as a dry-cleaning facility. All levels were reported to be below applicable regulatory thresholds. The environmental consultant concluded that (a) there was no significant vapor intrusion threat and/or human health threat above applicable human health risk criteria and (b) no further action is warranted at this time.

●	With respect to the Mitchellville Plaza Mortgage Loan (2.7%), the ESA identifies as a REC impacts above applicable standards to soil, gas and groundwater samples, which were taken at the Mortgaged Property in 2001 in relation to onsite dry cleaning operations. The ESA consultant noted that, should the borrower wish to pursue regulatory closure of those impacts identified at the Mortgaged Property in 2001, additional assessment would be necessary. To mitigate the potential for environmental liability caused by the dry cleaning operations located at the Mortgaged Property, the borrower obtained an environmental insurance policy with Citi Real Estate Funding Inc. as the named insured. The policy, which has a term expiring January 31, 2033, includes a loss limit of $3,000,000 with respect to most claims and $3,000,000 in the aggregate, and a $25,000 deductible.

●	With respect to the Stonemont Net Lease Portfolio Mortgage Loan (2.7%), the Motorola Solutions, Anthem Blue Cross and Blue Shield, MetLife – Dayton, OH, SKF USA, Eby-Brown – Ypsilanti, MI, First Midwest Bank – 1500 Allanson Road, Mundelein, IL, First Midwest Bank – Gary, IN and First Midwest Bank – Sandwich, IL Mortgaged Properties, contain recognized environmental conditions, historical environmental conditions or controlled environmental conditions, and, in the case of one such Mortgaged Property, is located adjacent to a laundromat from which a release originated. The Mortgaged Properties are covered by an environmental insurance policy. The coverage under the environmental insurance policy has an aggregate limit of $25,000,000 and a limit of $5,000,000 for each pollution event. The environmental insurance policy is dedicated to the subject Properties, has a term that expires in 2028 and list the Mortgage Lenders as named insureds.

●	With respect to the Michigan Multifamily Portfolio Mortgage Loan (2.3%), the ESA for the Midtown Square Mortgaged Property references a 2006 drinking water sampling event that identified levels of lead in drinking water above the action level in at least one first-draw sample taken from five apartment kitchens. A 30-second flush sample of the drinking water taken directly after the first-draw sample demonstrated lead concentrations below action levels. Accordingly, in 2006, the consultant conducting the sampling recommended that the tenants of the Mortgaged Property be advised to run the tap water for a short time before using it for drinking or cooking purposes. Given the 2006 drinking water sampling results, the ESA consultant with respect to the Mortgage Loan recommended that new lead-in-drinking water sampling be completed at the Mortgaged Property. The Mortgage Loan documents require the borrower to conduct lead water sampling by March 15, 2020. If the results of the lead water testing are greater than the current drinking water standard for lead, the borrower must replace the applicable fixtures within three months of the results of the lead water testing.

●	With respect to the Veranda at Cinco Ranch Mortgage Loan (1.3%), although beyond the scope of and not mentioned in the ESA, the related survey identifies a portion of the Mortgaged Property that is purportedly located on the United States Fish and Wildlife Service National Wetland Inventory

(“NWI”) maps as a “PF” (palustrine forested) wetland. The Clean Water Act generally prohibits discharge of fill material in jurisdictional wetlands without a proper permit. It is unclear whether the PF wetland reflected on the survey of the Mortgaged Property is or was a jurisdictional wetland that would be subject to the Clean Water Act and, since the area in question was developed in 2006, it is difficult to make such a determination today. However, environmental law experts routinely acknowledge that the NWI maps are notoriously inexact and are not formal determinations of wetlands that are subject to jurisdiction under the Clean Water Act, and a violation of the Clean Water Act can typically be remedied by obtaining an after-the-fact permit from the relevant agencies and paying appropriate mitigation to offset the effects. Violations of the Clean Water Act were specifically included in the related environmental indemnity, which was executed by both the borrower and guarantor.

●	With respect to the 3431-3491 Merrick Road Mortgage Loan (1.1%), the ESA notes the presence of an historic dry cleaning operation located at the Mortgaged Property. This dry cleaning operation formerly occupied a portion of the main building, which was demolished in 2018 and now exists as paved parking and driveway. The Phase I ESA consultant was not provided with, and was unable to otherwise obtain any information related to the decommissioning of the former dry cleaning facility, and therefore did not have any information on subsurface conditions at the Mortgaged Property. The Phase ESA consultant identified this lack of information as a significant data gap and recommended that a Phase II subsurface investigation be conducted to further evaluate if the former on-site dry cleaner represents a recognized environmental condition. In lieu of a conducting a Phase II subsurface investigation, and to mitigate the potential for environmental liability caused by the historic dry cleaning operation located at the Mortgaged Property, the borrower obtained an environmental insurance policy with Citi Real Estate Funding Inc. as the named insured. The policy, which has a term expiring January 22, 2033, includes a loss limit of $3,000,000 with respect to most claims and $3,000,000 in the aggregate, and a $25,000 deductible.

●	With respect to the Walgreens Nyack, NY Mortgage Loan (0.7%), the ESA identifies as an historic REC impacts to soil and groundwater associated with a gasoline station and auto body repair shop historically located on-site. The Mortgaged Property appears to have undergone various investigations and remediation prior to the construction of the current improvements. A groundwater monitoring program was required as part of the remediation and was to continue after the construction of the current improvements. In April 2018, the New York State Department of Environmental Conservation (“NYSDEC”) issued closure to the Mortgaged Property requiring no further action. The ESA also identifies as an historic REC impacts to the Mortgaged Property associated with a release that occurred at an adjacent property and that was reported in 2001. In connection with this 2001 release, seven monitoring wells were installed on the Mortgaged Property to identify any migration of the release from the adjacent site. The ESA reports that, in general, very low to non-detect dissolved petroleum impacts were identified in the monitoring wells on the Mortgaged Property. Accordingly, the NYSDEC approved the abandonment of these monitoring wells in August 2011. A monitored natural attenuation program at the adjacent property is ongoing. An Indemnity and Settlement Agreement addressing the release is currently in place between Getty Properties Corp., the former owner of the adjacent site, and Hilltop Nyack Corp., the former owner of the Mortgaged Property. This indemnity holds Getty Properties Corp responsible for any impacts that have migrated onto the Mortgaged Property, and the indemnity remains in place until the release receives closure from the governing authority. Based on the lack of significant petroleum impacts identified at the Mortgaged Property, the approved abandonment of the monitoring wells on the Mortgaged Property, and the indemnification agreement in place between Getty Properties Corp. and Hilltop Nyack Corp., the ESA consultant determined that no further investigation in relation to this matter was necessary.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such

Mortgaged Properties with respect to the largest 15 Mortgage Loans and Mortgage Loans with PIPs exceeding 10% of the principal balance of the Mortgage Loan.

With respect to the CBM Portfolio Mortgage Loan (5.3%), the portfolio of Mortgaged Properties is undergoing a renovation project that began in 2019 and is scheduled to conclude in 2023, which work includes certain renovations required under the management agreement with Courtyard Management Corporation. The borrowers may amend the scope of such renovation work from time to time. The borrowers are required under the Mortgage Loan to initially complete renovations at 13 Mortgaged Properties by December 31, 2020, 26 Mortgaged Properties by December 31, 2021, 39 Mortgaged Properties by December 31, 2022 and 52 Mortgaged Properties by December 31, 2023, and with respect to the ground leased Mortgaged Property located in Fresno, California, no later than June 30, 2021, subject to extension for completion of the renovation of the Mortgaged Property located in Fresno, California under certain circumstances. At origination, $99,000,000 was reserved for renovations at the Mortgaged Properties.

With respect to The Westin Book Cadillac Mortgage Loan (3.4%), the Mortgaged Property is currently undergoing a renovation. The renovation work is anticipated to cost approximately $14,838,000, which involves renovations to the guest rooms, corridors, ballrooms and common areas of the Mortgaged Property. At origination of the Mortgage Loan, approximately $1,814,808 was on reserve in the fund account and excess cash flow will sweep into the fund account in order to complete such renovation work. The related work is generally required to be completed within the next three years.

With respect to the Lone Star Court Mortgage Loan (2.1%), the borrower intends to complete renovations to the related Mortgaged Property, including, among other things, building exteriors, landscaping and signage, which are expected to be completed on or before December 21, 2021, in accordance with the Mortgage Loan documents. At origination, the borrower reserved $4,000,000 in connection with such renovations.

With respect to the Katie Reed Building Mortgage Loan (1.5%), the Mortgaged Property is expected to undergo a renovation. The renovation work involves renovations to the common areas and is anticipated to cost approximately $1,718,316, which amount was reserved at origination.

With respect to the Holiday Inn Express Trinidad Mortgage Loan (0.9%), the borrower is required under the related franchise agreement to complete renovations to convert the Mortgaged Property from a Holiday Inn Suites Hotel to a Holiday Inn Express & Suites Hotel. Under the related PIP, the borrower is required to complete various items by no later than May 31, 2020. At origination, the borrower reserved $2,186,735 in connection with the PIP.

There can be no assurance that this will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current full narrative appraisal, which was generally obtained within nine (9) months of the origination of the Mortgage Loan, conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within seven (7) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes—Physical Assessment Report”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to the related Mortgaged Property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—Citi Real Estate Funding Inc.— CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

With respect to the 25 Jay Street Mortgage Loan (2.0%), the existing certificate of occupancy issued in 2011 covers 23 multifamily units and there are currently 32 multifamily units at the Mortgaged Property. Subsequent to obtaining the existing certificate of occupancy, the borrower converted and subdivided existing units to increase the unit count to 32. The Mortgaged Property is under the jurisdiction of the New York City loft board and the Landmarks’ Preservation Commission, which, in addition to the New York City Department of Buildings, must approve increases to the unit count. Therefore, in addition to New York City Department of Buildings approval, the property requires loft board approval and landmark commission approval for the increase in unit account. The borrower obtained a legal opinion which states that the lack of a final residential certificate of occupancy does not prohibit the borrower’s ability to collect rent from the 32 units pursuant to the New York City loft law. The related Mortgage Loan documents require the borrower to pursue all necessary governmental approvals in order to obtain a certificate of occupancy with respect to all residential and non-residential units at the Mortgaged Property. The Mortgage Loan is recourse for losses in connection with failure of the borrower to obtain all necessary governmental approvals for the use and occupancy of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and representation and warranty number 25 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and F-2, respectively.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

With respect to the 650 Madison Avenue Mortgage Loan (5.3%), the borrower, the borrower sponsor and guarantor, and affiliates thereof are subject to multiple pending lawsuits, for claims related to, among other things, torts, negligence, personal injury, and premises liability. Such legal proceedings and other disputes may be covered by insurance maintained by the borrower. However, certain types of litigation may not be covered by insurance. We cannot assure you that any insurance maintained by the borrower will be adequate to cover litigation, disputes and related expenses.

With respect to the Apollo Education Group HQ Campus Mortgage Loan (5.3%), in December 2019, the University of Phoenix, an affiliate of the sole tenant, entered into a $191 million settlement to resolve charges stemming from an investigation by the Federal Trade Commission (“FTC”) for alleged use of deceptive advertisements between 2012 and 2016. The FTC alleged that the University of Phoenix used deceptive ads to attract students with the promise of future job opportunities. The $191 million settlement included $141 million in debt forgiveness to students enrolled between October 2012 and December 2016 and $50 million in cash. The settlement is related to events that occurred between October 2012 and December 2016, which is before Apollo Education Group and University of Phoenix were acquired by Apollo Global Management in February 2017. In addition, the Apollo Global Management team has since implemented a number of initiatives aimed at rebuilding the Apollo Education brand.

With respect to the East Village Multifamily Pool 3 Mortgage Loan (3.4%), Seryl Kushner is a guarantor. Seryl Kushner, with certain trusts for Kushner family members, including Jared Kushner, own a material indirect interest in the related borrower. It has been reported by various print media that members of the Kushner family companies are being investigated by the federal government with respect to financing obtained from foreign investors seeking to immigrate to the United States though the EB-5 visa program. News outlets also reported an investigation of the Kushner family companies’ entry into certain secured lending transactions, and any involvement of Jared Kushner, during the period that Jared Kushner has been senior advisor with the Trump administration. There can be no assurance of the nature or outcome of any such investigations or other investigations or whether any legal proceedings may result therefrom, or whether they could have an adverse impact on the related Mortgage Loan.

With respect to the 25 Jay Street Mortgage Loan (2.0%), the borrower sponsor, Joseph Torres, plead guilty to mail fraud and tax evasion in 2001 relating to his failure to pay prevailing wages for his construction companies between 1997 and 2000. The case was resolved in 2011 and resulted in Joseph Torres serving a 3-year probation sentence, 6 months home confinement, and paying a $100,000 fine and restitution of $5,106,853.30. The fine and restitution were paid off and there are no amounts outstanding.

With respect to the Katie Reed Building Mortgage Loan (1.5%), the guarantor, was named as a defendant in a derivative action filed in September 2019 against the board members of Mammoth Energy Services and its controlling shareholders, alleging breach of fiduciary duty and related claims. As of April 2019, the guarantor was the investment manager to entities that owned 49% of Mammoth Energy Services’ stock, and at least two of the named individual defendants that served as directors of Mammoth Energy Services are affiliated with the guarantor.

With respect to the Alabama Hilton Portfolio Mortgage Loan (1.3%), the borrower sponsor and guarantor is the subject of a contract dispute with respect to $2.0 million of personal loans made to him in 2018 in connection with a down payment on an unrelated property. That down payment was lost when the sponsor terminated the contract. The sponsor has agreed to repay the claimants on the personal loans by April 2020. In addition, the borrower sponsor and guarantor developed and sold an unrelated property in 2009 using a revolving line of credit from Amtrust Bank that he personally guaranteed. The guaranty was sold to a distressed home note purchaser, and in April 2019, the note purchaser filed a judgment for $2.0 million stemming from the unrelated property.

With respect to the Walgreens Nyack, NY Mortgage Loan (0.7%), the borrower sponsor was named as a defendant in an ongoing personal injury lawsuit in connection with a slip and fall at an unrelated property in New York. The plaintiff is seeking $745,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the Drayton Tower Mortgage Loan (2.5%), the 25 Jay Street Mortgage Loan (2.0%) and the Walgreens Nyack, NY Mortgage Loan (0.7%), (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to The Westin Book Cadillac Mortgage Loan (3.4%), one of the guarantors has been the subject of prior foreclosures with respect to two unrelated mortgage loans. In addition, the Mortgaged Property was originally funded with certain mortgage loans, mezzanine debt, forgivable grants, and tax credit equity in the aggregate amount of approximately $117 million. The Mortgaged Property opened to the public as a Westin in October 2008 and was unable to cover debt service. The maturity dates of certain unrelated loans were extended, while others remained in maturity default. In 2018, an unrelated lender refinanced the debt on the Mortgaged Property, and all claims pertaining to the initial defaulted debt have since been settled. In connection with certain claims related to that prior debt, the plaintiff received a preferred return position in the borrower, with such amounts payable solely out of excess cash flow. The Mortgage Loan refinanced the loan made by the unrelated lender in 2018.

Twenty-five (25) Mortgage Loans (71.1%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Ten (10) Mortgage Loans (28.9%) were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	With respect to the Murphy Crossing Mortgage Loan (9.0%), Renesas, the largest tenant at the Mortgaged Property, leases approximately 59.5% of the rentable square footage of the Mortgaged Property.

●	With respect to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), two of the three individual Mortgaged Properties that secure the Mortgage Loan are each occupied by a single tenant and one individual Mortgaged Property is leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

●	The Mortgaged Properties securing the Apollo Education Group HQ Campus Mortgage Loan (5.3%), the Staples Headquarters Mortgage Loan (3.2%), the 3000 Post Oak Mortgage Loan (3.2%), the Stonemont Net Lease Portfolio Mortgage Loan (2.7%) and the Walgreens Nyack, NY Mortgage Loan (0.7%) are each leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date or anticipated repayment date, as applicable. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed-use, industrial and flex Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

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In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

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With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or the Anticipated Repayment Date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Moffett Towers – Building B	2.9%	12/31/2030	2/6/2030
Moffett Towers – Building A	2.6%	6/30/2026	2/6/2030

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There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

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With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
Murphy Crossing	9.0%	59.5%	2026	3/6/2030
650 Madison Avenue	5.3%	52.3%	2024	12/8/2029
Moffett Towers – Building C	2.9%	92.4%	2027	2/6/2030
25 Jay Street	2.0%	57.0%	2022	2/6/2030
Katie Reed Building	1.5%	70.2%	2024	3/6/2030

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed-use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property):

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With respect to the 1633 Broadway Mortgage Loan (5.3%), the 650 Madison Avenue Mortgage Loan (5.3%), the 3500 Lacey Mortgage Loan (3.8%) and the Kings Plaza Mortgage Loan (3.4%), each related Mortgaged Property is subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. Also, see Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans or Groups.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-1:

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With respect to the Murphy Crossing Mortgage Loan (9.0%), the second largest tenant at the Mortgaged Property, Elo Touch Solutions, has subleased the entirety of its space to SonicWall on a coterminous basis. The underlying lease expires on January 31, 2023. SonicWall has executed a direct lease with the borrower which has a February 1, 2023 commencement date and a March 31, 2029 expiration date. The direct lease provides for two months of free rent and SonicWall will pay $32.04 per square foot during its first year with annual escalations. The third largest tenant at the Mortgaged Property, Bayer Healthcare, has subleased the entirety of its space to AeroHive Networks Incorporated (“AeroHive”). AeroHive was acquired by Extreme Networks Inc., and relocated to a different property (unrelated to the collateral) in November 2019. Extreme Networks Inc., and the borrower sponsor have agreed to terms, via letters of intent, with the tenant Risk Management Solutions, Inc. (“RMS”) to sublease 100% of the space through June 30, 2023 with a direct lease commencing upon the expiration of the sublease and extending through November 30, 2030.

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With respect to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), the largest tenant at the Mortgaged Properties, Google, occupies the Building A Mortgaged Property as a sole tenant pursuant to a lease that commenced on April 1, 2016. The tenant has executed (a) a separate lease for the Building B Mortgaged Property as a sole tenant, which has a January 1, 2021 commencement date and (b) two separate leases for approximately 57% (in the aggregate) of the NRA of the Building C Mortgaged Property, which have March 1, 2020 and July 1, 2020 commencement dates, respectively. The tenant has not taken occupancy nor commenced paying rent for either the Building B space or the Building C space. The second largest tenant at the Mortgaged Properties, Comcast, occupies a portion of the first floor and the entire fifth floor Building C Mortgaged Property (approximately 22.5%, in the aggregate, of the Building C NRA) pursuant to a lease that commenced on December 3, 2010. The tenant has executed a lease amendment for additional space consisting of the entire sixth floor of Building C Mortgaged Property (approximately 12.7% of the Building C NRA), which has a November 1, 2020 commencement date. Tenant has not taken occupancy nor commenced paying rent for the Building C sixth floor space.

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With respect to the 1633 Broadway Mortgage Loan (5.3%), (i) the largest tenant at the related Mortgaged Property, Allianz Asset Management of America L.P., representing approximately 12.5% of the net rentable area, subleases approximately 6.4% of its space to Triumph Hospitality through December 30, 2030; (ii) the second largest tenant at the related Mortgaged Property, WMG Acquisition Corp, representing approximately 11.5% of the net rentable area, subleases approximately 1.1% of its space to Cooper Investment Partners LLC on a month-to-month basis; and (iii) the fifth largest tenant at the related Mortgaged Property, Kasowitz Benson Torres, representing approximately 7.9% of the net rentable area, subleases approximately (x) 3.4% of its space to Delcath Systems, Inc. through February 28, 2021, (y) 6.0% of its space to Avalonbay Communities through October 31, 2026 and (z) 6.5% of its space to Cresa New York through April 30, 2021.

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With respect to the 1501 Broadway Mortgage Loan (5.3%), the second largest tenant at the Mortgaged Property, Tremor Video, has subleased (i) 41,308 square feet of space to Mergermarket (U.S.) Ltd. on a coterminous basis currently at $55.22 per square foot beginning in late 2018 and (ii) 10,178 square feet to Office Resources Inc. on a month-to-month basis at $57.00 per square foot beginning in 2016. The underlying lease expires in January 2025.

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With respect to the 3500 Lacey Mortgage Loan (3.8%) the largest tenant, HAVI Global Solutions, has subleased (a) 17,696 square feet to Hearthside Food Solutions at a base rent of $22.00 per square foot and (b) 22,132 square feet to Donnelley Financial at a base rent of $22.70 per square foot. Both subleases are coterminous with the underlying lease to HAVI Global Solutions, which expires in April 2025.

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With respect to the Kings Plaza Mortgage Loan (3.4%), Best Buy, the fifth largest tenant at the Mortgaged Property, is currently in negotiations with the borrower for an early termination of its related lease with respect to its entire demised premises (the “Best Buy Space”). The Mortgage Loan documents permit the borrower to enter into (i) a termination of the Best Buy lease, (ii) a modification of the Best Buy lease which results in the rent payable by Best Buy being less than an amount equal to 105% of the amount of the rent in effect as of the origination date, or (iii) a modification of the Best Buy lease which shortens the related term to a date expiring prior to January 31, 2032; provided, among other conditions, the borrower enters into a master lease with the related guarantor requiring such guarantor to pay an amount equal to (i) 105% of the amount of rent to which the borrower would otherwise be entitled pursuant to the Best Buy lease in effect as of the origination date, minus (ii) the sum of (x) the amount of rent actually received by the borrower from tenants under any replacement lease, plus (y) the amount of rent actually received by the borrower from Best Buy under the terms of the Best Buy lease. In connection with any redevelopment of the Best Buy Space, the Mortgage Loan documents require the borrower to, among other things, deliver a completion guaranty to the lender.

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With respect to the Staples Headquarters Mortgage Loan (3.2%), the sole tenant, Staples (“Staples”) has the right to sublease up to 150,000 square feet of its 666,088 total square feet to an affiliate, Office Superstore East, LLC (the “USR Sublease”), so long as the sublease contains the same provisions as the Staples lease, provided that the term of the USR Sublease must be for five years with three five year options to extend, and the rent payable under the USR Sublease must be equal to the then applicable base rent payable on a square foot basis under the Staples lease. In addition, Staples has the right to sublease up to 10% of the square feet of the portion of the building being used for office purposes and known as Staples Corporate Center, in the aggregate, without landlord consent. The Mortgage Loan documents provide that with respect to a sublease within the leased premises of more than 50,000 square feet, to an unaffiliated subtenant, such sublease will not terminate upon a termination of the Staples lease but will instead become a direct lease.

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With respect to the 8-44 Brighton 11th Street Mortgage Loan (0.6%), the largest tenant, Brighton 11 Realty LLC, which represents 55.7% of the net rentable area at the Mortgaged Property, subleases 14,713 square feet, which represents 37.2% of the net rentable area at the Mortgaged Property, to four subtenants, Dental Lab, Circle of Friends, Gem Pharmacy, and Wow Café and Grill.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. In addition, as indicated on “Annex A-3—Description of Top Fifteen Mortgage Loans”, certain tenants at a Mortgaged Property may not be paying rent with respect to a portion of their rented space.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties with respect to the largest 15 Mortgage Loans or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

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With respect to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), Google, the largest tenant at the Mortgaged Properties, representing approximately 85.7%, in the aggregate, of the net rentable area, is not required to occupy or to continuously operate the premises and Google has the right to cease operations (whether or not Google vacates the premises) without the same constituting a default under the Google lease, provided Google continues to pay rent and perform its obligations under the Google lease and also has the right to remain open for business only on the days and during the hours Google determines is commercially practical.

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With respect to the 650 Madison Avenue Mortgage Loan (5.3%), the second largest tenant at the related Mortgaged Property, Memorial Sloan Kettering Cancer Center, representing approximately 16.8% of the net rentable area, has the right to go dark at any time.

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With respect to the Staples Headquarters Mortgage Loan (3.2%), the sole tenant, Staples, is permitted to go dark in up to 80% the entire space of the Mortgaged Property, provided, that, it is an event of default under the lease if the tenant goes dark in over 10% of their space and does not deliver certain letters of credit to landlord (listing the related lender as the beneficiary thereunder), the face amount of which increases as the percentage of “dark space” increases.

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With respect to the Walgreens Nyack, NY Mortgage Loan (0.7%), the sole tenant, Walgreens, has the right to go dark at any time. If no business is conducted for six consecutive months, the related borrower has the right to terminate the lease.

We cannot assure you that any tenants discussed above will take occupancy of the related premises or commence paying rent as expected or at all. Any failure to do so may have a material adverse effect on the related Mortgaged Property and the related borrower’s ability to satisfy its obligations under the related loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

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With respect to the CBM Portfolio Mortgage Loan (5.3%), the Apollo Education Group HQ Campus Mortgage Loan (5.3%), the Crenshaw Plaza Mortgage Loan (3.3%), the Staples Headquarters Mortgage Loan (3.2%), the Stonemont Net Lease Portfolio Mortgage Loan (2.7%) and the Walgreens Nyack, NY Mortgage Loan (0.7%), certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

In particular, with respect to the 5 largest tenants (based on net rentable area) and certain entities other than tenants with respect to the 15 largest Mortgage Loans:

●	With respect to the CBM Portfolio Mortgage Loan, the Mortgaged Properties are subject to purchase options as follows:

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With respect to the Courtyard Fort Lauderdale Plantation Mortgaged Property (0.1%), the declarant Lincoln Property Company 1315, LTD has the right to purchase such Mortgaged Property for its then appraised value if hotel operations at the Mortgaged Property cease for 60 consecutive days (other than due to casualty, condemnation or renovation) (an “Abandonment”). Any such Abandonment would be a default under the Mortgage Loan documents. Because the declaration was recorded prior to the mortgage on the Courtyard Fort Lauderdale Plantation Mortgaged Property, such mortgage is subject and subordinate to such purchase option. Accordingly, upon any exercise of such right, the Mortgaged Property would no longer be subject to the lien of such mortgage. In the event the purchase option is exercised, the borrower is required to pay to the lender the proceeds of the sale and the difference, if any, between the amount required to obtain a release of the related Mortgaged Property under the Mortgage Loan documents and the amount paid by the purchaser. Such amounts are guaranteed by the non-recourse carveout guarantor. These rights may impede the lender’s ability to sell the related Mortgaged Property, or adversely affect the value and/or marketability of the Mortgaged Property. Additionally, the exercise of this purchase option may result in a partial prepayment of the Whole Loan during a period when voluntary prepayments are otherwise prohibited or a release of the lien with respect to such Mortgaged Property without payment in full of the release price.

o

With respect to the Courtyard Charlotte South Park and Courtyard Philadelphia Devon Mortgaged Properties (0.0%), the respective ground lessors have the option, upon a default by the applicable borrower under the applicable leasehold mortgage or any other event that would permit the lender to accelerate the Mortgage Loan, to purchase the related leasehold mortgage at a price set forth in the ground lease, which would be not less than the fair market value of the leasehold estate and all buildings and improvements on the leasehold estate and all furniture, furnishings, fixtures, equipment and other items of personal property located thereat, which mortgage would be assigned to the ground lessor. Such a purchase could result in a partial prepayment of the Whole Loan during a period when voluntary prepayments are otherwise prohibited or a release of the lien with respect to such Mortgaged Property without payment in full of the related release price.

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With respect to the Apollo Education Group HQ Campus Mortgage Loan (5.3%), the lease for the sole tenant, Apollo Education Group, contains a right of first offer to purchase the Mortgaged Property, which the tenant has acknowledged and agreed that such right of first offer is not exercisable in connection with any exercise of remedies pursuant to any mortgage, deed of trust or other security instrument encumbering the premises or any mezzanine loan secured by the membership interests in the fee owner of the premises, including: (a) a purchase of the premises (or any portion thereof) at a foreclosure sale, (b) a transfer of the premises (or any portion thereof) to any lender or its designee pursuant to a deed-in-lieu of foreclosure, (c) a transfer of the membership interests in the fee owner of the premises pursuant to a foreclosure of any such mezzanine loan, or (d) any subsequent sale of the premises (or any portion thereof) by any lender or its designee after a foreclosure or deed-in-lieu of foreclosure or by any mezzanine lender or its designee after a foreclosure of any mezzanine loan.

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With respect to the Crenshaw Plaza Mortgage Loan (3.3%), the largest tenant, Ralph’s Market, has an option to purchase all (but not less than all) of the related Mortgaged Property upon the landlord’s election to sell the Mortgaged Property.

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With respect to the Staples Headquarters Mortgage Loan (3.2%), the sole tenant, Staples, has a right of first offer to purchase the related Mortgaged Property upon the landlord’s election to sell the Mortgaged Property. The right of first offer does not apply in the event of a foreclosure or deed in lieu of foreclosure, but would apply to subsequent transfers.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

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With respect to the Staples Headquarters Mortgage Loan (3.2%), the sole tenant, Staples, is majority owned and controlled by Sycamore Partners. An affiliate of Sycamore Partners also owns a 33 and 1/3% non-controlling interest in the related borrower.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, eighteen (18) Mortgaged Properties related to the Murphy Crossing Mortgage Loan (9.0%), the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), the CBM Portfolio Mortgage Loan (5.3%), the Crenshaw Plaza Mortgage Loan (3.3%), the Stonemont Net Lease Portfolio Mortgage Loan (2.7%) and The Mark Mortgage Loan (0.5%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 16%.

In the case of seventeen (17) Mortgage Loans (67.8%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

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With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the related borrower may rely on the insurance provided by the master tenant at the Mortgaged Property. Such insurance is generally required to meet the requirements of the related mortgage loan documents, except that the tenant’s policies are permitted to vary from the requirements of the mortgage loan documents with respect to (x) the named storm sublimit, which must be no less than $700,000,000 per occurrence (which is less than full replacement cost), and (y) any property or terrorism deductible, which may be up to $2,500,000.

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With respect to the Staples Headquarters Mortgage Loan (3.2%), to the extent that Staples, the sole tenant at the Mortgaged Property, (i) maintains, either through a program of self-insurance (but only to the extent Staples maintains a rating of “A-” or better by S&P) or third-party insurance, all or a portion of the coverages required under the related loan agreement, and the Staples lease will remain in full force and effect following a casualty and (ii) such insurance requires Staples to restore the Mortgaged Property at its sole cost and expense without rent abatement, the borrower will not be required to maintain the insurance maintained by Staples, but will be required to maintain any insurance required by the related loan agreement and not maintained by Staples (which may be maintained as “excess and contingent” coverage to the extent Staples maintains a portion of such coverage).

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With respect to the Walgreens Nyack, NY Mortgage Loan (0.7%), the related borrower may rely on the insurance or self-insurance provided by the single tenant, so long as the tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related mortgage loan documents. If the tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.

See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 17 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, and representation and warranty number 30 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex F-2, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

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With respect to the 1501 Broadway Mortgage Loan (5.3%), the Mortgaged Property has been designated as a landmark, landmark site or historic district, and the Mortgage Loan is subject to a certain Maintenance Agreement for Distinctive Sidewalks with the New York City Department of Transportation.

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With respect to The Westin Book Cadillac Mortgage Loan (3.4%), the related Mortgaged Property is listed on the National Register of Historic Places. Renovations, alterations and conversions of the Mortgaged Property from its current use may be limited as a result of the landmark status, and we cannot assure you that such restrictions will not impact revenue from the Mortgaged Property.

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With respect to the Drayton Tower Mortgage Loan (2.5%), the Mortgaged Property is part of the Savannah National Historic Landmark Historic District, and a certificate of appropriateness must be issued prior to exterior work on the existing structure.

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With respect to the 25 Jay Street Mortgage Loan (2.0%), the related Mortgaged Property is designated as a landmark. Alterations and conversions of the Mortgaged Property from its current use may be limited as a result of the landmark status, and we cannot assure you that such restrictions will not impact revenue from the Mortgaged Property.

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With respect to the Katie Reed Building Mortgage Loan (1.5%), the related Mortgaged Property is designated as a historic property. Alterations and conversions of the Mortgaged Property from its current use may be limited as a result of the historic status, and we cannot assure you that such restrictions will not impact revenue from the Mortgaged Property.

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With respect to the 144 Willow Street Mortgage Loan (0.6%), the Mortgaged Property has been designated as part of the Brooklyn Heights Historic District. As a result, alterations and conversions of the Mortgaged Property from its current use may be limited, and we cannot assure you that such restrictions will not impact revenue from the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and representation and warranty number 25 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Moffett Towers Buildings A, B & C(1)	8.4%	38.7%	38.7%	$1,145,000,000	44.5%	44.5%	$995,000,000
650 Madison Avenue(2)	5.3%	48.5%	48.5%	$1,210,000,000	48.9%	48.9%	$1,200,000,000
CBM Portfolio(3)	5.3%	33.6%	33.6%	$1,184,500,000	40.6%	40.6%	$980,000,000
Bellagio Hotel and Casino(4)	4.2%	39.3%	39.3%	$4,260,000,000	25.8%	25.8%	$6,500,000,000
Katie Reed Building(5)	1.5%	46.7%	46.7%	$31,020,000	47.6%	47.6%	$30,440,000
Holiday Inn Express Trinidad(6)	0.9%	61.4%	54.2%	$13,500,000	74.0%	65.4%	$11,200,000

(1)

The Appraised Value (Other than “As-Is”) represents the “As-Stabilized” portfolio appraised value as of October 1, 2021, which assumes (i) that Google and Comcast are in occupancy and paying unabated rent on the entirety of each tenant’s respective premises and (ii) that future leasing costs for signed tenants (including free rent, gap rent outstanding improvements and leasing commissions) are held in a separate reserve account. At loan origination, approximately $87,705,675 was reserved.

(2)

The Appraised Value (Other Than “As-Is”) of $1,210,000,000 represents the “Hypothetical As Is” appraised value as of October 31, 2019, which assumes that the Mortgaged Property will have in place reserves of around approximately $10,000,000 at origination. At origination of the Mortgage Loan, approximately $9,500,000 was reserved. The “as-is” appraised value of the Mortgaged Property as of October 31, 2019 was $1,200,000,000.

(3)

The Appraised Value (Other Than “As-Is”) represents the aggregate “As Complete” value of the Mortgaged Properties as of November 1, 2020, which assumes the completion of planned renovations at the Mortgaged Properties. At origination, $99,000,000 was reserved for completion of planned renovations. The aggregate “as-is” portfolio appraised value of the Mortgaged Properties, which includes a portfolio premium, was $980,000,000 as of November 1, 2019. The aggregate “as-is” appraised value of the Mortgaged Properties, valued as individual assets as of November 1, 2019, was $930,000,000 (which would result in a Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio of 42.8%).

(4)

The Appraised Value (Other Than “As-Is”) reflects the “As Leased” value solely with respect to the real property portion of the Mortgaged Property of $4,260,000,000, excluding certain intangible value attributable to the Mortgaged Property.

(5)	The Appraised Value (Other Than “As-Is”) of $31,020,000 represents the “As-Stabilized” appraised value as of February 1, 2020.

(6)

The Appraised Value (Other Than “As-Is”) of $13,500,000 represents the “Hypothetical As Is Market Value” value as of November 1, 2019, which assumes that the reserve for the property improvement plan (the “PIP”) required under the related franchise agreement is funded. At loan origination, the borrower reserved $2,186,735 for the PIP.

In addition, with respect to the 1633 Broadway Mortgage Loan (5.3%), the appraisal includes the extraordinary assumption that the owner has provided a $55,980,670 capital expenditure budget that is projected to occur over the initial 10 years of the investment holding period, which was utilized to estimate the value set forth in the appraisal. Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and we cannot assure you that they will be made.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the

Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D-1, representation and warranty number 27 in Annex E-1 and representation and warranty number 27 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively, for additional information.

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With respect to the 650 Madison Avenue Mortgage Loan (5.3%), the liability for each guarantor (i) with respect to the full recourse carveouts related to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the related Loan Combination) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the related Loan Combination), in each case plus costs and expenses related to enforcement.

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With respect to the 1633 Broadway Mortgage Loan (5.3%) and the 1501 Broadway Mortgage Loan (5.3%), in each case, there is no separate non-recourse carveout guarantor, and the related borrower(s) are the only indemnitor(s) under the related environmental indemnity agreement.

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With respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the related Whole Loan as of the date of the event. In addition, only the related single purpose entity borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity borrower is the only party liable under the environmental indemnity; provided, however, that if the borrower fails to maintain an environmental insurance policy as required under the Mortgage Loan documents, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. At origination of the Mortgage Loan, the related borrower obtained an environmental insurance policy issued by Evanston Insurance Company for an initial term of five years, expiring November 15, 2024, which is prior to the related maturity date. We cannot assure you that the borrower will obtain a new environmental insurance upon expiration. In addition, as described in the exception to representation and warranty number 17 on Annex D-3 and the exception to representation and warranty 18 on Annex E-2, the environmental insurance policy does not comply with the requirements set forth in the Mortgage Loan documents. Further, the nonrecourse carveout guarantor’s liability for transfers in violation of the Mortgage Loan documents is not full recourse, but is limited to losses only.

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With respect to the 3000 Post Oak Mortgage Loan (3.2%), under the limited liability company agreement (the “LOPO 2 LLC Agreement”) of LOPO 2 LLC, which indirectly owns 100% of the borrower (“LOPO 2”), between Norman Bobrow and FG US Holdings 2, LLC, as consideration for executing and delivering the guaranty for the 3000 Post Oak Whole Loan (the “Guaranty”), Norman Bobrow is required to be paid by LOPO 2, as an operating expense of LOPO 2, a fee of $350,000 per annum, payable in monthly installments equal to $29,166.67, for so long as, among other conditions: (i) Norman Bobrow remains a member of LOPO 2, and/or (ii) unless Norman Bobrow has been removed as a member of LOPO 2 for cause under the LOPO 2 LLC Agreement, the Guaranty remains in effect.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental policy prior to any claim being made under such environmental indemnity.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1 and representation and warranty number 41 in Annex F-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex F-2, respectively, for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

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With respect to the Kings Plaza Mortgage Loan (3.4%), a portion of the Mortgaged Property occupied by Lowe’s is subject to a 15-year Industrial & Commercial Incentive Program (“ICIP”) tax abatement that expires in the 2025/2026 tax year. Under the ICIP, taxes are payable on the underlying land and improvements, but any taxes related to increased assessments on such improvements are fully abated through tax year 2020/2021. Commencing in tax year 2021/2022, such increases are then phased in at 20% increments through the expiration of the related ICIP abatement. For the 2019/2020 tax year, abated taxes for the applicable land and improvements are approximately $643,391 (as opposed to unabated taxes of approximately $992,466). Under its related lease, Lowe’s remains directly responsible for all tax payments due on the applicable land and improvements (including in the event the ICIP abatement were no longer in effect.

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With respect to the Kings Plaza Mortgage Loan (3.4%), the collateral includes all of the equity interests in Kings Plaza Energy LLC, an affiliate of the related borrower, and all of the equity in the borrower. Because such equity interests may not qualify as an interest in real property or as personal property incidental to real property for U.S. federal income tax purposes, upon a foreclosure, the REMIC regulations may restrict the issuing entity from taking title to such equity interests. Therefore, upon the occurrence of an event of default under the Mortgage Loan documents and an ensuing foreclosure with respect to the Mortgage Loan, the PSA may not permit the issuing entity to take title to such equity interests (unless an opinion of counsel is provided indicating otherwise), but rather will require the issuing entity to either (i) pursue its remedies under the mortgage or otherwise exercise the legal remedies available to it under applicable law, or (ii) sell such equity interests and apply the proceeds toward the repayment of the Mortgage Loan. Depending on market conditions, the proceeds from the sale of such equity interests could be less than the proceeds that would be received if the special servicer had taken title to such equity interests and sold them at a later date.

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With respect to the Stonemont Net Lease Portfolio Mortgage Loan (2.7%), the SKF USA Mortgaged Property is subject to two separate ground leases. The ground leases terminate in 2027 and upon termination, the borrower is obligated to purchase the fee interest for $1 and certain other amounts. The ground leases were created to provide a real estate tax abatement in the form of a payment in lieu of taxes (“PILOT”) program. The PILOT program is co-terminous with the ground leases, and real estate taxes will revert to fully unabated real estate taxes when the ground leases expire. Following the purchase of the property by the ground tenant, fully unabated real estate taxes will resume.

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With respect to the Drayton Tower Mortgage Loan (2.5%), the borrower sponsor purchased the Mortgaged Property in 2012 and undertook a comprehensive renovation and, in connection therewith, received from the Historic Preservation Division a state tax incentive, which freezes the mortgaged property’s total market value as it relates to its tax assessment until 2021, thereby reducing the assessed property tax during the abatement period. According to the borrower sponsor, the expected taxes for the years 2020, 2021, 2022, 2023, and 2024 are, respectively, $121,425, $137,264, $324,957, $328,206, and $331,487. In connection with such tax incentive, the mortgage loan is structured with a master lease between the borrower, as the master landlord, and the borrower’s affiliate, as the master tenant, which leases the units to the individual renters.

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With respect to the 8-44 Brighton 11th Street Mortgage Loan (0.6%), the related Mortgaged Property is the subject of a 25-year Industrial and Commercial Incentive Program (the “ICIP Abatement”), which is scheduled to expire in the 2026/2027 tax year. The unabated tax amount is $201,055. Taxes were underwritten to the abated tax amount of $158,380.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-seven (27) Mortgage Loans (85.5%), are interest-only for the entire term of the Mortgage Loans until the maturity date.

Six (6) Mortgage Loans (12.4%) provide for payments of interest only for the first 12 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Two (2) Mortgage Loans (2.1%) provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	9	$ 188,938,942	20.0%
5	2	90,000,000	9.5
6	22	589,437,221	62.5
8	1	50,000,000	5.3
10	1	25,000,000	2.7
Total:	35	$ 943,376,162	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	32	93.1%
5	2	4.4%
5 (once per year)	1	2.5
Total	35	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

An “ARD Loan“ is a Mortgage Loan that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan. In addition, with respect to each ARD Loan, such loan is interest-only until the Anticipated Repayment Date. There are no ARD Loans related to the Trust.

After the Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the related ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 2 to 7 payments, except with respect to the Stonemont Net Lease Portfolio Whole Loan where the specified period for the Stonemont Net Lease Portfolio Fixed Rate Loan is 7 payments and the specified period for the Stonemont Net Lease Portfolio Floating Rate Loan is 18 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal“ and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions“ in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

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will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

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if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to seven (7) Mortgage Loans (16.3%), the related borrower is permitted, after a lockout period of 24 to 26 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount, if such prepayment occurs prior to the related open prepayment period.

With respect to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), the related borrower is permitted, after a lockout period of 24 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount for a period of 1 payment, and then (i) prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount, or (ii) defease the Mortgage Loan, if such prepayment or defeasance occurs prior to the related open prepayment period, for a period of 88 payments.

With respect to the CBM Portfolio Mortgage Loan (5.3%), in connection with releases of related individual Mortgaged Properties after March 6, 2021 the related Whole Loan may be prepaid in an amount up to $61,560,000 without payment of any prepayment fee or yield maintenance premium. Such prepayments without prepayment fee in connection with a partial release are not allocated to the Mortgage Loan in the issuing entity, but instead are allocated solely to Note A-1 of the related Whole Loan, which is not included in the issuing entity. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

With respect to Bellagio Hotel and Casino Mortgage Loan (4.2%), the related borrower is permitted to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 0.5% of the prepaid amount for a period of 27 payments, and then (i) defease the Mortgage Loan, or (ii) prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 0.5% of the prepaid amount, if such prepayment or defeasance occurs prior to the related open prepayment period for a period of 86 payments

With respect to the Stonemont Net Lease Portfolio Mortgage Loan (2.7%), the related borrower, may prepay the floating rate portion of the Mortgage Loan at any time with the payment of a spread maintenance or other prepayment premium if such prepayment occurs prior to the related open prepayment period and the fixed rate portion of the Mortgage Loan after a lockout period of 25 payments following the origination date. In addition, with respect to such Mortgage Loan, the related Whole Loan is split between (i) a 24-month floating rate componentized loan with three, one year extension options (the “Stonemont Net Lease Portfolio Floating Rate Loan”) with an aggregate Cut-off Date principal balance of $277,450,000, and (ii) a 60-month fixed rate componentized loan (the “Stonemont Net Lease Portfolio Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Stonemont Net Lease Portfolio Senior Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $296,270,000, and (B) a subordinate fixed rate componentized loan (the “Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $351,280,000. The Mortgage Loan consists of a portion of the Stonemont Net Lease Portfolio Senior Fixed Rate Loan. Prior to an event of default under the Whole Loan, all voluntary prepayments are required to be applied to repay the Stonemont Net Lease Portfolio Floating Rate Loan, prior to any application to Stonemont Net Lease Portfolio Senior Fixed Rate Loan or the Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan. In addition, if certain conditions to an extension of the Stonemont Net Lease Portfolio Floating Rate Loan are not satisfied, and the related borrower fails to pay the related balloon payment on the Stonemont Net Lease Portfolio Floating Rate Loan, there will be an event of default on the entire Stonemont Net Lease Portfolio Whole Loan, which may result in acceleration and repayment of the Stonemont Net Lease Portfolio Whole Loan at a time that is significantly earlier than the maturity date of the Stonemont Net Lease Portfolio Fixed Rate Loan. Conversely, in some circumstances an event of default may result in a delay in repayment.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
2	1	$ 9,360,000	1.0%
3	8	174,133,942	18.5
4	8	133,261,000	14.1
5	9	309,626,221	32.8
6	3	42,545,000	4.5
7	6	274,450,000	29.1
Total:	35	$ 943,376,162	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

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the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-eight (28) Mortgage Loans (the “Defeasance Loans”) (83.7%), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, the principal balance outstanding, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

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With respect to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), at any time after March 6, 2022, provided that no event of default is continuing, the borrowers may obtain the release of up to two of the three individual Mortgaged Properties from the lien of the mortgage upon a bona fide third-party sale or a conveyance to any affiliate in connection with a permitted refinance of such Mortgaged Property(ies), upon the prepayment of the related Whole Loan in the amount of (a) with respect to the release of Building A and/or Building C, the greater of 100% of net sales proceeds and 115% of the applicable allocated loan amount or (b) with respect to a release of Building B, the greater of 100% of net sales proceeds and 125% of the applicable allocated loan amount, and the related prepayment fee or yield maintenance premium, provided that borrowers satisfy the following conditions, among others: (i) the debt service coverage ratio as of the release date for the remaining Mortgaged Property is not less than the greater of (x) 1.44x and (y) the debt service coverage ratio immediately prior to such release, (ii) the debt yield as of the release date for remaining Mortgaged Property is not less than the greater of (x) 7.75% and (y) the debt yield immediately prior to such release, (iii) the loan-to-value ratio for the remaining Mortgaged Property is not more than (x) 70% and (y) the loan-to-value ratio immediately prior to such release, (iv) the borrowers deliver a REMIC opinion, and (v) if requested by the lender, the borrowers deliver a rating agency confirmation.

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With respect to the 650 Madison Avenue Mortgage Loan (5.3%), provided that no event of default is continuing under the related Mortgage Loan documents (other than an event of default that would be cured by a partial defeasance and the associated release), at any time after the earlier of (a) November 26, 2022, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and provided that a Condominium Conversion has occurred, the borrower may deliver defeasance collateral and obtain release of one or more individual Condominium Units provided that, among other conditions, (i) the defeasance collateral is in an amount equal to or greater than 125% of the allocated loan amount for the individual Condominium Unit(s) being released, (ii) the loan-to-value ratio with respect to the Condominium Units remaining subject to the lien of the mortgage after such partial defeasance is equal to or less than 67%, (iii) the debt yield with respect to the remaining Condominium Units for the four calendar quarters then most recently ended, recalculated to include only income and expense attributable to the portion of the Mortgaged Property that continues to be subject to the liens of the Mortgage Loan documents after the contemplated release and to exclude the interest expense on the aggregate amount defeased, is not less than the greater of (x) 7.3% and (y) the lesser of (a) the debt yield immediately prior to such release, and (b) 9.125%, (iv) the borrower delivers a REMIC opinion, and (v) if requested by lender, the borrower delivers a rating agency confirmation. See “Condominium and Other Shared Interests” above.

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With respect to the CBM Portfolio Mortgage Loan (5.3%), after the prepayment lockout date (March 6, 2021), the borrowers may obtain the release of any individual Mortgaged Property (any property so released, the “Release Property”), upon the prepayment of the related Whole Loan in the amount of the Release Price (as defined below) of such Mortgaged Property, without payment of any prepayment fee or yield maintenance premium, provided that the total of all such prepayments may not exceed $61,560,000. In addition, after the defeasance lockout date (the earlier of two years after the startup day of the final REMIC that holds any portion of the related Whole Loan and January 15, 2023), the borrowers may obtain the release of any Release Property upon the defeasance of the related Whole Loan in the amount of the related Release Price. In connection with any such partial release, the borrowers must also satisfy the following conditions, among others: (i) the debt service coverage ratio as of the release date for all of the individual Mortgaged Properties then remaining subject to the liens of the mortgages is not less than the greater of (x) 3.29x and (y) the debt service coverage ratio immediately prior to such release (based on the most recent financial statements delivered to the lender), (ii) the debt yield as of the release date for all of the individual Mortgaged Properties then remaining subject to the liens of the mortgages is not less than the greater of (x) 11.00% and (y) the debt yield immediately prior to such release and (iii) satisfaction of REMIC-related conditions. The “Release Price” for each Mortgaged Property securing the CBM Portfolio Mortgage Loan is set forth in a table to the related loan agreement and generally reflects approximately 110% of the related allocated loan amount except with respect to the Courtyard Charlotte South Park and Courtyard Philadelphia Devon Mortgaged Properties, for which the release prices are each equal to 62.5% of the related “as-is” appraised value. The partial prepayments without prepayment fees in connection with partial releases are allocated solely to Note A-1 of the related Whole Loan, which is not included in the issuing entity. Partial defeasance is allocated to all of the CBM Portfolio Whole Loan notes other than Note A-1.

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With respect to the Kings Plaza Mortgage Loan (3.4%), the borrowers have the right to transfer and obtain the release all or a portion of the parking garage at the Mortgaged Property (such portion of the parking garage, the “Parking Release Parcel”) provided that, among other things: (i) no event of default has occurred and is continuing under the Mortgage Loan documents, (ii) the borrowers have delivered not less than 30 days’ prior written notice, (iii) the borrowers pay to the lender a processing fee in the amount of $15,000 and any additional reasonable costs and expenses incurred by the proposed transfer or release of the Parking Release Parcel, (iv) the net revenue generated by parking operations at the Mortgaged Property is not diminished by more than a de minimis amount as a result of the release of the Parking Release Parcel, (v) the remaining Mortgaged Property constitutes a separate tax lot, (vi) the number of parking spaces at the Mortgaged Property is not reduced to a number below the number of parking spaces required to satisfy zoning requirements, (vii) following such release, the loan-to-value-ratio (as determined by the lender in its sole discretion using only the portion of the remaining Mortgaged Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) is equal to or less than 125% or the lender receives a REMIC opinion, (viii) the development of the Parking Release Parcel is restricted for a non-retail use; provided, however, up to 10% of the gross leasable area may be used for retail purposes; provided, further, that none of the borrowers or the related guarantor may cause or solicit any existing retail tenant at the Mortgaged Property to lease space at the Parking Release Parcel.

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With respect to the East Village Multifamily Pool 3 Mortgage Loan (3.4%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the second anniversary of the securitization Closing Date, the borrower may deliver defeasance collateral and obtain the release of one or more individual Mortgaged Properties provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 110% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.74x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 6.5% and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable. In addition, if, following any casualty or condemnation, net proceeds are applied to the debt and such net proceeds are insufficient to repay the debt in its entirety, the borrower will have the right to prepay a portion of the Mortgage Loan to cause the release of such individual Mortgaged Property provided that, among other conditions, (i) the borrower partially prepays the debt in an amount equal to 100% of the allocated loan amount for such property and pays any applicable interest shortfall, (ii) if required by lender, the borrower delivers a rating agency confirmation, and (iii) the borrower delivers a REMIC opinion.

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With respect to the Stonemont Net Lease Portfolio Mortgage Loan (2.7%), if the borrowers have elected to prepay a portion of the Mortgage Loan and have complied with the related conditions set forth in the Mortgage Loan documents, and provided no event of default has occurred and is continuing, the borrowers may obtain the release of one or more individual Mortgaged Properties upon the satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) the amount of the outstanding principal balance of the Mortgage Loan to be prepaid equals or exceeds the adjusted release amount for the applicable Mortgaged Property; (ii) after giving effect to the release, the debt yield for the Mortgaged Properties remaining subject to the liens of the Mortgages is equal to or greater than 7.3% (the “Release Debt Yield”); (iii) the Mortgaged Property to be released is required to be conveyed in an arm’s length transfer to a party other than a borrower or any of its affiliates (provided, that, in connection with a prepayment in full or in part of the portion of the Stonemont Net Lease Portfolio floating rate loan, the applicable borrower will not be required to satisfy this clause (vii)); (iv) in connection with the prepayment in full of the Stonemont Net Lease Portfolio floating rate loan without the prepayment in full of the portion of the Mortgage Loan subject to fixed interest rate, the percentage of net operating income that is attributable to Mortgaged Properties that are leased to tenants that operate bank branches and tenants that have “gone dark” after giving effect to such release must not exceed 15% of the net operating income of all Mortgaged Properties; and (v) if the loan-to-value ratio exceeds or would exceed 125% immediately after the release of the applicable Mortgaged Property, no release will be permitted unless the principal balance of the Mortgage Loan is prepaid by an amount not less than the greater of (a) the adjusted release amount of the released Mortgaged Property or (b) the least of one of the following amounts: (x) only if the released Mortgaged Property is sold, the net proceeds of an arm’s length sale of the released Mortgaged Property to an unrelated person, (y) the fair market value of the released Mortgaged Property at the time of the release, or (z) an amount such that the loan-to-value ratio after the release of the applicable Mortgaged Property is not greater than the loan-to-value ratio of the Mortgaged Properties immediately prior to such release, unless the lender receives an opinion of counsel that, if clause (b) is not followed, the securitization will not fail to maintain its status as a REMIC as a result of the release of the applicable Mortgaged Property.

With respect to the Stonemont Net Lease Portfolio Mortgage Loan (2.7%), a requested release of each of the Tate & Lyle, Weatherford, Eby-Brown – West Mifflin, PA, Eby-Brown – Ypsilanti, MI, Eby-Brown – Springfield, OH and SKF USA Mortgaged Properties (each of the foregoing, a “Permitted Sale Property”) in conjunction with the sale of such Permitted Sale Property to a third-party that is not an affiliate of the borrower in an arms-length transaction, if the debt yield after giving effect to the release would not satisfy the definition of Release Debt Yield, the borrower will be permitted to obtain a release (or assignment) of the lien of the security instrument, provided that the borrower must satisfy all of the conditions set forth above (other than clause (ii)) except that (x) in lieu of paying the applicable adjusted release amount in connection with such release, the borrower must pay to the lender an amount equal to the greater of (A) the sum of the release amount for such Mortgaged Property and 10% of the release amount for such Mortgaged Property and (B) the lesser of (I) the senior lender portion of 100% of the net cash proceeds actually received by the borrower from such Mortgaged Property or (II) the amount of a pro rata prepayment of the Mortgage Loan and the mezzanine loan that would be necessary to, after giving effect to the requested release of the applicable Mortgaged Property, satisfy the Release Debt Yield and (y) if the mezzanine loan is then outstanding, the mezzanine borrower in lieu of paying the applicable mezzanine adjusted release amount must pay to the mezzanine lender the amount required in accordance with the mezzanine loan documents.

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With respect to the Michigan Multifamily Portfolio Mortgage Loan (2.3%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the second anniversary of the securitization Closing Date, the borrower may deliver defeasance collateral and obtain the release of one or more individual Mortgaged Properties provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) 1.50x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) 9.0% and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 68.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

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With respect to the Alabama Hilton Portfolio Mortgage Loan (1.3%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) the second anniversary of the securitization Closing Date and (b) January 24, 2023, the borrower may deliver defeasance collateral and obtain the release of one or more individual Mortgaged Properties provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.65x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) 11.0% and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 67.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

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With respect to The Mark Mortgage Loan (0.5%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the second anniversary of the securitization Closing Date, the borrower may deliver defeasance collateral and obtain the release of the portion of the Mortgaged Property currently leased to US Bank provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) $2,700,000, and (b) 90% of the net sales proceeds applicable to such individual Mortgaged Property, as the same may be increased pursuant to clauses (iv), (v), and (vi) below, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining portion of the Mortgaged Property is equal to or greater than the greater of (a) 2.50x, and (b) the debt service coverage ratio for the entire Mortgaged Property as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining portion of the Mortgaged Property is equal to or greater than the greater of (a) 11.0% and (b) the debt yield for the entire Mortgaged Property as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining portion of the Mortgaged Property is no greater than the lesser of (a) 45.0% and (b) the loan-to-value ratio for the entire Mortgaged Property as of the date of notice of the partial release or the consummation of the partial release, as applicable.

●

Furthermore, some of the Mortgage Loans, permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-six (26) of the Mortgage Loans (64.7%) provide for monthly or upfront escrows to cover capital expenditures and replacements.

Twenty-five (25) of the Mortgage Loans (64.1%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirteen (13) of the Mortgage Loans (60.5%) of the balance of these property types) are secured or partially secured by office, retail, mixed use and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Sixteen (16) of the Mortgage Loans (26.1%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	18	$ 627,410,163	66.5%
Springing Lockbox	13	212,204,999	22.5
Soft Lockbox	4	103,761,000	11.0
Total	35	$ 943,376,162	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Exceptions to Underwriting Guidelines

With respect to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), the related Whole Loan has an LTV ratio of 67.2% in comparison to an LTV ratio of 65.0% generally provided for in GACC’s underwriting guidelines for full term interest only whole loans. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (a) the senior notes of $443.0 million having an LTV ratio of 38.7% based on the prospective stabilized market value of $1.145 billion as of October 1, 2021, (b) the DSCR is 3.63x based on the underwritten NCF of approximately $56.85 million and the senior notes of $443.0 million, and (c) the Mortgaged Property is 100.0% leased with 97.5% to investment grade tenants, including 85.7% leased to Google and 11.7% leased to Comcast.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Wtd. Avg. Total Debt Interest Rate	Cut-off Date Mortgage Loan LTV Ratio(1)	Cut-off Date Total Debt LTV Ratio	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR
Kings Plaza	$32,000,000	3.4%	$53,000,000	$455,000,000	$540,000,000	3.6180%	54.1%	60.0%	3.07x	1.73x
3000 Post Oak	$30,000,000	3.2%	$20,000,000	$50,000,000	$100,000,000	5.9900%	55.6%	69.5%	2.19x	1.46x
Stonemont Net Lease Portfolio	$25,000,000	2.7%	$81,853,062	$398,200,000	$1,006,853,062	4.8412%(1)	37.2%	88.5%	3.70x	1.44x

(1) Calculated based on an assumed LIBOR of 1.677% with respect to the floating rate portion of the Stonemont Net Lease Portfolio Whole Loan.

Each mezzanine loan related to the Mortgage Loans identified in the table above, is subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
Murphy Crossing	$85,000,000	70.00%	1.65x	N/A	Yes
1633 Broadway(1)	$50,000,000	52.08%	3.08x	9.35%	Yes
1501 Broadway(2)	$50,000,000	50.00%	N/A	9.0%	Yes
Bellagio Hotel and Casino	$40,000,000	72.00%	4.24x	N/A	Yes
25 Jay Street	$18,500,000	66.00%	1.70x	7.0%	Yes

(1)

The mezzanine loan may bear a floating rate of interest (subject to an interest rate cap agreement “with a reasonable strike price”). The mezzanine loan may alternately take the form of debt-like preferred equity.

(2)	The mezzanine loan may bear a floating rate of interest (subject to an interest rate cap or swap agreement from a counterparty reasonably acceptable to the lender and the Rating Agencies).

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. Other than with respect to the Bellagio Hotel and Casino Mortgage Loan (4.2%), the intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the 1633 Broadway Mortgage Loan (5.3%), the borrower is permitted to incur additional debt in the form of debt-like preferred equity. See “—Mezzanine Indebtedness” above.

With respect to the 3500 Lacey Mortgage Loan (3.8%), MEPT 3500 Lacey Road LLC (the “3500 Lacey PE Member”), as a member of the sole member of the borrower (the “3500 Lacey JV”), made a preferred equity contribution in the amount of $33,000,000 to 3500 Lacey JV. Under the related limited liability company agreement (the “3500 Lacey LLC Agreement”) between the 3500 Lacey PE Member and the 3500 Lacey JV’s managing member, which is managed by Kore Investments LLC, the sole managing member owned by the non-recourse carveout guarantor of the Mortgage Loan (the “3500 Lacey Managing Member”), the 3500 Lacey PE Member is entitled to: (a) a quarterly preferred return payment from the net cash flow from operation of the Mortgaged Property (after payment of all operating expenses of the 3500 Lacey JV and of the 3500 Lacey Property) in an amount equal to 10.0% per annum, calculated on 3500 PE Member’s unreturned capital contributions, for the first 36 months from the effective date of the 3500 Lacey LLC Agreement and 12.0% per annum, calculated on 3500 PE Member’s unreturned capital contributions, thereafter (the “Preferred Return”); and (b) in the event of any sale, disposition, financing, refinancing, casualty or condemnation with respect to the Mortgaged Property (each such event, a “3500 Lacey Capital Event”), the net proceeds resulting from such 3500 Lacey Capital Event (after payment of all expenses related to the capital event) in an amount equal to any unpaid Preferred Return and the amount of unreturned Preferred Equity Contribution. Except as described herein, 3500 Lacey PE Member is not entitled to the return of any of its capital contributions or the Preferred Return, and any unrepaid capital contributions or Preferred Return will not be a liability of 3500 Lacey JV. However, the failure to pay the Preferred Return would result in a “Triggering Event” under the 3500 Lacey JV, which entitles 3500 Lacey PE Member to (i) cause a sale of the 3500 Lacey Property subject to the terms of the Mortgage Loan documents provided that the proceeds are sufficient to pay off the Mortgage Loan (including any prepayment premium or enhanced prepayment premium), or (ii) remove 3500 Lacey Managing Member as the managing member.

With respect to the Kings Plaza Mortgage Loan (3.4%), the mortgage loan documents permit the pledge by The Macerich Company, Macerich Partnership, L.P., and/or their affiliates of their indirect ownership interest in the related borrower to a qualified real estate investor (with total assets in name or under management in excess of $2 billion and, except with respect to pension advisory firm or similar fiduciary, capital/ statutory surplus, shareholder equity or net worth in excess of $1 billion) (a “QREI”) as part of a credit facility upon certain conditions, including (i) no event of default has occurred and is continuing; (ii) the value of the Mortgaged Property constitutes no more than 15% of the value of all assets securing such credit facility and (iii) neither the granting of the pledge nor exercise of any remedies will result in a change of the manager unless the replacement manager is a qualified manager (generally, any of certain specified national property management firms or a reputable and experienced management organization having at least seven years’ experience in managing at least seven regional malls, other than the mortgaged property, of not less than 400,000 square feet (inclusive of anchor space) with at least one anchor store and totaling at least 5,000,000 square feet (including owned or leased anchor stores) of gross leasable area, which is not the subject of a bankruptcy or similar insolvency proceeding.

With respect to The Westin Book Cadillac Mortgage Loan (3.4%), the Mortgaged Property was originally funded with certain mortgage loans, mezzanine debt, forgivable grants, and tax credit equity in the aggregate amount of approximately $117 million. The Mortgaged Property opened to the public as a Westin in October 2008 and was subsequently unable to cover debt service. The maturity dates of certain unrelated loans were extended, while others remained in maturity default. In 2018, Apollo refinanced the debt on the Mortgaged Property, and all claims pertaining to the initial defaulted debt have since been settled. In connection with certain claims related to that prior debt, the plaintiff received a preferred return position in the borrower, with such amounts payable solely out of excess cash flow. The Mortgage Loan refinanced the loan made by Apollo in 2018.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●

With respect to 1501 Broadway Mortgage Loan (5.3%), the fee borrower has made to the leasehold borrower (each of the fee borrower and the leasehold borrower, an “Individual Borrower” and, collectively, the “Borrowers”) an interborrower note (the “Interborrower Note”), dated as of April 11, 2016, in the original principal amount of $6,040,518.00. Each Individual Borrower acknowledges and agrees that the Interborrower Note and all amounts payable thereunder are subject and subordinate to the Mortgage Loan and the Mortgage Loan documents. So long as the debt under the Mortgage Loan remains outstanding, no Individual Borrower may (i) commence any legal or equitable proceedings or otherwise in connection with the Interborrower Note, (ii) assert any claims or demands whatsoever thereunder or under applicable law under the Interborrower Note or (iii) otherwise exercise any rights or remedies under the Interborrower Note. Each Individual Borrower, without the prior written consent of the lender, may not (a) amend, modify, or terminate any Interborrower Note, or (b) assign, sell or transfer the Interborrower Note. The Borrowers have represented under the Mortgage Loan documents that the outstanding principal balance under the Interborrower Note is $2,938,435.16.

●

With respect to Kings Plaza Mortgage Loan (3.4%), the borrowers are permitted to incur a “Property-Assessed Clean Energy loan” (the “PACE Loan”), for an amount not to exceed $10,000,000, provided that such PACE Loan is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, (ii) repaid through multi-year tax assessments against the Mortgaged Property, and (iii) on terms and conditions reasonably acceptable to the lender, which may include, at the lender’s sole discretion, the delivery of a rating agency confirmation.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Moffett Towers Buildings A, B & C Mortgaged Properties, the 650 Madison Avenue Mortgaged Property, the 1633 Broadway Mortgaged Property, the CBM Portfolio Mortgaged Properties, the 1501 Broadway Mortgaged Property, the Apollo Education Group HQ Campus Mortgaged Property, the Bellagio Hotel and Casino Mortgaged Property, the 3500 Lacey Mortgaged Property, The Westin Book Cadillac Mortgaged Property, the Kings Plaza Mortgaged Property, the 3000 Post Oak Mortgaged Property, the Staples Headquarters Mortgaged Property, the Stonemont Net Lease Portfolio Mortgaged Properties and the Alabama Hilton Portfolio Mortgaged Properties is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s), if any, and, in the case of the Mortgage Loans securing the Moffett Towers Buildings A, B & C Mortgaged Properties, the 650 Madison Avenue Mortgaged Property, the 1633 Broadway Mortgaged Property, the CBM Portfolio Mortgaged Properties, the Bellagio Hotel and Casino Mortgaged Property and the Stonemont Net Lease Portfolio Mortgaged Properties, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The Moffett Towers Buildings A, B & C Whole Loan, the Bellagio Hotel and Casino Whole Loan, the 650 Madison Avenue Whole Loan, the CBM Portfolio Whole Loan and the 1633 Broadway Whole Loan are the only AB Whole Loans related to the issuing entity.

“BMARK 2020-B16 PSA” means the pooling and servicing agreement governing the servicing of the 3500 Lacey Whole Loan.

“BWAY 2019-1633 TSA” means the trust and servicing agreement governing the servicing of the 1633 Broadway Whole Loan.

 “BX 2019-OC11 TSA” means the trust and servicing agreement governing the servicing of the Bellagio Hotel and Casino Whole Loan.

 “CGCMT 2020-GC46 PSA” means the pooling and servicing agreement governing the servicing of The Westin Book Cadillac Whole Loan and the Staples Headquarters Whole Loan.

“COMM 2020-CBM TSA” means the trust and servicing agreement governing the servicing of the CBM Portfolio Whole Loan.

 “Control Appraisal Period“ means with respect to any Serviced AB Whole Loan, a “control appraisal period” (or analogous term) under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“JPMCC 2020-NNN TSA” means the trust and servicing agreement governing the servicing of the Stonemont Net Lease Portfolio Whole Loan.

“MAD 2019-650M TSA” means the trust and servicing agreement governing the servicing of the 650 Madison Avenue Whole Loan.

“MOFT 2020-ABC TSA” means the trust and servicing agreement governing the servicing of the Moffett Towers Buildings A, B & C Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan“ means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date. With respect to the Stonemont Net Lease Portfolio Whole Loan, Non-Serviced Pari Passu Companion Loans should generally be deemed to also include the Stonemont Net Lease Portfolio Floating Rate Pari Passu Component.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu

Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced PSA” means each of the PSAs (i) identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) pursuant to which a Servicing Shift Whole Loan is governed, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan.

“Serviced AB Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. For the avoidance of doubt, there are no Serviced AB Whole Loans related to the issuing entity.

“Serviced Companion Loan” means each of the Companion Loans identified as (i) “Serviced” or “Serviced A/B” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Mortgage Loan“ means each of the Mortgage Loans identified as (i) “Serviced” or “Serviced A/B” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means each of the Whole Loans identified as (i) “Serviced” or “Serviced A/B” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Servicing Shift Mortgage Loan” means any Mortgage Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA“ means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization of the related promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes”.

“Servicing Shift Securitization Date” means, with respect to a Servicing Shift Mortgage Loan, the date on which the promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below is securitized.

“Servicing Shift Whole Loan” means any Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan. With respect to the Stonemont Net Lease Portfolio Whole Loan, references to Subordinate Companion Loan should generally be deemed to also include the Stonemont Net Lease Portfolio Floating Rate Subordinate Component.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(1)(2)	Mortgage Loan Under- written NCF DSCR(1)	Whole Loan Under- written NCF DSCR(2)
Moffett Towers Buildings A, B & C	$79,450,000	8.4%	$363,550,000	$327,000,000	38.7%	67.2%	3.63x	2.09x
1633 Broadway	$50,000,000	5.3%	$951,000,000	$249,000,000	41.7%	52.1%	3.84x	3.08x
650 Madison Avenue	$50,000,000	5.3%	$536,800,000	$213,200,000	48.5%	66.1%	2.74x	2.01x
CBM Portfolio	$50,000,000	5.3%	$348,000,000	$286,000,000	33.6%	57.7%	5.94x	3.46x
1501 Broadway	$50,000,000	5.3%	$150,000,000	N/A	22.2%	22.2%	4.36x	4.36x
Apollo Education Group HQ Campus	$50,000,000	5.3%	$41,500,000	N/A	47.2%	47.2%	4.15x	4.15x
Bellagio Hotel and Casino	$40,000,000	4.2%	$1,636,200,000	$1,333,800,000	39.3%	70.7%	8.42x	4.06x
3500 Lacey	$35,800,000	3.8%	$50,000,000	N/A	66.5%	66.5%	2.32x	2.32x
Kings Plaza	$32,000,000	3.4%	$455,000,000	N/A	54.1%	54.1%	3.07x	3.07x
The Westin Book Cadillac	$32,000,000	3.4%	$45,000,000	N/A	56.6%	56.6%	1.78x	1.78x
Staples Headquarters	$30,000,000	3.2%	$60,000,000	N/A	45.5%	45.5%	3.98x	3.98x
3000 Post Oak	$30,000,000	3.2%	$50,000,000	N/A	55.6%	55.6%	2.19x	2.19x
Stonemont Net Lease Portfolio	$25,000,000	2.7%	$398,200,000	$501,800,000	37.2%	81.3%	3.70x	1.69x
Alabama Hilton Portfolio	$11,976,222	1.3%	$16,966,314	N/A	66.5%	66.5%	1.64x	1.64x

(1)

Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan. With respect to each of the Moffett Towers Buildings A, B &C Mortgage Loan, the 650 Madison Avenue Mortgage Loan, the CBM Portfolio Mortgage Loan and the Bellagio Hotel and Casino Mortgage Loan, the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

(2)

Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related Mortgaged Property. With respect to each of the Moffett Towers Buildings A, B &C Mortgage Loan, the 650 Madison Avenue Mortgage Loan, the CBM Portfolio Mortgage Loan and the Bellagio Hotel and Casino Mortgage Loan, the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Moffett Towers Buildings A, B & C	Non-Serviced	MOFT 2020-ABC	Note A-1-C-1	Non-Control Note(2)	Pari Passu	$60,000,000	Goldman Sachs Bank USA
			Note A-1-C-2	Non-Control Note	Pari Passu	$50,000,000	Goldman Sachs Bank USA
			Note A-1-C-3	Non-Control Note	Pari Passu	$40,000,000	Goldman Sachs Bank USA
			Note A-1-C-4	Non-Control Note	Pari Passu	$30,000,000	Goldman Sachs Bank USA
			Note A-1-C-5	Non-Control Note	Pari Passu	$20,000,000	Goldman Sachs Bank USA
			Note A-1-C-6	Non-Control Note	Pari Passu	$20,000,000	Goldman Sachs Bank USA
			Note A-1-C-7	Non-Control Note	Pari Passu	$10,000,000	Goldman Sachs Bank USA
			Note A-1-C-8	Non-Control Note	Pari Passu	$5,000,000	Goldman Sachs Bank USA
			Note A-1-C-9	Non-Control Note	Pari Passu	$5,000,000	Goldman Sachs Bank USA
			Note A-1-C-10	Non-Control Note	Pari Passu	$3,100,000	Goldman Sachs Bank USA
			Note A-1-S-1	Non-Control Note	Pari Passu	$550,000	MOFT 2020-ABC
			Note A-2-C-1	Non-Control Note	Pari Passu	$50,000,000	JPMCB
			Note A-2-C-2	Non-Control Note	Pari Passu	$30,000,000	JPMCB
			Note A-2-C-3	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2020-B17
			Note A-2-C-4	Non-Control Note	Pari Passu	$9,450,000	Benchmark 2020-B17
			Note A-2-S-1	Non-Control Note	Pari Passu	$225,000	MOFT 2020-ABC
			Note A-3-S-1	Non-Control Note	Pari Passu	$225,000	MOFT 2020-ABC
			Note A-3-C-1	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2020-B17
			Note A-3-C-2	Non-Control Note	Pari Passu	$30,000,000	DBRI
			Note A-3-C-3	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2020-B17
			Note A-3-C-4	Non-Control Note	Pari Passu	$9,450,000	DBRI
			Note B-1	Control Note(2)	Subordinate	$179,850,000	MOFT 2020-ABC
			Note B-2	Control Note(2)	Subordinate	$73,575,000	MOFT 2020-ABC
			Note B-3	Control Note(2)	Subordinate	$73,575,000	MOFT 2020-ABC
1633 Broadway	Non-Serviced	BWAY 2019-1633	Note A-1-C-1	Non-Control Note(2)	Pari Passu	$50,000,000	CGCMT 2020-GC46
			Note A-1-C-2	Non-Control Note	Pari Passu	$45,000,000	GSMS 2020-GC45
			Note A-1-C-3	Non-Control Note	Pari Passu	$45,000,000	Goldman Sachs Bank USA
			Note A-1-C-4	Non-Control Note	Pari Passu	$40,000,000	Goldman Sachs Bank USA
			Note A-1-C-5	Non-Control Note	Pari Passu	$32,500,000	CGCMT 2020-GC46
			Note A-1-C-6	Non-Control Note	Pari Passu	$20,000,000	Goldman Sachs Bank USA
			Note A-1-C-7	Non-Control Note	Pari Passu	17,500,000	Goldman Sachs Bank USA
			Note A-1-S-1	Non-Control Note	Pari Passu	$250,000	BWAY 2019-1633
			Note A-2-C-1-A	Non-Control Note	Pari Passu	$27,500,000	CGCMT 2020-GC46
			Note A-2-C-1-B	Non-Control Note	Pari Passu	$22,500,000	Benchmark 2020-B16
			Note A-2-C-2	Non-Control Note	Pari Passu	$50,000,000	DBRI
			Note A-2-C-3-A	Non-Control Note	Pari Passu	$25,000,000	DBRI
			Note A-2-C-3-B	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2020-IG1

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			Note A-2-C-4	Non-Control Note	Pari Passu	$40,000,000	DBRI
			Note A-2-C-5	Non-Control Note	Pari Passu	$15,000,000	GSMS 2020-GC45
			Note A-2-C-6	Non-Control Note	Pari Passu	$35,000,000	DBRI
			Note A-2-C-7	Non-Control Note	Pari Passu	$20,000,000	DBRI
			Note A-2-S-1	Non-Control Note	Pari Passu	$250,000	BWAY 2019-1633
			Note A-3-C-1-A	Non-Control Note	Pari Passu	$27,850,000	JPMCB
			Note A-3-C-1-B	Non-Control Note	Pari Passu	$22,500,000	Benchmark 2020-B16
			Note A-3-C-2	Non-Control Note	Pari Passu	$49,650,000	Benchmark 2020-IG1
			Note A-3-C-3	Non-Control Note	Pari Passu	$40,000,000	JPMCB
			Note A-3-C-4	Non-Control Note	Pari Passu	$40,000,000	JPMCB
			Note A-3-C-5	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2020-B17
			Note A-3-C-6	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2020-B17
			Note A-3-C-7	Non-Control Note	Pari Passu	$20,000,000	JPMCB
			Note A-3-S-1	Non-Control Note	Pari Passu	$250,000	BWAY 2019-1633
			Note A-4-C-1	Non-Control Note	Pari Passu	$50,000,000	BANK 2020-BNK25
			Note A-4-C-2	Non-Control Note	Pari Passu	$50,000,000	BANK 2020-BNK25
			Note A-4-C-3	Non-Control Note	Pari Passu	$40,000,000	Wells Fargo Bank, National Association
			Note A-4-C-4	Non-Control Note	Pari Passu	$40,000,000	WFCM 2020-C55
			Note A-4-C-5	Non-Control Note	Pari Passu	$30,000,000	WFCM 2020-C55
			Note A-4-C-6	Non-Control Note	Pari Passu	$20,000,000	Wells Fargo Bank, National Association
			Note A-4-C-7	Non-Control Note	Pari Passu	$20,000,000	Wells Fargo Bank, National Association
			Note A-4-S-1	Non-Control Note	Pari Passu	$250,000	BWAY 2019-1633
			Note B-1	Control Note(2)	Subordinate	$62,250,000	BWAY 2019-1633
			Note B-2	Control Note(2)	Subordinate	$62,250,000	BWAY 2019-1633
			Note B-3	Control Note(2)	Subordinate	$62,250,000	BWAY 2019-1633
			Note B-4	Control Note(2)	Subordinate	$62,250,000	BWAY 2019-1633
650 Madison Avenue	Non-Serviced	MAD 2019-650M	Note A-1-1	Non-Control Note(2)	Pari Passu	$50,000,000	CGCMT 2019-C7
			Note A-1-2-1	Non-Control Note	Pari Passu	$40,000,000	Cantor Commercial Real Estate Lending L.P.
			Note A-1-3	Non-Control Note	Pari Passu	$20,000,000	GSMS 2020-GC45
			Note A-1-4	Non-Control Note	Pari Passu	$50,000,000	CGCMT 2020-GC46
			Note A-1-5	Non-Control Note	Pari Passu	$45,000,000	Benchmark 2020-B16
			Note A-1-6	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2020-B17
			Note A-1-7	Non-Control Note	Pari Passu	$37,900,000	Benchmark 2020-IG1
			Note A-2-1	Non-Control Note	Pari Passu	$30,000,000	GSMS 2020-GC45
			Note A-2-2	Non-Control Note	Pari Passu	$50,000,000	CGCMT 2020-GC46
			Note A-2-3	Non-Control Note	Pari Passu	$20,000,000	Goldman Sachs Bank USA
			Note A-2-4	Non-Control Note	Pari Passu	$20,000,000	Goldman Sachs Bank USA

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			Note A-2-5	Non-Control Note	Pari Passu	$10,000,000	CGCMT 2020-GC46
			Note A-2-6	Non-Control Note	Pari Passu	$6,450,000	Goldman Sachs Bank USA
			Note A-2-7	Non-Control Note	Pari Passu	$5,000,000	CGCMT 2020-GC46
			Note A-2-8	Non-Control Note	Pari Passu	$5,000,000	Goldman Sachs Bank USA
			Note A-3-1	Non-Control Note	Pari Passu	$60,000,000	BBCMS 2020-C6
			Note A-3-2	Non-Control Note	Pari Passu	$46,450,000	An affiliate of Barclays Capital Real Estate Inc.
			Note A-3-3	Non-Control Note	Pari Passu	$40,000,000	WFCM 2020-C55
			Note A-4	Non-Control Note	Pari Passu	$400,000	MAD 2019-650M
			Note A-5	Non-Control Note	Pari Passu	$200,000	MAD 2019-650M
			Note A-6	Non-Control Note	Pari Passu	$200,000	MAD 2019-650M
			Note A-7	Non-Control Note	Pari Passu	$200,000	MAD 2019-650M
			Note B-1	Control Note(2)	Subordinate	$85,280,000	MAD 2019-650M
			Note B-2	Non-Control Note	Subordinate	$42,640,000	MAD 2019-650M
			Note B-3	Non-Control Note	Subordinate	$42,640,000	MAD 2019-650M
			Note B-4	Non-Control Note	Subordinate	$42,640,000	MAD 2019-650M
CBM Portfolio	Non-Serviced	COMM 2020-CBM	Note A-1	Non-Control Note	Pari Passu	$61,560,000	COMM 2020-CBM
			Note A-2A	Non-Control Note	Pari Passu	$50,000,000	COMM 2020-CBM
			Note A-2B	Non-Control Note	Pari Passu	$50,000,000	COMM 2020-CBM
			Note A-2C	Non-Control Note	Pari Passu	$50,000,000	COMM 2020-CBM
			Note A-2D	Non-Control Note	Pari Passu	$40,000,000	CGCMT 2020-GC46
			Note A-2E	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2020-B17
			Note A-2F	Non-Control Note	Pari Passu	$36,440,000	COMM 2020-CBM
			Note A-2G	Non-Control Note	Pari Passu	$30,000,000	COMM 2020-CBM
			Note A-2H	Non-Control Note	Pari Passu	$20,000,000	COMM 2020-CBM
			Note A-2I-1	Non-Control Note	Pari Passu	$10,000,000	CGCMT 2020-GC46
			Note A-2I-2	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2020-B17
			Note B	Control Note(2)	Subordinate	$286,000,000	COMM 2020-CBM
1501 Broadway	Non-Serviced	Benchmark 2020-IG1(3)	Note A-1	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2020-B17
			Note A-2	Non-Control Note	Pari Passu	$55,000,000	Benchmark 2020-IG1
			Note A-3	Control Note	Pari Passu	$40,000,000	JPMCB
			Note A-4	Non-Control Note	Pari Passu	$35,000,000	JPMCB
			Note A-5	Non-Control Note	Pari Passu	$20,000,000	JPMCB
Apollo Education Group HQ Campus	Serviced	N/A	Note A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2020-B17
			Note A-2	Non-Control Note	Pari Passu	$41,500,000	JPMCB
Bellagio Hotel and Casino	Non-Serviced	BX 2019-OC11	Note A-1-S1	Control Note	Pari Passu	$258,000,000	BX 2019-OC11
			Note A-2-S1	Non-Control Note	Pari Passu	$129,000,000	BX 2019-OC11
			Note A-3-S1	Non-Control Note	Pari Passu	$129,000,000	BX 2019-OC11

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			Note A-1-S2	Non-Control Note	Pari Passu	$100,000,000	BX 2019-OC11
			Note A-2-S2	Non-Control Note	Pari Passu	$50,000,000	BX 2019-OC11
			Note A-3-S2	Non-Control Note	Pari Passu	$50,000,000	BX 2019-OC11
			Note A-1-RL	Non-Control Note	Pari Passu	$180,100,000	Third party investor
			Note A-2-RL	Non-Control Note	Pari Passu	$90,050,000	Third party investor
			Note A-3-RL	Non-Control Note	Pari Passu	$90,050,000	Third party investor
			Note A-1-C1	Non-Control Note	Pari Passu	$100,000,000	BANK 2020-BNK25
			Note A-2-C1	Non-Control Note	Pari Passu	$60,000,000	GSMS 2020-GC45
			Note A-3-C1	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2020-B17
			Note A-1-C2	Non-Control Note	Pari Passu	$65,000,000	Morgan Stanley Bank, N.A.
			Note A-2-C2	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2020-B16
			Note A-3-C2	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2020-B16
			Note A-1-C3	Non-Control Note	Pari Passu	$65,000,000	MSC 2020-L4
			Note A-2-C3	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2020-IG1
			Note A-2-C4	Non-Control Note	Pari Passu	$20,000,000	CGCMT 2020-GC46
			Note A-3-C3	Non-Control Note	Pari Passu	$25,000,000	BBCMS 2020-C6
			Note A-1-C4	Non-Control Note	Pari Passu	$35,000,000	Morgan Stanley Bank, N.A.
			Note A-3-C4	Non-Control Note	Pari Passu	$18,750,000	BBCMS 2020-C6
			Note A-1-C5	Non-Control Note	Pari Passu	$35,000,000	Morgan Stanley Bank, N.A.
			Note A-3-C5	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2020-IG1
			Note A-3-C6	Non-Control Note	Pari Passu	$21,250,000	JPMCB
			Note B-1-S	Non-Control Note	Subordinate	$255,350,000	BX 2019-OC11
			Note B-2-S	Non-Control Note	Subordinate	$127,675,000	BX 2019-OC11
			Note B-3-S	Non-Control Note	Subordinate	$127,675,000	BX 2019-OC11
			Note B-1-RL	Non-Control Note	Subordinate	$69,900,000	Third party investor
			Note B-2-RL	Non-Control Note	Subordinate	$34,950,000	Third party investor
			Note B-3-RL	Non-Control Note	Subordinate	$34,950,000	Third party investor
			Note C-1-S	Non-Control Note	Subordinate	$341,650,000	BX 2019-OC11
			Note C-2-S	Non-Control Note	Subordinate	$170,825,000	BX 2019-OC11
			Note C-3-S	Non-Control Note	Subordinate	$170,825,000	BX 2019-OC11
3500 Lacey	Non-Serviced	Benchmark 2020-B16	Note A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2020-B16
			Note A-2	Non-Control Note	Pari Passu	$35,800,000	Benchmark 2020-B17
Kings Plaza	Serviced	N/A	Note A-1-1-A	Control Note	Pari Passu	$32,000,000	Benchmark 2020-B17
			Note A-1-1-B	Non-Control Note	Pari Passu	$34,108,108	JPMCB
			Note A-1-2	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2020-B16
			Note A-1-3	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2020-IG1
			Note A-1-4	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2020-IG1
			Note A-2-1	Non-Control Note	Pari Passu	$60,000,000	BBCMS 2020-B6
			Note A-2-2	Non-Control Note	Pari Passu	$50,000,000	Société Générale
			Note A-2-3	Non-Control Note	Pari Passu	$35,000,000	Société Générale

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			Note A-2-4	Non-Control Note	Pari Passu	$12,945,946	Société Générale
			Note A-3-1	Non-Control Note	Pari Passu	$50,000,000	BANK 2020-BNK25
			Note A-3-2	Non-Control Note	Pari Passu	$50,000,000	WFCM 2020-C55
			Note A-3-3	Non-Control Note	Pari Passu	$32,945,946	WFCM 2020-C55
			Note A-3-4	Non-Control Note	Pari Passu	$25,000,000	BANK 2020-BNK25
The Westin Book Cadillac	Non-Serviced	CGCMT 2020-GC46	Note A-1	Control Note	Pari Passu	$45,000,000	CGCMT 2020-GC46
			Note A-2	Non-Control Note	Pari Passu	$32,000,000	Benchmark 2020-B17
3000 Post Oak	Servicing Shift	(4)	Note A-1	Control Note	Pari Passu	$50,000,000	JPMCB
			Note A-2	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2020-B17
Staples Headquarters	Non-Serviced	CGCMT 2020-GC46	Note A-1	Control Note	Pari Passu	$50,000,000	CGCMT 2020-GC46
			Note A-2	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2020-B17
			Note A-3-1	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2020-B17
			Note A-3-2	Non-Control Note	Pari Passu	$10,000,000	DBRI
Stonemont Net Lease Portfolio	Non-Serviced	JPMCC 2020-NNN	Note A-FL	Non-Control Note	Floating Rate(5)	$277,450,000	JPMCC 2020-NNN
			Note A-FX-1	Control Note	Pari Passu	$146,270,000	JPMCC 2020-NNN
			Note A-FX-2	Non-Control Note	Pari Passu	$40,000,000	JPMCB
			Note A-FX-3	Non-Control Note	Pari Passu	$30,000,000	JPMCB
			Note A-FX-4	Non-Control Note	Pari Passu	$30,000,000	JPMCB
			Note A-FX-5	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2020-B17
			Note A-FX-6	Non-Control Note	Pari Passu	$25,000,000	JPMCB
			Note B-FX	Non-Control Note	Subordinate	$351,280,000	JPMCC 2020-NNN
Alabama Hilton Portfolio	Servicing Shift	(4)	Note A-1	Non-Control Note	Pari Passu	$11,976,222	Benchmark 2020-B17
			Note A-2	Control Note	Pari Passu	$16,966,314	CREFI

(1)

The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

(2)

The subject Whole Loan is an AB Whole Loan, and the controlling note as of the date hereof is a related subordinate note.  Upon the occurrence of certain trigger events specified in the related Co-lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note.  The more senior note may be included in another securitization trust, in which case the directing party for the related Whole Loan will be the party designated under the servicing agreement for such securitization trust.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

(3)

The 1501 Broadway Whole Loan is expected to initially be serviced under the pooling and servicing agreement governing the Benchmark 2020-IG1 securitization. From and after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement governing such securitization.

(4)

Each of the 3000 Post Oak Whole Loan and the Alabama Hilton Portfolio Whole Loan will be serviced under the Benchmark 2020-B17 PSA until the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA.

(5)	Note A-FL of the Stonemont Net Lease Portfolio Whole Loan (which evidences the Stonemont Net Lease Portfolio Floating Rate Loan) is comprised of the Stonemont Net Lease Portfolio Floating Rate Pari Passu Component, which is pari passu with the Stonemont Net Lease Portfolio Mortgage Loan, and the Stonemont Net Lease Portfolio Floating Rate Subordinate Component, which is subordinate to the Stonemont Net Lease Portfolio Mortgage Loan.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement.  None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion

Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan or Serviced AB Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan).  With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted.  The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency).  The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans.

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew).  In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan.  Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement.  No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance.  Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA.  None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan.  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted.  The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency).  The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA. Notwithstanding the foregoing, in the case of the Staples Headquarters Mortgage Loan, the related Co-Lender Agreement does not limit the transfer of more than 49% of the beneficial interest in such Non-Serviced Mortgage Loan or a related Non-Serviced Pari Passu Companion Loan.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”.  The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement.  With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent, solely with respect to the directing certificateholder, or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew).  In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically or in person) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan.  Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The Moffett Towers Buildings A, B & C Whole Loan

General

The Moffett Towers Buildings A, B & C Mortgage Loan (8.4%) is part of a split loan structure comprised of 21 senior promissory notes and three subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Moffett Towers Buildings A, B & C Mortgaged Property”), with an aggregate initial principal balance of $770,000,000.  Four such senior promissory notes designated Note A-2-C-3, A-2-C-4, A-3-C-1 and A-3-C-3 with an aggregate initial principal balance of $79,450,000 (collectively, the “Moffett Towers Buildings A, B & C Mortgage Loan”), will be deposited into this securitization.  The Moffett Towers Buildings A, B & C Whole Loan is evidenced by (i) the Moffett Towers Buildings A, B & C Mortgage Loan, (ii) three senior promissory notes designated Note A-1-S-1, Note A-2-S-2 and Note A-3-S-3 (the “Moffett Towers Buildings A, B & C Standalone Pari Passu

Companion Loans”), which have an aggregate initial principal balance of $1,000,000; (iii) 14 senior promissory notes designated A-1-C-1, A-1-C-2, A-1-C-3, A-1-C-4, A-1-C-5, A-1-C-6, A-1-C-7, A-1-C-8, A-1-C-9, A-1-C-10, A-2-C-1, A-2-C-2, A-3-C-2 and A-3-C-4 (the “Moffett Towers Buildings A, B & C Non-Standalone Pari Passu Companion Loans” and, together with the Moffett Towers Buildings A, B & C Standalone Pari Passu Companion Loans, the “Moffett Towers Buildings A, B & C Pari Passu Companion Loans”), which have an aggregate initial principal balance of $362,550,000 and (iv) three subordinate promissory notes designated Note B-1, Note B-2 and Note B-3 (the “Moffett Towers Buildings A, B & C Subordinate Companion Loans” and, together with the Moffett Towers Buildings A, B & C Standalone Pari Passu Companion Loans, the “Moffett Towers Buildings A, B & C Standalone Companion Loans”), which have an aggregate initial principal balance of $327,000,000.

The Moffett Towers Buildings A, B & C Mortgage Loan, the Moffett Towers Buildings A, B & C Pari Passu Companion Loans and the Moffett Towers Buildings A, B & C Subordinate Companion Loans are referred to herein, collectively, as the “Moffett Towers Buildings A, B & C Whole Loan”, and the Moffett Towers Buildings A, B & C Pari Passu Companion Loans and the Moffett Towers Buildings A, B & C Subordinate Companion Loans are referred to herein as the “Moffett Towers Buildings A, B & C Companion Loans”.  The Moffett Towers Buildings A, B & C Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Moffett Towers Buildings A, B & C Mortgage Loan.  The Moffett Towers Buildings A, B & C Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the Moffett Towers Buildings A, B & C Mortgage Loan and Moffett Towers Buildings A, B & C Pari Passu Companion Loans.

Only the Moffett Towers Buildings A, B & C Mortgage Loan is included in the issuing entity.  The Moffett Towers Buildings A, B & C Standalone Companion Loans were contributed to a securitization trust (the “MOFT Trust 2020-ABC Securitization”) governed by the MOFT 2020-ABC TSA.  The Moffett Towers Buildings A, B & C Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Moffett Towers Buildings A, B & C Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Moffett Towers Buildings A, B & C Whole Loan are subject to a Co-Lender Agreement (the “Moffett Towers Buildings A, B & C Co-Lender Agreement”).  The following summaries describe certain provisions of the Moffett Towers Buildings A, B & C Co-Lender Agreement.

Servicing

The Moffett Towers Buildings A, B & C Whole Loan (including the Moffett Towers Buildings A, B & C Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the MOFT 2020-ABC TSA by Wells Fargo Bank, National Association as master servicer (the “Moffett Towers Buildings A, B & C Master Servicer”), and, if necessary, CWCapital Asset Management LLC as special servicer (the “Moffett Towers Buildings A, B & C Special Servicer”), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the Moffett Towers Buildings A, B & C Co-Lender Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Moffett Towers Buildings A, B & C Mortgage Loan (but not on the Moffett Towers Buildings A, B & C Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Moffett Towers Buildings A, B & C Mortgage Loan.

Property protection advances in respect of the Moffett Towers Buildings A, B & C Whole Loan will be made by the Moffett Towers Buildings A, B & C Master Servicer or the trustee under the MOFT 2020-ABC TSA, as applicable, unless a determination of nonrecoverability is made under the MOFT 2020-ABC TSA.

Application of Payments

The Moffett Towers Buildings A, B & C Co-Lender Agreement sets forth the respective rights of the holder of the Moffett Towers Buildings A, B & C Mortgage Loan, the holders of the Moffett Towers Buildings A, B & C Pari Passu Companion Loans and the holders of the Moffett Towers Buildings A, B & C Subordinate Companion Loans with respect to distributions of funds received in respect of the Moffett Towers Buildings A, B & C Whole Loan, and provides, in general, that:

●

the Moffett Towers Buildings A, B & C Mortgage Loan and the Moffett Towers Buildings A, B & C Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

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the Moffett Towers Buildings A, B & C Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the Moffett Towers Buildings A, B & C Mortgage Loan and the Moffett Towers Buildings A, B & C Pari Passu Companion Loans, and the rights of the holders of the Moffett Towers Buildings A, B & C Subordinate Companion Loans to receive payments with respect to the Moffett Towers Buildings A, B & C Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the Moffett Towers Buildings A, B & C Mortgage Loan and the Moffett Towers Buildings A, B & C Pari Passu Companion Loans to receive payments with respect to the Moffett Towers Buildings A, B & C Whole Loan;

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all expenses and losses relating to the Moffett Towers Buildings A, B & C Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holder of Moffett Towers Buildings A, B & C Subordinate Companion Loans and second to the issuing entity, as holder of the Moffett Towers Buildings A, B & C Mortgage Loan, and the holders of the Moffett Towers Buildings A, B & C Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the Moffett Towers Buildings A, B & C Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

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 First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Moffett Towers Buildings A, B & C Mortgage Loan and Moffett Towers Buildings A, B & C Pari Passu Companion Loans to the holders of the Moffett Towers Buildings A, B & C Mortgage Loan and Moffett Towers Buildings A, B & C Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the Moffett Towers Buildings A, B & C Mortgage Loan and Moffett Towers Buildings A, B & C Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

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Second, on a pro rata and pari passu basis, to the holders of the Moffett Towers Buildings A, B & C Mortgage Loan and Moffett Towers Buildings A, B & C Pari Passu Companion Loans in an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

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Third, on a pro rata and pari passu basis, to the holders of the Moffett Towers Buildings A, B & C Mortgage Loan and Moffett Towers Buildings A, B & C Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the Moffett Towers Buildings A, B & C Mortgage Loan and each Moffett Towers Buildings A, B & C Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the

Moffett Towers Buildings A, B & C Whole Loan pursuant to the Moffett Towers Buildings A, B & C Co-Lender Agreement or the MOFT 2020-ABC TSA;

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Fourth, on a pro rata and pari passu basis, to the holders of the Moffett Towers Buildings A, B & C Mortgage Loan and Moffett Towers Buildings A, B & C Pari Passu Companion Loans in an amount equal to any prepayment fee, to the extent paid by the related borrowers; in an amount up to such note’s note principal balance;

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Fifth, the holders of the Moffett Towers Buildings A, B & C Subordinate Companion Loans, to pay accrued and unpaid interest on the Moffett Towers Buildings A, B & C Subordinate Companion Loans to the holders of the Moffett Towers Buildings A, B & C Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable Moffett Towers Buildings A, B & C Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

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Sixth, to the holders of the Moffett Towers Buildings A, B & C Subordinate Companion Loans, in an amount equal to all remaining principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the Moffett Towers Buildings A, B & C Subordinate Companion Loans have been reduced to zero;

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Seventh, on a pro rata and pari passu basis, to the holders of the Moffett Towers Buildings A, B & C Subordinate Companion Loans in an amount equal to any prepayment fee, to the extent paid by the related borrowers; in an amount up to such note’s note principal balance;

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Eighth, if the proceeds of any foreclosure sale or any liquidation of the Moffett Towers Buildings A, B & C Whole Loan or the Moffett Towers Buildings A, B & C Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the Moffett Towers Buildings A, B & C Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the Moffett Towers Buildings A, B & C Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the Moffett Towers Buildings A, B & C Subordinate Companion Loans as a result of such workout, plus unpaid interest on the Moffett Towers Buildings A, B & C Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

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Ninth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the MOFT 2020-ABC TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Moffett Towers Buildings A, B & C Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the Moffett Towers Buildings A, B & C Mortgage Loan and the Moffett Towers Buildings A, B & C Companion Loans, pro rata, based on their respective percentage interests; and

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Tenth, if any excess amount is available to be distributed in respect of the Moffett Towers Buildings A, B & C Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the Moffett Towers Buildings A, B & C Mortgage Loan, the Moffett Towers Buildings A, B & C Pari Passu Companion Loans and the Moffett Towers Buildings A, B & C Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

Pursuant to the Moffett Towers Buildings A, B & C Co-Lender Agreement, the controlling holder with respect to the Moffett Towers Buildings A, B & C Whole Loan (the “Controlling Noteholder”), as of any date of determination, will be (i) the holder or holders of a majority of the B Notes (by principal balance) (the

“Majority B Note Holder”), unless a Moffett Towers Buildings A, B & C Control Appraisal Period has occurred and is continuing, or (ii) if a Moffett Towers Buildings A, B & C Control Appraisal Period has occurred and is continuing, the holder of note A-1-C-1; provided that, if the Majority B Note Holder would be the Moffett Towers Buildings A, B & C Controlling Noteholder pursuant to the terms hereof, but any interest in note Majority B Note Holder is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the Moffett Towers Buildings A, B & C Controlling Noteholder, a Moffett Towers Buildings A, B & C Control Appraisal Period will be deemed to have occurred. Further, if the holder of note A-1-C-1 would be the Moffett Towers Buildings A, B & C Controlling Noteholder, but any interest in note A-1-C-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the Moffett Towers Buildings A, B & C Controlling Noteholder with respect to note A-1-C-1, there will be no Moffett Towers Buildings A, B & C Controlling Noteholder.

Pursuant to the Moffett Towers Buildings A, B & C Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Moffett Towers Buildings A, B & C Whole Loan (whether or not a servicing transfer event under the MOFT 2020-ABC TSA has occurred and is continuing) that would constitute a Moffett Towers Buildings A, B & C Major Decision, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, will be required to provide the Moffett Towers Buildings A, B & C Controlling Noteholder (or its representative) with at least ten (10) Business Days prior notice requesting consent to the requested Moffett Towers Buildings A, B & C Major Decision. The related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, is not permitted to take any action with respect to such Moffett Towers Buildings A, B & C Major Decision (or make a determination not to take action with respect to such Moffett Towers Buildings A, B & C Major Decision), unless and until the related Non-Serviced Special Servicer receives the written consent of the Moffett Towers Buildings A, B & C Controlling Noteholder (or its representative) before implementing a decision with respect to such Moffett Towers Buildings A, B & C Major Decision; provided that the provisions of the MOFT 2020-ABC TSA will govern the consent and consultation rights under the Moffett Towers Buildings A, B & C Co-Lender Agreement. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MOFT 2020-ABC TSA, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, may take actions with respect to the Moffett Towers Buildings A, B & C Mortgaged Property before obtaining the consent of the Moffett Towers Buildings A, B & C Controlling Noteholder if the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MOFT 2020-ABC TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the Moffett Towers Buildings A, B & C Whole Loan as a collective whole, and the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, has made a reasonable effort to contact the Moffett Towers Buildings A, B & C Controlling Noteholder.

Notwithstanding the foregoing, the related Non-Serviced Master Servicer and the Non-Serviced Special Servicer will not be permitted to follow any advice or consultation provided by the Moffett Towers Buildings A, B & C Controlling Noteholder (or its representative) that would require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard under the MOFT 2020-ABC TSA, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate provisions of the Moffett Towers Buildings A, B & C Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate the terms of the Moffett Towers Buildings A, B & C Whole Loan, or materially expand the scope of the related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as applicable, responsibilities under the Moffett Towers Buildings A, B & C Co-Lender Agreement or the MOFT 2020-ABC TSA.

The related Non-Serviced Special Servicer will be required to provide copies to the issuing entity and each holder of a Moffett Towers Buildings A, B & C Companion Loan (at any time such holder is not the Moffett Towers Buildings A, B & C Controlling Noteholder) (each, a “Moffett Towers Buildings A, B & C

Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to the Moffett Towers Buildings A, B & C Controlling Noteholder pursuant to the MOFT 2020-ABC TSA with respect to any Moffett Towers Buildings A, B & C Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the Moffett Towers Buildings A, B & C Controlling Noteholder and, at any time the Moffett Towers Buildings A, B & C Controlling Noteholder is the Majority B Note Holder, the related Non-Serviced Special Servicer will be required to consult with each Moffett Towers Buildings A, B & C Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Moffett Towers Buildings A, B & C Non-Controlling Noteholder requests consultation with respect to any such Moffett Towers Buildings A, B & C Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Moffett Towers Buildings A, B & C Non-Controlling Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any Moffett Towers Buildings A, B & C Non-Controlling Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Special Servicer will no longer be obligated to consult with such Moffett Towers Buildings A, B & C Non-Controlling Noteholder, whether or not such Moffett Towers Buildings A, B & C Non-Controlling Noteholder has responded within such ten (10) Business Day period.

A “Moffett Towers Buildings A, B & C Control Appraisal Period” will exist with respect to the Moffett Towers Buildings A, B & C Whole Loan, if and for so long as (a)(1) the initial principal balance of the Moffett Towers Buildings A, B & C Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the Moffett Towers Buildings A, B & C Subordinate Companion Loans, (y) any appraisal reduction amount for the Moffett Towers Buildings A, B & C Whole Loan that is allocated to such Moffett Towers Buildings A, B & C Subordinate Companion Loans and (z) any losses realized with respect to the Moffett Towers Buildings A, B & C Mortgaged Property or the Moffett Towers Buildings A, B & C Whole Loan that are allocated to the Moffett Towers Buildings A, B & C Subordinate Companion Loans, is less than (b) 25% of the remainder of (i) the initial principal balance of the Moffett Towers Buildings A, B & C Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holders of the Moffett Towers Buildings A, B & C Subordinate Companion Loans.

“Moffett Towers Buildings A, B & C Major Decision“ means a “Major Decision” under the MOFT 2020-ABC TSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Moffett Towers Buildings A, B & C Co-Lender Agreement, if the Moffett Towers Buildings A, B & C Whole Loan becomes a defaulted mortgage loan, and if the Moffett Towers Buildings A, B & C Special Servicer determines to sell the Moffett Towers Buildings A, B & C Whole Loan in accordance with the MOFT 2020-ABC TSA, then the Moffett Towers Buildings A, B & C Special Servicer will be required to sell the Moffett Towers Buildings A, B & C Pari Passu Companion Loans and the Moffett Towers Buildings A, B & C Subordinate Companion Loans, together with the Moffett Towers Buildings A, B & C Mortgage Loan, as one whole loan.  In connection with any such sale, the Moffett Towers Buildings A, B & C Special Servicer will be required to follow the procedures contained in the MOFT 2020-ABC TSA.

Notwithstanding the foregoing, the Moffett Towers Buildings A, B & C Special Servicer will not be permitted to sell the Moffett Towers Buildings A, B & C Whole Loan if it becomes a defaulted mortgage loan under the MOFT 2020-ABC TSA without the written consent of the issuing entity (or its representative), as holder of the Moffett Towers Buildings A, B & C Mortgage Loan, or the holders of the Moffett Towers Buildings A, B & C Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the Moffett Towers Buildings A, B & C Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Moffett Towers Buildings A, B & C Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Moffett Towers Buildings A, B & C Special

Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Moffett Towers Buildings A, B & C Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the Moffett Towers Buildings A, B & C Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Moffett Towers Buildings A, B & C Master Servicer or the Moffett Towers Buildings A, B & C Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative), as holder of the Moffett Towers Buildings A, B & C Mortgage Loan, or any holder of a Moffett Towers Buildings A, B & C Non-Standalone Pari Passu Companion Loan may waive as to itself any of the delivery or timing requirements set forth in this sentence.  The issuing entity (or its representative), as holder of the Moffett Towers Buildings A, B & C Mortgage Loan, or the holders of the Moffett Towers Buildings A, B & C Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the Moffett Towers Buildings A, B & C Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Moffett Towers Buildings A, B & C Co-Lender Agreement and the MOFT 2020-ABC TSA, the Moffett Towers Buildings A, B & C Directing Holder (or its representative) will have the right, with or without cause, to replace the Moffett Towers Buildings A, B & C Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the Moffett Towers Buildings A, B & C Mortgage Loan or any holder of a Moffett Towers Buildings A, B & C Non-Standalone Pari Passu Companion Loan.

The 650 Madison Avenue Whole Loan

General

The 650 Madison Avenue Whole Loan consists of (a) the 650 Madison Avenue Mortgage Loan evidenced by promissory note A-1-6 with an original principal balance of $50,000,000, which is being contributed to the issuing entity, (b) 21 Pari Passu Companion Loans (the “650 Madison Avenue Pari Passu Companion Loans“ and, together with the 650 Madison Avenue Mortgage Loan, the “650 Madison Avenue A Notes”) evidenced by promissory notes A-1-1, A-1-2-1, A-1-3, A-1-4, A-1-5, A-1-7, A-2-1, A-2-2, A-2-3, A-2-4, A-2-5, A-2-6, A-2-7, A-2-8, A-3-1, A-3-2, A-3-3, A-4, A-5, A-6 and A-7 with an aggregate original principal balance of $536,800,000, which are not being contributed to the issuing entity, and (c) four Subordinate Companion Loans (the “650 Madison Avenue Subordinate Companion Loans”) evidenced by promissory notes B-1, B-2, B-3 and B-4 with an aggregate original principal balance of $213,200,000, which are not being contributed to the issuing entity.

Servicing

The related Co-Lender Agreement (the “650 Madison Avenue Co-Lender Agreement”) provides that the administration of the 650 Madison Avenue Mortgage Loan will be governed by the 650 Madison Avenue Co-Lender Agreement and the MAD 2019-650M TSA.  The parties to the MAD 2019-650M TSA identified in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian.  In servicing the 650 Madison Avenue Whole Loan, the servicing standard set forth in the MAD 2019-650M TSA will require the related Non-Serviced Master Servicer and Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the 650 Madison Avenue Companion Loans as a collective whole, taking into account the subordinate or pari passu nature of the related Companion Loan(s).

Amounts payable to the issuing entity as holder of the 650 Madison Avenue Mortgage Loan pursuant to the 650 Madison Avenue Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Custody of the Mortgage File

Citibank, N.A., as the custodian under the MAD 2019-650M TSA is the custodian of the mortgage file related to the 650 Madison Avenue Whole Loan (other than the promissory notes evidencing the 650 Madison Avenue Mortgage Loan and any related Companion Loan not included in the MAD 2019-650M securitization).

Application of Payments

The 650 Madison Avenue Co-Lender Agreement sets forth the respective rights of the holders of the 650 Madison Avenue Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the 650 Madison Avenue Whole Loan, and provides, in general, that:

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   The 650 Madison Avenue Subordinate Companion Loans and the rights of the related holders to receive payments of interest, principal and other amounts with respect to the 650 Madison Avenue Subordinate Companion Loans will at all times be junior, subject and subordinate to the 650 Madison Avenue A Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such 650 Madison Avenue A Notes, in each case as further described below.

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   All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property or amounts realized as proceeds of the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the MAD 2019-650M TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in the MAD 2019-650M TSA):

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first, on a pro rata and pari passu basis, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, in an amount equal to the accrued and unpaid interest on the principal balance for each 650 Madison Avenue A Note at the applicable net interest rate;

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second, on a pro rata and pari passu basis, based on the outstanding principal balances of each 650 Madison Avenue A Note, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 650 Madison Avenue Whole Loan until their principal balances have been reduced to zero;

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third, on a pro rata and pari passu basis, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan, up to the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer on its behalf and not previously paid or reimbursed) with respect to the 650 Madison Avenue Whole Loan pursuant to the 650 Madison Avenue Co-Lender Agreement or the MAD 2019-650M TSA;

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fourth, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of a 650 Madison Avenue Pari Passu Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread (as set forth in the 650 Madison Avenue Co-Lender Agreement);

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fifth, on a pro rata and pari passu basis, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the principal balance for each 650 Madison Avenue Subordinate Companion Loan at the applicable net interest rate;

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sixth, on a pro rata and pari passu basis based on the outstanding principal balances of each 650 Madison Avenue Subordinate Companion Loan, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount equal to the principal payments received, if any, with respect to the related payment date with respect to the 650 Madison Avenue Whole Loan, until the principal balance for each 650 Madison Avenue Subordinate Companion Loan has been reduced to zero;

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seventh, on a pro rata and pari passu basis, any prepayment premium, to the extent paid by the borrower, to each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread;

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eighth, if the proceeds of any foreclosure sale or any liquidation of the 650 Madison Avenue Whole Loan or the 650 Madison Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balance for the 650 Madison Avenue Subordinate Companion Loans has been reduced, such excess amount will be paid, on a pro rata and pari passu basis, based on the outstanding principal balances of each holder of a 650 Madison Avenue Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance for the 650 Madison Avenue Subordinate Companion Loans as a result of such Workout, plus interest on such amount at the related net interest rate;

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ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MAD 2019-650M TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the 650 Madison Avenue Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans, pro rata, based on their respective percentage interests; and

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tenth, if any excess amount is available to be distributed in respect of the 650 Madison Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to the issuing entity, as the holder of the 650 Madison Avenue Mortgage Loan, and each holder of the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans in accordance with their respective initial percentage interests.

All expenses and losses relating to the 650 Madison Avenue Whole Loan and the 650 Madison Avenue Mortgaged Property will be allocated first, pro rata, to the 650 Madison Avenue Subordinate Companion Loans and then, pro rata, to the 650 Madison Avenue Mortgage Loan and the 650 Madison Avenue Pari Passu Companion Loans.  Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the 650 Madison Avenue Whole Loan will, after all amounts of interest and principal have otherwise been paid in full on all the notes comprising the 650 Madison Avenue Whole Loan, be reimbursed first, pro rata, to reduce the principal balances of the 650 Madison Avenue Mortgage Loan and the 650 Madison Avenue Pari Passu Companion Loans, and then, pro rata, to reduce the principal balances of the 650 Madison Avenue Subordinate Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 650 Madison Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 650 Madison Avenue Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 650 Madison Avenue Companion Loans.

Certain costs and expenses allocable to the 650 Madison Avenue Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the 650 Madison Avenue Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool.  This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the 650 Madison Avenue Co-Lender Agreement, the controlling holder with respect to the 650 Madison Avenue Whole Loan (the “650 Madison Avenue Controlling Noteholder”), as of any date of determination, will be (i) the holder of note B-1, unless a 650 Madison Avenue Control Appraisal Period has occurred and is continuing, or (ii) if a 650 Madison Avenue Control Appraisal Period has occurred and is continuing, the holder of note A-1-1; provided that, if the holder of note B-1 would be the 650 Madison Avenue Controlling Noteholder pursuant to the terms hereof, but any interest in note B-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 650 Madison Avenue Controlling Noteholder, a 650 Madison Avenue Control Appraisal Period will be deemed to have occurred.  Further, if the holder of note A-1-1 would be the 650 Madison Avenue Controlling Noteholder, but any interest in note A-1-1 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 650 Madison Avenue Controlling Noteholder with respect to note A-1-1, there will be no 650 Madison Avenue Controlling Noteholder.

Pursuant to the 650 Madison Avenue Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 650 Madison Avenue Whole Loan (whether or not a servicing transfer event under the MAD 2019-650M TSA has occurred and is continuing) that would constitute a 650 Madison Avenue Major Decision, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, will be required to provide the 650 Madison Avenue Controlling Noteholder (or its representative) with at least ten (10) Business Days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested 650 Madison Avenue Major Decision.  The related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, is not permitted to take any action with respect to such 650 Madison Avenue Major Decision (or make a determination not to take action with respect to such 650 Madison Avenue Major Decision), unless and until the related Non-Serviced Special Servicer receives the written consent of the 650 Madison Avenue Controlling Noteholder (or its representative) before implementing a decision with respect to such 650 Madison Avenue Major Decision; provided that the provisions of the MAD 2019-650M TSA will govern the consent and consultation rights under the 650 Madison Avenue Co-Lender Agreement.  Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MAD 2019-650M TSA, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, may take actions with respect to the 650 Madison Avenue Mortgaged Property before obtaining the consent of the 650 Madison Avenue Controlling Noteholder if the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MAD 2019-650M TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the 650 Madison Avenue Whole Loan as a collective whole, and the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, has made a reasonable effort to contact the 650 Madison Avenue Controlling Noteholder.

Notwithstanding the foregoing, the related Non-Serviced Master Servicer and the Non-Serviced Special Servicer will not be permitted to follow any advice or consultation provided by the 650 Madison

Avenue Controlling Noteholder (or its representative) that would require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard under the MAD 2019-650M TSA, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate provisions of the 650 Madison Avenue Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate the terms of the 650 Madison Avenue Whole Loan, or materially expand the scope of the related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as applicable, responsibilities under the 650 Madison Avenue Co-Lender Agreement or the MAD 2019-650M TSA.

The related Non-Serviced Special Servicer will be required to provide copies to the issuing entity and each holder of a 650 Madison Avenue Companion Loan (at any time such holder is not the 650 Madison Avenue Controlling Noteholder) (each, a “650 Madison Avenue Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to the 650 Madison Avenue Controlling Noteholder pursuant to the MAD 2019-650M TSA with respect to any 650 Madison Avenue Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the 650 Madison Avenue Controlling Noteholder and, at any time the 650 Madison Avenue Controlling Noteholder is the holder of note B-1, the related Non-Serviced Special Servicer will be required to consult with each 650 Madison Avenue Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any 650 Madison Avenue Non-Controlling Noteholder requests consultation with respect to any such 650 Madison Avenue Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 650 Madison Avenue Non-Controlling Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any 650 Madison Avenue Non-Controlling Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Special Servicer will no longer be obligated to consult with such 650 Madison Avenue Non-Controlling Noteholder, whether or not such 650 Madison Avenue Non-Controlling Noteholder has responded within such ten (10) Business Day period.

A “650 Madison Avenue Control Appraisal Period“ will exist with respect to the 650 Madison Avenue Whole Loan, if and for so long as (a)(1) the initial principal balance of the 650 Madison Avenue Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 650 Madison Avenue Subordinate Companion Loans, (y) any appraisal reduction amount for the 650 Madison Avenue Whole Loan that is allocated to such 650 Madison Avenue Subordinate Companion Loans and (z) any losses realized with respect to the 650 Madison Avenue Mortgaged Property or the 650 Madison Avenue Whole Loan that are allocated to the 650 Madison Avenue Subordinate Companion Loans, is less than (b) 25% of the remainder of (i) the initial principal balance of the 650 Madison Avenue Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holders of the 650 Madison Avenue Subordinate Companion Loans.

“650 Madison Avenue Major Decision“ means a “Major Decision” under the MAD 2019-650M TSA.

Sale of Defaulted Whole Loan

If the 650 Madison Avenue Whole Loan becomes a defaulted mortgage loan under the MAD 2019-650M TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the MAD 2019-650M securitization, the related Non-Serviced Special Servicer will be required to sell the 650 Madison Avenue Mortgage Loan, the 650 Madison Avenue Pari Passu Companion Loans and the 650 Madison Avenue Subordinate Companion Loans, together as notes evidencing one whole loan in accordance with the MAD 2019-650M TSA.  Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the 650 Madison Avenue Mortgage Loan or any 650 Madison Avenue Pari Passu Companion Loan not included in the MAD 2019-650M securitization without the consent of the holders thereof (including the issuing entity, as holder of the 650 Madison Avenue Mortgage Loan) (together, the “650 Madison Avenue Non-Lead Noteholders”) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 650 Madison Avenue Mortgage Loan or such 650 Madison Avenue Pari Passu Companion Loan, as applicable, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by the 650 Madison Avenue Non-Lead Noteholder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the 650 Madison Avenue Controlling Noteholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Special Servicer in connection with the proposed sale, provided that such 650 Madison Avenue Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence.

Special Servicer Appointment Rights

Pursuant to the 650 Madison Avenue Co-Lender Agreement, the 650 Madison Avenue Controlling Noteholder (or its representative) will be entitled to terminate the rights and obligations of the related Non-Serviced Special Servicer, with or without cause, and appoint a replacement special servicer with respect to the 650 Madison Avenue Whole Loan.

The 1633 Broadway Whole Loan

General

The 1633 Broadway Mortgage Loan (5.3%) is part of a split loan structure comprised of 35 senior promissory notes and four (4) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $1,250,000,000.  Two such senior promissory notes designated Note A-3-C-5 and Note A-3-C-6 with an initial aggregate principal balance of $50,000,000 (the “1633 Broadway Mortgage Loan”) will be deposited into this securitization.  The 1633 Broadway Whole Loan is evidenced by (i) the 1633 Broadway Mortgage Loan, (ii) four (4) senior promissory notes designated Note A-1-S-1, Note A-2-S-1, Note A-3-S-1 and Note A-4-S-1 (the “1633 Broadway Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $1,000,000; (iii) twenty-nine (29) senior promissory notes designated Note A-1-C-1, Note A-1-C-2, Note A-1-C-3, Note A-1-C-4, Note A-1-C-5, Note A-1-C-6, Note A-1-C-7, Note A-2-C-1-A, Note A-2-C-1-B, Note A-2-C-2, Note A-2-C-3-A, Note A-2-C-3-B, Note A-2-C-4, Note A-2-C-5, Note A-2-C-6, Note A-2-C-7, Note A-3-C-1-A, Note A-3-C-1-B, Note A-3-C-2, Note A-3-C-3, Note A-3-C-4, Note A-3-C-7, Note A-4-C-1, Note A-4-C-2, Note A-4-C-3, Note A-4-C-4, Note A-4-C-5, Note A-4-C-6 and Note A-4-C-7 (the “1633 Broadway Non-Standalone Pari Passu Companion Loans” and, together with the 1633 Broadway Standalone Pari Passu Companion Loans, the “1633 Broadway Pari Passu Companion Loans”), which have an aggregate initial principal balance of $950,000,000; and (iv) four (4) subordinate promissory notes designated Note B-1, Note B-2, Note B-3 and Note B-4 (the “1633 Broadway Subordinate Companion Loans” and, together with the 1633 Broadway Standalone Pari Passu Companion Loans, the “1633 Broadway Standalone Companion Loans”), which have an aggregate initial principal balance of $249,000,000.

The 1633 Broadway Mortgage Loan, the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans are referred to herein, collectively, as the “1633 Broadway Whole Loan”, and the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans are referred to herein as the “1633 Broadway Companion Loans”.  The 1633 Broadway Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the 1633 Broadway Mortgage Loan.  The 1633 Broadway Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans.

Only the 1633 Broadway Mortgage Loan is included in the issuing entity.  The 1633 Broadway Standalone Companion Loans were contributed to a securitization trust governed by the BWAY 2019-1633 TSA (the “BWAY Trust 2019-1633 Securitization”).  The 1633 Broadway Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized 1633 Broadway Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the 1633 Broadway Whole Loan are subject to a Co-Lender Agreement (the “1633 Broadway Co-Lender Agreement”).  The following summaries describe certain provisions of the 1633 Broadway Co-Lender Agreement.

Servicing

The 1633 Broadway Whole Loan (including the 1633 Broadway Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the BWAY 2019-1633 TSA by KeyBank National Association as master servicer (the “1633 Broadway Master Servicer”), and, if necessary, Situs Holdings, LLC as special servicer (the “1633 Broadway Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the 1633 Broadway Co-Lender Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the 1633 Broadway Mortgage Loan (but not on the 1633 Broadway Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 1633 Broadway Mortgage Loan.

Property protection advances in respect of the 1633 Broadway Whole Loan will be made by the 1633 Broadway Master Servicer or the trustee under the BWAY 2019-1633 TSA, as applicable, unless a determination of nonrecoverability is made under the BWAY 2019-1633 TSA.

Application of Payments

The 1633 Broadway Co-Lender Agreement sets forth the respective rights of the holder of the 1633 Broadway Mortgage Loan, the holders of the 1633 Broadway Pari Passu Companion Loans and the holders of the 1633 Broadway Subordinate Companion Loans with respect to distributions of funds received in respect of the 1633 Broadway Whole Loan, and provides, in general, that:

●

the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●

the 1633 Broadway Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans, and the rights of the holders of the 1633 Broadway Subordinate Companion Loans to receive payments with respect to the 1633 Broadway Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the 1633 Broadway Mortgage Loan and the 1633 Broadway Pari Passu Companion Loans to receive payments with respect to the 1633 Broadway Whole Loan;

●

all expenses and losses relating to the 1633 Broadway Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holder of 1633 Broadway Subordinate Companion Loans and second to the issuing entity, as holder of the 1633 Broadway Mortgage Loan, and the holders of the 1633 Broadway Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the 1633 Broadway Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

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First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

●

Second, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

●

Third, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the 1633 Broadway Mortgage Loan and each 1633 Broadway Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 1633 Broadway Whole Loan pursuant to the 1633 Broadway Co-Lender Agreement or the BWAY 2019-1633 TSA;

●

Fourth, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Mortgage Loan and 1633 Broadway Pari Passu Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the 1633 Broadway Whole Loan documents;

●

Fifth, the holders of the 1633 Broadway Subordinate Companion Loans, to pay accrued and unpaid interest on the 1633 Broadway Subordinate Companion Loans to the holders of the 1633 Broadway Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable 1633 Broadway Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

●

Sixth, to the holders of the 1633 Broadway Subordinate Companion Loans, in an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the 1633 Broadway Subordinate Companion Loans have been reduced to zero;

●

Seventh, on a pro rata and pari passu basis, to the holders of the 1633 Broadway Subordinate Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the 1633 Broadway Whole Loan documents;

●

Eighth, if the proceeds of any foreclosure sale or any liquidation of the 1633 Broadway Whole Loan or the 1633 Broadway Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the 1633 Broadway Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the 1633 Broadway Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the 1633 Broadway Subordinate Companion Loans as a result of such workout, plus unpaid interest on the 1633 Broadway Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

●	Ninth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the BWAY 2019-1633 TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the 1633 Broadway Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the 1633 Broadway Mortgage Loan and the 1633 Broadway Companion Loans, pro rata, based on their respective percentage interests; and

●

Tenth, if any excess amount is available to be distributed in respect of the 1633 Broadway Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the 1633 Broadway Mortgage Loan, the 1633 Broadway Companion Loans and the 1633 Broadway Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

The controlling noteholder under the 1633 Broadway Co-Lender Agreement (the “1633 Broadway Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the BWAY Trust 2019-1633 Securitization.  Pursuant to the terms of the BWAY 2019-1633 TSA, such controlling class representative, which will initially be Prima Capital Advisors LLC, will have consent and/or consultation rights with respect to the 1633 Broadway Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the PSA.  Upon a “Control Shift Event” under the BWAY 2019-1633 TSA (a “1633 Broadway Control Shift Event”), the 1633 Broadway Directing Holder will be the holder of Note A-1-C-1 (or, if Note A-1-C-1 has been deposited into a securitization, the “controlling class representative” or any analogous party for the related securitization).  A 1633 Broadway Control Shift Event will generally exist at any time that (i) the Class A certificates issued pursuant to the BWAY 2019-1633 TSA have an outstanding certificate balance (as notionally reduced by any appraisal reduction amounts allocable to such class) that is 25% or less of the initial certificate balance of such Class A certificates, (ii) the 1633 Broadway Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) Prima Capital Advisors LLC or any successor controlling class representative or controlling class certificateholders are no longer the holder of at least a majority of the controlling class by certificate balance and the certificate administrator under the BWAY 2019-1633 TSA (the “1633 Broadway Certificate Administrator”) has neither (a) received written notice of the then current controlling class certificateholders of at least a majority of the controlling class by certificate balance nor (b) received written notice of a replacement controlling class representative, until such time as the 1633 Broadway Certificate Administrator receives either such notice.

Neither the issuing entity, as holder of the 1633 Broadway Mortgage Loan, nor any holder of a 1633 Broadway Non-Standalone Pari Passu Companion Loan, as non-controlling note holders (other than the holder of Note A-1-C-1, but only during the continuance of a 1633 Broadway Control Shift Event), will have any right to consult with the 1633 Broadway Master Servicer or the 1633 Broadway Special Servicer with respect to major decisions to be taken with respect to the 1633 Broadway Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 1633 Broadway Whole Loan or for any other matter.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 1633 Broadway Co-Lender Agreement, if the 1633 Broadway Whole Loan becomes a defaulted mortgage loan, and if the 1633 Broadway Special Servicer determines to sell the 1633 Broadway Whole Loan in accordance with the BWAY 2019-1633 TSA, then the 1633 Broadway Special Servicer will be required to sell the 1633 Broadway Pari Passu Companion Loans and the 1633 Broadway Subordinate Companion Loans, together with the 1633 Broadway Mortgage Loan, as one whole loan.  In connection with any such sale, the 1633 Broadway Special Servicer will be required to follow the procedures contained in the BWAY 2019-1633 TSA.

Notwithstanding the foregoing, the 1633 Broadway Special Servicer will not be permitted to sell the 1633 Broadway Whole Loan if it becomes a defaulted mortgage loan under the BWAY 2019-1633 TSA without the written consent of the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan, or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans

(provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the 1633 Broadway Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 1633 Broadway Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 1633 Broadway Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 1633 Broadway Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the 1633 Broadway Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 1633 Broadway Master Servicer or the 1633 Broadway Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence.  The issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan, or the holders of the 1633 Broadway Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the 1633 Broadway Whole Loan.

Special Servicer Appointment Rights

Pursuant to the 1633 Broadway Co-Lender Agreement and the BWAY 2019-1633 TSA, the 1633 Broadway Directing Holder (or its representative) will have the right, with or without cause, to replace the 1633 Broadway Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the 1633 Broadway Mortgage Loan or any holder of a 1633 Broadway Non-Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the BWAY 2019-1633 TSA recommends, in its sole discretion exercised in good faith, the replacement of the 1633 Broadway Special Servicer, the applicable certificateholders under the BWAY 2019-1633 TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the 1633 Broadway Special Servicer and appoint a replacement special servicer in accordance with the BWAY 2019-1633 TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The CBM Portfolio Whole Loan

General

The CBM Portfolio Mortgage Loan (5.3%) is part of a split loan structure comprised of eleven (11) senior promissory notes and one subordinate promissory note, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $684,000,000.  Two such senior promissory notes designated A-2E and A-2I-2 with an aggregate initial principal balance of $50,000,000 (collectively, the “CBM Portfolio Mortgage Loan”), will be deposited into this securitization.  The CBM Portfolio Whole Loan (as defined below) is evidenced by (i) the CBM Portfolio Mortgage Loan, (ii) seven (7) senior promissory notes designated A-1, A-2A, A-2B, A-2C, A-2F, A-2G and A-2H (the “CBM Portfolio Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $298,000,000; (iii) two (2) senior promissory notes designated A-2D and A2-I-1 (the “CBM Portfolio Non-Standalone Pari Passu Companion Loans“ and, together with the CBM Portfolio Standalone Pari Passu Companion Loans, the “CBM Portfolio Pari Passu Companion Loans”), which have an aggregate initial principal balance of $50,000,000; and (iv) one subordinate promissory note designated B (the “CBM Portfolio Subordinate Companion Loan“ and, together with the CBM Portfolio Standalone Pari Passu Companion Loans, the “CBM Portfolio Standalone Companion Loan”), which has an initial principal balance of $286,000,000.

The CBM Portfolio Mortgage Loan, the CBM Portfolio Pari Passu Companion Loans and the CBM Portfolio Subordinate Companion Loan are referred to herein, collectively, as the “CBM Portfolio Whole Loan“, and the CBM Portfolio Pari Passu Companion Loans and the CBM Portfolio Subordinate Companion Loan are referred to herein as the “CBM Portfolio Companion Loans“.  The CBM Portfolio Pari Passu

Companion Loans are generally pari passu in right of payment with each other and with the CBM Portfolio Mortgage Loan.  The CBM Portfolio Subordinate Companion Loan is subordinate in right of payment with respect to the CBM Portfolio Mortgage Loan and CBM Portfolio Pari Passu Companion Loans.  Interest is payable on (i) the note A-1 at a rate equal to 2.251036% per annum, (ii) the CBM Portfolio Pari Passu Companion Loans (other than the note A-1) at a rate equal to 3.772298% per annum, and (iii) the CBM Portfolio Subordinate Companion Loan at a rate equal to 3.537000% per annum.

Only the CBM Portfolio Mortgage Loan is included in the issuing entity.  The CBM Portfolio Standalone Companion Loans are expected to be contributed to a securitization trust governed by the COMM 2020-CBM trust and servicing agreement (the “COMM 2020-CBM TSA”) (the “COMM 2020-CBM Securitization”).  The CBM Portfolio Non-Standalone Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized CBM Portfolio Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the CBM Portfolio Whole Loan (the “CBM Portfolio Noteholders”) are subject to a co-lender agreement (the “CBM Portfolio Co-Lender Agreement”).  The following summaries describe certain provisions of the CBM Portfolio Co-Lender Agreement.

Servicing

The CBM Portfolio Whole Loan (including the CBM Portfolio Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the COMM 2020-CBM TSA by Wells Fargo Bank, National Association as servicer (the “CBM Portfolio Servicer”), and, if necessary, CWCapital Asset Management LLC, as special servicer (the “CBM Portfolio Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the CBM Portfolio Co-Lender Agreement.

Custody of the Mortgage File

The custodian under the COMM 2020-CBM TSA is the custodian of the mortgage file related to the CBM Portfolio Whole Loan (other than the promissory notes evidencing the CBM Portfolio Mortgage Loan and the CBM Portfolio Non-Standalone Pari Passu Companion Loans).

Advances

The Master Servicer or the Trustee, as applicable, will be responsible for making any required principal and interest advances on the CBM Portfolio Mortgage Loan (but not on the CBM Portfolio Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an advance would not be recoverable from collections on the CBM Mortgage Loan.

Property protection advances in respect of the CBM Portfolio Whole Loan will be made by the CBM Portfolio Servicer or the trustee under the COMM 2020-CBM TSA (the “CBM Portfolio Trustee”), as applicable, unless a determination of nonrecoverability is made under the COMM 2020-CBM TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments Prior to a CBM Portfolio Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the CBM Portfolio Whole Loan borrower to pay money due under the CBM Portfolio Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the CBM Portfolio Whole Loan becomes a specially serviced mortgage loan under the COMM 2020-CBM TSA (a “CBM Portfolio Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the CBM Portfolio Whole Loan (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the mortgage loan documents) are required to be distributed and applied in the following order of priority (net of amounts payable or reimbursable to the CBM Portfolio Servicer or CBM Portfolio Special Servicer in accordance with the COMM 2020-CBM TSA):

first, (A) first, to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan (or the CBM Portfolio Servicer or the CBM Portfolio Trustee and, if applicable, the Master Servicer and the applicable master servicer under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the Master Servicer or a master servicer of any CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the CBM Portfolio Servicer or the CBM Portfolio Trustee from general collections of the issuing entity or related CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan (or the CBM Portfolio Servicer or the CBM Portfolio Trustee and, if applicable, the Master Servicer and the applicable master servicer under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the CBM Portfolio Subordinate Companion (or the CBM Portfolio Servicer or the CBM Portfolio Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the CBM Portfolio Standalone Companion Loans), to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer or the CBM Portfolio Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

second, to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Trustee, as applicable), with respect to the CBM Portfolio Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2020-CBM TSA;

third, initially, to the holders of the CBM Portfolio Whole Loan (or the CBM Portfolio Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the CBM Portfolio Whole Loan (or the CBM Portfolio Special Servicer), any special servicing fees, workout fees and liquidation fees earned by with respect to the CBM Portfolio Whole Loan under the COMM 2020-CBM TSA;

fourth, pari passu, to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan;

fifth, pari passu, in respect of principal, to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the CBM Portfolio Mortgage Loan and CBM Portfolio Pari Passu Companion Loans, until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

sixth, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through fifth, pari passu to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such CBM Portfolio Pari Passu Companion Loan and the CBM Portfolio Mortgage Loan;

seventh, to the holder of the CBM Portfolio Subordinate Companion Loan, if is no longer included in the COMM 2020-CBM  Securitization (or any servicer or trustee, as applicable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of the CBM Portfolio Subordinate Companion Loan (or any servicer or trustee, as applicable), with respect to the CBM Portfolio Whole Loan pursuant to the COMM 2020-CBM TSA and the CBM Portfolio Co-Lender Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2020-CBM TSA or the CBM Portfolio Co-Lender Agreement, and any cure payment made by the holder of the CBM Portfolio Subordinate Companion Loan pursuant to the CBM Portfolio Co-Lender Agreement;

eighth, to the holder of the CBM Portfolio Subordinate Companion Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate;

ninth, in respect of principal, to the holder of the CBM Portfolio Subordinate Companion Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the CBM Portfolio Whole Loan in accordance with the loan agreement until the Note Principal Balance of the B Note has been reduced to zero;

tenth, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, to the holder of the CBM Portfolio Subordinate Companion Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holder of the CBM Portfolio Subordinate Companion Loan, plus interest thereon at the related interest rate, net of the servicing fee rate;

eleventh, any interest accrued at the default rate on the outstanding principal balance of the CBM Portfolio Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the CBM Portfolio Whole Loan interest rate and (iii) not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Trustee or the CBM Portfolio Special Servicer, the Master Servicer or the Trustee under the Pooling and Servicing Agreement, or the master servicer or trustee under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the CBM Portfolio Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

twelfth, pro rata and pari passu, to the holders of the CBM Portfolio Pari Passu Companion Loans (other than Note A-1) and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the related CBM Portfolio Pari Passu Companion Loan or CBM Portfolio Mortgage Loan, pro rata based on “prepayment charge entitlement”, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

thirteenth, to the holder of the CBM Portfolio Subordinate Companion Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the CBM Portfolio Subordinate Companion Loan;

fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Trustee or the CBM Portfolio Special Servicer under the COMM 2020-CBM TSA, the Master Servicer or the Trustee under the Pooling and Servicing Agreement, or a master servicer or trustee under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the CBM Portfolio Co-Lender Agreement), to each CBM Portfolio Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the CBM Portfolio Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xiv) above, to the extent that the Borrowers actually pay any assumption fees, such assumption fees otherwise allocable to the notes instead will be payable as additional servicing compensation as provided in the COMM 2020-CBM TSA.

Notwithstanding the provisions described above, the loan documents for the CBM Portfolio Whole Loan provide that the prepayments permitted in an amount up to $61,560,000 without payment of any prepayment fee or yield maintenance premium are allocated solely to Note A-1 of the CBM Portfolio Whole Loan, which note is not included in the issuing entity, and partial defeasance is allocated to all of the CBM Portfolio Whole Loan notes other than such Note A-1.

Application of Payments After a CBM Portfolio Triggering Event of Default

Generally, for so long as a CBM Portfolio Triggering Event of Default has occurred and is continuing, all amounts available for payment on the CBM Portfolio Whole Loan (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the mortgage loan documents) are required to be distributed and applied in the following order of priority (net of amounts payable or reimbursable to the CBM Portfolio Servicer or CBM Portfolio Special Servicer in accordance with the COMM 2020-CBM TSA):

(i)            first, (A) first, to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan (or the CBM Portfolio Servicer or the CBM Portfolio Trustee and, if applicable, the Master Servicer and the applicable master servicer under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the Master Servicer or a master servicer of any CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the CBM Portfolio Servicer or the CBM Portfolio Trustee from general collections of the issuing entity or related CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan (or the CBM Portfolio Servicer or the CBM Portfolio Trustee and, if applicable, the Master Servicer and the applicable master servicer under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the CBM Portfolio Subordinate Companion (or the CBM Portfolio Servicer or the CBM Portfolio Trustee) on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the CBM Portfolio Standalone Companion Loans), to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer or the CBM Portfolio Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)            second, to the holders of the CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such CBM Portfolio Standalone Companion Loans (or the CBM Portfolio Servicer, CBM Portfolio Special Servicer or the CBM Portfolio Trustee, as applicable), with respect to the CBM Portfolio Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2020-CBM TSA;

(iii)           third, initially, to the holders of the CBM Portfolio Whole Loan (or the CBM Portfolio Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the CBM Portfolio Whole Loan (or the CBM Portfolio Special Servicer), any special servicing fees, workout fees and liquidation fees earned by with respect to the CBM Portfolio Whole Loan under the COMM 2020-CBM TSA;

(iv)           fourth, pari passu, to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the CBM Portfolio Pari Passu Companion Loans and the issuing entity, as holder of the CBM Portfolio Mortgage Loan;

(v)           fifth, to the holder of the CBM Portfolio Subordinate Companion Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate;

(vi)           sixth, pari passu, in respect of principal, to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

(vii)          seventh, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through sixth, pari passu to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio

Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the CBM Portfolio Pari Passu Companion Loans and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such CBM Portfolio Pari Passu Companion Loan and the CBM Portfolio Mortgage Loan;

(viii)         eighth, to the holder of the CBM Portfolio Subordinate Companion Loan, if is no longer included in the COMM 2020-CBM  Securitization (or any servicer or trustee, as applicable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of the CBM Portfolio Subordinate Companion Loan (or any servicer or trustee, as applicable), with respect to the CBM Portfolio Whole Loan pursuant to the COMM 2020-CBM TSA and the CBM Portfolio Co-Lender Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2020-CBM TSA or the CBM Portfolio Co-Lender Agreement, and any cure payment made by the holder of the CBM Portfolio Subordinate Companion Loan pursuant to the CBM Portfolio Co-Lender Agreement;

(ix)           ninth, to the holder of the CBM Portfolio Subordinate Companion Loan, all remaining funds until the related outstanding note principal balance has been reduced to zero;

(x)           tenth, if the proceeds of any foreclosure sale or any liquidation of the CBM Portfolio Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, to the holder of the CBM Portfolio Subordinate Companion Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holder of the CBM Portfolio Subordinate Companion Loan, plus interest thereon at the related interest rate, net of the servicing fee rate;

(xi)           eleventh, pro rata and pari passu, to the holders of the CBM Portfolio Pari Passu Companion Loans (other than Note A-1) and to the issuing entity, as holder of the CBM Portfolio Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the related CBM Portfolio Pari Passu Companion Loan or CBM Portfolio Mortgage Loan, pro rata based on “prepayment charge entitlement”, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

(xii)          twelfth, to the holder of the CBM Portfolio Subordinate Companion Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the CBM Portfolio Subordinate Companion Loan;

(xiii)         thirteenth, any interest accrued at the default rate on the outstanding principal balance of the CBM Portfolio Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the CBM Portfolio Whole Loan interest rate and (iii) not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Trustee or the CBM Portfolio Special Servicer, the Master Servicer or the Trustee under the Pooling and Servicing Agreement, or the master servicer or trustee under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the CBM Portfolio Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

(xiv)         fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CBM Portfolio Servicer, the CBM Portfolio Trustee or the CBM Portfolio Special Servicer under the COMM 2020-CBM TSA, the Master Servicer or the Trustee under the

Pooling and Servicing Agreement, or a master servicer or trustee under any pooling and servicing agreement relating to a CBM Portfolio Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the CBM Portfolio Co-Lender Agreement), to each CBM Portfolio Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

(xv)          fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the CBM Portfolio Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xiv) above, to the extent that the Borrowers actually pay any assumption fees, such assumption fees otherwise allocable to the notes instead will be payable as additional servicing compensation as provided in the COMM 2020-CBM TSA.

For the purpose of these “—Application of Payments Prior to a CBM Portfolio Triggering Event of Default“ and “—Application of Payments After a CBM Portfolio Triggering Event of Default” sections, with respect to CBM Portfolio Mortgage Loan, the CBM Portfolio Pari Passu Companion Loans and the CBM Portfolio Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the CBM Portfolio Whole Loan, and the “prepayment charge entitlement” means, with respect to any prepayment made with a prepayment charge and respect to any note, the product of: (A) a fraction whose numerator is the amount of such prepayment and whose denominator is the outstanding principal balance of such note before giving effect to such prepayment, times (B) the amount by which (1) the sum of the respective present values, computed as of the date of such prepayment, of the remaining scheduled payments of principal and interest with respect to such note, including the balloon payment on the commencement of the open prepayment date (assuming no other prepayments or acceleration of the CBM Portfolio Whole Loan), determined by discounting such payments to the date on which such prepayment is made at the treasury constant yield, exceeds (2) the outstanding principal balance of such note on such date immediately prior to such prepayment.

The Controlling Holder

The “controlling noteholder” under the CBM Portfolio Co-Lender Agreement will be the COMM 2020-CBM securitization trust.  Pursuant to the terms of the COMM 2020-CBM TSA, the rights of the related trust as “controlling noteholder” will be exercisable by the CBM Portfolio Directing Holder so long as a “subordinate control period” is in effect.  At any time a “subordinate control period” is not in effect, the rights of the “controlling noteholder” will be generally exercisable by the CBM Portfolio Special Servicer or the COMM 2020-CBM certificateholders (in the case of appointment and replacement of the special servicer with respect to the CBM Portfolio Whole Loan as described under “—Special Servicer Appointment Rights” below).  The “CBM Portfolio Directing Holder” is the majority holder of a class of COMM 2020-CBM certificates determined under the COMM 2020-CBM TSA in a manner similar to the series 2020-B17 controlling class.  A “subordinate control period” is generally any period when the certificate principal balance of the COMM 2020-CBM “Class E” certificates (taking into account the application of any appraisal reduction amounts and collateral deficiency amounts allocated to the class to notionally reduce the certificate principal balance of such COMM 2020-CBM certificates) is at least 25% of the initial certificate principal balance of such class.  For the avoidance of doubt, so long as the CBM Portfolio Subordinate Companion Loan is included in the COMM 2020-CBM securitization trust, any purchase option or cure rights of the CBM Portfolio Subordinate Companion Loan holder will not apply.

Consultation and Control

The consent and consultation rights with respect to the CBM Portfolio Whole Loan are similar but not identical to those held by the Directing Certificateholder under the terms of the Pooling and Servicing Agreement.  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Neither the issuing entity nor any holder of a CBM Portfolio Non-Standalone Pari Passu Companion Loan, as non-controlling note holders, will have any right to consult with the CBM Portfolio Servicer or the

CBM Portfolio Special Servicer with respect to major decisions to be taken with respect to the CBM Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the CBM Portfolio Whole Loan or for any other matter.

Cure Rights

If the CBM Portfolio Subordinate Companion Loan is no longer included in the COMM 2020-CBM  Securitization and a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) exists with respect to the CBM Portfolio Whole Loan, then the CBM Portfolio Subordinate Companion Loan holders will have the right, but not the obligation to cure such default within, in the case of a monetary default, 10 business days after receipt of notice of such default and, in the case of a non-monetary default, 30 days following receipt of notice of such default. Under certain circumstances, the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days).

If the CBM Portfolio Subordinate Companion Loan holder elects to cure a default by way of a payment of money (a “Cure Payment”), the CBM Portfolio Subordinate Companion Loan holder will be required to make such Cure Payment as directed by the CBM Portfolio Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or any other CBM Portfolio Pari Passu Companion Loan holder related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected.

So long as a default exists that is being cured by the CBM Portfolio Subordinate Companion Loan holder and the applicable cure period has not expired and the CBM Portfolio Subordinate Companion Loan holder is permitted to cure under the terms of the CBM Portfolio Co-Lender Agreement, the default will not be treated as a default or a CBM Portfolio Triggering Event of Default (i) that results in the application of payments in accordance with “—Application of Payments After a CBM Portfolio Triggering Event of Default” above, (ii) for purposes of triggering an acceleration of the CBM Portfolio Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the CBM Portfolio Mortgaged Properties or (iii) for purposes of treating the CBM Portfolio Whole Loan as a specially serviced loan.  Notwithstanding anything to the contrary, the CBM Portfolio Subordinate Companion Loan holder’s right to cure a default will be limited to six (6) Cure Events over the life of the CBM Portfolio Whole Loan and no single Cure Event may exceed four (4) consecutive months.  A “Cure Event“ means the CBM Portfolio Subordinate Companion Loan holder’s exercise of its cure rights whether for one month or for consecutive months in the aggregate (and, in such case, such cure for such consecutive months shall constitute one Cure Event).

Purchase Option

If the CBM Portfolio Subordinate Companion Loan is no longer included in the COMM 2020-CBM  Securitization and a CBM Portfolio Triggering Event of Default has occurred and is continuing, then, upon written notice from the CBM Portfolio Special Servicer of such occurrence (a “Repurchase Option Notice”), the CBM Portfolio Subordinate Companion Loan holder will have the right, prior to any other party, by written notice to the CBM Portfolio Special Servicer (the “Repurchase Election Notice”) after the occurrence of the CBM Portfolio Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the CBM Portfolio Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the COMM 2020-CBM TSA and the CBM Portfolio Co-Lender Agreement, and (d) the date that is 90 days after the related directing holder’s receipt of the Repurchase Option Notice, to purchase the CBM Portfolio Mortgage Loan and CBM Portfolio Pari Passu Companion Loans for the applicable purchase price provided in the CBM Portfolio Co-Lender Agreement on a date not less than five (5) business days nor more than fifteen (15) business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The CBM Portfolio Special Servicer will be required to give the CBM Portfolio Subordinate Companion Loan holder five (5) business days’ prior written notice of its intent (a “Notice of Foreclosure/DIL”) with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property.  If the CBM Portfolio Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the CBM Portfolio Subordinate Companion Loan holder and the CBM Portfolio Subordinate Companion Loan holder will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the CBM Portfolio Special Servicer and to consummate the purchase option on a repurchase date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the CBM Portfolio Subordinate Companion Loan holder for an additional 30 days upon payment of $5 million non-refundable cash deposit and provision of evidence satisfactory to the CBM Portfolio Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the CBM Portfolio Mortgage Loan and each CBM Portfolio Pari Passu Companion Loan.

Sale of Defaulted Whole Loan

Pursuant to the terms of the CBM Portfolio Co-Lender Agreement, if the CBM Portfolio Whole Loan becomes a defaulted mortgage loan, and if the CBM Portfolio Special Servicer determines to sell the CBM Portfolio Mortgage Loan and the CBM Portfolio Companion Loans in accordance with the CBM Portfolio TSA, then the CBM Portfolio Special Servicer will have the right and the obligation to sell the CBM Portfolio Mortgage Loan and the CBM Portfolio Companion Loans as notes evidencing one whole loan in accordance with the terms of the COMM 2020-CBM TSA.  In connection with any such sale, the CBM Portfolio Special Servicer will be required to follow the procedures set forth in the COMM 2020-CBM TSA, which are similar but not identical to the provisions described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans— Sale of Defaulted Mortgage Loans and REO Properties”.

Special Servicer Appointment Rights

Pursuant to the CBM Portfolio Co-Lender Agreement and the COMM 2020-CBM TSA, the CBM Portfolio Directing Holder (during a “subordinate control period”) or COMM 2020-CBM certificateholders with the requisite percentage of voting rights (after a “subordinate control period”) will have the right, with or without cause, to replace the CBM Portfolio Special Servicer then acting with respect to the CBM Portfolio Whole Loan and appoint a replacement special servicer without the consent of the CBM Portfolio Non-Standalone Pari Passu Companion Loan Holders (including the issuing entity or a servicer or any series 2020-B17 certificateholder).

The Bellagio Hotel and Casino Whole Loan

General

The Bellagio Hotel and Casino Whole Loan consists of (a) the Bellagio Hotel and Casino Mortgage Loan evidenced by promissory note A-3-C1 with an original principal balance of $40,000,000, which is being contributed to the issuing entity, (b) 23 Pari Passu Companion Loans (together with the Bellagio Hotel and Casino Mortgage Loan, the “Bellagio Hotel and Casino A Notes”) evidenced by promissory notes A-1-S1, A-1-S2, A-2-S1, A-2-S2, A-3-S1, A-3-S2, A-1-RL, A-2-RL, A-3-RL, A-1-C1, A-1-C2, A-1-C3, A-1-C4, A-1-C5, A-2-C1, A-2-C2, A-2-C3, A-2-C4, A-3-C2, A-3-C3, A-3-C4, A-3-C5 and A-3-C6 with an aggregate original principal balance of $1,636,200,000, which are not being contributed to the issuing entity, (c) six senior Subordinate Companion Loans (the “Bellagio Hotel and Casino B Notes”) evidenced by promissory notes B-1-S, B-2-S, B-3-S, B-1-RL, B-2-RL and B-3-RL with an aggregate original principal balance of $650,500,000, which are not being contributed to the issuing entity and (d) three junior Subordinate Companion Loan (the “Bellagio Hotel and Casino C Notes“ and, together with the Bellagio Hotel and Casino B Notes, the “Bellagio Hotel and Casino Subordinate Companion Loans”) evidenced by promissory notes C-1-S, C-2-S and C-3-S with an aggregate original principal balance of $683,300,000, which are not being contributed to the issuing entity. Interest is payable on the Bellagio Hotel and Casino A Notes and the Bellagio Hotel and Casino B Notes at a rate equal to 3.1701530% per annum and on the Bellagio Hotel and Casino C Notes at a rate equal to 5.3500000% per annum.

Servicing

The related Co-Lender Agreement (the “Bellagio Hotel and Casino Co-Lender Agreement”) provides that the administration of the Bellagio Hotel and Casino Mortgage Loan will be governed by the Bellagio Hotel and Casino Co-Lender Agreement and the BX 2019-OC11 TSA.  The parties to the BX 2019-OC11 TSA identified in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” will constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian.  In servicing the Bellagio Hotel and Casino Whole Loan, the servicing standard set forth in the BX 2019-OC11 TSA will require the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the Bellagio Hotel and Casino Companion Loans as a collective whole, taking into account the subordinate nature of the Bellagio Hotel and Casino Subordinate Companion Loans (and the subordination of the Bellagio Hotel and Casino C Notes to the Bellagio Hotel and Casino B Notes).

Amounts payable to the issuing entity as holder of the Bellagio Hotel and Casino Mortgage Loan pursuant to the Bellagio Hotel and Casino Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the BX 2019-OC11 TSA is the custodian of the mortgage file related to the Bellagio Hotel and Casino Whole Loan (other than the promissory notes evidencing the Bellagio Hotel and Casino Mortgage Loan and any related Companion Loan not included in the BX 2019-OC11 securitization).

Application of Payments

The Bellagio Hotel and Casino Co-Lender Agreement sets forth the respective rights of the holders of the Bellagio Hotel and Casino Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the Bellagio Hotel and Casino Whole Loan, and provides, in general, that:

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The Bellagio Hotel and Casino Subordinate Companion Loans and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino Subordinate Companion Loans are at all times junior, subject and subordinate to the Bellagio Hotel and Casino A Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino A Notes, as and to the extent set forth in the Bellagio Hotel and Casino Co-Lender Agreement.  The Bellagio Hotel and Casino C Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino C Notes are at all times junior, subject and subordinate to the Bellagio Hotel and Casino B Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the Bellagio Hotel and Casino B Notes, as and to the extent set forth in the Bellagio Hotel and Casino Co-Lender Agreement.

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Prior to the occurrence and continuance of (i) an event of default with respect to an obligation of the related borrower to pay money due under the Bellagio Hotel and Casino Whole Loan or (ii) any non-monetary event of default as a result of which the Bellagio Hotel and Casino Whole Loan becomes a specially serviced loan under the BX 2019-OC11 TSA (which, for clarification, does not include any imminent event of default) (each, a “Triggering Event of Default”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property or amounts realized as proceeds of the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2019-OC11 TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

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first, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino A Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

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second, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino A Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino A Note such accrued and unpaid interest (to the extent of such reimbursement);

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third, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino B Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino B Note such accrued and unpaid interest (to the extent of such reimbursement);

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fourth, to the holders of the Bellagio Hotel and Casino C Notes pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino C Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino C Note such accrued and unpaid interest (to the extent of such reimbursement);

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fifth, pro rata, based on the note principal balances of their respective Bellagio Hotel and Casino A Notes, to each holder of the Bellagio Hotel and Casino A Notes in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino A Note;

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sixth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through five and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and

Casino A Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

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seventh, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino B Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

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eighth, pro rata, based on the note principal Balances of their respective Bellagio Hotel and Casino B Notes, to each holder of the Bellagio Hotel and Casino B Note in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino B Note;

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ninth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino C Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino B Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

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tenth, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino C Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

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eleventh, pro rata, based on the note principal balances of their respective Bellagio Hotel and Casino C Notes, to each holder of a Bellagio Hotel and Casino C Note in an amount equal to its respective principal entitlement allocated pursuant to the loan documents with respect to the applicable monthly payment date, which amount will be applied in reduction of the note principal balance of its respective Bellagio Hotel and Casino C Note;

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twelfth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eleven and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced, such excess amount will be paid to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino C Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

●	thirteenth, to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests, any prepayment or yield maintenance premium, to the extent paid by the related borrower;

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fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the related borrower are not required to be otherwise applied under the BX 2019-OC11 TSA, including, without limitation, to provide reimbursement for interest on advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the Bellagio Hotel and Casino Whole Loan), any such fees or expenses, to the extent actually paid by the related borrower, will be paid to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests; and

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fifteenth, if any excess amount is available to be distributed in respect of the Bellagio Hotel and Casino Whole Loan, and not otherwise applied in accordance with the foregoing clauses one through fourteen, any remaining amounts will be paid pro rata to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in accordance with their respective percentage interests;

provided that to the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of the related Mortgaged Property (or portion thereof) (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Bellagio Hotel and Casino Whole Loan (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), will be allocated to reduce the note principal balances of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in the manner permitted or required by the REMIC provisions (to be applied first to the Bellagio Hotel and Casino A Notes (on a pro rata and pari passu basis), then to the Bellagio Hotel and Casino B Notes (on a pro rata and pari passu basis), and then to the Bellagio Hotel and Casino C Notes (on a pro rata and pari passu basis)).

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Upon the occurrence and during the continuance of a Triggering Event of Default, all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property or amounts realized as proceeds of the Bellagio Hotel and Casino Whole Loan or the Bellagio Hotel and Casino Mortgaged Property, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2019-OC11 TSA will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

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first, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino A Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

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second, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino A Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino A Note such accrued and unpaid interest (to the extent of such reimbursement);

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third, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino B Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino B Note such accrued and unpaid interest (to the extent of such reimbursement);

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fourth, to the holders of the Bellagio Hotel and Casino C Notes pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on its respective note principal balance at the net interest rate applicable to such Bellagio Hotel and Casino C Note; provided that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee pursuant to the Bellagio Hotel and Casino Co-Lender Agreement for P&I advances of such accrued and unpaid interest will be deemed to satisfy the obligation under this clause to pay the holder of the related Bellagio Hotel and Casino C Note such accrued and unpaid interest (to the extent of such reimbursement);

●	fifth, to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced to zero;

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sixth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through five and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino A Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino A Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

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seventh, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino B Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

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eighth, to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced to zero;

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ninth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eight and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino B Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the provisions of the Bellagio Hotel and Casino Co-Lender Agreement by reason of the insufficiency of the Bellagio Hotel and Casino C Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino B Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

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tenth, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Bellagio Hotel and Casino C Notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement or the BX 2019-OC11 TSA;

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eleventh, to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis, until the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced to zero;

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twelfth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses one through eleven and, as a result of a workout the note principal balances of the Bellagio Hotel and Casino C Notes have been reduced, such excess amount will be paid to the holders of the Bellagio Hotel and Casino C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate note principal balance of the Bellagio Hotel and Casino C Notes as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of the Bellagio Hotel and Casino Whole Loan;

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thirteenth, to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests, any prepayment or yield maintenance premium, to the extent paid by the related borrower;

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fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the related borrower are not required to be otherwise applied under the BX 2019-OC11 TSA, including, without limitation, to provide reimbursement for interest on advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the Bellagio Hotel and Casino Whole Loan), any such fees or expenses, to the extent actually paid by the related borrower, will be paid to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes, pro rata, based on their respective percentage interests; and

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fifteenth, if any excess amount is available to be distributed in respect of the Bellagio Hotel and Casino Whole Loan, and not otherwise applied in accordance with the foregoing clauses one through fourteen, any remaining amount will be paid pro rata to the holders of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in accordance with their respective percentage interests;

provided that to the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of the related Mortgaged Property (or portion thereof) (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Bellagio Hotel and Casino Whole Loan (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), will be allocated to reduce the note principal balances of the Bellagio Hotel and Casino A Notes, the Bellagio Hotel and Casino B Notes and the Bellagio Hotel and Casino C Notes in the manner permitted or required by the

REMIC provisions (to be applied first to the Bellagio Hotel and Casino A Notes (on a pro rata and pari passu basis), then to the Bellagio Hotel and Casino B Notes (on a pro rata and pari passu basis), and then to the Bellagio Hotel and Casino C Notes (on a pro rata and pari passu basis)).

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Bellagio Hotel and Casino Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Bellagio Hotel and Casino Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other Mortgage Loans, but not out of payments or other collections on the Bellagio Hotel and Casino Companion Loans.

Certain costs and expenses allocable to the Bellagio Hotel and Casino Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the Bellagio Hotel and Casino Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool.  This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the Bellagio Hotel and Casino Co-Lender Agreement, the controlling noteholder with respect to the Bellagio Hotel and Casino Whole Loan (the “Bellagio Hotel and Casino Controlling Noteholder”) will be the holder of note A-1-S1, provided that for so long as 25% or more of note A-1-S1 is held by (or the majority “controlling class” holder or other party assigned the rights to exercise the rights of the Bellagio Hotel and Casino Controlling Noteholder is) the related borrower party, the holder of note A-1-S1 (and such party assigned the rights to exercise the rights of the Bellagio Hotel and Casino Controlling Noteholder) will not be entitled to exercise any rights of the Bellagio Hotel and Casino Controlling Noteholder, and there will be deemed to be no Bellagio Hotel and Casino Controlling Noteholder.

The related Non-Serviced Special Servicer will be required to (i) provide copies to the issuing entity and each holder of a Bellagio Hotel and Casino Companion Loan other than the Bellagio Hotel and Casino Controlling Noteholder) (each, a “Bellagio Hotel and Casino Non-Controlling Noteholder”) of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder with respect to any Bellagio Hotel and Casino Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the related Non-Serviced Directing Holder (without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence of a control termination event or a consultation termination event under the BX 2019-OC11 TSA), and (ii) use reasonable efforts to consult with each Bellagio Hotel and Casino Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Bellagio Hotel and Casino Non-Controlling Noteholder requests consultation with respect to any such Bellagio Hotel and Casino Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Bellagio Hotel and Casino Non-Controlling Noteholder; provided that after the expiration of a period of ten (10) business days from the delivery to any Bellagio Hotel and Casino Non-Controlling Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Special Servicer will no longer be obligated to consult with such Bellagio Hotel and Casino Non-Controlling Noteholder, whether or not such Bellagio Hotel and Casino Non-Controlling Noteholder has responded within such ten (10) business day period  (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).  Notwithstanding the consultation rights of each Bellagio Hotel and Casino Non-Controlling Noteholder set forth in the immediately preceding sentence, the Non-Serviced Special Servicer may take any Bellagio Hotel and Casino Major Decision or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) business day period if the Non-Serviced Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Bellagio Hotel and Casino Whole Loan. In no event will the Non-Serviced Master

Servicer or the Non-Serviced Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Bellagio Hotel and Casino Non-Controlling Noteholder.

In addition to the consultation rights described above, pursuant to the terms of the Bellagio Hotel and Casino Co-Lender Agreement, each Bellagio Hotel and Casino Non-Controlling Noteholder will have the right to an annual meeting (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Bellagio Hotel and Casino Whole Loan are discussed.

“Bellagio Hotel and Casino Major Decision“ means a “Major Decision” under the BX 2019-OC11 TSA.

Sale of Defaulted Whole Loan

If the Bellagio Hotel and Casino Whole Loan becomes a defaulted mortgage loan under the BX 2019-OC11 TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the BX 2019-OC11 securitization, the related Non-Serviced Special Servicer will be required to sell the Bellagio Hotel and Casino Mortgage Loan and the Bellagio Hotel and Casino Companion Loans, together as notes evidencing one whole loan in accordance with the BX 2019-OC11 TSA.  Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the Bellagio Hotel and Casino Mortgage Loan or any Bellagio Hotel and Casino Companion Loan not included in the BX 2019-OC11 securitization without the consent of the holders thereof (including the issuing entity, as holder of the Bellagio Hotel and Casino Mortgage Loan) (together, the “Bellagio Hotel and Casino Non-Lead Noteholders”) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Bellagio Hotel and Casino Mortgage Loan or such Bellagio Hotel and Casino Companion Loan, as applicable, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents requested by the Bellagio Hotel and Casino Non-Lead Noteholder, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer in connection with the proposed sale.  Subject to the foregoing, each of the Bellagio Hotel and Casino Controlling Noteholder, its representative, any Bellagio Hotel and Casino Non-Controlling Noteholders and their representatives are permitted to submit an offer at any sale of the Bellagio Hotel and Casino Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Bellagio Hotel and Casino Co-Lender Agreement, the Bellagio Hotel and Casino Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace any special servicer then acting under the BX 2019-OC11 TSA with respect to the Bellagio Hotel and Casino Whole Loan and appoint a replacement special servicer with respect to the Bellagio Hotel and Casino Whole Loan.

The Stonemont Net Lease Portfolio Whole Loan

General

The Stonemont Net Lease Portfolio Mortgage Loan (2.7%) is part of a whole loan with an aggregate principal balance of $925,000,000 that is split between (i) a 24-month floating rate componentized loan with three one-year extension options (the “Stonemont Net Lease Portfolio Floating Rate Loan”) with an aggregate principal balance as of the cut-off date of $277,450,000, and (ii) a 60-month fixed rate componentized loan (the “Stonemont Net Lease Portfolio Fixed Rate Loan”; together with the Stonemont Net Lease Portfolio Floating Rate Loan, excluding the Stonemont Net Lease Portfolio Mortgage Loan, individually, the “Stonemont Net Lease Portfolio Companion Loan” and, collectively, the “Stonemont Net Lease Portfolio Companion Loans”) comprised of (A) a senior fixed rate componentized loan (the

“Stonemont Net Lease Portfolio Senior Fixed Rate Loan”), with an aggregate principal balance as of the cut-off date of $296,270,000, which includes the Stonemont Net Lease Portfolio Mortgage Loan in the amount of $25,000,000, and (B) a subordinate fixed rate componentized loan (the “Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan”), with an aggregate principal balance as of the cut-off date of $351,280,000. The Stonemont Net Lease Portfolio senior Fixed Rate Loan is senior to the Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan. The holders (each a “Note Holder”, and collectively the “Note Holders”) of each promissory note evidencing the Stonemont Net Lease Portfolio Whole Loan (each such note, a “Note”, and collectively the “Notes”) have entered into a Co-Lender Agreement that sets forth the respective rights of each Note Holder.

The Stonemont Net Lease Portfolio Floating Rate Loan and the Stonemont Net Lease Portfolio Fixed Rate Loan are componentized as described below:

●

The Stonemont Net Lease Portfolio Floating Rate Loan is subdivided into nine components (collectively referred to herein as “Floating Rate Components” and each individually as a “Floating Rate Component”) as follows:  Component A-FL, in the amount of $92,470,000, Component B-FL, in the amount of $20,420,000, Component C-FL, in the amount of $14,040,000, Component D-FL, in the amount of $19,920,000, Component E-FL, in the amount of $30,000,000, Component F-FL, in the amount of $26,820,000, Component G-FL, in the amount of $31,020,000, Component H-FL, in the amount of $27,760,000, and Component HRR-FL, in the amount of $15,000,000.

●

The Stonemont Net Lease Portfolio Fixed Rate Loan is subdivided into six components (the “Senior Fixed Rate Components”), as follows:  Component A-FX, in the amount of $106,550,000, Component B-FX, in the amount of $23,540,000 and Component C-FX, in the amount of $16,180,000, Component A-FX-C, in the amount of $109,280,000, Component B-FX-C, in the amount of $24,140,000 and Component C-FX-C, in the amount of $16,580,000.

●

The Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan is subdivided into six components (the “Subordinate Fixed Rate Components”), as follows:  Component D-FX, in the amount of $46,480,000, Component E-FX, in amount of $70,020,000, Component F-FX, in the amount of $62,584,000, Component G-FX, in the amount of $72,411,000, Component H-FX, in the amount of $64,785,000, and Component HRR-FX, in the amount of $35,000,000.

The Senior Fixed Rate Components and the Subordinate Fixed Rate Components are referred to as the “Fixed Rate Components”. The Fixed Rate Components and the Floating Rate Components are referred to as, individually, the “Component“ and, collectively, the “Components”. Each of the Fixed Rate Components and Floating Rate Components comprise a “Component Pair” in the following manner:

Components	Component Pair
Component A-FL, Component A-FX and Component A-FX-C	Component A
Component B-FL, Component B-FX and Component B-FX-C	Component B
Component C-FL and Component C-FX and Component C-FX-C	Component C
Component D-FL and Component D-FX	Component D
Component E-FL and Component E-FX	Component E
Component F-FL and Component F-FX	Component F
Component G-FL and Component G-FX	Component G
Component H-FL and Component H-FX	Component H
Component HRR-FL and Component HRR-FX	Component HRR

Losses will be allocated to the Components in reverse sequential order. Losses allocated to a particular Component Pair will be allocated between the applicable Floating Rate Component and Fixed Rate Component(s) for that Component Pair on a pro rata and pari passu basis.

The Stonemont Net Lease Portfolio Whole Loan will be serviced and administered pursuant to the terms of the JPMCC 2020-NNN TSA by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer, as the case may be, according to the Accepted Servicing Practices subject to the Co-Lender Agreement.

Servicing

The related Co-Lender Agreement provides that the administration of the Stonemont Net Lease Portfolio Whole Loan will be governed by the Co-Lender Agreement and the JPMCC 2020-NNN TSA.  The Stonemont Net Lease Portfolio Whole Loan and any related foreclosed property will be serviced and administered by the Non-Serviced Master Servicer or the Non-Serviced Special Servicer (if the Stonemont Net Lease Portfolio Whole Loan is a specially serviced mortgage loan) pursuant to the JPMCC 2020-NNN TSA.  The Non-Serviced Master Servicer and the Non-Serviced Special Servicer will be required to service and administer the Stonemont Net Lease Portfolio Whole Loan in accordance with the accepted servicing practices, taking into account the interests of the certificateholders and the holders of the Stonemont Net Lease Portfolio Companion Loans (the “Stonemont Net Lease Portfolio Companion Loan Holder(s)”).

Amounts payable to the issuing entity as holder of the Stonemont Net Lease Portfolio Whole Loan pursuant to the Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this preliminary prospectus.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the JPMCC 2020-NNN TSA is the custodian of the mortgage file related to the Stonemont Net Lease Portfolio Whole Loan (other than the promissory notes evidencing the Stonemont Net Lease Portfolio Whole Loan and any related Stonemont Net Lease Portfolio Companion Loan not included in the JPMCC 2020-NNN securitization).

Application of Payments

Each of the Notes are comprised of Components, which are senior and subordinate to one another in the manner described above and as further described below.  The Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan and the applicable portions of the Stonemont Net Lease Portfolio Floating Rate Loan that are comprised of Component D, Component E, Component F, Component G, Component H and Component HRR, and the right of the related holders to receive payments of interest, principal and other amounts will at all times be junior, subject and subordinate to each Note that is comprised of Component A, Component B and Component C.

All amounts tendered by the related borrowers or otherwise available for payment on or with respect to or in connection with the Stonemont Net Lease Portfolio Whole Loan or the related Mortgaged Properties or amounts realized as proceeds thereof, whether received in the form of monthly payments, balloon payments, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Stonemont Net Lease Portfolio Whole Loan or insurance proceeds or condemnation proceeds (other than (1) proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Properties or released to the borrowers in accordance with the terms of the Mortgage Loan documents, to the extent permitted by the REMIC provisions, (2) all amounts for required reserves or escrows required by the Mortgage Loan documents (to the extent and in accordance with the terms of the Mortgage Loan documents) to be held as reserves or escrows, (3) all amounts received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Non-Serviced Master Servicer or the master servicer with respect to another securitization trust under the JPMCC 2020-NNN TSA, (4) all amounts that are then due, payable or reimbursable to the

Non-Serviced Master Servicer, Non-Serviced Special Servicer, certificate administrator, trustee or operating advisor with respect to the Stonemont Net Lease Portfolio Whole Loan pursuant to the JPMCC 2020-NNN TSA and (5) any amounts that are then due and payable or reimbursable to any master servicer or trustee with respect to another securitization trust in respect of any P&I Advances and interest thereon in respect of the Notes, other than the Notes included in the JPMCC 2020-NNN trust (pursuant to another pooling and servicing agreement) will be applied and distributed by the Non-Serviced Master Servicer in the manner described below without duplication (and payments will be made at such times as are set forth in the JPMCC 2020-NNN TSA).

So long as no event of default has occurred and is continuing, any collections received in respect of the Stonemont Net Lease Portfolio Whole Loan or the Mortgaged Properties will be applied to the Components in accordance with the Mortgage Loan documents and the JPMCC 2020-NNN TSA.  During an event of default , any collections received in respect of the Stonemont Net Lease Portfolio Whole Loan or the Mortgaged Properties will be applied to the Components in the following order of priority:

(i)            first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component A (other than default Interest) to each Note Holder of a Note that represents a portion of Component A, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

(ii)            second, on a pro rata and pari passu basis, to each Note Holder of a Note that represents a portion of Component A, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the principal balance of Component A has been reduced to zero;

(iii)           third, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component B (other than Default Interest) to each Note Holder of a Note that represents a portion of Component B, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

(iv)           fourth, on a pro rata and pari passu basis, to each Note Holder of a Note that represents a portion of Component B, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the principal balance of Component B has been reduced to zero;

(v)           fifth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component C (other than Default Interest) to each Note Holder of a Note that represents a portion of Component C, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

(vi)           sixth, on a pro rata and pari passu basis, to each Note Holder of a Note that represents a portion of Component C, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the principal balance of Component C has been reduced to zero;

(vii)          seventh, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component D (other than Default Interest) to each Note Holder of a Note that represents a portion of Component D, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

(viii)         eighth, on a pro rata and pari passu basis, to each Note Holder of a Note that represents a portion of Component D, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the principal balance of Component D has been reduced to zero;

(ix)           ninth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component E (other than Default Interest) to each Note Holder of a Note that represents a portion of the Component E, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

(x)           tenth, on a pro rata and pari passu basis, to each Note Holder of a Note that represents a portion of Component E, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the principal balance of Component E has been reduced to zero;

(xi)           eleventh, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component F (other than Default Interest) to each Note Holder of a Note that represents a portion of Component F, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

(xii)          twelfth, on a pro rata and pari passu basis, to each Note Holder of a Note that represents a portion of Component F, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the principal balance of Component F has been reduced to zero;

(xiii)         thirteenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component G (other than Default Interest) to each Note Holder of a Note that represents a portion of Component G, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

(xiv)         fourteenth, on a pro rata and pari passu basis, to each Note Holder of a Note that represents a portion of Component G, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the principal balance of Component G has been reduced to zero;

(xv)          fifteenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component H (other than Default Interest) to each Note Holder of a Note that represents a portion of Component H, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

(xvi)         sixteenth, on a pro rata and pari passu basis, to each Note Holder of a Note that represents a portion of Component H, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the principal balance of Component H has been reduced to zero;

(xvii)        seventeenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component HRR (other than Default Interest) to each Note Holder of a Note that represents a portion of Component HRR, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

(xviii)       eighteenth, on a pro rata and pari passu basis, to each Note Holder of a Note that represents a portion of Component HRR, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until the principal balance of Component HRR has been reduced to zero;

(xix)         nineteenth, on a pro rata and pari passu basis, to each Note Holder of a Note that represents a portion of a Component entitled to yield maintenance premiums then due and payable in respect of the Stonemont Net Lease Portfolio Mortgage Loan, such yield maintenance premiums being allocated in respect of such Components in sequential order, first to Component A (other than Component A-FL), then to Component B (other than Component B-FL), then to Component C (other than Component C-FL), then to Component D-FX, then to Component E-FX, then to Component F-FX, then to Component G-FX, then to Component H-FX, and then to Component HRR-FX;

(xx)          twentieth, to pay default Interest and late payment charges then due and owing under the Stonemont Net Lease Portfolio Mortgage Loan, all of which will be applied in accordance with the JPMCC 2020-NNN TSA; and

(xxi)         twenty-first, if any excess amount is available to be distributed in respect of the Stonemont Net Lease Portfolio Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses first through twentieth, any remaining amount will be paid pro rata to each Note Holder based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Stonemont Net Lease Portfolio Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Stonemont Net Lease Portfolio Subordinate Fixed Rate Loans (or, if applicable, the Floating Rate Components).  This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Sale of Specially Serviced Mortgage Loan

Upon the Stonemont Net Lease Portfolio Whole Loan becoming a defaulted loan, the Non-Serviced Special Servicer will be required to sell the Notes evidencing the Stonemont Net Lease Portfolio Whole Loan in accordance with the terms of the JPMCC 2020-NNN TSA.

However, the Non-Serviced Special Servicer will not be permitted to sell the defaulted Stonemont Net Lease Portfolio Whole Loan without the written consent of the issuing entity, as holder of the Stonemont Net Lease Portfolio Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate) unless the Non-Serviced Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the Stonemont Net Lease Portfolio Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Stonemont Net Lease Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Stonemont Net Lease Portfolio Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Non-Serviced Master Servicer or the Non-Serviced Special Servicer in connection with the proposed sale; provided that the issuing entity may waive any of the delivery or timing requirements described in this sentence.  Subject to the JPMCC 2020-NNN TSA, the issuing entity (or its representative) that is not a borrower affiliate is permitted to submit an offer at any sale of the Stonemont Net Lease Portfolio Whole Loan.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling noteholder for the Stonemont Net Lease Portfolio Whole Loan (the “Stonemont Net Lease Portfolio Controlling Noteholder”) will be the holder of the note evidenced by promissory note A-FX-1, provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the JPMCC 2020-NNN securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder; provided, further, that if at any time 50% or more of promissory note A-FX-1 (or the “controlling class” of the JPMCC 2020-NNN securitization or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder) is held by a borrower affiliate, the holder of promissory note A-FX-1 (or such class) will not be entitled to exercise any rights of the controlling noteholder under the Co-Lender Agreement or the JPMCC 2020-NNN TSA.  Certain decisions to be made with respect to the Stonemont Net Lease Portfolio Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Stonemont Net Lease Portfolio Whole Loan or any related foreclosed property will require the approval of the Stonemont Net Lease Portfolio Controlling Noteholder.

Pursuant to the related Co-Lender Agreement, the issuing entity, as holder of the Stonemont Net Lease Portfolio Mortgage Loan or its representative (unless controlling class is held by an affiliate of the borrower), will (i) have the right to receive (1) notice, information and reports with respect to any Major Decisions to be taken with respect to the Stonemont Net Lease Portfolio Whole Loan (similar to such notice, information or report the Non-Serviced Special Servicer is required to deliver to the directing certificateholder under the JPMCC 2020-NNN TSA) (without regard to whether such items are actually required to be provided to the directing certificateholder under the JPMCC 2020-NNN TSA due to the occurrence of a control event or a consultation termination event (in each case as defined in the JPMCC 2020-NNN TSA) and (2) a summary of the asset status report relating to the Stonemont Net Lease Portfolio Whole Loan (at the same time as it is required to deliver to the directing certificateholder under the Stonemont Net Lease Portfolio JPMCC 2020-NNN TSA) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Stonemont Net Lease Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Stonemont Net Lease Portfolio Whole Loan (and the Non-Serviced Special Servicer will be required to consider alternative actions recommended by the holder of the Stonemont Net Lease Portfolio Mortgage Loan).  The consultation rights of the issuing entity, as the holder of the Stonemont Net Lease Portfolio Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).  Notwithstanding the consultation rights of the issuing entity, as the holder of the Stonemont Net Lease Portfolio Mortgage Loan, described above, the Non-Serviced Special Servicer is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Stonemont Net Lease Portfolio noteholders; and the Non-Serviced Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Stonemont Net Lease Portfolio Mortgage Loan (or its representative).

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, subject to the terms of the JPMCC 2020-NNN TSA, the Stonemont Net Lease Portfolio Controlling Noteholder will have the right at any time and from time to time and without cause, to replace the Non-Serviced Special Servicer then acting with respect to the Stonemont Net Lease Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in February 2020 and ending on the hypothetical Determination Date in March 2020.  In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2019, of JPMorgan Chase & Co., the 2019 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2018, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $141.4 billion. Of that amount, approximately $120.4 billion has been securitized by the depositor. In its fiscal year ended December 31, 2018, JPMCB originated approximately $7.3 billion of commercial mortgage loans, of which approximately $5.4 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in

2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, mixed-use, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

With respect to the Moffett Towers Buildings A, B & C Whole Loan, which was originated by DBRI, Goldman Sachs Bank USA and JPMCB, portions of which are being sold by JPMCB and GACC, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB.  Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan,

(C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●

Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 14, 2020, which is the same date of JPMCB’s most recently filed Form ABS-15G for this asset class. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the three year period ending December 31, 2019, please refer to each Form ABS-15G filed by the depositor as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) that includes information related to JPMCB for additional information with respect to the repurchase or replacement requests made in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations during such period.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB will retain the JPMCB VRR Interest Portion as described under “Credit Risk Retention” and may retain the Class R Certificates.  However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates.  Any such party will have the right to dispose of any such certificates (other than the JPMCB VRR Interest) at any time. JPMCB or an affiliate will be required to retain the JPMCB VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction.  DBR Investments Co. Limited, a Cayman Islands exempted company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated (either directly, or, in some cases, through table funding arrangements), all of the GACC Mortgage Loans, except with respect to the Moffett Towers Buildings A, B & C Mortgage Loan, the related Whole Loan of which was co-originated by DBRI, JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation.  GACC is an affiliate of DBRI, an originator, Deutsche Bank AG, New York Branch (“DBNY”), an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, and Deutsche Bank Securities Inc., an underwriter.  The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.  DBRI will sell the GACC Mortgage Loans to GACC on the Closing Date. It is also expected that DBRI will hold certain of the Companion Loans after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016.  The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007.  Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States.  The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.”  On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA).  Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as master servicer and interim servicer with respect to the Murphy Crossing Mortgage Loan, which, prior to its inclusion in the issuing entity, is among the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 9.0% of the Initial Pool Balance.

GACC’s Securitization Program.

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc. and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2019 is approximately $80.922 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future.  In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization.  It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs.  Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be.  The depositor will assign certain of its rights under each MLPA to the issuing entity.  In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates.  See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview.  GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus.  GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties.  The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”).  The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below.  No sampling procedures were used in the review process.

Data Tape.  To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan.  The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBRI during the underwriting process.  After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team.  The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation.  GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans.  These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review.  GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus.  In anticipation of securitization of each GACC Mortgage Loan originated by DBRI, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents.  In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans.  Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel.  Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures.  With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.  In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy.  If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBRI, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria.  See “—Exceptions” below.

Findings and Conclusions.  Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBRI’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes.

General. DBRI is an originator and is affiliated with DBNY, GACC, and Deutsche Bank Securities Inc., one of the underwriters. DBRI originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBRI generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBRI conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the DBRI underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBRI reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio.  The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBRI and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt  service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool“ and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBRI obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBRI may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBRI then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBRI’s acquisition and reunderwriting of a mortgage loan, DBRI relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of DBRI. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if the DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBRI evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBRI evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBRI either (i) obtains or updates (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBRI reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBRI either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies.  See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBRI obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBRI reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBRI generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBRI may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBRI reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBRI reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBRI may require based on the specific characteristics of the Mortgaged Property.

Seismic Report.  A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance.  In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBRI may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBRI may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBRI. The typical required escrows for mortgage loans originated by DBRI are as follows:

•	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBRI with sufficient funds to satisfy all taxes and assessments. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBRI may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBRI with sufficient funds to pay all insurance premiums. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property

(or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBRI may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBRI’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBRI has structured springing escrows that arise for identified risks, (v) DBRI has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBRI believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBRI’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBRI’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBRI may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

Disclosed above are DBRI’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from DBRI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBRI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBRI made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), the related Whole Loan has an LTV ratio of 67.2% in comparison to an LTV ratio of 65.0% generally provided for in GACC’s underwriting guidelines for full term interest only whole loans. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (a) the senior notes of $443.0 million having an LTV ratio of 38.7% based on the prospective stabilized market value of $1.145 billion as of October 1, 2021, (b) the DSCR is 3.63x based on the underwritten NCF of approximately $56.85 million and the senior notes of $443.0 million, and (c) the Mortgaged Property is 100.0% leased with 97.5% to investment grade tenants, including 85.7% leased to Google and 11.7% leased to Comcast.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 10, 2020.  GACC’s “Central Index Key” number is 0001541294.  With respect to the period from and including January 1, 2017 to and including December 31, 2019, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (an affiliate of GACC) will retain the DBNY VRR Interest Portion as described under “Credit Risk Retention”.  However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates.  Any such party will have the right to dispose of any such certificates (other than the VRR Interest) at any time. DBNY or an affiliate will be required to retain the VRR Interest as further described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor“ or “Mortgage Loan Seller“, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the depositor in this transaction other than the River Ranch Mortgage Loan, which was originated by Basis Real Estate Capital II, LLC and acquired by CREFI. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans“. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation.  CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters).  CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction.  Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the CREFI Mortgage Loans.

Overview.  In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database.  First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation.  CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review.  CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

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whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●

whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●

whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●

whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lock-box arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●

whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●

a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●

whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex F-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex F-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex F-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any of the CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates.  Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries.  Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool (considering any Crossed Mortgage Loans as a single Mortgage Loan), and the abbreviated loan summaries for those of the CREFI Mortgage Loans (considering any Crossed Mortgage Loan as a single Mortgage Loan) included in the next 5 largest Mortgage Loans in the Mortgage Pool, which the loan summaries and the abbreviated loan summaries are incorporated in “Description of Top Fifteen Mortgage Loans” in Annex A-3 to this prospectus.

Findings and Conclusions.  Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General.  CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below.  The River Ranch Mortgage Loan was originated by Basis Real Estate Capital II, LLC and re-underwritten by CREFI in accordance with the underwriting criteria described below prior to CREFI’s acquisition of such Mortgage Loan. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process.  The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available:  historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report“ and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●

Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●

Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex F-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex F-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex F-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex F-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act.

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2020. CREFI’s Central Index Key is 0001701238. As of December 31, 2019, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) of CREFI) will retain the CREFI VRR Interest Portion and (ii) an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the CREFI VRR Interest Portion) at any time. CREFI (or a majority-owned affiliate of CREFI) will be required to retain the CREFI VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Compensation of the Sponsors.

In connection with the offering and sale of the certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)  the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the servicing of the Mortgage Loans, over

(b)  the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB and an affiliate of JPMS. The depositor maintains its principal office at 383 Madison Avenue, 8th Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2020-B17 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “—The Trustee and Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 261,000 employees as of September 30, 2019, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells

Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of September 30, 2019, Wells Fargo Bank was acting as trustee on approximately 389 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $163 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10 D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2019, Wells Fargo Bank was acting as securities administrator with respect to more than $506 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA)). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2019, Wells Fargo Bank was acting as custodian of more than 272,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Beginning on June 18, 2014, a group of institutional investors filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. In November 2018, Wells Fargo reached an agreement, in which it denied any wrongdoing, to resolve such claims on a classwide basis for the 271 RMBS trusts at issue. On May 6, 2019, the court entered an order approving the settlement agreement. Separate lawsuits against Wells Fargo making similar allegations filed by certain other institutional investors concerning several RMBS trusts in New York federal and state court are not covered by the agreement. With respect to such litigations, Wells Fargo believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland is also expected to initially be appointed to act as the special servicer under the PSA, and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Non-Serviced Mortgage Loans and Excluded Special Servicer Loans) and any related REO Properties, and will review, evaluate, process and/or provide or withhold consent as to Major Decisions and certain other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans when such Mortgage Loans and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P, Moody’s Investors Service, Inc., Fitch, DBRS Morningstar and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Strong” and DBRS Morningstar ranks Midland as “CS1”. Fitch ranks Midland as

“CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2019, Midland was master and/or primary servicing approximately 35,022 commercial and multifamily mortgage loans with a principal balance of approximately $550 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 11,379 of such loans, with a total principal balance of approximately $219 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2017 to 2019.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
CMBS	$162	$181	$219
Other	$323	$352	$387
Total	$486	$533	$606

As of December 31, 2019, Midland was named the special servicer in approximately 376 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $171 billion. With respect to such transactions as of such date, Midland was administering approximately 132 assets with an outstanding principal balance of approximately $1.4 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2017 to 2019.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
Total	$145	$158	$171

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing holder (or equivalent entity), any holder of a Companion Loan, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related Intercreditor Agreement and limitations on the right of such person to remove or replace the special servicer.

Pursuant to a certain interim servicing agreement between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acted as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acted as interim servicer with respect to certain CREFI Mortgage Loans prior to their inclusion in the issuing entity.

Midland is also expected to be the master servicer of the Staples Headquarters Whole Loan and The Westin Book Cadillac Whole Loan, which will be serviced under the CGCMT 2020-GC46 PSA, and the Stonemont Net Lease Portfolio Whole Loan, which will be serviced under the JPMCC 2020-NNN TSA. Midland is the master servicer of the 3500 Lacey Whole Loan, which is being serviced under the Benchmark 2020-B16 PSA. Initially, Midland is also expected to be the master and the special servicer of the 1501 Broadway Whole Loan, which is expected to initially be serviced under the Benchmark 2020-IG1 PSA as a servicing shift loan and from and after the securitization of the related controlling pari passu companion loan, such whole loan will then be serviced under the PSA governing such securitization.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements.…”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and expects to move to an automated solution for this process.

Midland assisted KKR CMBS II Aggregator Type 1 L.P. or its affiliate with due diligence relating to the Mortgage Loans.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

The foregoing information regarding Midland under this section titled “—The Master Servicer and Special Servicer” has been provided by Midland.

For a description of any material affiliations, relationships and related transactions between Midland, in its capacity as master servicer and special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Midland, in its capacity as special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The Additional Servicer

KeyBank National Association, a national banking association (“KeyBank”), is (i) the Non-Serviced Master Servicer of the 1633 Broadway Whole Loan under the BWAY 2019-1633 TSA, (ii) the Non-Serviced Master Servicer of the 650 Madison Avenue Whole Loan under the MAD 2019-650M TSA, (iii) the

Non-Serviced Master Servicer and the Non-Serviced Special Servicer of the CBM Portfolio Whole Loan under the COMM 2020-CBM TSA, (iv) the Non-Serviced Master Servicer of the Bellagio Hotel and Casino Whole Loan under the BX 2019-OC11 TSA, and (v) the Non-Serviced Special Servicer of the 3500 Lacey Whole Loan under the BMARK 2020-B16 PSA.

KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank is not an affiliate of the issuing entity, the depositor, the Mortgage Loan Sellers, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor, or the asset representations reviewer. The principal servicing offices of KeyBank are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/17	12/31/18	12/31/19
By Approximate Number	16,654	16,281	18,882
By Approximate Aggregate Principal Balance (in billions)	$197.6	$239.0	$289.6

Within this servicing portfolio are, as of December 31, 2019, approximately 11,073 loans with a total principal balance of approximately $203.0 billion that are included in approximately 771 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2019, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of December 31, 2019, KeyBank was named as special servicer with respect to commercial mortgage loans in 281 commercial mortgage-backed securities transactions totaling approximately $111.4 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 86 commercial mortgage loans with an aggregate outstanding principal balance of approximately $778.3 million, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	As of 12/31/2017	As of 12/31/2018	As of 12/31/2019
By Approximate Number of Transactions	177	211	281
By Approximate Aggregate Principal Balance (in billions)	$71.1	$86.7	$111.4

KeyBank has resolved over $12.7 billion of U.S. commercial mortgage loans over the past 10 years, $2.9 billion of U.S. commercial mortgage loans during 2010, $2.27 billion of U.S. commercial mortgage loans during 2011, $1.89 billion of U.S. commercial mortgage loans during 2012, $2.69 billion U.S. commercial mortgage loans during 2013, $628.5 million of U.S. commercial mortgage loans during 2014, $1.4 billion of U.S. commercial mortgage loans during 2015, $263.6 million of U.S. commercial mortgage loans during 2016, $225 million of U.S. commercial mortgage loans during 2017, $123.4 million of U.S.

commercial mortgage loans during 2018 and $318.7 million of U.S. commercial mortgage loans during 2019.

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P Global Ratings (“S&P”), Morningstar Credit Ratings, LLC (“Morningstar”), a credit rating affiliate of DBRS, Inc., and Fitch. Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s and Fitch’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2
Long Term Deposits	N/A	A	Aa3
Short Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the applicable Non-Serviced PSA and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loan or the performance of the Certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrowers.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the applicable Non-Serviced PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

As the special servicer, KeyBank is generally responsible for the special servicing functions with respect to certain of the Non-Serviced Whole Loans and any related REO property. Additionally, KeyBank may from time to time perform some of its servicing obligations under the applicable Non-Serviced PSA through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the applicable Non-Serviced PSA as if KeyBank had not retained any such vendors.

Under the related Non-Serviced PSA, generally, all amounts received by KeyBank in connection with any REO Property held by the related issuing entity are deposited into an REO account.

KeyBank will not have primary responsibility for custody services of original documents evidencing the Non-Serviced Whole Loans it is performing any primary servicing or special servicing. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving such Non-Serviced Whole Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the applicable servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the applicable Non-Serviced Whole Loan pursuant to the applicable Non-Serviced PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

The foregoing information regarding KeyBank under this section titled “—The Additional Servicer” has been provided by KeyBank. None of the depositor, the underwriters, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and upon notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. Pentalpha Surveillance’s platform uses proprietary compliance checking software and has a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support and expert testimony as well as other advisory assignments.

As of December 31, 2019, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 189 commercial mortgage-backed securitizations with an approximate aggregate initial principal balance of approximately $154 billion. As of December 31, 2019, Pentalpha Surveillance was acting as asset representations reviewer for approximately 75 commercial mortgage-backed securitizations with an approximate aggregate initial balance of approximately $69 billion.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer“ and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. JPMCB has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●

The Retaining Sponsor is expected to acquire on the Closing Date an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an expected initial Certificate Balance of approximately $27,500,000, representing approximately 2.92% of all classes of principal balance certificates and the VRR Interest. The

VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules);

●

The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by DBNY (as an MOA of DBRI, an originator), which portion will equal $8,921,867, representing approximately 32.4% of the entire VRR Interest as of the Closing Date (the “DB VRR Interest Portion”); DBRI originated Mortgage Loans representing approximately 32.4% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; DBNY (as on MOA of DBRI) will acquire the DB VRR Interest Portion from the Retaining Sponsor on the Closing Date;

●

The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by CREFI, which portion will equal $7,168,901, representing approximately 26.1% of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); CREFI originated Mortgage Loans representing approximately 26.1% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; CREFI will acquire the CREFI VRR Interest Portion from the Retaining Sponsor on the Closing Date; and

●

KKR CMBS II Aggregator Type 1 L.P. or its affiliate (the “Third-Party Purchaser”) is expected to purchase for cash the Class F-RR, Class G-RR and Class NR-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $52,663,162, representing approximately 2.15% of the aggregate fair value of all Classes of Regular Certificates and the VRR Interest. The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor, DBNY and CREFI (and their applicable affiliates) are collectively referred to herein as the “Retaining Parties”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Third-Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties, the Third-Party Purchaser or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the sum of (i) the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the VRR Certificate Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “VRR Available Funds”).

The “VRR Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the VRR Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss“, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage“ is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Allocation Percentage“ will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount“ with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Percentage“ will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

The initial Certificate Balance of the VRR Interest (and accordingly, the JPMCB VRR Interest Portion, the DB VRR Interest Portion and the CREFI VRR Interest Portion in proportion to the ratio of the aggregate contribution percentage of the related Mortgage Loan Seller) is subject to change depending on the final pricing of all Classes of Regular Certificates with the final initial Certificate Balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR Certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial Certificate Balance of the

VRR Interest is reduced, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be increased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such reduction in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will decrease and the Non-VRR Percentage will increase. If the initial Certificate Balance of the VRR Interest is increased, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be decreased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such increase in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will increase and the Non-VRR Percentage will decrease.

The “VRR Principal Distribution Amount“ with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount“, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. Because there are no ARD Loans related to the Trust, there will be no Excess Interest distributable to the VRR Interest (or the Class S certificates).

Eligible Horizontal Residual Interest

General

The Third-Party Purchaser is expected to purchase the Class F-RR, Class G-RR and Class NR-RR Certificates, consisting of the classes of certificates identified in the table below.

Class of Certificates	Expected Initial Certificate Balance	Estimated Range of Fair Values of Retained Certificates (in % and $)(1)(2)	Expected Purchase Price(3)
Class F-RR	$ 16,028,000	0.64% - 0.67% / $6,547,819	40.85238%
Class G-RR	$ 9,158,000	0.36% - 0.38% / $3,741,261	40.85238%
Class NR-RR	$ 27,477,162	1.09% - 1.15% / $11,225,075	40.85238%

(1)

The estimated fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the estimated fair value of all of the Certificates issued by the issuing entity and as a dollar amount. For a description of the manner in which the sponsors determined the estimated fair value of the Certificates, see “—Determination of Amount of Required Credit Risk Retention” below.

(2)

The fair value dollar amount of the Yield-Priced Principal Balance Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Credit Risk Retention—Calculation of Estimated Fair Value of All Certificates”. The fair value of the other Regular Certificates is unknown and has been determined by the sponsors as described under “—Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Swap-Priced Expected Price” below.

(3)

Expressed as a percentage of the expected initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Third Party Purchaser is approximately $21,514,155 excluding accrued interest.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $50,038,151, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Classes of Certificates (other than the Class R Certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, certificateholders the following: (a) the fair value (expressed as a percentage of the fair value of all the Classes of Certificates (other than the Class R Certificates) and as a dollar amount) of the Yield-Priced Principal Balance Certificates that were retained by the Third Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value (expressed as a percentage of the fair value of all the Classes of Certificates (other than the Class R Certificates) and as a dollar amount) of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of closing, descriptions of those material differences. Any such disclosures are expected to be included in a Current Report on Form 8-K on or a reasonable period after the Closing Date.

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the Certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class E certificates, third, to the Class D certificates, fourth, to the Class C certificates, fifth, to the Class B certificates, sixth, to the Class A-S certificates, and seventh, to the Senior Certificates (other than the Class X Certificates) (pro rata), in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in this “—Material Terms of the Yield-Priced Principal Balance Certificates“ section, see “Description of the Certificates” and “Description of the Pooling and Servicing Agreement” in this prospectus.

Material Terms of the Yield-Priced Principal Balance Certificates

CMBS such as the Yield-Priced Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class F-RR, Class G-RR and Class NR-RR certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The sponsors calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield-Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The sponsors made their determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

The Third Party Purchaser is expected to purchase the Yield-Priced Principal Balance Certificates identified in the table above that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

The Third Party Purchaser

It is anticipated that KKR CMBS II Aggregator Type 1 L.P., a Delaware limited partnership (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Class F-RR, Class G-RR and Class NR-RR Certificates set forth in the table above under “—Eligible Horizontal Residual Interest—General”, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

KKR CMBS II Aggregator Type 1 L.P. (“KKR Aggregator”), a Delaware limited partnership, is expected, to (i) act as the initial Third Party Purchaser and (ii) retain the Class F-RR, Class G-RR and Class NR-RR certificates.

KKR Aggregator was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of September 30, 2019, KKR Aggregator has purchased two offerings of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Aggregator is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 23 years of CMBS experience as of September 30, 2019. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of September 30, 2019, funds advised by KKR own 70 separate real estate credit investments. As of September 30, 2019, KKR is responsible for approximately $208 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Solely for its own purposes and benefit, the Third Party Purchaser has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by the Third Party Purchaser. The Third Party Purchaser performed its due diligence solely for its own benefit. The Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. Third Party Purchaser’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. The Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way the Third Party Purchaser’s due diligence or acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against Third Party Purchaser and such buyers, and their respective affiliates, in respect of such actions.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”.

Determination of Amount of Required Credit Risk Retention

General

A number of inputs factored into the sponsors’ determination of the range of estimated fair values of the Classes of Certificates presented above. The sponsors computed the range of estimated fair values for the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates and the fair value of the Yield-Priced Principal Balance Certificates in the manner described below for the applicable class of certificates.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the sponsors calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the sponsors calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The sponsors utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The sponsors identified the range presented in the table below at each maturity on the swap yield curve, which represents the sponsors’ estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	0.9465%	1.2280%	1.5095%
3YR	0.8730%	1.1620%	1.4510%
4YR	0.8549%	1.1480%	1.4411%
5YR	0.8622%	1.1570%	1.4518%
6YR	0.8737%	1.1700%	1.4663%
7YR	0.8903%	1.1890%	1.4877%
8YR	0.9135%	1.2130%	1.5125%
9YR	0.9390%	1.2390%	1.5390%
10YR	0.9607%	1.2630%	1.5653%

Based on the swap yield curve, the sponsors will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear straight-line interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The sponsors determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the sponsors’ observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.35%	0.40%	0.50%
Class A-2	0.60%	0.70%	0.80%
Class A-4	0.76%	0.86%	0.93%
Class A-5	0.78%	0.88%	0.95%
Class A-SB	0.66%	0.80%	0.85%
Class A-S	1.05%	1.15%	1.30%
Class B	1.35%	1.45%	1.60%
Class C	1.70%	1.80%	2.00%
Class D	2.75%	2.85%	3.05%
Class E	3.55%	3.65%	3.85%

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The sponsors identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.2227%	1.5618%	1.9508%
Class A-2	1.4614%	1.8560%	2.2507%
Class A-4	1.7147%	2.1163%	2.4880%
Class A-5	1.7377%	2.1396%	2.5116%
Class A-SB	1.5602%	1.9992%	2.3483%
Class A-S	2.0086%	2.4107%	2.8628%
Class B	2.3102%	2.7124%	3.1646%
Class C	2.6602%	3.0624%	3.5646%
Class D	3.7102%	4.1124%	4.6146%
Class E	4.5102%	4.9124%	5.4146%

Determination of Class Sizes

The sponsors were provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates (the “Constraining Level”). In certain circumstances the sponsors may have elected not to engage a rating agency for particular Classes of Yield-Priced Principal Balance Certificates, based in part on the credit support levels provided by that rating agency. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances of the Senior Certificates were also based in part on anticipated investor demand for such classes. The Certificate Balance for the class of Swap-Priced Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that class’s Constraining Level. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price or Target Coupon Determination for Swap-Priced Principal Balance Certificates

The sponsors determined a target price (the “Target Price”) or target coupon (the “Target Coupon”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions or, with respect to a Target Coupon, on the basis of the coupon associated with similar CMBS with similar credit ratings, cash flow profiles and prepayment risk in recent securitization transactions. The Target Price or Target Coupon that was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices and Target Coupons utilized by the sponsors have not changed materially during the prior year.

Target Prices for the Swap-Priced Principal Balance Certificates

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-4	101.00%
Class A-5	103.00%
Class A-SB	103.00%
Class A-S	103.00%
Class B	103.00%
Class C(1)	103.00%

(1)	The Target Price may not be realized with respect to the Class C certificates if such class accrues interest at the WAC Rate.

Target Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Target Coupon
Class D	2.250%
Class E	2.250%

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the sponsors determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price or Target Coupon for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	1.2358%	1.5776%	1.9692%
Class A-2	2.1098%	2.5114%	2.9124%
Class A-4	1.8282%	2.2307%	2.6027%
Class A-5	2.0714%	2.4786%	2.8548%
Class A-SB	1.9949%	2.4406%	2.7944%
Class A-S	2.3445%	2.7514%	3.2082%
Class B	2.6475%	3.0541%	3.5107%
Class C	3.0013%	3.4075%	3.7865%(1)
Class D	2.2500%	2.2500%	2.2500%
Class E	2.2500%	2.2500%	2.2500%

(1)	Based on the WAC Rate.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the sponsors determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. However, if the Assumed Certificate Coupon for any class of Swap-Priced Principal Balance Certificates is greater than or equal to the WAC Rate, then the WAC Rate was used for the foregoing calculation. The sponsors determined the range of Swap-Priced Expected Prices for each class of Swap-Priced Principal Balance Certificates based on the low estimate of the Assumed Certificate Coupons and the high estimate of the Assumed Certificate Coupons. The lower the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of Swap-Priced Principal Balance Certificates will be. Therefore, the low range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the sponsors calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each Class of Interest-Only Certificates, the sponsors calculated the weighted average life for each such class of Interest-Only Certificates.

Treasury Yield Curve

The sponsors utilized the assumed treasury yield curve in the table below in determining the range of estimated fair values for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of

Treasury Yield Curve Values”. The sponsors identified the range presented in the table below at each maturity on the treasury yield curve, which represents the sponsors’ estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	0.9439%	1.2460%	1.5481%
10YR	1.0250%	1.3250%	1.6250%

Based on the treasury yield curve, the sponsors will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a straight-line interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The sponsors determined the credit spread for each class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The sponsors identified the range presented in the table below from the base case credit spread percentage, which is the sponsors’ estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.00%	1.50%	1.75%
Class X-B	1.00%	1.50%	1.75%
Class X-D	2.35%	2.50%	2.70%

Discount Yield Determination

Discount Yield for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	1.9744%	2.7757%	3.3270%
Class X-B	2.0161%	2.8164%	3.3666%
Class X-D	3.3685%	3.8187%	4.3188%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the sponsors determined the range of Scheduled Certificate Interest Payments for each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest–Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the sponsors determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The sponsors determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

On the basis of the Scheduled Certificate Principal Payments, the sponsors calculated the weighted average life for each such class of Yield-Priced Principal Balance Certificates. The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Third Party Purchaser based on a targeted discount yield of approximately 15.70% for each Class of Yield-Priced Principal Balance Certificates, an Assumed Certificate Coupon equal to the WAC Rate for each Class of Yield-Priced Principal Balance Certificates, the Modeling Assumptions and 0% CPY, each as agreed to among the sponsors and the Third Party Purchaser.

Determination of Class Size

The sponsors determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the sponsors determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value of All Certificates

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the sponsors determined the estimated fair value of each class of certificates by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The sponsors determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of expected prices.

Range of Estimated Fair Values for the Certificates

Class of Certificates	Low Estimate of Fair Value	Base Case Estimate of Fair Value	High Estimate of Fair Value
Class A-1	$ 6,274,995	$ 6,274,999	$ 6,274,989
Class A-2	$ 193,639,568	$ 193,639,662	$ 193,639,304
Class A-4	$ 171,699,303	$ 171,698,912	$ 171,699,626
Class A-5	$ 271,854,108	$ 271,855,797	$ 271,854,002
Class A-SB	$ 13,286,974	$ 13,286,986	$ 13,286,920
Class X-A	$ 43,015,936	$ 64,978,187	$ 89,629,335
Class X-B	$ 532,623	$ 2,956,548	$ 5,870,526
Class A-S	$ 108,485,053	$ 108,485,401	$ 108,485,106
Class B	$ 42,450,375	$ 42,450,218	$ 42,450,329
Class C	$ 38,142,133	$ 38,913,230	$ 38,913,158
Class X-D	$ 4,251,584	$ 4,347,545	$ 4,436,694
Class D	$ 17,694,980	$ 18,479,355	$ 19,136,189
Class E	$ 12,174,877	$ 12,709,169	$ 13,156,473
Class F-RR	$ 6,547,819	$ 6,547,819	$ 6,547,819
Class G-RR	$ 3,741,261	$ 3,741,261	$ 3,741,261
Class NR-RR	$ 11,225,075	$ 11,225,075	$ 11,225,075
VRR Interest	$ 28,374,970	$ 29,172,864	$ 30,036,306
Total:	$ 973,391,633	$ 1,000,763,026	$ 1,030,383,113

The estimated range of fair value for all the Certificates is approximately $973,391,633 to $1,030,383,113.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will agree to hedging, transfer and financing restrictions related to its ownership of the HRR Certificates consistent with all applicable hedging, transfer and financing restrictions that apply to “third party purchasers” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the HRR Certificates (which, in the aggregate, are an “eligible horizontal residual interest” for this securitization) until on and after the fifth anniversary of the Closing Date. On and after that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the earliest of (A) the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing

Date and (B) the date on which all of the Mortgage Loans have been defeased in accordance with §43.7(b)(8)(i) of the Credit Risk Retention Rules.

Operating Advisor

The Operating Advisor for the transaction Pentalpha Surveillance LLC, a Delaware limited liability company (the “Operating Advisor”). As described under “Pooling and Servicing Agreement—The Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

●	review reports provided by the Special Servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the Special Servicer; and

●

issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of Master Servicer and Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the Operating Advisor has received a Major Decision Reporting Package. The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the Operating Advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced PSA. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The Operating Advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses. For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The Operating Advisor is required to be an Eligible Operating Advisor at all times that it is acting as Operating Advisor under the PSA. As a result of Pentalpha Surveillance LLC’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance LLC under the PSA and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance LLC of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance LLC qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the Operating Advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of JPMCB, GACC and CREFI will make the representations and warranties identified on Annex D-1, Annex E-1 and Annex F-1, respectively, subject to the exceptions to these representations and warranties set forth in Annex D-2, Annex E-2 and Annex F-2, respectively, (the “Exception Schedule”).

At the time of its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable JPMCB Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex F-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts“ (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

The Benchmark 2020-B17 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2020-B17 will consist of the following classes: the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R and the VRR Interest.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates, the Subordinate Certificates and the VRR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Regular Certificates (other than the VRR Interest) are collectively referred to in this prospectus as the “Non-VRR Certificates”.

Upon initial issuance, the Principal Balance Certificates and the VRR Interest will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$ 6,275,000
A-2	$ 188,000,000
A-4	(1)
A-5	(1)
A-SB	$ 12,900,000
X-A	$ 746,439,000
X-B	$ 78,994,000
A-S	$ 105,326,000
B	$ 41,214,000
C	$ 37,780,000

Non-Offered Certificates
X-D	$ 37,780,000
D	$ 21,752,000
E	$ 16,028,000
F-RR	$ 16,028,000
G-RR	$ 9,158,000
NR-RR	$ 27,477,162
VRR Interest	$ 27,500,000

(1)

The exact initial Certificate Balances of the Class A-4 and Class A-5 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. However, the respective initial Certificate Balances of the Class A-4 and Class A-5 Certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial Certificate Balance of the Class A-4 and Class A-5 Certificates is expected to be approximately $433,938,000 subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance
Class A-4	$100,000,000 - $170,000,000
Class A-5	$263,938,000 - $333,938,000

The “Certificate Balance” of any class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the VRR Interest will be reduced by any distributions of principal actually made on, and by any Certificate Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the VRR Interest on that Distribution Date. In the event that Certificate Realized Losses or VRR Realized Losses, as applicable, previously allocated to a class of Principal Balance Certificates or the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions“ below and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $746,439,000. The Notional Amount of the Class X-B

certificates will equal the aggregate Certificate Balance of the Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $78,994,000. The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balance of the Class D and Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $37,780,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below. Because there are no ARD Loans related to the Trust, there will be no Excess Interest distributable to the Class S certificates.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in April 2020.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date“ will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Well Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the VRR Certificate Gain-on-Sale Reserve Account may

not be invested; provided, that if Wells Fargo Bank, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●

all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)  all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Certificate Available Funds”) will, in general, equal the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Non-VRR Certificates that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-VRR Percentage, and (b)(x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-VRR Percentage, and (ii) any Certificate Realized Losses and VRR Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Certificate Available Funds and the VRR Certificate Gain-on-Sale Remittance Amount as part of the definition of VRR Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount”  for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Certificate Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)

to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)

to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)

to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)

to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(e)

to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,

(f)

to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)

on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Certificate Realized Losses previously allocated to each such class), first, (i) up to an amount equal to the aggregate unreimbursed Certificate Realized Losses previously allocated to each such class, and then, (ii) to interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed;

Twenty-fifth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class NR-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Certificate Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Certificate Realized Loss was allocated to such class until the date such Certificate Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Certificate Realized Losses to those certificates.

Reimbursement of previously allocated Certificate Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Scheduled Principal Distribution Amount for that Distribution Date; and

(b)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination

Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex G. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex G. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i) the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)            all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)           the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)           any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Certificate Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S Certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero. Because there are no ARD Loans related to the Trust, there will be no Excess Interest distributable to the Class S certificates or the VRR Interest.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections);

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the

Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, a portion of the prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period in an amount equal to the product of (x) the Non-VRR Percentage and (y) the aggregate of the prepayment premiums and Yield Maintenance Charges collected in respect of the Mortgage Loans for the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates (other than the HRR Certificates) in the following manner: (1) pro rata, among (u) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (v) the group of the Class B, Class C and Class X-B certificates (the “YM Group B”), and (w) the group of the Class X-D, Class D and Class E certificates (the “YM Group D”, and collectively with the YM Group A and the YM Group B, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: with respect to each YM Group, (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph. On each Distribution Date, the VRR Interest will be entitled to prepayment premiums and Yield Maintenance Charges in an amount equal to the product of (x) the VRR Percentage and (y) all prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance

Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class F-RR, Class G-RR, Class NR-RR, Class R or Class S certificates. Instead, after the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates, and the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, all prepayment premiums and Yield Maintenance Charges with respect to Mortgage Loans allocated to the Certificateholders will be distributed to holders of the Class X-D certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	January 2025
Class A-2	March 2025
Class A-4	(1)
Class A-5	(1)
Class A-SB	November 2029
Class X-A	March 2030
Class X-B	March 2030
Class A-S	March 2030
Class B	March 2030
Class C	March 2030

(1)

The exact initial Certificate Balances of the Class A-4 and Class A-5 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. With respect to the Class A-4 Certificates, the assumed final distribution date is expected to be December 2029. With respect to the Class A-5 Certificates, the assumed final distribution date is expected to be February 2030.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in March 2053. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan, equal to the lesser of:

(i)            the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)            the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing, (other than with respect to an Excluded Loan), the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, are the “Excess Prepayment Interest Shortfall”).

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F-RR, Class G-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F-RR, Class G-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by

the allocation of Certificate Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-4 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero, and sixth, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F-RR certificates, the Class G-RR certificates and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to Certificateholders and the VRR Interest owner on that date, the certificate administrator will be required to calculate the Certificate Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Certificate Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Certificate Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Certificate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Certificate Realized Losses will not be allocated to the VRR Interest, the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Certificate Realized Losses. VRR Realized Losses, rather than Certificate Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

The Certificate Realized Losses and the VRR Realized Losses are referred to in this prospectus as “Realized Losses”.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Certificate Realized Losses and VRR Realized Losses are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions“ and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)     a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)     a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●

Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2020, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●

Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2020, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

The “Risk Retention Consultation Party” will be each of (i) the party selected by JPMCB (such party, the “VRR-A Risk Retention Consultation Party”), (ii) the party selected by DBNY (such party, the “VRR-B Risk Retention Consultation Party”), and (iii) the party selected by CREFI (such party, the “VRR-C Risk Retention Consultation Party”), in each case as a holder of a portion of the VRR Interest. The other parties to the PSA will be entitled to assume that the identity of each Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from JPMCB (in the case of the VRR-A Risk Retention Consultation Party), DBNY (in the case of the VRR-B Risk Retention Consultation Party) or CREFI (in the case of the VRR-C Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. The initial Risk Retention Consultation Parties are expected to be JPMCB, DBNY and CREFI.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate”  means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan”  means (a) with respect to the Directing Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party or the applicable VRR Interest owner is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, KBRA Analytics, Inc., Thomson Reuters Corporation and DealView Technologies Ltd., pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○

any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files; and

○	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the annual reports prepared by the operating advisor;

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

○

the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○

all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○

any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○

notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)     2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)     in the case of any Principal Balance Certificates and the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class S and Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants

with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The VRR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the VRR Interest.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—Benchmark 2020-B17

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which JPMCB and GACC are selling Mortgage Loans, the Moffett Towers Buildings A, B & C Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by JPMCB or GACC, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i) the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)            the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)           an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)           the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)            an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)           the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)          originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)          the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)           any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)            an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)           the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)          the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)          the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)         the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)          the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)         the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)         the original or a copy of any related mezzanine intercreditor agreement;

(xviii)        the original or a copy of all related environmental insurance policies; and

(xix)         a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, with respect to the Moffett Towers Buildings A, B & C Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver a Mortgage Note (and any related allonge or assignment) as part of the related Mortgage File will be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party. The obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)  A copy of each of the following documents:

(i) the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)            the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)           any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)           all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)            the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)           any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)          any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)          any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)           any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)            any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)           any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)          any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)          a copy of all related environmental reports; and

(xiv)         a copy of all related environmental insurance policies;

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property(ies);

(h)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  a copy of all zoning reports;

(l)   a copy of financial statements of the related mortgagor;

(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  a copy of all UCC searches;

(o)  a copy of all litigation searches;

(p)  a copy of all bankruptcy searches;

(q)  a copy of the origination settlement statement;

(r)   a copy of the insurance consultant report;

(s)  a copy of organizational documents of the related mortgagor and any guarantor;

(t)   a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)  a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)  a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, Annex E-1 and Annex F-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex E-2 and Annex F-2.

If any of the documents required to be included by the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)  such mortgage loan seller’s discovery of any Material Defect;

(y)  such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (z); or

(z)   in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (1) the discovery by any party to the PSA of such Material Defect or (2) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(a)  cure such Material Defect in all material respects, at its own expense,

(b)  repurchase the affected Mortgage Loan or REO Loan (or, in the case of the Moffett Towers Buildings A, B & C Mortgage Loan, the applicable portion thereof) at the Purchase Price, or

(c)  substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan (or, in the case of the Moffett Towers Buildings A, B & C Mortgage Loan, the applicable portion thereof), and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that, except with respect to a Material Defect resulting solely from the failure of the mortgage loan seller to deliver the actual policy of lender’s title insurance to the Trustee or Custodian in accordance with the PSA within 18 months of the Closing Date, the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of the Moffett Towers Buildings A, B & C Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage and (iv) such delay or failure to provide notice precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

With respect to each Non-Serviced Mortgage Loan, the related mortgage loan seller will agree that if a “material document defect” (as such term or any analogous term is defined in the related Non-Serviced

PSA) under the related Non-Serviced PSA exists with respect to the related Non-Serviced Companion Loan(s) and the related mortgage loan seller (or other responsible party) repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, then the related mortgage loan seller will repurchase such Non-Serviced Mortgage Loan; provided, however, that the foregoing will not apply to any “material document defect” related to the promissory note for the related Non-Serviced Companion Loan(s).

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of the Moffett Towers Buildings A, B & C Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans), (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, in the case of a Material Defect with respect to the Moffett Towers Buildings A, B & C Mortgage Loan, each of JPMCB and GACC will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the Moffett Towers Buildings A, B & C Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). With respect to the Moffett Towers Buildings A, B & C Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)   have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)  have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)   be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to the Moffett Towers Buildings A, B & C Mortgage Loan (8.4%), which was co-originated by Goldman Sachs Bank USA, JPMCB and DBRI, each of JPMCB and GACC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor (approximately 24.48% and 75.52% with respect to JPMCB and GACC, respectively). It is possible that under certain circumstances only one of JPMCB and GACC will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. JPMCB and GACC will be the mortgage loan sellers with respect to an approximately 24.48% interest and 75.52% interest, respectively, in the Moffett Towers Buildings A, B & C Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan shall be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the Moffett Towers Buildings A, B & C Whole Loan will continue to be serviced and administered under the applicable PSA, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the Moffett Towers Buildings A, B & C Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement“ is applicable with respect to a Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, on or after the related Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of each such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the intercreditor agreements and all other assets to be included in the trust, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of any related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make Advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)     all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)     in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu

Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the directing certificateholder, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon, and may be conclusively relied upon by, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the special servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this and the immediately preceding paragraph will be conclusive and binding on the Certificateholders, and, with respect to a non-recoverability determination made by the special servicer, will be conclusive and binding on, and may be conclusively relied upon by, the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate, compounded annually (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Certificate Available Funds to the holders of the Regular Certificates (other than the VRR Interest) and (ii) VRR Available Funds to the VRR Interest owners, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest owners. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account”) and the “VRR Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-VRR Certificates or the VRR Interest, as applicable. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-VRR Percentage multiplied by such gains and into the VRR Certificate Gain-on-Sale Reserve Account in an amount equal to the VRR Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Certificate Available Funds to all amounts due and payable on the Non-VRR Certificates (including to reimburse for Realized Losses previously allocated to such certificates) and amounts in the VRR Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of VRR Available Funds to all amounts due and payable on the VRR Interest (including to reimburse for VRR Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and VRR Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the VRR Certificate Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loans, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)            to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)            to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)           to pay to the master servicer (or, with respect to any excess servicing strip, to pay Midland if Midland is no longer the master servicer, any such excess servicing strip pursuant to the PSA) and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)           to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)            to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)           to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)          to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)          to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)           to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)            to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the

Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)           to recoup any amounts deposited in the Collection Account in error;

(xii)          to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)          to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)         to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)          to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)         to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)         to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)        to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)         to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)          to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer

With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.

Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Special Servicing Fee / Special Servicer

With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.

First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Workout Fee / Special Servicer(2)

With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.

Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time

Liquidation Fee / Special Servicer(2)

(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicing Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.

From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)

All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.

		Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time

Certificate Administrator/Trustee Fee/Certificate Administrator

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, any Companion Loan and any Servicing Shift Mortgage Loan).

First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time

Asset Representations Reviewer Fee / Asset Representations Reviewer

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.

First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.

Time to time

Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.

Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.

First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.

Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties

Amount to which such party is entitled for indemnification under the PSA.

Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)

Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
CREFC® Intellectual Property Royalty License Fee / CREFC®

With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)

Based on third party charges.

First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)

With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)

Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00250% to 0.09125%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion

Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●

50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions regardless of who processes such decision;

●

100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying assumption transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●

100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●

50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds

●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the master servicer; and

●

late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00125%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.03000% per annum with respect to such Non-Serviced Mortgage Loan (or, in the case of the Alabama Hilton Portfolio Mortgage Loan after the related Servicing Shift Securitization Date, 0.03125% per annum), which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (except with respect to a Corrected Loan that was a Fee Restricted Specially Serviced Loan and became a Corrected Loan while it was a Fee Restricted Specially Serviced Loan) and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan

(including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan (except with respect to any Fee Restricted Specially Serviced Loan during a related Imminent Default Liquidation Fee Restricted Period) or REO Property (except with respect to any Non-Serviced Mortgage Loan), (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)            within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)           the purchase of (A) any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)           the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)           with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)            the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)           if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)             100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)            100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying assumption transaction,

(iii)           100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)           50% of all Excess Modification Fees and assumption fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision regardless of who processes such decision,

(v)            late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date;

(vi)           with respect to accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds; and

(vii)          100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the special servicer.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

A Specially Serviced Loan is a “Fee Restricted Specially Serviced Loan” if (i) such Specially Serviced Loan is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event” and (ii) the special servicer made the determination that the related Mortgage Loan (and any related Serviced Companion Loan) should be transferred to special servicing and the master servicer did not agree with the special servicer’s determination, as evidenced by an officer’s certificate delivered to the special servicer setting forth the reason for such disagreement; provided, however, that no Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan if such Specially Serviced Loan is transferred to special servicing by the determination of the master servicer or if the master servicer and the special servicer mutually agree to such transfer. A Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan only during any Imminent Default Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Workout Fee or any fee payable by the related borrower during any Imminent Default Workout Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Liquidation Fee or any fee payable by the related borrower during any Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Fee Restricted Period” means any Imminent Default Workout Fee Restricted Period or Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Workout Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event”, during the period commencing upon the date that such loan becomes a Specially Serviced Loan based on a determination of the special servicer (without the agreement of the master servicer) and ending on the earlier of (i) the date (if any) on which such Specially Serviced Loan is modified and (ii) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y), (5) or (7) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

An “Imminent Default Liquidation Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, where (A) a payment default has occurred with respect to the related balloon payment and (B) the borrower has provided prior to the related maturity date a Refinancing/P&S Document in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, during the period commencing upon the date of such payment default and ending on the earlier of (i) the time set forth in the applicable Refinancing/P&S Document, as extended pursuant to the original terms of such documentation, (ii) 120 days after the balloon payment default or maturity default, (iii) the date that the related borrower fails to make the Assumed Scheduled Payment, and (iv) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y) or (5) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

“Refinancing/P&S Document” means any of (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of a Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of a Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, if such agreement includes delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (5) or (7) of the definition of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer will be required to deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) of the definition of “Servicing Transfer Event” and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.008430% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.003350% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal  the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event“ will occur on the earliest of:

(1)     120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)     the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)     30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)     30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)     60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)     a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)     immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount“ for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer, ((i) prior to the occurrence of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder and (ii) in consultation with the special servicer, provided that the special servicer will be entitled to consult for a period of no longer than two (2) business days, so long as the special servicer provided the related appraisal more than two (2) business days prior to the related Determination Date for the Collection Period during which the related appraisal is received by the special servicer), as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or the valuation described below, equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of

1.   the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that

Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicer’s option, either (i) by an appraisal obtained by the special servicer (the costs of which will be paid by the master servicer as an Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)

all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)

all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation and receipt of information in the special servicer’s possession requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction Amount, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related

Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal.  The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount or Collateral Deficiency Amount pursuant to their definitions using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount.  The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders.  Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans.  Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates; second, to the Class G-RR certificates; third, to the Class F-RR certificates; fourth, to the Class E certificates; fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination.  Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount“ as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect.  The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan“ means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount“ means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a

Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination.  The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining Voting Rights (in certain circumstances), the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, and fourth, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining Voting Rights and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.  The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with respect to any Specially Serviced Loan) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The

Directing Certificateholder—Major Decisions”, the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan and after consultation with the Risk Retention Consultation Parties) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”).  The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan.  However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax.  Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions“ and “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision.  The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision.  The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision to the extent described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

In connection with the processing by the master servicer of the matters described in the third preceding paragraph (including, for the avoidance of doubt, any property management changes), the master servicer will deliver notice thereof to the special servicer after completion (and such special servicer will promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan deliver notice thereof to the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as the case may be, notifies the master servicer that such party does not desire to receive copies of such items).

“Master Servicer Decision”:  Any one or more of the following with respect to non-Specially Serviced Loans:

(i) grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities that affect an area lesser than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)          approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(iii)         approving annual operating budgets other than as set forth in clause (xviii) of the definition of “Major Decisions”;

(iv)          subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)           approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)          granting waivers of minor covenant defaults (other than financial covenants);

(vii)         to the extent not a Major Decision pursuant to clause (x) of the definition of Major Decision, any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, where such request is for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, free rent or rent credit reserves pursuant to an approved lease, tenant improvements pursuant to an approved lease and leasing commissions pursuant to an approved lease, other than a funding or disbursement listed in the proviso below, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans will be identified on a schedule to the PSA), no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(viii)        any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a Stated Principal Balance less than $25,000,000 and (y) for which the debt service coverage ratio or debt yield for such Mortgage Loan (or Whole Loan, if applicable) is greater than the greater of (X) the debt service coverage ratio or debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan or (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio or debt yield for such Mortgage Loan as of the most recent quarterly reporting period and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)         approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)          any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan and any modification, consent to a modification or waiver of any material term of an applicable Mortgage Loan document to the extent the Directing Certificateholder or any affiliate owns a controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(xi)         consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)         consent to actions and releases related to condemnation of parcels of a Mortgaged Property, except with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)        grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Balance will become due;

(xiv)        any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the Mortgage Borrower, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied;

(xv)         any determination of Acceptable Insurance Default; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for any such determination; and

(xvi)        grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement.  The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)     extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)     provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing (including, for the avoidance of doubt, any property management changes), the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan (including, for the avoidance of doubt, any property management changes), the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder, unless the Directing Certificateholder notifies the special servicer it does not want to receive such notices), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5

Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale“ and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted on a strictly non-binding basis with the Risk Retention Consultation Parties and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $35,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted with the Risk Retention Consultation Parties on a strictly non-binding basis and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $35,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.  No master servicer or special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the mortgage loans in a manner that would be inconsistent with the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the

Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2021) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2021, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the annual operating statements beginning with calendar year end 2020 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under “Reports to Certificateholders; Certain Available Information--Certificate Administrator Reports.”  Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing (each of the following, a “Servicing Transfer Event”):

(1)     either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of the related Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include a delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer or the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer or the special servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date that such refinancing or sale is scheduled to occur in such documentation as such date may be extended pursuant to the original terms of such documentation;

(2)     as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)     as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)     as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)     as to which, in the judgment of the master servicer or, if Midland is not both the master servicer and the special servicer, the special servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)     as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)     as to which the master servicer or, if Midland is not both the master servicer and the special servicer, the special servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA, and the special servicer will have no responsibility for the performance by the master servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan.  If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset

Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●

with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●

the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●

an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●

the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report.  If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report.  If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder, that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicer; provided that the operating advisor will be required to request delivery of a Final Asset Status Report to the extent it has actual knowledge of such Final Asset Status Report.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor promptly following completion of each Directing Certificateholder Asset Status Report Approval Process.  The Operating Advisor’s review of any such Final Asset Status Report will only provide background information to support the Operating Advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor will not be permitted to provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder) in connection with the special servicer’s preparation of any such Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan), will be entitled to consult on a strictly non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans.  See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise.  The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property.  However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, currently, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property.  The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property.  To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable.  On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender and (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and after consulting on a non-binding basis with the Risk Retention Consultation Parties in accordance with the PSA), such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the special servicer will be entitled to a Liquidation Fee to the same extent that the special servicer would be entitled to such Liquidation Fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan.  In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan.  If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Parties not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists), the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan) (which consultation will be on a non-binding basis) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing.  The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to a Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan or Servicing Shift Mortgage Loan), as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be:

(A)  with respect to each Serviced Mortgage Loan (other than any Serviced AB Whole Loans and any Servicing Shift Whole Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time (the “Trust Directing Holder”); provided, however, that

(1)     absent that selection, or

(2)     until a Directing Certificateholder is so selected, or

(3)     upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder; and

(B)  with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder; and

(C)  with respect to any Serviced AB Whole Loan, (1) for so long as no Control Appraisal Period has occurred and is continuing, the holder of the related (and, if applicable, designated) Subordinate Companion Loan, and (2) for so long as a Control Appraisal Period has occurred and is continuing, the Trust Directing Holder.

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Trust Directing Certificateholder is expected to be KKR Real Estate Credit Opportunity Partners II L.P.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class NR-RR certificates.

The “Control Eligible Certificates” will be any of the Class F-RR, Class G-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override“ below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the fourth succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)          any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xiii) of the definition of Master Servicer Decision;

(iii)         any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)         any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)           any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and there is no lender discretion;

(vi)          any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement as described under clause (xiv) of the definition of “Master Servicer Decision”;

(vii)         consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)        any determination of an Acceptable Insurance Default;

(ix)         (1) any property management company changes with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield (in each case calculated based on the trailing 12 month financial statements for the related quarterly reporting period) for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period calculated based on the trailing 12 month financial statements for such quarterly reporting period; provided that if the related borrower is delinquent in providing any financial statements, then the test provided for in this clause (y) will be deemed to have failed and related property management company changes will be deemed to be a “Major Decision” until such financial statements are provided; or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes

(with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)          any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any Mortgage Loan, but excluding, as to any Mortgage Loan that is not a Specially Serviced Loan, any Routine Disbursements; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans will be identified on a schedule to the PSA), no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(xi)         any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)         any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)        any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan or any Subordinate Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)        agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)         approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)        determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that involve a ground lease and any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property);

(xvii)       any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xviii)       approving annual operating budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.40x (to the extent lender approval is required under the Mortgage Loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the master servicer to be affiliates of the related mortgagor (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan); and

(xix)        approving waivers regarding the receipt of financial statements other than as provided in clause (ii) of the definition of “Master Servicer Decisions”.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision.  However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent and the Directing Certificateholder’s consent.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), upon request of a Risk Retention Consultation Party, the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the special servicer’s written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such

Risk Retention Consultation Party related to the subject matter of such consultation, the special servicer will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the special servicer from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

Prior to an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package (each such approved (or deemed approved) Major Decision Reporting Package, a “Final Major Decision Reporting Package”) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur (a) with respect to any Mortgage Loan or Serviced Whole Loan (other than any Serviced AB Whole Loan) when the Class F-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to a Loan-Specific Directing Holder and the term “Consultation Termination Event” will not be applicable to such Loan-Specific Directing Holder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Certificateholder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur (a) (other than with respect to any Serviced AB Whole Loan) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder, and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Holder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consent of the Directing Certificateholder or (ii) any matter requiring consultation with the Directing Certificateholder, any Risk Retention Consultation Party or the operating advisor is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder, any Risk Retention Consultation Party, any Companion Loan holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, a Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more companion loan holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more companion loan holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party.  The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties. However, Pentalpha Surveillance, LLC is also expected to be the operating advisor under the JPMCC 2020-NNN TSA with respect to the Stonemont Net Lease Portfolio Whole Loan, and in this capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the JPMCC 2020-NNN TSA that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)   reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)   reviewing (i) all reports by the special servicer made available to Privileged Persons on the certificate administrator’s website, and (ii) each Final Asset Status Report;

(c)   recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)   preparing an annual report (if any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the

Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(i)    after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the Operating Advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, any Risk Retention Consultation Party, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance Report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Final Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will ((i) if any Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (during the continuance of an Operating Advisor Consultation Event), Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Major Decision Reporting Package, Final Asset Status Report, and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer will be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer or for which the consent of the special servicer is required as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Third Party Purchaser, the Directing Certificateholder, a Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or any Risk Retention Consultation Party, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause, and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders, any Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Risk Retention Consultation Parties and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any

REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2009, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2015 and December 31, 2019 was approximately 13.1%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent 22.7% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Risk Retention Consultation Parties, the Directing

Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)    any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc. or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc. or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is neither affiliated with nor Risk Retention Affiliated with) any mortgage loan seller, the master servicer, the special servicer, the depositor, the Third Party Purchaser, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information, or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)     any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)     any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)     the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(1)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(2)   may act solely in the interests of the holders of the VRR Interest;

(3)   does not have any liability or duties to the holders of any class of certificates;

(4)   may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(5)   will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time, with or without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates and VRR Interest evidencing not less than 25% of the

Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and the VRR Interest requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates and VRR Interest evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates and VRR Interest on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator's website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the issuing entity and each related Companion Loan securitization has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)   KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h)  under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h)  of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a

Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and any costs associated with enforcement of its indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action.

The Proposed Course of Action Notice will be required to include:

(a)   a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(b)   a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Notices,

(c)   a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(d)   a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and

(e)   instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading "—Resolution of a Repurchase Request" will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting

Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than a holder of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Servicing Shift Mortgage Loans

The servicing of each Servicing Shift Mortgage Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA. Although the related Intercreditor Agreements impose some requirements regarding the terms of each of the Servicing Shift PSAs (and it is expected that such Servicing Shift PSAs will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitizations related to such Servicing Shift PSAs have not been determined, and accordingly, the servicing terms of such Servicing Shift PSAs are unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the MOFT 2020-ABC TSA, the BWAY 2019-1633 TSA, the MAD 2019-650M TSA, the COMM 2020-CBM TSA, the BX 2019-OC11 TSA and the JPMCC 2020-NNN TSA, which differ as described under “—Servicing of the Moffett Towers Buildings A, B & C Mortgage Loan”, “—Servicing of the 1633 Broadway Mortgage Loan”, “—Servicing of the 650 Madison Avenue Mortgage Loan”, “—Servicing of the CBM Portfolio Mortgage Loan”, “—Servicing of the Bellagio Hotel and Casino Mortgage Loan” and “—Servicing of the Stonemont Net Lease Portfolio Mortgage Loan” below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2020-B17 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the

Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA; except that, in the case of the Non-Serviced PSA for the Bellagio Hotel and Casino Whole Loan, the related Non-Serviced PSA does not provide for compensating interest payments.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2020-B17 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced

Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	With respect to each Non-Serviced Mortgage Loan as to which the related Non-Serviced Securitization Trust does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Non-Serviced PSA does not provide for any “risk retention consultation party”.

●	There is no operating advisor under the Non-Serviced PSA related to the Moffett Towers Buildings A, B & C Whole Loan, the 650 Madison Avenue Whole Loan, the 1633 Broadway Whole Loan or the CBM Portfolio Whole Loan.

●	Under the Non-Serviced PSAs related to each of the Moffett Towers Buildings A, B & C Whole Loan, the 650 Madison Avenue Whole Loan, the 1633 Broadway Whole Loan, the CBM Portfolio Whole Loan, the Bellagio Hotel and Casino Whole Loan or the Stonemont Net Lease Portfolio Whole Loan, there is no asset representations reviewer and there is no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” above with respect to the Companion Loan(s).

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Moffett Towers Buildings A, B & C Mortgage Loan

The Moffett Towers Buildings A, B & C Mortgage Loan is being serviced pursuant to the MOFT 2020-ABC TSA. The servicing terms of the MOFT 2020-ABC TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the MOFT 2020-ABC TSA will earn a primary servicing fee with respect to the Moffett Towers Buildings A, B & C Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Moffett Towers Buildings A, B & C Whole Loan becoming a specially serviced loan under the MOFT 2020-ABC TSA, the related Non-Serviced Special Servicer thereunder will earn a special servicing fee payable monthly with respect to the Moffett Towers Buildings A, B & C Mortgage Loan accruing at a rate equal to 0.12500% per annum. Such fee will be payable until such time as the Moffett Towers Buildings A, B & C Whole Loan is no longer specially serviced.

●	The related Non-Serviced Special Servicer under the MOFT 2020-ABC TSA will be entitled to a workout fee equal to the lesser of (a) 0.25000% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each collection of principal and interest (other than excess interest) made by the related borrower after any workout of the Moffett Towers Buildings A, B & C Whole Loan.

●	The related Non-Serviced Special Servicer under the MOFT 2020-ABC TSA will be entitled to a liquidation fee equal to the lesser of (a) such rate as would result in a liquidation fee of $1,000,000 and (b) 0.25000% of net liquidation proceeds received in connection with the liquidation of the Moffett Towers Buildings A, B & C Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Moffett Towers Buildings A, B & C Mortgage Loan Whole Loan” in this prospectus.

Servicing of the 1633 Broadway Mortgage Loan

The 1633 Broadway Mortgage Loan is being serviced pursuant to the BWAY 2019-1633 TSA. The servicing terms of the BWAY 2019-1633 TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BWAY 2019-1633 TSA earns a servicing fee with respect to the 1633 Broadway Mortgage Loan equal to 0.00125% per annum.

●	Upon the 1633 Broadway Mortgage Loan becoming a specially serviced loan under the BWAY 2019-1633 TSA, the related Non-Serviced Special Servicer under the BWAY 2019-1633 TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.12500% per annum.

●	The related Non-Serviced Special Servicer under the BWAY 2019-1633 TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 0.375% and such percentage as would result in a workout fee of $1,000,000.

●	The related Non-Serviced Special Servicer under the BWAY 2019-1633 TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 0.375% and such percentage as would result in a liquidation fee of $1,000,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” in this prospectus.

Servicing of the 650 Madison Avenue Mortgage Loan

The 650 Madison Avenue Mortgage Loan is being serviced pursuant to the MAD 2019-650M TSA. The servicing terms of the MAD 2019-650M TSA are similar in all material respects to the servicing terms of the

PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the MAD 2019-650M TSA earns a primary servicing fee with respect to the 650 Madison Avenue Mortgage Loan equal to 0.00125% per annum.

●	Upon the 650 Madison Avenue Mortgage Loan becoming a specially serviced loan under the MAD 2019-650M TSA, the related Non-Serviced Special Servicer under the MAD 2019-650M TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum.

●	The related Non-Serviced Special Servicer under the MAD 2019-650M TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%.

●	The related Non-Serviced Special Servicer under the MAD 2019-650M TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan” in this prospectus.

Servicing of the CBM Portfolio Mortgage Loan

The CBM Portfolio Mortgage Loan is being serviced pursuant to the COMM 2020-CBM TSA. The servicing terms of the COMM 2020-CBM TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the COMM 2020-CBM TSA will earn a primary servicing fee with respect to the CBM Portfolio Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the CBM Portfolio Whole Loan becoming a specially serviced loan under the COMM 2020-CBM TSA, the related Non-Serviced Special Servicer thereunder will earn a special servicing fee payable monthly with respect to the CBM Portfolio Mortgage Loan accruing at a rate equal to 0.25000% per annum. Such fee will be payable until such time as the CBM Portfolio Whole Loan is no longer specially serviced.

●	The related Non-Serviced Special Servicer under the COMM 2020-CBM TSA will be entitled to a workout fee equal to 0.50000%.

●	The related Non-Serviced Special Servicer under the COMM 2020-CBM TSA will be entitled to a liquidation fee equal to 0.5000%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The CBM Portfolio Whole Loan” in this prospectus.

Servicing of the Bellagio Hotel and Casino Mortgage Loan

The Bellagio Hotel and Casino Mortgage Loan is being serviced pursuant to the BX 2019-OC11 TSA. The servicing terms of the BX 2019-OC11 TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BX 2019-OC11 TSA earns a primary servicing fee with respect to the Bellagio Hotel and Casino Mortgage Loan equal to 0.00125% per annum.

●	Upon the Bellagio Hotel and Casino Mortgage Loan becoming a specially serviced loan under the BX 2019-OC11 TSA, the related Non-Serviced Special Servicer under the BX 2019-OC11 TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum, subject to an annual cap of $250,000.

●	The related Non-Serviced Special Servicer under the BX 2019-OC11 TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%, subject to a maximum workout fee of $2,500,000.

●	The related Non-Serviced Special Servicer under the BX 2019-OC11 TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%, subject to a maximum liquidation fee of $2,500,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Bellagio Hotel and Casino Whole Loan” in this prospectus.

Servicing of the Stonemont Net Lease Portfolio Mortgage Loan

The Stonemont Net Lease Portfolio Mortgage Loan is expected to be serviced pursuant to the JPMCC 2020-NNN TSA. The servicing terms of the JPMCC 2020-NNN TSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to the Stonemont Net Lease Portfolio Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Stonemont Net Lease Portfolio Whole Loan becoming a specially serviced loan under the JPMCC 2020-NNN TSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the Stonemont Net Lease Portfolio Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Stonemont Net Lease Portfolio Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The related Non-Serviced Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Stonemont Net Lease Portfolio Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Stonemont Net Lease Portfolio Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The JPMCC 2020-NNN TSA does not require the related Non-Serviced Master Servicer to make the equivalent of compensating interest payments in respect of the Stonemont Net Lease Portfolio Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Stonemont Net Lease Portfolio Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions“, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is reduced to zero and (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S or Class R certificates) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance of all of the Mortgage Loans. The voluntary exchange of certificates (other than the Class S and Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the

Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules as evidenced by an opinion of counsel or (ii) in the event of Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long term senior unsecured debt is rated at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long term unsecured debt rating of no less than “A-” by Fitch, (b) its short term debt obligations have a short term rating of not less than “A-2” by S&P and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A+” by Fitch; and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Seventeen (17) Mortgaged Properties (29.2%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California. Fifteen (15) Mortgaged Properties (22.7%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National

Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, and an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds one or more of the Moffett Towers Buildings A, B & C Pari Passu Companion Loans, the 1633 Broadway Pari Passu Companion Loans, the 1501 Broadway Pari Passu Companion Loans, the Apollo Education Group HQ Campus Pari Passu Companion Loans, the Bellagio Hotel and Casino Pari Passu Companion Loans, the Kings Plaza Pari Passu Companion Loans, the 3000 Post Oak Pari Passu Companion Loans and the Stonemont Net Lease Portfolio Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

CREFI, a sponsor, a mortgage loan seller, an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, is an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the certificates. CREFI or an affiliate currently holds a Pari Passu Companion Loan with respect to the Alabama Hilton Portfolio Whole Loan.

Wells Fargo Bank, National Association acts as interim custodian of the loan documents with respect to all the CREFI Mortgage Loans (27.1%), except for the related Mortgage File with respect to any CREFI Mortgage Loan that is currently a Non-Serviced Mortgage Loan.

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, DBRI, an originator, and DBNY, an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest. DBRI or an affiliate currently holds one or more of the Moffett Towers Buildings A, B & C Pari Passu Companion Loans, the 1633 Broadway Pari Passu Companion Loans and the Staples Headquarters Pari Passu Companion Loans.

Pursuant to a certain interim servicing agreement between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to its inclusion in the issuing entity, one (1) Mortgage Loan to be contributed to this securitization by GACC, representing approximately 9.0% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI Mortgage Loans, including, prior to their inclusion in the issuing entity, twelve (12) Mortgage Loans to be contributed to this securitization by CREFI, representing approximately 17.9% of the Initial Pool Balance.

Midland is also expected to be the master servicer of the Staples Headquarters Whole Loan and The Westin Book Cadillac Whole Loan, which will be serviced under the CGCMT 2020-GC46 PSA, and the Stonemont Net Lease Portfolio Whole Loan, which will be serviced under the JPMCC 2020-NNN PSA. Midland is the master servicer of the 3500 Lacey Whole Loan, which is being serviced under the Benchmark 2020-B16 PSA. Initially, Midland is also expected to be the master and the special servicer of the 1501 Broadway Whole Loan, which is expected to initially be serviced under the Benchmark 2020-IG1 PSA as a servicing shift loan and from and after the securitization of the related controlling pari passu companion loan, such whole loan will then be serviced under the PSA governing such securitization.

Wells Fargo Bank, the Trustee and Certificate Administrator, is also (i) expected to be the certificate administrator and custodian with respect to the Moffett Towers Buildings A, B & C Whole Loan which is serviced under the MOFT 2020-ABC TSA, (ii) the trustee, certificate administrator and custodian with respect to the 1633 Broadway Whole Loan, which is serviced under the BWAY 2019-1633 TSA, (iii) the trustee, certificate administrator and custodian with respect to the CBM Portfolio Whole Loan which is serviced under the COMM 2020-CBM PSA, (iv) expected to be the trustee, certificate administrator and custodian with respect to the 1501 Broadway Whole Loan which is expected to be serviced under the Benchmark 2020-IG1 PSA, (v) the trustee, certificate administrator and custodian with respect to the Bellagio Hotel and Casino Whole Loan, which is serviced under the BX 2019-OC11 TSA, (vi) the trustee, certificate administrator and custodian with respect to the 3500 Lacey Whole Loan, which is serviced under the Benchmark 2020-B16 PSA and (vii) expected to be the trustee, certificate administrator and custodian with respect to the Stonemont Net Lease Portfolio Whole Loan which is expected to be serviced under the JPMCC 2020-NNN TSA.

Pentalpha Surveillance, LLC is also expected to be the operating advisor under the JPMCC 2020-NNN TSA, pursuant to which the Stonemont Net Lease Portfolio Whole Loan is expected to be serviced.

For additional information, please see the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B or Class X-D certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Classes
Class X-A	$746,439,000	Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S
Class X-B	$78,994,000	Class B and Class C
Class X-D	$37,780,000	Class D and Class E

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Classes
Class X-A	$746,439,000	Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S
Class X-B	$78,994,000	Class B and Class C
Class X-D	$37,780,000	Class D and Class E

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●

scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in April 2020;

●

the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●

the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●

any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●      the Closing Date occurs on or about March 24, 2020;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and

●

with respect to each Mortgage Loan with a related Subordinate Companion Loan, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2021	92%	92%	92%	92%	92%
March 2022	77%	77%	77%	77%	77%
March 2023	55%	55%	55%	55%	55%
March 2024	26%	26%	26%	26%	26%
March 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	3.02	2.98	2.97	2.97	2.97

(1)

The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.89	4.88	4.85	4.81	4.58

(1)

The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Minimum Initial Certificate Balance ($100,000,000)(1)
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.72	9.62	9.50	9.41	9.22

(1)

The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

(2)

The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Maximum Initial Certificate Balance ($170,000,000)(1)
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.72	9.67	9.59	9.49	9.26

(1)

The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

(2)

The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Minimum Initial Certificate Balance ($263,938,000)(1)
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.86	9.84	9.81	9.77	9.48

(1)

The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

(2)

The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Maximum Initial Certificate Balance ($333,938,000)(1)
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.83	9.81	9.79	9.74	9.44

(1)

The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

(2)

The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	80%	80%	80%	80%	80%
March 2027	59%	59%	59%	59%	59%
March 2028	38%	38%	38%	38%	38%
March 2029	15%	15%	15%	15%	15%
March 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.43	7.43	7.43	7.43	7.43

(1)

The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.90	9.89	9.89	9.89	9.64

(1)

The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.98	9.98	9.95	9.89	9.64

(1)

The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.98	9.70

(1)

The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from March 1, 2020 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs” ). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class NR-RR certificates and the regular interests that correspond in the aggregate to the VRR Interest (excluding the right to receive Excess Interest) (together, the “VRR REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) the portion of the issuing entity consisting of Excess Interest, the Excess Interest Distribution Account and the VRR Upper-Tier Regular Interest will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code, (b) the VRR Interest will represent undivided beneficial interests in both the VRR Upper-Tier REMIC Regular Interest and the VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code, and (c) the Class S Certificates will represent undivided beneficial interests in the Non-VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, sixteen (16) of the Mortgaged Properties (17.8%) are multifamily properties or mixed-use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Cuts and Jobs Act”), Regular Interestholders on accrual method of accounting that file certain “applicable financial statements” may be required to accrue amounts of Yield Maintenance Charges and other amounts no later than the year they included such amounts as revenue on their “applicable financial statements”. The application of this rule may require investors to report income earlier than it would otherwise be recognized under other tax rules. However, proposed regulations on which taxpayers may rely generally exclude market discount and original issue discount from this new rule. Investors should consult their tax advisors regarding application of this rule.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular

Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life“ above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class [___] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest holder in that taxable year or thereafter in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method“ below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular

Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Regular Interest holder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and

(v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R Certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of

Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under
“—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Citigroup Global Markets Inc.	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$ [_]	$ [_]	$ [_]	$ [_]	$ [_]
Class A-2	$ [_]	$ [_]	$ [_]	$ [_]	$ [_]
Class A-4	$ [_]	$ [_]	$ [_]	$ [_]	$ [_]
Class A-5	$ [_]	$ [_]	$ [_]	$ [_]	$ [_]
Class A-SB	$ [_]	$ [_]	$ [_]	$ [_]	$ [_]
Class X-A	$ [_]	$ [_]	$ [_]	$ [_]	$ [_]
Class X-B	$ [_]	$ [_]	$ [_]	$ [_]	$ [_]
Class A-S	$ [_]	$ [_]	$ [_]	$ [_]	$ [_]
Class B	$ [_]	$ [_]	$ [_]	$ [_]	$ [_]
Class C	$ [_]	$ [_]	$ [_]	$ [_]	$ [_]

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [_]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from March 1, 2020, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $[_], excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors. Additionally, Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB, (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC and (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Each underwriter has represented and agreed that:

(a) it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area or in the United Kingdom. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as      amended, “MiFID II”); or

(B) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that             customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, “FSMA”)) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-226123-08) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226123) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered

Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Prospective investors should note that the State of Michigan Retirement Systems, which is a governmental plan, owns an indirect equity interest in the borrowers under the CBM Portfolio Mortgage Loan. Persons who have an ongoing relationship with the State of Michigan Retirement Systems should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Offered Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Offered Certificates (unless an applicable prohibited transaction exemption (the conditions of which are satisfied) is available to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited) and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in such Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Sidley Austin LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class X-A Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates and that the Class X-B, Class B and Class C Certificates receive investment grade credit ratings from each of Fitch and KBRA.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in March 2053. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1
1633 Broadway Certificate Administrator	221
1633 Broadway Co-Lender Agreement	219
1633 Broadway Companion Loans	218
1633 Broadway Control Shift Event	221
1633 Broadway Directing Holder	221
1633 Broadway Master Servicer	219
1633 Broadway Mortgage Loan	218
1633 Broadway Non-Standalone Pari Passu Companion Loans	218
1633 Broadway Pari Passu Companion Loans	218
1633 Broadway Special Servicer	219
1633 Broadway Standalone Companion Loans	218
1633 Broadway Standalone Pari Passu Companion Loans	218
1633 Broadway Subordinate Companion Loans	218
1633 Broadway Whole Loan	218
17g-5 Information Provider	330
1986 Act	480
1996 Act	460
3
30/360 Basis	362
4
401(c) Regulations	497
6
650 Madison Avenue A Notes	213
650 Madison Avenue Co-Lender Agreement	213
650 Madison Avenue Control Appraisal Period	217
650 Madison Avenue Controlling Noteholder	216
650 Madison Avenue Major Decision	217
650 Madison Avenue Non-Controlling Noteholder	217
650 Madison Avenue Non-Lead Noteholders	217
650 Madison Avenue Pari Passu Companion Loans	213
650 Madison Avenue Subordinate Companion Loans	213
A
AB Modified Loan	374
AB Whole Loan	193
Accelerated Mezzanine Loan Lender	324
Acceptable Insurance Default	377
Acting General Counsel’s Letter	132
Actual/360 Basis	178, 353
Actual/360 Loans	353
ADA	462
Additional Exclusions	377
Administrative Cost Rate	308
ADR	138
Advances	349
Affirmative Asset Review Vote	413
Aggregate Available Funds	302
Aggregate Gain-on-Sale Entitlement Amount	303
Aggregate Principal Distribution Amount	309
Annual Debt Service	138
Anticipated Repayment Date	178
Appraisal Reduction Amount	371
Appraisal Reduction Event	370
Appraised Value	139
Appraised-Out Class	375
Approved Exchange	19
ARD Loan	178
ASR Consultation Process	390
Assessment of Compliance Report	443
Asset Representations Reviewer Asset Review Fee	369
Asset Representations Reviewer Cap	369
Asset Representations Reviewer Fee	369
Asset Representations Reviewer Fee Rate	369
Asset Representations Reviewer Termination Event	418
Asset Review	415
Asset Review Notice	414
Asset Review Quorum	414
Asset Review Report	416
Asset Review Report Summary	416
Asset Review Standard	415

Asset Review Trigger	412
Asset Review Vote Election	413
Asset Status Report	387
Assumed Certificate Coupon	291
Assumed Final Distribution Date	316
Assumed Scheduled Payment	310
Attestation Report	443
B
Balloon Balance	139
Bankruptcy Code	454
Base Interest Fraction	315
Bellagio Hotel and Casino A Notes	231
Bellagio Hotel and Casino B Notes	231
Bellagio Hotel and Casino C Notes	231
Bellagio Hotel and Casino Co-Lender Agreement	232
Bellagio Hotel and Casino Controlling Noteholder	238
Bellagio Hotel and Casino Major Decision	239
Bellagio Hotel and Casino Non-Controlling Noteholder	238
Bellagio Hotel and Casino Non-Lead Noteholders	239
Bellagio Hotel and Casino Subordinate Companion Loans	231
Best Buy Space	168
BMARK 2020-B16 PSA	193
Borrower Party	324
Borrower Party Affiliate	324
Borrowers	192
Breach Notice	340
BSCMI	246
BWAY 2019-1633 TSA	193
BWAY Trust 2019-1633 Securitization	219
BX 2019-OC11 TSA	193
C
C(WUMP)O	18
CBM Portfolio Co-Lender Agreement	223
CBM Portfolio Companion Loans	222
CBM Portfolio Loan Combination	222
CBM Portfolio Non-Standalone Pari Passu Companion Loans	222
CBM Portfolio Noteholders	223
CBM Portfolio Pari Passu Companion Loans	222
CBM Portfolio Servicer	223
CBM Portfolio Special Servicer	223
CBM Portfolio Standalone Companion Loan	222
CBM Portfolio Standalone Pari Passu Companion Loans	222
CBM Portfolio Subordinate Companion Loan	222
CBM Portfolio Triggering Event of Default	223
CBM Portfolio Trustee	223
CERCLA	460
Certificate Administrator Fee Rate	368
Certificate Administrator/Trustee Fee	368
Certificate Available Funds	303
Certificate Balance	300
Certificate Owners	332
Certificate Realized Loss	319
Certificateholder	325
Certificateholder Quorum	421
Certificateholder Repurchase Request	429
Certifying Certificateholder	334
CGCMT 2020-GC46 PSA	193
CGMRC	262
Class A Certificates	299
Class A-SB Planned Principal Balance	310
Class X Certificates	299
Clearstream	331
Clearstream Participants	333
Closing Date	138
CMBS	57, 254
CMBS B-Piece Securities	287
Code	478
Collateral Deficiency Amount	374
Collection Account	352
Collection Period	303
COMM 2020-CBM Securitization	223
COMM 2020-CBM TSA	193, 223
COMM Conduit/Fusion	255
COMM FL	255
Communication Request	334
Companion Distribution Account	352
Companion Holder	193
Companion Loan	136
Companion Loans	136
Compensating Interest Payment	317
Constant Prepayment Rate	469
Constraining Level	290
Consultation Termination Event	402
Control Appraisal Period	193
Control Eligible Certificates	397
Control Note	193
Control Termination Event	402
Controlling Class	397
Controlling Class Certificateholder	397
Controlling Holder	193
Controlling Note	193

Corrected Loan	387
CPR	469
CPY	469
Credit Risk Retention Rules	282
CREFC®	321
CREFC® Intellectual Property Royalty License Fee	370
CREFC® Intellectual Property Royalty License Fee Rate	370
CREFC® Investor Reporting Package	356
CREFC® Reports	321
CREFI	137, 262
CREFI Data File	264
CREFI Mortgage Loans	262
CREFI Securitization Database	263
CREFI VRR Interest Portion	282
Cross-Over Date	306
Cumulative Appraisal Reduction Amount	374, 375
Cure Event	230
Cure Payment	230
Cure/Contest Period	416
Cut-off Date	136
Cut-off Date Balance	139
D
DB VRR Interest Portion	282
DBNY	254
DBRI	254
Defaulted Loan	393
Defeasance Deposit	182
Defeasance Loans	182
Defeasance Lock-Out Period	182
Defeasance Option	182
Definitive Certificate	331
DELEGATED DIRECTIVE	16
Delinquent Loan	413
Depositaries	331
Determination Date	301
Deutsche Bank	254
Diligence File	337
Directing Certificateholder	396
Directing Certificateholder Asset Status Report Approval Process	389
Disclosable Special Servicer Fees	368
Discount Rate	316
Discount Yield	290
Dispute Resolution Consultation	432
Dispute Resolution Cut-off Date	432
Distribution Accounts	352
Distribution Date	301
Distribution Date Statement	321
DMARC	255
Dodd Frank Act	115
DOJ	254
DOL	494
DSCR/DY Trigger	400
DTC	331
DTC Participants	332
DTC Rules	332
Due Date	177, 303
Due Diligence Questionnaire	264
E
EDGAR	493
EEA	15
Effective Gross Income	142
Eligible Asset Representations Reviewer	417
Eligible Operating Advisor	408
Enforcing Party	430
Enforcing Servicer	430
ERISA	493
ERISA Plan	496
ESA	157, 250, 258, 15
Escrow/Reserve Mitigating Circumstances	253, 261
EU	116
Euroclear	331
Euroclear Operator	333
Euroclear Participants	333
European Institutional Investors	116
European Risk Retention Due Diligence Requirements	116
European Securitization Regulation	116
Exception Schedule	297
Excess Interest	301
Excess Interest Distribution Account	353
Excess Modification Fee Amount	363
Excess Modification Fees	362
Excess Prepayment Interest Shortfall	318
Exchange Act	246
Excluded Controlling Class Holder	328
Excluded Controlling Class Loan	324
Excluded Information	324
Excluded Loan	324
Excluded Special Servicer	421
Excluded Special Servicer Loan	421
Exemption	494
Exemption Rating Agency	495
F
FATCA	488
FDIA	131
FDIC	132

Fee Restricted Specially Serviced Loan	366
FIEL	19
Final Asset Status Report	389
Final Dispute Resolution Election Notice	432
Final Major Decision Reporting Package	401
Final Material Asset Status Report	389
Financial Promotion Order	17
FIRREA	132, 161, 250, 258
Fitch	442
Floating Rate Component	240
Floating Rate Components	240
FPO Persons	17
FSMA	16, 492
G
GAAP	15
GACC	137, 254
GACC Data Tape	256
GACC Deal Team	255
GACC Mortgage Loans	255
Gain-on-Sale Remittance Amount	303
Gain-on-Sale Reserve Account	353
Garn Act	461
GLA	140
Grantor Trust	55, 478
H
Hard Lockbox	140
HRR certificates	32
HRR Certificates	282
HSTP Act	70
I
ICIP	176
Imminent Default Fee Restricted Period	366
Imminent Default Liquidation Fee Restricted Period	367
Imminent Default Workout Fee Restricted Period	366
Indirect Participants	332
Initial Delivery Date	387
Initial Pool Balance	136
Initial Rate	178
Initial Requesting Certificateholder	429
In-Place Cash Management	140
Institutional Investor	18
Insurance and Condemnation Proceeds	352
Interborrower Note	192
Intercreditor Agreement	193
Interest Accrual Amount	308
Interest Accrual Period	309
Interest Distribution Amount	308
Interest Reserve Account	352
Interest Shortfall	308
Interested Person	394
Interest-Only Certificates	287
Interest-Only Expected Price	294
Interpolated Yield	289, 293
Investment Company Act of 1940	1
Investor Certification	324
Investor Q&A Forum	329
J
Japanese Affected Investors	118
Japanese Retention Requirement	20, 117
JFSA	20, 117
JPMCB	137, 246
JPMCB Data Tape	247
JPMCB Deal Team	247
JPMCB Mortgage Loans	247
JPMCB’s Qualification Criteria	249
JPMCC 2020-NNN TSA	193
JRR Rule	20, 117
K
KBRA	442
KeyBank	277
KKR Aggregator	287
L
Liquidation Fee	364
Liquidation Fee Rate	364
Liquidation Proceeds	352
Loan Per Unit	140
Loss of Value Payment	341
Lower-Tier Regular Interests	478
Lower-Tier REMIC	55, 301, 478
Lower-Tier REMIC Distribution Account	352
LTV Ratio	139
M
MAD 2019-650M TSA	194
MAI	342
Major Decision	398
Major Decision Reporting Package	397
MAS	18
Master Servicer Decision	380
Master Servicer Proposed Course of Action Notice	430
Master Servicer Remittance Date	348

Material Defect	339
Midland	274
MiFID II	492
MIFID II	15
MLPA	335
MOA	282
Modeling Assumptions	469
Modification Fees	362
Moffett Towers Buildings A, B & C Co-Lender Agreement	208
Moffett Towers Buildings A, B & C Co-Lender Agreement Master Servicer	208
Moffett Towers Buildings A, B & C Co-Lender Agreement Special Servicer	208
Moffett Towers Buildings A, B & C Companion Loans	208
Moffett Towers Buildings A, B & C Mortgage Loan	207
Moffett Towers Buildings A, B & C Mortgaged Property	207
Moffett Towers Buildings A, B & C Non-Standalone Pari Passu Companion Loans	208
Moffett Towers Buildings A, B & C Pari Passu Companion Loans	208
Moffett Towers Buildings A, B & C Standalone Companion Loans	208
Moffett Towers Buildings A, B & C Standalone Pari Passu Companion Loans	208
Moffett Towers Buildings A, B & C Subordinate Companion Loans	208
Moffett Towers Buildings A, B & C Whole Loan	208
MOFT 2020-ABC TSA	194
MOFT Trust 2020-ABC Securitization	208
Morningstar	279
Mortgage	137
Mortgage File	335
Mortgage Loan Seller	262
Mortgage Loans	136
Mortgage Note	137
Mortgage Pool	136
Mortgage Rate	308
Mortgaged Property	137
mortgages	449
N
Net Mortgage Rate	308
Net Operating Income	140
NFIP	84
NOI Date	140
Non-Control Note	194
Non-Controlling Holder	194, 204
non-offered certificates	32
Nonrecoverable Advance	349
Non-Serviced Certificate Administrator	194
Non-Serviced Companion Loan	194
Non-Serviced Directing Certificateholder	194
Non-Serviced Intercreditor Agreement	194
Non-Serviced Master Servicer	194
Non-Serviced Mortgage Loan	194
Non-Serviced Operating Advisor	194
Non-Serviced Pari Passu Companion Loan	194
Non-Serviced Pari Passu Whole Loan	194
Non-Serviced PSA	195
Non-Serviced Securitization Trust	195
Non-Serviced Special Servicer	195
Non-Serviced Trustee	195
Non-Serviced Whole Loan	195
Non-U.S. Person	488
non-VRR certificates	32
Non-VRR Certificates	299
Non-VRR Percentage	284
Note	240
Note Holder	240
Note Holders	240
Notice of Foreclosure/DIL	231
Notional Amount	300
NRA	140
NRSRO	323, 497
NRSRO Certification	325
NYSDEC	158
O
Occupancy	140
Occupancy Date	140
offered certificates	32
Offered Certificates	299
OID Regulations	481
OLA	132
Operating Advisor	296
Operating Advisor Consultation Event	403
Operating Advisor Consulting Fee	369
Operating Advisor Expenses	369
Operating Advisor Fee	368
Operating Advisor Fee Rate	368
Operating Advisor Standard	406
Operating Advisor Termination Event	410
Operating Statements	143

P
P&I Advance	348
PACE Loan	192
PAR	251, 259
Par Purchase Price	393
Pari Passu Companion Loan	136
Pari Passu Companion Loans	136
Parking Release Parcel	184
Participants	331
Parties in Interest	493
Pass-Through Rate	307
Patriot Act	463
PCIS Persons	17
PCR	270
Pentalpha Surveillance	280
Percentage Interest	301
Periodic Payments	302
Permitted Investments	301, 353
Permitted Special Servicer/Affiliate Fees	368
PIPs	79, 160
Plans	493
PRC	17
Preliminary Dispute Resolution Election Notice	432
Prepayment Assumption	482
Prepayment Interest Excess	317
Prepayment Interest Shortfall	317
PRIIPS REGULATION	16
Prime Rate	352
Principal Balance Certificates	299
Principal Distribution Amount	309
Principal Shortfall	310
Privileged Information	409
Privileged Information Exception	409
Privileged Person	323
Professional Investors	18
Prohibited Prepayment	318
Promotion of Collective Investment Schemes Exemptions Order	17
Proposed Course of Action	431
Proposed Course of Action Notice	431
PSA	299
PSA Party Repurchase Request	430
PTCE	496
Purchase Price	341
Q
Qualified Investor	16
Qualified Replacement Special Servicer	422
Qualified Substitute Mortgage Loan	342
Qualifying CRE Loan Percentage	282
R
RAC No-Response Scenario	441
Rated Final Distribution Date	317
Rating Agencies	442
Rating Agency Confirmation	441
REA	72
Realized Losses	320
REC	157
Record Date	301
Refinancing/P&S Document	367
Registration Statement	493
Regular Certificates	299
Regular Interestholder	481
Regular Interests	478
Regulation AB	443
Reimbursement Rate	351
Related Proceeds	350
Release Date	182
Relevant Persons	17
Relief Act	462
REMIC	478
REMIC Regulations	478
REO Account	353
REO Loan	311
REO Property	387
Repurchase Election Notice	230
Repurchase Option Notice	230
Repurchase Request	430
Requesting Certificateholder	432
Requesting Holders	375
Requesting Investor	334
Requesting Party	441
Required Risk Retention Percentage	282
Requirements	463
Residual Certificates	299
Resolution Failure	430
Resolved	430
Restricted Group	495
Restricted Party	409
Retaining Parties	282
Retaining Sponsor	281
Review Materials	414
Revised Rate	178, 308
RevPAR	141
Risk Retention Affiliate	409
Risk Retention Affiliated	409
Risk Retention Consultation Party	324
RMBS	273
Rooms	144
Routine Disbursements	380
Rule 15Ga-1	253
Rule 17g-5	325

S
S&P	279, 442
Scheduled Certificate Interest Payments	292
Scheduled Certificate Principal Payments	287
Scheduled Principal Distribution Amount	309
SEC	246
Securities Act	443
Securitization Accounts	353
Senior Certificates	299
Serviced AB Mortgage Loan	195
Serviced AB Whole Loan	195
Serviced Mortgage Loan	195
Serviced Pari Passu Companion Loan	195
Serviced Pari Passu Mortgage Loan	195
Serviced Pari Passu Whole Loan	195
Serviced Subordinate Companion Loan	195
Serviced Whole Loan	196
Servicer Termination Event	423
Servicing Advances	349
Servicing Fee	360
Servicing Fee Rate	360
Servicing Shift Mortgage Loan	196
Servicing Shift PSA	196
Servicing Shift Securitization Date	196
Servicing Shift Whole Loan	196
Servicing Standard	347
Servicing Transfer Event	385
SF	141
SFA	18
SFO	18
Similar Law	493
SMMEA	497
Soft Lockbox	141
Special Servicing Fee	363
Special Servicing Fee Rate	363
Specially Serviced Loans	385
Sponsor	262
Springing Cash Management	141
Springing Lockbox	141
Sq. Ft.	141
Square Feet	141
Startup Day	479
Stated Principal Balance	310
static pool data	89
Stonemont Net Lease Portfolio Companion Loan	239
Stonemont Net Lease Portfolio Companion Loans	239
Stonemont Net Lease Portfolio Fixed Rate Loan	180, 239
Stonemont Net Lease Portfolio Floating Rate Loan	180, 239
Stonemont Net Lease Portfolio Senior Fixed Rate Loan	180, 240
Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan	180, 240
Structured Product	18
Subject Loans	369
Subordinate Certificates	299
Subordinate Companion Loan	136, 196
Subordinate Companion Loans	136
Subsequent Asset Status Report	388
Sub-Servicing Agreement	347
Swap-Priced Expected Price	292
Swap-Priced Principal Balance Certificates	287
T
T-12	141
Target Coupon	291
Target Price	291
Tax Cuts and Jobs Act	481
Term to Maturity	141
Terms and Conditions	333
Terrorism Insurance Program	84
Tests	415
Third Party Purchaser	112, 287
Third-Party Purchaser	282
Title V	462
Triggering Event of Default	232
TRIPRA	84, 10
Trust Directing Holder	396
Trust REMIC	55
Trust REMICs	301, 478
TTM	141
U
U.S. Person	488
UCC	450
UK	15, 116
Underwriter Entities	105
Underwriting Agreement	490
Underwritten Expenses	141
Underwritten NCF Debt Yield	142
Underwritten Net Cash Flow	142
Underwritten Net Cash Flow Debt Service Coverage Ratio	141
Underwritten Net Operating Income Debt Service Coverage Ratio	142
Underwritten NOI	142
Underwritten Revenues	144

Units	144
Unscheduled Principal Distribution Amount	309
Unsolicited Information	415
Upper-Tier REMIC	55, 301, 478
Upper-Tier REMIC Distribution Account	352
UW Expenses	141
UW NCF	142
UW NCF Debt Yield	142
UW NCF DSCR	141
UW NOI	142
UW NOI Debt Yield	144
UW NOI DSCR	142
UW NOI DY	144
V
Voting Rights	330
VRR Allocation Percentage	284
VRR Available Funds	283
VRR Certificate Gain-on-Sale Remittance Amount	283
VRR Certificate Gain-on-Sale Reserve Account	353
VRR Interest	281
VRR Interest Distribution Amount	284
VRR Percentage	284
VRR Principal Distribution Amount	285
VRR Realized Loss	283
VRR Realized Loss Interest Distribution Amount	285
VRR REMIC Regular Interests	478
VRR-A Risk Retention Consultation Party	324
VRR-B Risk Retention Consultation Party	324
VRR-C Risk Retention Consultation Party	324
W
WAC Rate	307
Weighted Average Mortgage Rate	144
Wells Fargo Bank	272
Whole Loan	136
Withheld Amounts	353
Workout Fee	363
Workout Fee Rate	363
Workout-Delayed Reimbursement Amount	351
Workspace Controlling Noteholder	244
Y
Yield Maintenance Charge	315
Yield-Priced Expected Price	294
Yield-Priced Principal Balance Certificates	287
YM Group A	315
YM Group B	315
YM Group D	315
YM Groups	315

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ANNEX A-1

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ANNEX A-1

Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Number of Properties	Property Type(2)	Property Subtype	Year Built	Year Renovated	Units(3)	Unit of Measure	Occupancy %(4)
1	GACC	Murphy Crossing	1011 & 1033 McCarthy Boulevard and 915, 933, & 1001 Murphy Ranch Road	Milpitas	CA	95035	Santa Clara	1	Office	Suburban	1994	2015	363,567	Square Feet	100.0%
2	GACC/JPMCB	Moffett Towers Buildings A, B & C	Various	Sunnyvale	CA	94089	Santa Clara	3	Office	Suburban	2008		951,498	Square Feet	100.0%
2.01	GACC/JPMCB	Moffett Towers Building B	1020 Enterprise Way	Sunnyvale	CA	94089	Santa Clara	1	Office	Suburban	2008		317,166	Square Feet	100.0%
2.02	GACC/JPMCB	Moffett Towers Building C	1050 Enterprise Way	Sunnyvale	CA	94089	Santa Clara	1	Office	Suburban	2008		317,166	Square Feet	100.0%
2.03	GACC/JPMCB	Moffett Towers Building A	1000 Enterprise Way	Sunnyvale	CA	94089	Santa Clara	1	Office	Suburban	2008		317,166	Square Feet	100.0%
3	JPMCB	1633 Broadway	1633 Broadway	New York	NY	10019	New York	1	Office	CBD	1972	2013	2,561,512	Square Feet	98.4%
4	CREFI	650 Madison Avenue	650 Madison Avenue	New York	NY	10022	New York	1	Mixed Use	Office/Retail	1957, 1987	2015	600,415	Square Feet	97.4%
5	GACC	CBM Portfolio	Various	Various	Various	Various	Various	52	Hotel	Limited Service	Various	Various	7,677	Rooms	70.8%
5.01	GACC	Courtyard Larkspur Landing Marin County	2500 Larkspur Landing Circle	Larkspur	CA	94939	Marin	1	Hotel	Limited Service	1987	2013	146	Rooms	81.8%
5.02	GACC	Courtyard San Mateo Foster City	550 Shell Boulevard	Foster City	CA	94404	San Mateo	1	Hotel	Limited Service	1987	2016	147	Rooms	76.5%
5.03	GACC	Courtyard San Jose Cupertino	10605 North Wolfe Road	Cupertino	CA	95014	Santa Clara	1	Hotel	Limited Service	1988	2017	149	Rooms	63.8%
5.04	GACC	Courtyard Boulder	4710 Pearl East Circle	Boulder	CO	80301	Boulder	1	Hotel	Limited Service	1987	2013	149	Rooms	66.7%
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes	2633 Sepulveda Boulevard	Torrance	CA	90505	Los Angeles	1	Hotel	Limited Service	1988	2013	149	Rooms	85.8%
5.06	GACC	Courtyard Los Angeles Hacienda Heights	1905 South Azusa Avenue	Hacienda Heights	CA	91745	Los Angeles	1	Hotel	Limited Service	1990	2013	150	Rooms	79.5%
5.07	GACC	Courtyard Seattle South Center	400 Andover Park West	Tukwila	WA	98188	King	1	Hotel	Limited Service	1989	2013	149	Rooms	78.7%
5.08	GACC	Courtyard Nashville Airport	2508 Elm Hill Pike	Nashville	TN	37214	Davidson	1	Hotel	Limited Service	1988	2013	145	Rooms	74.7%
5.09	GACC	Courtyard Palm Springs	1300 East Tahquitz Canyon Way	Palm Springs	CA	92262	Riverside	1	Hotel	Limited Service	1988	2013	149	Rooms	74.3%
5.10	GACC	Courtyard Portland Beaverton	8500 Southwest Nimbus Avenue	Beaverton	OR	97008	Washington	1	Hotel	Limited Service	1989	2014	149	Rooms	67.7%
5.11	GACC	Courtyard Atlanta Perimeter Center	6250 Peachtree Dunwoody Road	Atlanta	GA	30328	Fulton	1	Hotel	Limited Service	1987	2013	145	Rooms	72.0%
5.12	GACC	Courtyard Detroit Livonia	17200 North Laurel Park Drive	Livonia	MI	48152	Wayne	1	Hotel	Limited Service	1988	2014	149	Rooms	68.8%
5.13	GACC	Courtyard St. Louis Creve Coeur	828 North New Ballas Road	Creve Coeur	MO	63146	Saint Louis	1	Hotel	Limited Service	1987	2013	154	Rooms	67.3%
5.14	GACC	Courtyard Lincroft Red Bank	245 Half Mile Road	Red Bank	NJ	07701	Monmouth	1	Hotel	Limited Service	1988	2013	146	Rooms	77.5%
5.15	GACC	Courtyard Rye	631 Midland Avenue	Rye	NY	10580	Westchester	1	Hotel	Limited Service	1988	2016	145	Rooms	72.5%
5.16	GACC	Courtyard Fresno	140 East Shaw Avenue	Fresno	CA	93710	Fresno	1	Hotel	Limited Service	1990	2013	146	Rooms	76.9%
5.17	GACC	Courtyard Tampa Westshore	3805 West Cypress Street	Tampa	FL	33607	Hillsborough	1	Hotel	Limited Service	1989	2013	145	Rooms	82.5%
5.18	GACC	Courtyard Boston Andover	10 Campanelli Drive	Andover	MA	01810	Essex	1	Hotel	Limited Service	1989	2014	146	Rooms	68.5%
5.19	GACC	Courtyard Detroit Metro Airport	30653 Flynn Drive	Romulus	MI	48174	Wayne	1	Hotel	Limited Service	1987		146	Rooms	79.7%
5.20	GACC	Courtyard Denver Tech Center	6565 South Boston Street	Greenwood Village	CO	80111	Arapahoe	1	Hotel	Limited Service	1987	2010	155	Rooms	59.3%
5.21	GACC	Courtyard Charlottesville North	638 Hillsdale Drive	Charlottesville	VA	22901	Albemarle	1	Hotel	Limited Service	1989	2014	150	Rooms	62.8%
5.22	GACC	Courtyard St. Petersburg Clearwater	3131 Executive Drive	Clearwater	FL	33762	Pinellas	1	Hotel	Limited Service	1988	2013	149	Rooms	72.8%
5.23	GACC	Courtyard Fort Lauderdale Plantation	7780 Southwest 6th Street	Fort Lauderdale	FL	33324	Broward	1	Hotel	Limited Service	1988		149	Rooms	77.8%
5.24	GACC	Courtyard West Palm Beach	600 Northpoint Parkway	West Palm Beach	FL	33407	Palm Beach	1	Hotel	Limited Service	1986	2012	149	Rooms	79.7%
5.25	GACC	Courtyard Chicago Lincolnshire	505 Milwaukee Avenue	Lincolnshire	IL	60069	Lake	1	Hotel	Limited Service	1987		146	Rooms	57.4%
5.26	GACC	Courtyard Phoenix Mesa	1221 South Westwood Avenue	Mesa	AZ	85210	Maricopa	1	Hotel	Limited Service	1985	2013	149	Rooms	75.0%
5.27	GACC	Courtyard Chicago Waukegan Gurnee	3800 Northpoint Boulevard	Waukegan	IL	60085	Lake	1	Hotel	Limited Service	1986		149	Rooms	63.6%
5.28	GACC	Courtyard Chicago Highland Park	1505 Lake Cook Road	Highland Park	IL	60035	Lake	1	Hotel	Limited Service	1988		149	Rooms	57.0%
5.29	GACC	Courtyard Bakersfield	3601 Marriott Drive	Bakersfield	CA	93308	Kern	1	Hotel	Limited Service	1988	2013	146	Rooms	77.4%
5.30	GACC	Courtyard Norwalk	474 Main Avenue	Norwalk	CT	06851	Fairfield	1	Hotel	Limited Service	1990	2013	145	Rooms	75.5%
5.31	GACC	Courtyard Kansas City Overland Park Metcalf	11301 Metcalf Avenue	Overland Park	KS	66210	Johnson	1	Hotel	Limited Service	1989	2014	149	Rooms	61.5%
5.32	GACC	Courtyard Silver Spring North	12521 Prosperity Drive	Silver Spring	MD	20904	Montgomery	1	Hotel	Limited Service	1988	2013	146	Rooms	64.6%
5.33	GACC	Courtyard Raleigh Cary	102 Edinburgh Drive South	Cary	NC	27511	Wake	1	Hotel	Limited Service	1988	2019	149	Rooms	59.0%
5.34	GACC	Courtyard New Haven Wallingford	600 Northrop Road	Wallingford	CT	06492	New Haven	1	Hotel	Limited Service	1990	2013	149	Rooms	66.0%
5.35	GACC	Courtyard Chicago Oakbrook Terrace	6 Transam Plaza Drive	Oakbrook Terrace	IL	60181	DuPage	1	Hotel	Limited Service	1986		147	Rooms	67.4%
5.36	GACC	Courtyard Indianapolis Castleton	8670 Allisonville Road	Indianapolis	IN	46250	Marion	1	Hotel	Limited Service	1987		146	Rooms	66.6%
5.37	GACC	Courtyard Annapolis	2559 Riva Road	Annapolis	MD	21401	Anne Arundel	1	Hotel	Limited Service	1989	2013	149	Rooms	63.8%
5.38	GACC	Courtyard Greenville Haywood Mall	70 Orchard Park Drive	Greenville	SC	29615	Greenville	1	Hotel	Limited Service	1988	2019	146	Rooms	63.7%
5.39	GACC	Courtyard Minneapolis St Paul Airport	1352 Northland Drive	Mendota Heights	MN	55120	Dakota	1	Hotel	Limited Service	1987	2014	146	Rooms	73.7%
5.40	GACC	Courtyard San Antonio Downtown Market Square	600 Santa Rosa South Avenue	San Antonio	TX	78204	Bexar	1	Hotel	Limited Service	1990	2013, 2014	149	Rooms	75.6%
5.41	GACC	Courtyard Denver Stapleton	7415 East 41st Avenue	Denver	CO	80216	Denver	1	Hotel	Limited Service	1987	2015	146	Rooms	67.7%
5.42	GACC	Courtyard St. Louis Westport Plaza	11888 Westline Industrial Drive	St Louis	MO	63146	Saint Louis	1	Hotel	Limited Service	1987	2014	149	Rooms	68.7%
5.43	GACC	Courtyard Dallas Plano Parkway	4901 West Plano Parkway	Plano	TX	75093	Collin	1	Hotel	Limited Service	1988	2013	149	Rooms	60.0%
5.44	GACC	Courtyard Phoenix North Metrocenter	9631 North Black Canyon Highway	Phoenix	AZ	85021	Maricopa	1	Hotel	Limited Service	1987	2015	146	Rooms	62.0%
5.45	GACC	Courtyard Dallas Richardson at Spring Valley	1000 South Sherman Street	Richardson	TX	75081	Dallas	1	Hotel	Limited Service	1988	2015	149	Rooms	72.2%
5.46	GACC	Courtyard Birmingham Homewood	500 Shades Creek Parkway	Birmingham	AL	35209	Jefferson	1	Hotel	Limited Service	1988	2013	140	Rooms	78.7%
5.47	GACC	Courtyard Atlanta Airport South	2050 Sullivan Road	Atlanta	GA	30337	Clayton	1	Hotel	Limited Service	1986	2013	144	Rooms	76.5%
5.48	GACC	Courtyard Atlanta Gwinnett Mall	3550 Venture Parkway Northwest	Duluth	GA	30096	Gwinnett	1	Hotel	Limited Service	1987	2015	146	Rooms	77.9%
5.49	GACC	Courtyard Poughkeepsie	2641 South Road	Poughkeepsie	NY	12601	Dutchess	1	Hotel	Limited Service	1988	2013	149	Rooms	80.1%
5.50	GACC	Courtyard Memphis Airport	1780 Nonconnah Boulevard	Memphis	TN	38132	Shelby	1	Hotel	Limited Service	1987	2014	145	Rooms	76.8%
5.51	GACC	Courtyard Charlotte South Park	6023 Park South Drive	Charlotte	NC	28210	Mecklenburg	1	Hotel	Limited Service	1988	2013	149	Rooms	65.2%
5.52	GACC	Courtyard Philadelphia Devon	762 West Lancaster Avenue	Wayne	PA	19087	Chester	1	Hotel	Limited Service	1989	2013	149	Rooms	64.1%
6	JPMCB	1501 Broadway	1501 Broadway	New York	NY	10036	New York	1	Mixed Use	Office/Retail	1926	2018	737,471	Square Feet	77.8%
7	JPMCB	Apollo Education Group HQ Campus	4025, 4035, 4045, 4050, and 4055 South Riverpoint Parkway	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2007, 2008	2019	599,664	Square Feet	100.0%
8	JPMCB	Bellagio Hotel and Casino	3600 South Las Vegas Boulevard	Las Vegas	NV	89109	Clark	1	Hotel	Full Service	1997	2019	3,933	Rooms	94.8%
9	JPMCB	3500 Lacey	3500 Lacey Road	Downers Grove	IL	60515	DuPage	1	Office	Suburban	1992	2014-2018	583,982	Square Feet	92.8%
10	JPMCB	Kings Plaza	5100 Kings Plaza	Brooklyn	NY	11234	Kings	1	Retail	Super Regional Mall	1969	2018	811,797	Square Feet	96.7%
11	CREFI	The Westin Book Cadillac	1114 Washington Boulevard	Detroit	MI	48226	Wayne	1	Hotel	Full Service	1924	2008	453	Rooms	77.6%
12	CREFI	East Village Multifamily Pool 3	Various	New York	NY	Various	New York	2	Multifamily	Mid-Rise	Various	Various	55	Units	96.4%
12.01	CREFI	329-335 East 9th Street	329-335 East 9th Street	New York	NY	10003	New York	1	Multifamily	Mid-Rise	1900	1983	35	Units	97.1%
12.02	CREFI	516-518 East 13th Street	516-518 East 13th Street	New York	NY	10009	New York	1	Multifamily	Mid-Rise	1910	2009	20	Units	95.0%
13	GACC	Crenshaw Plaza	3210-3314 West Slauson Avenue and 5804-5870 Crenshaw Boulevard	Los Angeles	CA	90043	Los Angeles	1	Retail	Anchored	1967-2004		137,794	Square Feet	100.0%
14	GACC	Staples Headquarters	500 Staples Drive	Framingham	MA	01702	Middlesex	1	Office	Suburban	1997		666,088	Square Feet	100.0%
15	JPMCB	3000 Post Oak	3000 Post Oak Boulevard	Houston	TX	77056	Harris	1	Office	CBD	1979	2014	441,523	Square Feet	99.4%
16	GACC	3205 Eastern Market	3201 and 3205 East Market Street and 3400 Eastern Boulevard	York	PA	17402	York	1	Multifamily	Garden	1963, 1970		371	Units	93.8%
17	CREFI	Mitchellville Plaza	12100-12224 Central Avenue	Mitchellville	MD	20721	Prince George’s	1	Retail	Anchored	1991		156,414	Square Feet	83.8%
18	JPMCB	Stonemont Net Lease Portfolio	Various	Various	Various	Various	Various	66	Various	Various	Various	Various	6,097,587	Square Feet	100.0%
18.01	JPMCB	Motorola Solutions	1299 & 1303 East Algonquin Road	Schaumburg	IL	60196	Cook	1	Office	Suburban	1977, 1980	2016	517,000	Square Feet	100.0%
18.02	JPMCB	MetLife - Bridgewater, NJ	501 U.S. Highway 22	Bridgewater	NJ	08807	Somerset	1	Office	Suburban	1978	2011	419,727	Square Feet	100.0%
18.03	JPMCB	Baxalta	1200 Lakeside Drive	Bannockburn	IL	60015	Lake	1	Office	Suburban	1999	2016	260,084	Square Feet	100.0%
18.04	JPMCB	Amerigroup Corporation	5800 Northampton Boulevard	Norfolk	VA	23502	Norfolk City	1	Office	Suburban	1993	2014	314,778	Square Feet	100.0%
18.05	JPMCB	MetLife - Warwick, RI	700 Quaker Lane	Warwick	RI	02818	Kent	1	Office	Suburban	1976	2016-2018	370,298	Square Feet	100.0%
18.06	JPMCB	DST Output - El Dorado Hills, CA	5220 Robert J. Mathews Parkway	El Dorado Hills	CA	95762	El Dorado	1	Industrial	Flex	1988	1998, 2004, 2011	555,219	Square Feet	100.0%
18.07	JPMCB	Tate & Lyle	5450 Prairie Stone Parkway	Hoffman Estates	IL	60192	Cook	1	Office	Suburban	2008	2012	114,213	Square Feet	100.0%
18.08	JPMCB	MetLife - Aurora, IL	177 South Commons Drive	Aurora	IL	60504	DuPage	1	Office	Suburban	1976		273,070	Square Feet	100.0%
18.09	JPMCB	Anthem Blue Cross and Blue Shield	1831 Chestnut Street	Saint Louis	MO	63103	Saint Louis City	1	Office	CBD	1947	2013, 2019	336,392	Square Feet	100.0%
18.10	JPMCB	DST Output - South Windsor, CT	125 Ellington Road	South Windsor	CT	06074	Hartford	1	Industrial	Flex	1999	2002, 2006	304,837	Square Feet	100.0%
18.11	JPMCB	DST Output - Kansas City, MO	2600 Southwest Boulevard	Kansas City	MO	64108	Jackson	1	Industrial	Flex	1900, 2002	2007	317,594	Square Feet	100.0%
18.12	JPMCB	MetLife - Oriskany, NY	5950 Airport Road	Oriskany	NY	13424	Oneida	1	Office	Suburban	1971, 1990	2014	212,326	Square Feet	100.0%
18.13	JPMCB	MetLife - Dayton, OH	9797 Springboro Pike	Dayton	OH	45342	Montgomery	1	Office	Suburban	1976	2014, 2019	219,019	Square Feet	100.0%
18.14	JPMCB	Weatherford	19685 Interstate 37 South	Elmendorf	TX	78211	Bexar	1	Industrial	Flex	2012, 2013, 2014		241,525	Square Feet	100.0%
18.15	JPMCB	Anthem	2 & 39 Gannett Drive	South Portland	ME	04106	Cumberland	1	Office	Suburban	1992		207,638	Square Feet	100.0%
18.16	JPMCB	AAA Club Alliance	200 Commerce Drive	Newark	DE	19713	New Castle	1	Office	Suburban	1998	2004	68,034	Square Feet	100.0%
18.17	JPMCB	MetLife - Convent Station, NJ	334 Madison Avenue	Convent Station	NJ	07960	Morris	1	Office	Suburban	1976	2010	76,413	Square Feet	100.0%
18.18	JPMCB	Eby-Brown - West Mifflin, PA	920 Irwin Run Road	West Mifflin	PA	15122	Allegheny	1	Industrial	Flex	1982, 1984, 1990, 1999, 2001, 2005, 2011		147,212	Square Feet	100.0%
18.19	JPMCB	Eby-Brown - Ypsilanti, MI	2085 East Michigan Avenue	Ypsilanti	MI	48198	Washtenaw	1	Industrial	Warehouse/Distribution	1962, 1980, 2008		250,000	Square Feet	100.0%
18.20	JPMCB	Capital One	30 7th Avenue South	Saint Cloud	MN	56301	Stearns	1	Office	Suburban	2007		72,966	Square Feet	100.0%
18.21	JPMCB	Eby-Brown - Springfield, OH	1982 Commerce Circle	Springfield	OH	45504	Clark	1	Industrial	Warehouse/Distribution	1982, 1983, 1996, 2008		200,505	Square Feet	100.0%
18.22	JPMCB	Anthem Virginia	602 South Jefferson Street	Roanoke	VA	24011	Roanoke City	1	Office	CBD	1980	2018	130,938	Square Feet	100.0%
18.23	JPMCB	SKF USA	41-45 Harmon Avenue	Falconer	NY	14733	Chautauqua	1	Industrial	Flex	2011, 2012		82,000	Square Feet	100.0%
18.24	JPMCB	United Wisconsin	15200 West Small Road	New Berlin	WI	53151	Waukesha	1	Office	Suburban	2009		56,014	Square Feet	100.0%
18.25	JPMCB	Mylan Technologies	20 Houghton Street	Saint Albans	VT	05478	Franklin	1	Office	Suburban	1991	2014	41,046	Square Feet	100.0%
18.26	JPMCB	First Midwest Bank - Lockport, IL	800 South State Street	Lockport	IL	60441	Will	1	Retail	Bank Branch	1974		22,468	Square Feet	100.0%

A-1-1

ANNEX A-1

Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Number of Properties	Property Type(2)	Property Subtype	Year Built	Year Renovated	Units(3)	Unit of Measure	Occupancy %(4)
18.27	JPMCB	First Midwest Bank - Plainfield, IL	24509 West Lockport Street	Plainfield	IL	60544	Will	1	Retail	Bank Branch	2007		20,589	Square Feet	100.0%
18.28	JPMCB	First Midwest Bank - Palos Heights, IL	12600 South Harlem Avenue	Palos Heights	IL	60463	Cook	1	Retail	Bank Branch	1991		24,708	Square Feet	100.0%
18.29	JPMCB	First Midwest Bank - Blue Island, IL	12015 Western Avenue	Blue Island	IL	60406	Cook	1	Retail	Bank Branch	1971		20,278	Square Feet	100.0%
18.30	JPMCB	First Midwest Bank - Highland , IN	10322 Indianapolis Boulevard	Highland	IN	46322	Lake	1	Retail	Bank Branch	1997		15,423	Square Feet	100.0%
18.31	JPMCB	First Midwest Bank - Morris, IL	220 West Main Street	Morris	IL	60450	Grundy	1	Retail	Bank Branch	1979		22,318	Square Feet	100.0%
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL	2801 West Jefferson Street	Joliet	IL	60435	Will	1	Retail	Bank Branch	1981		15,922	Square Feet	100.0%
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL	1030 Dixie Highway	Chicago Heights	IL	60411	Cook	1	Retail	Bank Branch	1964		11,382	Square Feet	100.0%
18.34	JPMCB	First Midwest Bank - Peotone, IL	200 West Corning Avenue	Peotone	IL	60468	Will	1	Retail	Bank Branch	1962		7,786	Square Feet	100.0%
18.35	JPMCB	First Midwest Bank - DeKalb, IL	130 West Lincoln Highway	DeKalb	IL	60115	DeKalb	1	Retail	Bank Branch	2012		9,708	Square Feet	100.0%
18.36	JPMCB	First Midwest Bank - Galesburg, IL	302 East Main Street	Galesburg	IL	61401	Knox	1	Retail	Bank Branch	1996		8,190	Square Feet	100.0%
18.37	JPMCB	First Midwest Bank - Schaumburg, IL	2601 West Schaumburg Road	Schaumburg	IL	60194	Cook	1	Retail	Bank Branch	1994		4,943	Square Feet	100.0%
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL	4101 183rd Street	Country Club Hills	IL	60478	Cook	1	Retail	Bank Branch	1978	2017	6,489	Square Feet	100.0%
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL	1500 Allanson Road	Mundelein	IL	60060	Lake	1	Retail	Bank Branch	2002		4,824	Square Feet	100.0%
18.40	JPMCB	First Midwest Bank - Crest Hill, IL	16051 Weber Road	Crest Hill	IL	60403	Will	1	Retail	Bank Branch	2006		4,823	Square Feet	100.0%
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL	1415 West Jefferson Street	Joliet	IL	60435	Will	1	Retail	Bank Branch	1960		6,299	Square Feet	100.0%
18.42	JPMCB	First Midwest Bank - Knoxville, IL	324 East Main Street	Knoxville	IL	61448	Knox	1	Retail	Bank Branch	1978		6,731	Square Feet	100.0%
18.43	JPMCB	First Midwest Bank - Lansing, IL	18120 Torrence Avenue	Lansing	IL	60438	Cook	1	Retail	Bank Branch	1995		5,971	Square Feet	100.0%
18.44	JPMCB	First Midwest Bank - Zion, IL	3303 Sheridan Road	Zion	IL	60099	Lake	1	Retail	Bank Branch	1965		7,677	Square Feet	100.0%
18.45	JPMCB	First Midwest Bank - Genoa, IL	601 Pearson Drive	Genoa	IL	60135	DeKalb	1	Retail	Bank Branch	2004		4,565	Square Feet	100.0%
18.46	JPMCB	First Midwest Bank - Sycamore, IL	1425 DeKalb Avenue	Sycamore	IL	60178	DeKalb	1	Retail	Bank Branch	1968	2008	4,900	Square Feet	100.0%
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL	411 North Seymour Avenue	Mundelein	IL	60060	Lake	1	Retail	Bank Branch	1970		3,952	Square Feet	100.0%
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL	1308 North Richmond Road	McHenry	IL	60050	McHenry	1	Retail	Bank Branch	1979	2014	8,045	Square Feet	100.0%
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL	170 North Illinois Route 31	Crystal Lake	IL	60014	McHenry	1	Retail	Bank Branch	1994		4,156	Square Feet	100.0%
18.50	JPMCB	First Midwest Bank - Hammond, IN	6611 Kennedy Avenue	Hammond	IN	46323	Lake	1	Retail	Bank Branch	1958	1975	4,563	Square Feet	100.0%
18.51	JPMCB	First Midwest Bank - Johnsburg, IL	3805 North Johnsburg Road	Johnsburg	IL	60051	McHenry	1	Retail	Bank Branch	1992		4,252	Square Feet	100.0%
18.52	JPMCB	First Midwest Bank - North Chicago, IL	1011 14th Street	North Chicago	IL	60064	Lake	1	Retail	Bank Branch	1987		5,405	Square Feet	100.0%
18.53	JPMCB	First Midwest Bank - Waukegan, IL	4000 Northpoint Boulevard	Waukegan	IL	60085	Lake	1	Retail	Bank Branch	1981		4,085	Square Feet	100.0%
18.54	JPMCB	First Midwest Bank - Dyer, IN	820 Joliet Street	Dyer	IN	46311	Lake	1	Retail	Bank Branch	1985		3,336	Square Feet	100.0%
18.55	JPMCB	First Midwest Bank - Seneca, IL	224 North Main Street	Seneca	IL	61360	LaSalle	1	Retail	Bank Branch	1974		3,123	Square Feet	100.0%
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL	1301 North Larkin Avenue	Joliet	IL	60435	Will	1	Retail	Bank Branch	1988		3,922	Square Feet	100.0%
18.57	JPMCB	First Midwest Bank - Crete, IL	1290 East Steger Road	Crete	IL	60417	Will	1	Retail	Bank Branch	2005		3,447	Square Feet	100.0%
18.58	JPMCB	First Midwest Bank - Champaign, IL	812 West Springfield Avenue	Champaign	IL	61820	Champaign	1	Retail	Bank Branch	1996		3,800	Square Feet	100.0%
18.59	JPMCB	First Midwest Bank - East Moline, IL	4150 Kennedy Drive	East Moline	IL	61244	Rock Island	1	Retail	Bank Branch	1980		4,941	Square Feet	100.0%
18.60	JPMCB	First Midwest Bank - Sandwich, IL	321 East Church Street	Sandwich	IL	60548	DeKalb	1	Retail	Bank Branch	2012		2,400	Square Feet	100.0%
18.61	JPMCB	First Midwest Bank - Gary, IN	1975 West Ridge Road	Gary	IN	46408	Lake	1	Retail	Bank Branch	1969	1998	2,597	Square Feet	100.0%
18.62	JPMCB	First Midwest Bank - Crown Point, IN	10858 Pike Street	Crown Point	IN	46307	Lake	1	Retail	Bank Branch	1997		2,875	Square Feet	100.0%
18.63	JPMCB	First Midwest Bank - Griffith, IN	915 West Glen Park Avenue	Griffith	IN	46319	Lake	1	Retail	Bank Branch	1969		2,708	Square Feet	100.0%
18.64	JPMCB	First Midwest Bank - Frankfort, IL	7645 West Saint Francis Road	Frankfort	IL	60423	Will	1	Retail	Bank Branch	1981		1,553	Square Feet	100.0%
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL	4502 West Crystal Lake Road	McHenry	IL	60050	McHenry	1	Retail	Bank Branch	1983		1,818	Square Feet	100.0%
18.66	JPMCB	First Midwest Bank - Park Forest, IL	2 Main Street	Park Forest	IL	60466	Cook	1	Retail	Bank Branch	2000		1,767	Square Feet	100.0%
19	JPMCB	Drayton Tower	102 East Liberty Street	Savannah	GA	31401	Chatham	1	Multifamily	High-Rise	1951	2017	99	Units	94.9%
20	CREFI	Michigan Multifamily Portfolio	Various	Various	MI	Various	Various	5	Multifamily	Garden	Various	Various	616	Units	91.6%
20.01	CREFI	Gale Gardens	30 Gale Boulevard	Melvindale	MI	48122	Wayne	1	Multifamily	Garden	1966, 1975		233	Units	82.0%
20.02	CREFI	Midtown Square	33095 Forest Street	Wayne	MI	48184	Wayne	1	Multifamily	Garden	1973		108	Units	100.0%
20.03	CREFI	Carriage House	902 Burlington Drive	Flint	MI	48503	Genesee	1	Multifamily	Garden	1964, 1966		119	Units	98.3%
20.04	CREFI	Morris Square	750 Jefferson Street	Mount Morris	MI	48458	Genesee	1	Multifamily	Garden	1988		96	Units	94.8%
20.05	CREFI	Silverstone	5800 Streefkerk Drive	Warren	MI	48092	Macomb	1	Multifamily	Garden	1956	2014	60	Units	95.0%
21	GACC	Lone Star Court	10901 Domain Drive	Austin	TX	78758	Travis	1	Hotel	Select Service	2013		123	Rooms	75.6%
22	CREFI	25 Jay Street	25 Jay Street	Brooklyn	NY	11201	Kings	1	Mixed Use	Multifamily/Retail	1920	2010	32	Units	100.0%
23	CREFI	Katie Reed Building	301 East Hopkins Avenue	Aspen	CO	81611	Pitkin	1	Mixed Use	Retail/Office/Multifamily	1995		22,432	Square Feet	100.0%
24	JPMCB	Veranda at Cinco Ranch	23922-24022 Cinco Village Center Boulevard	Katy	TX	77494	Fort Bend	1	Office	Suburban	2006, 2007		61,995	Square Feet	95.6%
25	CREFI	Alabama Hilton Portfolio	Various	Daphne	AL	36526	Baldwin	3	Hotel	Various	Various	2018-2019	360	Rooms	69.9%
25.01	CREFI	Homewood Suites Mobile East Bay Daphne	29474 North Main Street	Daphne	AL	36526	Baldwin	1	Hotel	Extended Stay	2008	2018-2019	104	Rooms	73.9%
25.02	CREFI	Hampton Inn Mobile East Bay Daphne	29451 US Highway 98	Daphne	AL	36526	Baldwin	1	Hotel	Limited Service	1994	2018-2019	132	Rooms	68.5%
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne	29546 North Main Street	Daphne	AL	36526	Baldwin	1	Hotel	Select Service	2004	2018-2019	124	Rooms	68.0%
26	CREFI	3431-3491 Merrick Road	3431-3491 Merrick Road	Wantagh	NY	11793	Nassau	1	Retail	Anchored	1963	2018	42,346	Square Feet	87.9%
27	CREFI	River Ranch	5071 & 5073 FM 2673	Canyon Lake	TX	78133	Comal	1	Multifamily	Garden	2011, 2017		104	Units	95.2%
28	JPMCB	Holiday Inn Express Trinidad	3130 Santa Fe Trail Drive	Trinidad	CO	81082	Las Animas	1	Hotel	Limited Service	2008		86	Rooms	76.5%
29	CREFI	2177 East 21st Street	2177 East 21st Street	Brooklyn	NY	11229	Kings	1	Mixed Use	Multifamily/Retail	1926		45	Units	100.0%
30	CREFI	Walgreens Nyack, NY	16 Route 59	Nyack	NY	10960	Rockland	1	Retail	Freestanding	2012		13,152	Square Feet	100.0%
31	CREFI	8-44 Brighton 11th Street	8 Brighton 11th Street	Brooklyn	NY	11235	Kings	1	Mixed Use	Office/Retail	1931		39,500	Square Feet	100.0%
32	CREFI	725 Southern Boulevard	725 Southern Boulevard	Bronx	NY	10455	Bronx	1	Multifamily	Mid-Rise	1925	2017-2019	58	Units	96.6%
33	JPMCB	144 Willow Street	144 Willow Street	Brooklyn	NY	11201	Kings	1	Multifamily	Mid-Rise	1851	2018	10	Units	100.0%
34	CREFI	The Mark	801-899 Market Street	San Diego	CA	92101	San Diego	1	Retail	Unanchored	2007		8,526	Square Feet	86.9%
35	GACC	The Woods	113 Magnolia Lane	Longview	TX	75605	Gregg	1	Multifamily	Garden	2015, 2017		57	Units	94.7%

A-1-2

ANNEX A-1

Loan #	Seller(1)	Property Name	Occupancy Date	Appraised Value ($)(5)	Appraisal Date	Current LTV %(5)	Original Balance ($)(6)(7)	Original Balance per Unit ($)	Current Balance ($)(6)(7)	Current Balance per Unit ($)	% of Initial Pool Balance	Crossed Loan	Related Borrower(8)	Interest Rate %(9)	Admin.Fee %(9)	Net Mortgage Rate %(9)	Accrual Type	Monthly Debt Service ($)(10)(11)	Annual Debt Service ($)(11)	Note Date	First Payment Date
1	GACC	Murphy Crossing	12/31/19	131,000,000	01/06/20	64.9%	85,000,000	234	85,000,000	234	9.0%	No	No	3.58000	0.01503	3.56497	Actual/360	257,105.32	3,085,263.84	02/14/20	04/06/20
2	GACC/JPMCB	Moffett Towers Buildings A, B & C	01/01/21	1,145,000,000	10/01/21	38.7%	79,450,000	466	79,450,000	466	8.4%	No	No	3.49000	0.01168	3.47832	Actual/360	234,276.35	2,811,316.20	02/06/20	03/06/20
2.01	GACC/JPMCB	Moffett Towers Building B	01/01/21	390,000,000	10/01/21		27,343,182		27,343,182		2.9%
2.02	GACC/JPMCB	Moffett Towers Building C	01/01/21	383,000,000	05/01/21		27,343,182		27,343,182		2.9%
2.03	GACC/JPMCB	Moffett Towers Building A	01/01/21	348,000,000	01/03/20		24,763,636		24,763,636		2.6%
3	JPMCB	1633 Broadway	10/31/19	2,400,000,000	10/24/19	41.7%	50,000,000	391	50,000,000	391	5.3%	No	No	2.99000	0.01168	2.97832	Actual/360	126,313.66	1,515,763.92	11/25/19	01/06/20
4	CREFI	650 Madison Avenue	10/01/19	1,210,000,000	10/31/19	48.5%	50,000,000	977	50,000,000	977	5.3%	No	No	3.48600	0.01168	3.47432	Actual/360	147,267.36	1,767,208.32	11/26/19	01/08/20
5	GACC	CBM Portfolio	09/30/19	1,184,500,000	11/01/20	33.6%	50,000,000	51,843	50,000,000	51,843	5.3%	No	No	3.772298	0.01168	3.760618	Actual/360	159,362.13	1,912,345.56	01/15/20	03/06/20
5.01	GACC	Courtyard Larkspur Landing Marin County	09/30/19	53,000,000	11/01/20		2,307,018		2,307,018		0.2%
5.02	GACC	Courtyard San Mateo Foster City	09/30/19	52,000,000	11/01/20		2,263,889		2,263,889		0.2%
5.03	GACC	Courtyard San Jose Cupertino	09/30/19	47,000,000	11/01/20		2,046,053		2,046,053		0.2%
5.04	GACC	Courtyard Boulder	09/30/19	37,000,000	11/01/20		1,611,111		1,611,111		0.2%
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes	09/30/19	35,000,000	11/01/20		1,523,392		1,523,392		0.2%
5.06	GACC	Courtyard Los Angeles Hacienda Heights	09/30/19	34,000,000	11/01/20		1,480,263		1,480,263		0.2%
5.07	GACC	Courtyard Seattle South Center	09/30/19	33,500,000	11/01/20		1,458,333		1,458,333		0.2%
5.08	GACC	Courtyard Nashville Airport	09/30/19	27,500,000	11/01/20		1,197,368		1,197,368		0.1%
5.09	GACC	Courtyard Palm Springs	09/30/19	25,500,000	11/01/20		1,110,380		1,110,380		0.1%
5.10	GACC	Courtyard Portland Beaverton	09/30/19	24,500,000	11/01/20		1,067,251		1,067,251		0.1%
5.11	GACC	Courtyard Atlanta Perimeter Center	09/30/19	24,500,000	11/01/20		1,066,520		1,066,520		0.1%
5.12	GACC	Courtyard Detroit Livonia	09/30/19	24,000,000	11/01/20		1,044,591		1,044,591		0.1%
5.13	GACC	Courtyard St. Louis Creve Coeur	09/30/19	24,000,000	11/01/20		1,044,591		1,044,591		0.1%
5.14	GACC	Courtyard Lincroft Red Bank	09/30/19	24,000,000	11/01/20		1,044,591		1,044,591		0.1%
5.15	GACC	Courtyard Rye	09/30/19	23,500,000	11/01/20		1,023,392		1,023,392		0.1%
5.16	GACC	Courtyard Fresno	09/30/19	23,000,000	11/01/20		1,001,462		1,001,462		0.1%
5.17	GACC	Courtyard Tampa Westshore	09/30/19	23,000,000	11/01/20		1,001,462		1,001,462		0.1%
5.18	GACC	Courtyard Boston Andover	09/30/19	23,000,000	11/01/20		1,001,462		1,001,462		0.1%
5.19	GACC	Courtyard Detroit Metro Airport	09/30/19	23,000,000	11/01/20		1,001,462		1,001,462		0.1%
5.20	GACC	Courtyard Denver Tech Center	09/30/19	22,000,000	11/01/20		957,602		957,602		0.1%
5.21	GACC	Courtyard Charlottesville North	09/30/19	22,000,000	11/01/20		957,602		957,602		0.1%
5.22	GACC	Courtyard St. Petersburg Clearwater	09/30/19	21,500,000	11/01/20		935,673		935,673		0.1%
5.23	GACC	Courtyard Fort Lauderdale Plantation	09/30/19	21,500,000	11/01/20		935,673		935,673		0.1%
5.24	GACC	Courtyard West Palm Beach	09/30/19	21,500,000	11/01/20		935,673		935,673		0.1%
5.25	GACC	Courtyard Chicago Lincolnshire	09/30/19	21,500,000	11/01/20		935,673		935,673		0.1%
5.26	GACC	Courtyard Phoenix Mesa	09/30/19	21,000,000	11/01/20		914,474		914,474		0.1%
5.27	GACC	Courtyard Chicago Waukegan Gurnee	09/30/19	21,000,000	11/01/20		914,474		914,474		0.1%
5.28	GACC	Courtyard Chicago Highland Park	09/30/19	20,500,000	11/01/20		892,544		892,544		0.1%
5.29	GACC	Courtyard Bakersfield	09/30/19	20,000,000	11/01/20		870,614		870,614		0.1%
5.30	GACC	Courtyard Norwalk	09/30/19	20,000,000	11/01/20		870,614		870,614		0.1%
5.31	GACC	Courtyard Kansas City Overland Park Metcalf	09/30/19	19,500,000	11/01/20		848,684		848,684		0.1%
5.32	GACC	Courtyard Silver Spring North	09/30/19	19,500,000	11/01/20		848,684		848,684		0.1%
5.33	GACC	Courtyard Raleigh Cary	09/30/19	19,000,000	11/01/20		827,485		827,485		0.1%
5.34	GACC	Courtyard New Haven Wallingford	09/30/19	18,500,000	11/01/20		805,556		805,556		0.1%
5.35	GACC	Courtyard Chicago Oakbrook Terrace	09/30/19	18,500,000	11/01/20		805,556		805,556		0.1%
5.36	GACC	Courtyard Indianapolis Castleton	09/30/19	18,500,000	11/01/20		805,556		805,556		0.1%
5.37	GACC	Courtyard Annapolis	09/30/19	18,500,000	11/01/20		805,556		805,556		0.1%
5.38	GACC	Courtyard Greenville Haywood Mall	09/30/19	18,500,000	11/01/20		805,556		805,556		0.1%
5.39	GACC	Courtyard Minneapolis St Paul Airport	09/30/19	18,000,000	11/01/20		783,626		783,626		0.1%
5.40	GACC	Courtyard San Antonio Downtown Market Square	09/30/19	17,500,000	11/01/20		761,696		761,696		0.1%
5.41	GACC	Courtyard Denver Stapleton	09/30/19	17,000,000	11/01/20		739,766		739,766		0.1%
5.42	GACC	Courtyard St. Louis Westport Plaza	09/30/19	16,500,000	11/01/20		718,567		718,567		0.1%
5.43	GACC	Courtyard Dallas Plano Parkway	09/30/19	16,500,000	11/01/20		718,567		718,567		0.1%
5.44	GACC	Courtyard Phoenix North Metrocenter	09/30/19	15,500,000	11/01/20		674,708		674,708		0.1%
5.45	GACC	Courtyard Dallas Richardson at Spring Valley	09/30/19	15,000,000	11/01/20		652,778		652,778		0.1%
5.46	GACC	Courtyard Birmingham Homewood	09/30/19	14,000,000	11/01/20		609,649		609,649		0.1%
5.47	GACC	Courtyard Atlanta Airport South	09/30/19	14,000,000	11/01/20		609,649		609,649		0.1%
5.48	GACC	Courtyard Atlanta Gwinnett Mall	09/30/19	14,000,000	11/01/20		609,649		609,649		0.1%
5.49	GACC	Courtyard Poughkeepsie	09/30/19	13,500,000	11/01/20		587,719		587,719		0.1%
5.50	GACC	Courtyard Memphis Airport	09/30/19	13,000,000	11/01/20		565,789		565,789		0.1%
5.51	GACC	Courtyard Charlotte South Park	09/30/19	18,500,000	11/01/20		0		0		0.0%
5.52	GACC	Courtyard Philadelphia Devon	09/30/19	17,500,000	11/01/20		0		0		0.0%
6	JPMCB	1501 Broadway	11/01/19	900,000,000	10/11/19	22.2%	50,000,000	271	50,000,000	271	5.3%	No	No	3.03200	0.01168	3.02032	Actual/360	128,087.96	1,537,055.52	12/12/19	02/06/20
7	JPMCB	Apollo Education Group HQ Campus	03/05/20	194,000,000	01/06/20	47.2%	50,000,000	153	50,000,000	153	5.3%	No	No	3.35000	0.01503	3.33497	Actual/360	141,521.99	1,698,263.88	01/31/20	03/05/20
8	JPMCB	Bellagio Hotel and Casino	09/30/19	4,260,000,000	10/16/19	39.3%	40,000,000	426,189	40,000,000	426,189	4.2%	No	No	3.170153	0.01168	3.158473	Actual/360	107,139.43	1,285,673.16	11/15/19	01/05/20
9	JPMCB	3500 Lacey	09/01/19	129,000,000	09/03/19	66.5%	35,800,000	147	35,800,000	147	3.8%	No	No	4.35000	0.01168	4.33832	Actual/360	131,577.43	1,578,929.16	11/26/19	01/01/20
10	JPMCB	Kings Plaza	10/31/19	900,000,000	10/17/19	54.1%	32,000,000	600	32,000,000	600	3.4%	No	No	3.35880	0.01503	3.34377	Actual/360	90,812.00	1,089,744.00	12/03/19	02/01/20
11	CREFI	The Westin Book Cadillac	12/31/19	136,000,000	11/25/19	56.6%	32,000,000	169,978	32,000,000	169,978	3.4%	No	No	4.39000	0.04043	4.34957	Actual/360	160,054.52	1,920,654.30	01/22/20	03/01/20
12	CREFI	East Village Multifamily Pool 3	01/10/20	49,600,000	10/03/19	64.0%	31,750,000	577,273	31,750,000	577,273	3.4%	No	No	3.68000	0.01503	3.66497	Actual/360	98,718.98	1,184,627.76	02/13/20	04/06/20
12.01	CREFI	329-335 East 9th Street	01/10/20	33,800,000	10/03/19		22,150,000		22,150,000		2.3%
12.02	CREFI	516-518 East 13th Street	01/10/20	15,800,000	10/03/19		9,600,000		9,600,000		1.0%
13	GACC	Crenshaw Plaza	01/23/20	51,300,000	12/23/19	60.4%	31,000,000	225	31,000,000	225	3.3%	No	No	4.21600	0.02503	4.19097	Actual/360	110,426.02	1,325,112.24	01/23/20	03/06/20
14	GACC	Staples Headquarters	03/06/20	198,000,000	11/01/19	45.5%	30,000,000	135	30,000,000	135	3.2%	No	No	3.11000	0.01668	3.09332	Actual/360	78,829.86	945,958.32	01/29/20	03/06/20
15	JPMCB	3000 Post Oak	03/01/20	143,900,000	11/20/19	55.6%	30,000,000	181	30,000,000	181	3.2%	No	No	4.98750	0.01668	4.97082	Actual/360	126,419.27	1,517,031.24	02/06/20	04/01/20
16	GACC	3205 Eastern Market	11/30/19	39,600,000	09/04/19	64.8%	25,675,000	69,205	25,675,000	69,205	2.7%	No	No	3.61700	0.01503	3.60197	Actual/360	78,463.57	941,562.84	01/14/20	03/06/20
17	CREFI	Mitchellville Plaza	11/04/19	35,200,000	11/07/19	71.6%	25,200,000	161	25,200,000	161	2.7%	No	No	3.55000	0.02503	3.52497	Actual/360	126,833.90	1,522,006.80	01/31/20	03/06/20
18	JPMCB	Stonemont Net Lease Portfolio	03/10/20	1,137,750,000	Various	37.2%	25,000,000	69	25,000,000	69	2.7%	No	No	4.69920	0.01168	4.68752	Actual/360	99,259.72	1,191,116.64	01/15/20	02/10/20
18.01	JPMCB	Motorola Solutions	03/10/20	108,200,000	06/25/19		2,377,486		2,377,486		0.3%
18.02	JPMCB	MetLife - Bridgewater, NJ	03/10/20	105,000,000	07/08/19		2,307,189		2,307,189		0.2%
18.03	JPMCB	Baxalta	03/10/20	75,500,000	06/25/19		1,658,973		1,658,973		0.2%
18.04	JPMCB	Amerigroup Corporation	03/10/20	67,000,000	06/27/19		1,472,216		1,472,216		0.2%
18.05	JPMCB	MetLife - Warwick, RI	03/10/20	62,900,000	07/02/19		1,382,135		1,382,135		0.1%
18.06	JPMCB	DST Output - El Dorado Hills, CA	03/10/20	60,300,000	06/24/19		1,325,000		1,325,000		0.1%
18.07	JPMCB	Tate & Lyle	03/10/20	56,200,000	06/25/19		1,234,892		1,234,892		0.1%
18.08	JPMCB	MetLife - Aurora, IL	03/10/20	46,600,000	06/25/19		1,023,946		1,023,946		0.1%
18.09	JPMCB	Anthem Blue Cross and Blue Shield	03/10/20	42,700,000	07/09/19		938,270		938,270		0.1%
18.10	JPMCB	DST Output - South Windsor, CT	03/10/20	40,500,000	07/02/19		889,919		889,919		0.1%
18.11	JPMCB	DST Output - Kansas City, MO	03/10/20	37,800,000	07/09/19		830,595		830,595		0.1%
18.12	JPMCB	MetLife - Oriskany, NY	03/10/20	36,400,000	07/02/19		799,811		799,811		0.1%
18.13	JPMCB	MetLife - Dayton, OH	03/10/20	36,000,000	06/28/19		791,027		791,027		0.1%
18.14	JPMCB	Weatherford	03/10/20	34,000,000	01/01/20		747,081		747,081		0.1%
18.15	JPMCB	Anthem	03/10/20	30,600,000	07/01/19		672,378		672,378		0.1%
18.16	JPMCB	AAA Club Alliance	03/10/20	17,900,000	06/26/19		393,324		393,324		0.0%
18.17	JPMCB	MetLife - Convent Station, NJ	03/10/20	17,600,000	07/08/19		386,730		386,730		0.0%
18.18	JPMCB	Eby-Brown - West Mifflin, PA	03/10/20	17,600,000	06/28/19		386,730		386,730		0.0%
18.19	JPMCB	Eby-Brown - Ypsilanti, MI	03/10/20	16,500,000	06/26/19		362,568		362,568		0.0%
18.20	JPMCB	Capital One	03/10/20	15,300,000	07/08/19		336,189		336,189		0.0%
18.21	JPMCB	Eby-Brown - Springfield, OH	03/10/20	15,000,000	06/28/19		329,595		329,595		0.0%
18.22	JPMCB	Anthem Virginia	03/10/20	14,600,000	06/27/19		320,811		320,811		0.0%
18.23	JPMCB	SKF USA	03/10/20	14,500,000	07/02/19		318,622		318,622		0.0%
18.24	JPMCB	United Wisconsin	03/10/20	13,200,000	06/24/19		290,054		290,054		0.0%
18.25	JPMCB	Mylan Technologies	03/10/20	11,500,000	07/01/19		252,676		252,676		0.0%
18.26	JPMCB	First Midwest Bank - Lockport, IL	03/10/20	9,800,000	06/27/19		215,351		215,351		0.0%
A-1-3

ANNEX A-1

Loan #	Seller(1)	Property Name	Occupancy Date	Appraised Value ($)(5)	Appraisal Date	Current LTV %(5)	Original Balance ($)(6)(7)	Original Balance per Unit ($)	Current Balance ($)(6)(7)	Current Balance per Unit ($)	% of Initial Pool Balance	Crossed Loan	Related Borrower(8)	Interest Rate %(9)	Admin.Fee %(9)	Net Mortgage Rate %(9)	Accrual Type	Monthly Debt Service ($)(10)(11)	Annual Debt Service ($)(11)	Note Date	First Payment Date
18.27	JPMCB	First Midwest Bank - Plainfield, IL	03/10/20	9,800,000	06/27/19		215,351		215,351		0.0%
18.28	JPMCB	First Midwest Bank - Palos Heights, IL	03/10/20	8,800,000	07/02/19		193,378		193,378		0.0%
18.29	JPMCB	First Midwest Bank - Blue Island, IL	03/10/20	7,300,000	07/02/19		160,405		160,405		0.0%
18.30	JPMCB	First Midwest Bank - Highland , IN	03/10/20	7,200,000	06/27/19		158,216		158,216		0.0%
18.31	JPMCB	First Midwest Bank - Morris, IL	03/10/20	6,400,000	06/27/19		140,649		140,649		0.0%
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL	03/10/20	5,120,000	06/27/19		112,514		112,514		0.0%
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL	03/10/20	5,080,000	07/02/19		111,622		111,622		0.0%
18.34	JPMCB	First Midwest Bank - Peotone, IL	03/10/20	4,800,000	07/02/19		105,486		105,486		0.0%
18.35	JPMCB	First Midwest Bank - DeKalb, IL	03/10/20	4,400,000	06/27/19		96,676		96,676		0.0%
18.36	JPMCB	First Midwest Bank - Galesburg, IL	03/10/20	4,200,000	07/10/19		92,270		92,270		0.0%
18.37	JPMCB	First Midwest Bank - Schaumburg, IL	03/10/20	4,100,000	06/24/19		90,108		90,108		0.0%
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL	03/10/20	3,900,000	07/02/19		85,703		85,703		0.0%
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL	03/10/20	3,680,000	06/27/19		80,838		80,838		0.0%
18.40	JPMCB	First Midwest Bank - Crest Hill, IL	03/10/20	3,400,000	06/27/19		74,703		74,703		0.0%
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL	03/10/20	3,380,000	06/27/19		74,270		74,270		0.0%
18.42	JPMCB	First Midwest Bank - Knoxville, IL	03/10/20	3,300,000	07/10/19		72,514		72,514		0.0%
18.43	JPMCB	First Midwest Bank - Lansing, IL	03/10/20	3,200,000	07/02/19		70,297		70,297		0.0%
18.44	JPMCB	First Midwest Bank - Zion, IL	03/10/20	3,150,000	06/27/19		69,216		69,216		0.0%
18.45	JPMCB	First Midwest Bank - Genoa, IL	03/10/20	2,900,000	06/27/19		63,730		63,730		0.0%
18.46	JPMCB	First Midwest Bank - Sycamore, IL	03/10/20	2,800,000	06/27/19		61,541		61,541		0.0%
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL	03/10/20	2,710,000	06/27/19		59,541		59,541		0.0%
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL	03/10/20	2,710,000	06/25/19		59,541		59,541		0.0%
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL	03/10/20	2,700,000	06/27/19		59,324		59,324		0.0%
18.50	JPMCB	First Midwest Bank - Hammond, IN	03/10/20	2,340,000	06/27/19		51,432		51,432		0.0%
18.51	JPMCB	First Midwest Bank - Johnsburg, IL	03/10/20	2,320,000	06/25/19		50,973		50,973		0.0%
18.52	JPMCB	First Midwest Bank - North Chicago, IL	03/10/20	2,220,000	06/27/19		48,784		48,784		0.0%
18.53	JPMCB	First Midwest Bank - Waukegan, IL	03/10/20	2,200,000	06/27/19		48,324		48,324		0.0%
18.54	JPMCB	First Midwest Bank - Dyer, IN	03/10/20	2,190,000	06/27/19		48,108		48,108		0.0%
18.55	JPMCB	First Midwest Bank - Seneca, IL	03/10/20	1,900,000	06/27/19		41,730		41,730		0.0%
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL	03/10/20	1,860,000	06/27/19		40,892		40,892		0.0%
18.57	JPMCB	First Midwest Bank - Crete, IL	03/10/20	1,850,000	07/02/19		40,649		40,649		0.0%
18.58	JPMCB	First Midwest Bank - Champaign, IL	03/10/20	1,800,000	06/26/19		39,541		39,541		0.0%
18.59	JPMCB	First Midwest Bank - East Moline, IL	03/10/20	1,600,000	07/10/19		35,162		35,162		0.0%
18.60	JPMCB	First Midwest Bank - Sandwich, IL	03/10/20	1,600,000	06/27/19		35,162		35,162		0.0%
18.61	JPMCB	First Midwest Bank - Gary, IN	03/10/20	1,520,000	06/27/19		33,405		33,405		0.0%
18.62	JPMCB	First Midwest Bank - Crown Point, IN	03/10/20	1,490,000	06/27/19		32,730		32,730		0.0%
18.63	JPMCB	First Midwest Bank - Griffith, IN	03/10/20	1,400,000	06/27/19		30,757		30,757		0.0%
18.64	JPMCB	First Midwest Bank - Frankfort, IL	03/10/20	1,200,000	07/02/19		26,378		26,378		0.0%
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL	03/10/20	1,150,000	06/25/19		25,270		25,270		0.0%
18.66	JPMCB	First Midwest Bank - Park Forest, IL	03/10/20	880,000	07/02/19		19,243		19,243		0.0%
19	JPMCB	Drayton Tower	11/21/19	32,700,000	11/27/19	72.5%	23,700,000	239,394	23,700,000	239,394	2.5%	No	No	4.10000	0.01503	4.08497	Actual/360	114,518.01	1,374,216.12	02/07/20	04/01/20
20	CREFI	Michigan Multifamily Portfolio	01/08/20	33,525,000	01/03/20	65.6%	22,000,000	35,714	22,000,000	35,714	2.3%	No	No	3.85000	0.01503	3.83497	Actual/360	103,137.81	1,237,653.72	02/14/20	04/06/20
20.01	CREFI	Gale Gardens	01/08/20	14,575,000	01/03/20		9,425,000		9,425,000		1.0%
20.02	CREFI	Midtown Square	01/08/20	6,325,000	01/03/20		4,250,000		4,250,000		0.5%
20.03	CREFI	Carriage House	01/08/20	5,325,000	01/03/20		3,575,000		3,575,000		0.4%
20.04	CREFI	Morris Square	01/08/20	4,000,000	01/03/20		2,550,000		2,550,000		0.3%
20.05	CREFI	Silverstone	01/08/20	3,300,000	01/03/20		2,200,000		2,200,000		0.2%
21	GACC	Lone Star Court	10/31/19	36,700,000	11/26/19	54.5%	19,999,999	162,602	19,999,999	162,602	2.1%	No	No	3.49000	0.01503	3.47497	Actual/360	58,974.53	707,694.36	02/04/20	03/06/20
22	CREFI	25 Jay Street	11/26/19	27,700,000	09/06/19	66.8%	18,500,000	578,125	18,500,000	578,125	2.0%	No	No	3.95000	0.01503	3.93497	Actual/360	61,741.61	740,899.32	01/29/20	03/06/20
23	CREFI	Katie Reed Building	01/01/20	31,020,000	02/01/20	46.7%	14,500,000	646	14,500,000	646	1.5%	No	No	3.50000	0.01503	3.48497	Actual/360	42,879.05	514,548.60	02/07/20	04/06/20
24	JPMCB	Veranda at Cinco Ranch	10/01/19	22,600,000	12/27/19	54.9%	12,400,000	200	12,400,000	200	1.3%	No	No	3.45000	0.05503	3.39497	Actual/360	36,145.14	433,741.68	02/03/20	04/01/20
25	CREFI	Alabama Hilton Portfolio	11/30/19	43,500,000	12/01/19	66.5%	12,000,000	80,556	11,976,222	80,396	1.3%	No	No	4.30000	0.04168	4.25832	Actual/360	65,344.99	784,139.88	01/24/20	03/06/20
25.01	CREFI	Homewood Suites Mobile East Bay Daphne	11/30/19	15,500,000	12/01/19		4,320,000		4,311,440		0.5%
25.02	CREFI	Hampton Inn Mobile East Bay Daphne	11/30/19	15,000,000	12/01/19		4,080,000		4,071,915		0.4%
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne	11/30/19	13,000,000	12/01/19		3,600,000		3,592,867		0.4%
26	CREFI	3431-3491 Merrick Road	01/01/20	18,900,000	12/18/19	52.9%	10,000,000	236	10,000,000	236	1.1%	No	No	3.76000	0.01503	3.74497	Actual/360	31,768.52	381,222.24	01/22/20	03/06/20
27	CREFI	River Ranch	01/16/20	12,800,000	07/31/19	73.1%	9,360,000	90,000	9,360,000	90,000	1.0%	No	No	4.15000	0.01503	4.13497	Actual/360	45,499.27	545,991.24	10/18/19	12/01/19
28	JPMCB	Holiday Inn Express Trinidad	11/30/19	13,500,000	11/01/19	61.4%	8,300,000	96,512	8,283,942	96,325	0.9%	No	No	4.49400	0.01503	4.47897	Actual/360	46,105.83	553,269.96	01/22/20	03/01/20
29	CREFI	2177 East 21st Street	01/07/20	11,500,000	11/25/19	62.2%	7,150,000	158,889	7,150,000	158,889	0.8%	No	No	3.73000	0.01503	3.71497	Actual/360	22,533.26	270,399.12	01/30/20	03/06/20
30	CREFI	Walgreens Nyack, NY	03/06/20	11,600,000	12/01/19	55.2%	6,400,000	487	6,400,000	487	0.7%	No	No	3.64000	0.01503	3.62497	Actual/360	19,682.96	236,195.52	01/27/20	03/06/20
31	CREFI	8-44 Brighton 11th Street	01/09/20	11,100,000	12/20/19	54.1%	6,000,000	152	6,000,000	152	0.6%	No	No	3.64000	0.01503	3.62497	Actual/360	18,452.78	221,433.36	02/11/20	04/06/20
32	CREFI	725 Southern Boulevard	01/02/20	8,800,000	11/25/19	67.6%	5,950,000	102,586	5,950,000	102,586	0.6%	No	No	3.85000	0.01503	3.83497	Actual/360	19,354.72	232,256.64	01/31/20	03/06/20
33	JPMCB	144 Willow Street	01/01/20	8,300,000	01/10/20	65.0%	5,395,000	539,500	5,395,000	539,500	0.6%	No	No	4.20000	0.01503	4.18497	Actual/360	19,144.76	229,737.12	01/27/20	03/01/20
34	CREFI	The Mark	09/03/19	7,900,000	11/16/19	57.0%	4,500,000	528	4,500,000	528	0.5%	No	No	3.64000	0.10378	3.53622	Actual/360	13,839.58	166,074.96	01/31/20	03/06/20
35	GACC	The Woods	12/02/19	6,500,000	11/06/19	67.5%	4,386,000	76,947	4,386,000	76,947	0.5%	No	No	4.88100	0.01503	4.86597	Actual/360	23,227.05	278,724.60	12/20/19	02/06/20

A-1-4

ANNEX A-1

Loan #	Seller(1)	Property Name	Partial IO Last IO Payment	Partial IO Loan First P&I Payment	Rem. Term	Rem. Amort	I/O Period	Seasoning	Payment Due Date	Grace Period (Late Payment)(12)	Grace Period (Default)(12)	Maturity Date	ARD Loan	Final Maturity Date	Maturity/ARD Balance ($)(6)	Maturity LTV %(5)	Prepayment Provision (Payments)(13)
1	GACC	Murphy Crossing			120	0	120	0	6	0	0	03/06/30	No	03/06/30	85,000,000	64.9%	L(24),Def(91),O(5)
2	GACC/JPMCB	Moffett Towers Buildings A, B & C			119	0	120	1	6	0	0	02/06/30	No	02/06/30	79,450,000	38.7%	L(24),Grtr1%orYM(1),DeforGrtr1%orYM(88),O(7)
2.01	GACC/JPMCB	Moffett Towers Building B													27,343,182
2.02	GACC/JPMCB	Moffett Towers Building C													27,343,182
2.03	GACC/JPMCB	Moffett Towers Building A													24,763,636
3	JPMCB	1633 Broadway			117	0	120	3	6	0	0	12/06/29	No	12/06/29	50,000,000	41.7%	L(27),Def(86),O(7)
4	CREFI	650 Madison Avenue			117	0	120	3	8	3	0	12/08/29	No	12/08/29	50,000,000	48.5%	L(27),Def(86),O(7)
5	GACC	CBM Portfolio			59	0	60	1	6	0	0	02/06/25	No	02/06/25	50,000,000	33.6%	L(25),Def(30),O(5)
5.01	GACC	Courtyard Larkspur Landing Marin County													2,307,018
5.02	GACC	Courtyard San Mateo Foster City													2,263,889
5.03	GACC	Courtyard San Jose Cupertino													2,046,053
5.04	GACC	Courtyard Boulder													1,611,111
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes													1,523,392
5.06	GACC	Courtyard Los Angeles Hacienda Heights													1,480,263
5.07	GACC	Courtyard Seattle South Center													1,458,333
5.08	GACC	Courtyard Nashville Airport													1,197,368
5.09	GACC	Courtyard Palm Springs													1,110,380
5.10	GACC	Courtyard Portland Beaverton													1,067,251
5.11	GACC	Courtyard Atlanta Perimeter Center													1,066,520
5.12	GACC	Courtyard Detroit Livonia													1,044,591
5.13	GACC	Courtyard St. Louis Creve Coeur													1,044,591
5.14	GACC	Courtyard Lincroft Red Bank													1,044,591
5.15	GACC	Courtyard Rye													1,023,392
5.16	GACC	Courtyard Fresno													1,001,462
5.17	GACC	Courtyard Tampa Westshore													1,001,462
5.18	GACC	Courtyard Boston Andover													1,001,462
5.19	GACC	Courtyard Detroit Metro Airport													1,001,462
5.20	GACC	Courtyard Denver Tech Center													957,602
5.21	GACC	Courtyard Charlottesville North													957,602
5.22	GACC	Courtyard St. Petersburg Clearwater													935,673
5.23	GACC	Courtyard Fort Lauderdale Plantation													935,673
5.24	GACC	Courtyard West Palm Beach													935,673
5.25	GACC	Courtyard Chicago Lincolnshire													935,673
5.26	GACC	Courtyard Phoenix Mesa													914,474
5.27	GACC	Courtyard Chicago Waukegan Gurnee													914,474
5.28	GACC	Courtyard Chicago Highland Park													892,544
5.29	GACC	Courtyard Bakersfield													870,614
5.30	GACC	Courtyard Norwalk													870,614
5.31	GACC	Courtyard Kansas City Overland Park Metcalf													848,684
5.32	GACC	Courtyard Silver Spring North													848,684
5.33	GACC	Courtyard Raleigh Cary													827,485
5.34	GACC	Courtyard New Haven Wallingford													805,556
5.35	GACC	Courtyard Chicago Oakbrook Terrace													805,556
5.36	GACC	Courtyard Indianapolis Castleton													805,556
5.37	GACC	Courtyard Annapolis													805,556
5.38	GACC	Courtyard Greenville Haywood Mall													805,556
5.39	GACC	Courtyard Minneapolis St Paul Airport													783,626
5.40	GACC	Courtyard San Antonio Downtown Market Square													761,696
5.41	GACC	Courtyard Denver Stapleton													739,766
5.42	GACC	Courtyard St. Louis Westport Plaza													718,567
5.43	GACC	Courtyard Dallas Plano Parkway													718,567
5.44	GACC	Courtyard Phoenix North Metrocenter													674,708
5.45	GACC	Courtyard Dallas Richardson at Spring Valley													652,778
5.46	GACC	Courtyard Birmingham Homewood													609,649
5.47	GACC	Courtyard Atlanta Airport South													609,649
5.48	GACC	Courtyard Atlanta Gwinnett Mall													609,649
5.49	GACC	Courtyard Poughkeepsie													587,719
5.50	GACC	Courtyard Memphis Airport													565,789
5.51	GACC	Courtyard Charlotte South Park													0
5.52	GACC	Courtyard Philadelphia Devon													0
6	JPMCB	1501 Broadway			118	0	120	2	6	0	0	01/06/30	No	01/06/30	50,000,000	22.2%	L(26),Def(89),O(5)
7	JPMCB	Apollo Education Group HQ Campus			59	0	60	1	5	0	0	02/05/25	No	02/05/25	50,000,000	47.2%	L(25),Def(32),O(3)
8	JPMCB	Bellagio Hotel and Casino			117	0	120	3	5	0	0	12/05/29	No	12/05/29	40,000,000	39.3%	Grtr0.5%orYM(27),DeforGrtr0.5%orYM(86),O(7)
9	JPMCB	3500 Lacey			117	0	120	3	1	0	0	12/01/29	No	12/01/29	35,800,000	66.5%	L(25),Grtr1%orYM(91),O(4)
10	JPMCB	Kings Plaza			118	0	120	2	1	5	0	01/01/30	No	01/01/30	32,000,000	54.1%	L(26),Grtr1%orYM(89),O(5)
11	CREFI	The Westin Book Cadillac	02/01/23	03/01/23	119	360	36	1	1	5	5	02/01/30	No	02/01/30	27,938,454	49.4%	L(25),Def(91),O(4)
12	CREFI	East Village Multifamily Pool 3			120	0	120	0	6	0	0	03/06/30	No	03/06/30	31,750,000	64.0%	L(24),Def(93),O(3)
12.01	CREFI	329-335 East 9th Street													22,150,000
12.02	CREFI	516-518 East 13th Street													9,600,000
13	GACC	Crenshaw Plaza			59	0	60	1	6	0	0	02/06/25	No	02/06/25	31,000,000	60.4%	L(25),Def(30),O(5)
14	GACC	Staples Headquarters			119	0	120	1	6	0	0	02/06/30	No	02/06/30	30,000,000	45.5%	L(25),Def(88),O(7)
15	JPMCB	3000 Post Oak			60	0	60	0	1	0	0	03/01/25	No	03/01/25	30,000,000	55.6%	L(24),Def(30),O(6)
16	GACC	3205 Eastern Market			119	0	120	1	6	0	0	02/06/30	No	02/06/30	25,675,000	64.8%	L(25),Def(91),O(4)
17	CREFI	Mitchellville Plaza	08/06/21	09/06/21	119	300	18	1	6	0	0	02/06/30	No	02/06/30	19,103,570	54.3%	L(25),Def(92),O(3)
18	JPMCB	Stonemont Net Lease Portfolio			58	0	60	2	10	0	0	01/10/25	No	01/10/25	25,000,000	37.2%	L(25),Grtr1%orYM(28),O(7)
18.01	JPMCB	Motorola Solutions													2,377,486
18.02	JPMCB	MetLife - Bridgewater, NJ													2,307,189
18.03	JPMCB	Baxalta													1,658,973
18.04	JPMCB	Amerigroup Corporation													1,472,216
18.05	JPMCB	MetLife - Warwick, RI													1,382,135
18.06	JPMCB	DST Output - El Dorado Hills, CA													1,325,000
18.07	JPMCB	Tate & Lyle													1,234,892
18.08	JPMCB	MetLife - Aurora, IL													1,023,946
18.09	JPMCB	Anthem Blue Cross and Blue Shield													938,270
18.10	JPMCB	DST Output - South Windsor, CT													889,919
18.11	JPMCB	DST Output - Kansas City, MO													830,595
18.12	JPMCB	MetLife - Oriskany, NY													799,811
18.13	JPMCB	MetLife - Dayton, OH													791,027
18.14	JPMCB	Weatherford													747,081
18.15	JPMCB	Anthem													672,378
18.16	JPMCB	AAA Club Alliance													393,324
18.17	JPMCB	MetLife - Convent Station, NJ													386,730
18.18	JPMCB	Eby-Brown - West Mifflin, PA													386,730
18.19	JPMCB	Eby-Brown - Ypsilanti, MI													362,568
18.20	JPMCB	Capital One													336,189
18.21	JPMCB	Eby-Brown - Springfield, OH													329,595
18.22	JPMCB	Anthem Virginia													320,811
18.23	JPMCB	SKF USA													318,622
18.24	JPMCB	United Wisconsin													290,054
18.25	JPMCB	Mylan Technologies													252,676
18.26	JPMCB	First Midwest Bank - Lockport, IL													215,351

A-1-5

ANNEX A-1

Loan #	Seller(1)	Property Name	Partial IO Last IO Payment	Partial IO Loan First P&I Payment	Rem. Term	Rem. Amort	I/O Period	Seasoning	Payment Due Date	Grace Period (Late Payment)(12)	Grace Period (Default)(12)	Maturity Date	ARD Loan	Final Maturity Date	Maturity/ARD Balance ($)(6)	Maturity LTV %(5)	Prepayment Provision (Payments)(13)
18.27	JPMCB	First Midwest Bank - Plainfield, IL													215,351
18.28	JPMCB	First Midwest Bank - Palos Heights, IL													193,378
18.29	JPMCB	First Midwest Bank - Blue Island, IL													160,405
18.30	JPMCB	First Midwest Bank - Highland , IN													158,216
18.31	JPMCB	First Midwest Bank - Morris, IL													140,649
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL													112,514
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL													111,622
18.34	JPMCB	First Midwest Bank - Peotone, IL													105,486
18.35	JPMCB	First Midwest Bank - DeKalb, IL													96,676
18.36	JPMCB	First Midwest Bank - Galesburg, IL													92,270
18.37	JPMCB	First Midwest Bank - Schaumburg, IL													90,108
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL													85,703
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL													80,838
18.40	JPMCB	First Midwest Bank - Crest Hill, IL													74,703
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL													74,270
18.42	JPMCB	First Midwest Bank - Knoxville, IL													72,514
18.43	JPMCB	First Midwest Bank - Lansing, IL													70,297
18.44	JPMCB	First Midwest Bank - Zion, IL													69,216
18.45	JPMCB	First Midwest Bank - Genoa, IL													63,730
18.46	JPMCB	First Midwest Bank - Sycamore, IL													61,541
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL													59,541
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL													59,541
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL													59,324
18.50	JPMCB	First Midwest Bank - Hammond, IN													51,432
18.51	JPMCB	First Midwest Bank - Johnsburg, IL													50,973
18.52	JPMCB	First Midwest Bank - North Chicago, IL													48,784
18.53	JPMCB	First Midwest Bank - Waukegan, IL													48,324
18.54	JPMCB	First Midwest Bank - Dyer, IN													48,108
18.55	JPMCB	First Midwest Bank - Seneca, IL													41,730
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL													40,892
18.57	JPMCB	First Midwest Bank - Crete, IL													40,649
18.58	JPMCB	First Midwest Bank - Champaign, IL													39,541
18.59	JPMCB	First Midwest Bank - East Moline, IL													35,162
18.60	JPMCB	First Midwest Bank - Sandwich, IL													35,162
18.61	JPMCB	First Midwest Bank - Gary, IN													33,405
18.62	JPMCB	First Midwest Bank - Crown Point, IN													32,730
18.63	JPMCB	First Midwest Bank - Griffith, IN													30,757
18.64	JPMCB	First Midwest Bank - Frankfort, IL													26,378
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL													25,270
18.66	JPMCB	First Midwest Bank - Park Forest, IL													19,243
19	JPMCB	Drayton Tower	03/01/25	04/01/25	120	360	60	0	1	0	5 (Once per year)	03/01/30	No	03/01/30	21,545,805	65.9%	L(24),Def(91),O(5)
20	CREFI	Michigan Multifamily Portfolio	03/06/25	04/06/25	120	360	60	0	6	0	0	03/06/30	No	03/06/30	19,914,934	59.4%	L(24),Def(93),O(3)
20.01	CREFI	Gale Gardens													8,531,739
20.02	CREFI	Midtown Square													3,847,203
20.03	CREFI	Carriage House													3,236,177
20.04	CREFI	Morris Square													2,308,322
20.05	CREFI	Silverstone													1,991,493
21	GACC	Lone Star Court			119	0	120	1	6	0	0	02/06/30	No	02/06/30	19,999,999	54.5%	L(24),Grtr1%orYM(91),O(5)
22	CREFI	25 Jay Street			119	0	120	1	6	0	0	02/06/30	No	02/06/30	18,500,000	66.8%	L(25),Grtr1%orYM(92),O(3)
23	CREFI	Katie Reed Building			120	0	120	0	6	0	0	03/06/30	No	03/06/30	14,500,000	46.7%	L(24),Def(92),O(4)
24	JPMCB	Veranda at Cinco Ranch			120	0	120	0	1	0	0	03/01/30	No	03/01/30	12,400,000	54.9%	L(25),Grtr1%orYM(92),O(3)
25	CREFI	Alabama Hilton Portfolio			119	299	0	1	6	0	0	02/06/30	No	02/06/30	8,739,662	48.6%	L(25),Def(90),O(5)
25.01	CREFI	Homewood Suites Mobile East Bay Daphne													3,146,278
25.02	CREFI	Hampton Inn Mobile East Bay Daphne													2,971,485
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne													2,621,899
26	CREFI	3431-3491 Merrick Road			119	0	120	1	6	0	0	02/06/30	No	02/06/30	10,000,000	52.9%	L(25),Grtr1%orYM(91),O(4)
27	CREFI	River Ranch	11/01/20	12/01/20	116	360	12	4	1	5	5	11/01/29	No	11/01/29	7,700,581	60.2%	L(28),Def(90),O(2)
28	JPMCB	Holiday Inn Express Trinidad			59	299	0	1	1	0	0	02/01/25	No	02/01/25	7,320,639	54.2%	L(25),Def(32),O(3)
29	CREFI	2177 East 21st Street			119	0	120	1	6	0	0	02/06/30	No	02/06/30	7,150,000	62.2%	L(25),Def(89),O(6)
30	CREFI	Walgreens Nyack, NY			119	0	120	1	6	0	0	02/06/30	No	02/06/30	6,400,000	55.2%	L(25),Def(91),O(4)
31	CREFI	8-44 Brighton 11th Street			120	0	120	0	6	0	0	03/06/30	No	03/06/30	6,000,000	54.1%	L(24),Def(93),O(3)
32	CREFI	725 Southern Boulevard			119	0	120	1	6	0	0	02/06/30	No	02/06/30	5,950,000	67.6%	L(25),Def(90),O(5)
33	JPMCB	144 Willow Street			119	0	120	1	1	0	0	02/01/30	No	02/01/30	5,395,000	65.0%	L(25),Def(89),O(6)
34	CREFI	The Mark			119	0	120	1	6	0	0	02/06/30	No	02/06/30	4,500,000	57.0%	L(25),Def(91),O(4)
35	GACC	The Woods	01/06/22	02/06/22	118	360	24	2	6	0	0	01/06/30	No	01/06/30	3,783,267	58.2%	L(26),Def(90),O(4)

A-1-6

ANNEX A-1

			HISTORICAL FINANCIALS(14)
Loan #	Seller(1)	Property Name	2016 Revenues ($)	2016 Total Expenses ($)	2016 NOI ($)	2017 Revenues ($)	2017 Total Expenses ($)	2017 NOI ($)	2018 Revenues ($)	2018 Total Expenses ($)	2018 NOI ($)	Most Recent Revenues ($)	Most Recent Total Expenses ($)	Most Recent NOI ($)(15)	As of	UW Economic Occupancy %
1	GACC	Murphy Crossing				8,002,666	2,986,792	5,015,875	11,048,414	3,262,807	7,785,606	12,194,063	3,328,137	8,865,926	12/31/19	95.0%
2	GACC/JPMCB	Moffett Towers Buildings A, B & C				43,554,008	12,008,858	31,545,149	49,341,867	11,771,512	37,570,355	50,292,627	12,255,535	38,037,092	12/31/19	97.0%
2.01	GACC/JPMCB	Moffett Towers Building B
2.02	GACC/JPMCB	Moffett Towers Building C
2.03	GACC/JPMCB	Moffett Towers Building A
3	JPMCB	1633 Broadway	155,689,790	61,868,404	93,821,386	159,464,803	65,274,796	94,190,007	179,219,236	70,120,786	109,098,450	182,760,348	71,951,033	110,809,315	09/30/19	95.9%
4	CREFI	650 Madison Avenue	67,178,535	24,477,341	42,701,194	72,488,704	25,947,358	46,541,346	75,039,495	26,481,999	48,557,496	78,288,218	27,326,681	50,961,537	09/30/19	96.3%
5	GACC	CBM Portfolio	292,248,611	195,602,748	105,304,339	294,612,633	199,122,698	104,232,137	292,674,812	202,436,625	98,263,146	287,996,255	202,494,465	93,889,176	09/30/19	71.9%
5.01	GACC	Courtyard Larkspur Landing Marin County	10,268,419	5,966,469	5,077,012	10,091,792	5,991,943	4,857,758	10,491,552	6,245,669	5,029,883	10,606,885	6,313,605	5,093,110	09/30/19	81.8%
5.02	GACC	Courtyard San Mateo Foster City	8,803,554	4,793,710	4,583,866	9,656,300	5,178,155	5,107,879	9,461,101	5,166,153	4,904,046	10,075,100	5,507,288	5,227,381	09/30/19	76.5%
5.03	GACC	Courtyard San Jose Cupertino	8,979,249	4,989,218	3,990,032	9,702,297	5,334,849	4,367,448	9,989,474	5,381,083	4,608,391	8,622,681	5,158,738	3,463,942	09/30/19	78.3%
5.04	GACC	Courtyard Boulder	7,593,984	4,144,790	3,831,763	7,853,757	4,312,536	3,936,309	6,843,907	4,228,751	2,962,578	6,412,709	4,098,743	2,638,153	09/30/19	66.7%
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes	7,258,211	4,722,919	3,081,569	7,052,820	4,663,128	2,918,887	6,986,972	4,654,214	2,856,049	7,071,345	4,762,563	2,835,580	09/30/19	85.8%
5.06	GACC	Courtyard Los Angeles Hacienda Heights	6,603,960	4,099,244	3,033,639	6,791,284	4,329,518	2,999,750	6,561,360	4,330,417	2,759,927	6,447,505	4,432,551	2,534,642	09/30/19	79.5%
5.07	GACC	Courtyard Seattle South Center	7,058,766	4,485,291	2,962,251	7,454,830	4,776,050	3,087,764	7,442,743	4,770,052	3,084,600	7,211,855	4,637,132	2,971,846	09/30/19	78.7%
5.08	GACC	Courtyard Nashville Airport	7,250,900	4,245,151	3,403,522	7,383,071	4,394,670	3,398,891	6,983,787	4,361,615	3,011,308	6,462,709	4,250,414	2,575,389	09/30/19	78.3%
5.09	GACC	Courtyard Palm Springs	5,641,674	3,667,567	2,258,924	5,705,435	3,705,865	2,285,235	6,037,803	3,925,102	2,412,674	6,444,877	4,130,091	2,631,625	09/30/19	74.3%
5.10	GACC	Courtyard Portland Beaverton	5,849,694	3,544,472	2,542,033	5,453,564	3,578,643	2,093,736	5,614,529	3,765,330	2,074,847	5,440,429	3,738,704	1,919,227	09/30/19	67.7%
5.11	GACC	Courtyard Atlanta Perimeter Center	5,794,083	3,854,387	2,346,808	5,923,596	3,999,451	2,332,719	6,152,077	4,129,728	2,456,630	6,026,177	4,076,435	2,375,634	09/30/19	73.3%
5.12	GACC	Courtyard Detroit Livonia	5,190,544	3,313,041	2,087,145	5,368,248	3,392,488	2,192,021	5,127,925	3,304,558	2,027,149	4,905,287	3,206,698	1,899,973	09/30/19	68.8%
5.13	GACC	Courtyard St. Louis Creve Coeur	5,659,841	3,724,646	2,217,850	5,805,682	3,823,491	2,271,930	5,688,134	3,788,080	2,185,708	5,485,918	3,754,890	2,007,206	09/30/19	67.3%
5.14	GACC	Courtyard Lincroft Red Bank	6,053,143	4,316,896	2,007,180	6,252,100	4,380,137	2,152,272	6,622,936	4,609,903	2,309,882	6,605,189	4,550,311	2,354,628	09/30/19	79.1%
5.15	GACC	Courtyard Rye	6,024,374	4,393,363	1,937,490	6,333,084	4,592,148	2,062,209	6,935,823	4,992,971	2,284,252	6,784,031	5,039,573	2,085,216	09/30/19	72.5%
5.16	GACC	Courtyard Fresno	6,360,582	4,058,547	2,302,035	6,522,719	4,183,930	2,338,789	6,753,898	4,293,597	2,460,300	6,896,173	4,365,589	2,530,584	09/30/19	76.9%
5.17	GACC	Courtyard Tampa Westshore	6,032,199	4,170,163	1,862,037	5,825,409	4,067,843	1,757,566	5,660,244	4,149,830	1,510,415	5,671,150	4,641,944	1,029,206	09/30/19	82.5%
5.18	GACC	Courtyard Boston Andover	5,707,639	3,932,423	2,025,971	5,700,239	3,983,932	1,973,132	6,289,392	4,304,762	2,241,455	6,344,692	4,351,043	2,250,473	09/30/19	68.5%
5.19	GACC	Courtyard Detroit Metro Airport	5,202,152	3,387,254	2,022,710	5,332,423	3,564,522	1,980,588	5,187,006	3,560,128	1,835,780	4,815,378	3,446,541	1,570,859	09/30/19	79.7%
5.20	GACC	Courtyard Denver Tech Center	5,591,824	3,587,659	2,314,272	5,212,026	3,496,715	2,001,484	4,998,821	3,509,839	1,764,900	4,934,676	3,540,939	1,666,630	09/30/19	59.3%
5.21	GACC	Courtyard Charlottesville North	5,042,803	3,277,451	1,968,751	4,666,005	3,151,367	1,702,101	4,280,427	3,039,169	1,412,854	4,195,427	3,045,137	1,318,621	09/30/19	62.8%
5.22	GACC	Courtyard St. Petersburg Clearwater	5,173,225	3,756,947	1,626,090	5,357,603	3,878,578	1,693,355	5,078,127	3,799,980	1,483,264	5,105,160	3,909,777	1,401,653	09/30/19	72.8%
5.23	GACC	Courtyard Fort Lauderdale Plantation	5,838,627	4,040,172	2,091,628	6,398,347	4,383,792	2,332,785	6,175,948	4,233,721	2,255,730	5,955,730	4,088,632	2,165,038	09/30/19	77.8%
5.24	GACC	Courtyard West Palm Beach	5,100,756	3,933,116	1,398,724	5,527,846	4,089,684	1,685,663	5,502,716	4,279,161	1,471,024	5,713,823	4,282,972	1,688,397	09/30/19	79.7%
5.25	GACC	Courtyard Chicago Lincolnshire	4,762,067	3,045,515	1,716,552	4,815,544	3,072,513	1,743,031	4,704,952	3,020,105	1,684,847	4,716,987	3,013,280	1,703,707	09/30/19	57.4%
5.26	GACC	Courtyard Phoenix Mesa	4,145,733	3,168,047	1,298,187	4,343,136	3,253,656	1,417,740	4,557,930	3,352,128	1,534,062	4,534,815	3,327,919	1,535,157	09/30/19	80.9%
5.27	GACC	Courtyard Chicago Waukegan Gurnee	5,256,918	3,548,691	1,921,067	5,206,675	3,575,794	1,839,299	5,352,811	3,614,326	1,952,063	4,861,709	3,395,577	1,661,042	09/30/19	63.6%
5.28	GACC	Courtyard Chicago Highland Park	4,156,606	2,973,130	1,417,611	4,195,286	3,062,617	1,380,990	4,354,348	3,131,794	1,470,875	4,438,745	3,146,281	1,540,785	09/30/19	57.0%
5.29	GACC	Courtyard Bakersfield	4,343,128	3,132,921	1,431,585	4,381,346	3,259,913	1,339,214	4,702,211	3,480,948	1,452,634	4,996,564	3,596,480	1,647,980	09/30/19	77.4%
5.30	GACC	Courtyard Norwalk	6,491,908	4,401,632	2,090,276	6,374,421	4,334,722	2,039,699	6,600,393	4,462,373	2,138,020	6,672,068	4,713,345	1,958,723	09/30/19	75.5%
5.31	GACC	Courtyard Kansas City Overland Park Metcalf	4,786,429	3,441,469	1,610,072	4,767,223	3,470,090	1,558,827	4,384,463	3,393,599	1,239,198	4,379,951	3,375,697	1,259,240	09/30/19	61.5%
5.32	GACC	Courtyard Silver Spring North	5,140,162	3,833,051	1,600,662	4,341,311	3,537,860	1,073,234	4,268,071	3,562,495	986,202	4,364,151	3,624,212	1,020,565	09/30/19	64.6%
5.33	GACC	Courtyard Raleigh Cary	4,733,012	3,211,110	1,722,837	4,695,844	3,225,409	1,676,235	4,992,003	3,386,747	1,811,057	4,564,350	3,249,744	1,520,407	09/30/19	66.9%
5.34	GACC	Courtyard New Haven Wallingford	4,546,643	3,300,590	1,429,542	4,498,920	3,337,086	1,345,116	4,719,207	3,520,829	1,392,293	4,767,955	3,669,714	1,293,627	09/30/19	66.0%
5.35	GACC	Courtyard Chicago Oakbrook Terrace	4,941,873	3,286,677	1,655,195	4,976,115	3,297,683	1,678,432	4,740,225	3,200,299	1,539,926	4,482,365	3,062,179	1,420,187	09/30/19	69.5%
5.36	GACC	Courtyard Indianapolis Castleton	4,355,671	3,049,086	1,486,179	4,726,686	3,176,845	1,740,780	4,234,827	3,208,120	1,199,093	4,164,482	3,185,562	1,161,619	09/30/19	67.2%
5.37	GACC	Courtyard Annapolis	4,467,431	3,400,827	1,295,878	4,422,336	3,388,454	1,263,255	4,349,729	3,450,511	1,134,888	4,237,402	3,332,779	1,140,393	09/30/19	63.8%
5.38	GACC	Courtyard Greenville Haywood Mall	4,759,032	2,960,547	1,990,246	4,974,024	3,004,023	2,166,822	4,724,139	2,958,666	1,956,549	4,125,393	2,713,319	1,584,482	09/30/19	70.9%
5.39	GACC	Courtyard Minneapolis St Paul Airport	5,348,695	3,784,395	1,779,527	4,996,873	3,745,539	1,451,147	5,341,247	3,893,080	1,663,244	4,963,488	3,760,928	1,401,839	09/30/19	73.7%
5.40	GACC	Courtyard San Antonio Downtown Market Square	4,668,112	4,015,798	1,152,547	4,662,301	4,103,520	1,059,014	4,794,979	4,202,544	1,092,669	4,913,335	4,278,747	1,152,664	09/30/19	75.6%
5.41	GACC	Courtyard Denver Stapleton	4,718,641	3,020,739	1,697,902	5,073,845	3,275,120	1,798,725	4,711,336	3,635,158	1,076,178	4,849,386	3,549,934	1,299,451	09/30/19	67.7%
5.42	GACC	Courtyard St. Louis Westport Plaza	4,816,324	3,400,349	1,663,408	5,010,264	3,535,324	1,731,713	4,600,520	3,426,327	1,424,267	4,764,492	3,533,102	1,484,814	09/30/19	68.7%
5.43	GACC	Courtyard Dallas Plano Parkway	4,975,433	3,250,625	1,724,808	4,649,022	3,203,393	1,445,629	4,283,756	3,251,598	1,032,159	3,996,665	3,191,673	804,991	09/30/19	60.0%
5.44	GACC	Courtyard Phoenix North Metrocenter	3,657,649	2,921,830	1,121,202	3,877,937	3,214,736	1,048,584	3,839,595	3,313,379	911,600	4,030,402	3,381,870	1,047,662	09/30/19	62.0%
5.45	GACC	Courtyard Dallas Richardson at Spring Valley	4,321,518	3,516,392	1,068,851	3,859,950	3,407,683	684,136	4,030,838	3,437,310	834,262	3,986,663	3,466,068	757,730	09/30/19	72.2%
5.46	GACC	Courtyard Birmingham Homewood	4,859,855	3,158,628	1,701,227	4,645,835	3,166,295	1,479,540	4,798,791	3,373,452	1,425,339	5,120,653	3,485,924	1,634,729	09/30/19	75.3%
5.47	GACC	Courtyard Atlanta Airport South	4,998,105	3,436,333	1,561,772	5,257,593	3,600,356	1,657,238	5,265,523	3,798,611	1,466,912	5,152,440	3,919,229	1,233,211	09/30/19	78.5%
5.48	GACC	Courtyard Atlanta Gwinnett Mall	4,168,823	3,305,936	1,140,605	4,542,068	3,492,572	1,337,442	4,452,227	3,452,348	1,290,546	4,405,150	3,326,181	1,367,123	09/30/19	77.9%
5.49	GACC	Courtyard Poughkeepsie	6,043,041	4,719,548	1,323,492	5,460,425	4,310,693	1,149,733	5,598,740	4,511,067	1,087,673	5,958,121	4,634,314	1,323,807	09/30/19	80.1%
5.50	GACC	Courtyard Memphis Airport	5,497,898	4,154,272	1,561,233	5,717,147	4,256,045	1,688,367	5,352,348	4,165,428	1,404,337	5,085,777	4,066,267	1,222,880	09/30/19	76.8%
5.51	GACC	Courtyard Charlotte South Park	6,352,848	3,639,252	2,713,596	6,160,259	3,484,174	2,676,085	5,602,943	3,346,825	2,256,118	5,162,944	3,199,391	1,963,553	09/30/19	71.9%
5.52	GACC	Courtyard Philadelphia Devon	6,854,856	4,120,461	2,734,396	6,609,772	4,077,150	2,532,621	6,449,958	4,062,744	2,387,214	6,064,896	3,964,438	2,100,458	09/30/19	69.2%
6	JPMCB	1501 Broadway	38,584,990	19,391,068	19,193,922	40,459,655	20,217,261	20,242,394	44,459,219	20,188,804	24,270,415	45,988,841	21,992,510	23,996,331	09/30/19	81.6%
7	JPMCB	Apollo Education Group HQ Campus														95.0%
8	JPMCB	Bellagio Hotel and Casino	1,364,138,212	883,316,117	480,822,095	1,365,570,769	859,834,535	505,736,234	1,367,835,267	877,969,225	489,866,042	1,349,062,464	874,997,149	474,065,315	09/30/19	94.8%
9	JPMCB	3500 Lacey	14,141,321	6,178,739	7,962,582	16,116,813	6,392,605	9,724,208	16,731,767	6,798,949	9,932,818	16,670,953	6,832,200	9,838,753	08/31/19	92.5%
10	JPMCB	Kings Plaza	71,759,240	29,160,529	42,598,711	64,923,243	25,486,495	39,436,748	69,684,148	27,595,961	42,088,187	76,315,642	28,858,298	47,457,344	09/30/19	95.0%
11	CREFI	The Westin Book Cadillac				39,463,892	28,351,309	11,112,583	39,440,190	28,808,906	10,631,284	38,738,364	28,889,943	9,848,421	12/31/19	77.6%
12	CREFI	East Village Multifamily Pool 3				2,672,101	578,262	2,093,840	2,783,654	607,135	2,176,519	2,727,067	642,811	2,084,256	11/30/19	94.2%
12.01	CREFI	329-335 East 9th Street				1,789,347	371,392	1,417,956	1,920,719	386,229	1,534,490	1,851,442	414,798	1,436,644	11/30/19	94.2%
12.02	CREFI	516-518 East 13th Street				882,754	206,870	675,884	862,935	220,906	642,029	875,625	228,013	647,612	11/30/19	94.3%
13	GACC	Crenshaw Plaza														95.1%
14	GACC	Staples Headquarters														92.5%
15	JPMCB	3000 Post Oak	15,162,794	5,908,718	9,254,076	15,113,551	5,501,762	9,611,788	14,934,019	5,158,463	9,775,556	15,166,830	5,236,600	9,930,230	09/30/19	95.0%
16	GACC	3205 Eastern Market	3,689,379	1,697,495	1,991,884	3,869,794	1,753,401	2,116,393	4,061,989	1,871,274	2,190,715	4,143,962	1,880,617	2,263,345	11/30/19	93.8%
17	CREFI	Mitchellville Plaza	3,961,055	1,309,807	2,651,248	4,289,351	1,269,295	3,020,055	4,362,404	1,292,220	3,070,184	4,409,070	1,343,214	3,065,856	09/30/19	82.2%
18	JPMCB	Stonemont Net Lease Portfolio										74,194,214	0	74,194,214	T-1 2/29/2020 Annualized	97.5%
18.01	JPMCB	Motorola Solutions										6,763,926	0	6,763,926	T-1 2/29/2020 Annualized	97.5%
18.02	JPMCB	MetLife - Bridgewater, NJ										6,360,564	0	6,360,564	T-1 2/29/2020 Annualized	97.5%
18.03	JPMCB	Baxalta										4,925,815	0	4,925,815	T-1 2/29/2020 Annualized	97.5%
18.04	JPMCB	Amerigroup Corporation										4,334,597	0	4,334,597	T-1 2/29/2020 Annualized	97.5%
18.05	JPMCB	MetLife - Warwick, RI										3,807,813	0	3,807,813	T-1 2/29/2020 Annualized	97.5%
18.06	JPMCB	DST Output - El Dorado Hills, CA										3,540,803	0	3,540,803	T-1 2/29/2020 Annualized	97.5%
18.07	JPMCB	Tate & Lyle										4,335,725	0	4,335,725	T-1 2/29/2020 Annualized	97.5%
18.08	JPMCB	MetLife - Aurora, IL										2,897,841	0	2,897,841	T-1 2/29/2020 Annualized	97.5%
18.09	JPMCB	Anthem Blue Cross and Blue Shield										3,093,750	0	3,093,750	T-1 2/29/2020 Annualized	97.5%
18.10	JPMCB	DST Output - South Windsor, CT										2,474,741	0	2,474,741	T-1 2/29/2020 Annualized	97.5%
18.11	JPMCB	DST Output - Kansas City, MO										2,406,140	0	2,406,140	T-1 2/29/2020 Annualized	97.5%
18.12	JPMCB	MetLife - Oriskany, NY										2,298,285	0	2,298,285	T-1 2/29/2020 Annualized	97.5%
18.13	JPMCB	MetLife - Dayton, OH										2,370,732	0	2,370,732	T-1 2/29/2020 Annualized	97.5%
18.14	JPMCB	Weatherford										3,519,392	0	3,519,392	T-1 2/29/2020 Annualized	97.5%
18.15	JPMCB	Anthem										1,837,660	0	1,837,660	T-1 2/29/2020 Annualized	97.5%
18.16	JPMCB	AAA Club Alliance										1,195,357	0	1,195,357	T-1 2/29/2020 Annualized	97.5%
18.17	JPMCB	MetLife - Convent Station, NJ										1,157,966	0	1,157,966	T-1 2/29/2020 Annualized	97.5%
18.18	JPMCB	Eby-Brown - West Mifflin, PA										1,139,608	0	1,139,608	T-1 2/29/2020 Annualized	97.5%
18.19	JPMCB	Eby-Brown - Ypsilanti, MI										1,068,019	0	1,068,019	T-1 2/29/2020 Annualized	97.5%
18.20	JPMCB	Capital One										968,818	0	968,818	T-1 2/29/2020 Annualized	97.5%
18.21	JPMCB	Eby-Brown - Springfield, OH										974,034	0	974,034	T-1 2/29/2020 Annualized	97.5%
18.22	JPMCB	Anthem Virginia										874,500	0	874,500	T-1 2/29/2020 Annualized	97.5%
18.23	JPMCB	SKF USA										1,331,568	0	1,331,568	T-1 2/29/2020 Annualized	97.5%
18.24	JPMCB	United Wisconsin										1,011,053	0	1,011,053	T-1 2/29/2020 Annualized	97.5%
18.25	JPMCB	Mylan Technologies										756,702	0	756,702	T-1 2/29/2020 Annualized	97.5%
18.26	JPMCB	First Midwest Bank - Lockport, IL										599,102	0	599,102	T-1 2/29/2020 Annualized	97.5%
A-1-7

ANNEX A-1

			HISTORICAL FINANCIALS(14)
Loan #	Seller(1)	Property Name	2016 Revenues ($)	2016 Total Expenses ($)	2016 NOI ($)	2017 Revenues ($)	2017 Total Expenses ($)	2017 NOI ($)	2018 Revenues ($)	2018 Total Expenses ($)	2018 NOI ($)	Most Recent Revenues ($)	Most Recent Total Expenses ($)	Most Recent NOI ($)(15)	As of	UW Economic Occupancy %
18.27	JPMCB	First Midwest Bank - Plainfield, IL										570,531	0	570,531	T-1 2/29/2020 Annualized	97.5%
18.28	JPMCB	First Midwest Bank - Palos Heights, IL										516,744	0	516,744	T-1 2/29/2020 Annualized	97.5%
18.29	JPMCB	First Midwest Bank - Blue Island, IL										429,387	0	429,387	T-1 2/29/2020 Annualized	97.5%
18.30	JPMCB	First Midwest Bank - Highland , IN										419,315	0	419,315	T-1 2/29/2020 Annualized	97.5%
18.31	JPMCB	First Midwest Bank - Morris, IL										373,399	0	373,399	T-1 2/29/2020 Annualized	97.5%
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL										299,687	0	299,687	T-1 2/29/2020 Annualized	97.5%
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL										297,543	0	297,543	T-1 2/29/2020 Annualized	97.5%
18.34	JPMCB	First Midwest Bank - Peotone, IL										360,257	0	360,257	T-1 2/29/2020 Annualized	97.5%
18.35	JPMCB	First Midwest Bank - DeKalb, IL										258,862	0	258,862	T-1 2/29/2020 Annualized	97.5%
18.36	JPMCB	First Midwest Bank - Galesburg, IL										282,617	0	282,617	T-1 2/29/2020 Annualized	97.5%
18.37	JPMCB	First Midwest Bank - Schaumburg, IL										240,370	0	240,370	T-1 2/29/2020 Annualized	97.5%
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL										230,691	0	230,691	T-1 2/29/2020 Annualized	97.5%
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL										253,459	0	253,459	T-1 2/29/2020 Annualized	97.5%
18.40	JPMCB	First Midwest Bank - Crest Hill, IL										257,234	0	257,234	T-1 2/29/2020 Annualized	97.5%
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL										197,608	0	197,608	T-1 2/29/2020 Annualized	97.5%
18.42	JPMCB	First Midwest Bank - Knoxville, IL										190,041	0	190,041	T-1 2/29/2020 Annualized	97.5%
18.43	JPMCB	First Midwest Bank - Lansing, IL										187,326	0	187,326	T-1 2/29/2020 Annualized	97.5%
18.44	JPMCB	First Midwest Bank - Zion, IL										192,668	0	192,668	T-1 2/29/2020 Annualized	97.5%
18.45	JPMCB	First Midwest Bank - Genoa, IL										167,073	0	167,073	T-1 2/29/2020 Annualized	97.5%
18.46	JPMCB	First Midwest Bank - Sycamore, IL										163,962	0	163,962	T-1 2/29/2020 Annualized	97.5%
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL										165,303	0	165,303	T-1 2/29/2020 Annualized	97.5%
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL										133,758	0	133,758	T-1 2/29/2020 Annualized	97.5%
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL										178,179	0	178,179	T-1 2/29/2020 Annualized	97.5%
18.50	JPMCB	First Midwest Bank - Hammond, IN										143,139	0	143,139	T-1 2/29/2020 Annualized	97.5%
18.51	JPMCB	First Midwest Bank - Johnsburg, IL										135,608	0	135,608	T-1 2/29/2020 Annualized	97.5%
18.52	JPMCB	First Midwest Bank - North Chicago, IL										129,994	0	129,994	T-1 2/29/2020 Annualized	97.5%
18.53	JPMCB	First Midwest Bank - Waukegan, IL										145,249	0	145,249	T-1 2/29/2020 Annualized	97.5%
18.54	JPMCB	First Midwest Bank - Dyer, IN										128,188	0	128,188	T-1 2/29/2020 Annualized	97.5%
18.55	JPMCB	First Midwest Bank - Seneca, IL										111,024	0	111,024	T-1 2/29/2020 Annualized	97.5%
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL										108,686	0	108,686	T-1 2/29/2020 Annualized	97.5%
18.57	JPMCB	First Midwest Bank - Crete, IL										108,145	0	108,145	T-1 2/29/2020 Annualized	97.5%
18.58	JPMCB	First Midwest Bank - Champaign, IL										105,300	0	105,300	T-1 2/29/2020 Annualized	97.5%
18.59	JPMCB	First Midwest Bank - East Moline, IL										108,493	0	108,493	T-1 2/29/2020 Annualized	97.5%
18.60	JPMCB	First Midwest Bank - Sandwich, IL										92,856	0	92,856	T-1 2/29/2020 Annualized	97.5%
18.61	JPMCB	First Midwest Bank - Gary, IN										96,403	0	96,403	T-1 2/29/2020 Annualized	97.5%
18.62	JPMCB	First Midwest Bank - Crown Point, IN										87,194	0	87,194	T-1 2/29/2020 Annualized	97.5%
18.63	JPMCB	First Midwest Bank - Griffith, IN										82,110	0	82,110	T-1 2/29/2020 Annualized	97.5%
18.64	JPMCB	First Midwest Bank - Frankfort, IL										71,844	0	71,844	T-1 2/29/2020 Annualized	97.5%
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL										70,341	0	70,341	T-1 2/29/2020 Annualized	97.5%
18.66	JPMCB	First Midwest Bank - Park Forest, IL										59,113	0	59,113	T-1 2/29/2020 Annualized	97.5%
19	JPMCB	Drayton Tower	2,518,030	893,067	1,624,963	2,452,480	912,579	1,539,901	2,665,576	990,420	1,675,156	2,819,726	1,022,844	1,796,882	12/31/19	94.9%
20	CREFI	Michigan Multifamily Portfolio				4,762,558	2,712,626	2,049,932	4,836,190	2,784,233	2,051,958	5,244,592	3,039,554	2,205,038	12/31/19	90.4%
20.01	CREFI	Gale Gardens				1,819,721	1,009,431	810,290	1,904,586	1,035,904	868,682	2,021,283	1,119,540	901,744	12/31/19	88.6%
20.02	CREFI	Midtown Square				937,959	535,503	402,456	984,739	557,301	427,438	1,012,660	551,711	460,949	12/31/19	94.3%
20.03	CREFI	Carriage House				852,974	487,979	364,995	830,681	489,364	341,317	937,039	547,762	389,277	12/31/19	90.1%
20.04	CREFI	Morris Square				709,690	473,879	235,811	666,907	440,919	225,988	778,695	528,842	249,853	12/31/19	89.4%
20.05	CREFI	Silverstone				442,215	205,833	236,382	449,278	260,745	188,533	494,915	291,700	203,216	12/31/19	92.0%
21	GACC	Lone Star Court	6,834,167	4,414,171	2,419,995	6,683,497	4,384,718	2,298,779	6,655,391	4,183,315	2,472,075	7,135,951	4,279,747	2,856,203	10/31/19	75.6%
22	CREFI	25 Jay Street	1,587,651	414,223	1,173,428	1,649,981	458,510	1,191,471	1,672,878	523,797	1,149,081	1,831,107	560,855	1,270,252	09/30/19	96.1%
23	CREFI	Katie Reed Building							1,198,370	458,111	740,259	827,680	446,411	381,269	12/31/19	95.0%
24	JPMCB	Veranda at Cinco Ranch				1,685,892	427,376	1,258,516	1,935,683	505,255	1,430,428	1,903,866	504,896	1,398,970	12/31/19	95.0%
25	CREFI	Alabama Hilton Portfolio				10,342,543	7,243,353	3,099,190	10,690,071	7,074,642	3,615,430	10,680,356	7,128,859	3,551,497	11/30/19	69.9%
25.01	CREFI	Homewood Suites Mobile East Bay Daphne				3,297,890	2,225,524	1,072,366	3,329,328	2,084,202	1,245,126	3,361,972	2,060,682	1,301,290	11/30/19	73.9%
25.02	CREFI	Hampton Inn Mobile East Bay Daphne				3,635,362	2,513,068	1,122,294	3,840,952	2,527,338	1,313,614	3,691,543	2,501,864	1,189,679	11/30/19	68.5%
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne				3,409,291	2,504,761	904,530	3,519,791	2,463,102	1,056,689	3,626,841	2,566,313	1,060,528	11/30/19	68.0%
26	CREFI	3431-3491 Merrick Road				1,405,487	486,824	918,663	1,440,776	509,216	931,560	1,480,450	500,100	980,351	12/31/19	89.1%
27	CREFI	River Ranch							1,076,132	386,553	689,579	1,164,444	435,600	728,844	09/30/19	94.9%
28	JPMCB	Holiday Inn Express Trinidad	3,483,724	2,363,608	1,120,116	3,615,416	2,571,460	1,043,956	3,896,506	2,782,166	1,114,340	3,990,876	2,739,261	1,251,614	11/30/19	76.5%
29	CREFI	2177 East 21st Street				861,313	289,277	572,036	797,953	316,856	481,097	950,953	354,799	596,154	12/31/19	97.0%
30	CREFI	Walgreens Nyack, NY	670,000	0	670,000	670,000	0	670,000	670,000	0	670,000	670,000	0	670,000	10/31/19	97.0%
31	CREFI	8-44 Brighton 11th Street	750,291	113,112	637,179	795,291	149,623	645,668	793,217	192,313	600,905	864,170	229,770	634,400	12/31/19	95.0%
32	CREFI	725 Southern Boulevard							707,237	322,067	385,170	780,670	347,498	433,173	12/31/19	96.9%
33	JPMCB	144 Willow Street														98.0%
34	CREFI	The Mark	390,561	72,511	318,051	455,403	82,559	372,844	379,773	83,145	296,627	476,279	85,785	390,493	11/30/19	86.8%
35	GACC	The Woods				374,253	303,988	70,266	580,796	260,926	319,870	623,503	272,890	350,613	10/31/19	94.4%

A-1-8

ANNEX A-1

Loan #	Seller(1)	Property Name	UW Revenues ($)(4)	UW Total Expenses ($)	UW NOI ($)(4)(15)(16)	UW Capital Items ($)	UW NCF ($)(4)(16)	UW NOI DSCR(17)	UW NCF DSCR(17)	UW NOI Debt Yield %	UW NCF Debt Yield %	Title Type(18)	Ground Lease Expiration	Ground Lease Extension Terms	Franchise Expiration Date(19)
1	GACC	Murphy Crossing	12,815,715	3,680,819	9,134,896	708,956	8,425,940	2.96	2.73	10.7%	9.9%	Fee
2	GACC/JPMCB	Moffett Towers Buildings A, B & C	69,255,640	11,194,319	58,061,321	1,211,290	56,850,031	3.70	3.63	13.1%	12.8%	Fee
2.01	GACC/JPMCB	Moffett Towers Building B										Fee
2.02	GACC/JPMCB	Moffett Towers Building C										Fee
2.03	GACC/JPMCB	Moffett Towers Building A										Fee
3	JPMCB	1633 Broadway	190,585,947	71,435,784	119,150,163	2,472,436	116,677,727	3.93	3.84	11.9%	11.7%	Fee
4	CREFI	650 Madison Avenue	87,327,989	28,901,495	58,426,495	1,650,104	56,776,391	2.82	2.74	10.0%	9.7%	Fee
5	GACC	CBM Portfolio	291,830,198	202,807,009	99,424,570	14,591,510	84,833,060	6.97	5.94	25.0%	21.3%	Various	Various	Various
5.01	GACC	Courtyard Larkspur Landing Marin County	10,606,885	6,313,605	5,093,110	530,344	4,562,766					Fee/Leasehold	12/31/2068	None	12/31/2025
5.02	GACC	Courtyard San Mateo Foster City	10,075,100	5,507,288	5,227,381	503,755	4,723,626					Fee/Leasehold	12/31/2068	None	12/31/2025
5.03	GACC	Courtyard San Jose Cupertino	9,929,264	5,237,133	4,692,130	496,463	4,195,667					Leasehold	12/31/2033	Three, 10-year options	12/31/2025
5.04	GACC	Courtyard Boulder	6,412,709	4,098,743	2,638,153	320,635	2,317,517					Fee/Leasehold	12/31/2068	None	12/31/2025
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes	7,071,345	4,762,563	2,835,580	353,567	2,482,013					Fee/Leasehold	12/31/2068	None	12/31/2025
5.06	GACC	Courtyard Los Angeles Hacienda Heights	6,447,505	4,432,551	2,534,642	322,375	2,212,267					Fee/Leasehold	12/31/2068	None	12/31/2025
5.07	GACC	Courtyard Seattle South Center	7,211,855	4,637,132	2,971,846	360,593	2,611,254					Fee/Leasehold	12/31/2068	None	12/31/2025
5.08	GACC	Courtyard Nashville Airport	6,995,720	4,282,394	3,076,419	349,786	2,726,633					Fee/Leasehold	12/31/2068	None	12/31/2025
5.09	GACC	Courtyard Palm Springs	6,444,877	4,130,091	2,631,625	322,244	2,309,381					Fee/Leasehold	12/31/2068	None	12/31/2025
5.10	GACC	Courtyard Portland Beaverton	5,440,429	3,738,704	1,919,227	272,021	1,647,205					Fee/Leasehold	12/31/2068	None	12/31/2025
5.11	GACC	Courtyard Atlanta Perimeter Center	6,151,593	4,083,960	2,493,524	307,580	2,185,945					Leasehold	12/31/2068	None	12/31/2025
5.12	GACC	Courtyard Detroit Livonia	4,905,287	3,206,698	1,899,973	245,264	1,654,708					Fee/Leasehold	12/31/2068	None	12/31/2025
5.13	GACC	Courtyard St. Louis Creve Coeur	5,485,918	3,754,890	2,007,206	274,296	1,732,910					Fee/Leasehold	12/31/2068	None	12/31/2025
5.14	GACC	Courtyard Lincroft Red Bank	6,609,633	4,550,578	2,358,806	330,482	2,028,324					Fee/Leasehold	12/31/2068	None	12/31/2025
5.15	GACC	Courtyard Rye	6,784,031	5,039,573	2,085,216	339,202	1,746,014					Fee/Leasehold	12/31/2068	None	12/31/2025
5.16	GACC	Courtyard Fresno	6,896,173	4,365,589	2,530,584	344,809	2,185,775					Leasehold	06/30/2054	None	12/31/2025
5.17	GACC	Courtyard Tampa Westshore	5,671,150	4,641,944	1,029,206	283,558	745,649					Fee/Leasehold	07/01/2068	None	12/31/2025
5.18	GACC	Courtyard Boston Andover	6,344,692	4,351,043	2,250,473	317,235	1,933,239					Fee/Leasehold	12/31/2068	None	12/31/2025
5.19	GACC	Courtyard Detroit Metro Airport	4,815,378	3,446,541	1,570,859	240,769	1,330,090					Fee/Leasehold	12/31/2068	None	12/31/2025
5.20	GACC	Courtyard Denver Tech Center	4,934,676	3,540,939	1,666,630	246,734	1,419,896					Fee/Leasehold	12/31/2068	None	12/31/2025
5.21	GACC	Courtyard Charlottesville North	4,195,427	3,045,137	1,318,621	209,771	1,108,849					Fee/Leasehold	12/31/2068	None	12/31/2025
5.22	GACC	Courtyard St. Petersburg Clearwater	5,105,160	3,909,777	1,401,653	255,258	1,146,395					Fee/Leasehold	12/31/2068	None	12/31/2025
5.23	GACC	Courtyard Fort Lauderdale Plantation	5,955,730	4,088,632	2,165,038	297,786	1,867,252					Fee/Leasehold	12/31/2068	None	12/31/2025
5.24	GACC	Courtyard West Palm Beach	5,713,823	4,282,972	1,688,397	285,691	1,402,706					Fee/Leasehold	12/31/2068	None	12/31/2025
5.25	GACC	Courtyard Chicago Lincolnshire	4,716,987	3,013,280	1,703,707	235,849	1,467,858					Fee			12/31/2025
5.26	GACC	Courtyard Phoenix Mesa	4,575,428	3,330,355	1,573,333	228,771	1,344,562					Fee/Leasehold	12/31/2068	None	12/31/2025
5.27	GACC	Courtyard Chicago Waukegan Gurnee	4,861,709	3,395,577	1,661,042	243,085	1,417,957					Fee/Leasehold	12/31/2068	None	12/31/2025
5.28	GACC	Courtyard Chicago Highland Park	4,438,745	3,146,281	1,540,785	221,937	1,318,848					Fee/Leasehold	12/31/2068	None	12/31/2025
5.29	GACC	Courtyard Bakersfield	4,996,564	3,596,480	1,647,980	249,828	1,398,152					Fee/Leasehold	12/31/2068	None	12/31/2025
5.30	GACC	Courtyard Norwalk	6,672,068	4,713,345	1,958,723	333,603	1,625,119					Leasehold	12/31/2028	Seven, 5-year options	12/31/2025
5.31	GACC	Courtyard Kansas City Overland Park Metcalf	4,379,951	3,375,697	1,259,240	218,998	1,040,242					Fee/Leasehold	12/31/2068	None	12/31/2025
5.32	GACC	Courtyard Silver Spring North	4,364,151	3,624,212	1,020,565	218,208	802,357					Fee/Leasehold	12/31/2068	None	12/31/2025
5.33	GACC	Courtyard Raleigh Cary	4,924,419	3,271,348	1,858,872	246,221	1,612,651					Fee/Leasehold	12/31/2068	None	12/31/2025
5.34	GACC	Courtyard New Haven Wallingford	4,767,955	3,669,714	1,293,627	238,398	1,055,230					Fee/Leasehold	12/31/2068	None	12/31/2025
5.35	GACC	Courtyard Chicago Oakbrook Terrace	4,668,218	3,073,330	1,594,889	233,411	1,361,478					Fee			12/31/2025
5.36	GACC	Courtyard Indianapolis Castleton	4,241,438	3,190,179	1,233,959	212,072	1,021,887					Fee/Leasehold	12/31/2068	None	12/31/2025
5.37	GACC	Courtyard Annapolis	4,237,402	3,332,779	1,140,393	211,870	928,523					Fee/Leasehold	12/31/2068	None	12/31/2025
5.38	GACC	Courtyard Greenville Haywood Mall	4,673,089	2,828,689	2,016,808	233,654	1,783,153					Fee/Leasehold	12/31/2068	None	12/31/2025
5.39	GACC	Courtyard Minneapolis St Paul Airport	4,963,488	3,760,928	1,401,839	248,174	1,153,664					Fee/Leasehold	12/31/2068	None	12/31/2025
5.40	GACC	Courtyard San Antonio Downtown Market Square	4,913,335	4,278,747	1,152,664	245,667	906,997					Fee/Leasehold	12/31/2068	None	12/31/2025
5.41	GACC	Courtyard Denver Stapleton	4,849,386	3,549,934	1,299,451	242,469	1,056,982					Fee			12/31/2025
5.42	GACC	Courtyard St. Louis Westport Plaza	4,764,492	3,533,102	1,484,814	238,225	1,246,589					Fee/Leasehold	12/31/2068	None	12/31/2025
5.43	GACC	Courtyard Dallas Plano Parkway	3,996,665	3,191,673	804,991	199,833	605,158					Fee			12/31/2025
5.44	GACC	Courtyard Phoenix North Metrocenter	4,030,402	3,381,870	1,047,662	201,520	846,142					Fee/Leasehold	12/31/2068	None	12/31/2025
5.45	GACC	Courtyard Dallas Richardson at Spring Valley	3,986,663	3,466,068	757,730	199,333	558,397					Fee/Leasehold	12/31/2068	None	12/31/2025
5.46	GACC	Courtyard Birmingham Homewood	4,830,790	3,468,532	1,362,258	241,539	1,120,718					Fee			12/31/2025
5.47	GACC	Courtyard Atlanta Airport South	5,314,489	3,928,952	1,385,537	265,724	1,119,812					Fee			12/31/2025
5.48	GACC	Courtyard Atlanta Gwinnett Mall	4,405,150	3,326,181	1,367,123	220,257	1,146,866					Fee/Leasehold	12/31/2068	None	12/31/2025
5.49	GACC	Courtyard Poughkeepsie	5,958,121	4,634,314	1,323,807	297,906	1,025,901					Leasehold	12/31/2095	None	12/31/2025
5.50	GACC	Courtyard Memphis Airport	5,085,777	4,066,267	1,222,880	254,289	968,591					Fee/Leasehold	12/31/2068	None	12/31/2025
5.51	GACC	Courtyard Charlotte South Park	5,594,280	3,225,271	2,369,009	279,714	2,089,295					Leasehold	12/31/2029	Two, 10-year options	12/31/2025
5.52	GACC	Courtyard Philadelphia Devon	6,414,676	3,985,425	2,429,251	320,734	2,108,517					Leasehold	12/31/2028	One, 10-year option	12/31/2025
6	JPMCB	1501 Broadway	50,507,018	22,848,219	27,658,799	870,216	26,788,583	4.50	4.36	13.8%	13.4%	Fee
7	JPMCB	Apollo Education Group HQ Campus	13,609,674	0	13,609,674	719,597	12,890,078	4.38	4.15	14.9%	14.1%	Fee
8	JPMCB	Bellagio Hotel and Casino	1,349,062,464	874,997,149	474,065,315	20,235,937	453,829,378	8.80	8.42	28.3%	27.1%	Fee/Leasehold	04/27/2033	Two, 20-year options
9	JPMCB	3500 Lacey	16,083,340	6,638,162	9,445,178	671,579	8,773,598	2.50	2.32	11.0%	10.2%	Fee
10	JPMCB	Kings Plaza	81,045,187	29,004,262	52,040,925	1,134,954	50,905,970	3.14	3.07	10.7%	10.5%	Fee/Leasehold	05/28/2028	Three, 10-year options followed by one, nine-year option
11	CREFI	The Westin Book Cadillac	38,738,364	28,954,151	9,784,213	1,549,535	8,234,678	2.12	1.78	12.7%	10.7%	Fee			12/31/2032
12	CREFI	East Village Multifamily Pool 3	2,762,406	699,417	2,062,988	34,446	2,028,542	1.74	1.71	6.5%	6.4%	Fee
12.01	CREFI	329-335 East 9th Street	1,885,035	451,339	1,433,696	26,546	1,407,150					Fee
12.02	CREFI	516-518 East 13th Street	877,370	248,079	629,292	7,900	621,392					Fee
13	GACC	Crenshaw Plaza	4,637,974	1,914,660	2,723,314	161,219	2,562,095	2.06	1.93	8.8%	8.3%	Fee
14	GACC	Staples Headquarters	11,946,034	358,381	11,587,653	285,840	11,301,813	4.08	3.98	12.9%	12.6%	Fee
15	JPMCB	3000 Post Oak	14,781,135	5,159,071	9,622,064	746,285	8,875,778	2.38	2.19	12.0%	11.1%	Fee
16	GACC	3205 Eastern Market	4,260,143	1,879,744	2,380,399	117,909	2,262,490	2.53	2.40	9.3%	8.8%	Fee
17	CREFI	Mitchellville Plaza	3,742,489	1,303,815	2,438,675	113,184	2,325,490	1.60	1.53	9.7%	9.2%	Fee
18	JPMCB	Stonemont Net Lease Portfolio	114,676,741	41,857,011	72,819,731	1,454,568	71,365,163	3.77	3.70	17.2%	16.9%	Various	Various	Various
18.01	JPMCB	Motorola Solutions	10,427,031	3,805,866	6,621,164	0	6,621,164					Fee
18.02	JPMCB	MetLife - Bridgewater, NJ	9,945,264	3,630,021	6,315,242	0	6,315,242					Fee
18.03	JPMCB	Baxalta	7,832,718	2,858,942	4,973,776	0	4,973,776					Fee
18.04	JPMCB	Amerigroup Corporation	6,893,620	2,516,171	4,377,449	0	4,377,449					Fee
18.05	JPMCB	MetLife - Warwick, RI	5,953,829	2,173,147	3,780,681	0	3,780,681					Fee
18.06	JPMCB	DST Output - El Dorado Hills, CA	5,554,791	2,027,499	3,527,292	0	3,527,292					Fee
18.07	JPMCB	Tate & Lyle	6,679,076	2,437,863	4,241,213	0	4,241,213					Fee
18.08	JPMCB	MetLife - Aurora, IL	4,606,528	1,681,383	2,925,146	0	2,925,146					Fee
18.09	JPMCB	Anthem Blue Cross and Blue Shield	4,578,985	1,671,329	2,907,655	0	2,907,655					Fee
18.10	JPMCB	DST Output - South Windsor, CT	3,882,358	1,417,061	2,465,297	0	2,465,297					Fee
18.11	JPMCB	DST Output - Kansas City, MO	3,774,737	1,377,779	2,396,958	0	2,396,958					Fee
18.12	JPMCB	MetLife - Oriskany, NY	3,593,557	1,311,648	2,281,909	0	2,281,909					Fee
18.13	JPMCB	MetLife - Dayton, OH	3,706,834	1,352,994	2,353,840	0	2,353,840					Fee
18.14	JPMCB	Weatherford	5,287,101	1,929,792	3,357,309	364,703	2,992,607					Fee
18.15	JPMCB	Anthem	2,719,876	992,755	1,727,121	0	1,727,121					Fee
18.16	JPMCB	AAA Club Alliance	1,804,463	658,629	1,145,834	102,731	1,043,103					Fee
18.17	JPMCB	MetLife - Convent Station, NJ	1,810,575	660,860	1,149,715	0	1,149,715					Fee
18.18	JPMCB	Eby-Brown - West Mifflin, PA	1,712,008	624,883	1,087,125	222,290	864,835					Fee
18.19	JPMCB	Eby-Brown - Ypsilanti, MI	1,604,461	585,628	1,018,833	377,500	641,333					Fee
18.20	JPMCB	Capital One	1,475,772	538,657	937,115	0	937,115					Fee
18.21	JPMCB	Eby-Brown - Springfield, OH	1,463,268	534,093	929,175	302,763	626,413					Fee
18.22	JPMCB	Anthem Virginia	1,294,326	472,429	821,897	0	821,897					Fee
18.23	JPMCB	SKF USA	1,979,394	722,479	1,256,915	0	1,256,915					Leasehold	12/31/2027	None
18.24	JPMCB	United Wisconsin	1,531,504	558,999	972,505	84,581	887,924					Fee
18.25	JPMCB	Mylan Technologies	1,171,394	427,559	743,835	0	743,835					Fee
18.26	JPMCB	First Midwest Bank - Lockport, IL	917,146	334,758	582,388	0	582,388					Fee

A-1-9

ANNEX A-1

Loan #	Seller(1)	Property Name	UW Revenues ($)(4)	UW Total Expenses ($)	UW NOI ($)(4)(15)(16)	UW Capital Items ($)	UW NCF ($)(4)(16)	UW NOI DSCR(17)	UW NCF DSCR(17)	UW NOI Debt Yield %	UW NCF Debt Yield %	Title Type(18)	Ground Lease Expiration	Ground Lease Extension Terms	Franchise Expiration Date(19)
18.27	JPMCB	First Midwest Bank - Plainfield, IL	873,408	318,794	554,614	0	554,614					Fee
18.28	JPMCB	First Midwest Bank - Palos Heights, IL	791,067	288,740	502,328	0	502,328					Fee
18.29	JPMCB	First Midwest Bank - Blue Island, IL	657,336	239,928	417,408	0	417,408					Fee
18.30	JPMCB	First Midwest Bank - Highland , IN	641,916	234,299	407,617	0	407,617					Fee
18.31	JPMCB	First Midwest Bank - Morris, IL	571,625	208,643	362,982	0	362,982					Fee
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL	458,782	167,455	291,326	0	291,326					Fee
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL	455,499	166,257	289,242	0	289,242					Fee
18.34	JPMCB	First Midwest Bank - Peotone, IL	551,505	201,299	350,206	0	350,206					Fee
18.35	JPMCB	First Midwest Bank - DeKalb, IL	396,283	144,643	251,640	0	251,640					Fee
18.36	JPMCB	First Midwest Bank - Galesburg, IL	432,650	157,917	274,733	0	274,733					Fee
18.37	JPMCB	First Midwest Bank - Schaumburg, IL	367,975	134,311	233,664	0	233,664					Fee
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL	353,158	128,903	224,255	0	224,255					Fee
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL	388,012	141,624	246,388	0	246,388					Fee
18.40	JPMCB	First Midwest Bank - Crest Hill, IL	393,791	143,734	250,057	0	250,057					Fee
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL	302,512	110,417	192,095	0	192,095					Fee
18.42	JPMCB	First Midwest Bank - Knoxville, IL	290,927	106,188	184,739	0	184,739					Fee
18.43	JPMCB	First Midwest Bank - Lansing, IL	286,771	104,672	182,100	0	182,100					Fee
18.44	JPMCB	First Midwest Bank - Zion, IL	294,950	107,657	187,293	0	187,293					Fee
18.45	JPMCB	First Midwest Bank - Genoa, IL	255,767	93,355	162,412	0	162,412					Fee
18.46	JPMCB	First Midwest Bank - Sycamore, IL	251,005	91,617	159,388	0	159,388					Fee
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL	253,058	92,366	160,692	0	160,692					Fee
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL	204,767	74,740	130,027	0	130,027					Fee
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL	272,769	99,561	173,208	0	173,208					Fee
18.50	JPMCB	First Midwest Bank - Hammond, IN	219,127	79,981	139,146	0	139,146					Fee
18.51	JPMCB	First Midwest Bank - Johnsburg, IL	207,598	75,773	131,825	0	131,825					Fee
18.52	JPMCB	First Midwest Bank - North Chicago, IL	199,003	72,636	126,367	0	126,367					Fee
18.53	JPMCB	First Midwest Bank - Waukegan, IL	222,357	81,160	141,197	0	141,197					Fee
18.54	JPMCB	First Midwest Bank - Dyer, IN	196,239	71,627	124,612	0	124,612					Fee
18.55	JPMCB	First Midwest Bank - Seneca, IL	169,964	62,037	107,927	0	107,927					Fee
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL	166,384	60,730	105,654	0	105,654					Fee
18.57	JPMCB	First Midwest Bank - Crete, IL	165,556	60,428	105,128	0	105,128					Fee
18.58	JPMCB	First Midwest Bank - Champaign, IL	161,200	58,838	102,362	0	102,362					Fee
18.59	JPMCB	First Midwest Bank - East Moline, IL	166,089	60,623	105,467	0	105,467					Fee
18.60	JPMCB	First Midwest Bank - Sandwich, IL	142,151	51,885	90,266	0	90,266					Fee
18.61	JPMCB	First Midwest Bank - Gary, IN	147,580	53,867	93,713	0	93,713					Fee
18.62	JPMCB	First Midwest Bank - Crown Point, IN	133,483	48,721	84,761	0	84,761					Fee
18.63	JPMCB	First Midwest Bank - Griffith, IN	125,699	45,880	79,819	0	79,819					Fee
18.64	JPMCB	First Midwest Bank - Frankfort, IL	109,983	40,144	69,839	0	69,839					Fee
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL	107,683	39,304	68,379	0	68,379					Fee
18.66	JPMCB	First Midwest Bank - Park Forest, IL	90,495	33,031	57,464	0	57,464					Fee
19	JPMCB	Drayton Tower	2,936,914	1,190,234	1,746,680	32,402	1,714,278	1.27	1.25	7.4%	7.2%	Fee
20	CREFI	Michigan Multifamily Portfolio	5,244,592	3,063,402	2,181,191	184,800	1,996,391	1.76	1.61	9.9%	9.1%	Fee
20.01	CREFI	Gale Gardens	2,021,283	1,113,427	907,856	69,900	837,956					Fee
20.02	CREFI	Midtown Square	1,012,660	553,518	459,142	32,400	426,742					Fee
20.03	CREFI	Carriage House	937,039	570,517	366,522	35,700	330,822					Fee
20.04	CREFI	Morris Square	778,695	531,708	246,987	28,800	218,187					Fee
20.05	CREFI	Silverstone	494,915	294,231	200,684	18,000	182,684					Fee
21	GACC	Lone Star Court	7,135,951	4,284,121	2,851,830	285,438	2,566,392	4.03	3.63	14.3%	12.8%	Fee
22	CREFI	25 Jay Street	1,918,469	647,077	1,271,392	25,643	1,245,749	1.72	1.68	6.9%	6.7%	Fee
23	CREFI	Katie Reed Building	1,617,815	441,549	1,176,267	52,412	1,123,855	2.29	2.18	8.1%	7.8%	Fee
24	JPMCB	Veranda at Cinco Ranch	1,920,076	490,776	1,429,300	117,037	1,312,263	3.30	3.03	11.5%	10.6%	Fee
25	CREFI	Alabama Hilton Portfolio	10,680,356	7,143,572	3,536,784	427,214	3,109,570	1.87	1.64	12.2%	10.7%	Fee
25.01	CREFI	Homewood Suites Mobile East Bay Daphne	3,361,972	2,076,767	1,285,205	134,479	1,150,726					Fee			03/31/2032
25.02	CREFI	Hampton Inn Mobile East Bay Daphne	3,691,543	2,497,846	1,193,697	147,662	1,046,036					Fee			03/31/2032
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne	3,626,841	2,568,959	1,057,882	145,074	912,808					Fee			03/31/2032
26	CREFI	3431-3491 Merrick Road	1,591,441	515,764	1,075,676	65,842	1,009,835	2.82	2.65	10.8%	10.1%	Fee
27	CREFI	River Ranch	1,212,040	440,302	771,738	26,000	745,738	1.41	1.37	8.2%	8.0%	Fee
28	JPMCB	Holiday Inn Express Trinidad	3,071,137	1,838,410	1,232,727	0	1,232,727	2.23	2.23	14.9%	14.9%	Fee			01/10/2035
29	CREFI	2177 East 21st Street	950,473	382,395	568,078	16,006	552,072	2.10	2.04	7.9%	7.7%	Fee
30	CREFI	Walgreens Nyack, NY	734,329	114,810	619,519	8,356	611,163	2.62	2.59	9.7%	9.5%	Fee
31	CREFI	8-44 Brighton 11th Street	922,933	243,951	678,982	52,040	626,941	3.07	2.83	11.3%	10.4%	Fee
32	CREFI	725 Southern Boulevard	793,382	348,637	444,745	16,235	428,510	1.91	1.84	7.5%	7.2%	Fee
33	JPMCB	144 Willow Street	471,870	125,525	346,345	2,500	343,845	1.51	1.50	6.4%	6.4%	Fee
34	CREFI	The Mark	532,381	92,736	439,645	17,047	422,598	2.65	2.54	9.8%	9.4%	Fee
35	GACC	The Woods	639,240	277,913	361,327	14,250	347,077	1.30	1.25	8.2%	7.9%	Fee

A-1-10

ANNEX A-1

UPFRONT ESCROW(20)
Loan #	Seller(1)	Property Name	PML %	Upfront Capex Reserve ($)	Upfront Engin. Reserve ($)	Upfront Envir. Reserve ($)	Upfront TI/LC Reserve ($)	Upfront RE Tax Reserve ($)	Upfront Ins. Reserve ($)	Upfront Debt Service Reserve ($)	Upfront Other Reserve ($)	Other Upfront Description ($)
1	GACC	Murphy Crossing	15%	0	1,825,000	0	0	0	0	0	2,280,646	Unfunded Obligations Reserve: 1,180,995.92; RMS Direct Lease Reserve: 1,099,650.00
2	GACC/JPMCB	Moffett Towers Buildings A, B & C	6%	0	0	0	53,688,909	0	0	0	34,016,766	Rent Concession Reserve
2.01	GACC/JPMCB	Moffett Towers Building B	6%
2.02	GACC/JPMCB	Moffett Towers Building C	6%
2.03	GACC/JPMCB	Moffett Towers Building A	6%
3	JPMCB	1633 Broadway		0	0	0	0	0	0	0	36,389,727	Unfunded Obligations Reserve
4	CREFI	650 Madison Avenue		0	0	0	0	0	0	0	9,576,014	Free Rent Reserve: 6,378,315; Unfunded Obligations: 3,197,699
5	GACC	CBM Portfolio	Various	0	0	0	0	0	0	0	99,000,000	Renovation Reserve
5.01	GACC	Courtyard Larkspur Landing Marin County	8%
5.02	GACC	Courtyard San Mateo Foster City	9%
5.03	GACC	Courtyard San Jose Cupertino	10%
5.04	GACC	Courtyard Boulder
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes	9%
5.06	GACC	Courtyard Los Angeles Hacienda Heights	9%
5.07	GACC	Courtyard Seattle South Center	7%
5.08	GACC	Courtyard Nashville Airport
5.09	GACC	Courtyard Palm Springs	10%
5.10	GACC	Courtyard Portland Beaverton	5%
5.11	GACC	Courtyard Atlanta Perimeter Center
5.12	GACC	Courtyard Detroit Livonia
5.13	GACC	Courtyard St. Louis Creve Coeur
5.14	GACC	Courtyard Lincroft Red Bank
5.15	GACC	Courtyard Rye
5.16	GACC	Courtyard Fresno	5%
5.17	GACC	Courtyard Tampa Westshore
5.18	GACC	Courtyard Boston Andover
5.19	GACC	Courtyard Detroit Metro Airport
5.20	GACC	Courtyard Denver Tech Center
5.21	GACC	Courtyard Charlottesville North
5.22	GACC	Courtyard St. Petersburg Clearwater
5.23	GACC	Courtyard Fort Lauderdale Plantation
5.24	GACC	Courtyard West Palm Beach
5.25	GACC	Courtyard Chicago Lincolnshire
5.26	GACC	Courtyard Phoenix Mesa
5.27	GACC	Courtyard Chicago Waukegan Gurnee
5.28	GACC	Courtyard Chicago Highland Park
5.29	GACC	Courtyard Bakersfield	7%
5.30	GACC	Courtyard Norwalk
5.31	GACC	Courtyard Kansas City Overland Park Metcalf
5.32	GACC	Courtyard Silver Spring North
5.33	GACC	Courtyard Raleigh Cary
5.34	GACC	Courtyard New Haven Wallingford
5.35	GACC	Courtyard Chicago Oakbrook Terrace
5.36	GACC	Courtyard Indianapolis Castleton
5.37	GACC	Courtyard Annapolis
5.38	GACC	Courtyard Greenville Haywood Mall
5.39	GACC	Courtyard Minneapolis St Paul Airport
5.40	GACC	Courtyard San Antonio Downtown Market Square
5.41	GACC	Courtyard Denver Stapleton
5.42	GACC	Courtyard St. Louis Westport Plaza
5.43	GACC	Courtyard Dallas Plano Parkway
5.44	GACC	Courtyard Phoenix North Metrocenter
5.45	GACC	Courtyard Dallas Richardson at Spring Valley
5.46	GACC	Courtyard Birmingham Homewood
5.47	GACC	Courtyard Atlanta Airport South
5.48	GACC	Courtyard Atlanta Gwinnett Mall
5.49	GACC	Courtyard Poughkeepsie
5.50	GACC	Courtyard Memphis Airport	7%
5.51	GACC	Courtyard Charlotte South Park
5.52	GACC	Courtyard Philadelphia Devon
6	JPMCB	1501 Broadway		0	955,000	0	0	0	0	0	0
7	JPMCB	Apollo Education Group HQ Campus		9,994	0	0	49,972	0	0	0	0
8	JPMCB	Bellagio Hotel and Casino		0	0	0	0	0	0	0	0
9	JPMCB	3500 Lacey		7,300	0	0	48,665	437,987	15,884	0	2,151,053	Outstanding Free Rent Reserve: 1,763,787.08; Outstanding TI/LC Reserve: 387,266.26
10	JPMCB	Kings Plaza		0	0	0	0	0	0	0	0
11	CREFI	The Westin Book Cadillac		1,814,809	0	0	0	204,768	0	0	0
12	CREFI	East Village Multifamily Pool 3		0	66,125	0	0	22,036	0	0	0
12.01	CREFI	329-335 East 9th Street
12.02	CREFI	516-518 East 13th Street
13	GACC	Crenshaw Plaza	16%	0	136,500	0	0	52,688	5,764	0	0
14	GACC	Staples Headquarters		0	0	0	0	0	0	0	0
15	JPMCB	3000 Post Oak		8,095	0	0	55,190	391,962	206,002	0	0
16	GACC	3205 Eastern Market		0	19,375	0	0	83,232	18,962	0	0
17	CREFI	Mitchellville Plaza		117,311	48,425	0	450,000	266,379	0	0	0
18	JPMCB	Stonemont Net Lease Portfolio	Various	0	0	0	0	0	0	0	0
18.01	JPMCB	Motorola Solutions
18.02	JPMCB	MetLife - Bridgewater, NJ
18.03	JPMCB	Baxalta
18.04	JPMCB	Amerigroup Corporation
18.05	JPMCB	MetLife - Warwick, RI
18.06	JPMCB	DST Output - El Dorado Hills, CA	3%
18.07	JPMCB	Tate & Lyle
18.08	JPMCB	MetLife - Aurora, IL
18.09	JPMCB	Anthem Blue Cross and Blue Shield
18.10	JPMCB	DST Output - South Windsor, CT
18.11	JPMCB	DST Output - Kansas City, MO
18.12	JPMCB	MetLife - Oriskany, NY
18.13	JPMCB	MetLife - Dayton, OH
18.14	JPMCB	Weatherford
18.15	JPMCB	Anthem
18.16	JPMCB	AAA Club Alliance
18.17	JPMCB	MetLife - Convent Station, NJ
18.18	JPMCB	Eby-Brown - West Mifflin, PA
18.19	JPMCB	Eby-Brown - Ypsilanti, MI
18.20	JPMCB	Capital One
18.21	JPMCB	Eby-Brown - Springfield, OH
18.22	JPMCB	Anthem Virginia
18.23	JPMCB	SKF USA
18.24	JPMCB	United Wisconsin
18.25	JPMCB	Mylan Technologies
18.26	JPMCB	First Midwest Bank - Lockport, IL

A-1-11

ANNEX A-1

UPFRONT ESCROW(20)
Loan #	Seller(1)	Property Name	PML %	Upfront Capex Reserve ($)	Upfront Engin. Reserve ($)	Upfront Envir. Reserve ($)	Upfront TI/LC Reserve ($)	Upfront RE Tax Reserve ($)	Upfront Ins. Reserve ($)	Upfront Debt Service Reserve ($)	Upfront Other Reserve ($)	Other Upfront Description ($)
18.27	JPMCB	First Midwest Bank - Plainfield, IL
18.28	JPMCB	First Midwest Bank - Palos Heights, IL
18.29	JPMCB	First Midwest Bank - Blue Island, IL
18.30	JPMCB	First Midwest Bank - Highland , IN
18.31	JPMCB	First Midwest Bank - Morris, IL
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL
18.34	JPMCB	First Midwest Bank - Peotone, IL
18.35	JPMCB	First Midwest Bank - DeKalb, IL
18.36	JPMCB	First Midwest Bank - Galesburg, IL
18.37	JPMCB	First Midwest Bank - Schaumburg, IL
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL
18.40	JPMCB	First Midwest Bank - Crest Hill, IL
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL
18.42	JPMCB	First Midwest Bank - Knoxville, IL
18.43	JPMCB	First Midwest Bank - Lansing, IL
18.44	JPMCB	First Midwest Bank - Zion, IL
18.45	JPMCB	First Midwest Bank - Genoa, IL
18.46	JPMCB	First Midwest Bank - Sycamore, IL
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL
18.50	JPMCB	First Midwest Bank - Hammond, IN
18.51	JPMCB	First Midwest Bank - Johnsburg, IL
18.52	JPMCB	First Midwest Bank - North Chicago, IL
18.53	JPMCB	First Midwest Bank - Waukegan, IL
18.54	JPMCB	First Midwest Bank - Dyer, IN
18.55	JPMCB	First Midwest Bank - Seneca, IL
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL
18.57	JPMCB	First Midwest Bank - Crete, IL
18.58	JPMCB	First Midwest Bank - Champaign, IL
18.59	JPMCB	First Midwest Bank - East Moline, IL
18.60	JPMCB	First Midwest Bank - Sandwich, IL
18.61	JPMCB	First Midwest Bank - Gary, IN
18.62	JPMCB	First Midwest Bank - Crown Point, IN
18.63	JPMCB	First Midwest Bank - Griffith, IN
18.64	JPMCB	First Midwest Bank - Frankfort, IL
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL
18.66	JPMCB	First Midwest Bank - Park Forest, IL
19	JPMCB	Drayton Tower		2,146	0	0	555	40,472	2,756	0	0
20	CREFI	Michigan Multifamily Portfolio		786,205	613,795	0	0	170,064	0	0	0
20.01	CREFI	Gale Gardens
20.02	CREFI	Midtown Square
20.03	CREFI	Carriage House
20.04	CREFI	Morris Square
20.05	CREFI	Silverstone
21	GACC	Lone Star Court		4,000,000	0	0	0	52,233	0	0	0
22	CREFI	25 Jay Street		0	8,063	0	0	115,852	49,616	0	0
23	CREFI	Katie Reed Building		1,718,316	0	0	0	140,855	15,355	0	249,675	Development Fee Reserve: 54,000.00; Charlie Weaver Leasing Fee Reserve: 69,092.00; Residential Housing Reserve: 8,412.00; Gap Rent Reserve: 118,171.18
24	JPMCB	Veranda at Cinco Ranch		1,033	0	0	5,166	97,603	43,796	0	0
25	CREFI	Alabama Hilton Portfolio		0	41,750	0	0	110,697	32,752	0	0
25.01	CREFI	Homewood Suites Mobile East Bay Daphne
25.02	CREFI	Hampton Inn Mobile East Bay Daphne
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne
26	CREFI	3431-3491 Merrick Road		40,000	0	0	100,000	92,445	0	0	0
27	CREFI	River Ranch		0	0	0	0	138,605	6,931	0	0
28	JPMCB	Holiday Inn Express Trinidad		0	8,400	0	0	32,277	0	0	2,186,735	PIP Reserve
29	CREFI	2177 East 21st Street		0	0	0	0	57,109	29,588	0	0
30	CREFI	Walgreens Nyack, NY		0	0	0	0	0	0	0	0
31	CREFI	8-44 Brighton 11th Street		0	3,125	0	0	55,433	12,619	0	68,000	Free and Prepaid Rent Reserve
32	CREFI	725 Southern Boulevard		0	8,395	0	0	28,804	14,298	0	0
33	JPMCB	144 Willow Street		2,500	0	0	0	0	1,719	0	0
34	CREFI	The Mark	9%	0	0	0	0	3,156	1,400	0	2,700	Condo Assessment Reserve
35	GACC	The Woods		0	8,813	0	0	28,400	4,056	0	0
A-1-12

ANNEX A-1

			MONTHLY ESCROW(21)							RESERVE CAPS(22)
Loan #	Seller(1)	Property Name	Monthly Capex Reserve ($)	Monthly Envir. Reserve ($)	Monthly TI/LC Reserve ($)	Monthly RE Tax Reserve ($)	Monthly Ins. Reserve ($)	Monthly Other Reserve ($)	Other Monthly Description ($)	CapEx Reserve Cap ($)	Envir. Reserve Cap ($)	TI/LC Reserve Cap ($)	RE Tax Reserve Cap ($)	Insur. Reserve Cap ($)	Debt Service Reserve Cap ($)	Other Reserve Cap ($)
1	GACC	Murphy Crossing	6,968	0	53,020	101,028	Springing	0				3,181,211
2	GACC/JPMCB	Moffett Towers Buildings A, B & C	15,858	0	0	282,271	Springing	Springing	Lease Sweep Reserve
2.01	GACC/JPMCB	Moffett Towers Building B
2.02	GACC/JPMCB	Moffett Towers Building C
2.03	GACC/JPMCB	Moffett Towers Building A
3	JPMCB	1633 Broadway	Springing	0	Springing	Springing	Springing	0		1,024,605		5,123,024
4	CREFI	650 Madison Avenue	Springing	0	Springing	Springing	Springing	0
5	GACC	CBM Portfolio	Springing	0	0	1,033,333	Springing	3,416,667	Renovation Reserve: 3,416,666.67; Ground Rent Reserve: Springing
5.01	GACC	Courtyard Larkspur Landing Marin County
5.02	GACC	Courtyard San Mateo Foster City
5.03	GACC	Courtyard San Jose Cupertino
5.04	GACC	Courtyard Boulder
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes
5.06	GACC	Courtyard Los Angeles Hacienda Heights
5.07	GACC	Courtyard Seattle South Center
5.08	GACC	Courtyard Nashville Airport
5.09	GACC	Courtyard Palm Springs
5.10	GACC	Courtyard Portland Beaverton
5.11	GACC	Courtyard Atlanta Perimeter Center
5.12	GACC	Courtyard Detroit Livonia
5.13	GACC	Courtyard St. Louis Creve Coeur
5.14	GACC	Courtyard Lincroft Red Bank
5.15	GACC	Courtyard Rye
5.16	GACC	Courtyard Fresno
5.17	GACC	Courtyard Tampa Westshore
5.18	GACC	Courtyard Boston Andover
5.19	GACC	Courtyard Detroit Metro Airport
5.20	GACC	Courtyard Denver Tech Center
5.21	GACC	Courtyard Charlottesville North
5.22	GACC	Courtyard St. Petersburg Clearwater
5.23	GACC	Courtyard Fort Lauderdale Plantation
5.24	GACC	Courtyard West Palm Beach
5.25	GACC	Courtyard Chicago Lincolnshire
5.26	GACC	Courtyard Phoenix Mesa
5.27	GACC	Courtyard Chicago Waukegan Gurnee
5.28	GACC	Courtyard Chicago Highland Park
5.29	GACC	Courtyard Bakersfield
5.30	GACC	Courtyard Norwalk
5.31	GACC	Courtyard Kansas City Overland Park Metcalf
5.32	GACC	Courtyard Silver Spring North
5.33	GACC	Courtyard Raleigh Cary
5.34	GACC	Courtyard New Haven Wallingford
5.35	GACC	Courtyard Chicago Oakbrook Terrace
5.36	GACC	Courtyard Indianapolis Castleton
5.37	GACC	Courtyard Annapolis
5.38	GACC	Courtyard Greenville Haywood Mall
5.39	GACC	Courtyard Minneapolis St Paul Airport
5.40	GACC	Courtyard San Antonio Downtown Market Square
5.41	GACC	Courtyard Denver Stapleton
5.42	GACC	Courtyard St. Louis Westport Plaza
5.43	GACC	Courtyard Dallas Plano Parkway
5.44	GACC	Courtyard Phoenix North Metrocenter
5.45	GACC	Courtyard Dallas Richardson at Spring Valley
5.46	GACC	Courtyard Birmingham Homewood
5.47	GACC	Courtyard Atlanta Airport South
5.48	GACC	Courtyard Atlanta Gwinnett Mall
5.49	GACC	Courtyard Poughkeepsie
5.50	GACC	Courtyard Memphis Airport
5.51	GACC	Courtyard Charlotte South Park
5.52	GACC	Courtyard Philadelphia Devon
6	JPMCB	1501 Broadway	0	0	0	Springing	Springing	0
7	JPMCB	Apollo Education Group HQ Campus	9,994	0	49,972	Springing	Springing	0
8	JPMCB	Bellagio Hotel and Casino	Springing	0	0	Springing	Springing	0
9	JPMCB	3500 Lacey	7,300	0	48,665	109,497	15,884	0				2,336,000
10	JPMCB	Kings Plaza	Springing	0	Springing	Springing	Springing	Springing	Ground Rent Reserve	24 times monthly constant		24 times monthly constant
11	CREFI	The Westin Book Cadillac	129,128	0	0	68,256	Springing	Springing	Condominium Assessments Reserve: Springing; PIP Reserve: Springing
12	CREFI	East Village Multifamily Pool 3	1,905	0	0	22,036	Springing	Springing	Code Violations Reserve
12.01	CREFI	329-335 East 9th Street
12.02	CREFI	516-518 East 13th Street
13	GACC	Crenshaw Plaza	1,952	0	11,483	52,688	5,764	0				413,382
14	GACC	Staples Headquarters	Springing	0	0	Springing	Springing	0
15	JPMCB	3000 Post Oak	8,095	0	55,190	195,981	18,727	0
16	GACC	3205 Eastern Market	9,796	0	0	13,872	Springing	0
17	CREFI	Mitchellville Plaza	Springing	0	Springing	44,397	Springing	0		117,311		450,000
18	JPMCB	Stonemont Net Lease Portfolio	Springing	0	Springing	Springing	Springing	0		24 times the replacement reserve monthly deposit
18.01	JPMCB	Motorola Solutions
18.02	JPMCB	MetLife - Bridgewater, NJ
18.03	JPMCB	Baxalta
18.04	JPMCB	Amerigroup Corporation
18.05	JPMCB	MetLife - Warwick, RI
18.06	JPMCB	DST Output - El Dorado Hills, CA
18.07	JPMCB	Tate & Lyle
18.08	JPMCB	MetLife - Aurora, IL
18.09	JPMCB	Anthem Blue Cross and Blue Shield
18.10	JPMCB	DST Output - South Windsor, CT
18.11	JPMCB	DST Output - Kansas City, MO
18.12	JPMCB	MetLife - Oriskany, NY
18.13	JPMCB	MetLife - Dayton, OH
18.14	JPMCB	Weatherford
18.15	JPMCB	Anthem
18.16	JPMCB	AAA Club Alliance
18.17	JPMCB	MetLife - Convent Station, NJ
18.18	JPMCB	Eby-Brown - West Mifflin, PA
18.19	JPMCB	Eby-Brown - Ypsilanti, MI
18.20	JPMCB	Capital One
18.21	JPMCB	Eby-Brown - Springfield, OH
18.22	JPMCB	Anthem Virginia
18.23	JPMCB	SKF USA
18.24	JPMCB	United Wisconsin
18.25	JPMCB	Mylan Technologies
18.26	JPMCB	First Midwest Bank - Lockport, IL

A-1-13

ANNEX A-1

			MONTHLY ESCROW(21)							RESERVE CAPS(22)
Loan #	Seller(1)	Property Name	Monthly Capex Reserve ($)	Monthly Envir. Reserve ($)	Monthly TI/LC Reserve ($)	Monthly RE Tax Reserve ($)	Monthly Ins. Reserve ($)	Monthly Other Reserve ($)	Other Monthly Description ($)	CapEx Reserve Cap ($)	Envir. Reserve Cap ($)	TI/LC Reserve Cap ($)	RE Tax Reserve Cap ($)	Insur. Reserve Cap ($)	Debt Service Reserve Cap ($)	Other Reserve Cap ($)
18.27	JPMCB	First Midwest Bank - Plainfield, IL
18.28	JPMCB	First Midwest Bank - Palos Heights, IL
18.29	JPMCB	First Midwest Bank - Blue Island, IL
18.30	JPMCB	First Midwest Bank - Highland , IN
18.31	JPMCB	First Midwest Bank - Morris, IL
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL
18.34	JPMCB	First Midwest Bank - Peotone, IL
18.35	JPMCB	First Midwest Bank - DeKalb, IL
18.36	JPMCB	First Midwest Bank - Galesburg, IL
18.37	JPMCB	First Midwest Bank - Schaumburg, IL
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL
18.40	JPMCB	First Midwest Bank - Crest Hill, IL
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL
18.42	JPMCB	First Midwest Bank - Knoxville, IL
18.43	JPMCB	First Midwest Bank - Lansing, IL
18.44	JPMCB	First Midwest Bank - Zion, IL
18.45	JPMCB	First Midwest Bank - Genoa, IL
18.46	JPMCB	First Midwest Bank - Sycamore, IL
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL
18.50	JPMCB	First Midwest Bank - Hammond, IN
18.51	JPMCB	First Midwest Bank - Johnsburg, IL
18.52	JPMCB	First Midwest Bank - North Chicago, IL
18.53	JPMCB	First Midwest Bank - Waukegan, IL
18.54	JPMCB	First Midwest Bank - Dyer, IN
18.55	JPMCB	First Midwest Bank - Seneca, IL
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL
18.57	JPMCB	First Midwest Bank - Crete, IL
18.58	JPMCB	First Midwest Bank - Champaign, IL
18.59	JPMCB	First Midwest Bank - East Moline, IL
18.60	JPMCB	First Midwest Bank - Sandwich, IL
18.61	JPMCB	First Midwest Bank - Gary, IN
18.62	JPMCB	First Midwest Bank - Crown Point, IN
18.63	JPMCB	First Midwest Bank - Griffith, IN
18.64	JPMCB	First Midwest Bank - Frankfort, IL
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL
18.66	JPMCB	First Midwest Bank - Park Forest, IL
19	JPMCB	Drayton Tower	2,146	0	555	10,118	2,756	0				33,270
20	CREFI	Michigan Multifamily Portfolio	15,400	0	0	42,516	Springing	0
20.01	CREFI	Gale Gardens
20.02	CREFI	Midtown Square
20.03	CREFI	Carriage House
20.04	CREFI	Morris Square
20.05	CREFI	Silverstone
21	GACC	Lone Star Court	4% of Gross Revenues	0	0	26,117	Springing	Springing	PIP Reserve
22	CREFI	25 Jay Street	1,113	0	1,024	38,617	5,513	0
23	CREFI	Katie Reed Building	374	0	0	12,805	1,535	Springing	Residential Housing Reserve
24	JPMCB	Veranda at Cinco Ranch	1,033	0	5,166	19,521	5,474	0				185,985
25	CREFI	Alabama Hilton Portfolio	35,401	0	0	22,139	16,376	Springing	PIP Reserve
25.01	CREFI	Homewood Suites Mobile East Bay Daphne
25.02	CREFI	Hampton Inn Mobile East Bay Daphne
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne
26	CREFI	3431-3491 Merrick Road	Springing	0	Springing	30,815	Springing	0		40,000		100,000
27	CREFI	River Ranch	2,167	0	0	12,600	3,466	0
28	JPMCB	Holiday Inn Express Trinidad	4% of Gross Income	0	0	4,035	Springing	Springing	PIP Reserve
29	CREFI	2177 East 21st Street	1,034	0	833	19,036	2,276	0
30	CREFI	Walgreens Nyack, NY	Springing	0	Springing	Springing	Springing	0
31	CREFI	8-44 Brighton 11th Street	1,646	0	3,292	13,858	4,206	0				158,000
32	CREFI	725 Southern Boulevard	1,330	0	0	9,601	2,860	0
33	JPMCB	144 Willow Street	210	0	0	Springing	795	0
34	CREFI	The Mark	107	0	1,421	3,156	233	0				85,000
35	GACC	The Woods	1,188	0	0	7,100	2,028	0

A-1-14

ANNEX A-1

				LARGEST TENANT(4)(23)(24)(25)			2nd LARGEST TENANT(4)(23)(24)(25)			3rd LARGEST TENANT(4)(23)(24)(25)			4th LARGEST TENANT(4)(23)(24)(25)
Loan #	Seller(1)	Property Name	Single Tenant	Largest Tenant	Unit Size	Lease Expiration	2nd Largest Tenant	Unit Size	Lease Expiration	3rd Largest Tenant	Unit Size	Lease Expiration	4th Largest Tenant	Unit Size	Lease Expiration
1	GACC	Murphy Crossing	No	Renesas	216,163	04/30/26	Elo Touch Solutions	74,824	01/31/23	Bayer Healthcare	72,580	06/30/23
2	GACC/JPMCB	Moffett Towers Buildings A, B & C	Various
2.01	GACC/JPMCB	Moffett Towers Building B	Yes	Google	317,166	12/31/30
2.02	GACC/JPMCB	Moffett Towers Building C	No	Google	181,196	09/30/27	Comcast	111,707	10/31/27	Level 10 Construction	12,944	02/29/24	Acuitus, Inc.	11,319	08/31/24
2.03	GACC/JPMCB	Moffett Towers Building A	Yes	Google	317,166	06/30/26
3	JPMCB	1633 Broadway	No	Allianz Asset Management of America L.P.	320,911	01/31/31	WMG Acquisition Corp	293,888	07/31/29	Showtime Networks Inc	261,196	01/31/26	Morgan Stanley & Co	260,829	03/31/32
4	CREFI	650 Madison Avenue	No	Ralph Lauren Corporation	277,016	12/31/24	Memorial Sloan Kettering Cancer Center	100,700	07/31/23	Sotheby’s Int’l Realty Inc	37,772	11/30/35	Willett Advisors LLC	25,732	12/31/24
5	GACC	CBM Portfolio	No
5.01	GACC	Courtyard Larkspur Landing Marin County	No
5.02	GACC	Courtyard San Mateo Foster City	No
5.03	GACC	Courtyard San Jose Cupertino	No
5.04	GACC	Courtyard Boulder	No
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes	No
5.06	GACC	Courtyard Los Angeles Hacienda Heights	No
5.07	GACC	Courtyard Seattle South Center	No
5.08	GACC	Courtyard Nashville Airport	No
5.09	GACC	Courtyard Palm Springs	No
5.10	GACC	Courtyard Portland Beaverton	No
5.11	GACC	Courtyard Atlanta Perimeter Center	No
5.12	GACC	Courtyard Detroit Livonia	No
5.13	GACC	Courtyard St. Louis Creve Coeur	No
5.14	GACC	Courtyard Lincroft Red Bank	No
5.15	GACC	Courtyard Rye	No
5.16	GACC	Courtyard Fresno	No
5.17	GACC	Courtyard Tampa Westshore	No
5.18	GACC	Courtyard Boston Andover	No
5.19	GACC	Courtyard Detroit Metro Airport	No
5.20	GACC	Courtyard Denver Tech Center	No
5.21	GACC	Courtyard Charlottesville North	No
5.22	GACC	Courtyard St. Petersburg Clearwater	No
5.23	GACC	Courtyard Fort Lauderdale Plantation	No
5.24	GACC	Courtyard West Palm Beach	No
5.25	GACC	Courtyard Chicago Lincolnshire	No
5.26	GACC	Courtyard Phoenix Mesa	No
5.27	GACC	Courtyard Chicago Waukegan Gurnee	No
5.28	GACC	Courtyard Chicago Highland Park	No
5.29	GACC	Courtyard Bakersfield	No
5.30	GACC	Courtyard Norwalk	No
5.31	GACC	Courtyard Kansas City Overland Park Metcalf	No
5.32	GACC	Courtyard Silver Spring North	No
5.33	GACC	Courtyard Raleigh Cary	No
5.34	GACC	Courtyard New Haven Wallingford	No
5.35	GACC	Courtyard Chicago Oakbrook Terrace	No
5.36	GACC	Courtyard Indianapolis Castleton	No
5.37	GACC	Courtyard Annapolis	No
5.38	GACC	Courtyard Greenville Haywood Mall	No
5.39	GACC	Courtyard Minneapolis St Paul Airport	No
5.40	GACC	Courtyard San Antonio Downtown Market Square	No
5.41	GACC	Courtyard Denver Stapleton	No
5.42	GACC	Courtyard St. Louis Westport Plaza	No
5.43	GACC	Courtyard Dallas Plano Parkway	No
5.44	GACC	Courtyard Phoenix North Metrocenter	No
5.45	GACC	Courtyard Dallas Richardson at Spring Valley	No
5.46	GACC	Courtyard Birmingham Homewood	No
5.47	GACC	Courtyard Atlanta Airport South	No
5.48	GACC	Courtyard Atlanta Gwinnett Mall	No
5.49	GACC	Courtyard Poughkeepsie	No
5.50	GACC	Courtyard Memphis Airport	No
5.51	GACC	Courtyard Charlotte South Park	No
5.52	GACC	Courtyard Philadelphia Devon	No
6	JPMCB	1501 Broadway	No	Hardesty & Hanover	52,364	12/31/30	Tremor Video	50,965	01/31/25	Hard Rock Café	47,256	01/10/36	REGUS	39,854	11/30/24
7	JPMCB	Apollo Education Group HQ Campus	Yes	Apollo Education Group	599,664	03/01/31
8	JPMCB	Bellagio Hotel and Casino	No
9	JPMCB	3500 Lacey	No	HAVI Global Solutions	158,612	04/30/25	Glanbia	95,489	02/28/30	Invesco	89,222	04/30/25	Coopers Hawk	45,091	04/30/30
10	JPMCB	Kings Plaza	No	Lowe’s Home Centers	114,000	05/31/28	Primark	102,805	07/31/38	JCPenney	94,895	07/31/38	Burlington	55,078	07/31/28
11	CREFI	The Westin Book Cadillac	No
12	CREFI	East Village Multifamily Pool 3	No
12.01	CREFI	329-335 East 9th Street	No	Hair Lounge 888, Inc.	600	04/30/22	Fabulous Fanny’s, Inc.	600	02/28/26	Yosei Salon	600	07/31/29	Tailor Ateltier of NY, LLC	550	04/30/22
12.02	CREFI	516-518 East 13th Street	No
13	GACC	Crenshaw Plaza	No	Ralph’s Market	46,333	05/31/24	Rite Aid Drug Store	20,160	12/01/29	Bargain Discount Store	12,300	10/31/27	Fitness 19	10,020	12/31/28
14	GACC	Staples Headquarters	Yes	Staples	666,088	03/31/45
15	JPMCB	3000 Post Oak	Yes	Bechtel Oil, Gas and Chemicals, Inc.	436,651	07/31/24
16	GACC	3205 Eastern Market	No
17	CREFI	Mitchellville Plaza	No	Weis Markets, Inc.	45,100	10/31/26	MedStar Physician Partners	17,399	06/30/22	Little Smiling Faces	4,232	10/31/21	Beyond Beauty DMV, Inc.	4,000	08/31/28
18	JPMCB	Stonemont Net Lease Portfolio	Yes
18.01	JPMCB	Motorola Solutions	Yes	Motorola Solutions	517,000	05/31/29
18.02	JPMCB	MetLife - Bridgewater, NJ	Yes	MetLife	419,727	12/31/27
18.03	JPMCB	Baxalta	Yes	Baxalta	260,084	07/31/28
18.04	JPMCB	Amerigroup Corporation	Yes	Amerigroup Corporation	314,778	03/31/27
18.05	JPMCB	MetLife - Warwick, RI	Yes	MetLife	370,298	12/31/27
18.06	JPMCB	DST Output - El Dorado Hills, CA	Yes	DST Output	555,219	10/31/29
18.07	JPMCB	Tate & Lyle	Yes	Tate & Lyle	114,213	12/31/28
18.08	JPMCB	MetLife - Aurora, IL	Yes	MetLife	273,070	02/29/28
18.09	JPMCB	Anthem Blue Cross and Blue Shield	Yes	Anthem Blue Cross and Blue Shield	336,392	12/31/25
18.10	JPMCB	DST Output - South Windsor, CT	Yes	DST Output	304,837	10/31/29
18.11	JPMCB	DST Output - Kansas City, MO	Yes	DST Output	317,594	10/31/29
18.12	JPMCB	MetLife - Oriskany, NY	Yes	MetLife	212,326	12/31/27
18.13	JPMCB	MetLife - Dayton, OH	Yes	MetLife	219,019	12/31/27
18.14	JPMCB	Weatherford	Yes	Weatherford	241,525	03/31/27
18.15	JPMCB	Anthem	Yes	Anthem	207,638	07/31/27
18.16	JPMCB	AAA Club Alliance	Yes	AAA Club Alliance	68,034	09/30/27
18.17	JPMCB	MetLife - Convent Station, NJ	Yes	MetLife	76,413	12/31/27
18.18	JPMCB	Eby-Brown - West Mifflin, PA	Yes	Eby-Brown	147,212	12/31/31
18.19	JPMCB	Eby-Brown - Ypsilanti, MI	Yes	Eby-Brown	250,000	12/31/31
18.20	JPMCB	Capital One	Yes	Capital One	72,966	02/29/28
18.21	JPMCB	Eby-Brown - Springfield, OH	Yes	Eby-Brown	200,505	12/31/31
18.22	JPMCB	Anthem Virginia	Yes	Anthem Virginia	130,938	07/31/27
18.23	JPMCB	SKF USA	Yes	SKF USA	82,000	12/31/31
18.24	JPMCB	United Wisconsin	Yes	United Wisconsin	56,014	12/31/24
18.25	JPMCB	Mylan Technologies	Yes	Mylan Technologies	41,046	12/31/29
18.26	JPMCB	First Midwest Bank - Lockport, IL	Yes	First Midwest Bank	22,468	09/30/30

A-1-15

ANNEX A-1

				LARGEST TENANT(4)(23)(24)(25)			2nd LARGEST TENANT(4)(23)(24)(25)			3rd LARGEST TENANT(4)(23)(24)(25)			4th LARGEST TENANT(4)(23)(24)(25)
Loan #	Seller(1)	Property Name	Single Tenant	Largest Tenant	Unit Size	Lease Expiration	2nd Largest Tenant	Unit Size	Lease Expiration	3rd Largest Tenant	Unit Size	Lease Expiration	4th Largest Tenant	Unit Size	Lease Expiration
18.27	JPMCB	First Midwest Bank - Plainfield, IL	Yes	First Midwest Bank	20,589	09/30/30
18.28	JPMCB	First Midwest Bank - Palos Heights, IL	Yes	First Midwest Bank	24,708	09/30/30
18.29	JPMCB	First Midwest Bank - Blue Island, IL	Yes	First Midwest Bank	20,278	09/30/30
18.30	JPMCB	First Midwest Bank - Highland , IN	Yes	First Midwest Bank	15,423	09/30/30
18.31	JPMCB	First Midwest Bank - Morris, IL	Yes	First Midwest Bank	22,318	09/30/30
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL	Yes	First Midwest Bank	15,922	09/30/30
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL	Yes	First Midwest Bank	11,382	09/30/27
18.34	JPMCB	First Midwest Bank - Peotone, IL	Yes	First Midwest Bank	7,786	09/30/30
18.35	JPMCB	First Midwest Bank - DeKalb, IL	Yes	First Midwest Bank	9,708	09/30/30
18.36	JPMCB	First Midwest Bank - Galesburg, IL	Yes	First Midwest Bank	8,190	09/30/30
18.37	JPMCB	First Midwest Bank - Schaumburg, IL	Yes	First Midwest Bank	4,943	09/30/30
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL	Yes	First Midwest Bank	6,489	09/30/30
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL	Yes	First Midwest Bank	4,824	09/30/30
18.40	JPMCB	First Midwest Bank - Crest Hill, IL	Yes	First Midwest Bank	4,823	09/30/27
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL	Yes	First Midwest Bank	6,299	09/30/30
18.42	JPMCB	First Midwest Bank - Knoxville, IL	Yes	First Midwest Bank	6,731	09/30/30
18.43	JPMCB	First Midwest Bank - Lansing, IL	Yes	First Midwest Bank	5,971	09/30/30
18.44	JPMCB	First Midwest Bank - Zion, IL	Yes	First Midwest Bank	7,677	09/30/30
18.45	JPMCB	First Midwest Bank - Genoa, IL	Yes	First Midwest Bank	4,565	09/30/30
18.46	JPMCB	First Midwest Bank - Sycamore, IL	Yes	First Midwest Bank	4,900	09/30/30
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL	Yes	First Midwest Bank	3,952	09/30/30
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL	Yes	First Midwest Bank	8,045	09/30/30
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL	Yes	First Midwest Bank	4,156	09/30/27
18.50	JPMCB	First Midwest Bank - Hammond, IN	Yes	First Midwest Bank	4,563	09/30/30
18.51	JPMCB	First Midwest Bank - Johnsburg, IL	Yes	First Midwest Bank	4,252	09/30/30
18.52	JPMCB	First Midwest Bank - North Chicago, IL	Yes	First Midwest Bank	5,405	09/30/30
18.53	JPMCB	First Midwest Bank - Waukegan, IL	Yes	First Midwest Bank	4,085	09/30/27
18.54	JPMCB	First Midwest Bank - Dyer, IN	Yes	First Midwest Bank	3,336	09/30/30
18.55	JPMCB	First Midwest Bank - Seneca, IL	Yes	First Midwest Bank	3,123	09/30/30
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL	Yes	First Midwest Bank	3,922	09/30/30
18.57	JPMCB	First Midwest Bank - Crete, IL	Yes	First Midwest Bank	3,447	09/30/30
18.58	JPMCB	First Midwest Bank - Champaign, IL	Yes	First Midwest Bank	3,800	09/30/30
18.59	JPMCB	First Midwest Bank - East Moline, IL	Yes	First Midwest Bank	4,941	09/30/30
18.60	JPMCB	First Midwest Bank - Sandwich, IL	Yes	First Midwest Bank	2,400	09/30/30
18.61	JPMCB	First Midwest Bank - Gary, IN	Yes	First Midwest Bank	2,597	09/30/30
18.62	JPMCB	First Midwest Bank - Crown Point, IN	Yes	First Midwest Bank	2,875	09/30/30
18.63	JPMCB	First Midwest Bank - Griffith, IN	Yes	First Midwest Bank	2,708	09/30/30
18.64	JPMCB	First Midwest Bank - Frankfort, IL	Yes	First Midwest Bank	1,553	09/30/30
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL	Yes	First Midwest Bank	1,818	09/30/30
18.66	JPMCB	First Midwest Bank - Park Forest, IL	Yes	First Midwest Bank	1,767	09/30/27
19	JPMCB	Drayton Tower	No
20	CREFI	Michigan Multifamily Portfolio	No
20.01	CREFI	Gale Gardens	No
20.02	CREFI	Midtown Square	No
20.03	CREFI	Carriage House	No
20.04	CREFI	Morris Square	No
20.05	CREFI	Silverstone	No
21	GACC	Lone Star Court	No
22	CREFI	25 Jay Street	No	Brooklyn Roasting Company	5,203	09/30/22	Bandit Studios	1,803	08/31/22	Juspak LLC	1,400	06/30/21	Parade Inc	1,320	02/28/20
23	CREFI	Katie Reed Building	No	Avalanche Cheese	4,884	05/31/24	Joonas Group	4,352	04/30/24	Giobi, Inc	4,061	04/30/29	Merrill Lynch	3,956	12/31/24
24	JPMCB	Veranda at Cinco Ranch	No	Prudential Gary Greene	8,500	01/31/22	Texas Children’s Pediatrics	7,025	04/30/25	Cinco Ranch Conservatory of Music	5,950	09/30/22	Sola Salon	5,600	01/14/28
25	CREFI	Alabama Hilton Portfolio	No
25.01	CREFI	Homewood Suites Mobile East Bay Daphne	No
25.02	CREFI	Hampton Inn Mobile East Bay Daphne	No
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne	No
26	CREFI	3431-3491 Merrick Road	No	CVS	15,750	01/31/42	Salpino Food Market	4,425	03/31/29	Leslie’s Poolmart, Inc.	3,136	10/31/22	Escorza’s Mexican Restaurant	3,100	03/31/26
27	CREFI	River Ranch	No
28	JPMCB	Holiday Inn Express Trinidad	No
29	CREFI	2177 East 21st Street	No	Perlina Jewelry	500	04/30/22	Macro Rainbow Nail Salon Inc.	500	01/31/22	Cholitos Plakasitos, Corp.	500	07/31/22	Stina Corp.	400	10/31/24
30	CREFI	Walgreens Nyack, NY	Yes	Walgreens	13,152	06/30/37
31	CREFI	8-44 Brighton 11th Street	No	Brighton 11 Realty LLC	22,000	06/30/41	Knickerbocker Dialysis, Inc.	10,000	07/31/24	Super PC Systems, Inc.	7,500	09/21/27
32	CREFI	725 Southern Boulevard	No
33	JPMCB	144 Willow Street	No
34	CREFI	The Mark	No	US Bank	2,400	06/30/30	Grapes and Hops	1,445	05/31/29	Floyd’s 99 Barber Shop	1,415	09/30/24	H&R Block Enterprises, LLC	1,176	04/30/23
35	GACC	The Woods	No

A-1-16

ANNEX A-1

5th LARGEST TENANT(4)(23)(24)(25)
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Lease Expiration	Loan Purpose	Principal / Carveout Guarantor(26)	Lockbox (Y/N)	Lockbox Type(27)	Cash Management(27)
1	GACC	Murphy Crossing				Acquisition	Jordan John Somberville Caspari, Peter Carswell Horn, Timbercreek 4Q MC (US) LP	Yes	Hard	In Place
2	GACC/JPMCB	Moffett Towers Buildings A, B & C				Refinance	Paul Guarantor LLC	Yes	Hard	In Place
2.01	GACC/JPMCB	Moffett Towers Building B
2.02	GACC/JPMCB	Moffett Towers Building C
2.03	GACC/JPMCB	Moffett Towers Building A
3	JPMCB	1633 Broadway	Kasowitz Benson Torres	203,394	03/31/37	Refinance	Paramount Group Operating Partnership LP	Yes	Hard	Springing
4	CREFI	650 Madison Avenue	BC Partners Inc.	19,380	01/31/27	Refinance	Vornado Realty L.P., OPG Investment Holdings (US), LLC	Yes	Hard	Springing
5	GACC	CBM Portfolio				Refinance	CBM Joint Venture Limited Partnership	Yes	Soft	In Place
5.01	GACC	Courtyard Larkspur Landing Marin County
5.02	GACC	Courtyard San Mateo Foster City
5.03	GACC	Courtyard San Jose Cupertino
5.04	GACC	Courtyard Boulder
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes
5.06	GACC	Courtyard Los Angeles Hacienda Heights
5.07	GACC	Courtyard Seattle South Center
5.08	GACC	Courtyard Nashville Airport
5.09	GACC	Courtyard Palm Springs
5.10	GACC	Courtyard Portland Beaverton
5.11	GACC	Courtyard Atlanta Perimeter Center
5.12	GACC	Courtyard Detroit Livonia
5.13	GACC	Courtyard St. Louis Creve Coeur
5.14	GACC	Courtyard Lincroft Red Bank
5.15	GACC	Courtyard Rye
5.16	GACC	Courtyard Fresno
5.17	GACC	Courtyard Tampa Westshore
5.18	GACC	Courtyard Boston Andover
5.19	GACC	Courtyard Detroit Metro Airport
5.20	GACC	Courtyard Denver Tech Center
5.21	GACC	Courtyard Charlottesville North
5.22	GACC	Courtyard St. Petersburg Clearwater
5.23	GACC	Courtyard Fort Lauderdale Plantation
5.24	GACC	Courtyard West Palm Beach
5.25	GACC	Courtyard Chicago Lincolnshire
5.26	GACC	Courtyard Phoenix Mesa
5.27	GACC	Courtyard Chicago Waukegan Gurnee
5.28	GACC	Courtyard Chicago Highland Park
5.29	GACC	Courtyard Bakersfield
5.30	GACC	Courtyard Norwalk
5.31	GACC	Courtyard Kansas City Overland Park Metcalf
5.32	GACC	Courtyard Silver Spring North
5.33	GACC	Courtyard Raleigh Cary
5.34	GACC	Courtyard New Haven Wallingford
5.35	GACC	Courtyard Chicago Oakbrook Terrace
5.36	GACC	Courtyard Indianapolis Castleton
5.37	GACC	Courtyard Annapolis
5.38	GACC	Courtyard Greenville Haywood Mall
5.39	GACC	Courtyard Minneapolis St Paul Airport
5.40	GACC	Courtyard San Antonio Downtown Market Square
5.41	GACC	Courtyard Denver Stapleton
5.42	GACC	Courtyard St. Louis Westport Plaza
5.43	GACC	Courtyard Dallas Plano Parkway
5.44	GACC	Courtyard Phoenix North Metrocenter
5.45	GACC	Courtyard Dallas Richardson at Spring Valley
5.46	GACC	Courtyard Birmingham Homewood
5.47	GACC	Courtyard Atlanta Airport South
5.48	GACC	Courtyard Atlanta Gwinnett Mall
5.49	GACC	Courtyard Poughkeepsie
5.50	GACC	Courtyard Memphis Airport
5.51	GACC	Courtyard Charlotte South Park
5.52	GACC	Courtyard Philadelphia Devon
6	JPMCB	1501 Broadway	Goldberg Weprin Finkel Goldstein LLP	25,573	11/30/23	Refinance	NAP	Yes	Springing	Springing
7	JPMCB	Apollo Education Group HQ Campus				Refinance	Steven Elghanayan	Yes	Hard	Springing
8	JPMCB	Bellagio Hotel and Casino				Acquisition	BREIT Operating Partnership L.P.	Yes	Hard	Springing
9	JPMCB	3500 Lacey	CompTIA	44,829	12/31/28	Acquisition	Jack Kim	Yes	Hard	Springing
10	JPMCB	Kings Plaza	Best Buy	53,371	01/31/32	Refinance	The Macerich Partnership, L.P.	Yes	Hard	Springing
11	CREFI	The Westin Book Cadillac				Refinance	John J. Ferchill	Yes	Hard	In Place
12	CREFI	East Village Multifamily Pool 3				Refinance	Seryl Kushner	Yes	Springing	Springing
12.01	CREFI	329-335 East 9th Street	Spark Pretty LLC	500	09/30/23
12.02	CREFI	516-518 East 13th Street
13	GACC	Crenshaw Plaza	Rainbow Women’s Retail Group	8,397	01/31/21	Acquisition	Drew Orenstein, Kevin Wiser, Natalie Roberts	Yes	Hard	Springing
14	GACC	Staples Headquarters				Acquisition	LCN North American Fund III REIT	Yes	Hard	In Place
15	JPMCB	3000 Post Oak				Refinance	Norman Bobrow	Yes	Hard	In Place
16	GACC	3205 Eastern Market				Refinance	Peter Gordon	Yes	Soft	In Place
17	CREFI	Mitchellville Plaza	McDonald’s	3,912	12/21/22	Acquisition	Robert V. Gothier, Jr., Mark S. DiSanto	Yes	Springing	Springing
18	JPMCB	Stonemont Net Lease Portfolio				Refinance	William I. Markwell, III	Yes	Hard	In Place
18.01	JPMCB	Motorola Solutions
18.02	JPMCB	MetLife - Bridgewater, NJ
18.03	JPMCB	Baxalta
18.04	JPMCB	Amerigroup Corporation
18.05	JPMCB	MetLife - Warwick, RI
18.06	JPMCB	DST Output - El Dorado Hills, CA
18.07	JPMCB	Tate & Lyle
18.08	JPMCB	MetLife - Aurora, IL
18.09	JPMCB	Anthem Blue Cross and Blue Shield
18.10	JPMCB	DST Output - South Windsor, CT
18.11	JPMCB	DST Output - Kansas City, MO
18.12	JPMCB	MetLife - Oriskany, NY
18.13	JPMCB	MetLife - Dayton, OH
18.14	JPMCB	Weatherford
18.15	JPMCB	Anthem
18.16	JPMCB	AAA Club Alliance
18.17	JPMCB	MetLife - Convent Station, NJ
18.18	JPMCB	Eby-Brown - West Mifflin, PA
18.19	JPMCB	Eby-Brown - Ypsilanti, MI
18.20	JPMCB	Capital One
18.21	JPMCB	Eby-Brown - Springfield, OH
18.22	JPMCB	Anthem Virginia
18.23	JPMCB	SKF USA
18.24	JPMCB	United Wisconsin
18.25	JPMCB	Mylan Technologies
18.26	JPMCB	First Midwest Bank - Lockport, IL
A-1-17

ANNEX A-1

5th LARGEST TENANT(4)(23)(24)(25)
Loan #	Seller(1)	Property Name	5th Largest Tenant	Unit Size	Lease Expiration	Loan Purpose	Principal / Carveout Guarantor(26)	Lockbox (Y/N)	Lockbox Type(27)	Cash Management(27)
18.27	JPMCB	First Midwest Bank - Plainfield, IL
18.28	JPMCB	First Midwest Bank - Palos Heights, IL
18.29	JPMCB	First Midwest Bank - Blue Island, IL
18.30	JPMCB	First Midwest Bank - Highland , IN
18.31	JPMCB	First Midwest Bank - Morris, IL
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL
18.34	JPMCB	First Midwest Bank - Peotone, IL
18.35	JPMCB	First Midwest Bank - DeKalb, IL
18.36	JPMCB	First Midwest Bank - Galesburg, IL
18.37	JPMCB	First Midwest Bank - Schaumburg, IL
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL
18.40	JPMCB	First Midwest Bank - Crest Hill, IL
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL
18.42	JPMCB	First Midwest Bank - Knoxville, IL
18.43	JPMCB	First Midwest Bank - Lansing, IL
18.44	JPMCB	First Midwest Bank - Zion, IL
18.45	JPMCB	First Midwest Bank - Genoa, IL
18.46	JPMCB	First Midwest Bank - Sycamore, IL
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL
18.50	JPMCB	First Midwest Bank - Hammond, IN
18.51	JPMCB	First Midwest Bank - Johnsburg, IL
18.52	JPMCB	First Midwest Bank - North Chicago, IL
18.53	JPMCB	First Midwest Bank - Waukegan, IL
18.54	JPMCB	First Midwest Bank - Dyer, IN
18.55	JPMCB	First Midwest Bank - Seneca, IL
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL
18.57	JPMCB	First Midwest Bank - Crete, IL
18.58	JPMCB	First Midwest Bank - Champaign, IL
18.59	JPMCB	First Midwest Bank - East Moline, IL
18.60	JPMCB	First Midwest Bank - Sandwich, IL
18.61	JPMCB	First Midwest Bank - Gary, IN
18.62	JPMCB	First Midwest Bank - Crown Point, IN
18.63	JPMCB	First Midwest Bank - Griffith, IN
18.64	JPMCB	First Midwest Bank - Frankfort, IL
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL
18.66	JPMCB	First Midwest Bank - Park Forest, IL
19	JPMCB	Drayton Tower				Refinance	Jonathan Kully, Michael Walsdorf	Yes	Soft	Springing
20	CREFI	Michigan Multifamily Portfolio				Refinance	Tyler Ross, Michael Colman, David Colman	Yes	Springing	Springing
20.01	CREFI	Gale Gardens
20.02	CREFI	Midtown Square
20.03	CREFI	Carriage House
20.04	CREFI	Morris Square
20.05	CREFI	Silverstone
21	GACC	Lone Star Court				Refinance	Doyle A. Graham Jr.	Yes	Springing	Springing
22	CREFI	25 Jay Street	Jen Beckman Projects	1,313	07/31/24	Refinance	Joseph Torres	Yes	Hard	Springing
23	CREFI	Katie Reed Building	O2 Aspen	1,388	06/30/24	Refinance	Wexford Capital LP	Yes	Springing	Springing
24	JPMCB	Veranda at Cinco Ranch	Smile Orthodontics	4,375	09/30/27	Refinance	H. Blake Tartt, III	Yes	Hard	Springing
25	CREFI	Alabama Hilton Portfolio				Refinance	Anil Patel, Charles Everhardt	Yes	Hard	Springing
25.01	CREFI	Homewood Suites Mobile East Bay Daphne
25.02	CREFI	Hampton Inn Mobile East Bay Daphne
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne
26	CREFI	3431-3491 Merrick Road	Mary’s Pizza and Pasta	2,100	04/30/24	Refinance	Donald J. Anzalone, David J. Anzalone	Yes	Springing	Springing
27	CREFI	River Ranch				Acquisition	John M. Federer	Yes	Springing	Springing
28	JPMCB	Holiday Inn Express Trinidad				Refinance	Steven Pfeiffer, Kevin J. Weisbeck	Yes	Hard	In Place
29	CREFI	2177 East 21st Street	York Sing Chan	400	04/30/26	Refinance	Mitchell B. Shpelfogel	Yes	Springing	Springing
30	CREFI	Walgreens Nyack, NY				Acquisition	Michael F. D’Annunzio	Yes	Springing	Springing
31	CREFI	8-44 Brighton 11th Street				Refinance	Isaac Maleh	Yes	Hard	Springing
32	CREFI	725 Southern Boulevard				Refinance	Chaim Simkowitz	Yes	Springing	Springing
33	JPMCB	144 Willow Street				Acquisition	Rose Hill Associates, LLC	Yes	Springing	Springing
34	CREFI	The Mark	Woah Clothing	970	09/30/22	Refinance	Shahriar Pourteymour, The Pourteymour Family Trust dated March 1, 2007	Yes	Springing	Springing
35	GACC	The Woods				Acquisition	Daniel M. Crane	Yes	Soft	Springing

A-1-18

ANNEX A-1

			Pari Passu Debt					Additional Debt
Loan #	Seller(1)	Property Name	Pari Passu (Y/N)	Pari Passu Note Control (Y/N)(28)	Pari Passu Piece In-Trust Cut-Off Balance	Pari Passu Piece Non-Trust Cut-Off Balance	Total Cut-off Date Pari Passu Debt	Additional Debt Permitted (Y/N)	Additional Debt Exist (Y/N)(29)	Additional Debt Type(s)	Additional Debt Cut-off Date Balance	Additional Debt Interest Rate
1	GACC	Murphy Crossing	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
2	GACC/JPMCB	Moffett Towers Buildings A, B & C	Yes	No	79,450,000	363,550,000	443,000,000	No	Yes	Subordinate Debt	327,000,000	3.49000
2.01	GACC/JPMCB	Moffett Towers Building B
2.02	GACC/JPMCB	Moffett Towers Building C
2.03	GACC/JPMCB	Moffett Towers Building A
3	JPMCB	1633 Broadway	Yes	No	50,000,000	951,000,000	1,001,000,000	Yes	Yes	Subordinate Debt/Permitted Equityholder Debt or Debt-Like Preferred Equity	249,000,000	2.99000
4	CREFI	650 Madison Avenue	Yes	No	50,000,000	536,800,000	586,800,000	No	Yes	Subordinate Debt	213,200,000	3.48600
5	GACC	CBM Portfolio	Yes	No	50,000,000	348,000,000	398,000,000	No	Yes	Subordinate Debt	286,000,000	3.53700
5.01	GACC	Courtyard Larkspur Landing Marin County
5.02	GACC	Courtyard San Mateo Foster City
5.03	GACC	Courtyard San Jose Cupertino
5.04	GACC	Courtyard Boulder
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes
5.06	GACC	Courtyard Los Angeles Hacienda Heights
5.07	GACC	Courtyard Seattle South Center
5.08	GACC	Courtyard Nashville Airport
5.09	GACC	Courtyard Palm Springs
5.10	GACC	Courtyard Portland Beaverton
5.11	GACC	Courtyard Atlanta Perimeter Center
5.12	GACC	Courtyard Detroit Livonia
5.13	GACC	Courtyard St. Louis Creve Coeur
5.14	GACC	Courtyard Lincroft Red Bank
5.15	GACC	Courtyard Rye
5.16	GACC	Courtyard Fresno
5.17	GACC	Courtyard Tampa Westshore
5.18	GACC	Courtyard Boston Andover
5.19	GACC	Courtyard Detroit Metro Airport
5.20	GACC	Courtyard Denver Tech Center
5.21	GACC	Courtyard Charlottesville North
5.22	GACC	Courtyard St. Petersburg Clearwater
5.23	GACC	Courtyard Fort Lauderdale Plantation
5.24	GACC	Courtyard West Palm Beach
5.25	GACC	Courtyard Chicago Lincolnshire
5.26	GACC	Courtyard Phoenix Mesa
5.27	GACC	Courtyard Chicago Waukegan Gurnee
5.28	GACC	Courtyard Chicago Highland Park
5.29	GACC	Courtyard Bakersfield
5.30	GACC	Courtyard Norwalk
5.31	GACC	Courtyard Kansas City Overland Park Metcalf
5.32	GACC	Courtyard Silver Spring North
5.33	GACC	Courtyard Raleigh Cary
5.34	GACC	Courtyard New Haven Wallingford
5.35	GACC	Courtyard Chicago Oakbrook Terrace
5.36	GACC	Courtyard Indianapolis Castleton
5.37	GACC	Courtyard Annapolis
5.38	GACC	Courtyard Greenville Haywood Mall
5.39	GACC	Courtyard Minneapolis St Paul Airport
5.40	GACC	Courtyard San Antonio Downtown Market Square
5.41	GACC	Courtyard Denver Stapleton
5.42	GACC	Courtyard St. Louis Westport Plaza
5.43	GACC	Courtyard Dallas Plano Parkway
5.44	GACC	Courtyard Phoenix North Metrocenter
5.45	GACC	Courtyard Dallas Richardson at Spring Valley
5.46	GACC	Courtyard Birmingham Homewood
5.47	GACC	Courtyard Atlanta Airport South
5.48	GACC	Courtyard Atlanta Gwinnett Mall
5.49	GACC	Courtyard Poughkeepsie
5.50	GACC	Courtyard Memphis Airport
5.51	GACC	Courtyard Charlotte South Park
5.52	GACC	Courtyard Philadelphia Devon
6	JPMCB	1501 Broadway	Yes	No	50,000,000	150,000,000	200,000,000	Yes	No	Permitted Mezzanine	NAP	NAP
7	JPMCB	Apollo Education Group HQ Campus	Yes	Yes	50,000,000	41,500,000	91,500,000	No	No	NAP	NAP	NAP
8	JPMCB	Bellagio Hotel and Casino	Yes	No	40,000,000	1,636,200,000	1,676,200,000	Yes	Yes	B-Notes(650,500,000)/C-Notes(683,300,000)	1,333,800,000	4.28688
9	JPMCB	3500 Lacey	Yes	No	35,800,000	50,000,000	85,800,000	No	No	NAP	NAP	NAP
10	JPMCB	Kings Plaza	Yes	Yes	32,000,000	455,000,000	487,000,000	No	Yes	Mezzanine Loan	53,000,000	6.00000
11	CREFI	The Westin Book Cadillac	Yes	No	32,000,000	45,000,000	77,000,000	No	No	NAP	NAP	NAP
12	CREFI	East Village Multifamily Pool 3	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
12.01	CREFI	329-335 East 9th Street
12.02	CREFI	516-518 East 13th Street
13	GACC	Crenshaw Plaza	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
14	GACC	Staples Headquarters	Yes	No	30,000,000	60,000,000	90,000,000	No	No	NAP	NAP	NAP
15	JPMCB	3000 Post Oak	Yes	No	30,000,000	50,000,000	80,000,000	No	Yes	Mezzanine Loan	20,000,000	10.00000
16	GACC	3205 Eastern Market	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
17	CREFI	Mitchellville Plaza	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
18	JPMCB	Stonemont Net Lease Portfolio	Yes	No	25,000,000	398,200,000	423,200,000	No	Yes	Mezzanine Loan/Subordinate Debt	583,653,062	5.08941
18.01	JPMCB	Motorola Solutions
18.02	JPMCB	MetLife - Bridgewater, NJ
18.03	JPMCB	Baxalta
18.04	JPMCB	Amerigroup Corporation
18.05	JPMCB	MetLife - Warwick, RI
18.06	JPMCB	DST Output - El Dorado Hills, CA
18.07	JPMCB	Tate & Lyle
18.08	JPMCB	MetLife - Aurora, IL
18.09	JPMCB	Anthem Blue Cross and Blue Shield
18.10	JPMCB	DST Output - South Windsor, CT
18.11	JPMCB	DST Output - Kansas City, MO
18.12	JPMCB	MetLife - Oriskany, NY
18.13	JPMCB	MetLife - Dayton, OH
18.14	JPMCB	Weatherford
18.15	JPMCB	Anthem
18.16	JPMCB	AAA Club Alliance
18.17	JPMCB	MetLife - Convent Station, NJ
18.18	JPMCB	Eby-Brown - West Mifflin, PA
18.19	JPMCB	Eby-Brown - Ypsilanti, MI
18.20	JPMCB	Capital One
18.21	JPMCB	Eby-Brown - Springfield, OH
18.22	JPMCB	Anthem Virginia
18.23	JPMCB	SKF USA
18.24	JPMCB	United Wisconsin
18.25	JPMCB	Mylan Technologies
18.26	JPMCB	First Midwest Bank - Lockport, IL

A-1-19

ANNEX A-1

			Pari Passu Debt					Additional Debt
Loan #	Seller(1)	Property Name	Pari Passu (Y/N)	Pari Passu Note Control (Y/N)(28)	Pari Passu Piece In-Trust Cut-Off Balance	Pari Passu Piece Non-Trust Cut-Off Balance	Total Cut-off Date Pari Passu Debt	Additional Debt Permitted (Y/N)	Additional Debt Exist (Y/N)(29)	Additional Debt Type(s)	Additional Debt Cut-off Date Balance	Additional Debt Interest Rate
18.27	JPMCB	First Midwest Bank - Plainfield, IL
18.28	JPMCB	First Midwest Bank - Palos Heights, IL
18.29	JPMCB	First Midwest Bank - Blue Island, IL
18.30	JPMCB	First Midwest Bank - Highland , IN
18.31	JPMCB	First Midwest Bank - Morris, IL
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL
18.34	JPMCB	First Midwest Bank - Peotone, IL
18.35	JPMCB	First Midwest Bank - DeKalb, IL
18.36	JPMCB	First Midwest Bank - Galesburg, IL
18.37	JPMCB	First Midwest Bank - Schaumburg, IL
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL
18.40	JPMCB	First Midwest Bank - Crest Hill, IL
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL
18.42	JPMCB	First Midwest Bank - Knoxville, IL
18.43	JPMCB	First Midwest Bank - Lansing, IL
18.44	JPMCB	First Midwest Bank - Zion, IL
18.45	JPMCB	First Midwest Bank - Genoa, IL
18.46	JPMCB	First Midwest Bank - Sycamore, IL
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL
18.50	JPMCB	First Midwest Bank - Hammond, IN
18.51	JPMCB	First Midwest Bank - Johnsburg, IL
18.52	JPMCB	First Midwest Bank - North Chicago, IL
18.53	JPMCB	First Midwest Bank - Waukegan, IL
18.54	JPMCB	First Midwest Bank - Dyer, IN
18.55	JPMCB	First Midwest Bank - Seneca, IL
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL
18.57	JPMCB	First Midwest Bank - Crete, IL
18.58	JPMCB	First Midwest Bank - Champaign, IL
18.59	JPMCB	First Midwest Bank - East Moline, IL
18.60	JPMCB	First Midwest Bank - Sandwich, IL
18.61	JPMCB	First Midwest Bank - Gary, IN
18.62	JPMCB	First Midwest Bank - Crown Point, IN
18.63	JPMCB	First Midwest Bank - Griffith, IN
18.64	JPMCB	First Midwest Bank - Frankfort, IL
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL
18.66	JPMCB	First Midwest Bank - Park Forest, IL
19	JPMCB	Drayton Tower	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
20	CREFI	Michigan Multifamily Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
20.01	CREFI	Gale Gardens
20.02	CREFI	Midtown Square
20.03	CREFI	Carriage House
20.04	CREFI	Morris Square
20.05	CREFI	Silverstone
21	GACC	Lone Star Court	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
22	CREFI	25 Jay Street	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
23	CREFI	Katie Reed Building	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
24	JPMCB	Veranda at Cinco Ranch	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
25	CREFI	Alabama Hilton Portfolio	Yes	No	11,976,222	16,966,314	28,942,536	No	No	NAP	NAP	NAP
25.01	CREFI	Homewood Suites Mobile East Bay Daphne
25.02	CREFI	Hampton Inn Mobile East Bay Daphne
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne
26	CREFI	3431-3491 Merrick Road	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
27	CREFI	River Ranch	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
28	JPMCB	Holiday Inn Express Trinidad	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
29	CREFI	2177 East 21st Street	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
30	CREFI	Walgreens Nyack, NY	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
31	CREFI	8-44 Brighton 11th Street	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
32	CREFI	725 Southern Boulevard	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
33	JPMCB	144 Willow Street	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
34	CREFI	The Mark	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
35	GACC	The Woods	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP

A-1-20

ANNEX A-1

			Total Debt				HOTEL OPERATING STATISTICS
Loan #	Seller(1)	Property Name	Total Debt Cut-off Balance	Total Debt UW NCF DSCR	Total Debt Current LTV %	Total Debt UW NOI Debt Yield %	2016 Occupancy %	2016 ADR ($)	2016 RevPAR ($)	2017 Occupancy %	2017 ADR ($)	2017 RevPAR ($)	2018 Occupancy %	2018 ADR ($)	2018 RevPAR ($)	Most Recent Occupancy %	Most Recent ADR ($)	Most Recent RevPAR ($)	UW Occupancy %	UW ADR ($)	UW RevPAR ($)	Loan #
1	GACC	Murphy Crossing	NAP	NAP	NAP	NAP																1
2	GACC/JPMCB	Moffett Towers Buildings A, B & C	770,000,000	2.09	67.2%	7.5%																2
2.01	GACC/JPMCB	Moffett Towers Building B		2.09	67.2%	7.5%																2.01
2.02	GACC/JPMCB	Moffett Towers Building C		2.09	67.2%	7.5%																2.02
2.03	GACC/JPMCB	Moffett Towers Building A		2.09	67.2%	7.5%																2.03
3	JPMCB	1633 Broadway	1,250,000,000	3.08	52.1%	9.5%																3
4	CREFI	650 Madison Avenue	800,000,000	2.01	66.1%	7.3%																4
5	GACC	CBM Portfolio	684,000,000	3.46	57.7%	14.5%	73.0%	130.16	95.04	73.5%	130.83	96.13	72.6%	130.76	94.99	70.8%	131.42	93.08	71.9%	131.36	94.45	5
5.01	GACC	Courtyard Larkspur Landing Marin County		3.46	57.7%	14.5%	85.5%	211.80	181.00	84.5%	210.35	177.65	83.4%	219.81	183.34	81.8%	226.20	185.11	81.8%	226.20	185.11	5.01
5.02	GACC	Courtyard San Mateo Foster City		3.46	57.7%	14.5%	73.9%	211.01	155.96	76.5%	224.43	171.60	74.8%	223.72	167.25	76.5%	230.48	176.38	76.5%	230.48	176.38	5.02
5.03	GACC	Courtyard San Jose Cupertino		3.46	57.7%	14.5%	74.9%	208.86	156.47	78.0%	218.13	170.15	78.3%	224.51	175.85	63.8%	238.02	151.83	78.3%	224.51	175.85	5.03
5.04	GACC	Courtyard Boulder		3.46	57.7%	14.5%	76.3%	168.15	128.37	75.7%	176.98	133.92	70.3%	165.65	116.48	66.7%	162.59	108.45	66.7%	162.59	108.45	5.04
5.05	GACC	Courtyard Los Angeles Torrance Palos Verdes		3.46	57.7%	14.5%	87.4%	141.82	123.93	84.9%	141.97	120.58	84.5%	139.90	118.27	85.8%	139.19	119.39	85.8%	139.19	119.39	5.05
5.06	GACC	Courtyard Los Angeles Hacienda Heights		3.46	57.7%	14.5%	79.2%	142.38	112.73	84.6%	137.48	116.27	81.5%	134.28	109.41	79.5%	132.90	105.59	79.5%	132.90	105.59	5.06
5.07	GACC	Courtyard Seattle South Center		3.46	57.7%	14.5%	78.9%	150.13	118.47	84.6%	148.63	125.74	78.8%	158.52	124.97	78.7%	151.86	119.45	78.7%	151.86	119.45	5.07
5.08	GACC	Courtyard Nashville Airport		3.46	57.7%	14.5%	82.1%	152.36	125.08	79.6%	160.21	127.56	78.3%	153.03	119.89	74.7%	147.00	109.81	78.3%	153.03	119.89	5.08
5.09	GACC	Courtyard Palm Springs		3.46	57.7%	14.5%	65.9%	145.80	96.08	68.9%	139.58	96.21	71.5%	140.74	100.58	74.3%	142.76	106.06	74.3%	142.76	106.06	5.09
5.10	GACC	Courtyard Portland Beaverton		3.46	57.7%	14.5%	71.7%	137.24	98.42	67.4%	135.82	91.50	71.0%	132.23	93.86	67.7%	134.13	90.76	67.7%	134.13	90.76	5.10
5.11	GACC	Courtyard Atlanta Perimeter Center		3.46	57.7%	14.5%	75.4%	132.56	99.90	75.5%	136.08	102.74	73.3%	144.75	106.13	72.0%	144.20	103.76	73.3%	144.75	106.13	5.11
5.12	GACC	Courtyard Detroit Livonia		3.46	57.7%	14.5%	74.6%	117.63	87.72	75.4%	120.81	91.15	73.1%	118.44	86.56	68.8%	119.13	81.95	68.8%	119.13	81.95	5.12
5.13	GACC	Courtyard St. Louis Creve Coeur		3.46	57.7%	14.5%	75.4%	123.89	93.42	73.7%	130.41	96.09	70.4%	132.79	93.54	67.3%	132.92	89.43	67.3%	132.92	89.43	5.13
5.14	GACC	Courtyard Lincroft Red Bank		3.46	57.7%	14.5%	74.5%	135.84	101.20	74.7%	139.05	103.86	79.1%	138.64	109.72	77.5%	141.51	109.63	79.1%	138.64	109.72	5.14
5.15	GACC	Courtyard Rye		3.46	57.7%	14.5%	64.4%	161.90	104.29	69.5%	158.03	109.76	73.6%	161.36	118.71	72.5%	155.88	112.99	72.5%	155.88	112.99	5.15
5.16	GACC	Courtyard Fresno		3.46	57.7%	14.5%	76.9%	139.87	107.56	77.4%	143.59	111.10	79.3%	145.81	115.56	76.9%	153.13	117.71	76.9%	153.13	117.71	5.16
5.17	GACC	Courtyard Tampa Westshore		3.46	57.7%	14.5%	80.1%	129.16	103.47	77.0%	130.39	100.46	78.8%	123.88	97.66	82.5%	118.01	97.35	82.5%	118.01	97.35	5.17
5.18	GACC	Courtyard Boston Andover		3.46	57.7%	14.5%	70.4%	132.29	93.15	70.0%	131.99	92.44	70.4%	144.69	101.83	68.5%	148.56	101.78	68.5%	148.56	101.78	5.18
5.19	GACC	Courtyard Detroit Metro Airport		3.46	57.7%	14.5%	78.2%	111.65	87.26	80.1%	112.26	89.87	79.5%	107.63	85.51	79.7%	99.38	79.19	79.7%	99.38	79.19	5.19
5.20	GACC	Courtyard Denver Tech Center		3.46	57.7%	14.5%	66.0%	137.54	90.82	61.0%	137.85	84.14	60.4%	132.66	80.13	59.3%	133.11	78.95	59.3%	133.11	78.95	5.20
5.21	GACC	Courtyard Charlottesville North		3.46	57.7%	14.5%	66.7%	125.18	83.55	64.9%	120.14	77.92	63.2%	113.69	71.87	62.8%	112.02	70.37	62.8%	112.02	70.37	5.21
5.22	GACC	Courtyard St. Petersburg Clearwater		3.46	57.7%	14.5%	76.0%	112.44	85.46	74.7%	119.41	89.17	73.7%	114.63	84.44	72.8%	115.88	84.42	72.8%	115.88	84.42	5.22
5.23	GACC	Courtyard Fort Lauderdale Plantation		3.46	57.7%	14.5%	82.9%	118.53	98.28	88.4%	121.38	107.30	80.9%	127.87	103.49	77.8%	128.12	99.71	77.8%	128.12	99.71	5.23
5.24	GACC	Courtyard West Palm Beach		3.46	57.7%	14.5%	75.3%	113.22	85.23	80.9%	116.98	94.65	82.7%	113.85	94.17	79.7%	120.92	96.43	79.7%	120.92	96.43	5.24
5.25	GACC	Courtyard Chicago Lincolnshire		3.46	57.7%	14.5%	62.2%	130.01	80.93	61.7%	133.66	82.49	59.6%	133.51	79.62	57.4%	139.77	80.23	57.4%	139.77	80.23	5.25
5.26	GACC	Courtyard Phoenix Mesa		3.46	57.7%	14.5%	74.2%	93.39	69.26	79.9%	91.68	73.27	80.9%	94.06	76.13	75.0%	100.48	75.39	80.9%	94.06	76.13	5.26
5.27	GACC	Courtyard Chicago Waukegan Gurnee		3.46	57.7%	14.5%	74.3%	119.20	88.55	71.9%	122.69	88.19	71.7%	125.04	89.68	63.6%	127.62	81.20	63.6%	127.62	81.20	5.27
5.28	GACC	Courtyard Chicago Highland Park		3.46	57.7%	14.5%	61.2%	115.01	70.39	59.0%	119.83	70.70	57.9%	127.78	74.01	57.0%	132.17	75.29	57.0%	132.17	75.29	5.28
5.29	GACC	Courtyard Bakersfield		3.46	57.7%	14.5%	72.7%	101.55	73.82	75.9%	98.29	74.61	77.1%	102.72	79.19	77.4%	108.23	83.81	77.4%	108.23	83.81	5.29
5.30	GACC	Courtyard Norwalk		3.46	57.7%	14.5%	72.1%	156.33	112.67	72.1%	154.44	111.28	73.9%	156.12	115.38	75.5%	153.07	115.60	75.5%	153.07	115.60	5.30
5.31	GACC	Courtyard Kansas City Overland Park Metcalf		3.46	57.7%	14.5%	68.8%	116.27	80.04	68.0%	116.96	79.59	63.2%	114.27	72.20	61.5%	118.54	72.96	61.5%	118.54	72.96	5.31
5.32	GACC	Courtyard Silver Spring North		3.46	57.7%	14.5%	66.5%	129.78	86.33	59.7%	122.03	72.82	60.7%	117.43	71.24	64.6%	112.53	72.72	64.6%	112.53	72.72	5.32
5.33	GACC	Courtyard Raleigh Cary		3.46	57.7%	14.5%	65.4%	119.34	78.05	63.7%	122.08	77.76	66.9%	122.51	81.98	59.0%	127.77	75.36	66.9%	122.51	81.98	5.33
5.34	GACC	Courtyard New Haven Wallingford		3.46	57.7%	14.5%	63.7%	115.34	73.50	64.3%	114.35	73.51	66.0%	116.10	76.60	66.0%	114.87	75.79	66.0%	114.87	75.79	5.34
5.35	GACC	Courtyard Chicago Oakbrook Terrace		3.46	57.7%	14.5%	70.3%	117.16	82.39	72.0%	115.42	83.09	69.5%	113.11	78.58	67.4%	111.48	75.12	69.5%	113.11	78.58	5.35
5.36	GACC	Courtyard Indianapolis Castleton		3.46	57.7%	14.5%	66.5%	111.11	73.87	69.6%	115.97	80.71	67.2%	106.83	71.77	66.6%	105.56	70.33	67.2%	106.83	71.77	5.36
5.37	GACC	Courtyard Annapolis		3.46	57.7%	14.5%	70.2%	104.58	73.38	64.9%	112.84	73.25	64.5%	108.95	70.32	63.8%	108.45	69.17	63.8%	108.45	69.17	5.37
5.38	GACC	Courtyard Greenville Haywood Mall		3.46	57.7%	14.5%	73.0%	112.05	81.82	74.7%	115.33	86.13	70.9%	115.41	81.82	63.7%	112.38	71.54	70.9%	115.41	81.82	5.38
5.39	GACC	Courtyard Minneapolis St Paul Airport		3.46	57.7%	14.5%	74.4%	118.37	88.04	74.9%	108.83	81.47	76.5%	113.96	87.14	73.7%	109.20	80.50	73.7%	109.20	80.50	5.39
5.40	GACC	Courtyard San Antonio Downtown Market Square		3.46	57.7%	14.5%	72.2%	107.96	77.89	72.7%	107.48	78.11	74.1%	108.34	80.28	75.6%	109.13	82.48	75.6%	109.13	82.48	5.40
5.41	GACC	Courtyard Denver Stapleton		3.46	57.7%	14.5%	70.0%	113.83	79.67	73.1%	117.65	85.99	67.4%	117.45	79.22	67.7%	120.86	81.85	67.7%	120.86	81.85	5.41
5.42	GACC	Courtyard St. Louis Westport Plaza		3.46	57.7%	14.5%	70.2%	114.94	80.73	71.5%	117.57	84.11	65.9%	116.57	76.86	68.7%	116.05	79.68	68.7%	116.05	79.68	5.42
5.43	GACC	Courtyard Dallas Plano Parkway		3.46	57.7%	14.5%	75.6%	110.83	83.76	71.9%	108.32	77.85	65.9%	107.81	71.04	60.0%	109.24	65.55	60.0%	109.24	65.55	5.43
5.44	GACC	Courtyard Phoenix North Metrocenter		3.46	57.7%	14.5%	59.9%	104.25	62.40	62.0%	105.56	65.45	61.0%	105.29	64.28	62.0%	109.29	67.72	62.0%	109.29	67.72	5.44
5.45	GACC	Courtyard Dallas Richardson at Spring Valley		3.46	57.7%	14.5%	73.3%	98.38	72.09	72.8%	87.95	64.05	75.5%	87.02	65.73	72.2%	89.70	64.80	72.2%	89.70	64.80	5.45
5.46	GACC	Courtyard Birmingham Homewood		3.46	57.7%	14.5%	71.9%	120.28	86.46	71.6%	116.19	83.15	75.3%	113.42	85.36	78.7%	115.74	91.04	75.3%	113.42	85.36	5.46
5.47	GACC	Courtyard Atlanta Airport South		3.46	57.7%	14.5%	78.3%	104.65	81.96	78.4%	110.61	86.68	78.5%	112.04	87.99	76.5%	111.02	84.91	78.5%	112.04	87.99	5.47
5.48	GACC	Courtyard Atlanta Gwinnett Mall		3.46	57.7%	14.5%	73.4%	94.52	69.40	85.2%	90.52	77.11	82.7%	91.78	75.89	77.9%	96.48	75.16	77.9%	96.48	75.16	5.48
5.49	GACC	Courtyard Poughkeepsie		3.46	57.7%	14.5%	72.0%	141.02	101.58	70.7%	129.80	91.71	73.1%	128.74	94.09	80.1%	126.07	101.03	80.1%	126.07	101.03	5.49
5.50	GACC	Courtyard Memphis Airport		3.46	57.7%	14.5%	84.7%	110.60	93.65	88.7%	110.91	98.38	81.0%	113.12	91.66	76.8%	113.64	87.29	76.8%	113.64	87.29	5.50
5.51	GACC	Courtyard Charlotte South Park		3.46	57.7%	14.5%	76.8%	139.69	107.34	74.3%	141.20	104.93	71.9%	132.32	95.16	65.2%	133.88	87.23	71.9%	132.32	95.16	5.51
5.52	GACC	Courtyard Philadelphia Devon		3.46	57.7%	14.5%	71.2%	161.38	114.94	69.0%	161.31	111.31	69.2%	157.25	108.79	64.1%	159.75	102.36	69.2%	157.25	108.79	5.52
6	JPMCB	1501 Broadway	200,000,000	4.36	22.2%	13.8%																6
7	JPMCB	Apollo Education Group HQ Campus	91,500,000	4.15	47.2%	14.9%																7
8	JPMCB	Bellagio Hotel and Casino	3,010,000,000	4.06	70.7%	15.7%	93.5%	270.29	252.78	92.9%	276.24	256.53	94.9%	278.28	264.19	94.8%	281.69	267.18	94.8%	281.69	267.18	8
9	JPMCB	3500 Lacey	85,800,000	2.32	66.5%	11.0%																9
10	JPMCB	Kings Plaza	540,000,000	1.73	60.0%	9.6%																10
11	CREFI	The Westin Book Cadillac	77,000,000	1.78	56.6%	12.7%				82.9%	192.26	159.34	79.1%	205.00	162.21	77.6%	204.17	158.43	77.6%	204.17	158.43	11
12	CREFI	East Village Multifamily Pool 3	NAP	NAP	NAP	NAP																12
12.01	CREFI	329-335 East 9th Street		NAP	NAP	NAP																12.01
12.02	CREFI	516-518 East 13th Street		NAP	NAP	NAP																12.02
13	GACC	Crenshaw Plaza	NAP	NAP	NAP	NAP																13
14	GACC	Staples Headquarters	90,000,000	3.98	45.5%	12.9%																14
15	JPMCB	3000 Post Oak	100,000,000	1.46	69.5%	9.6%																15
16	GACC	3205 Eastern Market	NAP	NAP	NAP	NAP																16
17	CREFI	Mitchellville Plaza	NAP	NAP	NAP	NAP																17
18	JPMCB	Stonemont Net Lease Portfolio	1,006,853,062	1.44	88.5%	7.2%																18
18.01	JPMCB	Motorola Solutions		1.44	88.5%	7.2%																18.01
18.02	JPMCB	MetLife - Bridgewater, NJ		1.44	88.5%	7.2%																18.02
18.03	JPMCB	Baxalta		1.44	88.5%	7.2%																18.03
18.04	JPMCB	Amerigroup Corporation		1.44	88.5%	7.2%																18.04
18.05	JPMCB	MetLife - Warwick, RI		1.44	88.5%	7.2%																18.05
18.06	JPMCB	DST Output - El Dorado Hills, CA		1.44	88.5%	7.2%																18.06
18.07	JPMCB	Tate & Lyle		1.44	88.5%	7.2%																18.07
18.08	JPMCB	MetLife - Aurora, IL		1.44	88.5%	7.2%																18.08
18.09	JPMCB	Anthem Blue Cross and Blue Shield		1.44	88.5%	7.2%																18.09
18.10	JPMCB	DST Output - South Windsor, CT		1.44	88.5%	7.2%																18.10
18.11	JPMCB	DST Output - Kansas City, MO		1.44	88.5%	7.2%																18.11
18.12	JPMCB	MetLife - Oriskany, NY		1.44	88.5%	7.2%																18.12
18.13	JPMCB	MetLife - Dayton, OH		1.44	88.5%	7.2%																18.13
18.14	JPMCB	Weatherford		1.44	88.5%	7.2%																18.14
18.15	JPMCB	Anthem		1.44	88.5%	7.2%																18.15
18.16	JPMCB	AAA Club Alliance		1.44	88.5%	7.2%																18.16
18.17	JPMCB	MetLife - Convent Station, NJ		1.44	88.5%	7.2%																18.17
18.18	JPMCB	Eby-Brown - West Mifflin, PA		1.44	88.5%	7.2%																18.18
18.19	JPMCB	Eby-Brown - Ypsilanti, MI		1.44	88.5%	7.2%																18.19
18.20	JPMCB	Capital One		1.44	88.5%	7.2%																18.20
18.21	JPMCB	Eby-Brown - Springfield, OH		1.44	88.5%	7.2%																18.21
18.22	JPMCB	Anthem Virginia		1.44	88.5%	7.2%																18.22
18.23	JPMCB	SKF USA		1.44	88.5%	7.2%																18.23
18.24	JPMCB	United Wisconsin		1.44	88.5%	7.2%																18.24
18.25	JPMCB	Mylan Technologies		1.44	88.5%	7.2%																18.25
18.26	JPMCB	First Midwest Bank - Lockport, IL		1.44	88.5%	7.2%																18.26

A-1-21

ANNEX A-1

			Total Debt				HOTEL OPERATING STATISTICS
Loan #	Seller(1)	Property Name	Total Debt Cut-off Balance	Total Debt UW NCF DSCR	Total Debt Current LTV %	Total Debt UW NOI Debt Yield %	2016 Occupancy %	2016 ADR ($)	2016 RevPAR ($)	2017 Occupancy %	2017 ADR ($)	2017 RevPAR ($)	2018 Occupancy %	2018 ADR ($)	2018 RevPAR ($)	Most Recent Occupancy %	Most Recent ADR ($)	Most Recent RevPAR ($)	UW Occupancy %	UW ADR ($)	UW RevPAR ($)	Loan #
18.27	JPMCB	First Midwest Bank - Plainfield, IL		1.44	88.5%	7.2%																18.27
18.28	JPMCB	First Midwest Bank - Palos Heights, IL		1.44	88.5%	7.2%																18.28
18.29	JPMCB	First Midwest Bank - Blue Island, IL		1.44	88.5%	7.2%																18.29
18.30	JPMCB	First Midwest Bank - Highland , IN		1.44	88.5%	7.2%																18.30
18.31	JPMCB	First Midwest Bank - Morris, IL		1.44	88.5%	7.2%																18.31
18.32	JPMCB	First Midwest Bank - 2801 West Jefferson Street Joliet, IL		1.44	88.5%	7.2%																18.32
18.33	JPMCB	First Midwest Bank - Chicago Heights, IL		1.44	88.5%	7.2%																18.33
18.34	JPMCB	First Midwest Bank - Peotone, IL		1.44	88.5%	7.2%																18.34
18.35	JPMCB	First Midwest Bank - DeKalb, IL		1.44	88.5%	7.2%																18.35
18.36	JPMCB	First Midwest Bank - Galesburg, IL		1.44	88.5%	7.2%																18.36
18.37	JPMCB	First Midwest Bank - Schaumburg, IL		1.44	88.5%	7.2%																18.37
18.38	JPMCB	First Midwest Bank - Country Club Hills, IL		1.44	88.5%	7.2%																18.38
18.39	JPMCB	First Midwest Bank - 1500 Allanson Road Mundelein, IL		1.44	88.5%	7.2%																18.39
18.40	JPMCB	First Midwest Bank - Crest Hill, IL		1.44	88.5%	7.2%																18.40
18.41	JPMCB	First Midwest Bank - 1415 West Jefferson Street Joliet, IL		1.44	88.5%	7.2%																18.41
18.42	JPMCB	First Midwest Bank - Knoxville, IL		1.44	88.5%	7.2%																18.42
18.43	JPMCB	First Midwest Bank - Lansing, IL		1.44	88.5%	7.2%																18.43
18.44	JPMCB	First Midwest Bank - Zion, IL		1.44	88.5%	7.2%																18.44
18.45	JPMCB	First Midwest Bank - Genoa, IL		1.44	88.5%	7.2%																18.45
18.46	JPMCB	First Midwest Bank - Sycamore, IL		1.44	88.5%	7.2%																18.46
18.47	JPMCB	First Midwest Bank - 411 North Seymour Avenue Mundelein, IL		1.44	88.5%	7.2%																18.47
18.48	JPMCB	First Midwest Bank - 1308 North Richmond Road McHenry, IL		1.44	88.5%	7.2%																18.48
18.49	JPMCB	First Midwest Bank - Crystal Lake, IL		1.44	88.5%	7.2%																18.49
18.50	JPMCB	First Midwest Bank - Hammond, IN		1.44	88.5%	7.2%																18.50
18.51	JPMCB	First Midwest Bank - Johnsburg, IL		1.44	88.5%	7.2%																18.51
18.52	JPMCB	First Midwest Bank - North Chicago, IL		1.44	88.5%	7.2%																18.52
18.53	JPMCB	First Midwest Bank - Waukegan, IL		1.44	88.5%	7.2%																18.53
18.54	JPMCB	First Midwest Bank - Dyer, IN		1.44	88.5%	7.2%																18.54
18.55	JPMCB	First Midwest Bank - Seneca, IL		1.44	88.5%	7.2%																18.55
18.56	JPMCB	First Midwest Bank - 1301 North Larkin Avenue Joliet, IL		1.44	88.5%	7.2%																18.56
18.57	JPMCB	First Midwest Bank - Crete, IL		1.44	88.5%	7.2%																18.57
18.58	JPMCB	First Midwest Bank - Champaign, IL		1.44	88.5%	7.2%																18.58
18.59	JPMCB	First Midwest Bank - East Moline, IL		1.44	88.5%	7.2%																18.59
18.60	JPMCB	First Midwest Bank - Sandwich, IL		1.44	88.5%	7.2%																18.60
18.61	JPMCB	First Midwest Bank - Gary, IN		1.44	88.5%	7.2%																18.61
18.62	JPMCB	First Midwest Bank - Crown Point, IN		1.44	88.5%	7.2%																18.62
18.63	JPMCB	First Midwest Bank - Griffith, IN		1.44	88.5%	7.2%																18.63
18.64	JPMCB	First Midwest Bank - Frankfort, IL		1.44	88.5%	7.2%																18.64
18.65	JPMCB	First Midwest Bank - 4502 West Crystal Lake Road McHenry, IL		1.44	88.5%	7.2%																18.65
18.66	JPMCB	First Midwest Bank - Park Forest, IL		1.44	88.5%	7.2%																18.66
19	JPMCB	Drayton Tower	NAP	NAP	NAP	NAP																19
20	CREFI	Michigan Multifamily Portfolio	NAP	NAP	NAP	NAP																20
20.01	CREFI	Gale Gardens		NAP	NAP	NAP																20.01
20.02	CREFI	Midtown Square		NAP	NAP	NAP																20.02
20.03	CREFI	Carriage House		NAP	NAP	NAP																20.03
20.04	CREFI	Morris Square		NAP	NAP	NAP																20.04
20.05	CREFI	Silverstone		NAP	NAP	NAP																20.05
21	GACC	Lone Star Court	NAP	NAP	NAP	NAP	75.0%	167.79	125.89	76.5%	163.85	125.35	75.5%	167.68	126.66	75.6%	175.94	133.08	75.6%	175.94	133.08	21
22	CREFI	25 Jay Street	NAP	NAP	NAP	NAP																22
23	CREFI	Katie Reed Building	NAP	NAP	NAP	NAP																23
24	JPMCB	Veranda at Cinco Ranch	NAP	NAP	NAP	NAP																24
25	CREFI	Alabama Hilton Portfolio	28,942,536	1.64	66.5%	12.2%				66.3%	113.83	75.47	71.0%	109.66	77.83	69.9%	110.74	77.39	69.9%	110.74	77.39	25
25.01	CREFI	Homewood Suites Mobile East Bay Daphne		1.64	66.5%	12.2%				71.0%	119.26	84.65	75.3%	112.97	85.05	73.9%	116.04	85.77	73.9%	116.04	85.77	25.01
25.02	CREFI	Hampton Inn Mobile East Bay Daphne		1.64	66.5%	12.2%				65.1%	113.66	73.97	71.6%	109.27	78.29	68.5%	109.41	74.91	68.5%	109.41	74.91	25.02
25.03	CREFI	Hilton Garden Inn Mobile East Bay Daphne		1.64	66.5%	12.2%				63.7%	108.95	69.36	66.7%	106.95	71.29	68.0%	107.35	72.99	68.0%	107.35	72.99	25.03
26	CREFI	3431-3491 Merrick Road	NAP	NAP	NAP	NAP																26
27	CREFI	River Ranch	NAP	NAP	NAP	NAP																27
28	JPMCB	Holiday Inn Express Trinidad	NAP	NAP	NAP	NAP	71.4%	117.60	84.02	70.9%	122.06	86.59	74.5%	124.68	92.94	76.5%	126.59	96.82	76.5%	126.59	96.82	28
29	CREFI	2177 East 21st Street	NAP	NAP	NAP	NAP																29
30	CREFI	Walgreens Nyack, NY	NAP	NAP	NAP	NAP																30
31	CREFI	8-44 Brighton 11th Street	NAP	NAP	NAP	NAP																31
32	CREFI	725 Southern Boulevard	NAP	NAP	NAP	NAP																32
33	JPMCB	144 Willow Street	NAP	NAP	NAP	NAP																33
34	CREFI	The Mark	NAP	NAP	NAP	NAP																34
35	GACC	The Woods	NAP	NAP	NAP	NAP																35
A-1-22

Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “GACC” denotes German American Capital Corporation, as Mortgage Loan Seller; and “CREFI” denotes Citi Real Estate Funding Inc. or one of its affiliates, as Mortgage Loan Seller.
With respect to Loan No. 2, Moffett Towers Buildings A, B & C, the mortgage loan was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMCB.

With respect to Loan No. 3, 1633 Broadway, the mortgage loan is part of a whole loan that was co-originated by DBR Investments Co. Limited, Wells Fargo Bank, National Association, JPMCB and Goldman Sachs Bank USA.

With respect to Loan No. 4, 650 Madison Avenue, the mortgage loan was co-originated by Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc., BMO Harris Bank N.A. and Goldman Sachs Bank USA.

With respect to Loan No. 8, Bellagio Hotel and Casino, the mortgage loan is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., CREFI and JPMCB.

With respect to Loan No. 10, Kings Plaza, the mortgage loan is part of a whole loan that was co-originated by JPMCB, Société Générale Financial Corporation and Wells Fargo Bank, National Association.

With respect to Loan No. 27, River Ranch, the mortgage loan was originated by an unrelated third party, Basis Real Estate Capital II, LLC, and subsequently transferred to CREFI. Such Mortgage Loan was reunderwritten pursuant to CREFI’s underwriting guidelines.

(2)	With respect to Loan No. 3, 1633 Broadway, the mortgaged property includes 145,192 square feet of theater space, constituting approximately 5.7% of the net rentable area, and approximately 80,000 square feet of retail space, constituting approximately 3.1% of the net rentable area, of which approximately 40,000 square feet is vacant.

With respect to Loan No. 8, Bellagio Hotel and Casino, approximately 71.6% of the total revenues from the mortgaged property comes from sources other than the hotel operation, including the following: (a) casino (29.6%), (b) food and beverage (24.7%), (c) entertainment (9.0%), (d) retail (4.1%) and (e) other operations (4.2%).

With respect to Loan No. 18, Stonemont Net Lease Portfolio, in certain instances, mortgaged properties identified as Office, Industrial or Retail herein may contain a small or otherwise de minimis office or retail component.

With respect to Loan No. 19, Drayton Tower, the mortgaged property has a retail portion occupied by five tenants, constituting 6,654 square feet (approximately 8.9% of net rentable area) and 7.4% of the UW Revenues ($).

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 17, Mitchellville Plaza, the Mortgaged Properties include one ground leased property for which the related borrowers own the underlying land but not the improvements, which are owned by the applicable ground lessee.

With respect to Loan No. 19, Drayton Tower, approximately 42% of Units are leased by students of Savannah College of Art and Design.

With respect to Loan No. 24, Veranda at Cinco Ranch, the Units are primarily leased to medical offices, including two of the five largest tenants by net rentable area.

(4)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

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With respect to Loan No. 1, Murphy Crossing, Risk Management Solutions has executed a letter of intent to sublease the 72,580 square foot Bayer Healthcare space (the 3rd Largest Tenant), which had been 100% occupied by AeroHive Networks Incorporated prior to November 2019. Risk Management Solutions has not yet taken occupancy of its intended square feet or commenced paying rent.

With respect to Loan No. 2, Moffett Towers Buildings A, B & C, Google has executed leases for Building B and Building C but has not yet taken occupancy or begun paying rent. Google’s lease in Building B is expected to commence in January 2021. Google is expected to take possession of its premises in Building C in two phases: 96,282 square feet in March 2020 and 84,914 square feet in July 2020. Comcast leases 111,707 square feet, representing 11.7% of the net rentable area at the Moffett Towers Buildings A, B & C property, through October 31, 2027. Comcast has executed a lease extension and relocation for a total of 111,707 square feet and has not yet taken occupancy or begun paying rent on the 40,296 square feet of relocation space. Comcast is expected to take possession of the relocation space in November 2020.

With respect to Loan No. 3, 1633 Broadway, New Mountain Capital LLC, representing 4.2% of the net rentable area, has executed a lease but has not yet taken occupancy or begun paying rent.

With respect to Loan No. 6, 1501 Broadway, the Taco Bell Cantina lease is scheduled to commence in March 2020.

With respect to Loan No. 8, Bellagio Hotel and Casino, the mortgaged property was acquired by the borrower in a sale-leaseback transaction from Bellagio, LLC, an indirectly wholly owned subsidiary of MGM Resorts International. Bellagio, LLC and the borrower entered into a new 30-year lease, with two, 10-year extension options, for Bellagio, LLC to operate the mortgaged property.

With respect to Loan No. 10, Kings Plaza, though currently in occupancy and paying rent, Forever 21 has been underwritten as vacant. Forever 21 has been in occupancy at the mortgaged property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 tenant and the borrower are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

With respect to Loan No. 10, Kings Plaza, the mortgaged property contains a standalone power plant located on the roof that provides all electricity to the mortgaged property. In 2019, the borrower sponsor completed a two-year, $17.5 million project allowing the power plant to interconnect with the local Consolidated Edison grid. The interconnected system went live in July 2019 and as a result the power plant was underwritten as generating approximately $1.8 million in revenue in 2020 and approximately $2.1 million upon reaching stabilization in 2021.

With respect to Loan Nos. 18.40, 18.49, 18.53 and 18.66, Stonemont Net Lease Portfolio - First Midwest Bank - Crest Hill, IL, Stonemont Net Lease Portfolio - First Midwest Bank - Crystal Lake, IL, Stonemont Net Lease Portfolio - First Midwest Bank - Waukegan, IL and Stonemont Net Lease Portfolio - First Midwest Bank - Park Forest, IL, Occupancy % includes First Midwest Bank, which leases a total of 14,831 square feet at the four properties (0.2% of net rentable area) through September 2027, but is currently dark at the four properties. First Midwest Bank is responsible for all lease obligations through the contractual expiration dates in 2027.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.
With respect to Loan No. 2, Moffett Towers Buildings A, B & C, the Appraised Value ($), Current LTV %, and Maturity LTV % are based on the “As-Stabilized” Value of $1,145,000,000, which assumes the stabilized operation of the property as October 1, 2021. Based on the “As-Is” appraised value of $995,000,000, the Current LTV % and Maturity LTV are both equal to 44.5%.

With respect to Loan No. 3, 1633 Broadway, the appraisal includes the extraordinary assumption that the owner has provided a $55,980,670 capital expenditure budget that is projected to occur over the initial 10 years of the investment holding period, which was utilized to estimate the value set forth in the appraisal. Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and we cannot assure you that they will be made.

With respect to Loan No. 4, 650 Madison Avenue, the Current LTV % and Maturity LTV % are calculated based upon the “Hypothetical As-Is” Appraised Value of $1,210,000,000. This represents the aggregate “Hypothetical As-Is” of the 650 Madison Avenue Property as of October 31, 2019, which assumes that the mortgaged property

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will have in place reserves of approximately $10,000,000 at origination. The Current LTV % and Maturity LTV %, calculated based on the “As-Is” Appraised Value of $1,200,000,000 as of October 31, 2019, are 48.9% and 48.9% respectively.

With respect to Loan No. 5, CBM Portfolio, the Appraised Value ($), Current LTV %, and Maturity LTV % are based on the “As-Complete” Value of $1,184,500,000, which is based on the completion of the renovation plan as of November 1, 2020. Based on the “As-Is” Portfolio appraised value of $980,000,000, the Current LTV % and Maturity LTV are both equal to 40.6%.

With respect to Loan No. 8, Bellagio Hotel and Casino, the Appraised Value ($), Current LTV % and Maturity LTV % reflect the “As Leased” value solely with respect the real property portion of the mortgaged property of $4,260,000,000, excluding personal property and certain intangible value attributable to the mortgaged property. Based on the “As-Is” appraised value of $6,500,000,000, the Current LTV % and Maturity LTV % are both equal to 25.8%.

With respect to Loan No. 23, Katie Reed Building, the Current LTV % and Maturity LTV % are calculated based upon the “As-Stabilized” Appraised Value of $31,020,000. This represents the aggregate “As-Stabilized” value of the Katie Reed Building as of February 1, 2020, which assumes that, among other conditions, tenants Giobi, Inc and the Joonas Group take occupancy at the property and a common area renovation is completed. An Upfront Capex Reserve of $1,718,316 was deposited at origination for the renovation. Based on the “As-Is” appraised value of $30,440,000, the Current LTV% and Maturity LTV% are both equal to 47.6%.

With respect to Loan No. 28, Holiday Inn Express Trinidad, the Appraised Value ($), Current LTV % and Maturity LTV % reflect the “Hypothetical As Is Market Value” value as of November 1, 2019, which assumes that the reserve for the property improvement plan (the “PIP”) required under the related franchise agreement is funded. At loan origination, the borrower reserved $2,186,735 for the PIP. Based on the “As-Is” appraised value of $11,200,000, the Current LTV % is 74.0% and the Maturity LTV % is 65.4%.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

With respect to Loan No. 5, CBM Portfolio, two properties, Courtyard Charlotte South Park and Courtyard Philadelphia Devon, have leasehold interests with ground leases rolling in the near term. These properties were given an allocated loan amount of $0, while the remainder of the properties in the CBM Portfolio were allocated a pro rata share of the debt.

(7)	With respect to Loan Nos. 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 18 and 25, Moffett Towers Buildings A, B & C, 1633 Broadway, 650 Madison Avenue, CBM Portfolio, 1501 Broadway, Apollo Education Group HQ Campus, Bellagio Hotel and Casino, 3500 Lacey, Kings Plaza, The Westin Book Cadillac, Staples Headquarters, 3000 Post Oak, Stonemont Net Lease Portfolio and Alabama Hilton Portfolio, in each case, the mortgage loan is part of a larger split whole loan, which consists of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(8)	Each number identifies a group of related borrowers.

With respect to Loan No. 13, Crenshaw Plaza, the borrowers own the mortgaged property as tenants-in-common.

With respect to Loan No. 20, Michigan Multifamily Portfolio, the borrowers own the Midtown Square mortgaged property as tenants-in-common.

With respect to Loan No. 25, Alabama Hilton Portfolio, the borrowers own the mortgaged properties as tenants-in-common.

(9)	For each mortgage loan, the Net Mortgage Rate % is equal to the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

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(10)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

With respect to Loan No. 10, Kings Plaza, with respect to the related mezzanine loan, the mezzanine borrower is required to make Monthly Debt Service ($) payments of (i) from the first payment date of February 1, 2020 prior to February 1, 2025, interest only, and (ii) from February 1, 2025, and thereafter amortization payments in accordance with the amortization schedule set forth in the mezzanine loan documents.

(11)	With respect to all mortgage loans, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

(12)	In some instances in which the loan documents provide grace periods with respect to payments, such grace periods may be permitted a limited number of times per any 12-month periods.

(13)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM” component of the prepayment provision represents yield maintenance payments.
The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash management period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 2, Moffett Towers Buildings A, B & C, the defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date of March 6, 2020. Defeasance of the Moffett Towers Buildings A, B & C Whole Loan in full is permitted after the date that is the earlier of (i) February 6, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. On and after March 6, 2022, the Moffett Towers Buildings A, B & C Whole Loan may be voluntarily prepaid with a prepayment fee equal to the greater of the yield maintenance amount or 1% of the unpaid principal balance as of the prepayment date. The assumed defeasance lockout date is based on the expected Benchmark 2020-B17 securitization closing date in March 2020. The actual defeasance lockout period may be longer.

With respect to Loan No. 3, 1633 Broadway, the lockout period will be at least 27 payment dates beginning with and including the first payment date of January 6, 2020. The borrower may defease the whole loan in full after the date that is the earlier to occur of (i) November 25, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 27 payments is based on the expected Benchmark 2020-B17 securitization closing date in March 2020. The actual lockout period may be longer.

With respect to Loan No. 4, 650 Madison Avenue, the lockout period will be at least 27 payment dates beginning with and including the first payment date of January 8, 2020. Defeasance of the full $800.0 million 650 Madison Avenue Whole Loan is permitted after the date that is the earlier of (i) November 26, 2022 and (ii) two years from the closing date of the securitization that includes the last note of the 650 Madison Avenue Whole Loan. The actual lockout period may be longer.

With respect to Loan No. 6, 1501 Broadway, the lockout period will be 26 payments beginning with and including the first payment date of February 6, 2020. The borrower may defease the whole loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 6, 2023. The assumed lockout period of 26 payments is based on the expected Benchmark 2020-B17 securitization closing date in March 2020. The actual lockout period may be longer.

With respect to Loan No. 7, Apollo Education Group HQ Campus, the lockout period will be at least 25 payment dates beginning with and including the first payment date of March 5, 2020. The borrower has the option to defease the whole loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) March 5, 2024. The lockout period of 25 payments is based on the expected Benchmark 2020-B17 transaction closing date occurring in March 2020. The actual lockout period may be longer.

With respect to Loan No. 8, Bellagio Hotel and Casino, the defeasance lockout period will be 27 payments beginning with and including the first payment date of January 5, 2020. The borrower may defease the whole

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loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 15, 2022. The assumed defeasance lockout period of 27 payments is based on the expected Benchmark 2020-B17 securitization closing date in March 2020. The actual defeasance lockout period may be longer.

With respect to Loan No. 10, Kings Plaza, the lockout period will be at least 26 payment dates beginning with and including the first payment date of February 1, 2020. The borrower may prepay in full, with the greater of yield maintenance or 1.0% of the outstanding principal balance of the whole loan, after the earlier to occur of (i) February 1, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2020-B17 securitization closing date in March 2020. The actual lockout period may be longer.

With respect to Loan No. 14, Staples Headquarters, the defeasance lockout period will be at least 25 payments beginning with and including the first payment date of March 6, 2020. The borrower has the option to defease the full $90.0 million Staples Headquarters whole loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) January 29, 2023. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2020-B17 securitization in March 2020. The actual lockout period may be longer.

With respect to Loan No. 15, 3000 Post Oak, the lockout period will be at least 24 payments beginning with and including the first payment date of April 1, 2020. The borrower has the option to defease the whole loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 6, 2024. The assumed lockout period of 24 months is based on the expected closing date of the Benchmark 2020-B17 securitization in March 2020. The actual lockout period may be longer.

With respect to Loan No. 18, Stonemont Net Lease Portfolio, the related whole loan is split between (i) a 24-month floating rate componentized loan with three one-year extension options (the “Stonemont Net Lease Portfolio Floating Rate Loan”) with a Cut-off Date principal balance of $277,450,000, and (ii) a 60-month fixed rate componentized loan (the “Stonemont Net Lease Portfolio Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Stonemont Net Lease Portfolio Senior Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $296,270,000, $25,000,000 of which is being contributed to the Benchmark 2020-B17 trust (the “Stonemont Net Lease Portfolio Mortgage Loan”), and (B) a subordinate fixed rate componentized loan (the “Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $351,280,000. The Stonemont Net Lease Portfolio Senior Fixed Rate Loan is senior to the Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan. The interest rate on the Stonemont Net Lease Portfolio Floating Rate Loan is LIBOR (subject to a floor of 1.50%) plus a spread of 2.35%. The financial information presented in the Annex A-1 reflects the Stonemont Net Lease Portfolio Senior Fixed Rate Loan and the $126.93 million Stonemont Net Lease Portfolio Floating Rate Loan, and excludes (i) the remaining $150.52 million of the Cut-off Date principal balance of the Stonemont Net Lease Portfolio Floating Rate Loan and (ii) the Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan. For purposes of all calculation herein, LIBOR is assumed to be 1.677%. Each of the Stonemont Net Lease Portfolio Fixed Rate Loan and Stonemont Net Lease Portfolio Floating Rate Loan is divided into components, which have different payment priorities prior to and following an event of default under the Stonemont Net Lease Portfolio Whole Loan. Following an event of default, a portion of the Stonemont Net Lease Portfolio Floating Rate Loan (the “Stonemont Net Lease Portfolio Floating Rate Senior Component”) generally pays pro rata with the Stonemont Net Lease Portfolio Senior Fixed Rate Loan, and the remaining portion of the Stonemont Net Lease Portfolio Floating Rate Loan (the “Stonemont Net Lease Portfolio Floating Rate Subordinate Component”) generally pays pro rata with the Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan. Prior to an event of default under the whole loan, all voluntary prepayments are required to be applied to repay the Stonemont Net Lease Portfolio Floating Rate Loan, prior to any application to Stonemont Net Lease Portfolio Senior Fixed Rate Loan or the Subordinate Fixed Rate Loan. With respect to the Stonemont Net Lease Portfolio mortgage loan, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes (i) the Stonemont Net Lease Portfolio Mortgage Loan, (ii) the other notes included in the Stonemont Net Lease Portfolio Senior Fixed Rate Loan and (iii) the Stonemont Net Lease Portfolio Floating Rate Senior Component. The lockout period with respect to the Stonemont Net Lease Portfolio Fixed Rate Loan is 25 payments beginning with and including the first payment date of February 10, 2020. The Stonemont Net Lease Portfolio Floating Rate Loan may be prepaid in whole or in part at any time subject to a spread maintenance premium prior to the payment date in August 2020. Please see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” for additional information.

With respect to Loan No. 25, Alabama Hilton Portfolio, the lockout period will be at least 25 payment dates beginning with an including the first payment date of March 6, 2020. Defeasance of the full $29.0 million of the

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Alabama Hilton Whole Loan is permitted after the date that is the earlier of (i) January 24, 2023 and (ii) two years from the closing date of the securitization that includes the last note of the Alabama Hilton Whole Loan. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2020-B17 securitization in March 2020. The actual lockout period may be longer.

(14)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed, renovated and/or acquired.

With respect to Loan No. 7, Apollo Education Group HQ Campus, historical financial information was not provided by the borrower because the lease for the sole tenant at the mortgaged property, Apollo Education Group, is NNN.

With respect to Loan No. 13, Crenshaw Plaza, the borrower was not provided any historical information prior to the purchase date of the mortgaged property due to the nature of the financing as an acquisition.

With respect to Loan No. 14, Staples Headquarters, is subject to a triple-net lease with the related sole tenant and, therefore, has no or limited operating history and/or lacks historical financial figures and information.

With respect to Loan No. 18, Stonemont Net Lease Portfolio, historical financial information was not provided by the borrower because each of the single tenant properties within the portfolio is subject to a triple-net lease.

With respect to Loan No. 23, Katie Reed Building, the borrower was not provided any historical information prior to the purchase date of 2018 due to the nature of the financing as an acquisition.

With respect to loan No. 27, River Ranch, the sponsor did not provide any historical information prior to 2018.

With respect to Loan No. 32, 725 Southern Boulevard, there is missing historical information due to a renovation that took place between 2017 and 2019.

With respect to Loan No. 33, 144 Willow Street, historical financial information was not available because the mortgaged property was recently acquired by the borrower sponsor.

(15)	In the case of certain mortgage loans, the UW NOI ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 2, Moffett Towers Buildings A, B & C, the increase from Most Recent NOI ($) to UW NOI ($) is primarily attributable to new recent leasing to Google and Comcast and includes the straight line average of contractual rent step increments over the lease term for investment grade tenants.

With respect to Loan No. 4, 650 Madison Avenue, the increase from Most Recent NOI ($) to UW NOI ($) is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps.

With respect to Loan No. 6, 1501 Broadway, the increase from Most Recent NOI ($) to UW NOI ($) is primarily attributable to (i) an additional 3,250 square foot lease executed with Taco Bell Cantina, accounting for approximately $2.6 million in underwritten base rent and (ii) approximately $1.5 million in contractual rent steps through December 2020.

With respect to Loan No. 10, Kings Plaza, the increase from the Most Recent NOI ($) to UW NOI ($) is primarily attributable to (i) rent steps taken 12 months out until February 1, 2021 (based on the Kings Plaza whole loan’s securitization in February of 2020) and straight-lined rents for investment grade-rated tenants and (ii) projected increases in power plant revenue as this component of the property stabilizes.

With respect to Loan No. 34, The Mark, the increase from Most Recent NOI ($) to UW NOI ($) is primarily attributable to contractual rent steps and potential income from vacant units.

(16)	With respect to all hotel properties the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

With respect to Loan No. 10, Kings Plaza Mortgage Loan, a portion of the mortgaged property occupied by Lowe’s is subject to a 15-year Industrial & Commercial Incentive Program (“ICIP”) tax abatement that expires in the 2025/2026 tax year. For the 2019/2020 tax year, abated taxes for the applicable land and improvements are approximately $643,391 (as opposed to unabated taxes of approximately $992,466). Please see “Description of

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the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

With respect to Loan No. 12, the East Village Multifamily Pool 3 Mortgage Loan, 15 of the 55 residential units are rent stabilized.

With respect to Loan No. 18.23, Stonemont Net Lease Portfolio - SKF USA, the mortgaged property is subject to two separate ground leases. The ground leases terminate in 2027 and upon termination, the applicable borrower is obligated to purchase the fee interest for $1 and certain other amounts. The ground lease was created to provide a real estate tax abatement in the form of a payment in lieu of taxes (“PILOT”) program. The PILOT program is co-terminous with the ground lease, and real estate taxes will revert to fully unabated real estate taxes when the ground lease expires. Following the purchase of the property by the ground tenant, fully unabated real estate taxes would resume. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

With respect to Loan No. 19, Drayton Tower, the borrower sponsor purchased the mortgaged property in 2012 and undertook a comprehensive renovation and, in connection therewith, received from the Historic Preservation Division a state tax incentive, which freezes the mortgaged property’s total market value as it relates to its tax assessment until 2021, thereby reducing the assessed property tax during the abatement period. In connection with such tax incentive, the mortgage loan is structured with a master lease between the borrower, as the master landlord, and the borrower’s affiliate, as the master tenant, which leases the units to the individual renters. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

With respect to Loan No 20, Michigan Multifamily Portfolio, 65 of 616 units at the mortgaged properties receive subsidies or vouchers.

With respect to Loan No. 23, the Katie Reed Building Mortgage Loan, 2 units out of 18 units are rent controlled.

With respect to Loan No. 29, the 2177 East 21st Street Mortgage Loan, 44 of the 45 residential units are rent stabilized.

With respect to Loan No. 32, the 725 Southern Boulevard Mortgage Loan, 56 of the 58 residential units are rent stabilized.

(17)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

(18)	In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.
With respect to Loan No. 11, The Westin Book Cadillac, the mortgaged property consists of 453 hotel rooms and 67 condominium units. The borrower, with an 82.5% voting interest and has control of the condominium board. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

With respect to Loan No. 15, 3000 Post Oak, the mortgaged property includes the borrower’s leasehold interest in a certain parcel of land that is required to be used only as a private street, road or driveway, and effectively constitutes one of many direct access ways to the main portion of the mortgaged property. The related ground lease does not require any rent payments and expires on the date that is the earlier to occur of (i) September 30, 2023, and (ii) the termination of the rights of the ground lessor under that certain Easement an affiliate of the ground lessee has granted the ground lessor an easement upon a tract of land described in the Easement. Such leasehold portion does not constitute a material portion of the mortgaged property.

With respect to Loan No. 18.09, Stonemont Net Lease Portfolio – Anthem Blue Cross and Blue Shield, the mortgaged property is subject to a condominium regime. The borrower owns one of the two condominium units representing 81.23% interest, and controls the condominium board. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

With respect to Loan No. 19, Drayton Tower, the mortgaged property consists of 99 residential units and five retail units in a condominium with a total of 123 units. The borrower, with a 71.56% voting interest, owns 106 of the 123 units and has control of the condominium board. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

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With respect to Loan No. 23, Katie Reed Building Mortgage Loan, the mortgaged property is subject to a condominium regime that is controlled by the borrower. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

With respect to Loan No. 34, The Mark, the mortgaged property consists of 8,526 square feet and 244 condominium units. The borrower owns 6 of 250 total units, equating to a 2.4% voting interest. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

(19)	With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the preliminary prospectus for information related to mortgage loans secured by hotel properties.

With respect to Loan No. 8, Bellagio Hotel and Casino, the mortgaged property is not a flagged hotel property.

With respect to Loan No. 21, Lone Star Court, the mortgaged property is not a flagged hotel property.

(20)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 6, 1501 Broadway, at origination of the mortgage loan, the borrower deposited $955,000 into an Upfront Engineering Reserve ($) in connection with installing sprinkler system as required by the mortgage loan documents. The borrower is required under the mortgage loan documents to perform additional immediate repair work, including, among other items, evaluation of the electrical systems, inspection of the elevators, and resolving open building code violations, for which the aggregate estimated cost is approximately $34,920.

With respect to Loan No. 17, Mitchellville Plaza, 3 tenants, collectively representing approximately 3.1% of the net rentable area, were delinquent in their rents at origination of the mortgage loan.

With respect to Loan No. 23, Katie Reed Building, at origination of the mortgage loan, the borrower deposited $1,718,316 into an Upfront Replacement Reserve ($) in connection with certain scheduled renovations.

(21)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 5, CBM Portfolio, the Upfront Other Reserve ($) includes $99,000,000 deposited into a reserve to be used for renovation work. In addition, the borrowers shall be required to deposit into the Renovation Reserve the following annual amounts in equal monthly installments: Year 1 – $41.0 million, Year 2 – approximately $12.333 million, Year 3 – approximately $12.333 million, and Year 4 – approximately $12.333 million. In the event that the Lender’s estimate of remaining costs of the renovation work (other than any optional work that has not yet commenced and the Borrowers have elected not to commence or perform) exceeds the remaining Renovation Reserve balance, monthly deposits (in the Year 4 amount) shall continue after Year 4 until the balance in the Renovation Reserve, plus 50% of the balance then held in the FF&E Reserve, is sufficient to fund the remaining work.

With respect to Loan No. 11, Westin Book Cadillac, Marriott will be collecting an ongoing FF&E reserve (1/12 of 4% of revenues annually, initially estimated to be $129,128 per month); however, such FF&E reserve has been conditionally waived by the lender so long as, among other things, the property manager continues to collect ongoing reserve deposits under the management agreement for the costs of FF&E. In addition to this, Marriott is holding an FF&E balance of $1,814,809 (an additional reserve transfer from the prior debt). In connection with the planned renovation, Marriott has also agreed to contribute $1,500,000. Existing loan reserves include approximately $12.4 million of existing reserve accounts associated with the prior debt on The Westin Book Cadillac property.

With respect to Loan No. 18, Stonemont Net Lease Portfolio, to the extent any Rollover Reserve True Up Amount (as defined in the loan documents) is outstanding, the borrowers are required to deposit 1/6 of the Rollover

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Reserve True Up Amount, provided that any outstanding Rollover Reserve True Up Amount as of the sixth payment date after the first existence of a Rollover Reserve True Up Amount is required to be promptly deposited into the Rollover Reserve Account, which amounts is required to be deposited with and held by the lender for tenant improvement and leasing commission obligations incurred following the date hereof. “Rollover Reserve True Up Amount” means, with respect to any individual tenant for which any of the following conditions ((a) is not subject to a lease, (b) is not investment grade and has “gone dark” or sublet a majority of its demised space, (c) has exercised its termination right under its lease with a termination date occurring prior to two years beyond January 10, 2025, or (d) is subject to a bankruptcy or similar proceeding (each of the foregoing conditions, a “Rollover Reserve Deposit Conditions”)) would have been satisfied earlier than the calendar quarter in which the Rollover Reserve Deposit Conditions were deemed to be satisfied by the lender if the quarterly reports required under the mortgage loan documents were delivered on a monthly, rather than quarterly basis, an amount equal to (a) the product of (i) $1.20 per square foot and (ii) the aggregate square footage of the demised premises leased by such tenant and (b) a quotient, (i) the numerator of which is the number of months between the date on which the Rollover Reserve Deposit Conditions should have applied had the lender been immediately aware that such conditions were satisfied and the date on which the lender actually became aware that the Rollover Reserve Deposit Conditions were satisfied based on the delivery of the quarterly reporting required pursuant under the mortgage loan documents and (ii) the denominator of which is 12.

With respect to Loan No. 25, Alabama Hilton Portfolio, There will be on going replacement reserve being collected at 2% of gross revenues, which is estimated to be $35,401 a month.

(22)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

(23)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.
With respect to Loan No. 1, Murphy Crossing, the 2nd Largest Tenant, Elo Touch Solutions, subleases 100% of its 74,824 square feet space to SonicWall, Inc., representing 20.6% of net rentable area. The 3rd Largest Tenant, Bayer Healthcare, subleases 100% of its 72,580 square feet to AeroHive Networks Incorporated. The parent company of AeroHive Networks and the borrower have agreed to terms via a letter of intent with the tenant Risk Management Solutions, Inc. to sublease 100% of the Bayer Healthcare space, representing 20.0% of the net rentable area of the Murphy Crossing mortgaged property.

With respect to Loan No. 3, 1633 Broadway, the Largest Tenant, Allianz Asset Management of America L.P., subleases 20,600 square feet of suite 4600 (totaling 54,118 square feet) to Triumph Hospitality at a base rent of $46.80 per square foot through December 30, 2030. Triumph Hospitality further subleases 3,000 square feet of suite 4600 to Stein Adler Dabah & Zelkowitz at a base rent of $41.33 per square foot through July 31, 2022. Underwritten base rent is based on the contractual rent under the prime lease. The 2nd Largest Tenant, WMG Acquisition Corp, subleases 3,815 square feet of suite 0400 (totaling 36,854 square feet) to Cooper Investment Partners LLC at a base rent of $58.37 per square foot on a month-to-month basis. Underwritten base rent is based on the contractual rent under the prime lease. The 5th Largest Tenant, Kasowitz Benson Torres, subleases a collective 32,487 square feet of Suite 2200 (totaling 50,718 square feet) to three tenants. Delcath Systems, Inc. subleases 6,877 square feet and pays a rent of $68.50 per square foot through February 28, 2021; Avalonbay Communities subleases 12,145 square feet through October 31, 2026 and pays a current rent of $74.00 per square foot; Cresa New York subleases 13,195 square feet and pays a rent of $65.00 per square foot through April 30, 2021. Underwritten base rent is based on the contractual rent under the prime lease.

With respect to Loan No. 6, 1501 Broadway, the 2nd Largest Tenant, Tremor Video has subleased 41,308 square feet of space to Mergermarket (U.S.) LLP on a coterminous basis currently at $55.22 per square foot beginning in late 2018 and 10,178 square feet to Office Resources Inc. on a month to month basis at $57.00 per square foot beginning in 2016.

With respect to Loan No. 9, 3500 Lacey, the Largest Tenant, HAVI Global Solutions, has subleased (a) 17,696 sq. ft. to Hearthside Food Solutions at a base rent of $23.40 PSF and (b) 22,132 sq. ft. to Donnelley Financial, LLC at a base rent of $22.20 PSF. Both subleases are coterminous with the underlying lease to HAVI Global Solutions, which expires in April 2025.

With respect to Loan No. 15, 3000 Post Oak, the Largest Tenant, Bechtel Oil, Gas and Chemicals, Inc., subleases 1,447 square feet to Chevron Federal Credit Union.

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With respect to Loan No. 15, 3000 Post Oak, in certain instances, the tenant has entered into one or more subleases for a de minimis portion of its total leased space or leased a portion of its space to an affiliate. In each such case, the applicable tenant, as presented herein, remains fully responsible in all material respects for the contractual lease terms.

With respect to Loan No. 31, 8-44 Brighton 11th Street, the Largest Tenant, Brighton 11 Realty LLC, subleases 14,713 square feet to four subtenants: Dental Lab, Circle of Friends, Gem Pharmacy, and Wow Café and Grill.

(24)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 6, 1501 Broadway, the Largest Tenant, Hardesty & Hanover, leases 52,634 square feet, of which (i) 34,391 square feet is leased for $46.15 per square foot, (ii) 17,656 square feet Is leased for $46.09 per square foot and (iii) 317 square feet is leased with no underwritten base rent.

With respect to Loan No. 6, 1501 Broadway, the 3rd Largest Tenant, Hard Rock Café, leases 47,256 square feet, of which 46,756 square feet is leased for $158.73 per square foot expiring in January 2036 and 500 square feet is leased with no underwritten base rent expiring in December 2050.

With respect to Loan No. 18, Stonemont Net Lease Portfolio, the Motorola Solutions mortgaged property consists of two separate structures (1303 East Algonquin Road and 1299 East Algonquin Road), each leased to Motorola Solutions pursuant to a separate lease. The 1303 East Algonquin Road building is comprised of 345,000 square feet with a lease expiration date in May 2030 and is classified as a Class A property. The 1299 East Algonquin Road building is comprised of 172,000 square feet with a lease expiration date in May 2029 and is classified as a Class B property. Each lease contains four five-year extension options. Additionally, the two structures were separately appraised for $73,100,000 and $35,100,000, respectively. The two structures are presented on an aggregate basis for all relevant characteristics, given each individual structure cannot be released separately from the lien of the mortgage loan. Per the loan documents, the Cut-off Date Allocated Mortgage Loan Balance amount attributable to the two structures is $87,967,000.

(25)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 3, 1633 Broadway, the 4th Largest Tenant, Morgan Stanley & Co, representing approximately 10.2% of net rentable area, has the option to terminate its lease as to all or any portion (but not less than one full floor) of its space at any time after April 1, 2027, upon 18 months’ notice and payment of a termination fee. The 5th Largest Tenant, Kasowitz Benson Torres, representing approximately 7.9% of the net rentable commercial area, has the right to terminate its lease as to all or a portion of one full floor of the premises located on the uppermost or lowermost floor (provided that the terminated space must be in a commercially reasonable configuration) effective as of March 31, 2024, by providing notice by March 31, 2023 and payment of a termination fee.

With respect to Loan No. 4, 650 Madison Avenue, the 2nd Largest Tenant, Memorial Sloan Kettering Cancer Center, at the 650 Madison mortgaged property has (i) the one-time option to terminate its lease on any date between July 1, 2020, and June 30, 2022, so long as the tenant gives 18 months’ notice and (ii) the right to go dark at any time.

With respect to Loan No. 9, 3500 Lacey, the Largest Tenant, HAVI Global Solutions, has a one-time right to terminate its lease effective as of August 2022 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $5,236,299. The 2nd Largest Tenant, Glanbia, has a one-time right to terminate its lease effective as of February 2026 with no less than six months’ prior notice and the payment of an estimated termination fee of $4,101,067. The 3rd Largest Tenant, Invesco, has a one-time right to terminate its lease effective as of May 2021 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $3,789,544. The 5th Largest Tenant, CompTIA, has a one-time right to terminate its lease effective as of December 2026 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $971,316.

With respect to Loan No. 10, Kings Plaza, the 2nd Largest Tenant, Primark, has the right to terminate its lease on July 7, 2028 with 12 months’ notice provided that, as of the termination date, (i) the tenant is Primark US Corp., or

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a Primark successor, and (ii) the tenant is not in default of its lease beyond any applicable notice and cure period; however, such termination option will be automatically terminated and of no force or effect if either (a) another Primark store opens for business within a certain radius of the mortgaged property, or (b) the tenant or any of its affiliates own, operate, otherwise become financially interested in any other Primark store or any other store branded under the Primark name within the radius.

With respect to Loan No. 10, Kings Plaza, the 5th Largest Tenant, Best Buy, is currently in negotiations with the borrower for an early termination of its related lease with respect to its entire demised premises (the “Best Buy Space”). The mortgage loan documents permit the borrower to enter into (i) a termination of the Best Buy lease, (ii) a modification of the Best Buy lease which results in the rent payable by Best Buy being less than an amount equal to 105% of the amount of the rent in effect as of the origination date, or (iii) a modification of the Best Buy lease which shortens the related term to a date expiring prior to January 31, 2032; provided, among other conditions, the borrower enters into a master lease with the related guarantor requiring such guarantor to pay an amount equal to (i) 105% of the amount of rent to which the borrower would otherwise be entitled pursuant to the Best Buy lease in effect as of the origination date, minus (ii) the sum of (x) the amount of rent actually received by the borrower from tenants under any replacement lease, plus (y) the amount of rent actually received by the borrower from Best Buy under the terms of the Best Buy lease. In connection with any redevelopment of the Best Buy Space, the mortgage loan documents require the borrower to, among other things, deliver a completion guaranty to the lender.

With respect to Loan No. 17, Mitchellville Plaza, the Largest Tenant, Weis Markets, Inc., at the Mitchellville Plaza mortgaged property has (i) the right to terminate its lease if the landlord violates any use restrictions or radius restrictions and (ii) the right to go dark at any time. The 5th Largest Tenant, McDonald’s (ground lease), at the Mitchellville Plaza mortgaged property has the right to terminate its lease at any time after five years from the rent commencement date by serving written notice to the landlord and paying the sum of the current year’s rent, effective 6 months after notice.

With respect to Loan No. 29, 2177 East 21st Street, the Largest Tenant, Perlina Jewelry, at the 2177 East 21st Street mortgaged property has the right to terminate its lease at any time without termination fee so long as the tenant gives 6 months’ notice. The 4th Largest Tenant, Stina Corp., at the 2177 East 21st Street Mortgaged Property has the right to terminate its lease any time on or after June 30, 2021, without termination fee so long as the tenant gives 6 months’ notice. The 5th Largest Tenant, York Sing Chan, at the 2177 East 21st Street mortgaged property has the right to terminate its lease any time on or prior to April 30, 2021, without termination fee so long as the tenant gives 9 months’ notice.

With respect to Loan No. 30, Walgreens Nyack, NY, the sole tenant, Walgreens, at the mortgaged property has (i) the right to terminate its lease effective as of the last day of the 300th full calendar month of the term and every 5 years thereafter with 12 months prior notice and (ii) the right to go dark at any time.

(26)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

With respect to Loan Nos. 3 and 6, 1633 Broadway and 1501 Broadway, in each case, the related mortgage loan does not have a separate Principal / Carveout Guarantor, and each of the related borrowers is the only indemnitor under the related environmental indemnity agreement. Please see “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” for additional information.

With respect to Loan No. 8, Bellagio Hotel and Casino, the aggregate liability of the Principal / Carveout Guarantor with respect to the full recourse carveouts is capped at 10% of the principal balance of the whole loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party costs actually incurred by the lender and/or any administrative agent (including reasonable attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due.

With respect to Loan No. 15, 3000 Post Oak, under the limited liability company agreement (the “LOPO 2 LLC Agreement”) of LOPO 2 LLC, which indirectly owns 100% of the borrower (“LOPO 2”), between Norman Bobrow and FG US Holdings 2, LLC, as consideration for executing and delivering the guaranty for the 3000 Post Oak Whole Loan (the “Guaranty”), Norman Bobrow is required to be paid by LOPO 2, as an operating expense of LOPO 2, a fee of $350,000 per annum, payable in monthly installments equal to $29,166.67, for so long as, among other conditions: (i) Norman Bobrow remains a member of LOPO 2, and/or (ii) unless Norman Bobrow

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has been removed as a member of LOPO 2 for cause under the LOPO 2 LLC Agreement, the Guaranty remains in effect.

(27)	The classification of the lockbox and cash management types is described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Loan No. 19, Drayton Tower, the mortgage loan documents require a soft lockbox for residential tenants and a hard lockbox for retail tenants.

(28)	With respect to Loan No. 6, 1501 Broadway, the whole loan is initially being serviced under the Benchmark 2020-IG1 pooling and servicing agreement until such time the controlling note has been securitized, at which point such whole loan will be serviced under the pooling and servicing agreement related to such securitization. JPMCB holds the controlling pari passu companion loan and is entitled to exercise control rights until the securitization of such controlling pari passu companion loan.

With respect to Loan Nos. 15 and 25, 3000 Post Oak and Alabama Hilton Portfolio, the related whole loan will initially be serviced by the master servicer and special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the lead servicing companion loan is securitized, it is anticipated that the whole loan will be serviced under and by the master servicer and special servicer designated in the pooling and servicing agreement entered into in connection with such securitization.

(29)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness” and “—Other Indebtedness” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 1, Murphy Crossing the borrower is permitted under the Murphy Crossing mortgage loan documents to incur additional mezzanine financing.

With respect to Loan No. 9, 3500 Lacey, MEPT 3500 Lacey Road, LLC (the “3500 Lacey PE Member”), a core, open-end private equity real estate fund advised by BentallGreenOak, which owned the 3500 Lacey Property since 2003 and sold it to the borrower, is a member of the sole member of the borrower (the “3500 Lacey JV”). 3500 Lacey PE Member has made a preferred equity contribution in the amount of $33,000,000 to 3500 Lacey JV. Under the related limited liability company agreement (the “3500 Lacey LLC Agreement”) between the 3500 Lacey PE Member and the 3500 Lacey JV’s managing member, which is managed by Kore Investments LLC, the sole managing member owned by the non-recourse carveout guarantor of the 3500 Lacey Whole Loan (the “3500 Lacey Managing Member”), the 3500 Lacey PE Member is entitled to: (a) a quarterly preferred return payment from the net cash flow from operation of the 3500 Lacey Property (after payment of all operating expenses of the 3500 Lacey JV and of the 3500 Lacey Property) in an amount equal to 10.0% per annum, calculated on 3500 PE Member’s unreturned capital contributions, for the first 36 months from the effective date of the 3500 Lacey LLC Agreement and 12.0% per annum thereafter, calculated on 3500 PE Member’s unreturned capital contributions (the “Preferred Return”); and (b) in the event of any sale, disposition, financing, refinancing, casualty or condemnation with respect to the 3500 Lacey Property (each such event, a “3500 Lacey Capital Event”), the net proceeds resulting from such 3500 Lacey Capital Event (after payment of all expenses related to the capital event) in an amount equal to any unpaid Preferred Return and the amount of unreturned Preferred Equity Contribution. Except as described above, 3500 Lacey PE Member is not entitled to the return of any of its capital contributions or the Preferred Return, and any unrepaid capital contributions or Preferred Return will not be a liability of 3500 Lacey JV. Please see “Description of the Mortgage Pool – Additional Indebtedness – Preferred Equity” in the Prospectus for additional information.

With respect to Loan No. 10, Kings Plaza, the mortgage loan documents permit the pledge by The Macerich Company, Macerich Partnership, L.P., and/or their affiliates of their indirect ownership interest in the related borrower to a qualified real estate investor (with total assets in name or under management in excess of $2 billion and, except with respect to pension advisory firm or similar fiduciary, capital/ statutory surplus, shareholder equity or net worth in excess of $1 billion) (a “QREI”) as part of a credit facility upon certain conditions, including (i) no event of default has occurred and is continuing; (ii) the value of the mortgaged property constitutes no more than 15% of the value of all assets securing such credit facility and (iii) neither the granting of the pledge nor exercise of any remedies will result in a change of the manager unless the replacement manager is a qualified manager (generally, any of certain specified national property management firms or a reputable and experienced management organization having at least seven years’ experience in managing at least seven regional malls,

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other than the mortgaged property, of not less than 400,000 square feet (inclusive of anchor space) with at least one anchor store and totaling at least 5,000,000 square feet (including owned or leased anchor stores) of gross leasable area, which is not the subject of a bankruptcy or similar insolvency proceeding.

With respect to Loan No. 10, Kings Plaza, the borrowers are permitted to incur a “Property-Assessed Clean Energy loan” (the “PACE Loan”), for an amount not to exceed $10,000,000, provided that such PACE Loan is (i) incurred for improvements to the mortgaged property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, (ii) repaid through multi-year tax assessments against the mortgaged property, and (iii) on terms and conditions reasonably acceptable to the lender, which may include, at the lender’s sole discretion, the delivery of a rating agency confirmation.

With respect to Loan No. 22, 25 Jay Street, the related borrower is permitted under the 25 Jay Street Mortgage loan documents to incur additional mezzanine financing.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE LEFT INTENTIONALLY BLANK]

Annex A-2

Trust Cut-off Date Balances
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

$4,386,000	-	$9,999,999	9	$57,424,942	6.1%	4.02668%	110	2.01x	9.5%	63.1%	59.2%
$10,000,000	-	$19,999,999	6	87,376,221	9.3	3.72530%	119	2.51x	10.6%	57.3%	54.9%
$20,000,000	-	$24,999,999	2	45,700,000	4.8	3.97965%	120	1.42x	8.6%	69.2%	62.8%
$25,000,000	-	$49,999,999	11	338,425,000	35.9	3.90268%	103	3.15x	13.0%	55.6%	53.7%
$50,000,000	-	$85,000,000	7	414,450,000	43.9	3.40957%	104	3.79x	13.8%	44.0%	44.0%

Total / Wtd. Avg:			35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

Mortgage Rates
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

2.99000%	-	3.00000%	1	$50,000,000	5.3%	2.99000%	117	3.84x	11.9%	41.7%	41.7%
3.00001%	-	3.50000%	10	378,349,999	40.1	3.33447%	110	4.09x	14.2%	42.5%	42.5%
3.50001%	-	4.00000%	13	298,125,000	31.6	3.68486%	109	2.84x	12.0%	59.3%	57.4%
4.00001%	-	4.50000%	8	157,515,163	16.7	4.28089%	104	1.83x	10.3%	64.3%	59.3%
4.50001%	-	4.98750%	3	59,386,000	6.3	4.85827%	63	2.76x	13.9%	48.7%	48.0%

Total / Wtd. Avg:			35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

Original Term to Maturity/ARD in Months
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

60	6	$194,283,942	20.6%	4.07210%	59	3.81x	16.4%	46.4%	46.1%
120	29	749,092,221	79.4	3.57943%	119	3.07x	11.8%	53.2%	51.4%

Total / Wtd. Avg:	35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

Remaining Term to Maturity/ARD in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

58	-	60	6	$194,283,942	20.6%	4.07210%	59	3.81x	16.4%	46.4%	46.1%
116	-	119	22	553,742,221	58.7	3.54487%	118	3.36x	12.6%	49.6%	47.7%
120	-	120	7	195,350,000	20.7	3.67740%	120	2.24x	9.4%	63.4%	61.9%

Total / Wtd. Avg:			35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

Original Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

Interest Only			27	$806,469,999	85.5%	3.61040%	105	3.50x	13.1%	49.4%	49.4%
300	-	300	3	45,460,163	4.8	3.91960%	108	1.69x	11.3%	68.4%	52.8%
360	-	360	5	91,446,000	9.7	4.18391%	119	1.53x	10.0%	65.1%	57.6%

Total / Wtd. Avg:			35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

Remaining Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

	Interest Only		27	$806,469,999	85.5%	3.61040%	105	3.50x	13.1%	49.4%	49.4%
299	-	300	3	45,460,163	4.8	3.91960%	108	1.69x	11.3%	68.4%	52.8%
360	-	360	5	91,446,000	9.7	4.18391%	119	1.53x	10.0%	65.1%	57.6%

Total / Wtd. Avg:			35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

A-2-1

Annex A-2

Amortization Types
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

Interest Only	27	$806,469,999	85.5%	3.61040%	105	3.50x	13.1%	49.4%	49.4%
IO-Balloon	6	116,646,000	12.4	4.04696%	119	1.53x	9.9%	66.5%	56.9%
Balloon	2	20,260,163	2.1	4.37932%	94	1.88x	13.3%	64.4%	50.9%

Total / Wtd. Avg:	35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

Partial Interest Only Periods
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

12	-	24	3	$38,946,000	4.1%	3.84409%	118	1.46x	9.2%	71.5%	56.2%
36	-	36	1	32,000,000	3.4	4.39000%	119	1.78x	12.7%	56.6%	49.4%
60	-	60	2	45,700,000	4.8	3.97965%	120	1.42x	8.6%	69.2%	62.8%

Total / Wtd. Avg:			6	$116,646,000	12.4%	4.04696%	119	1.53x	9.9%	66.5%	56.9%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)
						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

1.25x	-	1.49x	3	$37,446,000	4.0%	4.20398%	119	1.28x	7.7%	72.1%	63.6%
1.50x	-	1.74x	6	114,821,222	12.2	3.81664%	119	1.63x	8.5%	66.7%	59.9%
1.75x	-	1.99x	3	68,950,000	7.3	4.26517%	92	1.85x	10.5%	59.3%	55.9%
2.00x	-	2.24x	4	59,933,942	6.4	4.40940%	81	2.18x	11.0%	55.0%	54.0%
2.25x	-	8.42x	19	662,224,999	70.2	3.50101%	107	3.84x	14.1%	47.0%	47.0%

Total / Wtd. Avg:			35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

Cut-off Date LTV Ratios(2)(3)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

22.2%	-	39.9%	5	$244,450,000	25.9%	3.52539%	100	5.04x	18.6%	34.2%	34.2%
40.0%	-	49.9%	5	194,500,000	20.6	3.26658%	103	3.53x	12.1%	45.8%	45.8%
50.0%	-	59.9%	9	153,299,999	16.3	3.97445%	107	2.63x	11.9%	55.1%	53.6%
60.0%	-	69.9%	13	292,866,163	31.0	3.89453%	111	2.17x	9.6%	64.7%	63.1%
70.0%	-	73.1%	3	58,260,000	6.2	3.87013%	119	1.39x	8.5%	72.2%	60.0%

Total / Wtd. Avg:			35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

LTV Ratio at Maturity/ARD(1)(3)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity/ARD Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

22.2%	-	39.9%	5	$244,450,000	25.9%	3.52539%	100	5.04x	18.6%	34.2%	34.2%
40.0%	-	49.9%	7	238,476,222	25.3	3.46923%	106	3.20x	12.1%	48.3%	46.4%
50.0%	-	54.9%	7	113,883,941	12.1	3.56670%	115	2.71x	11.5%	58.6%	54.2%
55.0%	-	59.9%	5	67,286,000	7.1	4.39035%	93	2.00x	10.7%	59.7%	57.1%
60.0%	-	67.6%	11	279,280,000	29.6	3.87338%	112	2.14x	9.1%	65.5%	64.5%

Total / Wtd. Avg:			35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

A-2-2

Annex A-2

Type of Mortgaged Properties
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type	Properties	Balance	Balance	Occupancy	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

Office
Suburban	23	$308,029,027	32.7%	99.0%	3.33x	12.6%	51.8%	51.8%
CBD	4	81,259,081	8.6	98.8%	3.23x	12.0%	46.8%	46.8%
Subtotal:	27	$389,288,108	41.3%	98.9%	3.31x	12.5%	50.7%	50.7%

Hotel
Full Service	2	$72,000,000	7.6%	87.2%	5.47x	21.4%	47.0%	43.8%
Limited Service	54	62,355,857	6.6	72.1%	5.17x	22.8%	39.4%	37.3%
Select Service	2	23,592,866	2.5	74.4%	3.33x	14.0%	56.3%	53.6%
Extended Stay	1	4,311,440	0.5	73.9%	1.64x	12.2%	66.5%	48.6%
Subtotal:	59	$162,260,162	17.2%	79.2%	4.94x	20.6%	46.0%	42.9%

Mixed Use
Office/Retail	3	$106,000,000	11.2%	88.3%	3.51x	11.9%	36.4%	36.4%
Multifamily/Retail	2	25,650,000	2.7	100.0%	1.78x	7.2%	65.5%	65.5%
Retail/Office/Multifamily	1	14,500,000	1.5	100.0%	2.18x	8.1%	46.7%	46.7%
Subtotal:	6	$146,150,000	15.5%	91.5%	3.07x	10.7%	42.5%	42.5%

Multifamily
Garden	8	$61,421,000	6.5%	93.0%	1.88x	9.3%	66.5%	61.7%
Mid-Rise	4	43,095,000	4.6	96.9%	1.70x	6.6%	64.6%	64.6%
High-Rise	1	23,700,000	2.5	94.9%	1.25x	7.4%	72.5%	65.9%
Subtotal:	13	$128,216,000	13.6%	94.7%	1.70x	8.0%	67.0%	63.5%

Retail
Anchored	3	$66,200,000	7.0%	92.0%	1.89x	9.4%	63.5%	56.9%
Super Regional Mall	1	32,000,000	3.4	96.7%	3.07x	10.7%	54.1%	54.1%
Freestanding	1	6,400,000	0.7	100.0%	2.59x	9.7%	55.2%	55.2%
Unanchored	1	4,500,000	0.5	86.9%	2.54x	9.8%	57.0%	57.0%
Bank Branch	41	3,171,784	0.3	100.0%	3.70x	17.2%	37.2%	37.2%
Subtotal:	47	$112,271,784	11.9%	93.8%	2.34x	10.1%	59.4%	55.5%

Industrial
Flex	6	$4,497,946	0.5%	100.0%	3.70x	17.2%	37.2%	37.2%
Warehouse/Distribution	2	692,162	0.1	100.0%	3.70x	17.2%	37.2%	37.2%
Subtotal:	8	$5,190,108	0.6%	100.0%	3.70x	17.2%	37.2%	37.2%

Total / Wtd. Avg:	160	943,376,162	100.0%	93.2%	3.22x	12.7%	51.8%	50.3%

Mortgaged Properties by Location
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

New York	17	$275,874,544	29.2%	93.8%	3.04x	10.5%	47.6%	47.6%
California	15	213,878,070	22.7	98.4%	3.14x	12.2%	52.3%	52.3%
Texas	9	79,026,121	8.4	91.2%	2.65x	12.2%	57.2%	55.1%
Michigan	9	56,408,620	6.0	82.8%	1.88x	12.1%	59.2%	52.6%
Arizona	3	51,589,181	5.5	99.1%	4.21x	15.2%	46.8%	46.8%
Illinois	44	48,460,678	5.1	91.8%	2.84x	13.2%	58.6%	58.6%
Nevada	1	40,000,000	4.2	94.8%	8.42x	28.3%	39.3%	39.3%
Massachusetts	2	31,001,462	3.3	99.0%	4.04x	13.3%	45.1%	45.1%
Maryland	3	26,854,240	2.8	82.6%	1.80x	10.6%	69.3%	53.0%
Colorado	5	26,092,421	2.8	88.1%	2.67x	12.4%	49.7%	47.4%
Pennsylvania	3	26,061,730	2.8	93.9%	2.42x	9.4%	64.4%	64.4%
Georgia	4	25,985,819	2.8	93.1%	1.66x	8.9%	69.1%	63.1%
Alabama	4	12,585,871	1.3	70.7%	1.85x	12.8%	64.9%	47.9%
Florida	4	3,808,480	0.4	78.3%	5.94x	25.0%	33.6%	33.6%
New Jersey	3	3,738,510	0.4	93.7%	4.33x	19.4%	36.2%	36.2%
Missouri	4	3,532,023	0.4	84.0%	4.82x	21.1%	35.4%	35.4%
Virginia	3	2,750,629	0.3	87.0%	4.48x	19.9%	35.9%	35.9%
Connecticut	3	2,566,089	0.3	81.0%	5.16x	22.3%	34.8%	34.8%
Tennessee	2	1,763,158	0.2	75.4%	5.94x	25.0%	33.6%	33.6%
Washington	1	1,458,333	0.2	78.7%	5.94x	25.0%	33.6%	33.6%
Rhode Island	1	1,382,135	0.1	100.0%	3.70x	17.2%	37.2%	37.2%
Indiana	7	1,160,204	0.1	76.8%	5.26x	22.6%	34.7%	34.7%
Ohio	2	1,120,622	0.1	100.0%	3.70x	17.2%	37.2%	37.2%
Minnesota	2	1,119,815	0.1	81.6%	5.27x	22.7%	34.7%	34.7%
Oregon	1	1,067,251	0.1	67.7%	5.94x	25.0%	33.6%	33.6%
Kansas	1	848,684	0.1	61.5%	5.94x	25.0%	33.6%	33.6%
North Carolina	2	827,485	0.1	59.0%	5.94x	25.0%	33.6%	33.6%
South Carolina	1	805,556	0.1	63.7%	5.94x	25.0%	33.6%	33.6%
Maine	1	672,378	0.1	100.0%	3.70x	17.2%	37.2%	37.2%
Delaware	1	393,324	0.0	100.0%	3.70x	17.2%	37.2%	37.2%
Wisconsin	1	290,054	0.0	100.0%	3.70x	17.2%	37.2%	37.2%
Vermont	1	252,676	0.0	100.0%	3.70x	17.2%	37.2%	37.2%

Total / Wtd. Avg:	160	$943,376,162	100.0%	93.2%	3.22x	12.7%	51.8%	50.3%

A-2-3

Annex A-2

Prepayment Protection
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

Defeasance	26	$670,226,163	71.0%	3.67702%	104	2.94x	11.9%	53.2%	51.1%
Yield Maintenance	7	153,699,999	16.3	3.92939%	108	2.87x	11.9%	55.8%	55.8%
Defeasance or Yield Maintenance	2	119,450,000	12.7	3.38289%	118	5.23x	18.2%	38.9%	38.9%

Total / Wtd. Avg:	35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

Loan Purpose
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)	DSCR(1)(2)	DY(1)(2)	Ratio(1)(2)(3)	Maturity(1)(2)(3)

Refinance	25	$670,835,162	71.1%	3.67596%	104	3.17x	12.6%	48.7%	47.5%
Acquisition	10	272,541,000	28.9	3.69302%	112	3.35x	13.0%	59.4%	57.2%

Total / Wtd. Avg:	35	$943,376,162	100.0%	3.68089%	106	3.22x	12.7%	51.8%	50.3%

(1) In the case of Loan Nos. 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 18 and 25, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 3, 4, 5, 8, 10, 15 and 18, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV and Maturity Date LTV calculations exclude the related Subordinate Companion Loan(s) and/or mezzanine loan(s).

(2) In the case of Loan No. 18, the Mortgage Loan UW NCF DSCR, Mortgage Loan Cut-off Date LTV and Mortgage Loan UW NOI DY calculations reflect the Stonemont Net Lease Portfolio Senior Fixed Rate Loan and $126.93 million of the Cut-off Date principal balance of the Stonemont Net Lease Portfolio Floating Rate Loan, and exclude the remaining $150.52 million of the Cut-off Date principal balance of the Stonemont Net Lease Portfolio Floating Rate Loan and the Stonemont Net Lease Portfolio Subordinate Fixed Rate Loan. The interest rate on the Stonemont Net Lease Portfolio Floating Rate Loan is LIBOR (subject to a floor of 1.5%) plus a spread of 2.35%. For purposes of all calculation herein, LIBOR is assumed to be 1.677%.

(3) In the case of Loan Nos. 2, 4, 5, 8, 23 and 28, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Preliminary Prospectus for additional details.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

[THIS PAGE LEFT INTENTIONALLY BLANK]

Annex A-3	Benchmark 2020-B17

Murphy Crossing

A-3-2

Annex A-3	Benchmark 2020-B17

Murphy Crossing

A-3-3

Annex A-3	Benchmark 2020-B17

Murphy Crossing

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$85,000,000	Title:	Fee
Cut-off Date Principal Balance:	$85,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	9.0%	Net Rentable Area (SF):	363,567
Loan Purpose:	Acquisition	Location:	Milpitas, CA
Borrower:	Timber Soma MC LP	Year Built / Renovated:	1994 / 2015
Loan Sponsors:	Jordan John Somberville Caspari,	Occupancy:	100.0%
	Peter Carswell Horn, Timbercreek	Occupancy Date:	12/31/2019
	4Q MC (US) LP	Number of Tenants:	3
Interest Rate:	3.58000%	2016 NOI(1):	N/A
Note Date:	2/14/2020	2017 NOI:	$5,015,875
Maturity Date:	3/6/2030	2018 NOI:	$7,785,606
Interest-only Period:	120 months	2019 NOI:	$8,865,926
Original Term:	120 months	UW Economic Occupancy:	95.0%
Original Amortization:	None	UW Revenues:	$12,815,715
Amortization Type:	Interest Only	UW Expenses:	$3,680,819
Call Protection:	L(24),Def(91),O(5)	UW NOI:	$9,134,896
Lockbox / Cash Management:	Hard / In Place	UW NCF:	$8,425,940
Additional Debt:	N/A	Appraised Value / Per SF:	$131,000,000 / $360
Additional Debt Balance:	N/A	Appraisal Date:	1/6/2020
Additional Debt Type:	N/A

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$234
Taxes:	$0	$101,028	N/A	Maturity Date Loan / SF:	$234
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	64.9%
Replacement Reserves:	$0	$6,968	N/A	Maturity Date LTV:	64.9%
TI/LC:	$0	$53,020	$3,181,211	UW NCF DSCR:	2.73x
Immediate Repairs(3):	$1,825,000	$0	N/A	UW NOI Debt Yield:	10.7%
Other(4):	$2,280,646	$0	N/A

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Loan Amount	$85,000,000		62.6%	Purchase Price	$127,405,120	93.8%
Sponsor Equity	50,825,704		37.4%	Upfront Reserves	4,105,646	3.0%
				Closing Costs	4,314,938	3.2%
Total Sources	$135,825,704		100.0%	Total Uses	$135,825,704	100.0%

(1)	Historical financials for 2016 were not made available to the lender due to the acquisition financing nature of the transaction.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(3)	At origination, $1,825,000 was funded into the Immediate Repairs Reserve with respect to immediate repairs associated with HVAC and parking re-striping work. Following the securitization of the Murphy Crossing Loan, the Murphy Crossing Borrower (as defined below) may substitute amounts on deposit in the capital expenditure reserve with respect to such $1,825,000 upfront reserve with a letter of credit, which will serve as additional collateral for the Murphy Crossing Loan (as defined below). Although the borrower is required to use commercially reasonable efforts to complete such upfront repairs, no specific timeframe for such completion is specified, except that the Murphy Crossing Borrower must stripe 23 additional parking spaces at the property no later than six months following the origination date.

(4)	At origination, an approximately $2,280,646 outstanding TI/LC and free rent reserve was funded in connection with (i) approximately $411,116 in SonicWall free rent, (ii) $769,880 for an unpaid tenant improvement allowance for SonicWall, and (iii) $1,099,650 for the tenant improvement allowance in connection with a direct lease to be executed with Risk Management Solutions pursuant to a letter of intent with Risk Management Solutions (“RMS TI Funds”). Following the securitization of the Murphy Crossing Loan, the Murphy Crossing Borrower may substitute the RMS TI Funds on deposit with the lender with a letter of credit, which will serve as additional collateral for the Murphy Crossing Loan.

A-3-4

Annex A-3	Benchmark 2020-B17

Murphy Crossing

The Loan. The Murphy Crossing mortgage loan is an $85.0 million loan (“Murphy Crossing Loan”) secured by the Murphy Crossing Borrower’s fee simple interest in a five-building office and R&D campus totaling 363,567 square feet in Milpitas, California (the “Murphy Crossing Property”). The Murphy Crossing Loan has a 10-year term and will be interest-only for its entire term. The Murphy Crossing Loan was originated by DBR Investments Co. Limited (“DBRI”) on February 14, 2020.

The Borrower. The borrower is Timber Soma MC LP, a Delaware limited partnership (“Murphy Crossing Borrower”). The Murphy Crossing Borrower is a newly-formed Delaware limited liability company with a springing member and two independent directors.

The Loan Sponsors. The loan sponsors are Peter Carswell Horn and Jordan John Somberville Caspari, and the non-recourse carve-out guarantors are Peter Carswell Horn, Jordan John Somberville Caspari and Timbercreek 4Q MC (US) LP, jointly and severally. Mr. Caspari and Mr. Horn are the key principals of Soma Capital Partners LLC, a privately owned real estate investment firm based in San Francisco with over 2.0 million square feet of commercial real estate acquired since 2012. Timbercreek 4Q MC (US) LP is a capitalized entity with $33 million total assets (consisting of (i) $3 million in cash and (ii) one $30 million demand note made by an affiliate of Timbercreek 4Q MC (US) LP, which demand note has been collaterally assigned to lender as security for such guarantor’s obligations under the non-recourse carve-out guaranty and environmental indemnity agreement).

Timbercreek 4Q MC (US) LP is managed by Timbercreek Asset Management. Timbercreek Asset Management is a Toronto-based global asset manager with over $10 billion assets under management. The company invests in commercial real estate equity, debt and public securities on behalf of its institutional capital partners and retail investors.

Together, Soma Capital Partners LLC and Timbercreek Asset Management have an approximately $100 million open-ended JV fund that specializes in core-plus, value-add and opportunistic investments across all property types with a focus on office, retail and industrial in the Sacramento to San Jose areas. The investment’s hold period ranges from two to 10 years. The partnership has successfully acquired over 750,000 square feet. Their current investments include 925 L Street, a 170,000 square feet value-add office property in Sacramento, California, and Rocklin West, a 100,000 square feet value-add retail property in Rocklin, California.

The Property. The Murphy Crossing Property consists of five, two-story office/R&D buildings with interconnected walkways spanning 363,567 square feet over 20.5 acres. The Murphy Crossing Property includes column-free flexible layouts, which provides office user flexibility and is designed to attract technology tenants that seek open and collaborative working spaces. The Murphy Crossing Property was constructed to be the global headquarters of Octel Communication in 1994 and was renovated in 2015. Since 2017, there have been approximately $6.8 million ($19 per square foot) in capital improvements to upgrade the lobbies, common areas, corridors and on-site amenities. The Murphy Crossing Property features 14-foot slab-to-slab heights with 9-foot finished ceilings, four sides of window lines wrapping around each building, an on-site full-service cafeteria, outdoor volleyball and basketball courts, outdoor seating areas, bike storage, EV charging stations and 1,093 parking spaces.

As of December 31, 2019, the Murphy Crossing Property was 100.0% leased to three tenants.

The largest tenant, Renesas (216,163 square feet; 59.5% of net rentable area; 54.8% of underwritten base rent; S&P: BBB-) is a technology company that engineers and manufactures a wide variety of products including medical devices, automation software, automotive parts and network infrastructure. Renesas was founded in 2002 in Tokyo, Japan and serves a range of industries internationally including healthcare, automotive, energy and industrial. As of September 2019, Renesas had a total equity of ¥596.6 billion, which is equal to approximately $5.4 billion. Intersil Corporation was acquired by Renesas in 2017 and specializes in the development of integrated circuits and microprocessors for the mobile, automotive and aerospace industries. The Murphy Crossing Property serves as Renesas’ west coast headquarters. Renesas has been at the Murphy Crossing Property since 2010 and in early 2018 executed an expansion lease on the entirety of building 5 (89,944 square feet), and in conjunction, extended the lease on their other space coterminous with the April 2026 expiration. Renesas has one, five-year extension option remaining, no termination options, and occupies buildings 3, 4, and 5 of the Murphy Crossing Property.

The second largest leased tenant, Elo Touch Solutions (74,824 square feet; 20.6% of net rentable square feet; 23.9% of underwritten base rent; Moody’s/S&P: B2/B+) is subleasing 100% of its space to SonicWall, Inc. (“SonicWall”), a cyber security company that was founded in 1991 in Santa Clara. The company develops and deploys endpoint security solutions and firewalls for small- and medium-sized organizations internationally. SonicWall was previously acquired by Dell Technologies in 2012 and operated as a subsidiary for four years. The Murphy Crossing Property serves as the SonicWall’s headquarters. SonicWall occupies the entirety of Elo Touch Solutions’ space and has executed a direct lease with the borrower through March 2029 upon expiration of the sublease term. SoniceWall is currently paying base rent of $16.56 per square rent under the sublease terms. SonicWall’s direct lease will commence in February 2023 at a rent of $32.04 per square foot after two months of free rent. The lease will include one, five-year extension option and no termination options. SonicWall occupies building 1 of the Murphy Crossing Property.

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The third largest leased tenant, Bayer Healthcare (72,580 square feet; 20.0% of net rentable area; 21.3% of underwritten base rent; Moody’s/Fitch/S&P: Baa1/BBB+/BBB) leases the space via its acquisition of Conceptus, but has since relocated Conceptus post the acquisition. Bayer Healthcare is currently subleasing 100% of its space to AeroHive Networks Incorporated, which was recently acquired by Extreme Networks Inc. (“Extreme Networks”) and relocated to South San Jose following the acquisition. Extreme Networks and the Murphy Crossing Borrower have agreed to terms, via letters of intent, with Risk Management Solutions, Inc. (“RMS”) to sub-sublease 100% of the space through June 2023 with a direct lease commencing upon the expiration of the sublease and extending through November 2030. RMS will pay $23.40 per square foot in base rent with 3% annual escalations through the sub-sublease term, which is expected to commence in November 2020. Upon commencement of the RMS direct lease in July 2023, RMS will begin paying $32.40 per square foot in base rent through the lease term. RMS is a catastrophe risk modeling company that helps financial institutions and public agencies understand, quantify and manage risk. RMS is wholly owned by Daily Mail & General Trust (rated BB/BBB- by S&P/Fitch), a British multi-national corporation, and has annual revenues of approximately £1.3 billion. Upon commencement of the RMS direct lease, RMS will have one, five-year extension option and no termination options.

The Murphy Crossing Property is located within the Greater Silicon Valley market in the Airport/Milpitas submarket of San Jose with frontage along Murphy Ranch Rd. and McCarthy Blvd. The Murphy Crossing Property has access to major thoroughfares, including Interstates 880 and 680, U.S. 101, and the VTA light rail system connecting to BART. I-880 connects the Murphy Crossing Property to downtown San Jose (six miles south) and the Oakland areas (40 miles north). State Highway 237 connects the Murphy Crossing Property to the Milpitas central business district (one mile north), Sunnyvale (10 miles west) and Palo Alto areas (14 miles west). The Milpitas Transit Center & BART Station, located approximately 1.5 miles east of the Murphy Crossing Property, is expected to open in April 2020 and is a primary transfer station connection for the BART, the VTA light rail and bus system. The immediate area is comprised of low-rise R&D and warehouse facilities. The Murphy Crossing Property is in close proximity to high-profile corporate users and technology tenants in the region including Google, Samsung, Cisco, Johnson & Johnson, Dell, Boston Scientific, Flextronics, Polycom, Micron and Canon USA. Additional market demand drivers include the Great Mall of the Bay Area, California’s Great America amusement park and Levi’s Stadium. Located three miles from the Murphy Crossing Property, Related is developing an approximately 240-acre mixed use destination next to Levi’s Stadium which will incorporate residential units, restaurants, entertainment venues, hotels, retail, and office space to establish a new neighborhood in a pedestrian oriented “live, work, play” environment.

As of the third quarter of 2019, the Greater Silicon Valley office market had approximately 9.1 million square feet under construction with an overall vacancy of 9.8% and average asking rents of approximately $4.91 per square foot. As of the third quarter of 2019, the Milpitas office submarket had an overall vacancy of 4.5% with overall average asking rents of $33.36 per square foot and Class A average asking rents of $43.20 per square foot.

The appraisal identified six directly competitive office sale comparables. Comparable buildings were built between 1981 and 2017 and range in size from 84,696 square feet to 431,095 square feet. Sales prices per square foot ranged from $354.88 to $471.42 while net operating income per square foot ranged from $23.99 and $32.06. In addition, the appraisal identified seven lease comparables. Comparable leases range in size from 40,413 square feet to 263,085 square feet with rents ranging from $27.60 per square foot and $33.60 per square foot with an average lease term of 9.2 years.

Historical and Current Leased Occupancy
2016(1)	2017(2)	2018(2)	Current(3)
N/A	75.6%	100.0%	100.0%

(1)	2016 Historical Occupancy was not made available to the lender due to the acquisition financing nature of the transaction.
(2)	Historical Occupancies are as of December 31 of each respective year.

(3)	Current Occupancy is as of December 31, 2019.

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Murphy Crossing

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Renesas	NR/NR/BBB-	216,163	59.5%	$22.97	54.8%	4/30/2026
Elo Touch Solutions(3)	B2/NR/B+	74,824	20.6	$28.92	23.9	1/31/2023
Bayer Healthcare(4)	Baa1/BBB+/BBB	72,580	20.0	$26.52	21.3	6/30/2023
Total Occupied		363,567	100.0%	$24.90	100.0%
Vacant		0	0.0
Total		363,567	100.0%

(1)	Based on the underwritten rent roll dated December 31, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF represents the base rent per square foot per the Elo Touch Solutions lease in place. Elo Touch Solutions is currently subleasing 100% of its space to SonicWall through the lease term. SonicWall is currently paying $16.56 per square foot under the sublease terms. SonicWall has signed a direct lease, which will commence at the end of the sublease term in February 2023. During the direct lease term, SonicWall will pay $32.04 per square foot with 3% annual escalations through March 2029.

(4)	Base Rent PSF represents the base rent per square foot per the Bayer Healthcare lease in place. Bayer Healthcare is currently subleasing 100% of its space to AeroHive Networks, which vacated the space in November 2019 after being acquired by Extreme Networks, Inc. The Murphy Crossing Borrower and Extreme Networks, Inc. have agreed to terms, via letters of intent, with RMS for RMS to (i) sub-sublease the Bayer Healthcare space through June 2023 and (ii) sign a direct lease commencing upon the expiration of the sublease through November 2030. There is no assurance that such sublease or direct lease with RMS will be signed. RMS will pay $23.40 per square foot in base rent through the sub-sublease term, which is expected to commence in November 2020. Upon commencement of the RMS direct lease in July 2023, RMS will begin paying $32.40 per square foot in base rent with 3% annual escalations through the lease term.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	0	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2020	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	2	147,404	40.5	4,088,732	45.2	147,404	40.5%	$4,088,732	45.2%
2024	0	0	0.0	0	0.0	147,404	40.5%	$4,088,732	45.2%
2025	0	0	0.0	0	0.0	147,404	40.5%	$4,088,732	45.2%
2026	1	216,163	59.5	4,965,607	54.8	363,567	100.0%	$9,054,339	100.0%
2027	0	0	0.0	0	0.0	363,567	100.0%	$9,054,339	100.0%
2028	0	0	0.0	0	0.0	363,567	100.0%	$9,054,339	100.0%
2029	0	0	0.0	0	0.0	363,567	100.0%	$9,054,339	100.0%
2030	0	0	0.0	0	0.0	363,567	100.0%	$9,054,339	100.0%
2031 and Thereafter	0	0	0.0	0	0.0	363,567	100.0%	$9,054,339	100.0%
Total	3	363,567	100.0%	$9,054,339	100.0%

(1)	Based on the underwritten rent roll dated December 31, 2019.

(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place.

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Operating History and Underwritten Net Cash Flow
	2017	2018	2019	Underwritten	Per Square Foot	%(1)
Base Rent(2)(3)(4)	$5,710,592	$ 7,796,410	$8,872,839	$9,054,339	$24.90	67.1%
Rent Steps(5)	0	0	0	694,233	1.91	5.1%
Gross Potential Rent	$5,710,592	$7,796,410	$8,872,839	$9,748,572	$26.81	72.3%
Total Reimbursements	2,287,766	3,249,640	3,315,961	3,736,392	10.28	27.7%
Total Other Income	4,309	2,364	5,263	5,263	0.01	0.0%
Net Rental Income	$8,002,666	$11,048,414	$12,194,063	$13,490,227	$37.11	100.0%
(Vacancy/Credit Loss)	0	0	0	(674,511)	(1.86)	(5.0)%
Effective Gross Income	$8,002,666	$11,048,414	$12,194,063	$12,815,715	$35.25	95.0%
Total Expenses	2,986,792	3,262,807	3,328,137	3,680,819	10.12	28.7%
Net Operating Income(4)	$5,015,875	$7,785,606	$8,865,926	$9,134,896	$25.13	71.3%
Total TI/LC, Capex/RR	0	0	0	708,956	1.95	5.5%
Net Cash Flow	$5,015,875	$7,785,606	$8,865,926	$8,425,940	$23.18	65.7%

(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Underwritten Base Rent is based on the in place rent roll as of December 31, 2019.

(3)	Underwritten Base Rent includes the base rent per the Elo Touch Solutions lease in place. Elo Touch Solutions is currently subleasing 100% of its space to SonicWall through the lease term. SonicWall is currently paying $16.56 per square foot under the sublease terms. SonicWall has signed a direct lease, which will commence at the end of the sublease term in February 2023. During the direct lease term, SonicWall will pay $32.04 per square foot with 3% annual escalations through March 2029.

(4)	Underwritten Base Rent includes the base rent per the Bayer Healthcare lease in place. Bayer Healthcare is currently subleasing 100% of its space to AeroHive Networks, which vacated the space in November 2019 after being acquired by Extreme Networks, Inc. and relocating its headquarters. The Murphy Crossing Borrower and Extreme Networks, Inc. have agreed to terms, via letters of intent, with RMS for RMS to (i) sub-sublease the Bayer Healthcare space through June 2023 and (ii) sign a direct lease commencing upon the expiration of the sublease through November 2030. There is no assurance that such sublease or direct lease with RMS will be signed. RMS will pay $23.40 per square foot in base rent through the sublease term. Upon commencement of the RMS direct lease in July 2023, RMS will begin paying $32.40 per square foot in base rent with 3% annual escalations through the lease term.

(5)	Rent steps taken through February 2021.

Property Management. The Murphy Crossing Property is managed by Embarcadero Realty Services LP, a third party California limited partnership.

Escrows and Reserves. At loan origination, the Murphy Crossing Borrower deposited (i) $1,825,000 into the immediate repairs reserve with respect to upfront repairs associated with HVAC and parking re-striping work and (ii) $2,280,645.92 into an outstanding TI/LC/free rent reserve in connection with (a) $411,115.92 in free rent for SonicWall, (b) $769,880 in unpaid TI allowance for SonicWall, and (c) $1,099,650 in TI/LC/free rent related to the RMS direct lease. Following the securitization of the Murphy Crossing Loan, the Murphy Crossing Borrower may (i) substitute up to $1,825,000 of the rollover reserve with respect to such upfront repairs and/or (ii) substitute up to $1,099,650 of the upfront TI/LC/free rent reserve with respect to the RMS TI/LC/free rent funds on deposit with lender, in each case, with a letter of credit, which will serve as additional collateral for the Murphy Crossing Loan.

Tax Reserve – The Murphy Crossing Borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at $101,027.57).

Insurance Reserve – On each payment date, the Murphy Crossing Borrower is required to deposit an amount equal to 1/12 of estimated insurance premiums unless the Murphy Crossing Borrower maintains a blanket policy in accordance with the loan documents.

Replacement Reserve – The Murphy Crossing Borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to $6,968.37 for replacement reserves.

TI/LC Reserve – The Murphy Crossing Borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to $53,020.19 for TI/LC reserves to be capped at $3,181,211.25.

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Lockbox / Cash Management. The Murphy Crossing Loan is structured with a hard lockbox and in-place cash management. The Murphy Crossing Borrower is required to direct all existing and future tenants of the Murphy Crossing Property to directly deposit all rents into a clearing account controlled by the lender. The funds in the clearing account are required to be swept on a daily basis into a deposit account controlled by the lender. Provided no Trigger Period exists, after the payment of all monthly amounts due under the Murphy Crossing Loan documents, excess cash will be transferred from the deposit account to the Murphy Crossing Borrower’s operating account on each monthly payment date (provided that daily transfers of excess cash are permitted if the lender determines in its good faith discretion that sufficient funds have been deposited into the deposit account to make all of payments due under the Murphy Crossing Loan documents on the next monthly payment date). If a Trigger Period is continuing, excess cash is required to be transferred into a cash collateral account to be held as additional security for the Murphy Crossing Loan during the continuance of such Trigger Period.

A “Trigger Period” means the occurrence and continuation of (i) an event of default, (ii) a Low DSCR Period (as defined below), (iii) if a mezzanine loan is outstanding, the occurrence of a Mezzanine Loan Default (as defined in the Murphy Crossing Loan documents), or (iv) the commencement of a Lease Sweep Period (as defined below).

A Trigger Period may be cured in accordance with the following conditions: with respect to a Trigger Period caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default, (b) with respect to clause (ii) above, the debt service coverage ratio is at least 1.15x for two consecutive quarters, (c) with respect to clause (iii) above, receipt by the lender of a Mezzanine Loan Default Revocation Notice (as defined in the Murphy Crossing Loan documents) with respect to each Mezzanine Loan Default (as defined in the Murphy Crossing Loan documents), and (d) with respect to clause (iv) above, such Lease Sweep Period has ended in accordance with the terms of the Murphy Crossing Loan documents.

A “Low DSCR Period” will commence if and when the debt service coverage ratio on the Murphy Crossing Loan is less than 1.10x (based on an estimated 30 year amortization schedule) and end if and when such event is cured as described above.

A “Lease Sweep Period” commences (a) upon the earlier of (i) January 31, 2025 with respect to the Renesas lease or, with respect to any other Lease Sweep Tenants (as defined below), the date that is 15 months prior to the expiration of a Lease Sweep Lease (as defined below) or (ii) January 31, 2025 with respect to the Renesas lease or, with respect to any other Lease Sweep Tenants (as defined below), upon the date required under the Lease Sweep Lease by which the Lease Sweep Tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of a Lease Sweep Lease or upon Murphy Crossing Borrower’s receipt of notice by a Lease Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease (in full or with respect to a majority of the applicable Lease Sweep Space with respect to such Lease Sweep Lease); (c) if a Lease Sweep Tenant has ceased operating its business at the Murphy Crossing Property (i.e., “goes dark”) in a majority of its space at the Murphy Crossing Property; (d) upon a monetary or material non-monetary default under a Lease Sweep Lease by a Lease Sweep Tenant beyond any applicable notice and cure period, (e) upon a bankruptcy or insolvency proceeding of a Lease Sweep Tenant or its guarantor, and/or (f) solely to the extent that the Murphy Crossing Borrower has entered into any Qualified Lease (as defined below) with respect to all or any portion of the Lease Sweep Space, and such Qualified Lease has or had an initial term that does not extend at least two years beyond the maturity date of the Murphy Crossing Loan.

A Lease Sweep Period with respect to clauses (a), (b) and (c) above shall end once the space demised under the applicable Lease Sweep Lease has been re-tenanted pursuant to one or more Qualified Leases (as defined below) (or, if applicable, the applicable Lease Sweep Lease has been renewed pursuant to its terms or otherwise extended in accordance with the Murphy Crossing Loan documents) and, in the lender’s judgment, sufficient funds have been accumulated in the Lease Sweep Reserve to cover all anticipated tenant improvement and leasing commissions and free and/or abated rent in connection therewith (and any operating shortfalls relating to the delay in the commencement of full rent payments) (the “Lease Sweep Re-tenanting Costs”). A Lease Sweep Period with respect to clauses (a), (b) and (c) above shall also cease on the date on which the following amounts have accumulated in the Lease Sweep Reserve: (x) $40 per square foot with respect to any portion of the space demised under the applicable Lease Sweep Lease that has not been re-tenanted and (y) to the extent a portion of the space demised under the applicable Lease Sweep Lease has been re-tenanted pursuant to one or more Qualified Leases, in the lender’s judgment, sufficient funds to cover all anticipated lease sweep re-tenanting costs related to the space that has been re-tenanted. A Lease Sweep Period with respect to clause (d) above will end on the date on which the subject default has been cured and no other monetary or material non-monetary default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure. A Lease Sweep Period with respect to clause (e) above will end upon the termination of the bankruptcy or insolvency proceeding. A Lease Sweep Period with respect to clauses (a), (b), (c), (d) or (e) above will end on the date funds in the lease sweep account collected with respect to the Lease Sweep Lease in question is equal to the lease sweep period amount. A Lease Sweep Period with respect to clause (f) above will end on the date on which the subject Tenant under the applicable Qualified Lease irrevocably exercises its renewal or extension option with respect to all of its Lease Sweep Space to a date that is no less than two years after the maturity date of the Murphy Crossing Loan.

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“Lease Sweep Lease” shall mean Renesas Electronic Corporation and any replacement lease covering a majority of the space currently demised under such lease that, assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers 100,000 or more rentable square feet.

“Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

“Lease Sweep Space” means the space demised under the applicable Lease Sweep Lease.

“Qualified Lease” means either: (A) the original Lease Sweep Lease, as extended in accordance with (i) the express renewal option set forth in such Lease Sweep Lease and, with respect to which, the terms of such renewal are on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances or (ii) a modification of the Lease Sweep Lease approved by the lender in its reasonable discretion, or (B) a replacement lease approved by the lender in its reasonable discretion (i) with an initial term of at least five (5) years; (ii) entered into in accordance with the Murphy Crossing Loan documents; and (iii) on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances.

Current Mezzanine or Subordinate Indebtedness. None.

Partial Release. None.

Future Permitted Mezzanine Indebtedness. The loan sponsors are permitted one time during the term of the Murphy Crossing Loan to obtain a mezzanine loan, from and after the securitization of the Murphy Crossing Loan, (the “Approved Mezzanine Loan”) from an Approved Mezzanine Lender (as defined below) secured by a pledge in the equity interests in Murphy Crossing Borrower, provided that: (i) the Approved Mezzanine Loan shall be in an amount that when added to the Murphy Crossing Loan will result in (A) a combined loan to “as is” appraised value ratio of the Murphy Crossing Property of no more than 70.0%, and (B) a combined debt service coverage ratio (utilizing the debt service of both the Murphy Crossing Loan and the proposed mezzanine loan) of not less than 1.65x (based on an estimated 30 year amortization schedule); (ii) the Approved Mezzanine Loan will be secured by an equity pledge encumbering direct and indirect ownership interests in Murphy Crossing Borrower (or the mezzanine borrower, if the lender has bifurcated a portion of the Murphy Crossing Loan into a mezzanine loan) (and will not be secured by any collateral securing the Murphy Crossing Loan); (iii) the Approved Mezzanine Loan will be interest-only and coterminous with the Murphy Crossing Loan; (iv) the Approved Mezzanine Loan and organizational structure of the mezzanine borrower will otherwise be on terms and conditions and subject to documentation acceptable to the lender and in accordance with rating agency requirements; and (v) the Approved Mezzanine Lender will enter into an intercreditor agreement with the lender satisfactory in all respects to the lender in its reasonable discretion and any applicable rating agency. Additionally, such financing shall be subject to receipt by the lender of rating agency confirmations from the applicable rating agencies. All costs and expenses incurred by the lender in connection with such financing (including, without limitation, legal fees) shall be the sole obligation of Murphy Crossing Borrower.

“Approved Mezzanine Lender” shall mean (a) any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, government entity or plan, investment company or institution substantially similar to any of the foregoing, provided in each case that such institution (i) has total real estate assets (in name or under management) in excess of $500,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $150,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties; or (b) any other mezzanine lender that has been approved by the lender in its sole discretion and the rating agencies.

Parking/Zoning. Based on the survey obtained in connection with origination, there are 1,093 parking spaces at the Murphy Crossing Property. Based on the zoning report obtained in connection with origination, the Murphy Crossing Property is required to have 1,116 total parking spaces pursuant to the applicable legal requirements. The 23-space deficiency is considered non-conforming under the applicable zoning code. The Murphy Crossing Borrower represented that 23 additional parking spaces can be striped pursuant to and in compliance with all leases and legal requirements. The Murphy Crossing Borrower has covenanted to cause 23 additional parking spaces to be striped in accordance with all legal requirements (the “Required Striping Work”) within the earlier to occur of (a) the date that is six months following the origination date and (b) if Murphy Crossing Borrower or any of its affiliates receives from any governmental authority any violation, directive, or other written notice with respect to the failure of the Murphy Crossing Property to have sufficient parking to comply with all applicable legal requirements, the deadline (if any) specified for the completion of the Required Striping Work in such violation, directive or other written notice, as applicable. There is recourse to the extent of any losses for any failure of the Murphy Crossing Property to have sufficient parking to comply with applicable legal requirements until such time as (a) the Required Striping Work has been completed and (b) Murphy Crossing Borrower has delivered evidence in form and substance reasonably acceptable to lender that the Murphy Crossing Property has sufficient parking to comply with applicable legal requirements.

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Moffett Towers Buildings A, B & C

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Moffett Towers Buildings A, B & C

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Moffett Towers Buildings A, B & C

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC/JPMCB	Single Asset / Portfolio:	Portfolio
		Title:	Fee
		Property Type - Subtype:	Office – Suburban
Original Principal Balance(2):	$79,450,000	Net Rentable Area (SF):	951,498
Cut-off Date Principal Balance(2):	$79,450,000	Location:	Sunnyvale, CA
% of Pool by IPB:	8.4%	Year Built / Renovated:	2008 / N/A
Loan Purpose:	Refinance	Occupancy:	100.0%
Borrower:	MT1 ABC LLC	Occupancy Date:	1/1/2021
Loan Sponsor:	Paul Guarantor LLC	Number of Tenants:	4
Interest Rate:	3.49000%	2016 NOI:	N/A
Note Date:	2/6/2020	2017 NOI:	$31,545,149
Maturity Date:	2/6/2030	2018 NOI:	$37,570,355
Interest-only Period:	120 months	2019 NOI(5):	$38,037,092
Original Term:	120 months	UW Economic Occupancy:	97.0%
Original Amortization:	None	UW Revenues:	$69,255,640
Amortization Type:	Interest Only	UW Expenses:	$11,194,319
Call Protection(3):	L(24),Grtr1%orYM(1),	UW NOI(5):	$58,061,321
	DeforGrtr1%orYM(88),O(7)	UW NCF:	$56,850,031
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF(6):	$1,145,000,000 / $1,203
Additional Debt(2)(4):	Yes	Appraisal Date:	10/1/2021
Additional Debt Balance(2)(4):	$363,550,000 / $327,000,000
Additional Debt Type(2)(4):	Pari Passu / Subordinate Debt

Escrows and Reserves(7)				Financial Information
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	$282,271	N/A	Cut-off Date Loan / SF:	$466	$809
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$466	$809
Replacement Reserves:	$0	$15,858	N/A	Cut-off Date LTV(6):	38.7%	67.2%
TI/LC:	$53,688,909	$0	N/A	Maturity Date LTV(6):	38.7%	67.2%
Other:	$34,016,766	Springing	N/A	UW NCF DSCR:	3.63x	2.09x
				UW NOI Debt Yield:	13.1%	7.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Senior Notes	$443,000,000		57.5%	Payoff Existing Debt	$364,012,737	47.3%
Subordinate Debt	327,000,000		42.5%	Return of Equity	314,083,651	40.8%
				Upfront Reserves	87,705,675	11.4%
				Closing Costs	2,715,794	0.4%
				Leasing Commissions	1,482,143	0.2%
Total Sources	$770,000,000		100.0%	Total Uses	$770,000,000	100.0%

(1)	The Moffett Towers Buildings A,B & C Whole Loan (as defined below) was co-originated by Goldman Sachs Bank, USA (“GS Bank”), DBRI and JPMCB. GACC will be contributing $60,000,000 (Notes A-3-C-1 and A-3-C-3) and JPMCB will be contributing $19,450,000 (Notes A-2-C-3 and A-2-C-4) to the Benchmark 2020-B17 transaction.

(2)	The Moffett Towers Buildings A, B & C Loan consists of the non-controlling Note A-2-C-3, Note A-2-C-4, Note A-3-C-1 and Note A-3-C-3 and is part of the Moffett Towers Buildings A, B & C Whole Loan evidenced by 21 senior pari passu notes and three subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $770.0 million. For additional information, see “The Loan” herein.

(3)	The defeasance lockout period will be at least 25 payments beginning with and including the first payment date of March 6, 2020. The borrower has the option to defease the entire $770.0 million Moffett Towers Buildings A, B & C Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 6, 2023. The assumed defeasance lockout period of 25 months is based on the expected closing date of the Benchmark 2020-B17 securitization in March 2020. The actual lockout period may be longer. In addition, on and after the payment date in March 2022, the Moffett Towers Buildings A, B & C Whole Loan may be voluntarily prepaid with a prepayment fee equal to the greater of the yield maintenance amount or 1% of the unpaid principal balance as of the prepayment date.

A-3-14

Annex A-3	Benchmark 2020-B17

Moffett Towers Buildings A, B & C

(4)	See “Current Mezzanine or Subordinate Indebtedness" below.

(5)	The increase in 2019 NOI to UW NOI reflects new recent leasing to Google and Comcast and includes the straight line average of contractual rent step increments over the lease term for investment grade tenants.

(6)	Based on the “As-Stabilized” portfolio value of $1,145,000,000. The “As-Stabilized” value assumes that both Google and Comcast take occupancy at the Moffett Towers Buildings A, B & C Property (as defined below) and are paying rent. The appraiser concluded an “As-Is” portfolio appraised value of $995,000,000, which results in an LTV of 44.5%.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Moffett Towers Buildings A, B & C mortgage loan (the “Moffett Towers Buildings A, B & C Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $770.0 million (the “Moffett Towers Buildings A, B & C Whole Loan”), which is secured by the borrower’s fee interest in three, eight-story Class A office buildings located in Sunnyvale, California (the “Moffett Towers Buildings A, B & C Property”). The Moffett Towers Buildings A, B & C Whole Loan is comprised of (i) a senior loan, comprised of 21 senior pari passu notes with an aggregate principal balance as of the Cut-off Date of $443.0 million (the “Moffett Towers Buildings A, B & C Senior Notes”), four of which (Notes A-2-C-3, A-2-C-4, A-3-C-1 and A-3-C-3) with an aggregate outstanding principal balance as of the Cut-off Date of $79.45 million) are being contributed to the Benchmark 2020-B17 trust and constitute the Moffett Towers Buildings A, B & C Loan, and the remainder of which are expected to be contributed to one or more other securitization trusts and (ii) three subordinate notes with an outstanding principal balance as of the Cut-off Date of $327.0 million (collectively, the “Moffett Towers Buildings A, B & C Subordinate Companion Notes”). The relationship between the holders of the Moffett Towers Buildings A, B & C Senior Notes and Moffett Towers Buildings A, B & C Subordinate Companion Notes will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Moffett Towers Buildings A, B & C Whole Loan” in the Preliminary Prospectus. The Moffett Towers Buildings A, B & C Whole Loan was co-originated by DBRI, JPMCB and GS Bank. The Moffett Towers Buildings A, B & C Whole Loan has a 10-year term and will be interest-only for its entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-S-1, A-2-S-2, A-2-S-3	$1,000,000	$1,000,000	MOFT 2020-ABC	No(1)
Note A-2-C-3, A-2-C-4, A-3-C-1, A-3-C-3	$79,450,000	$79,450,000	Benchmark 2020-B17	No
Note A-3-C-2, A-3-C-4	$39,450,000	$39,450,000	DBRI	No
Note A-2-C-1, A-2-C-2	$80,000,000	$80,000,000	JPMCB	No
Note A-1-C-1, A-1-C-2, A-1-C-3, A-1-C-4, A-1-C-5, A-1-C-6, A-1-C-7, A-1-C-8, A-1-C-9, A-1-C-10	$243,100,000	$243,100,000	GS Bank	No
Senior Notes	$443,000,000	$443,000,000
Note B-1, B-2, B-3	$327,000,000	$327,000,000	MOFT 2020-ABC	Yes(1)
Whole Loan	$770,000,000	$770,000,000

(1)	The initial controlling notes are Note B-1, B-2 and B-3, so long as no Moffett Towers Buildings A, B & C control appraisal period has occurred and is continuing. If and for so long as a Moffett Towers Buildings A, B & C control appraisal period has occurred and is continuing, then the controlling note will be the Note A-1-C-1. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Moffett Towers Buildings A, B & C Whole Loan”. The Moffett Towers Buildings A, B & C Whole Loan will be serviced pursuant to the MOFT 2020-ABC trust and servicing agreement. For so long as no Moffett Towers Buildings A, B & C control appraisal period has occurred and is continuing, the control rights of the Moffett Towers Buildings A, B & C Subordinate Companion Notes will be exercisable by the controlling class under the MOFT 2020-ABC trust and servicing agreement.

The Borrower. The borrower is MT1 ABC LLC, a Delaware limited liability company. The company is structured to be a single purpose bankruptcy-remote entity with the borrower having two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor is Jay Paul Company and non-recourse carveout guarantor is Paul Guarantor LLC. Founded in 1975, Jay Paul Company is a privately-held real estate firm based in San Francisco, California that concentrates on the acquisition, development and management of commercial properties throughout California with a specific focus on creating projects for technology firms. Jay Paul Paul Company has developed over 13.0 million square feet of institutional quality space including projects for Apple, Amazon, Facebook, Google, Microsoft, HP, Rambus, Nokia, Tencent and DreamWorks. Jay Paul Company owns 25 office buildings in Moffett Park, totaling nearly 7.2 million square feet including Moffett Place, Moffett Gateway, Technology Corner, Moffett Towers and Moffett Towers II.

A-3-15

Annex A-3	Benchmark 2020-B17

Moffett Towers Buildings A, B & C

The Property. The Moffett Towers Buildings A, B & C Property consists of three, eight-story office buildings totaling 951,498 square feet of Class A office space located in Sunnyvale, California. The buildings were built by the borrower sponsor in 2008. As of January 1, 2021, the Moffett Towers Buildings A, B & C Property is expected to have an UW Occupancy of 100% and according to a third party market research report as of year-end 2019, has maintained an average historical occupancy of approximately 98.1% since 2014. The Moffett Towers Buildings A, B & C Property is part of a larger seven-building campus known as Moffett Towers (the “Campus”) which includes approximately 2.0 million square feet of Class A office space, an approximately 48,207 square foot amenities facility, a swimming pool, a café, an outdoor common area space and two parking structures.

The Campus is 100.0% leased as of the origination date with Google leasing the entirety of Building A and Building B, four tenants leasing Building C (including Google), and Amazon occupying Buildings D, E, F and G which are not part of the subject collateral.

The largest tenant, Google (815,528 square feet; 85.7% of net rentable area; 84.8% of underwritten base rent) leases a total of 815,528 square feet at the Moffett Towers Buildings A, B & C Property via three separate leases with a weighted average remaining lease term of 8.3 years. Google originally leased a portion of Building A via a subsidiary in 2012 and Google has since expanded, now leasing the entirety of Buildings A & B, and 57.1% of Building C. Google currently occupies Building A and has executed leases for Building B and Building C but has not yet taken occupancy or begun paying rent. Google’s lease in Building B is expected to commence in January 2021 and Google is expected to begin paying rent in June 2021. Google is expected to take possession of its premises in Building C in two phases, 96,282 square feet in March 2020 and 84,914 square feet in July 2020, and begin paying rent in June 2020 and November 2020, respectively. We cannot assure you that Google will take occupancy or begin paying rent. Each of Google’s leases is triple-net, features a seven-year extension option and does not include any early termination rights.

Google, through an affiliate, has occupied the Moffett Towers Buildings A, B & C Property in some capacity since 2012 and is currently in the process of its third expansion. The Moffett Towers Buildings A, B & C Property is located just four miles east of Google’s world headquarters in Mountain View, California. Further, the Moffett Towers Buildings A, B & C Property is located across the street from the NASA-owned Moffett Naval Airfield. In 2014, Google entered into a 60-year lease of Moffett Naval Airfield, an approximate total obligation of more than $1.1 billion. Google reportedly is in the process of investing more than $200 million to renovate the airfield, including major renovations to the three hangars, and has expressed that it plans to use the facility for research, development, assembly and testing in various emerging technologies. Google also uses the facility as a private airport for corporate planes for the founders and top executives.

The second largest tenant, Comcast (111,707 square feet; 11.7% of net rentable area; 12.5% of underwritten base rent) leases 111,707 square feet through October 31, 2027. Comcast’s lease is triple-net, includes 3.0% annual rent increases, features one five-year extension option and no early termination rights. Comcast began leasing space at the Moffett Towers Buildings A, B & C Property in 2011 via an affiliate (Plaxo, Inc.). Comcast has executed a lease extension and relocation for a total of 111,707 square feet and has not yet taken occupancy or begun paying rent on the 40,296 square feet of relocation space. Comcast is expected to take possession of the relocation space in November 2020 and begin paying rent on both the existing space and relocation space in March 2021. We cannot assure you that Comcast will take occupancy or begin paying rent.

The Moffett Towers Buildings A, B & C Property features access to the amenities facility and the enclosed parking structure (the “Common Area Spaces”). Use of and access to the Common Area Spaces is governed by certain declarations of covenants, conditions, restrictions and easement and charges agreement (collectively, the “CCR&Es”) made by the borrower as the sole member of the Moffett Towers Lot I Association LLC and Moffett Towers Building H & Amenities Parcel Association LLC (each an “Association” and collectively, the “Associations”). The borrower is the sole member of the Moffett Towers Lot I Association LLC and the borrower and the owners of the non-collateral buildings at the Campus are the members of the Moffett Towers Building H & Amenities Parcel Association LLC.

The CCR&Es grant the borrower non-exclusive easement rights over the Common Area Spaces. The Associations are obligated to maintain insurance coverage over the Common Area Spaces and are also responsible for maintenance of the Common Area Spaces, subject to the terms of the leases. The CCR&Es delineate shares of the voting interests in the Associations based on the number of buildings at the Campus, with each completed building entitled to a proportionate share of the voting interest. In the Moffett Towers Building H & Amenities Parcel Association LLC, the Moffett Towers Buildings A, B & C Property (collectively among all three buildings) is entitled to a 47.595% share of the voting interest in the applicable Association as of the origination date. In the Moffett Towers Lot I Association LLC, each building is entitled to one-third share of the voting interest in the applicable Association as of the origination date.

A-3-16

Annex A-3	Benchmark 2020-B17

Moffett Towers Buildings A, B & C

The Moffett Towers Buildings A, B & C Property is located in Moffett Park, in Sunnyvale, California, which is located in Silicon Valley. Moffett Park is an approximately 519-acre area comprised of office spaces and research and development buildings. Notable technology firms currently in Moffett Park include Google, Hewlett Packard, Juniper Networks, Amazon, Lockheed-Martin, Microsoft, NetApp and Rambus. The Moffett Towers Buildings A, B & C Property is north of State Highway 237, which forms the southern border of the Moffett Park area and provides access from Interstate 680 and Interstate 280 to the northeast and U.S. Highway 101 in Sunnyvale to the southwest. U.S. Highway 101 runs northward through San Francisco and southward through San Jose, terminating in the city of Los Angeles. The Santa Clara County Transit System station is located within approximately one mile from the Campus and services the surrounding residential communities.

According to the appraisal, the Moffett Park office submarket contains 11.2 million square feet and recorded an average asking rent of $67.80 per square foot annually as of January 7, 2020. The submarket’s vacancy rate was noted at 3.4% and has not exceeded 7.1% since 2012. According to the Appraisal, Moffett Park contains approximately 9.0 million square feet of four and five star office properties which recorded an average asking rent of $71.64 per square foot annually as of January 7, 2020. The Class A segment of the submarket features a vacancy rate of just 1.5%. The appraisal referenced five comparable office leases that range in base rent from approximately $50 - $72 per square foot (weighted average at $60.24 per square foot).

Historical and Current Occupancy
2016(1)	2017(1)	2018(1)	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is the expected occupancy as of January 1, 2021.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)(3)	% of Total NRA	Base Rent PSF(4)	% of Total Base Rent	Lease Expiration Date
Google (Building B)(5)	Aa2 / NR / AA+	317,166	33.3%	$60.00	35.5%	12/31/2030
Google (Building A)	Aa2 / NR / AA+	317,166	33.3	$49.57	29.3%	6/30/2026
Google (Building C)(5)	Aa2 / NR / AA+	181,196	19.0	$59.40	20.1%	9/30/2027
Comcast(6)	A3 / A- / A-	111,707	11.7	$60.00	12.5%	10/31/2027
Level 10 Construction	NR / NR / NR	12,944	1.4	$55.62	1.3%	2/29/2024
Acuitus, Inc	NR / NR / NR	11,319	1.2	$63.65	1.3%	8/31/2024
Total		951,498	100.0%	$56.39	100.0%
Other Occupied		0	0.0	$0.00	0.0%
Total Occupied		951,498	100.0%	$56.39	100.0%
Vacant		0	0.0
Total		951,498	100.0%

(1)	Based on the underwritten rent roll dated January 1, 2021, which reflects expected occupancy as of January 1, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Net Rentable Area (SF) does not include each tenant’s pro-rata share of the amenities facility. The Moffett Towers Buildings A, B & C Property is part of the Campus. The Campus shares 48,207 square feet of common area amenities, of which 23,101 square feet were allocated to the Moffett Towers Buildings A, B & C Property. These 23,101 square feet are not included in the collateral.

(4)	Base Rent PSF excludes the base rent payable on each tenant’s pro-rata share of the amenities facility, with rent steps through February 28, 2021.

(5)	Google has executed leases for Building B and Building C but has not yet taken occupancy or begun paying rent. Google is expected to take possession of Building B in January 2021. Google is expected to take possession of its premises in Building C in two phases, 96,282 square feet in March 2020 and 84,914 square feet in July 2020. Google is expected to begin paying rent for Building B and Building C in June 2021 and June 2020, respectively. We cannot assure you that the tenant will take possession or begin paying rent as expected or at all. Should the Borrower fail to deliver Google’s space on time, there will be a rent abatement for each day the borrower fails to deliver.

(6)	Comcast has executed a lease extension and relocation for 111,707 square feet. The relocation space consists of 40,296 square feet and Comcast is expected to take possession of the relocation space in November 2020 and begin paying rent on both the existing space and relocation space in March 2021. We cannot assure you that the tenant will take occupancy or begin paying rent as expected or at all.

A-3-17

Annex A-3	Benchmark 2020-B17

Moffett Towers Buildings A, B & C

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring(3)	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM & 2020	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	2	24,263	2.5	1,440,445	2.7	24,263	2.5%	$1,440,445	2.7%
2025	0	0	0.0	0	0.0	24,263	2.5%	$1,440,445	2.7%
2026	1	317,166	33.3	15,723,273	29.3	341,429	35.9%	$17,163,718	32.0%
2027	4	292,903	30.8	17,465,463	32.5	634,332	66.7%	$34,629,181	64.5%
2028	0	0	0.0	0	0.0	634,332	66.7%	$34,629,181	64.5%
2029	0	0	0.0	0	0.0	634,332	66.7%	$34,629,181	64.5%
2030	1	317,166	33.3	19,029,960	35.5	951,498	100.0%	$53,659,141	100.0%
2031 and Thereafter	0	0	0.0	0	0.0	951,498	100.0%	$53,659,141	100.0%
Total	8	951,498	100.0%	$53,659,141	100.0%

(1)	Based on the underwritten rent roll dated January 1, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Net Rentable Area Expiring does not include each tenant’s pro-rata share of the amenities facility. The Moffett Towers Buildings A, B, C Property is part of the Campus. The Campus shares 48,207 square feet of common area amenities, of which 23,101 square feet were allocated to the Moffett Towers Buildings A, B, C Property. These 23,101 square feet are not included in the collateral.

(4)	Base Rent Expiring includes rent steps through February 28, 2021.

Operating History and Underwritten Net Cash Flow
	2017	2018	2019	Underwritten(1)	Per Square Foot	%(2)
Base Rent(3)	$31,760,276	$37,874,365	$37,993,927	$58,967,821	$61.97	82.6%
Vacant Income	0	0	0	0	0.00	0.0%
Gross Potential Rent	$31,760,276	$37,874,365	$37,993,927	$58,967,821	$61.97	82.6%
Total Reimbursements	11,793,732	11,467,503	12,298,701	11,126,970	11.69	15.6%
Total Other Income	0	0	0	1,302,777	1.37	1.8%
Net Rental Income	$43,554,008	$49,341,867	$50,292,627	$71,397,567	$75.04	100.0%
(Vacancy/Credit Loss)	0	0	0	(2,141,927)	(2.25)	(3.0)%
Effective Gross Income	$43,554,008	$49,341,867	$50,292,627	$69,255,640	$72.79	97.0%
Total Expenses	$12,008,858	$11,771,512	$12,255,535	$11,194,319	$11.76	16.2%
Net Operating Income(4)	$31,545,149	$37,570,355	$38,037,092	$58,061,321	$61.02	83.8%
Total TI/LC, Capex/RR	0	0	0	1,211,290	1.27	1.7%
Net Cash Flow	$31,545,149	$37,570,355	$38,037,092	$56,850,031	$59.75	82.1%
(1)	Underwritten cash flow based on annualized in-place rents as of January 1, 2021, with rent steps through February 28, 2021.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Base Rent includes $5,182,847 of straight line office rent steps over the lease term for investment grade tenants (Google and Comcast) and $125,834 of straight line amenities facility rent steps through February 28, 2021.

(4)	The increase in Underwritten Net Operating Income reflects new recent leasing to Google and Comcast and includes the straight line average of contractual rent step increments over the lease term for investment grade tenants (Google and Comcast).

Property Management. The Moffett Towers Buildings A, B & C Property is managed by the borrower sponsor.

Escrows and Reserves. At loan origination, the borrower deposited (i) $53,688,909 into a tenant improvement allowances and leasing commissions reserve and (ii) $34,016,766 into a rent concessions reserve.

A-3-18

Annex A-3	Benchmark 2020-B17

Moffett Towers Buildings A, B & C

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at $282,271).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, unless an acceptable blanket policy is in effect. As of the origination date, an acceptable blanket policy was in place.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to $15,858 for replacement reserves.

Lease Sweep Reserve – During a Lease Sweep Period (as defined below), all excess cash flow after payment of debt service, required reserves and budgeted operating expenses to a lease sweep reserve until amounts on deposit equal the Lease Sweep Cap Amount (as defined below). In the event that excess cashflow is not sufficient to meet a minimum required amount, the Borrower is required to deposit such minimum required amount.

Required Minimum Monthly Lease Sweep Deposit Amount – During a Lease Sweep Period, an amount equal to (i) with respect to a Lease Sweep Period continuing due to a Lease Sweep Trigger (as defined in the Moffett Towers Buildings A, B & C Whole Loan documents) relating to Google lease (Building A), $875,044.76, (ii) with respect to a Lease Sweep Period continuing due to a Lease Sweep Trigger relating to Google lease (Building B), $875,044.76 and (iii) with respect to a Lease Sweep Period continuing due to a Lease Sweep Trigger relating to Google lease (Building B), $499,910.49; provided, that, to the extent a Lease Sweep Period is continuing due to a Lease Sweep Trigger relating to more than one Google lease, such amounts set forth above shall be aggregated based on all Google leases then in a Lease Sweep Period on the monthly payment date in question (i.e., if, on a monthly payment date, one or more Lease Sweep Periods are continuing which affect all Google leases, the Required Minimum Monthly Lease Sweep Deposit Amount for such monthly payment date shall be $2,250,000.01).

Additionally, during the continuance of a Trigger Period other than a Lease Sweep Period, all amounts in excess of the monthly debt service payment, required reserves and budgeted operating expenses are required to be reserved in a cash collateral reserve, capped, if such Trigger Period was caused by a Low DSCR Event, at $47,574,900.

Lockbox / Cash Management. The Moffett Towers Buildings A, B & C Whole Loan is structured with a hard lockbox and in place cash management. The borrower is required to direct all existing tenants of the Moffett Towers Buildings A, B & C Property to directly deposit all rents into an account controlled by the lender. Funds in the deposit account are required to be applied and disbursed in accordance with the Moffett Towers Buildings A, B & C Whole Loan documents. During a Trigger Period, all excess cash after payment of the monthly debt service on the Moffett Towers Buildings A, B & C Whole Loan, all required reserves and budgeted operating expenses, and certain other items in the payment waterfall described in the Moffett Towers Buildings A, B & C Whole Loan documents will be reserved as additional collateral for the Moffett Towers Buildings A, B & C Whole Loan.

A “Trigger Period” will be continuing upon (i) an event of default under the Moffett Towers Buildings A, B & C Whole Loan until cured, (ii) the debt service coverage ratio as calculated in the Moffett Towers Buildings A, B & C Whole Loan documents is less than 1.15x (assuming amortization) (a “Low DSCR Event”) until the earlier of the date (a) the Moffett Towers Buildings A, B & C Property achieves a debt service coverage ratio of at least 1.15x (assuming amortization) for one calendar quarter or (b) amounts on deposit in the cash collateral reserve equal $47,574,900 or (iii) the continuance of a Lease Sweep Period.

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Annex A-3	Benchmark 2020-B17

Moffett Towers Buildings A, B & C

A “Lease Sweep Period” will be in effect upon the earliest to occur (a) of October 1, 2025 with respect to Building A or the date that is nine months prior to the date any Google Tenant (or any replacement tenant of space leased by Google Tenant) lease expires with respect to Building B and Building C and Google Tenant (or any replacement tenant of space leased by Google Tenant) has not given notice of its intent to renew until either the Reserve Requirement is met or a Renewal or Re-tenanting occurs, (b) Google Tenant (or any replacement tenant of 75% or more of the space leased by Google Tenant) surrenders, cancels or terminates or gives notice of its intent to surrender, cancel or terminate any of its leases at the Property unless a replacement lease to one or more entities (or subsidiary of such entity) that is rated investment grade by at least two of Moody’s, S&P or Fitch (an “Investment Grade Tenant”) has been entered into until either the Reserve Requirement is met or a Renewal or Re-tenanting occurs, (c) Google Tenant (or any replacement tenant of 75% or more of the space leased by Google Tenant) ceases operating its business in 20.0% or more of the space in a building subject to its leases (the “Dark Space”) (unless such tenant ceasing to operate (1) is Google Tenant, (2) is an Investment Grade Tenant or (3) has subleased such space to one or more Investment Grade Tenants who has accepted delivery of such space until either the Reserve Requirement is met or a Renewal or Re-tenanting occurs, (d) upon the occurrence of default under any lease by Google Tenant (or any replacement tenant of 75% or more of the space leased by Google Tenant) until either such default is cured and no other default occurs for three consecutive months or the Reserve Requirement is met, (e) a bankruptcy of Google Tenant or any parent entity under the applicable lease until the related bankruptcy proceedings have terminated and the applicable lease has been affirmed, assumed or assigned in a manner satisfactory to the lender, and (f) the date on which Google Tenant (or any replacement tenant of space leased by Google Tenant) is no longer an Investment Grade Tenant until one of (1) such tenant becomes an Investment Grade Tenant again, (2) the Reserve Requirement is met or (3) a Renewal or Re-tenanting occurs.

A “Google Tenant” means the Google entity that is the tenant under the leases existing on the origination date.

A “Renewal or Re-tenanting” means Google Tenant irrevocably renews its lease or at least 75% of the space demised under such lease has been re-tenanted pursuant to one or more leases meeting certain requirements under the mortgage loan agreement, as applicable.

A “Reserve Requirement” means funds equal to the applicable Lease Sweep Cap Amount have been deposited into the lease sweep reserve or the borrower has delivered an acceptable letter of credit in such applicable amount to the lender for such amount.

A “Lease Sweep Cap Amount” means the largest amount applicable to the Lease Sweep Periods then occurring as follows: (i) with respect to a Lease Sweep Period continuing solely pursuant to clause (a) or (b), $45.00 per rentable square foot under the applicable lease (or if Building B has been released in accordance with the terms of the Moffett Towers Buildings A, B & C Whole Loan documents, $45.00 per rentable square foot that is leased pursuant to the applicable lease and every other lease existing at the Property with the same tenant or its affiliates, until such time as one of the remaining Google Leases has been renewed or replaced, at which time, the Lease Sweep Cap Amount will revert back to $45.00 per rentable square foot under the applicable lease); (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (d), an amount equal to $35.00 per rentable square foot under the applicable lease); (iii) with respect to a Lease Sweep Period continuing pursuant to clause (c), whether or not a Lease Sweep Period pursuant to any other clause is concurrently continuing, $50.00 per rentable square foot of the dark space demised under the applicable lease; and (iv) with respect to a Lease Sweep Period continuing pursuant to a clause (f), whether or not a Lease Sweep Period pursuant to any other clause is concurrently continuing, an amount equal to $50.00 per rentable square foot under all leases with such downgraded tenant.

Current Mezzanine or Subordinate Indebtedness. The Moffett Towers Buildings A, B & C Subordinate Companion Notes have an outstanding principal balance as of the Cut-off Date of $327.0 million, and accrues interest at a fixed rate of 3.49000% per annum. The Moffett Towers Buildings A, B & C Subordinate Companion Note has a ten-year term and is interest-only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Moffett Towers Buildings A, B & C Whole Loan” in the Preliminary Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. At any time after the prepayment lockout period, the borrower is permitted to obtain the release of up to two (but not more than two) individual buildings that comprise the Moffett Towers Buildings A, B & C Property from the lien of the Mortgage in connection with a bona fide third-party sale of such building or a transfer of such building to an affiliate for purposes of refinancing such building upon, among other conditions, (a) payment of the applicable Release Price, (b) no event of default is continuing, (c) after giving effect to the release, the debt service coverage ratio is no less than the greater of the debt service coverage ratio immediately prior to such release and 1.44x, (d) after giving effect to the release, the debt yield is no less than the greater of the debt yield immediately preceding such release and 7.75%, (e) after giving effect to the release, the loan to value ratio is not more than the lesser of the loan to value ratio immediately preceding such release and 70.0% and (f) customary REMIC opinions.

A-3-20

Annex A-3	Benchmark 2020-B17

Moffett Towers Buildings A, B & C

“Release Price” means an amount equal to (a) with respect to the release of Building A or Building C, the greater of (1) 100% of the net sales proceeds of a sale or refinance of such parcel and (2) 115% of the allocated loan amount and (b) with respect to the release of Building B, the greater of (1) 100% of the net sales proceeds of a sale or refinance of such parcel and (2) 125% of the allocated loan amount, in each case together with the payment of any accrued and unpaid interest and any applicable prepayment fee.

Common Area Subdivision. The borrower has the right to subdivide and release a portion of the Lot 1 Common Area in connection with the construction of another office building that may be no more than nine stories tall and contain no more than 326,666 rentable square feet so long as, among other conditions in the loan documents, such subdivision and release will not materially adversely affect the Moffett Towers Buildings A, B & C Property or its use or operation and is in compliance with the terms of other material documents related to the Moffett Towers Buildings A, B & C Property such as any leases or reciprocal easement agreements. See “Description of the Mortgage Pool—Condominium and Other Shared Interests” in the Preliminary Prospectus.

The “Lot 1 Common Area” comprises all of the property that makes up the Campus, other than the three buildings that comprise the collateral. The Lot 1 Common Area includes two parking structures and certain surface parking spaces in the Campus, together with the landscaping, sidewalks, driveways and roadways within the Campus.

A-3-21

Annex A-3	Benchmark 2020-B17

1633 Broadway

A-3-22

Annex A-3	Benchmark 2020-B17

1633 Broadway

A-3-23

Annex A-3	Benchmark 2020-B17

1633 Broadway

A-3-24

Annex A-3	Benchmark 2020-B17

1633 Broadway

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Office – CBD
Original Principal Balance(1):	$50,000,000	Net Rentable Area (SF):	2,561,512
Cut-off Date Principal Balance(1):	$50,000,000	Location:	New York, NY
% of Pool by IPB:	5.3%	Year Built / Renovated:	1972 / 2013
Loan Purpose:	Refinance	Occupancy:	98.4%
Borrowers:	PGREF I 1633 Broadway Tower,	Occupancy Date:	10/31/2019
	L.P. and PGREF I 1633 Broadway	Number of Tenants:	40
	Land, L.P.	2016 NOI:	$93,821,386
Loan Sponsor(2):	Paramount Group Operating	2017 NOI:	$94,190,007
	Partnership LP	2018 NOI:	$109,098,450
Interest Rate:	2.99000%	TTM NOI (as of 9/2019):	$110,809,315
Note Date:	11/25/2019	UW Economic Occupancy:	95.9%
Maturity Date:	12/6/2029	UW Revenues:	$190,585,947
Interest-only Period:	120 months	UW Expenses:	$71,435,784
Original Term:	120 months	UW NOI:	$119,150,163
Original Amortization:	None	UW NCF:	$116,677,727
Amortization Type:	Interest Only	Appraised Value / Per SF:	$2,400,000,000 / $937
Call Protection(3):	L(27),Def(86),O(7)	Appraisal Date:	10/24/2019
Lockbox / Cash Management:	Hard / Springing
Additional Debt(1)(4):	Yes
Additional Debt Balance(1)(4):	$951,000,000 / $249,000,000
Additional Debt Type(1)(4):	Pari Passu / Subordinate Debt

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$391	$488
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$391	$488
Replacement Reserves:	$0	Springing	$1,024,605	Cut-off Date LTV:	41.7%	52.1%
TI/LC:	$0	Springing	$5,123,024	Maturity Date LTV:	41.7%	52.1%
Unfunded TI Obligations:	$36,389,727	$0	N/A	UW NCF DSCR:	3.84x	3.08x
				UW NOI Debt Yield:	11.9%	9.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$1,001,000,000	80.1%	Payoff Existing Debt	$1,052,884,467	84.2%
Subordinate Notes	249,000,000	19.9	Upfront Reserves	36,389,727	2.9
			Closing Costs	20,840,154	1.7
			Return of Equity	139,885,652	11.2
Total Sources	$1,250,000,000	100.0%	Total Uses	$1,250,000,000	100.0%

(1)	The 1633 Broadway Loan (as defined below) is part of a whole loan evidenced by (i) 35 senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $1.001 billion, and (ii) four subordinate notes with an aggregate principal balance of $249.0 million.

(2)	There is no non-recourse carveout guarantor, and the Borrowers (as defined below) are the only environmental indemnitors.

(3)	The lockout period will be 27 payments beginning with and including the first payment date in January 2020. The Borrowers (as defined below) have the option to defease the full $1.25 billion 1633 Broadway Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 25, 2022. The lockout period of 27 payments is based on the expected Benchmark 2020-B17 transaction closing date occurring in March 2020. The actual lockout period may be longer.

(4)	See “Current Mezzanine or Subordinate Indebtedness" below.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-25

Annex A-3	Benchmark 2020-B17

1633 Broadway

The Loan. The 1633 Broadway mortgage loan (the “1633 Broadway Loan”) is part of a whole loan evidenced by 35 pari passu promissory notes and four junior promissory notes, each as described below, with an aggregate original balance of $1.25 billion (the “1633 Broadway Whole Loan”), secured by the first mortgages encumbering the Borrowers’ fee simple interest in a 2,561,512 square foot Class A office tower located in New York, New York (the “1633 Broadway Property”). The 1633 Broadway Whole Loan is comprised of (i) a senior loan, comprised of 35 pari passu notes with an aggregate principal balance as of the Cut-off Date of $1.001 billion (the “1633 Broadway Senior Notes”), of which Note A-3-C-5 and Note A-3-C-6, with an outstanding principal balance as of the Cut-off Date of $50.0 million, are being contributed to the Benchmark 2020-B17 trust and constitute the 1633 Broadway Loan, and the remainder of which have been, or are expected to be, contributed to other securitization trusts and (ii) a subordinate loan, comprised of four notes, with an original principal balance as of the Cut-off Date of $249.0 million (the “1633 Broadway Subordinate Companion Loan”) that was contributed to a prior securitization trust, as described below. The relationship between the holders of the 1633 Broadway Senior Notes and the 1633 Broadway Junior Notes is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” in the Preliminary Prospectus. The 1633 Broadway Whole Loan was co-originated by JPMCB, DBR Investments Co. Limited (“DBRI”), Goldman Sachs Bank USA (“GS Bank”) and Wells Fargo Bank, National Association (“WFB”). The 1633 Broadway Whole Loan has a 10-year term and is interest-only for the term of the loan.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-S-1, A-2-S-1, A-3-S-1, A-4-S-1	$1,000,000	$1,000,000	BWAY 2019-1633	No
Note A-1-C-1, A-1-C-5, A-2-C-1-A	$110,000,000	$110,000,000	CGCMT 2020-GC46	No(2)
Note A-1-C-3, A-1-C-4, A-1-C-6, A-1-C-7	$122,500,000	$122,500,000	GS Bank(1)	No
Note A-1-C-2, A-2-C-5	$60,000,000	$60,000,000	GSMS 2020-GC45	No
Note A-2-C-1-B, A-3-C-1-B	$45,000,000	$45,000,000	Benchmark 2020-B16	No
Note A-2-C-2, A-2-C-3-A, A-2-C-4, A-2-C-6, A-2-C-7	$170,000,000	$170,000,000	DBRI(1)	No
Note A-2-C-3-B, A-3-C-2	$64,650,000	$64,650,000	Benchmark 2020-IG1(3)	No
Note A-3-C-5, A-3-C-6	$50,000,000	$50,000,000	Benchmark 2020-B17	No
Note A-3-C-1-A, A-3-C-3, A-3-C-4, A-3-C-7	$127,850,000	$137,850,000	JPMCB(1)	No
Note A-4-C-1, A-4-C-2	$100,000,000	$100,000,000	BANK 2020-BNK25	No
Note A-4-C-3, A-4-C-6, A-4-C-7	$80,000,000	$80,000,000	WFB(1)	No
Note A-4-C-4, A-4-C-5	$70,000,000	$70,000,000	WFCM 2020-C55	No
Senior Notes	$1,001,000,000	$1,001,000,000
Note B-1, B-2, B-3, B-4	$249,000,000	$249,000,000	BWAY 2019-1633	Yes
Whole Loan	$1,250,000,000	$1,250,000,000
(1)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

(2)	During the continuance of a control appraisal relating to the BWAY 2019-1633 securitization transaction (i.e., when the most senior class of certificates in such transaction have been control appraised out), Note A-1-C-1 will be the controlling piece. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” in the Preliminary Prospectus.

(3)	The Benchmark 2020-IG1 transaction is expected to close on or about February 28, 2020.

The Borrowers. The borrowers are PGREF I 1633 Broadway Tower, L.P. and PGREF I 1633 Broadway Land, L.P., each a Delaware limited partnership (collectively, the “Borrowers”). PGREF I 1633 Broadway Land, L.P. owns the 1633 Broadway Property entirely in fee and also ground leases the 1633 Broadway Property to PGREF I 1633 Broadway Tower, L.P. (i.e., both landlord and tenant interests in the ground lease are pledged as collateral, in addition to the fee interest in the 1633 Broadway Property). Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the 1633 Broadway Whole Loan. There is no non-recourse carveout guarantor, and the Borrowers are the only environmental indemnitors with respect to the 1633 Broadway Whole Loan. The Borrowers have presented for the lenders' consideration an elimination of the ground lease (such that collateral for the 1633 Broadway Whole Loan would consist entirely of the fee interest in the 1633 Broadway Property) and an intended transfer of the 1633 Broadway Property in accordance with the loan documents to successor borrowers that would own the 1633 Broadway Property as tenants-in-common, which could result in a change of the ultimate ownership of the borrowers. We cannot assure you that the management skills, quality or judgment of any successor borrower or their equityholders would be equivalent to that of the current borrowers and their equityholders and that the value of the 1633 Broadway Property will be maintained at the same level by any successor borrower.

A-3-26

Annex A-3	Benchmark 2020-B17

1633 Broadway

The Loan Sponsor. The loan sponsor is Paramount Group Operating Partnership LP, which indirectly owns and controls the Borrowers. Paramount Group, Inc. (NYSE: PGRE), an approximately 91.0% general partner of the borrower sponsor, is a real estate investment trust that currently owns and/or manages a 13.4 million square foot portfolio of 18 Class A office and retail buildings in New York, Washington, D.C. and San Francisco. Paramount Group, Inc. has a New York portfolio that includes: 1633 Broadway, 1301 Avenue of the Americas, 1325 Avenue of the Americas, 31 West 52nd Street, 900 Third Avenue, 712 Fifth Avenue, 60 Wall Street, 745 Fifth Avenue, 718 Fifth Avenue and 0 Bond Street.

The Property. The 1633 Broadway Property is an approximately 2.6 million square foot, 48-story office tower that is situated with a full block of Broadway frontage between 50th and 51st Streets in Midtown Manhattan. The 1633 Broadway Property contains views of the Hudson River, Central Park, and Midtown from above the 36th floor. In addition to the office space, the 1633 Broadway Property includes retail space (anchored by Equinox), a parking garage across three levels below grade, two theaters comprising a total of 145,192 square feet (the Gershwin Theatre and Circle in the Square Theatre) and storage space comprising 18,384 square foot.

The 1633 Broadway Property is located on a 90,400 square foot parcel comprising the entire western block front of Broadway between West 50th and West 51st Streets within the Westside office submarket of Midtown. The 1633 Broadway Property was constructed in 1972 and was most recently renovated in 2013. Since 2010, the borrower sponsor has invested a total of approximately $41.6 million in lobby renovations, plaza redevelopment, and retail renovations. In addition, the borrower sponsor has invested approximately $230 million in tenant improvements and leasing commissions since 2010. Going forward, the borrower sponsor provided a 10-year renovation budget which totals approximately $55.98 million; the renovation budget is anticipated to be utilized for items including a roof replacement, structural upgrades, fire alarm system upgrades, Gershwin Theatre upgrades, completion of the terrace on the 47th and 48th floors, and development of the Retail Cube. Such renovations are not required by the 1633 Broadway Whole Loan documents, and have not been reserved for. We cannot assure you that such renovation will proceed as expected or at all.

The 1633 Broadway Property comprises 2,561,512 square feet and was 98.4% leased as of October 31, 2019. The 1633 Broadway Property benefits from a strong office component, which is currently 100.0% leased to 17 tenants. The retail space within the 1633 Broadway Property totals approximately 80,000 square feet of net rentable area and is anchored by Equinox (25,458 square feet) through February 2040. Approximately 94.3% of the underwritten base rent is from office tenants.

The 1633 Broadway Property features two theatres that comprise 5.7% of the total net rentable area and account for 1.2% of the underwritten rental revenue. The larger of the two theatres is the U. T. Associates of the Gershwin Theatre (“Gershwin Theatre”), which is notable for hosting Wicked since 2003. The Gershwin Theatre has three, five-year renewal options that could potentially extend the term through May 2042. The 1633 Broadway Property contains an additional theatre known as the Circle in the Square, which comprises approximately 800 seats and 34,570 square feet and currently hosts the show OKLAHOMA! The 1633 Broadway Property also houses the Circle in the Square Theatre School, the only accredited training conservatory associated with a Broadway theatre, which offers two, two-year training programs, in acting and musical theatre. The tenant currently pays a total contract rent of $864,250 or $25.00 per square foot through September 2021.

The parking component within the 1633 Broadway Property consists of 250-space parking garage across three levels below grade and comprises 64,158 square feet. The parking area is currently leased to ABM Parking Services, Inc., a parking garage operator, which is expected to occupy the space through July 2026. The parking garage operator is responsible for a contract rent of approximately $2.39 million, or $9,560 per space, which will increase by 1.50% per annum throughout the remainder of its lease.

As of October 31, 2019, the 1633 Broadway Property was 98.4% leased to 40 tenants. The largest tenant by underwritten base rent, Allianz Asset Management of America L.P. (“Allianz”) (320,911 square feet, 12.5% of net rentable area, 15.7% of underwritten base rent) is an asset manager with over 800 investment professionals in 25 offices worldwide and manages assets for individuals, families and institutions. The 1633 Broadway Property serves as the United States headquarters for Allianz. Allianz occupies six suites with leases expiring in January 2031.

The second largest tenant by underwritten base rent, WMG Acquisition Corp (“Warner Music Group”) (293,888 square feet, 11.5% of net rentable area, 10.4% of underwritten base rent) is an American multinational entertainment and record label conglomerate. It is one of the “Big Three” recording companies and the third largest in the global music industry, next to Universal Music Group and Sony Music Entertainment. Warner Music Group is headquartered at the 1633 Broadway Property.

The third largest tenant by underwritten base rent, Morgan Stanley & Co (“Morgan Stanley”) (260,829 square feet, 10.2% of net rentable area, 11.1% of underwritten base rent) is a financial holding company, that provides various financial products and services to corporations, governments, financial institutions and individuals in the Americas, Europe, the Middle East, Africa and Asia. Morgan Stanley operates through three segments: Institutional Securities, Wealth Management and Investment Management. Morgan Stanley occupies five suites with leases expiring in March 2032.

A-3-27

Annex A-3	Benchmark 2020-B17

1633 Broadway

The 1633 Broadway Property is located in the Times Square neighborhood of Midtown Manhattan, a high traffic commercial corridor that produces 15% of New York City’s economic output. The neighborhood is bounded by 41st Street to the south and 52nd Street to the north between Avenue of the Americas and Eighth Avenue. The 1633 Broadway Property is located within one block of the 50th Street/Broadway, 50th Street and 49th Street subway stations, which serve the 1, 2, C, E, N, R and W lines.

According to the appraisal, the 1633 Broadway Property is located within the Westside office submarket of Midtown within the Manhattan market. Historically, the submarket has benefitted from the office space located around the boundaries of Central Park along major corridors such as West 57th Street, Broadway and Seventh Avenue, which consist primarily of Class A office product that take advantage of protected Central Park Views. The area’s proximity to these locations has assisted with the historically low vacancy and availability rates exhibited by this submarket since 2010. As of the third quarter of 2019, the Westside office submarket had an existing inventory of approximately 25.7 million square feet, a vacancy rate of 5.4% and an average asking rent of $66.21 per square foot. As of the third quarter of 2019, the Manhattan office market had an existing inventory of approximately 456.1 million square feet, a vacancy rate of 5.9% and an average asking rent of $79.25 per square foot.

Competitive Set – Comparable Office Leases(1)
Property	Total GLA	Tenant Name	Lease Date / Term	Lease Area (square feet)	Monthly Base Rent PSF	Lease Type
1633 Broadway New York, NY	2,561,512	Various	Various	Various	$66.93	--
1155 Avenue of the Americas New York, NY	752,996	BKD, LLC	September 2019 / 162 Mos.	20,899	$77.00	MG
1 Rockefeller Plaza New York, NY	603,397	Veteran Advisers, Inc.	September 2019 / 92 Mos.	2,552	$83.50	MG
1675 Broadway New York, NY	878,321	Davis & Gilbert LLP	August 2019 / 192 Mos.	85,852	$72.00	MG
142 West 57th Street New York, NY	255,586	Wedbush Securities Inc.	August 2019 / 130 Mos.	15,626	$65.00	MG
1251 Avenue of the Americas New York, NY	2,364,000	IHI Americas, Inc	July 2019 / 124 Mos.	9,438	$70.50	MG
1345 Avenue of the Americas New York, NY	1,998,994	Global Infrastructure Partners	June 2019 / 204 Mos.	84,856	$89.50	MG
810 Seventh Avenue New York, NY	765,000	Colonial Consulting LLC	May 2019 / 150 Mos.	17,320	$71.00	MG
1271 Avenue of the Americas New York, NY	2,100,000	Greenhill & Company	May 2019 / 183 Mos.	77,622	$91.00	MG
1271 Avenue of the Americas New York, NY	2,100,000	AIG - American International Group, Inc.	April 2019 / 198 Mos.	320,237	$97.13	MG
1700 Broadway New York, NY	625,000	Excel Sports Management, LLC	April 2019 / 91 Mos.	17,078	$79.00	MG
1325 Avenue of the Americas New York, NY	808,998	Dominus Capital, L.P.	March 2019 / 126 Mos.	9,361	$75.00	MG
1290 Avenue of the Americas New York, NY	2,113,000	Linklaters, LLP	March 2019 / 193 Mos.	90,508	$84.00	MG
1177 Avenue of the Americas New York, NY	1,000,000	Mill Point Capital	January 2019 / 126 Mos.	11,644	$87.00	MG
1700 Broadway New York, NY	625,000	M. Arthur Gensler, Jr. & Associates, Inc.	January 2019 / 119 Mos.	13,237	$71.00	MG
114 West 47th Street New York, NY	658,000	IFM Investments	October 2018 / 180 Mos.	18,000	$68.00	MG
(1)	Source: Appraisal.

A-3-28

Annex A-3	Benchmark 2020-B17

1633 Broadway

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)
86.3%	95.4%	95.4%	98.4%
(1)	Historical Occupancies reflect average occupancies for each respective year.

(2)	Current Occupancy is as of October 31, 2019.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)(3)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration
Allianz(4)	Aa3/AA-/AA	320,911	12.5%	$82.66	15.7%	1/31/2031
Morgan Stanley(5)	A3/A/BBB+	260,829	10.2	$71.61	11.1	3/31/2032
WMG Acquisition Corp(6)	NR/NR/NR	293,888	11.5	$59.62	10.4	7/31/2029
Showtime Networks Inc	Baa2/BBB/BBB	261,196	10.2	$55.28	8.6	1/31/2026
Kasowitz Benson Torres(7)	NR/NR/NR	203,394	7.9	$68.00	8.2	3/31/2037
New Mountain Capital, LLC(8)	NR/NR/NR	108,374	4.2	$86.00	5.5	10/15/2035
Charter Communications Holding	Ba2/NR/BB+	106,176	4.1	$84.00	5.3	12/15/2025
MongoDB, Inc.	NR/NR/NR	106,230	4.1	$76.00	4.8	12/31/2029
Travel Leaders Group, LLC	NR/NR/B+	107,205	4.2	$74.58	4.7	12/31/2033
Assured Guaranty Municipal	NR/NR/A	103,838	4.1	$69.88	4.3	2/28/2032
Top 10 Total / Wtd. Avg.		1,872,041	73.1%	$70.81	78.5%
Remaining Tenants		649,710	25.4	$55.74	21.5
Total Occupied Space		2,521,751	98.4%	$66.93	100.0%
Vacant		39,761	1.6
Total / Wtd. Avg.		2,561,512	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Borrowers’ owned space does not include non-owned anchors or outparcels.

(4)	Allianz subleases 20,600 square feet of suite 4600 (totaling 54,118 square feet) to Triumph Hospitality at a base rent of $46.80 per square foot through December 30, 2030. Triumph Hospitality further subleases 3,000 square feet of suite 4600 to Stein Adler Dabah & Zelkowitz at a base rent of $41.33 per square foot through July 31, 2022. Base Rent PSF is based on the contractual rent under the prime lease.

(5)	Morgan Stanley has the option to terminate its lease as to all or any portion (but not less than one full floor) of its space at any time after April 1, 2027, upon 18 months’ notice and payment of a termination fee.

(6)	WMG Acquisition Corp subleases 3,815 square feet of suite 0400 (totaling 36,854 square feet) to Cooper Investment Partners LLC at a base rent of $58.37 per square foot on a month-to-month basis. U/W Base Rent PSF is based on the contractual rent under the prime lease.

(7)	Kasowitz Benson Torres subleases a collective 32,487 square feet of Suite 2200 (totaling 50,718 square feet) to three tenants. Delcath Systems, Inc. subleases 6,877 square feet and pays a rent of $68.50 per square foot through February 28, 2021; Avalonbay Communities subleases 12,145 square feet through October 31, 2026 and pays a current rent of $74.00 per square foot; Cresa New York subleases 13,195 square feet and pays a rent of $65.00 per square foot through April 30, 2021. Kasowitz Benson Torres has the right to terminate all or a portion of one full floor of the premises located on the uppermost or lowermost floors (provided that the terminated space must be in a commercially reasonable configuration), effective as of March 31, 2024, upon notice by March 31, 2023. U/W Base PSF is based on the contractual rent under the prime lease and payment of a termination fee.

(8)	New Mountain Capital, LLC has executed a lease but has not yet taken occupancy or begun paying rent. We cannot assure you that they will take occupancy or begin paying rent as expected or at all.

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Annex A-3	Benchmark 2020-B17

1633 Broadway

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	39,761	1.6%	NAP	NAP	39,761	1.6%	NAP	NAP
2020 & MTM	12	10,442	0.4	$666,945	0.4%	50,203	2.0%	$666,945	0.4%
2021	3	86,460	3.4	4,756,000	2.8	136,663	5.3%	$5,422,945	3.2%
2022	4	116,337	4.5	2,813,374	1.7	253,000	9.9%	$8,236,319	4.9%
2023	2	38,550	1.5	1,299,854	0.8	291,550	11.4%	$9,536,173	5.7%
2024	1	51,276	2.0	4,666,116	2.8	342,826	13.4%	$14,202,289	8.4%
2025	1	106,176	4.1	8,918,784	5.3	449,002	17.5%	$23,121,073	13.7%
2026	3	383,584	15.0	20,397,741	12.1	832,586	32.5%	$43,518,814	25.8%
2027	2	55,247	2.2	4,584,436	2.7	887,833	34.7%	$48,103,250	28.5%
2028	2	90,001	3.5	6,043,229	3.6	977,834	38.2%	$54,146,479	32.1%
2029	3	399,717	15.6	25,579,624	15.2	1,377,551	53.8%	$79,726,103	47.2%
2030 & Beyond	10	1,183,961	46.2	89,044,498	52.8	2,561,512	100.0%	$168,770,601	100.0%
Total / Wtd. Avg.	43	2,561,512	100.0%	$168,770,601	100.0%

(1)	Based on the underwritten rent roll dated October 31, 2019.

(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

Operating History and Underwritten Net Cash Flow(1)
	2016	2017	2018	TTM(2)	Underwritten	Per Square Foot	%(3)
Base Rent(4)	$141,156,682	$143,219,431	$160,621,035	$161,646,240	$168,770,601	$65.89	84.9%
Credit Tenant Rent Steps(5)	0	0	0	0	7,558,579	2.95	3.8
Vacant Space	0	0	0	0	2,879,875	1.12	1.4
Reimbursements	9,150,315	11,228,307	13,952,510	16,874,074	15,267,588	5.96	7.7
Gross Potential Rent	$150,306,997	$154,447,738	$174,573,545	$178,520,314	$194,476,643	$75.92	97.8%
Other Income(6)	5,692,549	5,017,065	4,645,691	4,240,034	4,279,853	1.67	2.2
Concessions	0	0	0	0	0	0.00	0.0
Net Rentable Income	$155,999,546	$159,464,803	$179,219,236	$182,760,348	$198,756,496	$77.59	100.0%
Vacancy & Credit Loss	(309,756)	0	0	0	(8,170,549)	(3.19)	(4.1)
Effective Gross Income	$155,689,790	$159,464,803	$179,219,236	$182,760,348	$190,585,947	$74.40	95.9%
Real Estate Taxes	35,413,254	38,391,946	41,366,170	43,693,114	45,478,153	17.75	23.9
Insurance	1,061,417	908,564	1,009,544	1,082,131	1,069,190	0.42	0.6
Management Fee	2,507,162	2,981,306	3,149,432	3,287,347	1,000,000	0.39	0.5
Other Operating Expenses	22,886,571	22,992,980	24,595,640	23,888,441	23,888,441	9.33	12.5
Total Operating Expenses	$61,868,404	$65,274,796	$70,120,786	$71,951,033	$71,435,784	$27.89	37.5%
Net Operating Income	$93,821,386	$94,190,007	$109,098,450	$110,809,315	$119,150,163	$46.52	62.5%
TI/LC	0	0	0	0	2,011,364	0.79	1.1
Capital Expenditures	0	0	0	0	461,072	0.18	0.2
Net Cash Flow	$93,821,386	$94,190,007	$109,098,450	$110,809,315	$116,677,727	$45.55	61.2%
(1)	Non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	TTM column represents the trailing 12-month period ending September 30, 2019.

(3)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Base Rent reflects annualized in-place rents as of October 31, 2019 ($167,497,806), with contractual rent steps through November 30, 2020 ($1,272,795).

(5)	Reflects the net present value of contractual rent step increments over the lease term using a discount rate of 7.0% (for investment grade tenants).

(6)	Other Income consists of overage rent, storage income, parking income, lease termination income, tenant work order income and other miscellaneous income.

Property Management. The 1633 Broadway Property is currently managed by Paramount Group Property-Asset Management LLC, an affiliate of the Borrowers.

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1633 Broadway

Escrows and Reserves. On the loan origination date, the Borrowers provided a guaranty from Paramount Group Operating Partnership LP of up to $4,000,000 and funded a reserve of approximately $36,389,727 with respect to unfunded tenant improvements, tenant allowance and leasing commissions and free rent obligations consisting of (a) $24,105,228 for certain outstanding tenant improvements,

(b) $804,393 for certain outstanding leasing commissions and (c) $15,480,107 for certain outstanding free rent. Subsequently, the Borrowers substituted a letter of credit for the cash on reserve in such reserve account.

Tax Escrows – On each payment date after the occurrence and continuance of a 1633 Broadway Trigger Period (as defined below), the Borrowers are required to deposit an amount equal to 1/12 of the estimated annual real estate taxes that the lender reasonably estimates will be payable during the next ensuing 12 months.

Insurance Escrows – On each payment date after the occurrence and continuance of a 1633 Broadway Trigger Period, the Borrowers are required to deposit an amount equal to 1/12 of estimated insurance premiums unless the Borrower maintains a blanket policy in accordance with the loan documents.

Replacement Escrows – On each payment date after the occurrence and continuance of a 1633 Broadway Trigger Period, the Borrowers are required to deposit $42,691.87 into a tenant improvement and leasing commissions reserve account, subject to a cap of $1,024,604.80.

TI/LC Reserves – On each payment date after the occurrence and continuance of a 1633 Broadway Trigger Period, the Borrowers are required to deposit $213,459.33 into a tenant improvement and leasing commissions reserve account, subject to a cap of $5,123,024.

Lockbox / Cash Management. The 1633 Broadway Whole Loan is structured with a hard lockbox and springing cash management. The Borrowers are required to direct each tenant at the 1633 Broadway Property to deposit rents directly into a lender-controlled lockbox account. In addition, the Borrowers are required to cause all cash revenues relating to the 1633 Broadway Property and all other money received by the Borrowers or the property manager with respect to the 1633 Broadway Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day during the continuance of a 1633 Broadway Trigger Period or an event of default under the loan documents, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no 1633 Broadway Trigger Period or event of default under the loan documents is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account.

On each due date during the continuance of a 1633 Broadway Trigger Period or, at the lender’s discretion, during an event of default under the loan documents, all funds on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be reserved as additional collateral for the 1633 Broadway Whole Loan.

A “1633 Broadway Trigger Period” means each period (i) commencing when the debt yield (as calculated under the loan documents), determined as of the last day of each of two consecutive fiscal quarters, is less than 5.75%, and concluding when the debt yield (as calculated under the loan documents), determined as of the last day of each of two consecutive fiscal quarters thereafter, is at least 5.75%, and (ii) commencing upon the Borrowers’ failure to deliver annual, quarterly or monthly financial reports as and when required under the loan documents and concluding when such reports are delivered and indicate that no other 1633 Broadway Trigger Period is ongoing.

Provided no event of default under the loan documents is continuing, the Borrowers have the right to avoid the commencement, or terminate the continuance, of a 1633 Broadway Trigger Period by delivering to the lender additional collateral in the form of a guaranty, letter of credit and/or cash that is reasonably acceptable to the lender and that would, when subtracted from the then-outstanding principal balance of the 1633 Broadway Whole Loan, result in a debt yield (as calculated under the loan documents) equal to or greater than 5.75%.

Current Mezzanine or Subordinate Indebtedness. The 1633 Broadway Subordinate Companion Loan, with an aggregate outstanding principal balance as of the Cut-off Date of $249.0 million, accrues interest at a fixed rate of 2.99000% per annum. The 1633 Broadway Subordinate Companion Loan has a 120-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 1633 Broadway Whole Loan” in the Preliminary Prospectus.

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Annex A-3	Benchmark 2020-B17

1633 Broadway

Future Mezzanine Indebtedness Permitted. On or after November 25, 2020, the owner of the direct or indirect equity interests of the Borrowers is permitted to incur mezzanine debt (the “1633 Broadway Permitted Mezzanine Loan”) secured by a pledge of direct or indirect equity interests in the Borrowers, provided that certain conditions set forth in the loan documents are satisfied, including, without limitation: (i) the loan-to-value ratio (as calculated under the loan documents and taking into account the 1633 Broadway Mezzanine Loan and the 1633 Broadway Whole Loan) is no greater than 52.08%, (ii) the debt service coverage ratio (as calculated under the loan documents and taking into account the 1633 Broadway Mezzanine Loan and the 1633 Broadway Whole Loan) is at least 3.08x, and (iii) the debt yield (as calculated under the loan documents and taking into account the 1633 Broadway Mezzanine Loan and the 1633 Broadway Whole Loan) is at least 9.35%; (iv) the execution of a subordination and intercreditor agreement that is reasonably acceptable to the lender; and (iv) receipt of a rating agency confirmation.

Partial Release. None.

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Annex A-3	Benchmark 2020-B17

650 Madison Avenue

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Annex A-3	Benchmark 2020-B17

650 Madison Avenue

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Annex A-3	Benchmark 2020-B17

650 Madison Avenue

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Annex A-3	Benchmark 2020-B17

650 Madison Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	CREFI	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Mixed Use – Office/Retail
Original Principal Balance(2):	$50,000,000	Net Rentable Area (SF):	600,415
Cut-off Date Principal Balance(2):	$50,000,000	Location:	New York, NY
% of Pool by IPB:	5.3%	Year Built / Renovated:	1957, 1987 / 2015
Loan Purpose:	Refinance	Occupancy:	97.4%
Borrower:	650 Madison Owner LLC	Occupancy Date:	10/1/2019
Loan Sponsors:	Vornado Realty L.P., OPG	Number of Tenants(5):	17
	Investment Holdings (US), LLC	2016 NOI:	$42,701,194
Interest Rate:	3.48600%	2017 NOI:	$46,541,346
Note Date:	11/26/2019	2018 NOI:	$48,557,496
Maturity Date:	12/8/2029	TTM NOI (as of 9/2019)(6):	$50,961,537
Interest-only Period:	120 months	UW Economic Occupancy:	96.3%
Original Term:	120 months	UW Revenues:	$87,327,989
Original Amortization:	None	UW Expenses:	$28,901,495
Amortization Type:	Interest Only	UW NOI(6):	$58,426,495
Call Protection(3):	L(27),Def(86),O(7)	UW NCF:	$56,776,391
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$1,210,000,000 / $2,015
Additional Debt:	Yes	Appraisal Date:	10/31/2019
Additional Debt Balance:	$536,800,000 / $213,200,000
Additional Debt Type:	Pari Passu / Subordinate Debt

Escrows and Reserves(4)				Financial Information (2)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$977	$1,332
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$977	$1,332
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	48.5%	66.1%
TI/LC:	$0	Springing	N/A	Maturity Date LTV:	48.5%	66.1%
Other:	$9,576,014	$0	N/A	UW NCF DSCR:	2.74x	2.01x
				UW NOI Debt Yield:	10.0%	7.3%

Sources and Uses(7)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$586,800,000	70.7%	Loan Payoff	$800,000,000	96.4%
Junior Notes	213,200,000	25.7	Defeasance Costs	14,157,786	1.7
Existing Loan Reserves	20,051,781	2.4	Upfront Reserves	9,576,014	1.2
Sponsor Equity	9,510,787	1.1	Closing Costs	5,828,767	0.7
Total Sources	$829,562,568	100.0%	Total Uses	$829,562,568	100.0%
(1)	The 650 Madison Avenue Whole Loan (as defined below) was co-originated by Citi Real Estate Funding Inc. (“CREFI”), Barclays Capital Real Estate Inc. (“BCREI”), BMO Harris Bank N.A. (“BMO Harris”), and Goldman Sachs Bank USA (“GS Bank”).

(2)	The Cut-off Date Balance of $50,000,000 represents the non-controlling Note A-1-6, which is part of the 650 Madison Avenue Whole Loan evidenced by 26 notes having an aggregate outstanding principal balance as of the Cut-off Date of $800,000,000. For additional information see “The Loan” below.

(3)	The lockout period, with respect to a defeasance of the 650 Madison Avenue Whole Loan (as defined below), will be at least 27 payment dates beginning with and including the first payment date of January 8, 2020. Defeasance of the full $800.0 million 650 Madison Avenue Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) November 26, 2022. Prepayment in whole, but not in part, of the 650 Madison Avenue Whole Loan is permitted at any time prior to June 8, 2029 with the payment of a yield maintenance premium.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below. Initial Other reserves consist of (i) $3,197,699 for outstanding tenant improvements and/or leasing commissions and (ii) $6,378,315 for free rent.

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650 Madison Avenue

(5)	Based on the office component only.

(6)	The increase from TTM NOI (as of 9/2019) to UW NOI at the 650 Madison Avenue Property is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps.

(7)	The borrower sponsors acquired the 650 Madison Avenue Property for a purchase price of approximately $1.3 billion in 2013. Since acquisition, the borrower sponsors have invested approximately $37.5 million in capital expenditures and $51.6 million in tenant improvements and leasing commissions at the 650 Madison Avenue Property, implying total hard equity of $583.4 million remaining in the transaction following the closing of the 650 Madison Avenue Whole Loan.

The Loan. The 650 Madison Avenue mortgage loan (the “650 Madison Avenue Loan”) is part of a whole loan (the “650 Madison Avenue Whole Loan”) evidenced by 26 notes comprising (i) 22 senior pari passu notes (collectively the “650 Madison Avenue Senior Pari Passu Notes”) with an aggregate outstanding principal balance as of the Cut-off Date of $586,800,000, and (ii) four junior pari passu notes (collectively, the “650 Madison Avenue Junior Non-Trust Notes”) with an aggregate outstanding principal balance as of the Cut-off Date of $213,200,000. The 650 Madison Avenue Junior Non-Trust Notes are subordinate to the 650 Madison Avenue Senior Pari Passu Notes to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans —The 650 Madison Avenue Whole Loan” in the Preliminary Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of all the notes evidencing the 650 Madison Avenue Whole Loan is $800,000,000. The 650 Madison Avenue Whole Loan is secured by the borrower’s fee simple interest in a Class A office and retail building located in New York, New York (the “650 Madison Avenue Property”). The 650 Madison Avenue Loan, which is evidenced by the non-controlling Note A-1-6, has an outstanding principal balance as of the Cut-off Date of $50,000,000. The related companion loans are evidenced by (i) 21 senior pari passu notes (collectively, the “650 Madison Avenue Senior Pari Passu Companion Loans”) which have an aggregate outstanding principal balance as of the Cut-off Date of $536,800,000 and (ii) the 650 Madison Avenue Junior Non-Trust Notes, as detailed in the note summary table below. The 650 Madison Avenue Whole Loan was originated by CREFI, BCREI, BMO Harris and GS Bank on November 26, 2019. Each note evidencing the 650 Madison Avenue Whole Loan has an interest rate of 3.48600% per annum. The borrower utilized the proceeds of the 650 Madison Avenue Whole Loan, existing loan reserves and new borrower sponsor equity to refinance the existing debt on the 650 Madison Avenue Property, fund upfront reserves and pay closing and defeasance costs.

The table below summarizes the promissory notes that comprise the 650 Madison Avenue Whole Loan. The relationship between the holders of the 650 Madison Avenue Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans—The Non-Serviced AB Whole Loans—The 650 Madison Avenue Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1	$50,000,000	$50,000,000	CGCMT 2019-C7	No(1)
Note A-1-3, A-2-1	$50,000,000	$50,000,000	GSMS 2020-GC45	No
Note A-1-4, A-2-2, A-2-5, A-2-7	$115,000,000	$115,000,000	CGCMT 2020-GC46	No
Note A-1-5	$45,000,000	$45,000,000	Benchmark 2020-B16	No
Note A-1-6	$50,000,000	$50,000,000	Benchmark 2020-B17	No
Note A-1-7	$37,900,000	$37,900,000	Benchmark 2020-IG1(2)	No
Note A-1-2-1	$40,000,000	$40,000,000	CCRE(3)	No
Note A-2-3, A-2-4, A-2-6, A-2-8	$51,450,000	$51,450,000	GS Bank(3)	No
Note A-3-1	$60,000,000	$60,000,000	BBCMS 2020-C6	No
Note A-3-2	$46,450,000	$46,450,000	BCREI(3)	No
Note A-3-3	$40,000,000	$40,000,000	WFCM 2020-C55	No
Note A-4, A-5, A-6, A-7	$1,000,000	$1,000,000	MAD 2019-650M	No
Senior Notes	$586,800,000	$586,800,000
Note B-1, B-2, B-3, B-4	$213,200,000	$213,200,000	MAD 2019-650M	Yes(1)
Whole Loan	$800,000,000	$800,000,000
(1)	The initial Controlling Note is note B-1, so long as no related control appraisal period has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the Controlling Note will be note A-1-1. See “Description of the Mortgage Pool— The Whole Loans—The Non-Serviced AB Whole Loans— The 650 Madison Avenue Whole Loan” in the Preliminary Prospectus.

(2)	The Benchmark 2020-IG1 transaction is expected to close on or about February 28, 2020.

(3)	Expected to be contributed to one or more future securitization transactions.

The Borrower. The borrower is 650 Madison Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 650 Madison Avenue Whole Loan.

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650 Madison Avenue

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantors are Vornado Realty L.P. (“Vornado”) and OPG Investment Holdings (US), LLC (“Oxford Guarantor”). Vornado and Oxford Guarantor are liable on a several basis, 50% to Vornado and 50% to Oxford Guarantor, subject to, with respect to each guarantor, an $80,000,000 cap on the full recourse carve-outs relating to bankruptcy and substantive consolidation and a $400,000,000 cap on all other guaranteed obligations. The loan sponsors of the 650 Madison Avenue Loan are Vornado and Oxford Guarantor. Vornado is one of the largest owners and operators of commercial real estate in the United States with a portfolio of Class A office, high-value street retail and other property types primarily located in New York City, aggregating over 37.1 million square feet Oxford is a global real estate investor with approximately $45.0 billion of assets under management on behalf of Ontario Municipal Employees Retirement System (“OMERS”), one of Canada’s largest pension plans. In New York City, Oxford partnered with Crown Acquisitions to acquire Olympic Tower (a 380,000 square feet office tower with retail space which includes the Cartier Mansion, Versace townhouse, Furla, and Armani Exchange), and with the Related Companies in the development of Hudson Yards. The joint venture of Vornado and Oxford includes other investors such as Crown Acquisitions. Crown Acquisitions is a real estate firm focused on luxury retail and has previously served as the 650 Madison Avenue Property’s retail operating advisor.

The Property. The 650 Madison Avenue Property is a 27-story, 600,415 square foot Class A office building with grade level retail located in Midtown Manhattan on Madison Avenue between 59th and 60th Streets. The 650 Madison Avenue Property consists of 543,834 square feet of Class A office space, 22,310 square feet of ground floor retail space, and 34,271 square feet of below-grade storage and flex space. The 650 Madison Avenue Property was originally constructed in 1957 as an eight-story building and in 1987 underwent a significant expansion and renovation that added the office tower. Based on the underwritten rent roll dated October 1, 2019, the 650 Madison Avenue Property is currently 97.4% leased (based on net rentable area) to a diverse tenant roster including fashion (Ralph Lauren Corporation (“Ralph Lauren”)), healthcare (Memorial Sloan Kettering Cancer Center (“MSKCC”), luxury goods (Celine, Inc. (“Celine”)), as well as finance (Willett Advisors LLC). The top three tenants by U/W Gross Rent are all investment grade rated tenants and account for 64.6% of net rentable area and 58.9% of U/W Gross Rent.

Office (92.0% of NRA; 74.5% of in-place U/W Gross Rent). The 543,834 square feet of Class A office space at the 650 Madison Avenue Property is currently 97.9% occupied by 17 tenants that collectively contribute 72.0% of U/W Base Rent and 74.5% of U/W Gross Rent (inclusive of storage rent derived from office tenants). 358,491 square feet of the office space (65.9% of Class A office net rentable area) at the 650 Madison Avenue Property is leased to two investment grade-rated office tenants (Ralph Lauren and MSKCC).

The 650 Madison Avenue Property occupies a full block along Madison Avenue between East 59th and 60th Streets within the Plaza District office submarket and the Madison Avenue retail submarket. The Plaza District is the largest office submarket by square feet in the United States and is bounded by 65th Street to the north, the East River to the east, 47th Street on the south, and Avenue of the Americas on the west. The Madison Avenue retail submarket is located on Madison Avenue between 57th and 72nd Streets. According to the appraisal, Class A office space in the Plaza District had an inventory of approximately 78.2 million square feet of office space, direct asking rents of $99.29 per square foot and a direct vacancy rate of 8.1% as of the third quarter of 2019. According to the appraisal, the 650 Madison Avenue Property is located within the Madison/Fifth Avenue Class A office micro-market. As of the third quarter of 2019, the Madison/Fifth Avenue Class A office micro-market had an inventory of approximately 18.9 million square feet of office space and direct asking rents of $102.23 per square foot. The 650 Madison Avenue Property’s U/W Gross Rents for office space range from $94.04 per square foot to $176.76 per square foot, which is comparable to the direct asking rent per square foot for the appraiser’s competitive set as set forth below.

Major Office Tenants.

Ralph Lauren (277,016 square feet; 46.1% of NRA; 32.5% of U/W Base Rent): Ralph Lauren (rated A2/A- by Moody’s/S&P), occupies 46.1% of the 650 Madison Avenue Property’s net rentable area and accounts for 36.0% of U/W Gross Rent. The tenant has occupied space in the 650 Madison Avenue Property since 1989 and has expanded several times. The 650 Madison Avenue Property serves as Ralph Lauren’s international headquarters. Ralph Lauren designs, markets, and distributes apparel, accessories, fragrances, and home furnishings under a wide range of brands and its operations include wholesale, retail, and licensing.

Memorial Sloan Kettering Cancer Center (100,700 square feet; 16.8% of NRA; 12.3% of U/W Base Rent): MSKCC (rated AA/Aa3/AA- by Moody’s/Fitch/S&P), occupies 16.8% of the 650 Madison Avenue Property’s net rentable area and accounts for 13.0% of U/W Gross Rent. MSKCC signed a 10-year lease in 2013 to take over the approximately 100,000 square foot. Medical office space that was previously occupied by Columbia Doctors, a faculty-run medical practice of Columbia University. The tenant has a separate entrance on the 60th Street and uses the space for medical purposes. MSKCC is a cancer treatment and research institution in New York City, founded in 1884 as the New York Cancer Hospital. MSKCC is the largest and oldest private cancer center in the world, and is one of 50 National Cancer Institute-designated Comprehensive Cancer Centers.

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Annex A-3	Benchmark 2020-B17

650 Madison Avenue

Retail (5.3% of NRA; 25.5% of in-place U/W Gross Rent) The 22,310 square feet of ground floor retail space at the 650 Madison Avenue Property is currently 87.4% occupied by five tenants that collectively contribute 28.0% of U/W Base Rent and 25.5% of U/W Gross Rent (inclusive of storage rent derived from retail tenants).

The ground floor retail space spans an entire block of the Madison Avenue retail corridor and, along with the second floor office space, was previously primarily occupied by Crate & Barrel until 2015. Since then, the borrower sponsors have executed leases with multiple luxury retailers including Celine, Moncler USA Inc (“Moncler”) (each utilizing its space as its respective brand’s flagship location) and B.A.P.E. in the ground floor retail space and an institutional tenant, Sotheby’s Int’l Realty Inc (“Sotheby’s”), in the second floor office space. The re-leasing has further diversified the rent roll at the 650 Madison Avenue Property and, based on U/W Gross Rent, the new leases have extended the weighted average lease expiration date of the space previously occupied by Crate & Barrel (excluding Tod’s, which has been a ground floor retail tenant at the 650 Madison Avenue Property since 1998) to August 2029.

Major Retail Tenant.

Celine Inc. (10,223 square feet; 1.7% of NRA; 11.3% of U/W Base Rent): LVMH (rated A1/A+ by Moody’s/S&P), occupies 1.7% of net rentable area and accounts for 10.0% of U/W Gross Rent. Founded in 1945 by Céline Vipiana, Celine is a French ready-to-wear and leather luxury goods brand that has been owned by LVMH group (OTCMKTS: LVMUY) since 1996. The brand owns approximately 140 stores worldwide and is distributed through a network including department stores such as Barneys New York (New York), Bergdorf Goodman (New York), Harrods (London) and Galeries Lafayette (Paris). The retail space showcases Celine’s NYC flagship store as well as the world’s largest Celine store.

Competitive Set (Office Buildings)(1)
			Sublease Avail.	Occupied %	Occupied %	Direct Asking Rent per SF
Property	Office Area (NRA)	Direct Avail. SF	SF	Direct	Total	Low	High
510 Madison Avenue	350,000	12,640	11,500	96.4%	93.1%	$99.00	$129.00
520 Madison Avenue	849,600	114,847	0	86.5%	86.5%	$105.00	$128.00
590 Madison Avenue	1,016,413	215,501	32,189	78.8%	75.6%	$90.00	$145.00
660 Madison Avenue	239,113	0	24,544	100.0%	89.7%	NAP	NAP
712 Fifth Avenue	457,281	72,333	12,090	84.2%	81.5%	$115.00	$175.00
745 Fifth Avenue	410,000	17,938	22,301	95.6%	90.2%	$128.00	$150.00
399 Park Avenue	1,250,000	96,203	47,488	92.3%	88.5%	$110.00	$110.00
450 Park Avenue	247,242	7,841	0	96.8%	96.8%	$125.00	$125.00
499 Park Avenue	265,000	11,303	11,512	95.7%	91.4%	$100.00	$100.00
Total	5,084,649	548,606	161,624
Wtd. Avg.(2)	564,961	60,956	17,958	89.2%	86.0%	$90.00	$175.00
(1)	Source: Appraisal.

(2)	Wtd. Avg. figures for the Direct Asking Rent per SF represent the low and high end of each respective range.

The appraiser concluded blended market rents of $108.87 per square foot and $986.96 per square foot for the office and ground level retail space, respectively. Based on the appraiser’s market rents, the 650 Madison Avenue Property’s in-place rent is approximately 8.0% below market rent.

Market Rent Analysis (Office)		Market Rent Analysis (Retail)
Floors	Rent PSF	Tenant Category	Rent PSF
Concourse	$50.00	Below Grade	$35.00
2 to 7	$97.00	60th Corner	$1,250.00
8 to 10	$106.00	60th Street	$250.00
11 to 15	$116.00	59th Corner	$1,250.00
16 to 18	$127.00	59th Street	$350.00
19 to 22	$137.00	59th Midblock	$550.00
23 to 27	$147.00	Inline	$1,250.00

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Annex A-3	Benchmark 2020-B17

650 Madison Avenue

Tenant Summary(1)
	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date(4)
Office
Ralph Lauren(5)	NR / A2 / A-	277,016	46.1%	$89.41	32.5%	12/31/2024
Memorial Sloan Kettering Cancer Center(6)	AA / Aa3 / AA-	100,700	16.8	$92.97	12.3	7/31/2023
Willett Advisors LLC	NR / NR / NR	25,732	4.3	$155.00	5.2	12/31/2024
Sotheby’s Int’l Realty, Inc.(7)	NR / B3 / B+	37,772	6.3	$91.60	4.5	11/30/2035
BC Partners Inc.		19,380	3.2	$118.58	3.0	1/31/2027
Largest Office Tenants		460,600	76.7%	$95.26	57.6%
Remaining Office Tenants		92,080	15.3	$119.00	14.4
Total / Wtd. Avg. Office Tenants		552,680	92.0%	$99.21	72.0%

Retail
Celine	NR / A1 / A+	10,223	1.7%	$841.24	11.3%	2/28/2029
Moncler(8)	NR / NR / NR	8,985	1.5	$667.78	7.9	8/31/2026
Tod’s	NR / NR / NR	7,867	1.3	$680.90	7.0	10/13/2023
B.A.P.E.(9)	NR / NR / NR	3,705	0.6	$298.52	1.5	7/31/2030
Domenico Vacca(9)	NR / NR / NR	1,202	0.2	$239.60	0.4	3/30/2030
Largest Retail Tenants		31,982	5.3%	$667.58	28.0%

Vacant		15,753	2.6	NAP	NAP
Total / Wtd. Avg.(10)		600,415	100.0%	$130.31	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Base Rent PSF and % of Total Base Rent includes contractual rent steps through July 2020 for non-investment grade-rated tenants and the straight-line average for investment grade-rated tenants. Base Rent PSF and % of Total Base Rent excludes $10,080 attributable to an elevator marketing contract with Captivate LLC (0 square feet).

(4)	Certain tenants reflected in the chart above and other tenants, although paying rent, may not be in occupancy with respect to all or a portion of their leased space, and/or under certain conditions may have the option to terminate all or a portion of their leased space prior to the lease expiration date. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus for more information regarding the foregoing and related tenant issues.

(5)	Ralph Lauren has one, 10-year renewal option under its lease.

(6)	Memorial Sloan Kettering Cancer Center has the one-time option to terminate its lease upon at least 18 months prior written notice to the landlord, provided that (a) the termination date is not earlier than July 1, 2020, (b) the termination date is not later than June 30, 2022, (c) the termination date is at least 18 months following the date upon which the termination notice is received by the landlord and (d) MSKCC pays to the landlord the termination payment simultaneously with the giving of such termination notice. The tenant also has one, five-year renewal option in its lease.

(7)	Sotheby’s International Realty, Inc. has one, five-year renewal option in its lease.

(8)	Moncler has one, five-year renewal option in its lease.

(9)	B.A.P.E. and Domenico Vacca are currently completing the build-out of their space and are expected to take occupancy in early 2020.

(10)	Total tenant Net Rentable Area (SF) is inclusive of the property management office but there is no associated rent.

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650 Madison Avenue

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring(2)	Base Rent Expiring(3)	% Base Rent Expiring(3)	Cumulative Sq. Ft. Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	15,753	2.6%	NAP	NAP	15,753	2.6%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	15,753	2.6%	$0	0.0%
2020	2	20,317	3.4	2,479,060	3.3	36,070	6.0%	$2,479,060	3.3%
2021	3	12,888	2.2	1,538,559	2.0	48,958	8.2%	$4,017,619	5.3%
2022	2	3,218	0.5	353,980	0.5	52,176	8.7%	$4,371,599	5.7%
2023	4	114,905	19.2	15,320,804	20.1	167,081	27.9%	$19,692,403	25.8%
2024	13	313,250	52.3	30,121,123	39.5	480,331	80.2%	$49,813,526	65.4%
2025	1	6,341	1.1	729,215	1.0	486,672	81.2%	$50,542,741	66.3%
2026	2	16,755	2.8	6,971,250	9.1	503,427	84.0%	$57,513,991	75.5%
2027	4	30,029	5.0	3,866,158	5.1	533,456	89.0%	$61,380,150	80.6%
2028	1	0	0.0	10,080	0.0	533,456	89.0%	$61,390,230	80.6%
2029	1	10,223	1.7	8,600,017	11.3	543,679	90.7%	$69,990,246	91.9%
2030 and Thereafter	5	55,540	9.3	6,204,320	8.1	599,219	100.0%	$76,194,567	100.0%
Total / Wtd. Avg.(4)	38	599,219	100.0%	$76,194,567	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2019.

(2)	Calculated based on the approximate square footage occupied by each collateral tenant.

(3)	Base Rent Expiring and % of Base Rent Expiring includes contractual rent steps through July 2020 for non-investment grade-rated tenants and the straight-line average for investment grade-rated tenants.

(4)	Excludes 1,196 square feet which is non-revenue and attributable to the property management office.

Operating History and Underwritten Net Cash Flow(1)
	2016	2017	2018	TTM(2)	Underwritten	U/W (PSF)	%(3)
Base Rent(4)	$60,021,833	$65,301,771	$65,936,214	$68,490,075	$74,787,979	$124.56	95.7%
Potential Income	0	0	0	0	3,327,410	5.54	4.3
Gross Potential Rent	$60,021,833	$65,301,771	$65,936,214	$68,490,075	$78,115,389	$130.10	100.0%
Reimbursements	7,020,651	7,750,395	8,784,226	9,361,042	10,762,016	17.92	13.8
Rent Steps(5)	0	0	0	0	1,406,588	2.34	1.8
Other Income	222,390	265,643	319,055	362,098	371,407	0.62	0.5
Less: Vacancy(6)	(86,339)	(829,105)	(0)	(75,003)	(3,327,410)	(5.54)	(4.3)
Effective Gross Income	$67,178,535	$72,488,704	$75,039,495	$78,288,218	$87,327,989	$145.45	100.0%
Real Estate Taxes	15,935,782	16,699,910	17,606,496	18,301,078	19,659,925	32.74	22.5
Insurance	396,387	393,355	378,835	380,309	382,942	0.64	0.4
Management Fee	1,117,542	1,475,379	1,413,137	1,402,802	873,280	1.45	1.0
Total Other Expenses	$7,027,630	$7,378,714	$7,083,531	$7,242,492	$7,985,348	$13.30	9.1%
Net Operating Income(7)	$42,701,194	$46,541,346	$48,557,496	$50,961,537	$58,426,495	$97.31	66.9%
Replacement Reserves	0	0	0	0	150,104	0.25	0.2
TI/LC	0	0	0	0	1,500,000	2.50	1.7
Net Cash Flow	$42,701,194	$46,541,346	$48,557,496	$50,961,537	$56,776,391	$94.56	65.0%
(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	TTM represents the trailing 12-month period ending September 30, 2019.

(3)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Base Rent is based on the underwritten rent roll dated October 1, 2019. Base Rent excludes free rent due during each applicable period.

(5)	Contractual Rent Steps include $1,406,588 underwritten for various tenants through July 1, 2020.

(6)	Underwritten Vacancy represents the underwritten economic vacancy of 3.7%.

(7)	The increase from TTM Net Operating Income to Underwritten Net Operating Income at the 650 Madison Avenue Property is primarily attributable to the signing of six new leases since December 2018 as well as contractual rent steps.

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Annex A-3	Benchmark 2020-B17

650 Madison Avenue

Property Management.   The 650 Madison Avenue Property is managed by 650 Madison Office Manager LLC with respect to the office space and 650 Madison Retail Manager LLC with respect to the retail space, each a Delaware limited liability company and an affiliate of the loan sponsor, pursuant to separate management agreements. Under the 650 Madison Avenue Whole Loan documents, the lender may require the borrower to terminate any management agreement and replace the applicable property manager if: (i) an event of default under the 650 Madison Avenue Whole Loan documents exists, (ii) there exists a material default by the property manager under the management agreement beyond all applicable notice and cure periods, (iii) the property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding or (iv) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds. Provided that no event of default is occurring under the 650 Madison Avenue Whole Loan documents, the borrower may, without lender’s approval and without a rating agency confirmation, terminate the management agreement and replace the manager with certain managers as set forth in the 650 Madison Avenue Whole Loan documents.

Escrows and Reserves.   At origination of the 650 Madison Avenue Whole Loan, the borrower funded reserves of (i) $3,197,699 for outstanding tenant improvements and/or leasing commissions and (ii) $6,378,315 for free rent.

Tax Reserve – On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or 650 Madison Avenue Specified Tenant Trigger Period, the borrower is required to deposit 1/12 of an amount which would be sufficient to pay taxes for the next ensuing 12 months.

Insurance Reserve – On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, insurance deposits are required in an amount equal to 1/12 of an amount which would be sufficient to pay the insurance premium due for the renewal of the coverage afforded by the insurance policies upon the expiration thereof. If the liability or casualty insurance policy maintained by the borrower covering the 650 Madison Avenue Property constitutes an acceptable blanket policy, then no insurance deposits are required.

TI/LC Reserve – On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period, the borrower is required to deposit into the rollover account an amount equal to $125,000.

Replacement Reserve – On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period, the borrower is required to deposit into the capital expenditure account an amount equal to 1/12 of $0.25 multiplied by the aggregate number of rentable square feet then contained in the 650 Madison Avenue Property, which for avoidance of doubt will exclude rentable square footage contained in any Condominium Unit that was previously released from the collateral for the 650 Madison Avenue Whole Loan.

Operating Expense Reserve – On each monthly payment date during the continuance of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, the borrower is required to deposit into the operating expense account an amount sufficient to pay monthly operating expenses for the month immediately preceding the month in which such payment date occurs in accordance with the approved annual budget.

Lockbox / Cash Management. The 650 Madison Avenue Whole Loan is subject to a hard lockbox with springing cash management. The borrower is required to cause all rents to be delivered directly to the clearing account with the clearing bank. During the continuance of a 650 Madison Avenue Trigger Period (as defined below) or a 650 Madison Avenue Specified Tenant Trigger Period (as defined below), the clearing bank will be required to transfer all amounts on deposit in the clearing account once each business day to the cash management account. Funds on deposit in the cash management account will be applied on each payment date in the order and priority set forth in the loan documents. In the absence of a 650 Madison Avenue Trigger Period or a 650 Madison Avenue Specified Tenant Trigger Period, all excess cash flow will be deposited into the borrower’s operating account. During a 650 Madison Avenue Trigger Period, the excess cash flow will be held by the lender and applied in accordance with the terms of the loan documents.

A “650 Madison Avenue Trigger Period” means a period (A) commencing upon the earliest to occur of: (i) the debt yield falling below 6.00% for two consecutive quarters, or (ii) an event of default, and (B) terminating upon (x) with respect to clause (i) above, the debt yield being equal or greater than 6.00% for two consecutive quarters or the delivery by borrower to lender of cash collateral or a letter of credit in order to achieve such debt yield, or (y) with respect to clause (ii) above, the event of default has been cured.

For the avoidance of doubt, the existence of a 650 Madison Specified Tenant Trigger Period will not, by itself, cause a 650 Madison Trigger Period.

Upon a 650 Madison Specified Tenant Trigger Period and prior to a 650 Madison Specified Tenant Trigger Period Cure (as defined below), a Specified Tenant (as defined below) reserve will be funded monthly until the lender has swept up to $80.00 per square feet for the vacating Specified Tenant space into the Specified Tenant reserve. Funds in the Specified Tenant reserve will be released to the borrower upon the occurrence of an applicable 650 Madison Avenue Specified Tenant Trigger Period Cure.

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650 Madison Avenue

A “650 Madison Avenue Specified Tenant Trigger Period” means a period commencing upon the earliest of: (i) any bankruptcy of Ralph Lauren (together with any single tenant replacing the foregoing and paying no less than 30% of the total gross rent payable at the Property, a “Specified Tenant”), (ii) delivery of any notice of termination or cancellation by a Specified Tenant for all or any portion of the Specified Tenant’s lease and/or if any Specified Tenant’s lease fails to otherwise be in full force and effect, (iii) the Specified Tenant being in monetary default of base rent or any material non-monetary default under the Specified Tenant’s lease beyond applicable notice and cure periods, (iv) the Specified Tenant failing to be in actual, physical possession and operating or dark in the Specified Tenant’s space, provided that it will not be a trigger under this clause (iv) if such Specified Tenant is rated an investment grade rated tenant by at least one of Moody’s, S&P and/or Fitch, or (v) a Specified Tenant’s failure to provide written notice to the borrower of renewal of its lease upon the earlier to occur of 18 months prior to its then current applicable lease expiration and the renewal notice period required under the applicable lease, and ending upon the occurrence of an applicable 650 Madison Avenue Specified Tenant Trigger Period Cure.

A “650 Madison Avenue Specified Tenant Trigger Period Cure” means as applicable, (a) the Specified Tenant affirming its lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order, (b) the lender’s receipt of reasonably satisfactory evidence that, among other things, the applicable vacant or dark space referred to in clause (iv) of the definition of “650 Madison Avenue Specified Tenant Trigger Period” is leased, open for business and the applicable tenant is paying full unabated rent, (c) the lender’s receipt of evidence reasonably satisfactory that the default under the Specified Tenant’s lease has been cured, (d) the Specified Tenant’s revocation or rescission of all termination or cancellation notices with respect to the Specified Tenant’s lease and reaffirmation that the Specified Tenant’s lease is in full force and effect, and/or (e) the lender receives reasonably satisfactory evidence that (i) the Specified Tenant has renewed its lease prior to its then applicable lease expiration or (ii) the Specified Tenant’s space is leased for a minimum term of five (5) years, the replacement tenant has taken actual physical possession of the Specified Tenant’s space and the replacement tenant is paying full unabated rent. A 650 Madison Avenue Specified Tenant Trigger Period Cure will also be deemed to have occurred if the debt yield is equal to or greater than 7.5% (excluding gross revenue from any Specified Tenant who is then subject to a 650 Madison Avenue Specified Tenant Trigger Period, but including revenue on a pro forma basis from any new lease with respect to all or any portion of the space demised to such Specified Tenant that was entered into in accordance with the terms of this 650 Madison Avenue Whole Loan agreement).

Condominium Conversion. The borrower has the right to convert the entire 650 Madison Avenue Property to a commercial condominium form of ownership (a “Condominium Conversion”), provided that, among other conditions (i) the resulting condominium regime (the “Condominium”) consists exclusively of the three condominium units (collectively, the “Condominium Units”, each, a “Condominium Unit”) identified in the 650 Madison Avenue Whole Loan documents, (ii) no event of default is continuing, (iii) the condominium declaration and bylaws, all related documents, instruments and agreements (collectively the “Condominium Documents”) will be in the respective forms indicated in the 650 Madison Avenue Whole Loan documents or as otherwise approved by the lender in writing (which approval must not be unreasonably withheld, conditioned or delayed), and (iv) the borrower delivers to the lender such usual and customary documents and other agreements as may be reasonably required by the lender in connection with the Condominium Conversion, including, but not limited to, an amendment to the mortgage and amendments and reaffirmations to the terms and conditions of the 650 Madison Avenue Whole Loan documents reasonably required by the lender, and (v) the borrower has the right to transfer the Condominium Units to one or more transferee borrowers that will assume on a joint and several basis all of borrower’s obligations under the 650 Madison Avenue Whole Loan documents, provided (A) such transferee borrowers will be either (I) controlled by an eligible qualified owner in accordance with the 650 Madison Avenue Whole Loan documents that owns (x) by itself, at least 20% of the common equity interest in such transferee borrowers and (y) together with one or more other eligible qualified owner and/or institutional investors, at least 51% of the common equity interest in such transferee borrowers, with any person owning 10% or more of the equity interests in transferee borrower being a qualified transferee or (II) owned and controlled by one or more entities approved by the lender that are qualified transferees and are otherwise qualified to own the 650 Madison Avenue Property, and (B) rating agency confirmation will be required solely with respect to the legal structure of the transferee borrower(s), the documentation of the loan assumption and the related legal opinions

Current Mezzanine or Secured Subordinate Indebtedness.  On the origination date, CREFI, BCREI, BMO Harris and GSBI funded the 650 Madison Avenue Junior Non-Trust Notes in the amount of $213,200,000. The 650 Madison Avenue Junior Non-Trust Notes have an interest rate of 3.48600% per annum and is coterminous with the 650 Madison Avenue Senior Pari Passu Notes. The 650 Madison Avenue Whole Loan is subject to a co-lender agreement.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

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Annex A-3	Benchmark 2020-B17

650 Madison Avenue

Partial Release. Provided no event of default is continuing, the borrower has the right at any time after the earlier of (a) November 26, 2022, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and provided that a Condominium Conversion has occurred, to obtain the release of one or more Condominium Units solely in connection with a partial defeasance, subject to the satisfaction of certain conditions including, without limitation, (i) defeasing a portion of the 650 Madison Avenue Loan in an amount that is equal to or greater than 125% of an allocated loan amount for the applicable Condominium Unit determined by dividing the 650 Madison Avenue Whole Loan among the various condominium units pro rata based on their respective appraised values based upon an appraisal of the 650 Madison Avenue Property at the time of the release, provided that (x) the debt yield with respect to the condominium unit(s) remaining subject to the lien of the mortgage after such partial defeasance is, in the aggregate, equal to or greater than 7.3% and (y) the loan-to-value ratio with respect to the Condominium Unit(s) remaining subject to the lien of the mortgage after such partial defeasance is equal to or less than 67%, in each case unless approved by the lender in its reasonable discretion, (ii) after giving effect to the partial defeasance, the debt yield for the four calendar quarters then most recently ended, recalculated to include only income and expense attributable to the portion of the 650 Madison Avenue Property that continues to be subject to the liens of the loan documents after the contemplated defeasance and to exclude the interest expense on the aggregate amount defeased, is no less than the greater of (x) 7.3% and (y) the lesser of (a) the debt yield immediately prior to such release, and (b) 9.125%, and (iii) at the lender’s request, delivery of a rating agency confirmation.

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Annex A-3	Benchmark 2020-B17

CBM Portfolio

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Annex A-3	Benchmark 2020-B17

CBM Portfolio

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Annex A-3	Benchmark 2020-B17

CBM Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
		Title:	Various
		Property Type - Subtype:	Hotel – Limited Service
Original Principal Balance(1):	$50,000,000	Net Rentable Area (Rooms):	7,677
Cut-off Date Principal Balance(1):	$50,000,000	Location:	Various
% of Pool by IPB:	5.3%	Year Built / Renovated:	Various / Various
Loan Purpose:	Refinance	Occupancy/ADR/RevPAR:	70.8% / $131.42 / $93.08
Borrowers:	CBM Two Hotels LP and C2 Land,	Occupancy Date:	9/30/2019
	L.P.	Number of Tenants:	N/A
Loan Sponsor:	CBM Joint Venture Limited	2016 NOI:	$105,304,339
	Partnership	2017 NOI:	$104,232,137
Interest Rate(2):	3.772298%	2018 NOI:	$98,263,146
Note Date:	1/15/2020	TTM NOI (as of 9/2019):	$93,889,176
Maturity Date:	2/6/2025	UW Economic Occupancy/ADR/RevPAR:	71.9% / $131.36 / $94.45
Interest-only Period:	60 months	UW Revenues:	$291,830,198
Original Term:	60 months	UW Expenses:	$202,807,009
Original Amortization:	None	UW NOI:	$99,424,570
Amortization Type:	Interest Only	UW NCF:	$84,833,060
Call Protection:	L(25),Def(30),O(5)	Appraised Value / Per Room(3):	$1,184,500,000 / $154,292
Lockbox / Cash Management:	Soft / In Place	Appraisal Date(3):	11/1/2020
Additional Debt(1):	Yes
Additional Debt Balance(1):	$348,000,000 / $286,000,000
Additional Debt Type(1):	Pari Passu / Subordinate Debt

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	$1,033,333	N/A	Cut-off Date Loan / Room:	$51,843	$89,097
Insurance:	$0	Springing	N/A	Maturity Date Loan / Room:	$51,843	$89,097
FF&E Reserves:	$0	Springing	N/A	Cut-off Date LTV:	33.6%	57.7%
Ground Lease Reserve:	$0	Springing	N/A	Maturity Date LTV:	33.6%	57.7%
Other(5):	$99,000,000	$3,416,667	N/A	UW NCF DSCR:	5.94x	3.46x
				UW NOI Debt Yield:	25.0%	14.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Senior Notes	$398,000,000		58.1%	Loan Payoff	$576,371,975	84.2%
Junior Note	286,000,000		41.8%	Upfront Reserves	99,000,000	14.5
Sponsor Equity	555,699		0.1	Closing Costs	9,183,724	1.3
Total Sources	$684,555,699		100.0%	Total Uses	$684,555,699	100.0%

(1)	The CBM Portfolio Loan (as defined below) is part of the CBM Portfolio Whole Loan (as defined below), which is comprised of (i) 11 pari passu senior promissory notes with an aggregate Cut-off Date balance of $398,000,000 (the “CBM Portfolio Senior Notes”, and collectively, the “CBM Portfolio Senior Loan”), (ii) one junior promissory note with an aggregate Cut-off Date balance of $286,000,000 which is subordinate to the CBM Portfolio Senior Notes (the “CBM Portfolio Junior Note”).
(2)	The note A-1 interest rate is 2.251036%. The Notes A-2A, A-2B, A-2C, A-2D, A-2E, A-2F, A-2G, A2-H, A-2I-1, and A-2I-2 have an interest rate of 3.772298%. The weighted average interest rate for the CBM Senior Notes is 3.53700%. The note B interest rate is 3.53700%.
(3)	The appraisal concluded an “As Complete” appraised value of $1,184,500,000 as of November 1, 2020, which assumes the completion of the renovation plan. The appraisal also concluded an “As Is” portfolio appraised value of $980,000,000 as of November 1, 2019. Based on the “As Is” portfolio appraised value (inclusive of the portfolio premium) and the CBM Portfolio Senior Notes, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are equal to 40.6%. Based on the sum of the “As Is” appraised values as of November 1, 2019 of $930,000,000, and the CBM Portfolio Senior Notes, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are equal to 42.8%.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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(5)	Other Initial Escrows and Reserves represents a renovation reserve. The Borrowers (as defined below) will be required to deposit into the renovation reserve the following annual amounts in equal monthly installments during each indicated year of the loan term: $41.0 million in the first year; approximately $12.333 million in the second year; approximately $12.333 million in the third year; and approximately $12.333 million in the fourth year. In the event that the lender’s estimate of remaining costs of the renovation work (other than any optional work that has not yet commenced and the Borrowers have elected not to commence or perform) exceeds the remaining renovation reserve balance, monthly deposits (based on an annual amount of approximately $12.333 million) must continue after the fourth year until the balance in the renovation reserve, plus 50% of the balance then held in the FF&E reserve, is sufficient to fund the remaining work.

The Loan. The CBM Portfolio mortgage loan (the “CBM Portfolio Loan”) is part of a fixed rate whole loan secured by the Borrowers’ fee simple interests in six hotels, leasehold interests in seven hotels, and the fee simple and leasehold interests in 39 hotels (each a “CBM Portfolio Property” and together the “CBM Portfolio Properties”). The 39 fee simple and leasehold interests are owned in fee by C2 Land, L.P. (a borrower), and ground leased to its affiliate, CBM Two Hotels LP (a borrower), and the ground lessor’s and ground lessee’s interest in such CBM Portfolio Properties secure the CBM Portfolio Whole Loan. The CBM Portfolio Loan is evidenced by the non-controlling Note A-2E and the non-controlling note A-2I-2 with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $50.0 million. The CBM Portfolio Loan is part of a $684.0 million whole loan that is evidenced by 12 promissory notes (the “CBM Portfolio Whole Loan”). Only the CBM Portfolio Loan will be included in the mortgage pool for the Benchmark 2020-B17 mortgage trust. The CBM Portfolio Whole Loan has a five-year interest-only term. The CBM Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the COMM 2020-CBM transaction.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-2E, A2I-2	$50,000,000	$50,000,000	Benchmark 2020-B17	No
Note A-1, A-2A, A-2B, A-2C, A-2F, A-2G, A-2H	$298,000,000	$298,000,000	COMM 2020-CBM	No
Note A-2D, A-2I-1	$50,000,000	$50,000,000	CGCMT 2020-GC46(1)	No
Total Senior Notes	$398,000,000	$398,000,000
Note B	$286,000,000	$286,000,000	COMM 2020-CBM	Yes(2)
Whole Loan	$684,000,000	$684,000,000
(1)	The CGCMT 2020-GC46 transaction is expected to close on or about February 26, 2020.
(2)	The initial Controlling Note is note B, so long as no related control appraisal period has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the Controlling Noteholder will be the COMM 2020-CBM securitization trust. See “Description of the Mortgage Pool— The Whole Loans—The Non-Serviced AB Whole Loans— The CBM Portfolio Whole Loan” in the Preliminary Prospectus.

The Borrowers. The borrowers are CBM Two Hotels LP and C2 Land, L.P (the “Borrowers”), each a single-purpose limited partnership whose general partner is a single-purpose entity with two independent directors. Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the CBM Portfolio Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is CBM Joint Venture Limited Partnership, a joint venture between affiliates of Clarion Partners, LLC and a large domestic pension fund. With over $53 billion of total assets under management, Clarion offers a broad range of real estate strategies across the risk/return spectrum to more than 350 domestic and international investors. Clarion has successfully refinanced the $670 million CBM Two Hotels Portfolio mortgage loan (which was securitized in COMM 2015-LC21), the approximately $195 million CBM One Hotels Portfolio mortgage loan (which was securitized in COMM 2012-FL2) and the $500 million Residence Inn and Homewood Portfolio mortgage loan (which was securitized in BAMLL 2012-CLRN).

Clarion Partners, an SEC registered investment adviser with FCA-authorized and FINRA member affiliates, has been a leading U.S. real estate investment manager for more than 37 years. Headquartered in New York, the firm has offices in major markets throughout the U.S. and Europe. With $53.6 billion in total assets under management, Clarion Partners offers a broad range of both debt and equity real estate strategies across the risk/return spectrum to its more than 350 domestic and international institutional investors.

The Properties. The CBM Portfolio Properties are comprised of 52 Courtyard by Marriott hospitality properties located across 25 states, totaling 7,677 rooms. The CBM Portfolio Properties include both urban and suburban properties with a diversified mix of demand drivers in some of the largest and strongest hospitality markets in the country. The largest single state exposure is California (8 hotels, or 27.6% of TTM September 2019 NCF). Northern California accounts for 17.5% of TTM September 2019 NCF, while Southern California accounts for 10.1%. The second largest exposure is Illinois at 6.5% of TTM September 2019 NCF and no other state represents more than 6.5% of TTM September 2019 NCF. The CBM Portfolio Properties are granular with the top 10 assets accounting for 33.9% of TTM September 2019 NCF and no single asset contributing more than 5.7% of TTM September 2019 NCF. Furthermore, the top 10 assets comprise 19.3% of the CBM Portfolio Properties by total room count. All metrics are calculated exclusive of the incentive management fee (the “IMF”). The CBM Portfolio Properties are managed under a property management agreement with the property manager that is scheduled to expire on December 31, 2025.

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Top 20 Portfolio Summary(1)

Property Name	City	State	% of Allocated Loan Amount	Total Rooms	TTM September 2019 RevPAR	Appraised Value(2)	TTM September 2019 NCF
Courtyard Larkspur Landing Marin County	Larkspur	CA	4.6%	146	$185.11	$53,000,000	$4,562,766
Courtyard San Mateo Foster City	Foster City	CA	4.5	147	$176.38	52,000,000	4,723,626
Courtyard San Jose Cupertino(3)	Cupertino	CA	4.1	149	$151.83	47,000,000	3,032,808
Courtyard Boulder	Boulder	CO	3.2	149	$108.45	37,000,000	2,317,517
Courtyard Los Angeles Torrance Palos Verdes	Torrance	CA	3.0	149	$119.39	35,000,000	2,482,013
Courtyard Los Angeles Hacienda Heights	Hacienda Heights	CA	3.0	150	$105.59	34,000,000	2,212,267
Courtyard Seattle South Center	Tukwila	WA	2.9	149	$119.45	33,500,000	2,611,254
Courtyard Nashville Airport(3)	Nashville	TN	2.4	145	$109.81	27,500,000	2,252,253
Courtyard Palm Springs	Palm Springs	CA	2.2	149	$106.06	25,500,000	2,309,381
Courtyard Portland Beaverton	Beaverton	OR	2.1	149	$90.76	24,500,000	1,647,205
Courtyard Atlanta Perimeter Center(3)	Atlanta	GA	2.1	145	$103.76	24,500,000	2,074,325
Courtyard Lincroft Red Bank(3)	Red Bank	NJ	2.1	146	$109.63	24,000,000	2,024,369
Courtyard St. Louis Creve Coeur	Creve Coeur	MO	2.1	154	$89.43	24,000,000	1,732,910
Courtyard Detroit Livonia	Livonia	MI	2.1	149	$81.95	24,000,000	1,654,708
Courtyard Rye	Rye	NY	2.0	145	$112.99	23,500,000	1,746,014
Courtyard Fresno	Fresno	CA	2.0	146	$117.71	23,000,000	2,185,775
Courtyard Boston Andover	Andover	MA	2.0	146	$101.78	23,000,000	1,933,239
Courtyard Detroit Metro Airport	Romulus	MI	2.0	146	$79.19	23,000,000	1,330,090
Courtyard Tampa Westshore	Tampa	FL	2.0	145	$97.35	23,000,000	745,649
Courtyard Denver Tech Center	Greenwood Village	CO	1.9	155	$78.95	22,000,000	1,419,896
Top 20 Subtotal/ Wtd. Avg(4)			52.5%	2,959	$112.13	$603,000,000	$44,998,065
Remaining Properties / Wtd. Avg.(4):			47.5%	4,718	$81.13	581,500,000	38,079,958
Total / Wtd. Avg.(4)(5):			100.0%	7,677	$93.08	$1,184,500,000	$83,078,024
(1)	Based on the underwritten rent roll dated as of September 30, 2019.
(2)	Represents the aggregate individual “As-Complete” appraised values as of November 1, 2020. The appraisal also concluded an “As-Is” portfolio appraised value of $980,000,000 as of November 1, 2019.
(3)	A renovation project commenced at this CBM Portfolio Property, with more than $2.0 million spent in 2019, resulting in displacement.
(4)	Wtd. Avg. TTM September 2019 RevPAR are based on number of rooms.
(5)	Total TTM September 2019 NCF is calculated exclusive of IMF.

Market Competition. Despite the displacement due to the portfolio-wide renovation project, the CBM Portfolio Properties were still able to achieve an overall RevPAR penetration of 114.9% based on September 2019 third-party market reports. The CBM Portfolio Properties maintained at least 112.9% RevPAR penetration index since 2012. The CBM Portfolio Properties are located across 25 states and perform at a RevPAR penetration rate in excess of 100% in all but three – North Carolina (two hotels, 92.8% RevPAR penetration), Maryland (two hotels, 92.3% RevPAR Penetration), and Kansas (one hotel, 98.1% RevPAR Penetration). The sponsor estimates approximately $21.6 million, or $29,171 per room, will be invested in these five hotels through 2021. As of the TTM September 2019, 44 of the individual hotels, or 86.1% of the allocated Loan amount, have 100% or greater RevPAR penetration; seven, or 9.8%, have a 90-100% RevPAR penetration, and only one hotel has between 80-90% RevPAR penetration (which is budgeted to receive nearly $5.4 million ($35,901 per room) in renovation through 2020).

The following table presents certain information relating to the historical capital expenditures for the CBM Portfolio Properties:

CBM Portfolio Historical Capital Expenditures(1)

	2005-2014	2015	2016	2017	2018	Estimated 2019	Total
Total Capex	$250,961,011	$19,305,642	$18,097,477	$15,713,549	$19,945,723	$46,415,742	$370,439,145
Per Room	$32,690	$2,515	$2,357	$2,047	$2,598	$6,046	$48,253
(1)	Based on historical information provided by the borrower.

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Operating History and Underwritten Net Cash Flow(1)

	2016	2017	2018	TTM(2)(3)	Underwritten(3)	Per Room	% of Total Revenue(4)
Occupancy	73.0%	73.5%	72.6%	70.8%	71.9%
ADR	$130.16	$130.83	$130.76	$131.42	$131.36
RevPAR	$95.04	$96.13	$94.99	$93.08	$94.45

Room Revenue	$267,053,524	$269,361,869	$266,164,629	$260,812,777	$264,646,720	$34,473	90.7%
F&B Revenue	23,794,048	23,860,177	23,776,173	23,670,936	23,670,936	3,083	8.1
Other Revenue	1,401,039	1,390,588	2,734,010	3,512,543	3,512,543	458	1.2
Total Revenue	$292,248,611	$294,612,633	$292,674,812	$287,996,255	$291,830,198	$38,014	100.0%
Room Expense	56,444,179	57,751,216	59,308,451	56,766,840	56,766,840	7,394	21.5
F&B Expense	16,278,914	16,633,043	17,992,198	17,099,983	17,099,983	2,227	72.2
Other Departmental Expenses	7,021	8,018	730	544	544	0	0.0
Total Departmental Expenses	$72,730,114	$74,392,277	$77,301,379	$73,867,366	$73,867,366	$9,622	25.3%
Gross Operating Income	$219,518,497	$220,220,356	$215,373,432	$214,128,889	$217,962,832	$28,392	74.7%
Total Undistributed Expenses	71,861,799	72,614,793	73,174,956	76,751,889	76,751,889	9,998	26.3
Gross Operating Profit	$147,656,698	$147,605,563	$142,198,476	$137,377,000	$141,210,943	$18,394	48.4%
Management Fee	17,534,917	17,676,758	17,518,234	17,197,267	17,509,812	2,281	6.0
Chain Services Fee	5,516,799	5,612,575	5,512,295	4,859,252	4,859,252	633	1.7
Taxes	11,285,480	11,941,635	11,925,802	12,014,978	12,014,978	1,565	4.1
Insurance	1,867,733	1,787,094	1,943,921	2,073,589	2,073,589	270	0.7
Other Fixed Expenses(5)	14,805,907	15,097,566	15,060,037	15,730,123	15,730,123	2,049	5.4
Total Fixed Charges	$51,010,835	$52,115,628	$51,960,290	$51,875,210	$52,187,754	$6,798	17.9%
IMF Adjustment	3,279,413	3,300,783	3,984,721	3,588,660	1,574,665	205	0.5
Affiliate Ground Lease Add Back	(11,937,889)	(12,042,985)	(12,009,680)	(11,976,046)	(11,976,046)	(1,560)	(4.1)
Total Operating Expenses	$186,944,272	$190,380,496	$194,411,665	$194,107,079	$192,405,629	$25,063	65.9%
Net Operating Income	$105,304,339	$104,232,137	$98,263,146	$93,889,176	$99,424,570	$12,951	34.1%
Capital Expenditures	14,612,431	14,730,632	14,633,741	14,399,813	14,591,510	1,901	5.0
Net Cash Flow	$90,691,908	$89,501,505	$83,629,406	$79,489,364	$84,833,060	$11,050	29.1%
(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	TTM column represents the trailing 12-month period ending September 30, 2019.
(3)	Based on the lender’s due diligence, 13 properties began their comprehensive renovation, resulting in 65,880 displaced rooms, or 2.4% of total room nights. In order to normalize cash flows, the lender assumed 2018 Occupancy and ADR figures for those properties while underwriting to TTM 9/30/2019 figures for the other 39 properties.
(4)	% of Total Revenue for Room Expense, F&B Expense and Other Departmental Expenses are based on their corresponding aggregate revenue line item.
(5)	Other Fixed Expenses includes ground rent, leased expense and miscellaneous expenses.

Property Management. The CBM Portfolio Properties are managed by Courtyard Management Corporation, an affiliate of Marriott International, Inc., or its affiliates (“Marriott”) or a hotel operator approved by the lender.

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Escrows and Reserves. At loan origination, the Borrowers deposited $99,000,000 for a renovation reserve.

Tax Reserve – The Borrowers will be required to deposit approximately $1,033,333 into the tax reserve on a monthly basis.

Renovation Reserve – The Borrowers will be required to deposit into the renovation reserve the following annual amounts in equal monthly installments: year 1 – $41.0 million, year 2 – approximately $12.333 million, year 3 – approximately $12.333 million, and year 4 – approximately $12.333 million. In the event that the lender’s estimate of remaining costs of the renovation work (other than any optional work that has not yet commenced and the borrowers have elected not to commence or perform) exceeds the remaining renovation reserve balance, monthly deposits (in the year 4 amount) will continue after year 4 until the balance in the renovation reserve, plus 50% of the balance then held in the FF&E reserve, is sufficient to fund the remaining work. Payments for ongoing reserves including but not limited to reserves for real property taxes, one month of ground rent payments (to the extent not paid by the property manager), insurance (if acceptable insurance is not maintained on the property manager’s insurance program and paid as required under the management agreement), and FF&E, will be required. The property manager is currently reserving 5% of gross revenue on a monthly basis for FF&E expenditures. In the event that the property manager is no longer maintaining such reserve, an ongoing FF&E reserve of 5% of rents will be required by the lender.

Ground Rent Reserve – The Borrowers will be required to deposit into the ground rent reserve an amount equal to the third party ground rent that will be payable under the third party ground leases for the month in which such monthly payment date occurs and subject to the lender’s discretion unless any of the third party ground leased properties continue to be managed by Courtyard Managed Properties and the manager is current on the ground rent payments.

Lockbox / Cash Management. The CBM Portfolio Whole Loan is structured with a clearing account established by the borrowers at Wells Fargo Bank, National Association which all receipts of specified operating profits, certain repayments of FF&E reserve contributions and other amounts due to the borrowers from Marriott under the management agreement, along with all amounts paid to the borrowers on account of ground leases with affiliates. Upon an individual property ceasing to be managed by Marriott, the lender may require the borrowers to deliver a notice directing all credit companies and tenants to deposit all rents payable to the borrowers or any property manager with respect to the CBM Portfolio Properties that are not managed by Marriott directly into the clearing account. Provided no Trigger Event (as defined below) occurs, the CBM Portfolio Whole Loan documents permits transfers of deposits into the borrowers’ operating account for amounts in excess of the amount of the upcoming debt service and other monthly amounts due under the CBM Portfolio Whole Loan documents. Following a Trigger Event, any transfers to the borrowers’ operating account will cease and sums on deposit in the deposit account are applied to payment of all monthly amounts due under the CBM Portfolio Whole Loan documents (including, without limitation, taxes and insurance, ground rent, debt service and all other required reserves) with any excess funds being held by the lender as additional collateral for the CBM Portfolio Whole Loan (provided that upon the occurrence of an event of default under the CBM Portfolio Whole Loan documents (or upon written notice of an acceleration of the CBM Portfolio Whole Loan, an automatic acceleration of the CBM Portfolio Whole Loan or a failure to repay the CBM Portfolio Whole Loan on the maturity date, with respect to tax funds, insurance funds, ground rent funds and FF&E reserve funds), such sums in the deposit account may be applied to amounts owed under the CBM Portfolio Whole Loan documents in such amounts, order and manner as the lender elects in its sole discretion).

A "Trigger Event" means the occurrence of (i) an event of default under the CBM Portfolio Whole Loan documents (after all applicable cure periods have expired), or (ii) a Low Debt Yield Trigger.

A “Low Debt Yield Trigger” will occur if the debt yield falls below 8.75%, as calculated on the last day of the calendar quarter and will cease to exist if the debt yield exceeds 9.00% for two consecutive quarters upon which time all excess cash held by the lender will be returned to the borrowers.

Current Mezzanine or Subordinate Indebtedness. Included in the CBM Portfolio Whole Loan is the CBM Portfolio Junior Note with an initial principal balance of $286,000,000.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

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Partial Release. CBM Portfolio Property releases will be permitted as follows: (i) after the payment date occurring in March 2021, properties having aggregate release prices of up to $61,560,000, without prepayment fees, yield maintenance fees or partial defeasance or defeasance fees, by prepayment of a cash release price equal to approximately 110% of the allocated loan amount for each property to be released (other than Courtyard Philadelphia Devon and Courtyard Charlotte South Park properties, which have a release price of $9,375,000 and $10,000,000 respectively); and (ii) after the earlier of the date that is two years after the startup date of the final securitization that holds any portion of the CBM Portfolio Whole Loan and January 15, 2023, for releases of any other properties upon defeasance of the related release price described above, subject in each case of (i) and (ii) above, to satisfaction of conditions set forth in the CBM Portfolio Whole Loan documents, including but not limited to, (A) a DSCR for all of the remaining CBM Portfolio Properties not be less than the greater of (x) 3.29x and (y) the DSCR immediately prior to such property release (based on the most recent financial statements delivered to the lender), (B) a debt yield for all of the remaining CBM Portfolio Properties not be less than the greater of (x) the 11.0% and (y) the debt yield immediately prior to such property release (based on the most recent financial statements delivered to the lender), (C) no event of default, (D) satisfaction of REMIC related conditions and (E) payment of all costs and a fee not to exceed $7,500. Prepayments without a premium are only applicable to Note A-1, which is held outside of the Benchmark 2020-B17 Trust. Partial defeasance is allocated to all of the CBM Portfolio Whole Loan other than Note A-1. If all other conditions to a CBM Portfolio Property release are satisfied the borrowers are permitted to make a prepayment or increase the amount of the partial defeasance event, as applicable, in an amount equal to the minimum amount needed to satisfy the debt yield test described above, the DSCR test described above and (in connection with a prepayment permitted without defeasance) the REMIC loan-to-value test.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Mixed Use – Office/Retail
Original Principal Balance(1):	$50,000,000	Net Rentable Area (SF):	737,471
Cut-off Date Principal Balance(1):	$50,000,000	Location:	New York, NY
% of Pool by IPB:	5.3%	Year Built / Renovated:	1926 / 2018
Loan Purpose:	Refinance	Occupancy(5):	77.8%
Borrowers:	Paramount Fee, L.P.,	Occupancy Date:	11/1/2019
	Paramount Leasehold, L.P.	Number of Tenants:	82
Loan Sponsor(2):	NAP	2016 NOI:	$19,193,922
Interest Rate:	3.03200%	2017 NOI(6):	$20,242,394
Note Date:	12/12/2019	2018 NOI(6):	$24,270,415
Maturity Date:	1/6/2030	TTM NOI (as of 9/2019)(7):	$23,996,331
Interest-only Period:	120 months	UW Economic Occupancy:	81.6%
Original Term:	120 months	UW Revenues:	$50,507,018
Original Amortization:	None	UW Expenses:	$22,848,219
Amortization Type:	Interest Only	UW NOI(7):	$27,658,799
Call Protection(3):	L(26),Def(89),O(5)	UW NCF:	$26,788,583
Lockbox(4) / Cash Management:	Springing / Springing	Appraised Value / Per SF:	$900,000,000 / $1,220
Additional Debt(1):	Yes	Appraisal Date:	10/11/2019
Additional Debt Balance(1):	$150,000,000
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(8)				Financial Information(1)
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$271
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$271
Replacement Reserves:	$0	$0	N/A	Cut-off Date LTV:	22.2%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	22.2%
Immediate Repairs:	$955,000	$0	N/A	UW NCF DSCR:	4.36x
				UW NOI Debt Yield:	13.8%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan	$200,000,000		100.0%	Payoff Existing Debt(9)	$136,511,410	68.3%
				Closing Costs	3,605,181	1.8%
				Life Safety Reserve	955,000	0.5%
				Return of Equity	58,928,410	29.5%
Total Sources	$200,000,000		100.0%	Total Uses	$200,000,000	100.0%

(1)	The 1501 Broadway Loan consists of the non-controlling Note A-1 and is part of the 1501 Broadway Whole Loan (as defined below) evidenced by five senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $200.0 million. For additional information, see “The Loan” herein.

(2)	There is no non-recourse carveout guarantor, and the Borrowers (as defined below) are the only environmental indemnitors.

(3)	The lockout period will be at least 26 payments beginning with and including the first payment date of February 6, 2020. The Borrowers have the option to defease the full $200.0 million 1501 Broadway Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) the third anniversary of the first payment date. The assumed lockout period of 26 months is based on the expected closing date of the Benchmark 2020-B17 securitization in March 2020. The actual lockout period may be longer.

(4)	At loan origination, the Borrowers established a dormant lockbox account, which is springing upon a Lockbox Trigger Event (as defined below).

(5)	Occupancy is inclusive of Taco Bell Cantina who has an executed lease but has not yet taken occupancy and has certain termination rights if certain deadlines aren’t met.

(6)	The increase in 2018 NOI from 2017 NOI is primarily attributable to leasing over the course of 2018 accounting for an increase of approximately $3.5 million in underwritten base rent.

(7)	The increase in UW NOI from TTM NOI (as of 9/2019) is primarily attributable to an (i) additional 3,250 square foot lease executed with Taco Bell Cantina, accounting for approximately $2.6 million in underwritten base rent and (ii) approximately $1.5 million in contractual rent steps through December 2020.

(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(9)	Includes approximately $6.5 million in defeasance costs.

A-3-57

Annex A-3	Benchmark 2020-B17

1501 Broadway

The Loan. The 1501 Broadway mortgage loan (the “1501 Broadway Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $200.0 million (the “1501 Broadway Whole Loan”), secured by the Borrowers’ fee simple interest in a 737,471 square foot mixed-use building located in Times Square in New York, New York. The non-controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $50.0 million, will be included in the Benchmark 2020-B17 trust. The remaining notes have been, or are expected to be, contributed to one or more future securitization trusts, including the Benchmark 2020-IG1 trust, which is expected to close on February 28, 2020. The relationship between the holders of the 1501 Broadway Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The 1501 Broadway Whole Loan has a 10-year term and will be interest-only for the term of the loan. The most recent prior financing of the 1501 Broadway property was securitized in COMM 2013-CR8 and COMM 2013-CR9.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	Benchmark 2020-B17	No
Note A-2	$55,000,000	$55,000,000	Benchmark 2020-IG1(1)	No(2)
Note A-3	$40,000,000	$40,000,000	JPMCB(3)	Yes(2)
Note A-4	$35,000,000	$35,000,000	JPMCB(3)	No
Note A-5	$20,000,000	$20,000,000	JPMCB(3)	No
Whole Loan	$200,000,000	$200,000,000
(1)	The Benchmark 2020-IG1 transaction is expected to close on or about February 28, 2020.

(2)	The 1501 Broadway Whole Loan is expected to be serviced under the BMARK 2020-IG1 pooling and servicing agreement until such time the controlling note has been securitized, at which point such 1501 Broadway Whole Loan will be serviced under the pooling and servicing agreement related to such securitization. JPMCB holds the related controlling pari passu companion loan and is entitled to exercise control rights until the securitization of such controlling pari passu companion loan.

(3)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

The Borrowers. The borrowers are Paramount Fee, L.P. and Paramount Leasehold, L.P., each a New York limited partnership structured to be a bankruptcy-remote entity with two independent directors in its organizational structure (collectively, the “Borrowers”).

The Loan Sponsor. The loan sponsor is a joint venture between Rosemark Management and Levin Management. Rosemark Management is the investment management and acquisition vehicle for the Arthur G. Cohen Family Office. Levin Management, a New Jersey-based management company, currently manages a portfolio of 105 properties located across six states, totaling approximately 15.0 million square feet. The Borrowers, which are each single purpose entities with no assets other than the 1501 Broadway property, are the sole parties liable for breaches or violations of the nonrecourse carveout provisions in the loan documents, and the sole indemnitors under the related environmental indemnity agreement.

The Property. The 1501 Broadway property is a 31-story, 737,471 square foot mixed-use building located in New York, New York. The property occupies the entire city block along Broadway between 43rd and 44th Street in the heart of Times Square and features a multi-level retail component from below grade to the third floor with office space occupying floors four through 31. The property is known for its large four-faced clock near the top of its pyramidal architectural feature and is designated as a landmark by the Landmark Preservation Commission.

The 1501 Broadway property was originally constructed in 1926 by Paramount Pictures to serve as its East Coast Headquarters. The building originally housed the Paramount Theater which closed in 1967 and was converted to office space. From 2013 to 2018, the property underwent an approximately $70.0 million renovation including the creation of a brand new lobby and marquee shifting the entrance to face West 43rd Street from the original location along Broadway. Relocation of the primary entrance has made the property more attractive to prospective office tenants and created additional retail space with frontage along Broadway. Taco Bell Cantina has executed a 3,250 square foot lease at $784.62 per square foot in this newly created retail space. Additional renovations include upgraded elevators, new windows, upgraded bathrooms, and the installation of new LED façade signage.

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Annex A-3	Benchmark 2020-B17

1501 Broadway

As of November 1, 2019, the property was 77.8% leased to a diverse roster of 82 tenants, including a mix of 72 office tenants and eight retail tenants. The property’s 10 largest tenants occupy approximately 272,673 square feet. (37.0% of net rentable area; 64.4% of underwritten base rent) and have a weighted average remaining lease term of approximately 8.6 years. Despite occupying approximately 11.3% of net rentable area, retail tenants account for approximately 44.0% of underwritten base rent. Since 2017, approximately 82,661 square feet of retail space and 191,044 square feet of office space has been leased or renewed.

The largest tenant based on underwritten rent, Hard Rock Café (47,256 square feet; 6.4% of NRA; 21.4% of underwritten base rent) (rated Baa3/BBB/BBB by Moody’s, Fitch and S&P) is a chain of 192 themed restaurants, 22 hotels and 11 casinos with locations in 72 countries. Founded in 1971, Hard Rock Café also sells a wide range of merchandise and is well known for its various memorabilia that feature the Hard Rock logo along with the names of the cities where the memorabilia was purchased. Hard Rock Café has occupied its space in the 1501 Broadway property since 1999 and currently occupies a portion of the ground floor and below-grade retail space where the former Paramount Theater was located. The lease for Hard Rock Café expires in January 2036 and has one, five-year renewal option.

The second largest tenant based on underwritten rent, Tremor Video (50,965 square feet; 6.9% of NRA; 7.6% of underwritten base rent), has subleased (i) 41,308 square feet of space to Mergermarket (U.S.) Ltd. on a coterminous basis currently at $55.22 per square foot beginning in late 2018 and (ii) 10,178 square feet to Office Resources Inc. on a month to month basis at $57.00 per square foot beginning in 2016. Mergermarket (U.S.) Ltd. is a financial technology company offering intelligence, data and analysis on global mergers and acquisitions deals. Mergermarket (U.S.) Ltd. currently has 67 locations, 175,000 subscribers and 500 employees, with the property serving as its U.S. headquarters. Office Resources Inc. is an office furniture company that helps deliver creative, highly functional and productive workspaces for their clients. Office Resources Inc. currently has five locations across the North East, with the property serving as its New York location. MergerMarket (U.S.) Ltd. will occupy Office Resources Inc.’s space beginning in March 2020.

The third largest tenant based on underwritten rent, Carmine’s (14,114 square feet; 1.9% of NRA; 7.5% of underwritten base rent), is a family style restaurant offering exceptional value to its guests through the many dishes of Southern Italian cuisine. Carmine’s first location opened in 1990 on the Upper West Side of Manhattan and currently has five locations including the Times Square location at the property. Carmine’s currently occupies ground floor retail space with its entrance on West 44th Street. The lease for Carmine’s expires in January 2030.

The 1501 Broadway property is located in the heart of Times Square in Manhattan, New York in the Times Square/West Side office submarket within the greater Midtown office market. New York City’s largest employers include a diverse group of multinational corporations representing a variety of industries including healthcare, financial services, retail and education. Fifty-eight of the nation’s Fortune 500 corporations are headquartered in New York State including Verizon, J.P. Morgan Chase, Citigroup, IBM, MetLife, PepsiCo, American International Group, Morgan Stanley, New York Life Insurance, Goldman Sachs Group, TIAA, American Express and Time Warner.

The 1501 Broadway property is located in the Times Square/West Side office submarket in the heart of Times Square. Approximately 380,000 pedestrians enter Times Square every day, with 450,000 pedestrians entering Times Square on business days. The 1501 Broadway property’s frontage along Broadway, 43rd and 44th Street provides its retail tenants with access to the pedestrian traffic in the area. The 1501 Broadway property also benefits from its proximity to the Times Square Subway Station at 42nd Street, which provides access to 12 different subway lines including the shuttle train providing access to Grand Central Terminal. Additionally, Penn Station is located approximately 0.6 miles away from the 1501 Broadway property and LaGuardia Airport is approximately 6.0 miles away.

As of the third quarter of 2019, the greater Midtown office market consisted of approximately 246.5 million square feet of office space with an overall market vacancy of 7.6% and average asking rents of approximately $89.45 per square foot. The Times Square/West Side office submarket totaled approximately 32.0 million square feet with average vacancy of 6.1% and average market asking rents of $82.32 per square foot. As of the third quarter of 2019, the overall Midtown office market achieved 11.0 million square feet in leasing activity.

The appraisal identified 16 comparable office leases across 10 directly competitive office properties in the Times Square/West Side submarket. Base rents at the comparable properties ranged between $50.00 and $71.00 per square foot with a weighted average of approximately $59.84 per square foot. The appraiser’s concluded office market rent for the property is $51.11 per square foot, which is in-line with the property’s in-place weighted average office rent of $51.33 per square foot. The appraisal identified nine comparable retail leases with rents ranging from $100.00 to $406.81 per square foot with a weighted average rent of approximately $253.31 per square foot. The appraiser’s concluded retail market rent for the 1501 Broadway property is $301.11 per square foot, which is approximately 25.7% higher than the 1501 Broadway property’s underwritten in-place weighted average retail rent of $239.49 per square foot.

A-3-59

Annex A-3	Benchmark 2020-B17

1501 Broadway

Historical Occupancy(1)
	2016	2017	2018	Current(2)
Occupancy	66.4%	75.6%	84.6%	77.8%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is based on the November 1, 2019 rent roll and is inclusive of Taco Bell Cantina which has an executed lease but has not yet taken occupancy and has certain termination rights if certain deadlines aren’t met.

Tenant Summary(1)
Tenant	Type	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Hard Rock Café(4)	Retail	Baa3 / BBB / BBB	47,256	6.4%	$199.38	21.4%	1/10/2036
Tremor Video(5)	Office	NR / NR / NR	50,965	6.9%	$65.40	7.6%	1/31/2025
Carmine’s	Retail	NR / NR / NR	14,114	1.9%	$233.23	7.5%	1/31/2030
Taco Bell Cantina	Retail	B1 / NR / BB	3,250	0.4%	$784.62	5.8%	8/31/2030
Hardesty & Hanover(6)	Office	NR / NR / NR	52,364	7.1%	$45.85	5.5%	12/31/2030
Bubba Gump(7)	Retail	NR / NR / NR	14,057	1.9%	$141.78	4.5%	12/31/2023
REGUS	Office	NR / NR / NR	39,854	5.4%	$39.00	3.5%	11/30/2024
Goldberg Weprin Finkel Goldstein LLP	Office	NR / NR / NR	25,573	3.5%	$59.21	3.4%	11/30/2023
Christine Valmy International School	Office	NR / NR / NR	23,286	3.2%	$50.18	2.7%	10/31/2030
Lids	Retail	NR / NR / NR	1,954	0.3%	$589.24	2.6%	5/31/2023
Total Major Office and Retail			272,673	37.0%	$104.08	64.4%
Other Occupied Office(8)			296,574	40.2%	$49.58	33.4%
Other Occupied Retail			3,260	0.4%	$296.25	2.2%
Other Occupied Storage(8)			1,052	0.1%	$0.00	0.0%
Total Occupied Office and Retail			573,559	77.8%	$76.80	100.0%
Vacant			163,912	22.2%
Total / Wtd. Avg.			737,471	100.0%
(1)	Based on the underwritten rent roll dated November 1, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF reflects the following: (a) in-place leases based on the November 2019 rent roll and (b) contractual rent steps of $1,541,317 through December 2020.

(4)	Base Rent PSF for Hard Rock Café is inclusive of $1,999,992 attributable to a signage lease with no associated square footage. Additionally, Hard Rock Café leases 47,256 square feet, of which 46,756 square feet is leased for $158.73 per square foot expiring in January 2036 and 500 square feet is leased for $10.00 per square foot expiring in December 2050.

(5)	Tremor Video has subleased (i) 41,308 square feet of space to Mergermarket (U.S.) LLP on a coterminous basis currently at $55.22 per square foot beginning in late 2018 and (ii) 10,178 square feet to Office Resources Inc. on a month to month basis at $57.00 per square foot beginning in 2016. MergerMarket (U.S.) Ltd. will occupy Office Resources Inc.’s space beginning in March 2020.

(6)	Hardesty & Hanover leases 52,364 square feet, of which (i) 34,391 square feet is leased for $46.15 per square foot, (ii) 17,656 square feet is leased for $46.09 per square foot and (iii) 317 square feet is leased with no underwritten base rent.

(7)	Base Rent PSF for Bubba Gump is inclusive of a $420,000 signage lease with no associated square footage. Bubba Gump leases 14,057 square feet for $111.90 per square foot.

(8)	Other Occupied Office and Storage is inclusive of a 5,339 office for Rosemark Management, a 2,222 square feet building office, and 1,052 square feet of storage space with no underwritten base rent.

A-3-60

Annex A-3	Benchmark 2020-B17

1501 Broadway

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	163,912	22.2%	NAP	NAP	163,912	22.2%	NAP	NAP
2020 & MTM	16	40,926	5.5%	$1,698,563	3.9%	204,838	27.8%	$1,698,563	3.9%
2021	12	17,022	2.3%	932,519	2.1%	221,860	30.1%	$2,631,082	6.0%
2022	6	7,944	1.1%	483,684	1.1%	229,804	31.2%	$3,114,766	7.1%
2023	12	64,051	8.7%	6,212,989	14.1%	293,855	39.8%	$9,327,756	21.2%
2024	10	73,385	10.0%	3,236,868	7.3%	367,240	49.8%	$12,564,624	28.5%
2025	2	58,585	7.9%	3,693,147	8.4%	425,825	57.7%	$16,257,770	36.9%
2026	6	35,894	4.9%	1,854,773	4.2%	461,719	62.6%	$18,112,543	41.1%
2027	3	7,622	1.0%	507,994	1.2%	469,341	63.6%	$18,620,537	42.3%
2028	3	21,980	3.0%	1,277,478	2.9%	491,321	66.6%	$19,898,014	45.2%
2029	1	18,680	2.5%	955,015	2.2%	510,001	69.2%	$20,853,029	47.3%
2030	8	115,349	15.6%	11,051,091	25.1%	625,350	84.8%	$31,904,120	72.4%
2031 and Thereafter(3)	6	112,121	15.2%	12,146,914	27.6%	737,471	100.0%	$44,051,034	100.0%
Total	85	737,471	100.0%	$44,051,034	100.0%
(1)	Based on the underwritten rent roll dated November 1, 2019.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	2031 & Thereafter is inclusive of a 5,339 square feet office for Rosemark Management, a 2,222 square feet building office, and 1,052 square feet of storage space with no underwritten base rent.

Operating History and Underwritten Net Cash Flow(1)
	2015	2016	2017	2018	TTM(2)	Underwritten	Per Square Foot	%(3)
Base Rent(4)	$31,740,641	$32,369,986	$34,000,248	$37,482,808	$39,937,753	$42,509,717	$57.64	66.5%
Percentage Rent	172,987	63,203	763,249	389,059	664,694	597,478	0.81	0.9%
Rent Steps	0	0	0	0	0	1,541,317	2.09	2.4%
Vacant Income	0	0	0	0	0	14,235,968	19.30	22.3%
Gross Potential Rent	$31,913,628	$32,433,189	$34,763,497	$37,871,867	$40,602,447	$58,884,480	$79.85	92.1%
Total Reimbursements	5,234,644	4,701,154	4,665,769	5,515,589	4,497,200	5,054,655	6.85	7.9%
Net Rental Income	$37,148,272	$37,134,343	$39,429,266	$43,387,456	$45,099,647	$63,939,135	$86.70	100.0%
Total Other Income	957,574	1,450,647	1,030,389	1,071,763	889,194	803,851	1.09	1.3%
(Vacancy/Credit Loss)	0	0	0	0	0	(14,235,968)	(19.30)	(22.3)
Effective Gross Income	$38,105,846	$38,584,990	$40,459,655	$44,459,219	$45,988,841	$50,507,018	$68.49	79.0%
Total Expenses	17,123,695	19,391,068	20,217,261	20,188,804	21,992,510	22,848,219	30.98	45.2%
Net Operating Income(5)(6)	$20,982,151	$19,193,922	$20,242,394	$24,270,415	$23,996,331	$27,658,799	$37.50	54.8%
Total TI/LC, Capex/RR	0	0	0	0	0	870,216	1.18	1.7%
Net Cash Flow	$20,982,151	$19,193,922	$20,242,394	$24,270,415	$23,996,331	$26,788,583	$36.32	53.0%

(1)	Based on the underwritten rent roll dated November 1, 2019.

(2)	TTM column represents trailing 12-month period ending September 30, 2019.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Base Rent reflects the following: (a) in-place leases based on the November 2019 rent roll, (b) an additional 3,250 square foot lease executed with Taco Bell Cantina, accounting for approximately $2.6 million in underwritten base rent and (c) contractual rent steps of $1,541,317 through December 2020.

(5)	The increase in 2018 Net Operating Income from 2017 Net Operating Income is primarily attributable to leasing over the course of 2018 accounting for an increase of approximately $3.5 million in underwritten base rent.

(6)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily attributable to an (i) additional 3,250 square foot lease executed with Taco Bell Cantina, accounting for approximately $2.6 million in underwritten base rent and (ii) approximately $1.5 million in contractual rent steps through December 2020.

Property Management. The 1501 Broadway property is managed by GFP Real Estate LLC, a New York limited liability company.

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Annex A-3	Benchmark 2020-B17

1501 Broadway

Escrows and Reserves. At loan origination, the Borrowers deposited $955,000 for immediate repairs in connection with installing a sprinkler system as required by the 1501 Broadway Whole Loan documents. The Borrowers are required under the 1501 Broadway Whole Loan documents to perform additional immediate repair work, including, among other items, evaluation of the electrical systems, inspection of the elevators, and resolving open building code violations, with the aggregate estimated cost of approximately $34,920, which was not reserved for.

Tax Reserve – The Borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes. In the event the Borrowers provide evidence reasonably satisfactory to the lender that all taxes and other charges have been paid prior to the related due date and there is no event of default continuing, the requirement for monthly deposits into the tax reserve will be waived.

Insurance Reserve – The Borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums. In the event the Borrowers obtain and maintain a blanket insurance policy acceptable to the lender and there is no event of default continuing, the requirement for monthly deposits into the insurance reserve will be waived.

Lockbox / Cash Management.   The 1501 Broadway Whole Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Lockbox Trigger Event (as defined below) and/or Cash Sweep Period (as defined below) the Borrowers or manager is required to deliver tenant direction letters to all tenants under leases at the 1501 Broadway property directing them to pay all rents directly into a lender-controlled lockbox account. Upon commencement of a Lockbox Trigger Event or a Cash Sweep Period, funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account. Provided that no Lockbox Trigger Event or Cash Sweep Period exists, funds in the lockbox account will be transferred to or at the direction of the Borrowers. During the continuance of a Lockbox Trigger Event or a Cash Sweep Period, all funds in the lockbox account are required to be transferred to the cash management account each business day and disbursed in accordance with the loan documents.

A “Cash Sweep Period” means each period commencing on the occurrence of (i) an event of default under the 1501 Broadway Whole Loan documents or any of the 1501 Broadway Mezzanine Loan (as defined below) documents, (ii) any bankruptcy or insolvency action of the Borrowers or (iii) the debt yield being less than 5.36% on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon annualized gross income from operations and operating expenses for the trailing three-month period immediately preceding such date of determination (a “Debt Yield Trigger Event”), and continuing until the earlier of (A) the payment date next occurring following the related Cash Sweep Event Cure, or (B) until payment in full of all principal and interest on the 1501 Broadway Whole Loan and all other amounts payable under the 1501 Broadway Whole Loan documents or defeasance of the 1501 Broadway Whole Loan in accordance with the terms and provisions of the 1501 Broadway Whole Loan documents.

A “Cash Sweep Event Cure” means, if the Cash Sweep Period is caused by (a) solely the occurrence of a Debt Yield Trigger Event, the achievement of a Debt Yield Trigger Cure, or (b) an event of default under the 1501 Broadway Whole Loan documents or the 1501 Broadway Mezzanine Loan documents, the acceptance by the lender or the 1501 Broadway Mezzanine Loan lender, as applicable, of a cure of such event of default; provided, however, that, such Cash Sweep Event Cure will be subject to the following conditions, (i) no event of default will have occurred and be continuing under any 1501 Broadway Whole Loan documents and (ii) the Borrowers will have paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including reasonable attorney’s fees and expenses.

A “Debt Yield Trigger Cure” means (a) no event of default under the 1501 Broadway Whole Loan documents or the 1501 Broadway Mezzanine Loan documents is continuing and (b) the achievement of a debt yield equal to or greater than 5.36% for the two consecutive calendar quarters immediately preceding the date of determination based upon annualized gross income from operations and operating expenses for the trailing three-month period immediately preceding such date of determination.

A “Lockbox Trigger Event” means the date on which the debt yield (as calculated in the 1501 Broadway Whole Loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 6.7%. The Lockbox Trigger Event may be cured, provided no event of default or a mezzanine event of default is occurring, by the achievement of a debt yield equal to or greater than 6.7% for the immediately preceding two consecutive calendar quarters based upon the immediately preceding trailing three-month period.

Current Mezzanine or Secured Subordinate Indebtedness Permitted. None.

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Annex A-3	Benchmark 2020-B17

1501 Broadway

Future Mezzanine or Secured Subordinate Indebtedness Permitted. Certain direct and indirect owners of the Borrowers have the right to obtain a future senior mezzanine loan and a junior mezzanine loan (together, the “1501 Broadway Mezzanine Loan”), provided, among other conditions listed in the 1501 Broadway Whole Loan documents, (a) the loan-to-value ratio for the total debt stack inclusive of the 1501 Broadway Mezzanine loan is no greater than a 50.0% combined loan-to-value ratio and (b) the debt yield for the total debt stack inclusive of the 1501 Broadway Mezzanine Loan, is no less than a 9.0% debt yield.

Partial Release. None.

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Annex A-3	Benchmark 2020-B17

Apollo Education Group HQ Campus

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Annex A-3	Benchmark 2020-B17

Apollo Education Group HQ Campus

A-3-65

Annex A-3	Benchmark 2020-B17

Apollo Education Group HQ Campus

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Annex A-3	Benchmark 2020-B17

Apollo Education Group HQ Campus

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$50,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$50,000,000	Property Type – Subtype:	Office – Suburban
% of Pool by IPB:	5.3%	Net Rentable Area (SF):	599,664
Loan Purpose:	Refinance	Location:	Phoenix, AZ
Borrower:	EPIC Apollo LLC	Year Built / Renovated:	2007, 2008 / 2019
Loan Sponsor:	Steven Elghanayan	Occupancy:	100.0%
Interest Rate:	3.35000%	Occupancy Date:	3/5/2020
Note Date:	1/31/2020	Number of Tenants:	1
Maturity Date:	2/5/2025	2016 NOI(3):	N/A
Interest-only Period:	60 months	2017 NOI(3):	N/A
Original Term:	60 months	2018 NOI(3):	N/A
Original Amortization:	None	TTM NOI(3):	N/A
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection(2):	L(25),Def(32),O(3)	UW Revenues:	$13,609,674
Lockbox / Cash Management:	Hard / Springing	UW Expenses(4):	$0
Additional Debt(1):	Yes	UW NOI:	$13,609,674
Additional Debt Balance(1):	$41,500,000	UW NCF:	$12,890,078
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(5):	$194,000,000 / $324
		Appraisal Date(5):	1/6/2020

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$153
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$153
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	47.2%
Replacement Reserves:	$9,994	$9,994	N/A	Maturity Date LTV:	47.2%
TI/LC:	$49,972	$49,972	N/A	UW NCF DSCR:	4.15x
				UW NOI Debt Yield:	14.9%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Whole Loan		$91,500,000	100.0%	Payoff Existing Debt	$88,313,119	96.5%
				Return of Equity	2,248,647	2.5
				Closing Costs	878,268	1.0%
				Upfront Reserves	59,966	0.1%
Total Sources	$91,500,000	100.0%		Total Uses	$91,500,000	100.0%

(1)	The Apollo Education Group HQ Campus loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance as of the Cut-off Date of $91.5 million. Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $91.5 million Apollo Education Group HQ Campus Whole Loan (as defined below).
(2)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of March 5, 2020. The borrower has the option to defease the full $91.5 million Apollo Education Group HQ Campus Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) March 5, 2024. The lockout period of 25 payments is based on the expected Benchmark 2020-B17 transaction closing date occurring in March 2020. The actual lockout period may be longer.
(3)	Historical financial information was not provided by the borrower given the absolute NNN nature of the Apollo Education Group lease.
(4)	Apollo Education Group occupies all of the space at the Apollo Education Group HQ Campus property pursuant to a NNN lease with a 2.0% contractual rent step per annum.
(5)	In addition to the “As Is” value of $194.0 million, the appraisal provided a “Hypothetical Go Dark” value of $97.0 million, as of January 6, 2020, which assumes that Apollo Education Group vacates the Apollo Education Group HQ Campus property and ceases rent payments under its lease. Based on the “Hypothetical Go Dark” value, the Whole Loan Cut-off Date LTV is equal to 94.3%.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	Benchmark 2020-B17

Apollo Education Group HQ Campus

The Loan. The Apollo Education Group HQ Campus loan is part of a whole loan evidenced by two pari passu promissory notes, each as described below, with an aggregate original principal balance as of the Cut-off Date of $91.5 million (the “Apollo Education Group HQ Campus Whole Loan”), secured by the borrower’s fee simple interest in three Class A suburban office buildings totaling 599,664 square feet located in Phoenix, Arizona. The controlling Note A-1, with an aggregate outstanding principal balance as of the Cut-off Date of $50.0 million, will be included in the Benchmark 2020-B17 Trust. The non-controlling Note A-2, which is currently held by JPMCB, is expected to be contributed to one or more future securitization trusts. The relationship between the holders of the Apollo Education Group HQ Campus Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Apollo Education Group HQ Campus Whole Loan has a five-year term and is interest only for the full term of the loan. The Apollo Education Group HQ Campus was previously securitized in the CGCMT 2015-GC29 transaction.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	Benchmark 2020-B17	Yes
Note A-2	$41,500,000	41,500,000	JPMCB	No
Whole Loan	$91,500,000	$91,500,000

The Borrower. The borrower is EPIC Apollo LLC, a Delaware limited liability company and single purpose entity with two independent directors.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Steven Elghanayan. Steven Elghanayan is the CEO and Co-Founder of EPIC, LLC (“EPIC”), a global commercial real estate investment company operating from offices in London and New York. EPIC is a fully integrated owner, manager, operator and developer of commercial, residential, retail and industrial real estate. EPIC’s asset portfolio consists of logistics distribution properties across the United States and Europe encompassing over 6.7 million square feet across 52 properties with a value of over $3 billion and net annual income of over $170 million.

The Property. The Apollo Education Group HQ Campus property is comprised of three Class A single tenant office buildings totaling 599,664 square feet and is located in Phoenix, Arizona, approximately 3.5 miles southeast of the Phoenix Central Business District (“CBD”).

Apollo Education Group constructed the Apollo Education Group HQ Campus property in 2007 and 2008 to serve as the company’s global headquarters. The property was acquired by the loan sponsor in 2015. Amenities at the Apollo Education Group HQ Campus property include a two-story atrium at the front entrance of each building, a walking path around the full property, large landscaped and shaded outdoor areas, a Frisbee golf course, a fitness center, a student resource center and exterior basketball courts. The ten-story office building located at 4025 South Riverpoint Parkway also features a large full service cafeteria and two-story eating area. The Apollo Education Group HQ Campus property features 4,623 surface and garage parking spaces, resulting in a parking ratio of 7.7 spaces per 1,000 square feet of net rentable area. The property is comprised primarily of office space with less than 10% of the space used as training facilities and classrooms. As of March 5, 2020, the Apollo Education Group HQ Campus property was 100.0% occupied by Apollo Education Group.

The loan sponsor purchased the property in February 2015 for a purchase price of $183 million ($305 per square foot). Since 2016, the tenant, Apollo Education Group, has invested approximately $13.8 million ($23 per square foot) in renovations and upgrades to the Apollo Education Group HQ Campus property re-affirming their commitment to the property. Renovations included upgrades to all restrooms, the installation of new sinks, counters and fixtures. Since 2018, approximately $13.0 million ($22 per square foot) was used to upgrade training room configurations, provide updated amenities and a new student union.

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Apollo Education Group HQ Campus

The sole tenant at the property, Apollo Education Group (599,664 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent), occupies the property pursuant to a NNN lease expiring in March 2031 with four five-year extension options and no termination options. Founded in 1973, Apollo Education Group is a global private education service provider. Apollo Education Group was acquired by private equity firm Apollo Global Management in February 2017 for $1.14 billion. As of the fourth quarter of 2019, Apollo Global Management has an AUM of $331 billion and has experience in the education sector with investments in companies including McGraw Hill Education, Connections Academy and Sylvan Learning Centers. Apollo Education Group assigned its interest in the lease to the University of Phoenix in 2017, but still remains liable for all lease obligations. Through the University of Phoenix, a for-profit university, Apollo Education Group offers associate, bachelor’s, master’s and doctoral degree programs from campuses and learning centers across the United States as well as online throughout the world. The University of Phoenix has graduated more than one million students since its inception in 1976. The Apollo Education Group HQ Campus property has served as Apollo Education Group’s global headquarters since the tenant constructed the property in 2007-2008.

The Apollo Education Group HQ Campus property is situated along South Riverpoint Parkway with frontage along Interstate 10 and 32nd Street within the Phoenix Metropolitan Statistical Area. The Apollo Education Group HQ Campus property is situated approximately 5.9 miles southwest of downtown Phoenix and 5.9 miles southwest of the Valley Metro rail station, a $1.4 billion light rail system connecting the cities of Phoenix, Tempe and Mesa. The light rail system was built in three phases beginning in late 2004 with completion in 2016. There is also access from the rail line to the Sky Harbor International Airport. Additionally, the Apollo Education Group HQ Campus property is located adjacent to Interstate 10 providing centralized access to Highway 60, Interstate 17 and Loop 202 and 101 freeways, approximately 3.5 miles southeast of the Sky Harbor International Airport.

Apollo Education Group HQ Campus property is located in the Phoenix office market, which has 91.6 million square feet of office space as of the third quarter of 2019. The Phoenix office market has a 14.4% vacancy rate and average gross asking rents of $26.76 per square foot. Phoenix has a diverse list of large employers in both the public and private sector including Fortune 500 companies such as Honeywell, American Express, Amazon, JPMorgan, UnitedHealth, American Airlines and Bank of America. The Apollo Education Group HQ Campus property is located in the South Airport office submarket, which, according to the appraisal, is the most active submarket within Phoenix. As of the third quarter of 2019, the South Airport submarket consisted of approximately 5.9 million square feet of office space with a 21.0% vacancy rate and average gross rents of $23.19 per square foot. The Apollo Education Group HQ Campus property has an average NNN rent of $23.89 which is in line with the appraiser’s concluded market rent for the Apollo Education Group HQ Campus of $22.50 per square foot.

According to the appraisal, the estimated 2019 population within a one-, three- and five-mile radius of the Apollo Education Group HQ Campus property was approximately 5,229, 63,646 and 301,595, respectively. The estimated 2019 average household income within the same radii was approximately $43,991, $63,371 and $60,717, respectively.

The appraisal identified eight comparable office leases ranging in size from 63,500 square feet to 625,483 square feet with terms ranging from 5.3 to 16.5 years. The comparable tenants reported annual rental rates ranging from $16.25 to $25.48 per square foot with an average rent of approximately $22.01 per square foot, inclusive of NNN comparable leases. The weighted average in-place rent for the office space at the property is $23.89 per square foot, in-line with the appraisal’s market rent conclusion.

Historical Occupancy(1)
	2016	2017	2018	Current(2)
Occupancy	100.0%	100.0%	100.0%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of March 5, 2020.

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Apollo Education Group HQ Campus

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Total Base Rent	Lease Expiration Date
Apollo Education Group	NR / NR / NR	599,664	100.0%	$23.89	100.0%	3/1/2031
Total Occupied		599,664	100.0%	$23.89	100.0%
Vacant		0	0.0%
Total		599,664	100.0%
(1)	Based on the underwritten rent roll as of March 5, 2020.

(2)	Base Rent PSF is inclusive of contractual rent steps through April 2020. Apollo Education Group occupies its space pursuant to a NNN lease with a 2.0% contractual rent step per annum.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2020 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2029	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2030	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2031 and Thereafter	1	599,664	100.0%	14,325,973	100.0%	599,664	100.0%	$14,325,973	100.0%
Total	1	599,664	100.0%	$14,325,973	100.0%

(1)	Based on the underwritten rent roll as of March 5, 2020.

(2)	Base Rent Expiring is inclusive of contractual rent steps through April 2020. Apollo Education Group occupies its space pursuant to a NNN lease with a 2.0% contractual rent step per annum.

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Apollo Education Group HQ Campus

Underwritten Net Cash Flow
	Underwritten	Per Square Foot	%(1)
Base Rent(2)	$14,325,973	$23.89	100.0%
Gross Potential Rent	$14,325,973	$23.89	100.0%
Total Reimbursements	0	0.00	0.0
Total Other Income	0	0.00	0.0
Net Rental Income	$14,325,973	$23.89	100.0%
(Vacancy/Credit Loss)	(716,299)	(1.19)	(5.0)
Effective Gross Income	$13,609,674	$22.70	95.0%
Total Expenses(2)	0	0.00	0.0
Net Operating Income	$13,609,674	$22.70	100.0%
TI/LC	599,664	1.00	4.4
Capital Expenditures	119,933	0.20	0.9
Net Cash Flow	$12,890,078	$21.50	94.7%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Underwritten Base Rent is inclusive of contractual rent steps through April 2020. Apollo Education Group occupies its space pursuant to a NNN lease with a 2.0% contractual rent step per annum.

Property Management. The Apollo Education Group HQ Campus property is self-managed by the tenant.

Escrows and Reserves. At loan origination, the borrower deposited (i) $49,972 into an outstanding tenant improvements and leases commission reserve and (ii) $9,994 into an upfront replacement reserve.

Tax Reserve – Tax escrows are waived provided that (i) no Cash Sweep Event (as defined below) exists, (ii) the Specified Tenant (as defined below) occupies one or more entire tax parcel(s) and is required pursuant to its lease to pay taxes directly and does actually pay real estate taxes directly, (iii) the borrower provides to the lender satisfactory evidence of payment of real estate taxes prior to the date such taxes are due and payable directly by the Specified Tenant, and (iv) the lease is in full force and effect. If such conditions are no longer satisfied, on a monthly basis, upon the occurrence and continuance of a Cash Sweep Event, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes into the tax reserve account.

Insurance Reserve – Insurance escrows are waived so long as (i) no event of default has occurred and is continuing and (ii) the Apollo Education Group HQ Campus property is covered by an acceptable blanket policy (which is currently maintained). If such conditions are no longer satisfied, on each payment date, the borrower will be required to fund an insurance reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Reserve – On a monthly basis, the borrower is required to deposit $9,994.40 into a replacement reserve.

TI/LC Reserve – On a monthly basis, the borrower is required to deposit $49,972 into a TI/LC reserve.

Lockbox / Cash Management. The Apollo Education Group HQ Campus Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver a tenant direction letter directing tenants to pay rent directly into a lender controlled lockbox account. All rents received directly by the borrower or the property manager are required to be deposited into the lender controlled lockbox account within one business day of receipt. Prior to the occurrence of a Cash Sweep Event, all funds in the lockbox account are required to be distributed to the borrower. During the continuance of a Cash Sweep Event, funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account. During the continuance of a Cash Sweep Event, all excess cash after payment of the monthly debt service of the Apollo Education Group HQ Campus Whole Loan, all required reserves and budgeted operating expenses, and certain other items in the payment waterfall described in the Apollo Education HQ Campus Whole Loan documents will be required to be swept to an excess cash flow subaccount controlled by the lender as additional security for the Apollo Education Group HQ Campus Whole Loan.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy action of borrower, (iii) any bankruptcy action of a manager who is an affiliate of the borrower or the Specified Tenant, (iv) the debt service coverage ratio, calculated on trailing three-month period is less than 2.50x, (v) a Specified Tenant Trigger.

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Apollo Education Group HQ Campus

A Cash Sweep Event may be cured in accordance with the following conditions: with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default, (b) clause (iii) above, the borrower replaces such manager within 60 days of such event, (c) clause (iv) above, the debt service coverage ratio based on the trailing three-month period immediately preceding the date of such determination is at least 2.50x for two consecutive quarters, or (d) clause (v) above, the achievement of a Specified Tenant Trigger Cure (as defined below). The foregoing Cash Sweep Event cures are subject to the following conditions, (i) no event of default is continuing, (ii) a Cash Sweep Event cure may occur no more than a total of five times in the aggregate during the term of the Apollo Education Group HQ Campus Whole Loan, and (iii) the borrower has paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event cure including reasonable attorney’s fees and expenses. The borrower has no right to cure a Cash Sweep Event caused by a bankruptcy action of the borrower.

A “Specified Tenant” means (a) Apollo Education Group, Inc., an Arizona corporation, The University of Phoenix, Inc., an Arizona corporation, and their parent company, Apollo Global Management (collectively, “Apollo”) and (b) any replacement tenant(s) of all or substantially all of Apollo’s leased space pursuant to a lease(s) entered into in accordance with the terms of the Apollo Education Group HQ Campus Whole Loan documents.

A “Specified Tenant Trigger Event” means any of the following: (a) any bankruptcy action of any Specified Tenant or any guarantor of any Specified Tenant’s lease (the “Specified Tenant Lease”); (b) any termination or cancellation of any Specified Tenant Lease and/or any Specified Tenant abandoning its premises; (c) any Specified Tenant or any guarantor of any Specified Tenant Lease being in monetary default or material non-monetary default under the applicable Specified Tenant Lease (or the related guaranty, as applicable); (d) any Specified Tenant failing to be in actual, physical possession of more than 70% of the space demised pursuant to the applicable Specified Tenant Lease, and/or “going dark” in one or more of the buildings at the Apollo Education Group HQ Campus property; (e) any Specified Tenant giving notice of termination; (f) any Specified Tenant subleases 30% or more of its premises; (g) Apollo’s EBITDA is less than $95,887,500; or (h) Apollo’s Title IV of the Higher Education Act of 1965 Program Participation Agreement is revoked, terminated or otherwise cancelled in any manner.

A “Specified Tenant Trigger Cure” means: (i) if caused by (a) above, either (A) the applicable Specified Tenant affirming its lease in the applicable bankruptcy action pursuant to a final, non-appealable order of a court of competent jurisdiction with no changes to such Specified Tenant Lease or the dismissal of such bankruptcy proceeding pursuant to a final, non-appealable order of the bankruptcy court; or (B) the borrower provides satisfactory evidence that it has replaced the applicable Specified Tenant with one or more approved replacement leases, which satisfy the leasing conditions set forth in the Apollo Education Group HQ Campus Whole Loan documents; (ii) if caused by (b) above, if the borrower provides satisfactory evidence that it has replaced the applicable Specified Tenant with one or more approved replacement leases, which satisfy the leasing conditions set forth in the Apollo Education Group HQ Campus Whole Loan documents; (iii) if caused by (c) above, the lender’s receipt of satisfactory evidence that the default under the applicable Specified Tenant’s Lease has been cured; (iv) if caused by (d) above, if the borrower provides satisfactory evidence that such Specified Tenant is in actual physical possession of 70% or more of such Specified Tenant’s space and a re-affirmation of the applicable Specified Tenant Lease; (v) if caused by (e) above, the applicable Specified Tenant’s revocation or rescission of all termination or cancellation notices with respect to the applicable Specified Tenant’s Lease and re-affirmation of the applicable Specified Tenant’s Lease as being in full force and effect; (vi) if caused by (f) above, such sublease(s) is terminated and the Specified Tenant re-occupies such premises pursuant to its lease; (vii) if caused by (g) above, such Specified Tenant’s EBITDA increases to an amount not less than $115,065,000; and (viii) if caused by (h) above, (x) Apollo’s Title IV Program Participation Agreement is renewed or otherwise reinstated or (y) if after 12 months from the occurrence of such Specified Tenant Trigger, such Specified Tenant’s EBITDA is no less than $95,887,500.

University of Phoenix Settlement. In December 2019, the University of Phoenix, an affiliate of the sole tenant at the Apollo Education Group HQ Campus property, entered into a $191 million settlement to resolve charges stemming from an investigation by the Federal Trade Commission (“FTC”) in regard to the alleged use of deceptive advertisements between 2012 and 2016. The settlement is related to events that occurred between October 2012 and December 2016, which is before Apollo Education Group and University of Phoenix were acquired by Apollo Global Management in February 2017. Please see “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus for additional information.

Partial Release. None.

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Bellagio Hotel and Casino

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Bellagio Hotel and Casino

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Bellagio Hotel and Casino

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee / Leasehold
		Property Type - Subtype:	Hotel – Full Service
Original Principal Balance(1):	$40,000,000	Net Rentable Area (Rooms)(4):	3,933
Cut-off Date Principal Balance(1):	$40,000,000	Location:	Las Vegas, NV
% of Pool by IPB:	4.2%	Year Built / Renovated:	1997 / 2019
Loan Purpose:	Acquisition	Occupancy/ADR/RevPar:	94.8% / $281.69 / $267.18
Borrower:	BCORE Paradise LLC	Occupancy/ADR/RevPar Date:	9/30/2019
Loan Sponsor:	BREIT Operating Partnership L.P.	Number of Tenants:	N/A
Interest Rate(2):	3.170153%	2016 NOI:	$480,822,095
Note Date:	11/15/2019	2017 NOI:	$505,736,234
Maturity Date:	12/5/2029	2018 NOI:	$489,866,042
Interest-only Period:	120 months	TTM NOI (as of 9/2019):	$474,065,315
Original Term:	120 months	UW Economic Occupancy:	94.8%
Original Amortization:	None	UW Revenues:	$1,349,062,464
Amortization Type:	Interest Only	UW Expenses:	$874,997,149
Call Protection(3):	Grtr0.5%orYM(27),DeforGrtr0.5%or	UW NOI:	$474,065,315
	YM(86),O(7)	UW NCF:	$453,829,378
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per Room(5):	$4,260,000,000 / $1,083,143
Additional Debt(1):	Yes	Appraisal Date(5):	10/16/2019
Additional Debt Balance(1):	$1,636,200,000 / $650,500,000 / $683,300,000
Additional Debt Type(1):	Pari Passu / B Notes / C Notes

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / Room:	$426,189	$765,319
Insurance:	$0	Springing	N/A	Maturity Date Loan / Room:	$426,189	$765,319
FF&E:	$0	Springing	N/A	Cut-off Date LTV:	39.3%	70.7%
				Maturity Date LTV:	39.3%	70.7%
				UW NCF DSCR(7):	8.42x	4.06x
				UW NOI Debt Yield(7):	28.3%	15.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$1,676,200,000	39.3%	Purchase Price	$4,250,000,000	99.8%
Junior A Notes	1,333,800,000	31.3%	Closing Costs	10,591,035	0.2
Sponsor Equity(8)	1,250,591,035	29.4%
Total Sources	$4,260,591,035	100.0%	Total Uses	$4,260,591,035	100.0%

(1)	The Bellagio Hotel and Casino Loan is part of the Bellagio Hotel and Casino Whole Loan, which is comprised of (i) 24 pari passu senior promissory notes with an aggregate Cut-off Date balance of $1,676,200,000 (the “Bellagio Hotel and Casino Senior Notes”, and collectively, the “Bellagio Hotel and Casino Senior Loan”), (ii) six promissory notes with an aggregate Cut-off Date balance of $650,500,000 which are pari passu with each other and subordinate to the Bellagio Hotel and Casino Senior Notes (the “Bellagio Hotel and Casino Junior A Notes”), and (iii) three promissory notes with an aggregate Cut-off Date balance of $683,300,000 which are pari passu with each other and subordinate to the Bellagio Hotel and Casino Senior Notes and the Bellagio Hotel and Casino Junior A Notes (the “Bellagio Hotel and Casino Junior B Notes”; and, collectively with the Bellagio Hotel and Casino Junior A Notes, the “Bellagio Hotel and Casino Subordinate Companion Loan”).

(2)	Reflects the Bellagio Hotel and Casino Senior Notes only. The Bellagio Hotel and Casino Junior A Notes also accrue interest at the rate of 3.170153% per annum. The Bellagio Hotel and Casino Junior B Notes accrue interest at the rate of 5.35000% per annum.

(3)	The defeasance lockout period will be 27 payments beginning with and including the first payment date of January 5, 2020. The Bellagio Hotel and Casino Borrower (as defined below) has the option to defease the full Bellagio Hotel and Casino Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 15, 2022. The Bellagio Hotel and Casino Whole Loan may be prepaid in whole or in part at any time, subject to payment of the applicable yield maintenance premium if such prepayment occurs prior to June 5, 2029.

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(4)	Net Rentable Area and Occupancy are based solely on the hotels at the Bellagio Hotel and Casino Property (as defined below). As of the trailing twelve months ended September 30, 2019, approximately 29.6% of revenues were from gaming, 28.4% from hotel, 24.7% from food & beverage 9.0% from entertainment and 8.3% from other sources.

(5)	The Appraised Value of $4,260,000,000 set forth above is the appraised value solely with respect to real property at the Bellagio Hotel and Casino Property, excluding personal property and intangible property attributable to the Bellagio Hotel and Casino Property (the “Real Property Appraised Value”). The appraisal also includes an “As Leased-Sale-Leaseback Appraised Value,” which is equal to the Real Property Appraised Value. The Appraised Value of $6,500,000,000 (“As-Is Appraised Value”) includes personal property and intangible property attributable to the Bellagio Hotel and Casino Property. The personal property and intangible property relating to the Bellagio Hotel and Casino Property are owned by the Bellagio Tenant (as defined below), as more particularly provided in the Bellagio Lease (as defined below), which granted a security interest in certain property of Bellagio Tenant (with certain exclusions as more particularly described in the Bellagio Lease) in favor of the Bellagio Hotel and Casino Borrower (as defined below), and such security interest was collaterally assigned by the Bellagio Hotel and Casino Borrower to the lender. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the As-Is Appraised Value are 25.8% and 25.8%, respectively, based on the Bellagio Hotel and Casino Senior Loan

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(7)	The Bellagio Hotel and Casino Property was acquired by the Bellagio Hotel and Casino Borrower in a sale-leaseback transaction from Bellagio, LLC, an indirectly wholly owned subsidiary of MGM Resorts International, which entered into a new 30-year lease, with two 10-year extension options to operate the Bellagio Hotel and Casino Property. The Bellagio Tenant owns a 5% equity interest in the Bellagio Hotel and Casino Borrower. Financial and other information presented in this term sheet is presented on a “look through” basis, before rent due under the Bellagio Lease. For so long as the Bellagio Lease is in effect, the Bellagio Hotel and Casino Borrower will be entitled only to the rent due under the Bellagio Lease and not to the underlying rent and other income from the Bellagio Hotel and Casino Property. The initial Bellagio Lease annual rent is $245,000,000, and U/W NCF DSCR, U/W NCF Debt Yield and U/W NCF Debt Yield at Maturity for the Bellagio Hotel and Casino Whole Loan based on such initial annual rent are 2.19x, 8.1% and 8.1% respectively.

(8)	Includes MGM’s approximately $62.4 million of retained equity interest in the Bellagio Hotel and Casino Property after the sale-leaseback.

The Loan. The Bellagio Hotel and Casino mortgage loan (the “Bellagio Hotel and Casino Loan”) is part of a fixed rate whole loan secured by the borrower’s fee simple and leasehold interest in an approximately 3,933 key full service hotel located in Las Vegas, Nevada (the “Bellagio Hotel and Casino Property”). The Bellagio Hotel and Casino Loan is evidenced by the non-controlling Note A-3-C1 with an outstanding principal balance as of the Cut-off Date of $40.0 million. The Bellagio Hotel and Casino Loan is part of a $3.01 billion whole loan that is evidenced by 33 promissory notes (the “Bellagio Hotel and Casino Whole Loan”). Only the Bellagio Hotel and Casino Loan will be included in the mortgage pool for the Benchmark 2020-B17 mortgage trust. The relationship between the holders of the Bellagio Hotel and Casino Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” in the Preliminary Prospectus. The Bellagio Hotel and Casino Whole Loan has a 10-year interest-only term. The Bellagio Hotel and Casino Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BX 2019-OC11 transaction.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-C1	$100,000,000	$100,000,000	BANK 2020-BNK25	No
Note A-2-C1	$60,000,000	$60,000,000	GSMS 2020-GC45	No
Note A-1-S1, A-1-S2, A-2-S1, A-2-S2, A-3-S1, A-3-S2	$716,000,000	$716,000,000	BX 2019-OC11	Yes(1)
Note A-2-C2, A-3-C2	$60,000,000	$60,000,000	Benchmark 2020-B16	No
Note A-1-RL, A-2-RL, A-3-RL	$360,200,000	$360,200,000	Third party investor	No
Note A-1-C3	$65,000,000	$65,000,000	MSC 2020-L4	No
Note A-1-C2, A-1-C4, A-1-C5	$135,000,000	$135,000,000	MSNBA(2)	No
Note A-2-C4	$20,000,000	$20,000,000	CGCMT 2020-GC46	No
Note A-2-C3, A-3-C5	$55,000,000	$55,000,000	Benchmark 2020-IG1(3)	No
Note A-3-C1	$40,000,000	$40,000,000	Benchmark 2020-B17	No
Note A-3-C6	$21,250,000	$21,250,000	JPMCB(2)	No
Note A-3-C3, A-3-C4	$43,750,000	$43,750,000	BBCMS 2020-C6	No
Total Senior Notes(4)	$1,676,200,000	$1,676,200,000
Note B-1-S, B-2-S, B-3-S	$510,700,000	$510,700,000	BX 2019-OC11	No
Note B-1-RL, B-2-RL, B-3-RL	$139,800,000	$139,800,000	Third party investor	No
Total Junior A Notes(4)	$650,500,000	$650,500,000
Note C-1-S, C-2-S, C-3-S	$683,300,000	$683,300,000	BX 2019-OC11	No
Whole Loan	$3,010,000,000	$3,010,000,000
(1)	The controlling note is Note A-1-S1.

(2)	Expected to be contributed to one or more future securitization transactions.

(3)	The Benchmark 2020-IG1 transaction is expected to close on or about February 28, 2020.

(4)	The Bellagio Hotel and Casino Junior A Notes are subordinate to the Bellagio Hotel and Casino Senior Notes, and the Bellagio Hotel and Casino Junior B Notes are subordinate to the Bellagio Hotel and Casino Senior Notes and the Bellagio Hotel and Casino Junior A Notes.

A-3-77

Annex A-3	Benchmark 2020-B17

Bellagio Hotel and Casino

The Borrower. The borrower is BCORE Paradise LLC (the “Bellagio Hotel and Casino Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. BREIT Operating Partnership L.P. (“BREIT OP”) is the borrower sponsor and the non-recourse carveout guarantor. BREIT OP is a subsidiary of Blackstone Real Estate Investment Trust, Inc. (“BREIT”). BREIT is a non-traded REIT focused on investing in commercial real estate properties diversified by sector with an emphasis on providing investors with access to Blackstone’s institutional real estate investment platform. BREIT is managed by an external advisor, BX REIT Advisors L.L.C., which is an affiliate of The Blackstone Group Inc. (“Blackstone”). Blackstone’s real estate assets under management included 144,000 hotel rooms as of June 30, 2019, making Blackstone one of the largest hospitality investors in the United States. Blackstone’s experience of owning and managing hotels includes Cosmopolitan Las Vegas, Hotel Del Coronado, Grand Wailea, Arizona Biltmore, Ritz Carlton Kapalua, and Turtle Bay Resort. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Bellagio Hotel and Casino Whole Loan.

The non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the aggregate outstanding principal balance of the Bellagio Hotel and Casino Whole Loan as of the date of the event. In addition, only the related single purpose entity borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity borrower is the only party liable under the environmental indemnity; provided, however, that if the Bellagio Hotel and Casino Borrower fails to maintain an environmental insurance policy required under the loan documents, the non-recourse carveout guarantor is liable for losses other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. In addition, recourse for transfers of the Bellagio Hotel and Casino Property or controlling equity interests in the Bellagio Hotel and Casino Borrower is loss recourse, rather than full recourse.

The Property. The Bellagio Hotel and Casino Property is a full-service luxury resort and casino property located on the Las Vegas Strip, between The Cosmopolitan and Caesar’s Palace, and across from the Paris Las Vegas Hotel & Casino and Bally’s Las Vegas Hotel & Casino. The Bellagio Hotel and Casino Property covers approximately 77 acres and consists of 3,933 hotel rooms and suites in two hotel towers – the Main Tower and the Spa Tower. The Main Tower offers panoramic views of the Las Vegas Strip and the Fountains of Bellagio. The Bellagio Hotel and Casino Property contains approximately 154,000 square feet of casino space, featuring approximately 1,700 slot machines and 144 gaming tables, approximately 200,000 square feet of event space, 29 food and beverage outlets, an approximately 55,000 square foot spa, five swimming pools, approximately 85,000 square feet of retail space featuring approximately 30 retailers, and a botanical garden. The Bellagio Hotel and Casino Property is also the home to Cirque du Soleil’s “O”, an aquatic, acrobatic theater production that has been in residence at the Bellagio since October 1998. Guestrooms range from one to three bedrooms. Standard room amenities include a flat-panel television, high-speed internet and 24-hour in room dining. The guest bathrooms are finished with porcelain tile flooring and tub/shower surrounds, granite vanity countertops, and wall-mounted lighting fixtures. Additional amenities include access to five outdoor swimming pools with 51 private cabanas, four whirlpools, two wedding chapels, a fitness center, a spa, a salon and barber shop, concierge services, the Fountains of Bellagio, the Bellagio Gallery of Fine Art, the Conservatory and Botanical Gardens, on-site entertainment, retail outlets, a FedEx business center and transportation services.

Approximately $371.9 million (approximately $94,600 per key) has been invested in the Bellagio Hotel and Casino Property since 2010, including approximately $165 million on room renovations (approximately $42,000 per key). In 2011 and 2012 the Bellagio Hotel and Casino Property underwent a $66.6 million renovation on the Main Tower and a $39.7 million renovation on the Spa Tower. ADR increased 2.9% from 2011 to 2012 and an additional 2.8% from 2012 to 2013. In 2014 and 2015 the Bellagio Hotel and Casino Property underwent a $59.1 million renovation on the suites in the Main Tower. Total hotel operating revenue increased to approximately $363.7 million in 2016, representing a 6.3% year over year increase compared to 2015. ADR increased 5.1% year over year and RevPAR increased 5.5% in the same time period. Approximately $12.8 million was spent on the renovation of Sadelle’s and Spago restaurants. Sadelle’s replaced Café Bellagio in December 2018 and Spago opened in June 2018, replacing Todd English Olives.

A-3-78

Annex A-3	Benchmark 2020-B17

Bellagio Hotel and Casino

The Bellagio Hotel and Casino Property was acquired by the Bellagio Hotel and Casino Borrower in a sale-leaseback transaction from Bellagio, LLC (the “Bellagio Tenant”), an indirectly wholly owned subsidiary of MGM Resorts International (“MGM”), which entered into a new 30-year lease, with two 10-year extension options (the “Bellagio Lease”) to operate the Bellagio Hotel and Casino Property. Under the Bellagio Lease, the Bellagio Tenant is required to pay to the Bellagio Hotel and Casino Borrower an initial lease rent of $245.0 million per annum (the “Bellagio Lease Rent”), subject to annual increases of (i) 2.0% for the first 10 years of the lease term, and (ii) thereafter, the greater of 2.0% or the United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average (“CPI”) (capped at 3.0% in years 11-20 and 4.0% thereafter) for the remainder of the initial lease term. MGM (NYSE: MGM, rated Ba3/BB/BB- by Moody’s, Fitch and S&P) guarantees the payment and performance of all monetary obligations and certain other obligations of the Bellagio Tenant under the Bellagio Lease. In connection with the sale-leaseback, the Bellagio Tenant is required under the Bellagio Lease to make capital improvements intended to ensure that the Bellagio Hotel and Casino Property remains competitive with other top tier Las Vegas Strip offerings going forward. For the four year period from 2020 through 2023, under the Bellagio Lease, the Bellagio Tenant is required to spend 5.0% of net revenues (subject to a minimum of $275.0 million total) on capital expenditures, in the aggregate. During each four year period (on a rolling basis) beginning in 2024 through the end of the Bellagio Hotel and Casino Whole Loan term, the Bellagio Tenant is required to spend 3.0% of net revenues on capital expenditures. Under the terms of the Bellagio Lease, the Bellagio Tenant is also required to reserve on a monthly basis 1.5% of net revenues each year to fund capital expenditures (which are made available to the Bellagio Tenant for capital expenditures and FF&E). As of the trailing twelve months ended September 30, 2019, approximately 29.6% of revenues were from gaming, 28.4% from hotel, 24.7% from food & beverage, 9.0% from entertainment and 8.3% from other sources.

The Bellagio Hotel and Casino Property includes a variety of retail tenants, including brands such as Chanel, Tiffany & Co., Gucci, Hermes, Christian Dior, Breguet and Harry Winston. The retail space totals approximately 85,000 square feet and generated approximately $54.6 million in revenue as of December 31, 2018. The Bellagio Tenant is currently budgeting for the addition of a luxury retail store in the Bellagio Hotel and Casino Property lobby. We cannot assure you that this change will occur as expected or at all.

The hotel component of the Bellagio Hotel and Casino Property has maintained an occupancy at or above 92.3% since 2006 with an 11-year average occupancy of 93.4%. As of TTM September 2019, the Bellagio Hotel and Casino Property had an average of 3,933 rooms available with an occupancy of 94.8%, an ADR of $281.69 and a RevPAR of $267.18.

Hotel Performance(1)
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	TTM 2019(2)	11-Year Avg.(3)
Occupancy	95.0%	94.2%	92.5%	93.3%	92.9%	92.3%	93.1%	93.2%	93.5%	92.9%	94.9%	94.8%	93.4%
ADR	$261	$204	$204	$230	$237	$243	$254	$257	$270	$276	$278	$282	$247
RevPAR	$248	$192	$189	$215	$220	$225	$236	$240	$253	$257	$264	$267	$231
Room	$349.9	$271.2	$271.1	$297.3	$311.5	$321.7	$337.6	$342.2	$363.7	$368.1	$378.9	$382.8	$328.5
(1)	The financial information presented in this table is consistent with the manner in which MGM management assesses these results and allocates resources. Accordingly, the results and information presented in this table may differ, in some respects, from how such results and information would be presented in standalone financial statements.

(2)	TTM 2019 is as of September 2019.

(3)	11-Year Avg. excludes TTM September 2019.

The Bellagio Hotel and Casino Property contains approximately 154,000 square feet of casino space, featuring approximately 1,700 slot machines and 144 gaming tables. The casino facilities include table games such as blackjack, craps, roulette, baccarat and poker.

Casino Performance
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	5-Year	11-Year
Slot Units	2,376	2,298	2,250	2,205	2,100	2,118	2,063	1,935	1,873	1,827	1,732	1,886	2,071
Table Units	151	153	154	152	147	146	144	146	145	145	144	145	148
Gaming	$352.75	$306.87	$289.51	$319.11	$298.61	$335.58	$381.50	$369.71	$439.66	$435.93	$422.86	$409.93	$359.28
% Change in	-	-13.0%	-5.7%	10.2%	-6.4%	12.4%	13.7%	-3.1%	18.9%	-0.8%	-3.0%	N/A	N/A
A-3-79

Annex A-3	Benchmark 2020-B17

Bellagio Hotel and Casino

The Market. The Bellagio Hotel and Casino Property is located on the Las Vegas strip in the heart of Las Vegas, Nevada. Visitor volume and airport passenger traffic into the Las Vegas region have more than doubled from 1990 to 2018. In connection with the financial downturn in 2008 and 2009, the Las Vegas Market generally experienced a contraction. During 2010, the market began to rebound and visitation has returned to or near peak levels. 2018 Year-over-Year, Airport Passenger Traffic is up 2.5% and Clark County Gaming Revenues are up 2.7%.

Market Overview(1)
Category	1990	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Visitor Volume (thousands)	20,954	36,351	37,335	38,929	39,727	39,668	41,127	42,312	42,936	42,214	42,117
YoY % Change	NAP	-3.0%	2.7%	4.3%	2.1%	-0.1%	3.7%	2.9%	1.5%	-1.7%	-0.2%
Clark County Gaming Revenues ($mm)	$4,104	$8,838	$8,909	$9,223	$9,400	$9,674	$9,554	$9,618	$9,714	$9,979	$10,250
YoY % Change	NAP	-9.8%	0.8%	3.5%	1.9%	2.9%	-1.2%	0.7%	1.0%	2.7%	2.7%
Hotel / Motel Rooms Inventory	73,730	148,941	148,935	150,161	150,481	150,593	150,544	149,213	149,339	148,896	149,158
YoY % Change	NAP	6.0%	0.0%	0.8%	0.2%	0.1%	0.0%	-0.9%	0.1%	-0.3%	0.2%
Airport Passenger Traffic (thousands)	19,090	40,469	39,757	41,481	41,668	41,857	42,885	45,389	47,435	48,500	49,717
YoY % Change	NAP	-8.2%	-1.8%	4.3%	0.4%	0.5%	2.5%	5.8%	4.5%	2.2%	2.5%
Convention Attendance (thousands)	1,742	4,492	4,473	4,865	4,944	5,107	5,195	5,891	6,311	6,646	6,502
YoY % Change	NAP	-23.9%	-0.4%	8.8%	1.6%	3.3%	1.7%	13.4%	7.1%	5.3%	-2.2%
(1)	Source: Las Vegas Convention and Visitors Authority.

The Las Vegas Strip has traditionally enjoyed high occupancy rates compared to the national average. From 2014 to year to date May 2019, occupancy across the Las Vegas Strip increased from 88.8% to 90.3%. ADR for the Las Vegas Strip increased by approximately 18.3% from $126 in 2014 to $149 for year to date May 2019. Improving trends in ADR have been driven by more properties adding resort fees, improvement in the convention segment, as well as the addition of higher-quality room supply.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set			Bellagio Hotel and Casino Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2018	91.1%	$281.66	$257.01	94.9%	$278.28	$264.19	104.2%	98.8%	102.8%
(1)	Source: Appraisal

The primary competitive set for the Bellagio Hotel and Casino Property comprises five hotels located on the Las Vegas Strip. These properties total 22,840 rooms and include the 4,004 room Aria Resort & Casino, 4,748 room Wynn/Encore Resort and Casino, 7,117 room Venetian/Palazzo Resort and Casino, 2,995 room Cosmopolitan Resort and Casino and 3,976 room Caesar's Palace.

Comparable Properties
Property Name	No. of Rooms	Year Opened	Meeting Space (SF)	Gaming Space (SF)	Estimated 2018 Occ.	Estimated 2018 ADR	Estimated 2018 RevPAR
Bellagio Hotel and Casino Property	3,933	1998	200,000	154,000	94.9%	$278.28	$264.19
Aria Resort & Casino	4,004	2009	500,000	150,000	91.0%	$265.00	$241.15
Wynn/Encore Resort and Casino	4,748	2006/2008	290,000	191,424	90.0%	$300.00	$270.00
Venetian/Palazzo Resort and Casino	7,117	1999/2010	450,000	335,878	91.0%	$295.00	$268.45
Cosmopolitan Resort and Casino	2,995	2010	152,000	68,981	95.0%	$325.00	$308.75
Caesar's Palace	3,976	1966	300,000	124,200	90.0%	$220.00	$198.00

A-3-80

Annex A-3	Benchmark 2020-B17

Bellagio Hotel and Casino

Operating History and Underwritten Net Cash Flow(1)
	2016	2017	2018	TTM(2)	Underwritten	Per Room	% of Total Revenue(3)
Occupancy	93.5%	92.9%	94.9%	94.8%	94.8%
ADR	$270.29	$276.24	$278.28	$281.69	$281.69
RevPAR	$252.78	$256.53	$264.19	$267.18	$267.18

Room Revenue	$363,677,441	$368,058,522	$378,860,233	$382,839,838	$382,839,838	$97,340	28.4%
F&B Revenue	347,665,102	341,830,126	334,447,851	333,149,122	333,149,122	$84,706	24.7%
Gaming	439,662,976	435,933,726	422,862,787	399,769,284	399,769,284	$101,645	29.6%
Entertainment	121,953,371	119,207,719	120,427,525	121,762,603	121,762,603	$30,959	9.0%
Other Revenue(4)	91,179,322	100,540,676	111,236,871	111,541,617	111,541,617	$28,360	8.3%
Total Revenue	$1,364,138,212	$1,365,570,769	$1,367,835,267	$1,349,062,464	$1,349,062,464	$343,011	100.0%
Room Expense	105,289,765	107,330,702	111,385,859	111,344,926	111,344,926	$28,310	29.1%
F&B Expense	266,202,142	258,789,184	257,609,113	256,340,473	256,340,473	$65,177	76.9%
Other Departmental Expenses(4)	335,693,118	322,639,400	332,481,659	330,066,360	330,066,360	$83,922	52.1%
Total Departmental Expenses	$707,185,025	$688,759,286	$701,476,631	$697,751,759	$697,751,759	$177,410	51.7%
Gross Operating Income	$656,953,187	$676,811,483	$666,358,636	$651,310,705	$651,310,705	$165,602	48.3%
Total Undistributed Expenses	128,812,269	127,583,150	128,495,099	128,324,048	128,324,048	$32,628	9.5%
Gross Operating Profit	$528,140,918	$549,228,333	$537,863,537	$522,986,657	$522,986,657	$132,974	38.8%
Management Fee	26,957,472	24,326,134	26,005,109	26,682,737	26,682,737	$6,784	2.0%
Taxes	17,112,907	16,070,971	18,230,324	17,763,857	17,763,857	$4,517	1.3%
Insurance	3,248,444	3,094,994	3,762,062	4,474,748	4,474,748	$1,138	0.3%
Total Fixed Charges	$20,361,351	$19,165,965	$21,992,386	$22,238,605	$22,238,605	$5,654	1.6%
Total Operating Expenses	$883,316,117	$859,834,535	$877,969,225	$874,997,149	$874,997,149	$222,476	64.9%
Net Operating Income	$480,822,095	$505,736,234	$489,866,042	$474,065,315	$474,065,315	$120,535	35.1%
Capital Expenditures	0	0	0	0	20,235,937	$5,145	1.5%
Net Cash Flow	$480,822,095	$505,736,234	$489,866,042	$474,065,315	$453,829,378	$115,390	33.6%
(1)	The information above is presented on a “look through” basis, before rent due under the Bellagio Lease. For so long as the Bellagio Lease is in effect, the Bellagio Hotel and Casino Borrower will be entitled only to the rent due under the Bellagio Lease and not to the underlying rent and other income from the Bellagio Hotel and Casino Property. The initial Bellagio Lease annual rent is $245,000,000, and DSCR and Debt Yield for the Bellagio Hotel and Casino Whole Loan based on such initial annual rent are 2.19x and 8.1% respectively.

(2)	TTM column represents the trailing 12-month period ending September 30, 2019.

(3)	% of Total Revenue for Room Expense, F&B Expense and Other Departmental Expenses are based on their corresponding aggregate revenue line item.

(4)	Other Revenue and Other Departmental Expenses include retail other operations.

Property Management. The Bellagio Hotel and Casino Property is managed by the Bellagio Tenant.

Escrows and Reserves. At loan origination, the borrower was not required to deposit any upfront reserves.

Tax Reserve - For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for real estate taxes are required under the loan documents. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, solely if a Cash Trap Period (as defined below) is in effect, the loan documents provide for ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any taxes paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property.

A-3-81

Annex A-3	Benchmark 2020-B17

Bellagio Hotel and Casino

Insurance Reserve - For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for insurance premiums are required under the loan documents. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, solely if a Cash Trap Period is in effect, the loan documents provide for ongoing monthly reserves for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the insurance policies. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any insurance premiums paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property. In addition, such monthly reserves will not be required so long as (i) no event of default is continuing, and (ii) the insurance coverage for the Bellagio Hotel and Casino Property is included in a blanket policy reasonably acceptable to the lender.

Replacement Reserve - For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for replacements are required under the loan documents. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, the loan documents provide for monthly deposits into a replacement reserve equal to (i) on each payment date during a Cash Trap Period, the Replacement Reserve Monthly Deposit (as defined below) and (ii) if a Cash Trap Period does not exist, on the first payment date of each calendar quarter, an amount equal to the lesser of (x) the positive difference between (A) the aggregate amount of Replacement Reserve Monthly Deposits that would have been funded during the calendar year to date and (B) the sum of the aggregate amount for the calendar year to date of funds expended on replacements, property improvement plan work (“PIP Work”) and brand mandated work and any amounts actually deposited into the replacement reserve, and (y) from and after January 1, 2024, for each four year period commencing on January 1, 2020, the positive difference between (A) (i) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and (ii) 0.5% of all other net revenue (other than non-recurring items), in each case during such four year period and (B) the sum of the aggregate amount expended on replacements, PIP Work and brand mandated work and any amounts actually deposited into the replacement reserve, in each case during such four year period. Notwithstanding the foregoing, the requirement for such reserves will be reduced dollar for dollar by any reserves for replacements, PIP Work or brand mandated work reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property.

“Replacement Reserve Monthly Deposit” means an amount equal to (i) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations for the calendar month that is two calendar months prior to the calendar month in which the applicable deposit to the replacement reserve is to be made and (ii) 0.5% of all other net revenue (other than non-recurring items) for the calendar month that is two calendar months prior to the calendar month in which the applicable deposit to the replacement reserve is to be made.

Lockbox / Cash Management. The Bellagio Hotel and Casino Whole Loan is structured with a hard lockbox solely for payments of rent made to the Bellagio Hotel and Casino Borrower by the Bellagio Tenant under the Bellagio Lease. However, if the Bellagio Hotel and Casino Property is no longer subject to the Bellagio Lease, then (i) if it is subject to a brand management agreement or casino management agreement, rents and cash receipts required to be remitted to the Bellagio Hotel and Casino Borrower pursuant to the brand management agreement and/or casino management agreement (which may be paid initially to the brand manager and/or casino manager or an account maintained by such manager, and from which such manager may have the right to deduct its fees, reserves and other funds), will be required to be remitted to the lockbox account within one business day of the date such amounts would have otherwise been transferred to the Bellagio Hotel and Casino Borrower, and (ii) if no brand management agreement is in effect, the Bellagio Hotel and Casino Borrower will be required to deposit rents from the Bellagio Hotel and Casino Property into the lockbox account no less than twice per week.

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The Bellagio Hotel and Casino Whole Loan is structured with springing cash management. If no Cash Trap Period exists, amounts on deposit in the lockbox account are required to be disbursed to the Bellagio Hotel and Casino Borrower’s operating account. During the continuance of a Cash Trap Period, funds in the lockbox account are required to be deposited into a lender controlled cash management account. During the continuance of a Cash Trap Period, funds in the cash management account are required to be applied (i) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to make deposits into the tax and insurance reserves (if any), as described above under “Escrows and Reserves”, (ii) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to pay hotel taxes and custodial funds (funds collected by the Bellagio Hotel and Casino Borrower on a third party’s behalf that must be paid or remitted to a third party), (iii) to pay debt service on the Bellagio Hotel and Casino Whole Loan, (iv) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to pay operating expenses set forth in the annual budget (which is required to be reasonably approved by the lender during an event of default or DSCR Trigger Period, subject to certain exceptions for life, health and safety matters, or if a brand management agreement and/or casino management agreement is in effect, for items as to which the Bellagio Hotel and Casino Borrower does not have approval rights under such agreement(s)), (v) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to make deposits into the recurring replacements reserve, as described above under “Escrows and Reserves,” and (vi) to pay any remainder into an excess cash flow account, (x) to be held by the lender as additional security for the Bellagio Hotel and Casino Whole Loan during the continuance of the Cash Trap Period (unless the Bellagio Hotel and Casino Borrower has delivered an Excess Cash Flow Guaranty (as defined below), in which event such remainder will be remitted to the Bellagio Hotel and Casino Borrower), or (y) if no Cash Trap Period is continuing, to be disbursed to an account designated by the Bellagio Hotel and Casino Borrower.

Notwithstanding the existence of an event of default under the Bellagio Hotel and Casino Whole Loan, unless a Priority Payment Cessation Event (as defined below) has occurred, the lender is required to apply amounts on deposit in the cash management account to pay taxes, insurance premiums, hotel taxes and custodial funds, and then to pay protective advances, and any amounts remaining after such payments may be applied to any obligations of the Bellagio Hotel and Casino Borrower under the loan documents as the lender may determine in its sole discretion.

“Priority Payment Cessation Event” means (a) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the loan documents relating to all or a material portion of the Bellagio Hotel and Casino Property, and/or (b) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the loan documents.

For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, funds in the excess cash flow reserve are required to be disbursed, at the Bellagio Hotel and Casino Borrower’s request, to pay (i) debt service and/or debt service under any mezzanine loan entered into pursuant to the loan documents, (ii) voluntary prepayment of the (A) Bellagio Hotel and Casino Whole Loan or mandatory prepayment in connection with a casualty or condemnation or (B) voluntary prepayment of any mezzanine loan or mandatory prepayment thereof in connection with a casualty or condemnation (provided such prepayment is made pro rata between the Bellagio Hotel and Casino Whole Loan and any such mezzanine loan), (iii) prepayments to cure a DSCR Trigger, (iv) costs associated with the Bellagio Lease, (v) any fees and costs payable by the Bellagio Hotel and Casino Borrower, including to the lender, subject to and in compliance with the loan documents, including without limitation costs related to a letter of credit or renewal of the required environmental insurance policy, (vi) legal, audit, tax and accounting (including actual costs incurred by BREIT OP (directly or indirectly) and its service providers for back-office accounting and for costs associated with the Bellagio Hotel and Casino Property or Bellagio Hotel and Casino Borrower); provided that excess cash flow may not be used to enforce Bellagio Hotel and Casino Borrower’s rights under the loan documents or defend any enforcement by the lender of its rights under the loan documents, (vii) distributions to maintain the status of BREIT and other affiliated real estate investment trusts (“REITs”) as REITs and avoid imposition of any entity level tax on such REITs, provided such distributions may not exceed 10% of all deposits made into the excess cash flow reserve as of the date of determination, and (viii) other items reasonably approved by the lender. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, in addition to the items described above, funds in the excess cash flow reserve are required to be disbursed, at the request of the Bellagio Hotel and Casino Borrower, among other things listed in accordance with the loan documents, (i) to pay operating expenses (including management fees, franchise fees and other fees, charges or costs, payable to the manager under a casino management agreement or brand management agreement or the franchisor under a franchise agreement), (ii) emergency repairs and/or life safety issues, (iii) capital expenditures, replacements, alterations, PIP Work or brand-mandated work, (iv) hotel taxes and custodial funds, (v) costs incurred in connection with the purchase of any furniture, fixtures and equipment, (vi) costs of restoration in excess of available net proceeds, (vii) costs associated with any ground lease or any other leases, and (viii) payment of shortfalls in required deposits to other reserve accounts.

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For so long as no event of default is continuing, the Bellagio Hotel and Casino Borrower will be permitted to deliver a guaranty of the payment of excess cash flow in a form attached to the loan agreement from BREIT, BREIT OP or another affiliate of the Bellagio Hotel and Casino Borrower which is controlled by BREIT or BREIT OP and satisfies certain net worth requirements (an “Excess Cash Flow Guaranty”) in lieu of depositing excess cash flow into the excess cash flow reserve, provided, that it is a condition to delivery of an Excess Cash Flow Guaranty that (i) if the aggregate obligations under the Excess Cash Flow Guaranty (plus any outstanding amount under any letter of credit delivered under the Bellagio Hotel and Casino Whole Loan if the applicant thereunder is BREIT OP or a subsidiary of BREIT OP that directly or indirectly owns 49% or more of the equity interests in the Bellagio Hotel and Casino Borrower) exceed 15%, a new non-consolidation opinion in respect of the Excess Cash Flow Guaranty reasonably satisfactory to the lender must be delivered and (ii) an enforceability opinion must be delivered. Pursuant to the loan documents, upon the earliest to occur of (i) a monetary event of default, (ii) a Priority Payment Cessation Event, and (iii) the delivery of a deed in lieu of foreclosure, the Bellagio Hotel and Casino Borrower (or guarantor under the Excess Cash Flow Guaranty) is required to remit to the lender an amount equal to the amount of excess cash flow that was disbursed to the Bellagio Hotel and Casino Borrower in lieu of being deposited into the excess cash flow reserve, less the amount that the Bellagio Hotel and Casino Borrower would have been permitted to withdraw from the excess cash flow reserve, as described above, as of such date, which amount will at the lender’s option either be deposited into the excess cash flow reserve or applied as if it had been contained in the excess cash flow reserve.

A “Cash Trap Period” will commence (a) upon the occurrence of an event of default under the loan documents, (b) upon the occurrence of a DSCR Trigger Event (as defined below) or (c) upon the occurrence of a Bellagio Tenant Bankruptcy Event (as defined below), and will terminate upon (x) with respect to clause (a), the cure of such event of default, (y) with respect to clause (b), the termination of such DSCR Trigger Event, or (z) with respect to clause (c), the occurrence of a Bellagio Tenant Bankruptcy Event Cure (as defined below).

A “Bellagio Tenant Bankruptcy Event” will occur if the Bellagio Tenant makes an assignment for the benefit of creditors or if a receiver, liquidator or trustee is appointed for Bellagio Tenant or if Bellagio Tenant is adjudicated a bankrupt or insolvent, or if any bankruptcy action is filed, provided that, if such bankruptcy action was involuntary and not consented to by Bellagio Tenant, upon the same not being discharged, stayed or dismissed within 90 days.

A “Bellagio Tenant Bankruptcy Event Cure” means the occurrence of any of the following events: (i) Bellagio Tenant, as debtor in possession, or a trustee for Bellagio Tenant, has assumed the Bellagio Lease pursuant to the bankruptcy code, and an order authorizing the assumption of the Bellagio Lease has been granted by the applicable court and Bellagio Tenant has satisfied its obligations under the bankruptcy code; or (ii) Bellagio Tenant (or a qualifying replacement tenant) has entered into the Bellagio Lease (or a qualifying replacement lease) in accordance with the terms of the loan documents, provided that, if the initial Bellagio Lease is terminated and not otherwise replaced in accordance with the terms of the loan documents, a Bellagio Tenant Bankruptcy Event Cure will be deemed to have occurred if either (x) the debt service coverage ratio (based on the Adjusted EBITDA (as defined below) and the Bellagio Hotel and Casino Whole Loan debt service) (hereinafter, the “Whole Loan DSCR”) equals or exceeds 2.50x for two consecutive calendar quarters following the occurrence of the related Bellagio Tenant Bankruptcy Event or (y) the Bellagio Hotel and Casino Borrower makes voluntary prepayments in accordance with the terms of the Bellagio Hotel and Casino Whole Loan documents in an amount necessary to achieve a Whole Loan DSCR equal to or greater than 2.50x, in which case such Bellagio Tenant Bankruptcy Event will terminate upon such prepayment.

A “DSCR Trigger Event” will occur if the Whole Loan DSCR is less than 2.50x at the end of two consecutive calendar quarters, and will end if, provided no event of default is continuing under the loan documents, (i) the Whole Loan DSCR is equal to or greater than 2.50x for two consecutive calendar quarters, or (ii) the Bellagio Hotel and Casino Borrower has prepaid the Bellagio Hotel and Casino Whole Loan in accordance with the term of the loan documents in an amount necessary to achieve a Whole Loan DSCR equal to or greater than 2.50x, provided that, in the event that a prepayment under clause (ii) occurs, the DSCR Trigger Event will terminate upon such prepayment.

“Adjusted EBITDA” means EBITDA plus, without duplication, any Bellagio Lease rent reflected in Net Income, and, without duplication, in each case as determined in accordance with the Bellagio Lease and generally accepted accounting principles (“GAAP”) consistently applied using the Existing Accounting Guidelines.

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“EBITDA” means for any test period and with respect to any person or facility (as applicable), the sum of (a) Net Income of such Person or facility for that period, plus or minus the following (without duplication in each case) to the extent reflected in Net Income for that period, plus (b) any extraordinary loss, and, without duplication, any loss associated with the early retirement of indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain, and, without duplication, any gains associated with the early retirement of indebtedness and with any disposition not in the ordinary course of business, plus (d) interest charges of such Person or facility for that period, less (e) interest income of such Person or facility for that period, plus (f) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person or facility for that period excluding gaming taxes (whether or not payable during that period), minus (g) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person or facility for that period excluding gaming taxes (whether or not receivable during that period), plus (h) depreciation, amortization, plus (i) all non-recurring and/or other non-cash expenses which will be limited to third party expenses in connection with an acquisition or disposition of an asset, plus (j) loss on sale or disposal of an asset, and write downs and impairments of an asset, minus (k) all non-recurring and/or other non-cash income in connection with an acquisition or disposition, and gain on sale of an asset, plus (l) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person or facility for that fiscal period which will be limited to costs related directly to the facility’s primary intended use (hospitality, entertainment, gaming and/or pari mutual use, together with ancillary or complementary uses), minus (m) non-cash reversal of an accrual or reserve not recorded in the ordinary course, plus or minus (n) the impact of any foreign currency gains or losses and related swaps, plus (o) all long-term non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights, in each case as determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Existing Accounting Guidelines” means the Bellagio Tenant’s accounting guidelines and policies in effect as of the Bellagio Lease commencement date and which are subject to change to the extent not material or to the extent needed to reflect changes in generally accepted accounting principles.

“Net Income” means, with respect to any fiscal period and with respect to any person, the net income (or net loss) of that person, determined in accordance with the Bellagio Lease and GAAP, consistently applied using the Existing Accounting Guidelines.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Current Mezzanine or Subordinate Indebtedness. The Bellagio Hotel and Casino Subordinate Companion Loans (which are comprised of the Bellagio Hotel and Casino Junior A Notes, which have an aggregate Cut-off Date principal balance of $650,500,000, and the Bellagio Hotel and Casino Junior B Notes, which have an aggregate Cut-off Date principal balance of $683,300,000). The Bellagio Hotel and Casino Junior A Notes accrue interest at the same rate as the Bellagio Hotel and Casino Loan. The Bellagio Hotel and Casino Junior B Notes accrue interest at the rate of 5.3500000% per annum. The Bellagio Hotel and Casino Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the Bellagio Hotel and Casino Senior Notes not included in the Benchmark 2020-B17 trust. The Bellagio Hotel and Casino Loan and the Bellagio Hotel and Casino Senior Notes not included in the Benchmark 2020-B17 trust are generally senior to the Bellagio Hotel and Casino Junior A Notes and the Bellagio Hotel and Casino Junior B Notes, and the Bellagio Hotel and Casino Junior A Notes are generally senior to the Bellagio Hotel and Casino Junior B Notes.

Future Mezzanine or Subordinate Indebtedness Permitted. The Bellagio Hotel and Casino Loan documents provide for a one time right of a parent entity of the Bellagio Hotel and Casino Borrower to obtain a mezzanine loan secured by the direct or indirect equity interests in the Bellagio Hotel and Casino Borrower, provided that certain conditions are satisfied, including but not limited to (i) the principal amount of the mezzanine loan can in no event be greater than an amount equal to the amount which will yield (x) an aggregate loan-to-value ratio that does not exceed 72%, and (y) a Whole Loan DSCR that is not less than 4.24x and (ii) the mezzanine lender enters into an intercreditor agreement reasonably acceptable to the lender and the mezzanine lender. No rating agency confirmation is required for the mezzanine loan, and the mezzanine loan is not required to be co-terminous with the Bellagio Hotel and Casino Whole Loan. The mezzanine loan documents may permit voluntary prepayment of the mezzanine loan without corresponding prepayment of the Bellagio Hotel and Casino Whole Loan (except that prepayments of the mezzanine loan to cure a DSCR Trigger Event or prepayments from the excess cash flow reserve must be made concurrently with a pro rata prepayment of the Bellagio Hotel and Casino Whole Loan). In addition, the mezzanine loan documents may permit that, provided no event of default is continuing under the Bellagio Hotel and Casino Whole Loan, the mezzanine borrower may prepay the mezzanine loan at a discount pursuant to negotiated transactions with only the mezzanine lender.

Partial Release. None.

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Ground Lease. A portion of the Bellagio Hotel and Casino Property, consisting of approximately 0.84 acres located at the southeast corner of the Bellagio Hotel and Casino Property, which currently houses the Bellagio’s marquee sign and a portion of the walkway leading from the sidewalk on Las Vegas Boulevard to the main entrance to the hotel, is ground leased pursuant to a ground lease from MKB Company (the “MKB Ground Lease”). The initial term of the MKB Ground Lease expires on April 27, 2033. The Bellagio Hotel and Casino Borrower, as ground lessee, has two renewal options of 20 years each, so long as the Bellagio Hotel and Casino Borrower provides at least one year prior written notice to the ground lessor and is not in default under the MKB Ground Lease both as of the date it exercises its option and on the date of commencement of the option term. The initial annual ground rent was $225,000 beginning in April 1995 and has adjusted on an annual basis based on the Consumer Price Index since that time, plus an additional $75,000 increase in annual ground rent that occurred in April 2014. The current annual ground rent for the MKB Ground Lease is $503,702.77. The ground rent is subject to annual increase (including during the extension terms) based on a formula based on the Consumer Price Index. The MKB Ground Lease lacks certain customary lender protections. See the exceptions to representations and warranties set forth in the Preliminary Prospectus.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$35,800,000	Title:	Fee
Cut-off Date Principal Balance(1):	$35,800,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	3.8%	Net Rentable Area (SF)(2):	583,982
Loan Purpose:	Acquisition	Location:	Downers Grove, IL
Borrower:	KORE 3500 Lacey Owner, LLC	Year Built / Renovated:	1992 / 2014-2018
Loan Sponsor:	Jack Kim	Occupancy(2):	92.8%
Interest Rate:	4.35000%	Occupancy Date:	9/1/2019
Note Date:	11/26/2019	Number of Tenants:	14
Maturity Date:	12/1/2029	2016 NOI:	$7,962,582
Interest-only Period:	120 months	2017 NOI:	$9,724,208
Original Term:	120 months	2018 NOI:	$9,932,818
Original Amortization:	None	TTM NOI (as of 8/2019):	$9,838,753
Amortization Type:	Interest Only	UW Economic Occupancy:	92.5%
Call Protection:	L(25),Grtr1%orYM(91),O(4)	UW Revenues:	$16,083,340
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$6,638,162
Additional Debt(1):	Yes	UW NOI:	$9,445,178
Additional Debt Balance(1):	$50,000,000	UW NCF:	$8,773,598
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$129,000,000 / $221
		Appraisal Date:	9/3/2019

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$147
Taxes:	$437,987	$109,497	N/A	Maturity Date Loan / SF:	$147
Insurance:	$15,884	$15,884	N/A	Cut-off Date LTV:	66.5%
Replacement Reserves:	$7,300	$7,300	N/A	Maturity Date LTV:	66.5%
TI/LC:	$48,665	$48,665	$2,336,000	UW NCF DSCR:	2.32x
Outstanding Free Rent:	$1,763,787	$0	N/A	UW NOI Debt Yield:	11.0%
Outstanding TI/LC:	$387,266	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$85,800,000	64.7%	Purchase Price	$128,500,000	96.9%
Preferred Equity	33,000,000	24.9%	Upfront Reserves	2,660,889	2.0%
Sponsor Equity	13,754,090	10.4%	Closing Costs	1,393,201	1.1%
Total Sources	$132,554,090	100.0%	Total Uses	$132,554,090	100.0%
(1)	The 3500 Lacey loan is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $85.8 million. Financial Information presented in the chart above reflects the Cut-off Date balance of the $85.8 million 3500 Lacey Whole Loan (as defined below).

(2)	Fresenius has a right to terminate its lease effective as of December 2020 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $2,340,159. Fresenius has requested a lease amendment, pursuant to which Fresenius would be permitted to terminate its lease with respect to approximately 22,356 square feet of its 44,308 square feet space effective as of December 2020, with the payment of a termination fee of approximately $1,340,000. 22,356 square feet has been underwritten as vacant.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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The Loan. The 3500 Lacey loan is part of a whole loan evidenced by two pari passu promissory notes, each as described below, with an aggregate original balance of $85.8 million (the “3500 Lacey Whole Loan”), secured by a first mortgage lien on the borrower’s fee interest in a 583,982 square foot Class A LEED Silver trophy office building located in Downers Grove, Illinois. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of $35.8 million, will be included in the Benchmark 2020-B17 trust. The controlling Note A-1 has been included in the Benchmark 2020-B16 securitization. The relationship between the holders of the 3500 Lacey Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The 3500 Lacey Whole Loan has a 10-year term and is interest-only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2020-B16	Yes
A-2	$35,800,000	$35,800,000	Benchmark 2020-B17	No
Total	$85,800,000	$85,800,000

The Borrower. The borrower is KORE 3500 Lacey Owner, LLC, a Delaware limited liability company and a single purpose entity with two independent managers in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 3500 Lacey Whole Loan.

The Loan Sponsor. The loan sponsor and non-recourse guarantor of the 3500 Lacey Whole Loan is Jack Kim. The borrower is indirectly owned and controlled by Jack Kim, who is the founder of KORE Investments (“KORE”). KORE is a Denver-based real estate company specializing in acquisitions, development, asset management and property management for office, industrial, retail and multifamily properties. Founded in 2003, KORE has accumulated commercial real estate in various states across the United States. Notable acquisitions include the $115.2 million, 242,000 square foot Denver Tech Center building that houses Re/Max’s headquarters, the $11.8 million Harmswood Office Center in Chicago and the $10.8 million, 91,000 square foot Republic Park I office building in Greenwood Village, Colorado.

The Property. The 3500 Lacey Property is a 583,982 square foot Class A, LEED Silver office building in Downers Grove, Illinois, a suburb of Chicago. The 3500 Lacey Property is comprised of 13 stories of office space adjacent to a six-level structured parking deck with 1,642 spaces along with 163 additional surface parking spaces located on the perimeter of the building, bringing the total number of parking spaces to 1,805, resulting in a parking ratio of approximately 3.1 spaces per 1,000 square foot of net rentable area.

The 3500 Lacey Property was built in 1992 as a build to suit headquarters for Spiegel Corporation and was previously the headquarters for Sara Lee Corp. According to the previous owner of the 3500 Lacey Property, Sara Lee Corp occupied approximately 80% of net rentable area and vacated in 2012. Two years after Sara Lee Corp’s full departure, the 3500 Lacey Property was approximately 86% occupied with new tenants. Since 2014, the 3500 Lacey Property has undergone an approximately $7.4 million renovation in order to reposition it as a best-in-class multi-tenant building. Renovations to the 3500 Lacey Property included lobby renovations, elevator modernization, conference center, restrooms, updated signage and building mechanical systems. The 3500 Lacey Property was awarded an Energy Star label in 2008, 2009, 2010 and 2012 for its operating efficiency, and LEED Silver Certification. Amenities at the 3500 Lacey Property include a full-service cafeteria, 11,208 square feet of newly renovated conference facilities, the 9,500 square foot Esplanade Lakes Ballroom and event space, fitness center, covered parking garage with electric car charging stations, car wash and rush hour shuttle service to the local Metra station.

As of September 1, 2019, the 3500 Lacey Property was 92.8% leased to 14 distinct tenants operating in a variety of industries including financial services, insurance, automotive, technology and real estate. The 3500 Lacey Property tenants have a weighted average underwritten rent of $19.34 per square foot and a remaining lease term of approximately 7.1 years. Additionally, 58.9% of net rentable area and 65.0% of underwritten rent is attributable to corporate headquarters for four tenants: HAVI Global Solutions, Glanbia, Cooper’s Hawk, and CompTIA. The 3500 Lacey Property is part of the Esplanade at Locust Point corporate campus, a 1.6 million square foot, 100-acre master development that features multiple parks, ponds and roadways. Campus amenities include the DoubleTree Esplanade Lakes; Bright Horizon Daycare, a nationally recognized child care center; The Esplanade Fitness Center, a full-service health club; and rush hour shuttle service connecting Metra BNSF Line Belmont Station, the 3500 Lacey Property, and the greater campus.

The largest tenant, HAVI Global Solutions (“HAVI”) (158,612 square feet; 27.2% of net rentable area; 31.7% of underwritten base rent) is a privately owned global company that focuses on innovating, optimizing, and managing the supply chains of leading brands. Established in 1974, HAVI began by providing the supply chain needs for a Fortune 100 restaurant, and since then, the company has grown to serve an international client base with several lines of business which include marketing dynamics, supply chain management, packing and logistics. The 3500 Lacey Property has been HAVI’s global headquarters since 2013. HAVI employs over 10,000 individuals in more than 100 countries. HAVI Global Solutions executed its lease at the 3500 Lacey Property in May 2013, expanded its space in March 2014 and currently has space on floors three through six. HAVI has a lease expiration date of April 2025 with a termination option that is effective in August 2022, which requires the payment of an estimated termination fee of $5,236,299.

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3500 Lacey

The second largest tenant, Glanbia (95,489 square feet; 16.4% of net rentable area; 17.7% of underwritten base rent) is a global nutrition group headquartered at the 3500 Lacey Property with shares listed on the Irish and London Stock Exchanges. Glanbia is a global firm aimed at providing better nutrition for individuals around the world. Glanbia has eight premium brands such as Gold Standard protein, Optimum Nutrition, IsoPure, and Nutramino health and wellness products. Glanbia has primarily focused on dairy ingredients that supplement these brands; however, the company is also a leading manufacturer of cheddar cheese in the United States. Employing 6,600 people across 32 countries, Glanbia has experienced double-digit growth for the past eight consecutive years. In addition to a food laboratory on the ground floor, the 3500 Lacey Property houses Glanbia’s corporate staff. Glanbia originally executed its lease at the 3500 Lacey Property in March 2015 and currently occupies floors 11 and 12. Glanbia has a lease expiration date of February 2030 with a termination option that is effective in February 2026, which requires the payment of an estimated termination fee of $4,101,067.

The third largest tenant, Invesco (89,222 square feet; 15.3% of net rentable area; 20.2% of underwritten base rent) is an investment management firm offering investment strategies through a diverse set of vehicles across major equity, fixed-income, and alternative asset classes. Formerly known as Invesco PowerShares, the company has been based in the western suburbs of Chicago since its creation in 2002. Invesco Advisors, Inc. currently has more than $1,200 billion in assets under management, recorded approximately $3.8 billion in net revenues in 2018, and employs more than 8,000 individuals. Invesco Ltd., the parent company, has earned a Moody’s credit rating of A2, a S&P rating of BBB+ and a Fitch rating of A-. Invesco executed its lease at the 3500 Lacey Property in May 2013 and currently occupies floors seven and eight. Invesco has a lease expiration date of April 2025 with a termination option that is effective in May 2021, which requires the payment of an estimated termination fee of $3,789,544.

The 3500 Lacey Property is located in Downers Grove, DuPage County, Illinois, approximately 22 miles west of Chicago’s central business district and is part of the Suburban Chicago office market. The boundaries of the 3500 Lacey Property’s immediate area are Butterfield Road to the north, Warrenville Road and Ogden Avenue to the south, Interstate 355 to the east, and State Route 53 to the west, offering its tenants access to local demand drivers. According to the appraisal, Chicago is a major Great Lakes port and is considered the commercial, financial, industrial, and cultural center of the Midwest. The 3500 Lacey Property is part of the Chicago- Naperville-Elgin IL-IN-WI core based statistical area, in which the top four employers are Advocate Health Care System, Northwestern Memorial HealthCare, University of Chicago and JPMorgan Chase & Co. According to the appraisal, the estimated 2018 population within a one-, three- and five-mile radius of the 3500 Lacey Property is 4,064, 80,104 and 269,441, respectively. Additionally, according to the appraisal, over the same period, the average household income within a one-, three- and five-mile radius was $135,882, $118,742 and $123,340, respectively.

The 3500 Lacey Property is located within the Eastern East/West Corridor office submarket, within the Suburban Chicago office market. As of the second quarter of 2019, the Eastern East/West Corridor submarket included nearly 21.6 million square feet of office space comprising approximately 21.5% of the Chicago non-central business district office market with a total vacancy rate of 19.8%. The 3500 Lacey Property is located adjacent to the convergence of I-355 and I-88 and the nearby Butterfield and I-355 interchange. The submarket benefits from its geographically central location, highway access, proximity to O’Hare International Airport, and close proximity to upper income communities in DuPage County. As of the second quarter of 2019, the Eastern East/West Corridor had an average direct asking rent of $23.72 per square foot.

The appraisal identified 12 competitive office rent comparables located in the immediate market area. The comparable properties were built between 1980 and 2008 and range in size between 164,000 square feet to 656,301 square feet. NNN rents range from $19.00 to $25.00 per square foot, with a survey average of approximately $20.36 per square foot. The appraisal’s concluded office market rent for the 3500 Lacey Property is $18.80 per square foot, which is approximately 3.7% lower than the 3500 Lacey Property’s weighted average underwritten rent of $19.34 per square foot.

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)
87.2%	93.6%	95.1%	92.8%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of September 1, 2019.

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3500 Lacey

Tenant Summary(1)
Tenant(2)	Ratings Moody’s/S&P/Fitch(3)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration
HAVI Global Solutions(4)	NR / NR / NR	158,612	27.2%	$20.97	31.7%	4/30/2025
Glanbia(5)	NR / NR / NR	95,489	16.4%	$19.46	17.7%	2/28/2030
Invesco(6)	A2 / BBB+ / A-	89,222	15.3%	$23.70	20.2%	4/30/2025
Coopers Hawk	NR / NR / NR	45,091	7.7%	$20.75	8.9%	4/30/2030
CompTIA(7)	NR / NR / NR	44,829	7.7%	$15.46	6.6%	12/31/2028
HP/AG Esplanade Lakes(8)	NR / NR / NR	26,262	4.5%	$2.91	0.7%	12/31/2023
Fresenius(9)	Baa3 / BBB / BBB-	21,952	3.8%	$23.57	4.9%	11/30/2026
KIA Motors(10)	Baa1 / BBB+ / BBB+	15,410	2.6%	$21.91	3.2%	5/31/2027
Logicalis	NR / NR / NR	11,659	2.0%	$20.59	2.3%	9/30/2026
Duravant	NR / NR / NR	7,288	1.2%	$21.45	1.5%	12/31/2023
Total Major Tenants		515,814	88.3%	$19.88	97.9%
Other Occupied(11)		25,998	4.5%	$8.66	2.1%
Total Occupied(12)		541,812	92.8%	$19.34	100.0%
Vacant		42,170	7.2%
Total / Wtd. Avg.		583,982	100.0%
(1)	Based on the underwritten rent roll dated September 1, 2019 inclusive of rent steps through November 2020.

(2)	All tenants operate under a NNN structure with the exception of the Esplanade Lakes ballroom/event space tenant.

(3)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent guarantees the lease.

(4)	HAVI Global Solutions has a one-time right to terminate its lease effective as of August 2022 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $5,236,299. In addition, HAVI Global Solutions has subleased (a) 17,696 square feet to Hearthside Food Solutions, LLC at a base rent of $23.40 per square foot and (b) 22,132 square feet to Donnelley Financial, LLC at a base rent of $22.20 per square foot. Both subleases are coterminous with the underlying lease to HAVI Global Solutions, which expires in April 2025.

(5)	Glanbia has a right to terminate its lease effective as of February 2026 with no less than 6 months’ prior notice and the payment of an estimated termination fee of $4,101,067.

(6)	Invesco has a right to terminate its lease effective as of May 2021 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $3,789,544.

(7)	CompTIA has a right to terminate its lease effective as of December 2026 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $971,316.

(8)	HP/AG Esplanade Lakes is a café at the 3500 Lacey Property.

(9)	Fresenius has a right to terminate its lease effective as of December 2020 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $2,340,159. Fresenius has requested a lease amendment, pursuant to which Fresenius would be permitted to terminate its lease with respect to approximately 22,356 square feet of its 44,308 square feet space effective as of December 2020, with the payment of a termination fee of approximately $1,340,000. 22,356 square feet has been underwritten as vacant.

(10)	KIA Motors has a right to terminate its lease effective as of June 2024 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $650,895.

(11)	Other Occupied Net Rentable Area (SF) is inclusive of 14,909 square feet associated with management and associated amenity spaces, including the conference center, the management office, a kitchen and vending machine space which have no attributable underwritten base rent.

(12)	Base Rent PSF does not include 14,909 square feet of amenity space with no underwritten base rent.

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3500 Lacey

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	42,170	7.2%	NAP	NAP	42,170	7.2%	NAP	NAP
2020 & MTM	0	0	0.0%	$0	0.0%	42,170	7.2%	$0	0.0%
2021	1	1,853	0.3%	38,666	0.4%	44,023	7.5%	$38,666	0.4%
2022	0	0	0.0%	0	0.0%	44,023	7.5%	$38,666	0.4%
2023	3	35,950	6.2%	277,465	2.6%	79,973	13.7%	$316,131	3.0%
2024	1	4,504	0.8%	91,247	0.9%	84,477	14.5%	$407,379	3.9%
2025	3	250,166	42.8%	5,490,389	52.4%	334,643	57.3%	$5,897,767	56.3%
2026(4)	2	33,611	5.8%	757,445	7.2%	368,254	63.1%	$6,655,213	63.5%
2027	1	15,410	2.6%	337,635	3.2%	383,664	65.7%	$6,992,847	66.7%
2028	1	44,829	7.7%	693,087	6.6%	428,493	73.4%	$7,685,935	73.3%
2029	0	0	0.0%	0	0.0%	428,493	73.4%	$7,685,935	73.3%
2030	2	140,580	24.1%	2,794,185	26.7%	569,073	97.4%	$10,480,120	100.0%
2031 & Beyond(5)	4	14,909	2.6%	0	0.0%	583,982	100.0%	$10,480,120	100.0%
Total	18	583,982	100.0%	$10,480,120	100.0%
(1)	Based on the underwritten rent roll dated September 1, 2019 inclusive of rent steps through November 2020.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Base Rent Expiring and % of Base Rent Expiring reflect the following: (a) in-place leases based on the September 2019 rent roll, (b) contractual rent steps of $212,767 through November 1, 2020, and (c) straight-lined rental income of $244,430 for investment grade rated tenants including Invesco, Fresenius and KIA Motors.

(4)	Fresenius has a right to terminate its lease effective as of December 2020 with no less than 12 months’ prior notice and the payment of an estimated termination fee of $2,340,159. Fresenius has requested a lease amendment, pursuant to which Fresenius would be permitted to terminate its lease with respect to approximately 22,356 square feet of its 44,308 square feet space effective as of December 2020, with the payment of a termination fee of approximately $1,340,000. 22,356 square feet has been underwritten as vacant.

(5)	2031 & Beyond is inclusive of 14,909 square feet associated with management and associated amenity spaces, including the conference center, the management office, a kitchen and vending machine space with no attributable underwritten base rent.

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Base Rent(3)	$9,702,071	$10,220,404	$10,204,086	$10,392,644	$10,480,120	$17.95	60.8%
Vacant Income	0	0	0	0	713,506	1.22	4.1%
Gross Potential Rent	$9,702,071	$10,220,404	$10,204,086	$10,392,644	$11,193,626	$19.17	64.9%
Total Reimbursements(4)	5,474,200	6,125,736	6,393,020	6,424,783	6,043,890	10.35	35.1%
Net Rental Income	$15,176,271	$16,346,140	$16,597,106	$16,817,427	$17,237,516	$29.52	100.0%
(Vacancy / Credit Loss)	(1,277,960)	(520,950)	(238,696)	(563,591)	(1,292,814)	(2.21)	(7.5)%
Other Income	243,010	291,623	373,357	417,117	138,638	0.24	0.8%
Effective Gross Income	$14,141,321	$16,116,813	$16,731,767	$16,670,953	$16,083,340	$27.54	93.3%
Total Expenses(4)	$6,178,739	$6,392,605	$6,798,949	$6,832,200	$6,638,162	$11.37	41.3%
Net Operating Income	$7,962,582	$9,724,208	$9,932,818	$9,838,753	$9,445,178	$16.17	58.7%
TI/LC	0	0	0	0	583,982	1.00	3.6%
Capital Expenditures	0	0	0	0	87,597	0.15	0.5%
Net Cash Flow	$7,962,582	$9,724,208	$9,932,818	$9,838,753	$8,773,598	$15.02	54.6%
(1)	TTM represents the trailing 12-month period ending August 31, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Base Rent reflects the following: (a) in-place leases based on the September 1, 2019 rent roll, (b) contractual rent steps of $212,767 through November 1, 2020 and (c) straight-lined rental income of $244,430 for investment grade rated tenants including Invesco, Fresenius and KIA Motors.

(4)	All tenants operate under a NNN Structure with the exception of the Esplanade Lakes Ballroom/event space tenant.

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3500 Lacey

Property Management. The 3500 Lacey Property is managed by Kore Management, LLC, a Colorado limited liability company and an affiliate of the loan sponsor, and Jones Lang LaSalle Americas (Illinois), L.P., a Illinois limited partnership.

Initial and Ongoing Reserves. At loan origination, the borrower deposited (i) approximately $1,763,787 into an outstanding free rent reserve in connection with three leases, (ii) approximately $437,987 into a real estate tax reserve, (iii) approximately $387,266 into outstanding TI/LC reserve in connection with two leases, (iv) approximately $15,884 into an insurance reserve, (v) approximately $48,665 into a rollover reserve and (vi) $7,300 into a replacement reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the estimated annual real estate taxes, which currently equates to approximately $109,497 per month (approximately $2.28 PSF).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of estimated insurance premiums, which currently equates to approximately $15,884 per month (approximately $0.36 PSF). In the event the borrower obtains and maintains a blanket insurance policy acceptable to the lender and no event of default has occurred and is continuing, the requirement for monthly deposits into the insurance reserve will be waived.

TI/LC Reserve – The borrower is required to deposit into the TI/LC reserve, on a monthly basis, approximately $48,665 (approximately $0.96 PSF), subject to a cap of approximately $2,336,000.

Replacement Reserve – The borrower is required to deposit into the replacement reserve, on a monthly basis, approximately $7,300 (approximately $0.12 PSF).

Lockbox / Cash Management. The 3500 Lacey Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lender controlled lockbox account. So long as no Cash Sweep Event (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred within three business days to or at the direction of the borrower. All funds on deposit in the cash management account, following the occurrence and during the continuance of a Cash Sweep Event, following payment of taxes and insurance, debt service, required reserves and operating expenses, are required to be deposited into the excess cash flow reserve, to be held and disbursed in accordance with the terms of the loan documents. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence and continuance of (i) an event of default, (ii) any bankruptcy action of the borrower or property manager, (iii) a DSCR Trigger Event (as defined below) or (iv) a Significant Tenant Trigger (as defined below) or (v) a Significant Tenant Termination Trigger (as defined below).

A Cash Sweep Event may be cured upon the following: (a) if caused solely by the occurrence of a DSCR Trigger Event, the achievement of a debt service coverage ratio of 1.80x or greater for two consecutive quarters based upon the trailing six-month period immediately preceding the date of determination, (b) if caused solely by an event of default, the acceptance by the lender of a cure of such event of default, or (c) if the caused solely by a bankruptcy action of the property manager, if the borrower replaces the property manager with a property manager under a replacement management agreement, each approved by the lender in accordance with the loan documents, within 60 days or such bankruptcy action is dismissed within 60 days without any material adverse consequences to the 3500 Lacey Whole Loan, the 3500 Lacey Property or the operation thereof; (d) if caused by a Significant Tenant Trigger, the occurrence of a Significant Tenant Trigger Cure or (e) if caused by a Significant Tenant Termination Trigger (as defined below), the occurrence of a Significant Tenant Termination Trigger Cure (as defined below); provided that (i) no event of default has occurred and is continuing, and (ii) the borrower has paid all of the lender’s reasonable out-of-pocket expenses incurred in connection with such Cash Sweep Event Cure, and (iii) in no event will the borrower have the right to cure a Cash Sweep Event occurring by reason of any bankruptcy action of the borrower.

A “DSCR Trigger Event” means the debt service coverage ratio of the 3500 Lacey Whole Loan (as calculated in accordance with the loan documents) based on the trailing six-month period immediately preceding the date of determination is less than 1.75x.

A “Significant Tenant Termination Trigger” means that HAVI Global Solutions (i) does not renew its lease on or prior to the date that is 12 months prior to the expiration dates of its lease or (ii) otherwise gives notice of its intention to terminate or not to renew its lease.

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A “Significant Tenant Termination Trigger Cure” means the date (i) upon which HAVI Global Solutions renews its lease for a rental amount of not less than 95% of the rent provided in its lease and for period of not less than three years or, (ii) on which the lender has received evidence that the borrower has entered into a replacement lease with a replacement tenant, each acceptable to the lender, such replacement tenant has taken occupancy (a “Re-tenanting Event”), and all current landlord obligations under such replacement lease have been performed, and a replacement lease or leases (A) demise individually or in the aggregate at least 95% of the premises covered by HAVI Global Solutions’ lease, (B) have an initial term of not less than five years, and (C) provide for a rental amount of not less than 95% of the rent under HAVI Global Solutions’ lease.

A “Significant Tenant Trigger” means that HAVI Global Solutions (i) vacates, surrenders, or ceases to conduct its normal business operations at substantially all of its demised premises, terminates or cancels its lease or otherwise “goes dark” or (ii) becomes insolvent or a debtor in any bankruptcy action.

A “Significant Tenant Trigger Cure” means the date on which (i) a Re-tenanting Event has occurred or (ii) the borrower delivers to the lender cash collateral or an acceptable letter of credit in an amount acceptable to the lender in its sole discretion, or (iii) the bankruptcy action that caused the Significant Tenant Trigger is dismissed without any material adverse consequences to the 3500 Lacey Whole Loan or the 3500 Lacey Property and HAVI Global Solutions has affirmed its lease pursuant to a final non-appealable order of a court of competent jurisdiction in each case as determined by the lender in its reasonable discretion.

Preferred Equity. MEPT 3500 Lacey Road, LLC (the “3500 Lacey PE Member”), a core, open-end private equity real estate fund advised by BentallGreenOak, which owned the 3500 Lacey Property since 2003 and sold it to the borrower, is a member of the sole member of the borrower (the “3500 Lacey JV”). 3500 Lacey PE Member has made a preferred equity contribution in the amount of $33,000,000 to 3500 Lacey JV. Under the related limited liability company agreement (the “3500 Lacey LLC Agreement”) between the 3500 Lacey PE Member and the 3500 Lacey JV’s managing member, which is managed by Kore Investments LLC, the sole managing member owned by the non-recourse carveout guarantor of the 3500 Lacey Whole Loan (the “3500 Lacey Managing Member”), the 3500 Lacey PE Member is entitled to: (a) a quarterly preferred return payment from the net cash flow from operation of the 3500 Lacey Property (after payment of all operating expenses of the 3500 Lacey JV and of the 3500 Lacey Property) in an amount equal to 10.0% per annum for the first 36 months from the effective date of the 3500 Lacey LLC Agreement and 12.0% per annum thereafter (the “Preferred Return”); and (b) in the event of any sale, disposition, financing, refinancing, casualty or condemnation with respect to the 3500 Lacey Property (each such event, a “3500 Lacey Capital Event”), the net proceeds resulting from such 3500 Lacey Capital Event (after payment of all expenses related to the capital event) in an amount equal to any unpaid Preferred Return and the amount of unreturned Preferred Equity Contribution. Except as described above, 3500 Lacey PE Member is not entitled to the return of any of its capital contributions or the Preferred Return, and any unrepaid capital contributions or Preferred Return will not be a liability of 3500 Lacey JV. Please see “Description of the Mortgage Pool—Additional Indebtedness—Preferred Equity” in the Preliminary Prospectus for additional information.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Kings Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee / Leasehold
		Property Type – Subtype:	Retail – Super Regional Mall
Original Principal Balance(2):	$32,000,000	Net Rentable Area (SF):	811,797
Cut-off Date Principal Balance(2):	$32,000,000	Location:	Brooklyn, NY
% of Pool by IPB:	3.4%	Year Built / Renovated:	1969 / 2018
Loan Purpose:	Refinance	Occupancy(5):	96.7%
Borrowers:	Brooklyn Kings Plaza LLC;	Occupancy Date:	10/31/2019
	Kings Plaza Ground Lease LLC	Number of Tenants:	104
Loan Sponsor:	The Macerich Partnership, L.P.	2016 NOI:	$42,598,711
Interest Rate:	3.35880%	2017 NOI:	$39,436,748
Note Date:	12/3/2019	2018 NOI:	$42,088,187
Maturity Date:	1/1/2030	TTM NOI (as of 9/2019)(6):	$47,457,344
Interest-only Period:	120 months	UW Economic Occupancy:	95.0%
Original Term:	120 months	UW Revenues:	$81,045,187
Original Amortization:	None	UW Expenses:	$29,004,262
Amortization Type:	Interest Only	UW NOI(5)(6):	$52,040,925
Call Protection(2):	L(26),Grtr1%orYM(89),O(5)	UW NCF:	$50,905,970
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$900,000,000 / $1,109
Additional Debt(2)(4):	Yes	Appraisal Date:	10/17/2019
Additional Debt Balance(2)(4):	$455,000,000 / $53,000,000
Additional Debt Type(2)(4):	Pari Passu / Mezzanine Debt

Escrows and Reserves(7)				Financial Information(2)(8)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$600	$665
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$600	$600
Replacement Reserves:	$0	Springing	(8)	Cut-off Date LTV:	54.1%	60.0%
TI/LC:	$0	Springing	(8)	Maturity Date LTV:	54.1%	54.1%
Ground Rent:	$0	Springing	N/A	UW NCF DSCR:	3.07x	1.73x
				UW NOI Debt Yield:	10.7%	9.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$487,000,000	90.2%	Loan Payoff	$428,649,060	79.4%
Mezzanine Loan	53,000,000	9.8	Return of Equity	105,237,541	19.5%
			Closing Costs	6,113,399	1.1_
Total Sources	$540,000,000	100.0%	Total Uses	$540,000,000	100.0%

(1)	The Kings Plaza Whole Loan (as defined below) was co-originated by JP Morgan Chase Bank, National Association (“JPMCB”), Wells Fargo Bank, National Association (“WF”) and Société Générale Financial Corporation (“SGFC”).

(2)	The Kings Plaza Loan (as defined below) consists of the non-controlling Note A-1-1-A and is part of a whole loan evidenced by 13 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $487.0 million. Whole Loan Financial information presented in the chart above reflects the aggregate Cut-off Date balance of the $487.0 million Kings Plaza Whole Loan.

(3)	The lockout period will be at least 26 payments beginning with February 1, 2020. The borrowers haves the option to prepay in full, together with an amount equal to the greater of yield maintenance or 1.0% of the outstanding principal balance of the Kings Plaza Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) February 1, 2023. The lockout period of 26 payments is based on the expected Benchmark 2020-B17 transaction closing date occurring in March 2020. The actual lockout period may be longer.

(4)	See “Current Mezzanine or Secured Subordinate Indebtedness” below.

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(5)	Though currently in occupancy and paying rent, Forever 21 has been underwritten as vacant. Forever 21 has been in occupancy at the Kings Plaza Property (as defined below) since 2010 pursuant to a lease that expired in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. Forever 21 and the borrower are currently negotiating a three-year renewal with the tenant, which is pending court approval.

(6)	The increase in UW NOI from TTM NOI is primarily attributable to (i) rent steps taken 12 months out until February 1, 2021 (based on the Kings Plaza Whole Loan’s securitization in February 2020) and straight-lined rents for investment grade-rated tenants and (ii) projected increases in power plant revenue as this component of the property stabilizes.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(8)	The Kings Plaza Mezzanine Loan (as defined below) is interest only for the first five years of the loan term then fully amortizing based on a five-year schedule. Total Debt Financial Information is based on the first 12 month period during the amortization period of the Kings Plaza Mezzanine Loan.

The Loan. The Kings Plaza mortgage loan (the “Kings Plaza Loan”) is part of a whole loan that has an aggregate outstanding principal balance as of the Cut-off Date of $487.0 million (the “Kings Plaza Whole Loan”), which is secured by a first mortgage lien on the borrowers’ fee simple and leasehold interests in an 811,797 square foot super regional mall located in Brooklyn, New York (the “Kings Plaza Property”). The Kings Plaza Whole Loan is comprised of 13 pari passu notes with an aggregate original principal balance as of the Cut-off Date of $487.0 million, of which the controlling Note A-1-1-A, with an outstanding principal balance as of the Cut-off Date of $32.0 million, is being contributed to the Benchmark 2020-B17 trust and will constitute the Kings Plaza Loan. The remaining notes have been, or are expected to be contributed to one or more securitization trusts. The Kings Plaza Whole Loan has a 10-year interest-only term and accrues interest at a fixed annual rate equal to 3.35880% per annum. The Kings Plaza Whole Loan proceeds and the Kings Plaza Mezzanine Loan, were used to refinance the existing debt, pay closing costs and return equity to the borrowers. The relationship between the holders of the Kings Plaza Whole Loan is governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1-A	$32,000,000	$32,000,000	Benchmark 2020-B17	Yes
Note A-1-1-B	$34,108,108	$34,108,108	JPMCB	No
Note A-1-2	$50,000,000	$50,000,000	Benchmark 2020-B16	No
Note A-1-3, A-1-4	$55,000,000	$55,000,000	Benchmark 2020-IG1(1)	No
Note A-2-1	$60,000,000	$60,000,000	BBCMS 2020-C6	No
Note A-2-2, A-2-3, A-2-4	$97,945,946	$97,945,946	SGFC	No
Note A-3-1, A-3-4	$75,000,000	$75,000,000	BANK 2020-BNK25	No
Note A-3-2, A-3-3	$82,945,946	$82,945,946	WFCM 2020-C55	No
Whole Loan	$487,000,000	$487,000,000
(1)	The Benchmark 2020-IG1 transaction is expected to close on or about February 28, 2020.

The Borrowers. The borrowers are Brooklyn Kings Plaza LLC and Kings Plaza Ground Lease LLC, each a Delaware limited liability company structured to be bankruptcy remote with two independent directors. The borrower sponsor and the non-recourse guarantor is The Macerich Partnership, L.P. The Macerich Partnership, L.P. is part of the parent organization The Macerich Company (“Macerich”), which ranks among the largest owners, operators and developers of retail real estate in the United States. Founded in 1964, Macerich has 47 properties in 15 different states primarily concentrated in California, Arizona and New York. Additionally, Macerich (NYSE:MAC), an S&P 500 company, reported total revenues of $960 million as of December 31, 2018. Macerich also reported $9.03 billion in total assets under management. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Kings Plaza Whole Loan.

The Property. The Kings Plaza Property is an 811,797 square foot enclosed, four-story super regional shopping center located in Brooklyn, New York. Built in 1969 and renovated in 2018, the collateral consists of the retail center, a power plant and a 3,739 space parking garage (3.26 spaces per 1,000 square feet). A portion of the collateral including the parking garage ingress/egress, the Marina Building and a portion of the ground under the parking garage is subject to a ground lease as further described under “Ground Lease” herein.

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The Kings Plaza Property is situated across approximately 21.6 acres of land with frontage along Flatbush Avenue and located at the intersection of Flatbush Avenue and Avenue U in Brooklyn, New York. The Kings Plaza Property is the only enclosed super-regional mall in Brooklyn. The Kings Plaza Property is anchored by Macy’s, Lowe’s Home Centers, Primark, JCPenney, Burlington and Best Buy. Additional anchors include Zara, H&M, Old Navy, Victoria’s Secret, ULTA Beauty and Forever 21. According to the appraisal, Primark expects its Kings Plaza Property location to generate the highest revenue in the United States, exceeding its Boston flagship store location. Primark does not report sales at the Kings Plaza Property, however, the appraisal estimated Primark’s Kings Plaza Property location sales to be approximately $45 to $50 million annually. Macy’s, which is not part of the collateral, occupies approximately 339,000 square feet attached to the Kings Plaza Property (the “Macy’s Parcel”). The Kings Plaza Property Macy’s location was selected as one of the Macy’s “Growth 100” locations for 2020. The retailer is experimenting with new concepts directed at improving store fixtures and facilities. As part of the program, Macy’s will receive an estimated $4 to $5 million to remodel the store in the upcoming years. This typically consists of technology upgrades, dressing room upgrades, new flooring, lighting, painting and improvements to the exterior of the space. Forever 21 currently occupies 22,802 square feet at the Kings Plaza Property. Forever 21 has been in occupancy since 2010 pursuant to a lease expiring on January 31, 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019 and is currently negotiating a three-year renewal at the Kings Plaza Property at $900,000 in annual base rent, which is pending court approval. Forever 21 reported T-12 September 2019 sales of approximately $237 per square foot. Though in occupancy and paying rent, Forever 21 has been underwritten as vacant.

The Kings Plaza Property is currently 96.7% leased as of October 31, 2019. For those tenants reporting sales, the Kings Plaza Property generated approximately $351.98 million in gross sales as of the trailing 12-month period ending September 2019. The Kings Plaza Property generates approximately 46.8% of its top line revenue from department stores and in-line tenants over 10,000 square feet. Total in-line sales, excluding temporary tenants, accounts for approximately 85.7% of total revenue generated at the property. Since the borrower sponsor renovated the Kings Plaza Property, in-line sales have increased from $665 per square foot in 2014 to $753 per square foot as of September 2019. Additionally, in-line occupancy costs have decreased from year end 2014 to September 2019 from 20.6% to 19.0%.

Since acquiring the Kings Plaza Property in 2012, the borrower sponsor has invested approximately $290.3 million ($358 per square foot) in capital improvements including renovations of the mall and parking garage, leasing capital and power plant upgrades. Most notable capital projects at the Kings Plaza Property included the $144.7 million redevelopment of the 290,000 square feet, former four-level Sears’s box. The borrower sponsor negotiated an early termination with Sears to recapture the space in 2016. The redevelopment included a four-story glass atrium, a new façade, exterior improvements and a new entry with visual and vertical connections to all four levels. In 2018, the space previously occupied by Sears re-opened with Brooklyn’s first Primark and Zara, a new JCPenney and a new Burlington. Combined, these retailers generate a total gross rent that is approximately 31.2% higher than that of the former Sears. Prior to the Sears re-development, the borrower sponsor expended approximately $22.0 million to renovate the Kings Plaza Property throughout 2014 and 2015. These renovations included a refreshed interior and energy efficient LED lighting, new flooring including both carpet and tile, a new ceiling, wall paint, new signage, the addition of six soft seating areas, free Wi-Fi for guests and security system upgrades.

The Kings Plaza Property operates a stand-alone power plant located on the roof which provides electricity for the shopping center as well as the surrounding area. In 2019, the borrower sponsor completed a $17.5 million project allowing the power plant to interconnect with the local Consolidated Edison (“ConEd”) grid. This connection allowed the Kings Plaza Property to export its surplus electric capacity during peak load demands, which is an additional profit center for the Kings Plaza Property. Tenants at the Kings Plaza Property purchase their utilities directly from the plant at ConEd rates but due to operating cost efficiencies, expenses are kept below the billed rates allowing the power plant to generate a profit. The power plant system went live in July 2019 and is expected to generate approximately $1.3 million in participation revenue and $1.3 million in operating cost savings through year end 2019. In 2020, expected revenue is approximately $1.8 million and the income stream is expected to reach stabilization in 2021 at approximately $2.1 million.

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The Market. The Kings Plaza Property is located in Brooklyn, New York, at the intersection of Flatbush Avenue and Avenue U. Primary access to the Kings Plaza Property is provided via the Belt Parkway, the region’s primary north-south route, situated approximately 3.9 miles northeast of the Kings Plaza Property. The Kings Plaza Property is located approximately 1.4 miles southeast of Kings Highway and is approximately 10.6 miles southwest of the John F. Kennedy International Airport. According to a third party report, over 69,000 vehicles pass through the area daily and more than 1,000 buses delivering up to 40,000 passengers to the Kings Plaza Property each week day. Per the appraisal, the estimated 2019 population within a one-, three- and five-mile radius of the Kings Plaza Property was 51,596, 601,221 and 1,737,025, respectively with estimated 2019 average household income of $117,474, $89,529, and $78,194, respectively.

The Kings Plaza Property is located in the South Brooklyn submarket of the New York retail market. According to a third party report, as of year-end 2019, the New York retail market had an inventory of approximately 593.4 million square feet, an overall vacancy rate of 4.0% and average asking rents of $42.34 per square foot. According to a third party report dated August 2019, the South Brooklyn submarket had an inventory of approximately 42.9 million square feet, an overall vacancy rate of 3.1% and average asking rents of approximately $42.31 per square foot. The concluded market rents for the South Brooklyn retail submarket was $42.90 per square foot. As of October 2019, the Kings Plaza Property had a weighted average underwritten base rent of $50.50 per square foot, which is slightly above the market rent for the South Brooklyn retail submarket.

Competitive Set(1)
	Distance to Subject (mi.)	Property Type	Year Built/ Renovated	Total GLA	Total Occupancy	Sales per SF	Anchors
Kings Plaza	N/A	Super Regional Mall	1969/2018	811,797	96.7%(2)	$736(3)	Macy’s (non-collateral), Lowe’s Home Centers, Primark, JCPenney, Burlington, Best Buy, Forever 21, H&M, Zara
Primary Competition
Gateway Center I & II	6.4	Power Center	2001/NAP	1,200,000	97.0%	$450	BJ’s Wholesale Club, Burlington, Home Depot, JCPenney, Shoprite, Target
Queens Center	16.4	Super Regional Mall	1973/2004	1,172,180	99.0%	$1430	JCPenney, Macy’s
Green Acres Mall	14.3	Super Regional Mall	1956/2016	2,075,000	96.0%	$615	JCPenney, Macy’s, Sears, Kohl’s (Vacant)
Secondary Competition
Staten Island Mall	19.0	Super Regional Mall	1972/2018	1,700,000	92.0%	NAV	JCPenney, Macy’s, Primark, Sears (Vacant)
Roosevelt Field	28.7	Super Regional Mall	1956/2014	2,330,000	97.0%	$1,200	Bloomingdales, Dick’s Sporting Goods, JCPenney, Macy’s, Neiman Marcus, Nordstrom
(1)	Source: Appraisal.

(2)	Occupancy as of October 31, 2019.

(3)	Comparable in-line and food court sales shown as of September 2019.

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Tenant Sales PSF(1)
	2015	2016	2017	2018	TTM September 2019 Sales	TTM September 2019 Sales PSF	TTM Occupancy Cost %
Lowe’s Home Center	$406	$398	$396	$390	$44,601,794	$391	6.3%
H&M	$587	$601	$544	$459	$11,101,789	$441	19.2%
Victoria’s Secret	$839	$771	$677	$704	$8,479,695	$705	20.5%
Old Navy	$454	$435	$445	$412	$7,352,403	$403	19.6%
JCPenney(2)	NAP	NAP	NAP	NAP	$14,361,075	$159	9.8%
ULTA Beauty(3)	NAP	NAP	NAP	$593	$6,960,000	$637	19.3%
Zara(4)	NAP	NAP	NAP	NAP	$17,275,825	$512	7.3%
Total Comparable In-Line Sales (<10,000 SF)	$695	$718	$685	$734	$137,113,597	$753	19.0%
(1)	Information as provided by the borrower sponsor and only includes tenants reporting sales.

(2)	JCPenney’s lease commenced in July 2018 after the Sears redevelopment.

(3)	ULTA Beauty had a lease commencement date in October 2017.

(4)	Zara had a lease commencement date in August 2018.

Historical and Current Occupancy(1)(2)(3)
	2014	2015	2016	2017	2018	Current
Occupancy	91.9%	92.3%	95.2%	96.6%	97.9%	96.7%
(1)	Current occupancy is based on the underwritten rent roll dated October 31, 2019.

(2)	Current occupancy included temporary tenants which account for 9,065 square feet at the Kings Plaza Property.

(3)	Though currently in occupancy and paying rent, Forever 21 has been underwritten as vacant with no underwritten base rent. Forever 21 has been in occupancy at the Kings Plaza Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 tenant and the borrower are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

Tenant Summary(1)
Tenant	Ratings Fitch/Moody’s/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date	Sales PSF(4)	Occupancy Cost(4)
Lowe's Home Centers	NR/Baa1/BBB+	114,000	14.0%	$19.30	5.6%	5/31/2028	$391	6.3%
Primark(5)	NR/NR/NR	102,805	12.7	$35.17	9.2	7/31/2038	NAV	NAV
JCPenney(6)	CCC+/Caa3/CCC	94,895	11.7	$7.57	1.8	7/31/2038	$159	9.8%
Burlington	BB+/NR/BB+	55,078	6.8	$22.25	3.1	7/31/2028	NAV	NAV
Best Buy	NR/Baa1/BBB	53,371	6.6	$52.80	7.2	1/31/2032	NAV	NAV
Zara	NR/NR/NR	33,771	4.2	$34.22	2.9	7/31/2028	$512	7.3%
H&M	NR/NR/NR	25,151	3.1	$88.44	5.7	1/31/2024	$441	19.2%
Old Navy	NR/Baa2/BB	18,256	2.2	$68.94	3.2	1/31/2025	$403	19.6%
Victoria's Secret	NR/Ba2/BB-	12,034	1.5	$69.60	2.1	1/31/2023	$705	20.5%
Ulta Beauty	NR/NR/NR	10,924	1.3	$82.50	2.3	10/31/2027	$637	19.3%
Subtotal / Wtd. Avg.		520,285	64.1%	$32.59	43.3%
Remaining Tenants		255,766	31.5	$86.95	56.7
Total Occupied(7)		776,051	95.6%	$50.50	100.0%
Vacant Space(8)(9)		35,746	4.4
Total / Wtd. Avg.		811,797	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF and % of Total Base Rent reflect the following: (a) in-place leases based on the October 2019 rent roll, (b) contractual rent steps of $1,139,421 through February 1, 2021, and (c) straight-lined rental income of $735,253 for investment grade rated tenants including Best Buy, Old Navy, Michael Kors, Chase, Vans, Verizon Wireless, Haagen-Dazs, Starbucks Coffee and Aeropostale.

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(4)	Information as provided by the borrower sponsor based on each tenant’s actual base rent and reimbursements for the trailing 12-month period ending September 30, 2019.

(5)	Primark has the right to terminate its lease on July 7, 2028 with 12 months’ notice provided that, as of the termination date, (i) the tenant is Primark US Corp., or a Primark successor, and (ii) the tenant is not in default of its lease beyond any applicable notice and cure period; however, such termination option will be automatically terminated and of no force or effect if either (a) another Primark store opens for business within a certain radius of the Kings Plaza Property, or (b) the tenant or any of its affiliates own, operate, otherwise become financially interested in any other Primark store or any other store branded under the Primark name within the radius.

(6)	JCPenney is underwritten to percentage rent in lieu per the tenants’ respective lease. JCPenney percentage rent in lieu of 5.0% is based on T-12 September 2019 sales.

(7)	Includes All Seasons Marine Corp. which is the ground lease tenant at the Kings Plaza Property and has an annual ground lease payment of $122,957.

(8)	Vacant Space is inclusive of Forever 21, which is currently in occupancy and paying rent at the Kings Plaza Property but underwritten as vacant with no underwritten base rent. Forever 21 has been in occupancy at the Kings Plaza Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 Tenant and the borrowers are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

(9)	Includes 9,065 square feet of space that is occupied by temporary or kiosk tenants with no base rent.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring(4)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(4)	Cumulative % of Base Rent Expiring(4)
Vacant(5)(6)	NAP	35,746	4.4%	NAP	NAP	35,746	4.4%	NAP	NAP
MTM	7	29,864	3.7	$2,706,664	6.9%	65,610	8.1%	$2,706,664	6.9%
2020(7)	5	12,737	1.6	344,935	0.9	78,347	9.7%	$3,051,598	7.8%
2021	8	21,346	2.6	1,511,585	3.9	99,693	12.3%	$4,563,184	11.6%
2022	15	26,624	3.3	2,485,936	6.3	126,317	15.6%	$7,049,120	18.0%
2023	9	24,161	3.0	2,299,178	5.9	150,478	18.5%	$9,348,298	23.9%
2024	10	43,309	5.3	3,868,632	9.9	193,787	23.9%	$13,216,930	33.7%
2025	9	40,150	4.9	3,153,268	8.0	233,937	28.8%	$16,370,198	41.8%
2026	13	41,603	5.1	3,894,646	9.9	275,540	33.9%	$20,264,843	51.7%
2027	8	29,981	3.7	2,567,137	6.5	305,521	37.6%	$22,831,981	58.3%
2028	10	219,491	27.0	6,129,071	15.6	525,012	64.7%	$28,961,052	73.9%
2029	13	35,714	4.4	3,081,629	7.9	560,726	69.1%	$32,042,681	81.8%
2030	0	0	0.0	0	0.0	560,726	69.1%	$32,042,681	81.8%
2031 & Thereafter	3	251,071	30.9	7,151,433	18.2	811,797	100.0%	$39,194,113	100.0%
Total / Wtd. Avg.	110	811,797	100.0%	$39,194,113	100.0%
(1)	Based on the underwritten rent roll dated October 31, 2019.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Number of Leases Expiring excludes temporary kiosks and storage units located across the King’s Plaza Property.

(4)	Base Rent Expiring and % of Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of Base Rent Expiring reflect the following: (a) in-place leases based on the October 2019 rent roll, (b) contractual rent steps of $1,139,421 through February 1, 2021 and (c) straight-lined rental income of $735,253 for investment grade rated tenants including Best Buy, Old Navy, Michael Kors, Chase, Vans, Verizon Wireless, Haagen-Dazs, Starbucks Coffee and Aeropostale.

(5)	Vacant space is inclusive of Forever 21, which is currently in occupancy and paying rent at the Kings Plaza Property but underwritten as vacant with no underwritten base rent. Forever 21 has been in occupancy at the Kings Plaza Property since 2010 pursuant to a lease expiring in January 2020. Forever 21 filed for Chapter 11 bankruptcy in September 2019. The Forever 21 Tenant and the borrowers are currently negotiating a 3-year renewal with the tenant, which is pending court approval.

(6)	Vacant space includes 9,065 square feet associated with temporary tenants currently in occupancy across the King’s Plaza Property.

(7)	Includes All Seasons Marine Corp. which is the ground lease tenant at the Kings Plaza Property and has an annual ground lease payment of $122,957.

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Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Base Rent(3)	$32,606,560	$28,991,086	$33,095,904	$36,690,592	$38,005,038	$46.82	92.8%
Straight-Line Rent(4)	0	0	0	0	735,253	0.91	1.8%
Vacant Income	0	0	0	0	2,227,628	2.74	5.4%
Gross Potential Rent	$32,606,560	$28,991,086	$33,095,904	$36,690,592	$40,967,919	$50.47	100.0%
Total Reimbursements(5)	29,793,723	28,145,401	28,424,111	30,047,457	30,961,099	38.14	38.2%
% in Lieu/Percentage Rent(6)	293,672	201,320	735,279	1,476,667	2,195,355	2.70	2.7%
Bad Debt	(265,786)	(597,346)	(612,614)	(338,749)	0	0.00	0.0%
Vacancy/Credit Loss	0	0	0	0	(3,678,863)	(4.53)	(4.5)%
Temporary Specialty Leasing	3,312,047	2,761,118	2,254,340	2,411,429	2,411,429	2.97	3.0%
Power Plant Income	0	0	0	960,000	1,804,680	2.22	2.2%
Other Income(7)	6,019,024	5,421,663	5,787,129	5,068,245	6,383,568	7.86	7.9%
Effective Gross Income	$71,759,240	$64,923,243	$69,684,148	$76,315,642	$81,045,187	$99.83	100.0%
Real Estate Taxes	13,832,938	10,772,620	12,489,143	14,498,321	15,242,004	18.78	18.8%
Insurance	329,601	266,664	243,524	273,222	320,964	0.40	0.4%
Other Operating Expenses	14,997,990	14,447,211	14,863,294	14,086,756	13,441,294	16.56	16.6%
Total Expenses	$29,160,529	$25,486,495	$27,595,961	$28,858,298	$29,004,262	$35.73	35.8%
Net Operating Income(8)	$42,598,711	$39,436,748	$42,088,187	$47,457,344	$52,040,925	$64.11	64.2%
TI/LC	0	0	0	0	$995,395	1.23	1.2%
Capital Expenditures	0	0	0	0	$139,559	0.17	0.2%
Net Cash Flow	$42,598,711	$39,436,748	$42,088,187	$47,457,344	$50,905,970	$62.71	62.8%
(1)	TTM represents the trailing 12-month period ending September 30, 2019.

(2)	% column represents percent of Gross Potential Rent for all revenue lines included in Gross Potential Rent and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Base Rent reflects the following: (a) in-place leases based on the October 2019 rent roll where Forever 21 is underwritten as vacant and (b) contractual rent steps of $1,139,421 through February 1, 2021.

(4)	Straight-Line Rent income is inclusive of $735,253 for investment grade rated tenants including Best Buy, Old Navy, Michael Kors, Chase, Vans, Verizon Wireless, Haagen-Dazs, Starbucks Coffee and Aeropostale.

(5)	Total Reimbursements includes contractual reimbursements from the Macy’s Parcel which is not part of the collateral.

(6)	Includes % in lieu for JCPenney, Charlotte Russe and Parfois.

(7)	Other Income includes storage income, business development, parking income and ground rent income associated with All Seasons Marine Corp.

(8)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily attributable to (i) rent steps taken 12 months out until February 1, 2021 (based on the Kings Plaza Whole Loan’s securitization in February of 2020) and straight-lined rents for investment grade-rated tenants and (ii) projected increases in power plant revenue as this component of the property stabilizes.

Property Management. The Kings Plaza Property is managed by Macerich Property Management Company, LLC, a Delaware limited liability company and an affiliate of the borrowers.

Escrows and Reserves. At loan origination, the borrowers were not required to fund any initial reserves.

Tax Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers are required to reserve 1/12 of the estimated annual property taxes and 1/12 of the estimated annual insurance premiums. The monthly tax reserve requirement will be waived if (i) no Trigger Period is continuing and (ii) the borrowers continue to deliver evidence reasonably satisfactory to the lender that all taxes and insurance have been timely paid.

Insurance Reserve – The monthly insurance reserve requirement is also waived if the borrowers provide the lender with evidence that the insurance policies required to be maintained by the borrowers are maintained pursuant to blanket policies that comply with the requirements of the loan documents.

Replacement Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers will be required to reserve a monthly amount equal to the gross leasable area of the Kings Plaza Property (excluding the Macy’s Parcel and the portion that is occupied by Lowe’s Home Centers and any other tenant that is required to pay for all repairs and maintenance costs for its entire leased premises) multiplied by $0.25 and divided by 12. At such time as the balance of the replacement reserve account reaches an amount equal to 24 times the required monthly deposit, the borrower’s obligation to make monthly deposits into the replacement reserve account will be waived.

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TI/LC Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers will be required to reserve an amount equal to the gross leasable area of the Kings Plaza Property (excluding the Macy’s Parcel) multiplied by $1.50 and divided by 12. However, the borrowers will not be required to make any portion of the monthly TI/LC reserve deposit if the amount then on deposit in the TI/LC reserve is equal to or exceeds 24 times the required monthly deposit.

Ground Rent Reserve – On a monthly basis, during the continuance of a Trigger Period, the borrowers will be required to reserve an amount equal to the monthly ground rent due, as applicable, under the ground lease. However, as long as no Trigger Period has occurred or is continuing, the borrowers’ obligations with respect to monthly deposits to the ground rent reserve account will be waived.

Lockbox / Cash Management. The Kings Plaza Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required at loan origination to deliver tenant direction letters directing all tenants at the Kings Plaza Property to deposit all rents and payments directly into a lender-controlled lockbox account at a deposit bank reasonably acceptable to the lender (the “Deposit Bank”). In addition, in accordance with the Power Plant Owner Agreement (the “KPE Agreement”) between Kings Plaza Energy LLC (“KPE”), a Delaware limited liability company and an affiliate of the Kings Plaza Borrowers, and the lender, KPE is required to deposit amounts received by KPE directly into a lockbox account established and maintained by KPE at the Deposit Bank. Each of the borrowers, the related managers, and KPE is required to deposit any funds it receives into the applicable lockbox account within three business days of receipt. So long as no Trigger Period (as defined below) is continuing, all funds deposited into the each lockbox account are required to be transferred to or at the direction of the borrowers. Upon the commencement of a Trigger Period, none of the borrowers or KPE will have access to the funds in its lockbox account, and such funds are required to be swept on a weekly basis and on the second business day preceding each payment date into a lender-controlled cash management account.

A “Trigger Period” will commence upon (i) an event of default under the loan documents; (ii) the commencement of a Low Debt Service Period; and (iii) the occurrence of an event of default with respect to the Kings Plaza Mezzanine Loan; and will end if (A) with respect to clause (i), the event of default under the loan documents has been cured, (B) with respect to clause (ii), the Low Debt Service Period has ended, or (C) with respect to clause (iii), the lender has received notice from the applicable mezzanine lenders that no event of default with respect to the Kings Plaza Mezzanine Loan is continuing.

A “Low Debt Service Period” will commence if either (i) the debt service coverage ratio under the loan documents is less than 1.43x, or (ii) the aggregate debt service coverage ratio under the loan documents and the loan documents pursuant to the Kings Plaza Mezzanine Loan is less than 1.25x, and ends (a) with respect to clause (i), if the Kings Plaza Property has achieved a debt service coverage ratio with respect to the Kings Plaza Whole Loan of at least 1.48x, or (b) with respect to clause (ii), if the Kings Plaza Property has achieved an aggregate debt service coverage ratio with respect to the Kings Plaza Whole Loan and Kings Plaza Mezzanine Loan of at least 1.30x, in each case, for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. Concurrently with the funding of the Kings Plaza Whole Loan, JPMCB, SGFC and WF funded a mezzanine loan in the amount of $53.0 million (the “Kings Plaza Mezzanine Loan”). The Kings Plaza Mezzanine Loan is secured by the pledge of the direct equity interest in the borrowers and is coterminous with the Kings Plaza Whole Loan. The Kings Plaza Mezzanine Loan accrues interest at a rate of 6.00000% per annum and following a five-year interest only period, is fully amortized by the maturity date of January 1, 2030 pursuant to a fixed amortization schedule. Based on the Kings Plaza Whole Loan and the Kings Plaza Mezzanine Loan, the cumulative Cut-off Date LTV is 60.0%, the cumulative U/W NCF DSCR is 1.73x and the cumulative U/W NOI Debt Yield is 9.6%. The rights of the related mezzanine lenders under the Kings Plaza Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None, other than a corporate financing arrangement with a pledge by the borrower sponsor or affiliates of their indirect ownership of the borrowers, with respect to which, among other requirements, the value of the Mortgaged Property constitutes no more than 15% of the value of all assets securing such credit facility.

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Kings Plaza

Partial Release. The borrowers will have the right to transfer and obtain a release of all or a portion of the parking garage at the Kings Plaza Property for redevelopment so long as the redevelopment will not materially impair the use of the garage by customers at the Kings Plaza Property. In addition, the borrowers have the right to convert excess space in the parking garage into multifamily units. The parking garage may be released in whole or in part, (such portion of the parking garage, the “Release Parcel”), provided that, among other things: (i) no event of default has occurred and is continuing under the loan documents, (ii) the borrowers have delivered not less than 30 days’ prior written notice to the lender, (iii) the borrowers pays the lender a processing fee in the amount of $15,000 and any additional reasonable costs and expenses incurred by the proposed transfer or release of the Release Parcel, (iv) the net revenue generated by parking operations at the Kings Plaza Property is not diminished by more than a de minimis amount as a result of the release of the Release Parcel, (v) the remaining Kings Plaza Property constitutes a separate tax lot, (vi) the number of parking spaces at the Kings Plaza Property is not reduced to a number below the number of parking spaces required to satisfy zoning requirements, (vii) the satisfaction of REMIC requirements and (viii) the development of the Release Parcel is restricted for a non-retail use; provided, however, that up to 10% of the gross leasable area may be used for retail purposes; provided, further, that none of the borrowers or the borrower sponsor may cause or solicit any existing retail tenant at the Kings Plaza Property to lease space at the Release Parcel.

Ground Lease. A portion of the Kings Plaza Property, comprising of the parking garage ingress/egress, the marina building (the “Marina Building”) and a portion of the ground under the parking garage covering a total of 10,278 square feet (1.3% of the net rentable area), is subject to a ground lease with the City of New York. The original lease term expired on May 28, 2018 and the borrowers exercised their first of five extension options. Three, 10-year extension options and one nine-year option remain for a fully extended expiration date of May 28, 2067. All Seasons Marine Corp. (the “Subtenant”) currently subleases the Marina Building from the borrowers, which is part of the ground leased land that is owned by the City of New York. The initial lease term expired in 2005, subsequent to which the Subtenant extended its sublease on a one- and two-year basis. A one-year extension through November 30, 2020 was recently executed by the Subtenant. Annual base rent under the ground lease equals $122,957 through the payment date occurring in May 2028. The annual ground lease payment will increase by 20% effective each time an extension term is exercised.

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Annex A-3	Benchmark 2020-B17

The Westin Book Cadillac

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$32,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$32,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	3.4%	Net Rentable Area (Rooms):	453
Loan Purpose:	Refinance	Location:	Detroit, MI
Borrower:	Cadillac Funding Associates, LLC	Year Built / Renovated:	1924 / 2008
Loan Sponsor:	John J. Ferchill	Occupancy/ADR/RevPAR:	77.6% / $204.17 / $158.43
Interest Rate:	4.39000%	Occupancy/ADR/RevPAR Date:	12/31/2019
Note Date:	1/22/2020	Number of Tenants:	N/A
Maturity Date:	2/1/2030	2016 NOI:	N/A
Interest-only Period:	36 months	2017 NOI:	$11,112,583
Original Term:	120 months	2018 NOI:	$10,631,284
Original Amortization:	360 months	TTM NOI (as of 12/2019):	$9,848,421
Amortization Type:	IO-Balloon	UW Occupancy/ADR/RevPAR:	77.6% / $204.17 / $158.43
Call Protection:	L(25),Def(91),O(4)	UW Revenues:	$38,738,364
Lockbox / Cash Management:	Hard / In Place	UW Expenses:	$28,954,151
Additional Debt(1):	Yes	UW NOI:	$9,784,213
Additional Debt Balance(1):	$45,000,000	UW NCF:	$8,234,678
Additional Debt Type(1):	Pari Passu	Appraised Value / Per Room:	$136,000,000 / $300,221
		Appraisal Date:	11/25/2019

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$169,978
Taxes(2):	$204,768	$68,256	N/A	Maturity Date Loan / Room:	$148,404
Insurance(3):	$0	Springing	N/A	Cut-off Date LTV:	56.6%
FF&E Reserves(4):	$1,814,809	$129,128	N/A	Maturity Date LTV:	49.4%
Other(3)(5):	$0	Springing	N/A	UW NCF DSCR:	1.78x
				UW NOI Debt Yield:	12.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$77,000,000	86.0%	Payoff Existing Debt	$87,353,558	97.6%
Existing Loan Reserves(6)	12,421,314	13.9	Closing Costs	1,962,802	2.2%
Principal’s New Cash Contribution	99,814	0.1	Upfront Reserves	204,768	0.2%
Total Sources	$89,521,129	100.0%	Total Uses	$89,521,129	100.0%
(1)	The Westin Book Cadillac Loan (as defined below) is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance as of the Cut-off Date of $77.0 million. Financial information presented in the chart above reflects the aggregate Cut-off Date balance of the $77.0 million The Westin Book Cadillac Whole Loan (as defined below).

(2)	The tax reserve has been conditionally waived so long as, among other things, the property manager remains obligated to pay such taxes and the lender receives evidence of such payment.

(3)	The insurance reserve has been conditionally waived so long as, among other things, if the property manager maintains such insurance policies and the lender receives evidence of payment with respect to such policies. In the event that these conditions are no longer met, a reserve for insurance in an amount equal to one-twelfth of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage. The condominium reserve has been conditionally waived so long as, among other things, the property manager remains obligated to pay the assessments on behalf of borrower and the lender receives evidence of such payment.

(4)	Marriott will be collecting an ongoing FF&E reserve (4% of revenues annually, initially estimated to be $129,127 per month). In addition to this, Marriott is holding an FF&E balance of $1,814,809 (an additional reserve transfer from the prior debt). In connection with the planned renovation, Marriott has also agreed to contribute $1,500,000.

(5)	The Westin Book Cadillac Property will be undertaking a renovation, estimated to cost $14,838,000 ($32,755 per room), which will include renovations to all guest rooms, corridors, ballrooms, and commons areas. The sponsor expects the work to be completed within 3 years. Commencing on the origination date, CREFI will sweep excess cash flow into a PIP reserve account.

(6)	Represents approximately $12.4 million of existing reserve accounts associated with the prior debt on The Westin Book Cadillac Property.

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The Westin Book Cadillac

The Loan. The Westin Book Cadillac mortgage loan (“The Westin Book Cadillac Loan”) is part of a whole loan (“The Westin Book Cadillac Whole Loan”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a full service hotel located in Detroit, Michigan (“The Westin Book Cadillac Property”). The Westin Book Cadillac Loan, which is evidenced by the non-controlling note A-2, has an outstanding principal balance as of the Cut-off Date of $32,000,000. The related companion loan is evidenced by the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $45,000,000, and has been contributed to the CGCMT 2020-GC46 transaction. The Westin Book Cadillac Whole Loan, which accrues interest at an interest rate of 4.39000% per annum, was originated on January 22, 2020, has an aggregate original principal balance of $77,000,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $77,000,000. The proceeds of The Westin Book Cadillac Whole Loan were primarily used to refinance a prior debt secured by The Westin Book Cadillac Property, pay origination costs and fund upfront reserves. The relationship between the holders of The Westin Book Cadillac Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Westin Book Cadillac Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Westin Book Cadillac Whole Loan requires monthly payments of interest only for the first 36 months of the loan and will amortize on a 30-year amortization schedule. The scheduled maturity date of The Westin Book Cadillac Whole Loan is the due date in February 2030.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$45,000,000	$45,000,000	CGCMT 2020-GC46	Yes
A-2	$32,000,000	$32,000,000	Benchmark 2020-B17	No
Total	$77,000,000	$77,000,000

The Borrower. The borrower is Cadillac Funding Associates, LLC, a single-purpose, special purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Westin Book Cadillac Whole Loan. John J. Ferchill is the non-recourse carve-out guarantor under The Westin Book Cadillac Whole Loan documents.

The Loan Sponsor. The loan sponsor is John J. Ferchill, founder of The Ferchill Group. The Ferchill Group was founded in 1978 and is an experienced real estate development and management firm headquartered in Cleveland and active throughout the Midwest. Over the last 25 years, the Ferchill Group has acquired, developed, and redeveloped $1.3 billion in real estate assets.

The Property. The Westin Book Cadillac Property is a 32-story, 453 room, full service hotel located on approximately 0.92 acres in Detroit, Michigan. The Westin Book Cadillac Property, which was originally constructed in 1924, was the tallest hotel in the world at the time it opened in December 1924. The property underwent a redevelopment plan in 2006 and opened as The Westin Book Cadillac in 2008. The Westin Book Cadillac Property features a lobby bar (The Motor Bar), a breakfast dining area, a Starbucks outlet, two leased restaurants (24 Grille and ROAST), 22,792 square feet of ballroom/meeting space, an indoor pool, an indoor whirlpool, a fitness room, a business center, an Executive Club Lounge, a leased spa, and a leased gift shop. The 453 rooms consist of 285 king-sized beds, 133 double-sized beds, and 35 executive suites. Dining options at The Westin Book Cadillac include one lobby bar, The Motor Bar, and two restaurants, 24 Grille and ROAST. 24 Grille is American style casual fine dining, while ROAST is a steakhouse run by celebrity chef Michael Symon. The Westin Book Cadillac Property is subject to a management agreement with Westin Operator LLC that expires in December 31, 2032.

According to a third party report, The Westin Book Cadillac Property had a 77.6% occupancy, $204.17 ADR and $158.43 RevPAR as of the trailing 12-month period ending December 31, 2019, ranking it second in ADR and RevPAR and third in occupancy amongst a competitive set of nine hospitality properties.

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Annex A-3	Benchmark 2020-B17

The Westin Book Cadillac

The demand segmentation at The Westin Book Cadillac Property consists of 45% commercial, 40% meeting and group, and 15% leisure. The primary competitive set for The Westin Book Cadillac Property consists of three full service hotels ranging in size from 100 to 203 rooms, and contains an aggregate of 439 rooms (excluding The Westin Book Cadillac Property). The secondary competitive set for The Westin Book Cadillac Property consists of full-service hotels that contain an aggregate of 2,817 rooms (excluding The Westin Book Cadillac Property). The following table presents certain information relating to the 2019 demand analysis with respect to The Westin Book Cadillac Property based on market segmentation:

Competitive Hotels Profile(1)
					Estimated Segmentation
Property	Rooms	Year Opened	Year Renovated	Meeting Space (SF)	Commercial	Meeting and Group	Leisure
The Westin Book Cadillac	453	1924	2008	22,792	45%	40%	15%
Aloft Detroit at the David Whitney	136	2014	N/A	17,952	65%	25%	10%
Detroit Foundation Hotel	100	2017	N/A	2,623	65%	25%	10%
DoubleTree by Hilton Guest Suites Detroit Downtown Fort Shelby	203	2008	N/A	32,000	50%	35%	15%

(1) Based on the appraisal.

The Market. The Westin Book Cadillac Property is located in downtown Detroit, Michigan and enjoys a favorable location near the area’s primary demand generators. The Westin Book Cadillac Property’s neighborhood is generally defined by I-75 to the north, Chrysler Freeway/I-375 to the east, the Detroit River to the south, and John C. Lodge Freeway/State Route 10 to the west. The Westin Book Cadillac Property is in proximity to Campus Martius Park, the scenic Riverwalk promenade which offers views across the Detroit River to the shores of Canada. In general, this neighborhood is in the revitalization stage of its life cycle, with redevelopment occurring in the commercial office space and residential sectors. Current revitalization efforts are focused on the Capitol Park area, the Detroit Riverfront, the Grand Circus Park area, the lower Woodward corridor, and the Paradise Valley Cultural and Entertainment District.

A large contributor to the investment in Detroit is Bedrock Realty (owned by Dan Gilbert), which owns approximately 80 buildings in the Central Business District. Most of the tenants in those buildings are companies owned by Dan Gilbert, such as Quicken Loans and Rock Ventures. Multiple developments have been announced recently, including a University of Michigan Innovation Center and mixed-use development, the $900 million Hudson Site redevelopment, and the nearly completed expansion of the One Campus Martius Building. The Westin Book Cadillac Property’s competitive set and its relative historical performance are detailed below:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			The Westin Book Cadillac			Penetration Factor

Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	55.3%	$146.16	$80.75	80.7%	$175.50	$141.65%%	146.1%	120.1%	175.4%
2017	64.5%	$165.54	$106.77	82.9%	$192.26	$159.34%%	128.5%	116.1%	149.2%
2018	66.3%	$174.62	$115.69	79.1%	$205.00	$162.21%%	119.4%	117.4%	140.2%
2019	64.4%	$176.46	$113.73	77.6%	$204.17	$158.43%%	120.4%	115.7%	139.3%
(1)	The minor variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at The Westin Book Cadillac Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by a third party travel research report. The competitive set contains the following properties: Marriott Detroit @ The Renaissance Center, Courtyard Detroit Downtown, The Atheneum Suite Hotel, Holiday Inn Express & Suites Detroit Downtown, Hilton Garden Inn Detroit Downtown, DoubleTree by Hilton Guest Suites Detroit Downtown Fort Shelby, Crowne Plaza Detroit Downtown Riverfront, Aloft Detroit at the David Whitney, and Detroit Foundation Hotel.

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The Westin Book Cadillac

Operating History and Underwritten Net Cash Flow
	2017	2018	2019	Underwritten	Per Room(1)	% of Total Revenue(2)
Occupancy	82.9%	79.1%	77.6%	77.6%
ADR	$192.26	$205.00	$204.17	$204.17
RevPAR	$159.34	$162.21	$158.43	$158.43

Room Revenue	$26,346,474	$26,821,050	$26,195,188	$26,195,188	$57,826	67.6%%
Food & Beverage Revenue	11,213,922	10,728,349	10,319,864	10,319,864	22,781	26.6%%
Other Departmental Revenue	1,903,497	1,890,791	2,223,311	2,223,311	4,908	5.7%%
Total Revenue	$39,463,892	$39,440,190	$38,738,364	$38,738,364	$85,515	100.0%%

Room Expense	6,053,579	5,825,018	5,625,036	5,625,036	12,417	21.5%%
Food & Beverage Expense	6,782,286	7,061,364	7,337,367	7,337,367	16,197	71.1%%
Other Departmental Expense	2,035,254	1,988,085	1,947,282	1,947,282	4,299	87.6%%
Departmental Expenses	$14,871,118	$14,874,467	$14,909,685	$14,909,685	$32,913	38.5%%
						%
Departmental Profit	$24,592,774	$24,565,723	$23,828,678	$23,828,678	$52,602	61.5%%

Admin & General	3,301,007	3,741,809	3,911,825	3,911,825	8,635	10.1%%
Maintenance & Repairs	1,394,695	1,455,067	1,488,025	1,488,025	3,285	3.8%%
Utility Costs	867,282	898,408	868,168	868,168	1,916	2.2%%
Marketing & Franchise Fee	3,923,516	3,807,966	3,705,878	3,705,878	8,181	9.6%%
Management Fee	1,183,917	1,201,455	1,162,151	1,162,151	2,565	3.0%%
Property Tax	968,063	924,997	924,214	985,000	2,174	2.5%%
Insurance	170,556	178,704	237,124	240,547	531	0.6%%
Other Expenses	1,671,155	1,726,034	1,682,871	1,682,871	3,715	4.3%%
Total Expenses	$13,480,191	$13,934,439	$13,980,257	$14,044,466	$31,003	36.3%%
Net Operating Income	$11,112,583	$10,631,284	$9,848,421	$9,784,213	$21,599	25.3%
FF&E	1,578,556	1,577,608	1,549,535	1,549,535	3,421	4.0%%
Net Cash Flow	$9,534,028	$9,053,676	$8,298,886	$8,234,678	$18,178	21.3%%
(1)	Per Room values are based on 453 guest rooms.

(2)	% of Total Revenue for Room Expense, Food & Beverage Expense, and Other Departmental Expense are based on their corresponding revenue line items.

Property Management. The Westin Book Cadillac Property is managed by Westin Operator LLC. The management agreement is effective as of June 30, 2006 with an expiration date of December 31, 2032, subject to four, five-year extension options.

Franchise Agreement. None.

Condominium. The Westin Book Cadillac Property is subject to a condominium regime. The borrower’s percentage interest in the common elements is 82.5%, and the condominium is controlled by the borrower.

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East Village Multifamily Pool 3

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$31,750,000	Title:	Fee
Cut-off Date Principal Balance:	$31,750,000	Property Type - Subtype:	Multifamily – Mid-Rise
% of Pool by IPB:	3.4%	Net Rentable Area (Units):	55
Loan Purpose:	Refinance	Location:	New York, NY
Borrowers:	Kushner Village 329 East 9th LLC,	Year Built / Renovated:	1900, 1910 / 1983, 2009
	Village KF 516 East 13th LLC	Occupancy:	96.4%
Loan Sponsor:	Seryl Kushner	Occupancy Date:	1/10/2020
Interest Rate:	3.68000%	Number of Tenants(1):	5
Note Date:	2/13/2020	2016 NOI(3):	N/A
Maturity Date:	3/6/2030	2017 NOI:	$2,093,840
Interest-only Period:	120 months	2018 NOI:	$2,176,519
Original Term:	120 months	TTM NOI (as of 11/2019):	$2,084,256
Original Amortization:	None	UW Economic Occupancy:	94.2%
Amortization Type:	Interest Only	UW Revenues:	$2,762,406
Call Protection:	L(24),Def(93),O(3)	UW Expenses:	$699,417
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$2,062,988
Additional Debt:	N/A	UW NCF:	$2,028,542
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$49,600,000 / $901,818
Additional Debt Type:	N/A	Appraisal Date:	10/3/2019

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$577,273
Taxes:	$22,036	$22,036	N/A	Maturity Date Loan / Unit:	$577,273
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	64.0%
Replacement Reserves:	$0	$1,905	N/A	Maturity Date LTV:	64.0%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.71x
Other(2):	$66,125	Springing	N/A	UW NOI Debt Yield:	6.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$31,750,000	100.0%	Loan Payoff	$29,855,902	94.0%
			Return of Equity	1,268,555	4.0
			Closing Costs	537,383	1.7
			Upfront Reserves	88,161	0.3
Total Sources	$31,750,000	100.0%	Total Uses	$31,750,000	100.0%

(1)	Number of Tenants represent the commercial component of the 329-335 East 9th Street Property (as defined below).

(2)	The Initial Other Reserve consists of $66,125 engineering reserve and the monthly other reserve consists of a springing reserve for a code violations reserve.

(3)	2016 historical financials were not provided by the borrower.

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East Village Multifamily Pool 3

The Loan. The East Village Multifamily Pool 3 mortgage loan (the “East Village Multifamily Pool 3 Loan”) has an outstanding balance as of the Cut-off Date of $31.75 million and is secured by the borrowers’ fee simple interest in a 55-unit multifamily portfolio, comprised of two properties located in the East Village neighborhood of New York, New York at 329-335 East 9th Street (the “329-335 East 9th Street Property”) and 516-518 East 13th Street (the “516-518 East 13th Street Property” and, collectively with the 329-335 East 9th Street Property, the “East Village Multifamily Pool 3 Properties”). The East Village Multifamily Pool 3 Loan has a 10-year term and is interest-only for the entire term.

The Borrowers. The borrowing entities for the East Village Multifamily Pool 3 Loan are Kushner Village 329 East 9th LLC and Village KF 516 East 13th LLC, each a single-purpose, single-asset entity with an independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the East Village Multifamily Pool 3 Loan.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor for the East Village Multifamily Pool 3 Loan is Seryl Kushner of Kushner Companies. Kushner Companies was founded in 1985 and is a privately held real estate developer and landlord. The family-owned firm holds a portfolio of 20,000 multifamily residential units and 13 million square feet of office, industrial, and retail space.

The Property. The 329-335 East 9th Street Property, which was initially built in 1900 and subsequently renovated in 1983, consists of four, five story buildings that contain 35 units located in the East Village neighborhood of Manhattan, New York on 0.19 acres. The residential unit mix at 329-335 East 9th Street Property consists of 13 one-bedroom units, 12 two-bedroom units, 8 three-bedroom units, one four-bedroom unit and one six-bedroom unit. Of the 13 one-bedroom units, 11 of the units are rent stabilized and two of the units are market rate units. The rent stabilized one-bedroom units have an average in-place monthly rent of $1,367 compared to the average in-place monthly rent of $2,900. Of the 12 two-bedroom units, one unit is rent stabilized and 11 of the units are market rate units. The rent stabilized two-bedroom unit has an in-place monthly rent of $1,600 compared to the average in-place monthly rent of $4,590. The average in-place monthly rent for the three-bedroom and four-bedroom units is $5,478 and $7,600, respectively. Finally, the six-bedroom unit has a market rate of $8,000. According to the underwritten rent roll, as of January 10, 2020, the 329-335 East 9th Street Property was 97.1% occupied. Additionally, the 329-335 East 9th Street Property has five commercial spaces that total 2,850 square feet. Commercial effective gross income at the East Village Multifamily Pool 3 Properties comprises approximately 14.0% of total underwritten effective gross income.

The 516-518 East 13th Street Property, which was initially built in 1910 and subsequently renovated in 2009, consists of two, five story buildings that contain 20 units located in the East Village neighborhood of Manhattan, New York on 0.12 acres. The 516-518 East 13th Street Property consists of a unit mix of four one-bedroom units, and 16 two-bedroom units. Of the four one-bedroom units, three of the units are rent stabilized and one of the units is a market rate unit. The rent stabilized one-bedroom units have an average in-place monthly rent of $1,006 compared to the average in-place monthly rent of $3,700 for the market rate one-bedroom unit. The average in-place monthly rent for the two-bedroom units is $4,366. According to the underwritten rent roll, as of January 10, 2020, the 516-518 East 13th Street Property was 95.0% occupied.

The Market. The East Village Multifamily Pool 3 Properties are located in the East Village neighborhood of Manhattan, New York. The East Village neighborhood is made up of primarily low-rise and midrise residential buildings, some of which have grade-level retail space, particularly along the avenues and major side streets. Since 2007, according to the appraisal, the East Village has experienced a significant wave of gentrification that has brought new residential buildings, hotel projects, and numerous boutiques, restaurants and bars. These new commercial and residential complexes have replaced many smaller bakeries, delis, and shops in the area. The nearest subway line from the 516-518 East 13th Street Property is the F train, available at the 2nd Avenue Station on East Houston Street. The nearest subway line from the 329-335 East 9th Street Property is the L train, available at the 1st Avenue Station on 14th Street. To the south of the East Village Multifamily Pool 3 Properties are the J, M, Z and F trains at the Delancey St- Essex St Station. The 516-518 East 13th Street Property is located in the 10009 zip code of Manhattan. According to the appraisal, the 10009 zip code of Manhattan has a 2019 estimated population and average household income of 64,137 and $104,959, respectively. The 329-335 East 9th Street Property is located in the 10003 zip code of Manhattan. According to the appraisal, the 10003 zip code of Manhattan has a 2019 estimated population and average household income of 57,846 and $169,469, respectively.

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Annex A-3	Benchmark 2020-B17

East Village Multifamily Pool 3

According to a third party report, the East Village Multifamily Pool 3 Properties are all located in the East Village multifamily submarket. During the third quarter of 2019, the East Village multifamily submarket comprised 34,147 units and had a 1.1% vacancy rate with average asking rent of approximately $4,454 per month. Additionally, the submarket experienced 8.9% rent growth from the third quarter of 2018 to the third quarter of 2019, with 232 apartment unit deliveries and positive net absorption of 372 apartment units over the same period. The East Village submarket has recorded the strongest rent growth out of all of the Manhattan submarkets over the last five years, averaging rent growth of more than 3% annually. Rent growth in the East Village submarket was approximately 5.0% during the first half of 2019. The area is home to restaurants and retail, educational institutions like NYU and Cooper Union, and provides access to Midtown South and Lower Manhattan employers. The 1.1% vacancy rate as of the third quarter of 2019 was tied with Upper Manhattan for the lowest vacancy rate of all submarkets in Manhattan.

The below chart displays the historical and current occupancy for the 329-335 East 9th Street Property:

Historical and Current Occupancy(1)
2017(2)	2018(2)	Current(3)
98.7%	99.6%	97.1%

(1)	Represents the occupancy for the multifamily component of the 329-335 East 9th Street Property.
(2)	2017 and 2018 Historical Occupancy are as of December 31.

(3)	Based on the underwritten rent roll as of January 10, 2020.

The below chart displays the historical and current occupancy for the 516-518 East 13th Street Property:

Historical and Current Occupancy
2017(1)	2018(1)	Current(2)
97.9%	95.4%	95.0%
(1)	2017 and 2018 Historical Occupancy is as of December 31.

(2)	Based on the underwritten rent roll as of January 10, 2020.

Commercial Tenant Summary(1)(2)
Tenant	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Hair Lounge 888, Inc.	NR / NR / NR	600	21.1%	$147.61	23.3%	4/30/2022
Fabulous Fanny's, Inc.	NR / NR / NR	600	21.1	$130.00	20.5	2/28/2026
Yosei Salon	NR / NR / NR	600	21.1	$116.00	18.3	7/31/2029
Tailor Ateltier of NY, LLC	NR / NR / NR	550	19.3	$133.75	19.4	4/30/2022
Spark Pretty LLC	NR / NR / NR	500	17.5	$140.04	18.4	9/30/2023
Total/Wtd. Avg. Occupied		2,850	100.0%	$133.24	100.0%
Vacant		0	0.0
Total		2,850	100.0%
(1)	Based on the underwritten rent roll dated January 10, 2020.

(2)	Represents the commercial component of the 329-335 East 9th Street Property.

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Annex A-3	Benchmark 2020-B17

East Village Multifamily Pool 3

Multifamily Unit Mix(1)(2)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (SF)	Average Rent Per Unit	Average Market Rent Per Month
329-335 East 9th Street Property
1BR RS	11	20.0%	100.0%	500	$1,367	$2,900
1BR/1BA	2	3.6	100.0%	500	$2,900	$2,900
2BR RS	1	1.8	100.0%	600	$1,600	$4,300
2BR/1BA	8	14.5	100.0%	600	$4,720	$4,300
2BR/2BA	3	5.5	100.0%	650	$4,242	$4,300
3BR/2BA	8	14.5	100.0%	750	$5,478	$5,500
4BR/2BA	1	1.8	100.0%	1,100	$7,600	$7,650
6BR/3BA	1	1.8	0.0%	1,500	NAP	$8,000
Total / Wtd. Avg.	35	63.6%	97.1%	641	$3,657
516-518 East 13th Street Property
1BR RS	3	5.5%	100.0%	800	$1,006	$3,700
1BR/1BA	1	1.8	100.0%	800	$3,700	$3,700
2BR/1BA	4	7.3	100.0%	800	$4,413	$4,400
2BR/2BA	12	21.8	91.7%	800	$4,350	$4,400
Total / Wtd. Avg.	20	36.4%	95.0%	800	$3,801

Portfolio Total / Wtd. Avg.	55	100.0%	96.4%	699	$3,710

(1)	Based on the underwritten rent roll as of January 10, 2020.

(2)	Occupancy, Average Unit Size (SF), and Average Rent Per Unit represent a weighted average of the various unit type layouts.

Operating History and Underwritten Net Cash Flow
	2017	2018	TTM(1)	Underwritten	Per Unit(2)	%(3)
Residential Income
Gross Potential Rent	$2,406,955	$2,464,709	$2,447,357	$2,358,794	$42,887	84.8%
Vacancy	(55,447)	(86,640)	(75,437)	(148,800)	(2,705)	(5.3)
Other Income	13,392	18,351	13,310	17,150	312	0.6
Net Residential Income	$2,364,899	$2,396,419	$2,385,229	$2,375,944	$43,199	85.4%
Commercial Income
Commercial Income	$307,202	$387,235	$350,033	$389,998	$137	14.0%
Vacancy	0	0	(22,913)	(20,340)	(7)	(0.7)
Other Income	0	0	14,717	16,804	6	0.6
Net Commercial Income	$307,202	$387,235	$341,837	$386,462	$136	13.9%
Effective Gross Income	$2,672,101	$2,783,654	$2,727,067	$2,762,406	$50,226	99.3%
Management Fee	59,220	60,419	69,215	82,872	1,507	3.0
Real Estate Taxes	172,994	202,657	222,197	251,911	4,580	9.1
Insurance	20,300	17,165	19,257	32,493	591	1.2
Other Operating Expenses	325,748	326,895	332,141	332,141	6,039	12.0
Total Operating Expenses	$578,262	$607,135	$642,811	$699,417	$12,717	25.3%
Net Operating Income	$2,093,840	$2,176,519	$2,084,256	$2,062,988	$37,509	74.7%
TI/LC	0	0	0	11,594	211	0.4
Replacement Reserves	0	0	0	22,853	416	0.8
Net Cash Flow	$2,093,840	$2,176,519	$2,084,256	$2,028,542	$36,883	73.4%

(1)	TTM column represents the trailing 12-month period ending November 30, 2019.

(2)	Commercial Income related line items are based on the total commercial square footage of 2,850. All other line items are based on the 55 residential units.

(3)	% column represents percent of net rental income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Property Management. The East Village Multifamily Pool 3 Properties are managed by Westminster Management, L.L.C.

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Annex A-3	Benchmark 2020-B17

Crenshaw Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$31,000,000	Title:	Fee
Cut-off Date Principal Balance:	$31,000,000	Property Type - Subtype:	Retail - Anchored
% of Pool by IPB:	3.3%	Net Rentable Area (SF):	137,794
Loan Purpose:	Acquisition	Location:	Los Angeles, CA
Borrowers:	Crenshaw Plaza I LLC, Crenshaw	Year Built / Renovated:	1967-2004 / N/A
	Plaza II LLC	Occupancy:	100.0%
Loan Sponsors:	Drew Orenstein, Kevin Wiser,	Occupancy Date:	1/23/2020
	Natalie Roberts	Number of Tenants:	25
Interest Rate:	4.21600%	2016 NOI(1):	N/A
Note Date:	1/23/2020	2017 NOI(1):	N/A
Maturity Date:	2/6/2025	2018 NOI(1):	N/A
Interest-only Period:	60 months	TTM NOI(1):	N/A
Original Term:	60 months	UW Economic Occupancy:	95.1%
Original Amortization:	None	UW Revenues:	$4,637,974
Amortization Type:	Interest Only	UW Expenses:	$1,914,660
Call Protection:	L(25),Def(30),O(5)	UW NOI:	$2,723,314
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$2,562,095
Additional Debt:	N/A	Appraised Value / Per SF:	$51,300,000 / $372
Additional Debt Balance:	N/A	Appraisal Date:	12/23/2019
Additional Debt Type:	N/A

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$225
Taxes:	$52,688	$52,688	N/A	Maturity Date Loan / SF:	$225
Insurance:	$5,764	$5,764	N/A	Cut-off Date LTV:	60.4%
Replacement Reserves:	$0	$1,952	N/A	Maturity Date LTV:	60.4%
TI/LC:	$0	$11,483	$413,382	UW NCF DSCR:	1.93x
Other:	$136,500	$0	N/A	UW NOI Debt Yield:	8.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$31,000,000	60.4%	Purchase Price	$50,304,800	98.1%
Sponsor Equity	20,290,299	39.6	Closing Costs	790,547	1.5
			Upfront Reserves	194,952	0.4
Total Sources	$51,290,299	100.0%	Total Uses	$51,290,299	100.0%
(1)	The acquisition of the Crenshaw Plaza Property consists of 5 purchases through multiple sellers including a sale leaseback. Historical NOI was not available for the Rite Aid and Arco parcels.

The Loan. The Crenshaw Plaza loan is secured by a first mortgage lien on the borrowers’ fee interest in a 137,794 square foot anchored retail center located in Los Angeles, California (the “Crenshaw Plaza Property”). The Crenshaw Plaza loan has a five-year term and requires payments of interest-only for 60 months.

The Borrowers. The borrowing entities for the Crenshaw Plaza loan are Crenshaw Plaza I LLC and Crenshaw Plaza II LLC, each, a Delaware limited liability company and a special purpose entity, with at least one independent director in its organizational structure. The borrowing entities own the Crenshaw Property as tenants-in-common.

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Crenshaw Plaza

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors for the Crenshaw Plaza loan are Drew Orenstein, Kevin Wiser and Natalie Roberts. The sponsor is a JV between 21 Alpha Group and Universal Standard Housing (“USH”). Kevin Wiser serves as president and chief operating officer of 21 Alpha Group. 21 Alpha Group is a national network of real estate development, management and investment companies with an outstanding reputation for quality in the multifamily housing and hotel industries. 21 Alpha Group has more than 350 professionals staffed across various real estate disciplines, including development, construction, leasing, property management, asset management, accounting, and legal. USH is a real estate development firm founded by Drew Orenstein. USH and 21 Alpha Group are both local to Los Angeles and are very familiar with the Crenshaw/Inglewood area as they own and operate 20 multifamily properties located in Los Angeles.

The Property. The Crenshaw Plaza Property is a 137,794 square foot retail center anchored by Ralph’s Market (“Ralph’s”) at the major intersection of Crenshaw Boulevard and Slauson Avenue. The Property is centrally located in the city of Los Angeles in the neighborhood of Park Mesa Heights, and the Crenshaw Plaza Property is directly adjacent to the new Hyde Park Metro Station under construction (projected completion by mid-2020), a transit stop along the Crenshaw/LAX Transit Project’s Crenshaw Metro Line.

The largest tenant at the Crenshaw Plaza Property, Ralph’s, is the largest supermarket chain subsidiary of the Kroger Co. (lease is guaranteed by Kroger, Moody’s/S&P: Baa1/BBB). Kroger operates approximately 3,800 stores under two dozen banners across 35 states, including 2,764 supermarkets and multi-department stores. Over 2,200 Kroger stores have pharmacies and 1,500 have fuel centers. Kroger's Fred Meyer Stores subsidiary operates around 130 supercenters that offer groceries, merchandise, and jewelry in the western U.S. While Kroger has added other amenities to its mix, groceries still make up over 84% of its sales, while fuel sales make up another 13%.

The second largest tenant at the Crenshaw Plaza Property is Rite Aid Drug Store (“Rite Aid”) which leases 20,160 square feet (14.6% of net rentable area) through December 1, 2029. Rite Aid Corporation is the third largest retail drug store chains in the United States. The company operates approximately 2,500 drugstores in 19 U.S. states. Prescription pharmaceutical sales account for approximately two-thirds of Rite-Aid’s revenue, while front-end products, including over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise, and photo processing make up the remaining third.

The third largest tenant at the Crenshaw Plaza Property, Bargin Discount Store (12,300 square feet, 8.9% of net rentable area), is an American price-point retailer chain based in California, offering a wide assortment of goods with a focus on low prices. The tenant has a 10-year lease at the Crenshaw Plaza Property, which commenced in November 2017. They currently have a base rent of $22.59 per square foot per year, with an annual rent escalation floored at 2.5% and capped at 5.0%.

The Market. The Crenshaw Plaza Property is located in the City of Los Angeles in the neighborhood of Park Mesa Heights. Generally, the boundaries of the neighborhood are West Vernon Avenue to the north, South Van Ness Avenue to the east, West 79th Place to the south, and West Boulevard and Buckler Avenue in the west. Inglewood is located immediately southwest. Other local landmarks include The Promenade at Howard Hughes Center, Centinela Hospital Medical Center, and Universal Studios Hollywood. Downtown Los Angeles is about 5 miles northeast. The Ports of Los Angeles and Long Beach are about 15 miles southeast. Los Angeles International Airport is about 5 miles southwest.

According to the appraisal, the Crenshaw Plaza Property is located in the Culver City/Inglewood/El Segundo submarket. The Culver City/Inglewood/El Segundo submarket reported a 5.1% vacancy rate, lower than the overall vacancy for the Los Angeles region of 7.4%. Average asking rental rates in the Culver City/Inglewood/El Segundo submarket have increased, ranging from $35.69 per square foot in 2014 to $40.31 per square foot in 2018, demonstrating a CAGR of 3.1%. Currently, the average rent in the submarket is $40.51 per square foot. Over the next five years, average asking rents are expected to increase between $40.60 per square foot in 2019 to $41.55 per square foot in 2023. The appraisal concluded a combined blended vacancy/credit loss of 2.2%. The blend consists of 5.0% for retail and 0% for credit tenants: Ralph’s, Rite Aid, Wells Fargo, Subway, AutoZone, T-Mobile and Arco. In the Culver City/Inglewood/El Segundo submarket, no new space was completed between 2014 and 2018. Over the next five years, a third party report projects that no new space will be added to the submarket.

The Crenshaw Plaza Property’s immediate area is 100% developed with limited vacant land available. According to the appraisal, the area is poised to undergo a transformation with the Crenshaw/LAX Transit Project. The Metro Crenshaw/LAX Line will extend from the existing Metro Exposition Line at Crenshaw and Exposition Boulevards. The line will travel 8.5 miles to the Metro Green Line and will serve the cities of Los Angeles, Inglewood and El Segundo; and portions of unincorporated Los Angeles County. The new Metro Rail extension will offer an alternative transportation option to congested roadways and provide significant environmental benefits, economic development and employment opportunities throughout Los Angeles County. Riders will be able to make easy connections within the entire Metro Rail system, municipal bus lines and other regional transportation services. The Crenshaw/LAX Transit Project will serve the Crenshaw District, Inglewood, Westchester and surrounding area with eight stations, at: 1. Expo/Crenshaw; 2. Martin Luther King Jr.; 3. Leimert Park; 4. Hyde Park; 5. Fairview Heights; 6. Downtown Inglewood; 7. Westchester/Veterans; and 8. Aviation/Century.

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Crenshaw Plaza

Historical and Current Occupancy(1)
2016	2017	2018	2019	Current(2)
96.8%	95.3%	98.4%	96.8%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of January 23, 2020.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Ralph's Market	Baa1 / BBB / NR	46,333	33.6%	$13.89	22.6%	5/31/2024
Rite Aid Drug Store	NR / NR / NR	20,160	14.6	10.66	7.5%	12/1/2029
Bargain Discount Store	NR / NR / NR	12,300	8.9	22.59	9.7%	10/31/2027
Fitness 19	NR / NR / NR	10,020	7.3	18.00	6.3%	12/31/2028
Rainbow Women's Retail Group	NR / NR / NR	8,397	6.1	27.65	8.1%	1/31/2021
AutoZone Parts, Inc.	Baa1 / BBB / BBB	8,031	5.8	21.00	5.9%	8/31/2027
Piacci Suit Outlet	NR / NR / NR	4,080	3.0	17.34	2.5%	6/30/2023
Burger King	NR / NR / NR	3,570	2.6	32.70	4.1%	7/31/2023
Wells Fargo	NR / NR / NR	3,046	2.2	36.00	3.8%	10/31/2029
Crenshaw Slauson Family Dentist	NR / NR / NR	2,170	1.6	22.27	1.7%	12/31/2022
Subtotal / Weighted Average		118,107	85.7%	$17.47	72.3%
Remaining Tenants		19,687	14.3	40.13	27.7%%
Vacant		0	0.0	NAP	NAP
Total / Weighted Average		137,794	100.0%	$20.71	100.0%
(1)	Based on the underwritten rent roll dated January 23, 2020.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.00%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.00%	$0	0.0%
2020	2	3,105	2.3	102,612	3.6%	3,105	2.25%	$102,612	3.6%
2021	4	13,029	9.5	381,564	13.4%	16,134	11.7%	$484,176	17.0%
2022	2	3,290	2.4	84,696	3.0%	19,424	14.1%	$568,872	19.9%
2023	6	12,370	9.0	449,412	15.8%	31,794	23.1%	$1,018,284	35.7%
2024	2	47,633	34.6	691,500	24.2%	79,427	57.6%	$1,709,784	59.9%
2025	3	4,030	2.9	158,909	5.6%	83,457	60.6%	$1,868,693	65.5%
2026	1	780	0.6	33,096	1.2%	84,237	61.1%	$1,901,789	66.7%
2027	2	20,331	14.8	446,455	15.6%	104,568	75.9%	$2,348,244	82.3%
2028	1	10,020	7.3	180,360	6.3%	114,588	83.2%	$2,528,604	88.6%
2029	2	23,206	16.8	324,660	11.4%	137,794	100.0%	$2,853,264	100.0%
2030 & Beyond	0	0	0.0	0	0.0%	137,794	100.0%	$2,853,264	100.0%
Total	25	137,794	100.0%	$2,853,264	100.0%
(1)	Based on the underwritten rent roll dated January 23, 2020.
(2)	Certain tenants may hold termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule. Individual tenant termination options can be found in the footnotes under the ‘Tenant Summary’ table.

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Crenshaw Plaza

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$2,853,264	$20.71	59.4%
Credit Rent Steps	12,312	0.09	0.3
Contractual Rent Steps(3)	33,432	0.24	0.7
Total Reimbursements	1,903,490	13.81	39.6
Net Rental Income	$4,802,499	$34.85	100.0%
(Vacancy/Credit Loss)	(240,125)	(1.74)	(5.0)
Other Income	75,600	0.55	1.6
Effective Gross Income	$4,637,974	$33.66	96.6%
Total Expenses	$1,914,660	$13.90	41.3%
Net Operating Income	$2,723,314	$19.76	58.7%
Total TI/LC, Capex/RR	161,219	1.17	3.5
Net Cash Flow	$2,562,095	$18.59	55.2%
(1)	The acquisition of the Crenshaw Plaza Property consists of 5 purchases through multiple sellers including a sale leaseback. Historical NOI was not available for the Rite Aid and Arco parcels.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Contractual Rent Steps represents of contractual rent steps underwritten through November 2020.

Property Management. The Crenshaw Plaza Property is managed by Charles Dunn Real Estate Services, Inc.

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Staples Headquarters

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	3.2%	Net Rentable Area (SF):	666,088
Loan Purpose:	Acquisition	Location:	Framingham, MA
Borrower:	STP Framingham (MA) LLC	Year Built / Renovated:	1997 / N/A
Loan Sponsor:	LCN North American Fund III REIT	Occupancy:	100.0%
Interest Rate:	3.11000%	Occupancy Date:	3/6/2020
Note Date:	1/29/2020	Number of Tenants:	1
Maturity Date:	2/6/2030	2016 NOI(4):	N/A
Interest-only Period:	120 months	2017 NOI(4):	N/A
Original Term:	120 months	2018 NOI(4):	N/A
Original Amortization:	None	TTM NOI(4):	N/A
Amortization Type:	Interest Only	UW Economic Occupancy:	92.5%
Call Protection(2):	L(25),Def(88),O(7)	UW Revenues:	$11,946,034
Lockbox / Cash Management:	Hard / In Place	UW Expenses:	$358,381
Additional Debt(1):	Yes	UW NOI:	$11,587,653
Additional Debt Balance(1):	$60,000,000	UW NCF:	$11,301,813
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$198,000,000 / $297
		Appraisal Date:	11/1/2019

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$135
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$135
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	45.5%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	45.5%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	3.98x
Other(3):	$0	$0	N/A	UW NOI Debt Yield:	12.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$90,000,000	53.0%	Purchase Price	$165,000,000	97.2%
Sponsor Equity	79,728,200	47.0%	Closing Costs	4,728,200	2.8%
Total Sources	$169,728,200	100.0%	Total Uses	$169,728,200	100.0%
(1)	The Staples Headquarters loan is part of a whole loan evidenced by four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $90.0 million. Financial Information presented in the chart above reflects the Cut-off Date balance of the $90.0 million Staples Headquarters Whole Loan (as defined below).
(2)	The lockout period will be at least 25 payments beginning with and including the first payment date of March 6, 2020. The borrower has the option to defease the full $90.0 million Staples Headquarters Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) January 29, 2023. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2020-B17 securitization in March 2020. The actual lockout period may be longer.
(3)	Staples Headquarters Whole Loan is structured with a letter of credit delivered to the lender at origination in an amount equal to 12 month’s rent at origination ($12,250,000).
(4)	The Staples Headquarters Property was acquired by the borrower from an affiliate of the tenant in January 2020 in a sale leaseback transaction, and accordingly no operating history is available.

The Loan. The mortgage loan (the “Staples Headquarters Loan”) is part of a whole loan (the “Staples Headquarters Whole Loan”) evidenced by four pari passu notes. The aggregate outstanding principal balance as of the Cut-off Date of all notes evidencing the Staples Headquarters Whole Loan is $90,000,000, as detailed in the Whole Loan Summary table below. The Staples Headquarters Whole Loan is secured by a first mortgage encumbering the borrower’s fee simple interest in a 666,088 square foot office complex located in Framingham, Massachusetts (the “Staples Headquarters Property”). The Staples Headquarters Loan, which is evidenced by the non-controlling notes A-2 and A-3-1, has an outstanding principal balance as of the Cut-off Date of $30.0 million and represents approximately 3.2% of the Initial Pool Balance. The related companion loans are evidenced by the two senior pari passu notes which have an aggregate original principal balance of $60.0 million and are expected to be contributed to one or more future securitization transactions. The Staples Headquarters Whole Loan, which accrues interest at an interest rate of 3.11000% per annum, was originated by DBR Investments Co. Limited (“DBRI”) on January 29, 2020. The proceeds of the Staples Headquarters Whole Loan along with borrower sponsor equity were primarily used to purchase the Staples Headquarters Property and pay closing costs.

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Annex A-3	Benchmark 2020-B17

Staples Headquarters

The table below summarizes the promissory notes that comprise the Staples Headquarters Whole Loan. The relationship between the holders of the Staples Headquarters Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced Pari Passu Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	CGCMT 2020-GC46	Yes
Note A-2	$20,000,000	$20,000,000	Benchmark 2020-B17	No
Note A-3-1	$10,000,000	$10,000,000	Benchmark 2020-B17	No
Note A-3-2	$10,000,000	$10,000,000	DBRI(1)	No
Senior Notes	$90,000,000	$90,000,000
(1)	Expected to be contributed to one or more future securitization transactions.

The Borrower. The borrower is STP Framingham (MA) LLC, which is a joint venture between LCN North American Fund III REIT and Sycamore Partners II, L.P. (“Sycamore Partners II”). LCN North American Fund III REIT has a 66.66% beneficial ownership interest in the borrower, and Sycamore Partners II has a 33.33% beneficial ownership interest in the borrower. Sycamore Partners owns Staples, the sole tenant. The borrower sponsor and non-recourse carveout guarantor is LCN North American Fund III REIT.

LCN Capital Partners has experience in the primary sale-leaseback and build-to-suit markets, where investments and leases are directly originated with corporate users of real estate. LCN Capital Partners manages six portfolios of real estate assets. The team has decades of experience in sale-leaseback, credit underwriting, non-recourse debt placement, and corporate finance. Edward V. LaPuma is the Co-Founder and Managing Partner of LCN Capital Partners where he and Bryan York Cowell oversee all aspects of the firm’s investment activities and operations globally.

Sycamore Partners, the parent company of Sycamore Partners II, is a private equity firm based in New York specializing in retail and consumer investments. The following are current investments held by Sycamore Partners other than Staples: Pure Fishing, The Limited, Belk, Inc., Aeropostale, EMP, Nine West Holdings and Hot Topic.

The Property. The Staples Headquarters Property consists of a 666,088 square foot, Class A office complex, which was built-to-suit in 1997 across approximately 50 acres for Staples, Inc., a Delaware Corporation (“Staples”), the sole tenant. The Staples Headquarters Property was purchased from an affiliate of the tenant in a sale leaseback transaction in January 2020. The Staples Headquarters Property’s layout includes two identical towers connected by a lobby, a central amenities building (the “Link”), a free-standing 16,354 square foot single-story daycare facility operated by Bright Horizons, and 3,732 parking spaces (5.6 spaces per 1,000 square feet) between surface and garage parking structures. Since 2012, Staples has invested approximately $37.0 million ($56 per square feet) on various capital improvement projects including renovations to eight office floors, a structured parking garage, the fitness and child care centers, and most recently, a $4.2 million renovation and upgrade of the lobby and Link connector. Staples has informed the lender that it plans to invest an additional approximately $2.35 million in further capital improvement projects in the near future, but is not obligated to perform such improvements.

The Link project included an enhanced main lobby and the addition of flexible client meeting and presentation rooms, classrooms, and staircase access to the new cafeteria, which serves breakfast and lunch to approximately 2,500 on-site employees. Link amenities also include a coffee vendor and sundry shop. The headquarters building has a number of additional amenities and services including a fitness facility with yoga/spin studio, towel service and full-service locker rooms; solar panels on the parking garage roof; two-door loading dock on the east tower; dry cleaning and shoe-repair; on-site mobile mechanic and auto detailing service.

As of March 6, 2020, the Staples Headquarters Property was 100.0% leased and occupied by Staples (666,088 square feet; 100.0% of net rentable area; 100% of UW Base Rent). Staples is a business-to-business distributor of business supplies operating in the U.S. and Canada. Staples’s supply chain is comprised of 33 fulfillment centers, which allows the company to offer free next-day delivery to over 95% of its customers. Staples established the Staples North American Distribution business (“Staples NAD”) in 1993 to focus on fulfilling the needs of business customers and has invested significantly to grow its business-to-business capability. In 1998, Staples expanded its go-to-market strategies through the launch of Staples.com, an online platform primarily serving small businesses, and the acquisition of Quill.com (“Quill”), a provider of business supplies to small and mid-sized businesses. In 2008, Staples NAD acquired Corporate Express, a supplier of office products to businesses and institutions. Staples was taken private by Sycamore Partners, which owns a 33.33% interest in the borrower, in September 2017.

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Annex A-3	Benchmark 2020-B17

Staples Headquarters

Staples has a 25-year absolute triple net lease that expires in March 2045 at a base rent of $18.39 per square foot (the “Staples Lease”). The Staples Lease includes contractual annual rent increases by an amount equal to two times the cumulative change in the consumer price index (“CPI”); provided, however, such increase will not exceed 2.5% of the base rent of the immediately preceding lease year. Staples has three, 10-year extension options remaining and no termination options.

The Market. The Staples Headquarters Property is located approximately 20.0 miles west of Boston, with direct visibility along I-90 (MA Turnpike – average weekday traffic of 100,000 vehicles). The Staples Headquarters Property has access to the MA Turnpike and Route 9, with proximity to hotels, restaurants, and retail. Major corporate headquarters for TJX and Bose can be found in Framingham, while Quest Diagnostics, GE Healthcare, Sanofi, and most recently Whole Foods have operations in Marlborough or Westborough, approximately ten miles west.

The Staples Headquarters Property is part of a larger office park called 9/90 Corporate Center, which consists of approximately 1.3 million square feet of office space. The 9/90 Corporate Center benefits from its location west of Route 128 and direct access from I-90 at exits 12 & 13, as well as access to the Natick Mall (Greenstreet: A+), numerous retail options, restaurants, and hotels. Tenants at the 9/90 Corporate Center include Genzyme, Computershare, Boston Heart Diagnostics, LFB USA, Inc., Sanford Health, and Globoforce Limited.

As of December 17, 2019, the Framingham/Natick office submarket had a total inventory of 10,658,878 square feet with 7.9% vacancy and average asking rents of $27.19 per square foot, according to a third party market report. The appraisal concluded a market rent at the Staples Headquarters Property of between $15.93 and $19.64 per square foot. The market rent conclusion is based on (i) discussions with market brokers and property owners and (ii) the comparable leases below with additional qualitative adjustments made for the quality of the Staples Headquarters Property.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Staples	B3 / B+ / NR	666,088	100.0%	$18.39	100.0%	3/31/2045
(1)	Based on the underwritten rent roll as of March 6, 2020.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2020	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2029	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2030	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2031 & Beyond	1	666,088	100.0%	12,250,000	100.0%	666,088	100.0%	$12,250,000	100.0%
Total	1	666,088	100.0%	$12,250,000	100.0%
(1)	Based on the underwritten rent roll as of March 6, 2020.

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Annex A-3	Benchmark 2020-B17

Staples Headquarters

Underwritten Net Cash Flow(1)(2)
	Underwritten	Per Square Foot	%(3)
Rents in Place	$12,250,000	$18.39	94.9%
Rent Steps(4)	306,250	0.46	2.4%
Gross Potential Rent	$12,556,250	$18.85	97.2%
Total Reimbursements	358,381	0.54	2.8%
Net Rental Income	$12,914,631	$19.39	100.0%
(Vacancy/Credit Loss)	(968,597)	(1.45)	(7.5)%
Effective Gross Income	$11,946,034	$17.93	92.5%

Real Estate Taxes	0	$0.00	0.0%
Insurance	0	0.00	0.0%
Management Fee	358,381	0.54	3.0%
Other Operating Expenses	0	0.00	0.0%
Total Expenses(5)	$358,381	0.54	3.0%

Net Operating Income	$11,587,653	$17.40	97.0%

TI/LC	166,500	0.25	1.4%
Capital Expenditures	119,340	0.18	1.0%
Net Cash Flow	$11,301,813	$16.97	94.6%
(1)	Based on the underwritten rent roll dated March 6, 2020.
(2)	The Staples Headquarters Property was acquired by the borrower from an affiliate of the tenant in January 2020 in a sale leaseback transaction, and accordingly no operating history is available.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(4)	Represents contractual rents step taken through August 2020.
(5)	Staples is responsible for all expenses under its absolute triple net lease

Property Management. The Staples Headquarters Property is self-managed by the tenant.

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Annex A-3	BENCHMARK 2020-B17

3000 Post Oak

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.2%	Net Rentable Area (SF)(4)(5):	441,523
Loan Purpose:	Refinance	Location:	Houston, TX
Borrower:	LOPO 2 SPE LP	Year Built / Renovated:	1979 / 2014
Loan Sponsor:	Norman Bobrow	Occupancy(5):	99.4%
Interest Rate:	4.98750%	Occupancy Date:	2/1/2020
Note Date:	2/6/2020	Number of Tenants:	1
Maturity Date:	3/1/2025	2016 NOI(6):	$9,254,076
Interest-only Period:	60 months	2017 NOI(6):	$9,611,788
Original Term:	60 months	2018 NOI(6):	$9,775,556
Original Amortization:	None	TTM NOI (as of 9/2019)(6):	$9,930,230
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection(2):	L(24),Def(30),O(6)	UW Revenues:	$14,781,135
Lockbox / Cash Management:	Hard / In Place	UW Expenses:	$5,159,071
Additional Debt(1)(3):	Yes	UW NOI:	$9,622,064
Additional Debt Balance(1)(3):	$50,000,000 / $20,000,000	UW NCF:	$8,875,778
Additional Debt Type(1)(3):	Pari Passu / Mezzanine Loan	Appraised Value / Per SF(7):	$143,900,000 / $326
		Appraisal Date:	11/20/2019

Escrows and Reserves				Financial Information(1)(3)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$391,962	$195,981	N/A	Cut-off Date Loan / SF:	$181	$226
Insurance:	$206,002	$18,727	N/A	Maturity Date Loan / SF:	$181	$226
Replacement Reserves:	$8,095	$8,095	N/A	Cut-off Date LTV(7):	55.6%	69.5%
TI/LC(8):	$55,190	$55,190	N/A	Maturity Date LTV(7):	55.6%	69.5%
				UW NCF DSCR:	2.19x	1.46x
				UW NOI Debt Yield:	12.0%	9.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$80,000,000	79.9%	Loan Payoff	$98,054,587	97.9%
Mezzanine Loan	20,000,000	20.0%	Closing Costs	1,428,368	1.4%
Sponsor Equity	144,203	0.1%	Upfront Reserves	661,249	0.7%
Total Sources	$100,144,203	100.0%	Total Uses	$100,144,203	100.0%
(1)	The 3000 Post Oak loan is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $80.0 million. Financial Information presented in the chart above reflects the Cut-off Date balance of the $80.0 million 3000 Post Oak Whole Loan (as defined below).
(2)	The lockout period will be at least 24 payments beginning with and including the first payment date of April 1, 2020. The borrower has the option to defease the full $80.0 million 3000 Post Oak Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 6, 2024. The assumed lockout period of 24 months is based on the expected closing date of the Benchmark 2020-B17 securitization in March 2020. The actual lockout period may be longer.
(3)	See “Current Mezzanine or Subordinate Indebtedness” below.
(4)	Net Rentable Area (SF) does not include square footage associated with a 2,283-space parking garage utilized by Bechtel Oil, Gas and Chemicals, Inc.’s (“Bechtel”) pursuant to its lease.
(5)	Occupancy and Net Rentable Area (SF) are inclusive of 2,028 square feet associated with management and engineering space.
(6)	The increase from 2016 NOI through TTM NOI was attributable to contractual rent steps in connection with Bechtel lease.
(7)	The appraisal provided a “Hypothetical Go Dark” value of $86.6 million, as of November 20, 2019, which assumes that Bechtel vacates the 3000 Post Oak property and ceases rent payments under its lease. Based on the “Hypothetical Go Dark” value, the Whole Loan Cut-off Date LTV and the Total Debt Cut-off Date LTV are equal to 92.4% and 115.5%, respectively.
(8)	On a monthly basis, the borrower is required to deposit $55,190 for tenant improvements and leasing commission (or approximately $1.50 per square foot annually) as well as any lease termination fees or payments received in connection with the termination of any lease at the 3000 Post Oak property.

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Annex A-3	BENCHMARK 2020-B17

3000 Post Oak

The Loan. The 3000 Post Oak loan is part of a whole loan evidenced by two pari passu promissory notes, each as described below, with an aggregate original balance of $80.0 million (the “3000 Post Oak Whole Loan”), secured by a first mortgage lien on the borrower’s fee interest in a 441,523 square foot Class A office building located in Houston, Texas. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of $30.0 million, will be included in the Benchmark 2020-B17 trust. The controlling Note A-1, which is currently held by JPMCB, is expected to be contributed to one or more future securitization trusts. The relationship between the holders of the 3000 Post Oak Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The 3000 Post Oak Whole Loan has a five-year term and is interest-only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	JPMCB	Yes
A-2	$30,000,000	$30,000,000	Benchmark 2020-B17	No(1)
Total	$80,000,000	$80,000,000
(1)	The 3000 Post Oak Whole Loan is expected to be serviced under the Benchmark 2020-B17 pooling and servicing agreement until such time the controlling note has been securitized, at which point the 3000 Post Oak Whole Loan will be serviced under the pooling and servicing agreement related to such securitization.

The Borrower. The borrower is LOPO 2 SPE LP, a Delaware limited partnership and special purpose entity with two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor and non-recourse guarantor is Norman Bobrow, the key principal of Norman Bobrow & Company Inc. Founded in 1980 and headquartered in New York City, Norman Bobrow & Company Inc. is an independently-owned commercial real estate brokerage. The borrower is controlled by AIP Asset Management (“AIP”), a Korean financial services and asset management company focused on offshore investments. With offices in South Korea, Australia, Singapore and New York, AIP has approximately $2.3 billion assets under management and has executed over $3.8 billion of transactions.

Under the limited liability company agreement (the “LOPO 2 LLC Agreement”) of LOPO 2 LLC, which indirectly owns 100% of the borrower (“LOPO 2”), between Norman Bobrow and FG US Holdings 2, LLC, as consideration for executing and delivering the guaranty for the 3000 Post Oak Whole Loan (the “Guaranty”), Norman Bobrow is required to be paid by LOPO 2, as an operating expense of LOPO 2, a fee of $350,000 per annum, payable in monthly installments equal to $29,166.67, for so long as, among other conditions: (i) Norman Bobrow remains a member of LOPO 2, and/or (ii) unless Norman Bobrow has been removed as a member of LOPO 2 for cause under the LOPO 2 LLC Agreement, the Guaranty remains in effect.

The Property. The 3000 Post Oak property is a 19-story, 441,523 square foot Class A office building located in Houston, Texas. The 3000 Post Oak property also includes an adjacent 10-story parking garage containing 2,283 parking spaces, resulting in a parking ratio of approximately 5.2 spaces per 1,000 square feet, which is above the competitive set’s parking ratios of 2.8 to 3.4 spaces per 1,000 square feet according to the appraisal. The office building was constructed in 1979 while the parking garage, with a direct canopy link to the office building, was constructed in September 2014 by prior ownership for approximately $22.9 million in connection with the renewal of Bechtel’s lease. The 3000 Post Oak property is part of The Lakes on Post Oak office park, which consists of the 3000 Post Oak property, a 22-story office building and a 17-story office building totaling approximately 1.2 million square feet. The Lakes on Post Oak office park has a weighted average occupancy of 91.9%.

AIP acquired the 3000 Post Oak property in 2014 for approximately $170.0 million (approximately $385 per square foot) and has since invested approximately $1.8 million in capital improvements including the replacement of main electrical breakers, chillers and the fire panel control system. The previous owner updated common area restrooms, corridors and lobbies in 2013 and constructed the 2,283 space parking garage in 2014.

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Annex A-3	BENCHMARK 2020-B17

3000 Post Oak

As of February 1, 2020, the 3000 Post Oak property was 98.9% occupied by Bechtel. Bechtel is an engineering, procurement, construction and project management company serving the infrastructure, power, water, nuclear, security, environmental, oil, gas and chemicals and mining and metals markets. Bechtel reported $25.5 billion in revenue as of year-end 2018 and was ranked the 14th largest American private company by Forbes as of 2019. Headquartered at the 3000 Post Oak property, Bechtel has been a tenant since 1988 and has invested its own capital into its space including the upgrade of elevator cab finishes, dispatch programs and digital monitoring systems, restrooms, lobby finishes and common areas. Bechtel’s space at the 3000 Post Oak property is designed with movable partition walls to provide flexibility in terms of space size, configuration and special access depending on project needs. Bechtel most recently executed a 10-year lease extension in July 2014 with a lease expiration date in July 2024 with two, five year extension options subject to an 18-month notice period and no termination options. Bechtel’s lease requires triple net (“NNN”) rent of $7.50 per square foot for its lower level space and $19.25 per square foot for floors one through 19. Bechtel also pays fixed monthly rent of $152,810 for exclusive use of the parking garage.

The 3000 Post Oak Whole Loan is structured with a cash flow sweep commencing on a) April 1, 2021 if Bechtel fails to extend its lease for five years or the borrower fails to find an approved replacement tenant subject to certain leasing conditions or b) the occurrence of tenant triggers including Bechtel terminating its lease, giving notice of termination or abandoning its premises, among other conditions as outlined in the 3000 Post Oak Whole Loan documents.

The 3000 Post Oak property is located in Houston, Texas, approximately 6.0 miles to the west of the Houston central business district and approximately 19.0 miles to the southwest of the George Bush Intercontinental Airport. The 3000 Post Oak property provides convenient access to major thoroughfares in the area including Interstate 610 and Highway 59. Additionally, the 3000 Post Oak property is located in an area known as the Galleria, which contains a mixture of office, retail, residential and hotel properties located along the West Loop section of Interstate 610. The Galleria, owned by Simon Property Group, is the fourth largest retail complex in the country, hosting more than 24 million visitors annually and offering more than 400 stores, 60 restaurants, two hotels and a full-sized ice rink. Houston benefits from significant trade and export links due to its location on the Gulf Coast of Texas, as evidenced by its leadership in the energy, oil and gas technology industries. According to the appraisal, Houston demonstrated a 3.9% unemployment rate as of 2019. Additionally, Houston experienced a 1.5% annual increase in gross metro product, 1.8% annual increase in population and 1.5% annual increase in total employment from 2014 to 2019. According to the appraisal, as of 2019, the population within a one-, three- and five-mile radius of the 3000 Post Oak property was 27,186, 218,256 and 537,039, respectively. Additionally, over the same time period, the average household income within a one-, three- and five-mile radius was $120,943, $128,957 and $121,752, respectively.

The 3000 Post Oak property is located within the Galleria/Uptown Class A submarket of the Houston office market. As of the third quarter of 2019, the Houston office market consisted of approximately 331.8 million square feet of office space with an overall market vacancy of 16.8% and average gross asking rents of $28.97 per square foot. The Galleria/Uptown Class A submarket totaled approximately 13.7 million square feet with an average vacancy of 17.9% and average gross asking rents of $38.02 per square foot. According to the appraisal, the Galleria/Uptown submarket is considered an upper tier submarket in Houston and has experienced stable gross asking rents ranging between $35.69 and $36.93 per square foot within the past two years. There have been no completions within the Galleria/Uptown office submarket since the first quarter of 2018.

The appraisal identified seven office rent comparables for the 3000 Post Oak property. Comparable buildings were built between 1972 and 2019 and range in size from 60,934 to 400,101 square feet. Effective asking rents for NNN leases at the comparable properties ranged between $19.50 and $28.00 per square foot with a weighted average office rent of approximately $22.82 per square foot. The 3000 Post Oak property’s in-place base rent (not inclusive of the lower level space) is $19.73 per square foot, below the appraisal’s concluded office market rent of $21.00 per square foot.

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Annex A-3	BENCHMARK 2020-B17

3000 Post Oak

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)(3)
99.8%	99.8%	99.8%	99.4%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of February 1, 2020.
(3)	Current Occupancy is inclusive of 2,028 square feet associated with management and engineering space.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Total Base Rent(2)	Lease Expiration
Bechtel Oil, Gas and Chemicals, Inc. (3)	NR / NR / NR	436,651	98.9%	$19.40	99.9%	7/31/2024
Total Major Office		436,651	98.9%	$19.40	99.9%
Other Occupied(4)		2,028	0.5%	$5.92	0.1%
Total Occupied		438,679	99.4%	$19.34	100.0%
Vacant		2,844	0.6%
Total / Wtd. Avg.		441,523	100.0%
(1)	Based on the underwritten rent roll dated February 1, 2020.
(2)	Base Rent PSF and % of Total Base Rent is inclusive of contractual rent steps through February 2021.
(3)	Bechtel Oil, Gas and Chemicals, Inc., subleases 1,447 square feet to Chevron Federal Credit Union.
(4)	Other Occupied is inclusive of 2,028 square feet associated with management and engineering space.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	2,844	0.6%	NAP	NAP	2,844	0.6%	NAP	NAP
2020 & MTM	0	0	0.0%	$0	0.0%	2,844	0.6%	$0	0.0%
2021	0	0	0.0%	0	0.0%	2,844	0.6%	$0	0.0%
2022	0	0	0.0%	0	0.0%	2,844	0.6%	$0	0.0%
2023	0	0	0.0%	0	0.0%	2,844	0.6%	$0	0.0%
2024	1	436,651	98.9%	8,472,987	99.9%	439,495	99.5%	$8,472,987	99.9%
2025	0	0	0.0%	0	0.0%	439,495	99.5%	$8,472,987	99.9%
2026	0	0	0.0%	0	0.0%	439,495	99.5%	$8,472,987	99.9%
2027	0	0	0.0%	0	0.0%	439,495	99.5%	$8,472,987	99.9%
2028	0	0	0.0%	0	0.0%	439,495	99.5%	$8,472,987	99.9%
2029	0	0	0.0%	0	0.0%	439,495	99.5%	$8,472,987	99.9%
2030 & Beyond(4)	1	2,028	0.5%	12,000	0.1%	441,523	100.0%	$8,484,987	100.0%
Total	2	441,523	100.0%	$8,484,987	100.0%
(1)	Based on the underwritten rent roll dated February 1, 2020.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Base Rent Expiring is inclusive of contractual rent steps through February 2021.
(4)	2030 & Beyond is inclusive of 2,028 square feet associated with management and engineering space.

A-3-131

Annex A-3	BENCHMARK 2020-B17

3000 Post Oak

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Square Foot	%(2)
Base Rent(3)	$7,623,112	$7,811,896	$8,004,930	$8,152,274	$8,484,987	$19.22	62.6%
Vacant Income	0	0	0	0	49,770	0.11	0.4%
Gross Potential Rent	$7,623,112	$7,811,896	$8,004,930	$8,152,274	$8,534,757	$19.33	62.9%
Total Reimbursements	5,562,076	5,349,709	5,015,476	5,115,414	5,025,432	11.38	37.1%
Net Rental Income	$13,185,188	$13,161,606	$13,020,407	$13,267,688	$13,560,189	$30.71	100.0%
(Vacancy / Credit Loss)	0	0	0	0	(678,009)	(1.54)	(5.0)%
Other Income(4)	1,977,605	1,951,945	1,913,613	1,899,142	1,898,956	4.30	14.0%
Effective Gross Income	$15,162,794	$15,113,551	$14,934,019	$15,166,830	$14,781,135	$33.48	109.0%
Total Expenses	$ 5,908,718	$5,501,762	$5,158,463	$5,236,600	$5,159,071	$11.68	34.9%
Net Operating Income(5)	$9,254,076	$9,611,788	$9,775,556	$9,930,230	$9,622,064	$21.79	65.1%
Total TI/LC, CapEx	0	0	0	0	746,285	1.69	5.0%
Net Cash Flow	$9,254,076	$9,611,788	$9,775,556	$9,930,230	$8,875,778	$20.10	60.0%
(1)	TTM column represents the trailing 12-month period ending September 30, 2019.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Underwritten Base Rent is inclusive of contractual rent steps through February 2021.
(4)	Other Income includes contractual parking revenue of $152,810 per month pursuant to Bechtel’s lease and antenna income.
(5)	The increase from 2016 NOI through TTM NOI was attributable to contractual rent steps in connection with Bechtel’s lease.

Property Management. The 3000 Post Oak property is managed by Riverview Realty Management Texas LLC, an Illinois limited liability company.

Current Mezzanine or Subordinate Indebtedness. The 3000 Post Oak mezzanine loan, with an aggregate outstanding principal balance as of the Cut-off Date of $20.0 million, accrues interest at a fixed rate of 10.00000% per annum. The 3000 Post Oak mezzanine loan has a five-year term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

A-3-132

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE LEFT INTENTIONALLY BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue 8th Floor New York, NY 10179 Contact: Kunal Singh Phone Number: (212) 834-5467	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: askmidlandls.com Phone Number: (913) 253-9000	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: askmidlandls.com Phone Number: (913) 253-9000	Pentalpha Surveillance LLC PO Box 4839 Greenwich, CT 06831 Contact: Don Simon Phone Number: (203) 660-6100
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Premiums and Yield Maintenance Charges.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Certificate Administrator/Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Deferred Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
ARD Interest	0.00		Asset Representations Reviewer Fee - Pentalpha	0.00
Default Interest and Late Payment Charges	0.00		Surveillance LLC
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2020-B17	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/17/20
		Record Date:	3/31/20
		Determination Date:	4/13/20

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of March 1, 2020 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: Benchmark 2020-B17 Mortgage Trust, Benchmark 2020-B17 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2020-B17
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: [_]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event] and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit, legal review or legal opinion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)  Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)  Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted

D-1-1

thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(3)  Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)  Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)  Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)  Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since February 24, 2020.

(7)  Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee

D-1-2

(or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(8)  Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the

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Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)  Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10) Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11) Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12) Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13) Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal

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property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16) Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17) No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a

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replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so,

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authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20) No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21) No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22) REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a

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taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23) Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24) Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27) Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not

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materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28) Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29) Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the

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JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30) Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31) Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within

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the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33) Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34) Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including (A) the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (B) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

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(35) Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)   The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)   The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)   The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)   The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)   The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

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(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)   The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)   Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)   Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37) Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

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(39) Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40) No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Annex D-2. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41) Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42) Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43) Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of

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the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule D-1 to this Annex D-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule D-1 to this Annex D-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental

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Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44) Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46) Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47) Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48) Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

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“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE D-1 TO ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgaged Property
3	1633 Broadway
6	1501 Broadway
8	Bellagio Hotel and Casino
18.01	Motorola Solutions
18.09	Anthem Blue Cross and Blue Shield
18.13	MetLife – Dayton, OH
18.19	Eby-Brown – Ypsilanti, MI
18.23	SKF USA
18.39	First Midwest Bank – 1500 Allanson Road Mundelein, IL
18.60	First Midwest Bank – Sandwich, IL
18.61	First Midwest Bank – Gary, IN

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ANNEX D-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Hospitality Provisions	Holiday Inn Express Trinidad (Loan No. 28)	The comfort letter obtained in connection with the Mortgage Loan is not assignable by the lender. However, the franchisor will issue a replacement comfort letter in its then current form, upon thirty (30) days advance written request from the lender to a successor lender that takes assignment of the Mortgage Loan; provided, that such successor (x) is a financial institution in the business of routinely financing hotel properties, (y) has sufficient credit-worthiness, and (z) is not a competitor, or controlled by or affiliated with a competitor, of the franchisor or its affiliates. The lender’s request shall include the name and notice information for the entity to which the replacement comfort letter will be issued.
(7) Lien; Valid Assignment

Moffett Towers Buildings A, B & C (Loan No. 2)

1633 Broadway
(Loan No. 3)

1501 Broadway
(Loan No. 6)

Apollo Education Group HQ Campus (Loan No. 7)

Bellagio Hotel and Casino
(Loan No. 8)

3500 Lacey (Loan No. 9)

Kings Plaza
(Loan No. 10)

3000 Post Oak
(Loan No. 15)

Stonemont Net Lease Portfolio
(Loan No. 18)

The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment	Kings Plaza (Loan No. 10)	The Mortgage Loan documents permit the Mortgagor to obtain property-assessed clean energy loans in an amount not to exceed $10,000,000 provided, among other conditions, at lender’s sole discretion, the Mortgagor delivers a rating agency confirmation from any applicable rating agency.
(8) Permitted Liens; Title Insurance	1501 Broadway (Loan No. 6)	The two Mortgagors are a lessor (the “Fee Mortgagor”) and lessee (the “Leasehold Mortgagor”) under a ground lease, pursuant to which the Leasehold Mortgagor has the option to purchase the Fee Mortgagor’s interest in the Mortgaged Property.
(8) Permitted Liens; Title Insurance	Apollo Education Group HQ Campus (Loan No. 7)	The lease for the sole tenant, Apollo Education Group, contains a right of first offer, which the tenant has acknowledged and agreed that such right of first offer is not exercisable in connection with any exercise of remedies pursuant to any mortgage, deed of trust or other security instrument encumbering the premises or any mezzanine loan secured by the membership interests in the fee owner of the premises, including: (a) a purchase of the premises (or any portion thereof) at a foreclosure sale, (b) a transfer of the premises (or any portion thereof) to any lender or its designee pursuant to a deed-in-lieu of foreclosure, (c) a transfer of the membership interests in the fee owner of the premises pursuant to a foreclosure of any such mezzanine loan, or (d) any subsequent sale of the premises (or any portion thereof) by any lender or its designee after a foreclosure or deed-in-lieu of foreclosure or by any mezzanine lender or its designee after a foreclosure of any mezzanine loan.
(8) Permitted Liens; Title Insurance	Stonemont Net Lease Portfolio (Loan No. 18)	Each of the sole tenants at the Anthem Blue Cross and Blue Shield, Anthem, Anthem Virginia, and each of the 41 First Midwest Bank individual Mortgaged Properties has a right of first offer or a right of first refusal. Pursuant to the Subordination, Non-Disturbance, and Attornment and Tenant Recognition Agreements that the lender obtained at loan origination, such right of first offer or a right of first refusal will not apply to a foreclosure and deed-in-lieu of foreclosure.
(9) Junior Liens	Bellagio Hotel and Casino (Loan No. 8)	The Mortgage Loan documents permit future mezzanine loan upon satisfaction of certain conditions, including, without limitation, (a) combined maximum LTV of 72.0%, (b) combined minimum DSCR of 4.24x, and (c) the lenders entering into an intercreditor agreement.

D-2-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(9) Junior Liens	1501 Broadway (Loan No. 6)

Certain direct and indirect owners of the each of the Mortgagors (each, “Subordinate Mezzanine Borrower”) have the right during the term of the Mortgage Loan to obtain mezzanine financing for a senior mezzanine loan (“Senior Mezzanine Loan”) and the right during the term of the Mortgage Loan to obtain mezzanine financing for a junior mezzanine loan (“Junior Mezzanine Loan” and together with the Senior Mezzanine Loan, each, a “Subordinate Mezzanine Loan”), which Subordinate Mezzanine Loan must be secured by direct or indirect ownership interests in the Mortgagor or the applicable Subordinate Mezzanine Borrower (which may not include any portion of the Mortgaged Property or any portion of the collateral securing the Mortgage Loan) without the consent of the lender or the Rating Agencies, so long as the Mortgagor satisfies certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (a) the terms and conditions of the Subordinate Mezzanine Loan and the documents evidencing the Subordinate Mezzanine Loan are required to be in form and substance substantially similar to the forms of the mezzanine loan documents attached to that certain Approved Mezzanine Loan Documents Certificate between the lender and the Mortgagor (the “Approved Mezzanine Loan Documents Certificate”) or otherwise in form and substance reasonably satisfactory to Lender and satisfactory to the Rating Agencies; (b) immediately following the closing of the Subordinate Mezzanine Loan, a combined loan-to-value ratio is not greater than 50%; (c) the Debt Yield immediately following the closing of the Subordinate Mezzanine Loan shall not be less than 9%; (d) subordinate Mezzanine Lender enters into an intercreditor agreement with the lender in the form and substance reasonably satisfactory to the lender and to the approved Rating Agencies; (e) the Subordinate Mezzanine Loan may be secured only by pledges of the direct or indirect equity in the Mortgagor and may not be secured by a lien against the Mortgaged Property; and (f) the Subordinate Mezzanine Loan is coterminous with the Mortgage Loan or have a maturity date that extends beyond the maturity date of the Mortgage Loan.

The fee Mortgagor has made to the leasehold Mortgagor (each of the fee Mortgagor and the leasehold Mortgagor, an “Individual Borrower”) an interborrower note (the “Interborrower Note”), dated as of April 11, 2016, in the original principal amount of $6,040,518.00. Each Individual Borrower acknowledges and agrees that the Interborrower Note and all amounts payable

D-2-3

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
thereunder are subject and subordinate to the Mortgage Loan and the Mortgage Loan documents. So long as the debt under the Mortgage Loan remains outstanding, no Individual Borrower may (i) commerce any legal or equitable proceedings or otherwise in connection with the Interborrower Note, (ii) assert any claims or demands whatsoever thereunder or under applicable law under the Interborrower Note or (iii) otherwise exercise any rights or remedies under the Interborrower Note. Each Individual Borrower, without the prior written consent of the lender, may not (a) amend, modify, or terminate any Interborrower Note, or (b) assign, sell or transfer the Interborrower Note. The Mortgagors have represented under the Mortgage Loan documents that the outstanding principal balance under the Interborrower Note is $2,938,435.16.
(9) Junior Liens	Kings Plaza (Loan No. 10)	There is a mezzanine loan in the original principal balance of $53,000,000, which is currently held by JPMorgan Chase Bank, National Association, Wells Fargo Bank, National Association and Société Générale Financial Corporation, and is expected to be sold to a third party investor. In connection with the mezzanine loan, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
(9) Junior Liens	3500 Lacey (Loan No. 9)	MEPT Lacey Road LLC (the “3500 Lacey PE Member”), a core, open-end private equity real estate fund advised by BentallGreenOak, which owned the 3500 Lacey Property since 2003 and sold it to the borrower, is a member of the sole member of the borrower (the “3500 Lacey JV”). 3500 Lacey PE Member has made a preferred equity contribution in the amount of $33,000,000 to 3500 Lacey JV. Under the related limited liability company agreement (the “3500 Lacey LLC Agreement”) between the 3500 Lacey PE Member and the 3500 Lacey JV’s managing member, which is the non-recourse carveout guarantor of the Mortgage Loan (the “3500 Lacey Managing Member”), the 3500 Lacey PE Member is entitled to: (a) a quarterly preferred return payment from the net cash flow from operation of the 3500 Lacey Property (after payment of all operating expenses of the 3500 Lacey JV and of the 3500 Lacey Property) in an amount equal to 10.0% per annum for the first 36 months from the effective date of the 3500 Lacey LLC Agreement and 12.0% per annum thereafter (the “Preferred Return”); and (b) in the event of any sale, disposition, financing, refinancing, casualty or condemnation with respect to the 3500 Lacey Property (each such event, a “3500 Lacey Capital Event”), the net proceeds resulting from such 3500 Lacey Capital

D-2-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Event (after payment of all expenses related to the capital event) in an amount equal to any unpaid Preferred Return and the amount of unreturned Preferred Equity Contribution. Except as described herein, 3500 Lacey PE Member is not entitled to the return of any of its capital contributions or the Preferred Return, and any unrepaid capital contributions or Preferred Return will not be a liability of 3500 Lacey JV. Please see “Description of the Mortgage Pool – Additional Indebtedness – Preferred Equity” in this Preliminary Prospectus for additional information.
(9) Junior Liens	3000 Post Oak (Loan No. 15)	There is a mezzanine loan in the original principal balance of $20,000,000, which is currently held by JPMorgan Chase Bank, National Association and is expected to be sold to a third party investor. In connection with the mezzanine loan, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
(9) Junior Liens	Stonemont Net Lease Portfolio (Loan No. 18)	There is a mezzanine loan in the original principal balance of $84,000,000, which is currently held by JPMorgan Chase Bank, National Association and is expected to be sold to a third party investor. In connection with the mezzanine loan, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
(10) Assignment of Leases and Rents

Moffett Towers Buildings A, B & C (Loan No. 2)

1633 Broadway
(Loan No. 3)

1501 Broadway
(Loan No. 6)

Apollo Education Group HQ Campus (Loan No. 7)

Bellagio Hotel and Casino
(Loan No. 8)

3500 Lacey (Loan No. 9)

Kings Plaza
(Loan No. 10)

3000 Post Oak
(Loan No. 15)

Stonemont Net Lease Portfolio (Loan No. 18)

The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

D-2-5

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(18) Insurance	Bellagio Hotel and Casino (Loan No. 8)

The Mortgagor is required to obtain and maintain insurance providing for a deductible (a) not to exceed $50,000,000 for comprehensive all risk property insurance, (b) not to exceed $500,000 and with respect to flood, windstorm and earthquake coverage, and (c) not to exceed 5% of the total insurable value of the Mortgaged Property, subject to a $1,000,000 minimum (provided that, if the guarantor provides a guaranty acceptable to the lender and the approved rating agencies guaranteeing any failure by the Mortgagor to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of the Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) the Mortgagor may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood.

Notwithstanding the foregoing, the Mortgagor is not required to maintain the coverages on the Mortgaged Property required in the Mortgage Loan documents for so long as (A) the lease (the “Bellagio Lease”) between the Mortgagor and Bellagio, LLC (“Bellagio Tenant”) is in full force and effect, (B) no default by Bellagio Tenant beyond any applicable notice and cure period has occurred and is continuing under the Bellagio Lease and (C) Bellagio Tenant maintains insurance policies on the Mortgaged Property that satisfy the requirements set forth in the Mortgage Loan documents, (the “Bellagio Policies”), (except it is acknowledged and agreed that the Bellagio Policies are permitted to vary from the requirements of the Mortgage Loan documents with respect to (x) the named storm sublimit which will be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which will be no greater than $2,500,000), including, without limitation, naming the lender as mortgagee/loss payee and additional insured, as applicable. Notwithstanding the foregoing requirements, (1) Bellagio Tenant is permitted to maintain a portion of the coverage required under the Mortgage Loan documents with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (A) Bellagio Tenant replaces the Otherwise Rated Insurers at renewal with insurance

D-2-6

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

companies meeting the rating requirements set forth hereinabove and (B) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, Bellagio Tenant replaces any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents and (2) the terrorism coverage required in the Mortgage Loan documents, as it pertains to the Mortgaged Property, may be written a “captive” Insurance Company, provided such “captive” Insurance Company satisfies certain conditions set forth in the Mortgage Loan documents. See exceptions to representations and warranties #31 below.

Bellagio Tenant has provided the comprehensive all risk property insurance, under which (i) the property deductible is $2,500,000 and (ii) the flood deductible is $10,000,000.

If the Mortgagor elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four or fewer members) will be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s is an approved Rating Agency and rates the applicable insurance carrier), and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four or fewer members) will be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “Baa1” or better by Moody’s (to the extent Moody’s is an approved Rating Agency and rates the applicable insurance carrier).

So long as the Bellagio Lease is in effect with terms and provisions reasonably equivalent to the terms and provisions regarding disbursement of insurance proceeds as the Bellagio Lease as in effect on the origination date, the provisions of the Bellagio Lease will govern the disbursement of insurance proceeds provided that (a) the Mortgagor will have demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has committed to complete its restoration obligations pursuant to, and in accordance with, the terms and provisions of the Bellagio Lease within four years of the date the Bellagio Tenant can first reasonably access the Mortgaged Property for purposes of commencing restoration and (b) the Mortgagor or Bellagio Tenant has demonstrated to the

D-2-7

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
lender’s reasonable satisfaction that the Bellagio Tenant has sufficient funds available to complete its restoration obligations under the Bellagio Lease in the event the amount of insurance proceeds is insufficient to complete the required restoration. The Bellagio Lease provides that in the event any fee mortgagee (which has entered into a fee mortgage that is in compliance with the Bellagio Lease) that is entitled to any insurance proceeds, under the terms of any fee mortgage, such proceeds (except business interruption not allocated to rent expenses, which will be payable to and retained by the Bellagio Tenant), will be applied, held and/or disbursed in accordance with the fee mortgage but in all events subject to Bellagio Tenant’s right to such insurance proceeds, and the Mortgagor is required to cause the fee mortgagee to make such proceeds available to the Bellagio Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the Mortgaged Property.
(18) Insurance	1501 Broadway (Loan No. 6)

The Mortgage Loan documents permit a property insurance deductible and a commercial general liability insurance deductible of up to $100,000.

The Mortgagor is permitted to pay premiums on installments to the insurance company and/or the insurance agent/broker; provided, however, in no event may the Mortgagor be permitted to finance their premiums through a premium finance company.

If the Mortgagor elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four or fewer members) must be provided by insurance companies having a claims paying ability rating of “A” by S&P, “A2” or better by Moody’s, to the extent Moody’s rates the securities and the applicable insurance company and “A” or better by Fitch, to the extent Fitch rates the securities and the applicable insurance company, and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four or fewer members) must be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P, “Baa1” or better by Moody’s, to the extent Moody’s rates the securities and the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the applicable insurance company.

D-2-8

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(18) Insurance	3500 Lacey (Loan No. 9)	The insurance coverage required under the Mortgage Loan documents include comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (i) in an amount equal to a loss limit of $226,142,492, and (ii) if any of the improvements or the use of the Mortgaged Property at any time constitutes legal non-conforming structures or uses, coverage for loss due to operation of law in an amount consistent with clause (i) above.
(18) Insurance	Stonemont Net Lease Portfolio (Loan No. 18)

The Mortgagor may obtain an insurance policy through a syndicate of insurers through which at least 75% of the coverage (if there are four or fewer members of the syndicate) or at least 60% of the coverage (if there are five or more members of the syndicate) is with carriers rated at least “A” or better from S&P and “A” or better by Fitch (to the extent Fitch rates the insurance company) and all such remaining carriers shall have claims-paying ability ratings of not less than “BBB” and “BBB” or better by Fitch (to the extent Fitch rates the insurance company).

With respect to the following individual Mortgaged Properties (each, an “Individual Property”) which are subject to leases with the following tenants: Anthem, Anthem Blue Cross and Blue Shield, Anthem Virginia, SKF USA, First Midwest Bank, DST Output, Eby-Brown Leasing, Weatherford Artificial Lift Systems, and Motorola Solutions, the Mortgagor is not be required to maintain property insurance coverage on the Improvements (or business interruption with respect to Motorola Solutions) at an Individual Property required in the Mortgage Loan documents to the extent (i) the lease on the Individual Property as of the loan origination date is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the lease; (iii) the tenant maintains coverage for improvements at the Individual Property as required in the Mortgage Loan documents and such insurance policies, at all times, fully comply with the Mortgage Loan documents, including but not limited to naming the lender as mortgagee/lender’s loss payee at all times on such policies (except that, with respect to Weatherford Artificial Lift Systems, the tenant may provide an all other perils deductible not to exceed $500,000 and, with respect to the DST Output, Anthem, Anthem Blue Cross and Blue Shield and Anthem Virginia locations, the tenant may provide an all other perils deductible not to exceed $1,000,000 provided such Tenant or Guarantor maintains a rating of not less

D-2-9

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

than “BBB-” with S&P and “Baa3” with Moody’s), and (iv) the Mortgagor delivers to the lender evidence acceptable to the lender of such coverage no less frequently than annually prior to renewal of such coverage maintained by tenant.

With respect to the following Individual Properties which are subject to Leases with the following Tenants: Tate & Lyle and Mylan Technologies, the Mortgagor is not be required to maintain property insurance coverage on the improvements at an Individual Property required in the Mortgage Loan documents to the extent (i) the tenant or guarantor remains fully liable for the obligations and liabilities under the lease and maintains a rating from S&P of at least “BBB-” and Moody’s of at least “Baa3”, (ii) the tenant is obligated under the lease to rebuild at their sole cost & expense, the tenant is not entitled to any period of rent abatement after a casualty and the terms the respective lease as respects insurance and casualty may not be amended without the lender’s prior written consent thereto, (iii) the lease on the Individual Property as of the loan origination date is in full force and effect, (iv) no default beyond any applicable notice and cure period has occurred and is continuing under the lease, (v) the tenant maintains coverage the Individual Property as required by the lease and such insurance policies, at all times, fully comply with the provisions of the Lease and (vi) the Mortgagor delivers to the lender evidence acceptable to the lender of such coverage no less frequently than annually prior to renewal of such coverage maintained by the tenant.

The threshold above which the lender has the right to hold and disburse the net proceeds is the greater of $1,500,000 or 5% of the release amount for such Individual Property.

(18) Insurance	Drayton Tower (Loan No. 19)

The related condominium documents provide that in the event of a taking of the common elements, the award is required to be allocated to the unit owners in proportion to their respective undivided interests in the common elements. If one or more units are taken, the award is required to be for the unit taken and an amount of the undivided interest in the common elements attributable to that unit. The Mortgage Loan documents provide a non-recourse carveout for any losses incurred by the lender in connection with any misappropriation or misapplication of any awards received in connection with a condemnation of the Property.

The Mortgage Loan documents permit the condominium association to satisfy its insurance

D-2-10

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
requirements. However, if the insurance policies maintained by the condominium association that cover the common elements do not fully comply with the requirements set forth in the Mortgage Loan documents, then the Mortgagor is required to promptly notify the lender in writing and the Mortgagor is required to, at its sole cost and expense, promptly procure and maintain, or cause the condominium association to promptly procure and maintain, either (x) “primary” insurance coverage in the event that the condominium association does not provide the applicable insurance coverage for the common elements required in the Mortgage Loan documents, or (y) “excess and contingent” insurance coverage in the event that the condominium association does not have the sufficient insurance coverage for the common elements required under the Mortgage Loan documents with respect to the Mortgaged Property, in each case, over and above any other valid and collectible coverage then in existence, as will be necessary to bring such insurance coverage into full compliance with all of the terms and conditions of the Mortgage Loan documents.
(19) Access; Utilities; Separate Tax Lots	Kings Plaza (Loan No. 10)	The Mortgaged Property is part of a tax parcel that includes certain non-collateral property owned by Macy’s (the “Macy’s Parcel”). Pursuant to a reciprocal easement agreement between the Mortgagor and Macy’s, the Mortgagor is required to make any payments due on the shared tax parcel directly to the related taxing authority and Macy’s is required to reimburse the Mortgagor for its pro rata share of any such payment. During any period when the Mortgaged Property and the Macy’s Parcel constitute a shared tax lot, any borrower obligation to escrow taxes or covenants to pay taxes will include any taxes attributable to the Macy’s Parcel. Provided that it would be commercially reasonable to do so under the circumstances, the Mortgage Loan documents require the Mortgagor to apply for, and make commercially reasonable efforts to obtain, approval from the applicable governmental authorities for the division of the Mortgaged Property and the Macy’s Parcel into separate tax lots. In addition, the Mortgage Loan documents (i) provide recourse for losses incurred by the lender as a result of the Mortgaged Property not constituting a separate tax lot, (ii) require the Mortgagor to cooperate with the lender to effectuate a tax lot split in connection with any enforcement of remedies by the lender under the Mortgage Loan documents and (iii) grant a power of attorney to the lender during the continuance of an event of default to effectuate a tax lot split on behalf of the Mortgagor.

D-2-11

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(26) Local Law Compliance	Kings Plaza (Loan No. 10)	Certain building code and fire code violations are open at the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to use commercially reasonable efforts to cause all notes and notices of violation issued as of the origination date to be cleared and/or removed within a reasonable period of time.
(26) Local Law Compliance	144 Willow Street (Loan No. 33)	Pursuant to the related zoning report, the Mortgaged Property has one (1) open violation listed in the NYC Department of Buildings database for failure to certify correction on an Environmental Control Board violation and two (2) open violations listed in the NYC Office of Administrative Trials and Hearings/Environmental Control Board database for failure of work to conform to approved, certified construction documents and the filing of a document containing a material false statement. The Mortgagor is required under the Mortgage Loan documents to provide evidence reasonably satisfactory to the lender that all building and/or zoning code violations that remain open as of the loan origination have been cured or the Mortgagor is diligently working to cure such violations, and the applicable governmental authority has not exercised any enforcement action with respect to the Mortgaged Property in connection with such violations. The Mortgage Loan documents provide for a non-recourse carveout for any losses incurred by the lender as a result of the building, zoning, and/or fire code violations set forth in the zoning report.
(27) Licenses and Permits	Bellagio Hotel and Casino (Loan No. 8)	So long as the Mortgaged Property is subject to the Bellagio Lease, the Mortgagor’s covenants with respect to any action (including any covenant described in this representation) are limited to (x) the Mortgagor not directly taking such prohibited actions (or granting its consent under the Bellagio Lease to permit the Bellagio Tenant to take such a prohibited action to the extent such action is prohibited under the Bellagio Lease) and (y) the Mortgagor using commercially reasonable efforts to exercise its rights under the Bellagio Lease to cause the Bellagio Tenant to satisfy its obligations under the Bellagio Lease).
(27) Licenses and Permits	1633 Broadway (Loan No. 3)	Special permit (Case 72-99 BZ) expires on January 11, 2020; however, such permit is related solely to the Equinox space. Equinox is required under its lease to renew such permit.

D-2-12

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Recourse Obligations	Moffett Towers Buildings A, B & C (Loan No. 2)

The loss carveout for material physical waste of the Mortgaged Property is limited to intentional physical waste of the Mortgaged Property.

The loss recourse carveout with respect to the insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation of any funds in violation of the Mortgage Loan documents (including misappropriation of revenues, security deposits and/or loss proceeds), but does not include misapplication or conversion thereof.

The indemnification obligations of Mortgagor and the guarantor (individually and collectively, the “Indemnitor”) under the environmental indemnity will terminate three (3) years after the full and indefeasible payment by any Indemnitor of the Mortgage Loan, whether at maturity, provided that at the time of such payment Indemnitor furnishes to the lenders an updated environmental report in form and substance, and from an environmental consultant, reasonably acceptable to the lenders, which updated environmental consultant discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental consultant delivered to Indemnitee by Indemnitor in connection with the origination of the Mortgage Loan): (A) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or operations thereon, which has not been cured in accordance with applicable environmental laws, (B) the environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in the environmental indemnity, or (D) unlawful presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated as required by applicable environmental laws.

(28) Recourse Obligations	1633 Broadway (Loan No. 3)

There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan.

The loss recourse carveout with respect to the insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation of any funds in violation of the Mortgage Loan documents (including misappropriation

D-2-13

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

of revenues, security deposits and/or loss proceeds), but does not include misapplication or conversion thereof.

Any unauthorized voluntary transfer of the Mortgaged Property or any other material collateral (including unauthorized voluntary liens and encumbrances on any material collateral) or prohibited change of control or prohibited pledge, in each case, in violation of the Mortgage Loan documents constitute only loss recourse carveouts instead of full recourse carveouts.

(28) Recourse Obligations	1501 Broadway (Loan No. 6)	There is no separate non-recourse carveout guarantor or environmental indemnitor, and the Mortgagors are the sole parties responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents. At origination of the Mortgage Loan., the Mortgagors obtained an environmental insurance policy issued by Sirius America Insurance Company in the name of the Mortgagors, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a deductible of $25,000 per incident and a term expiring on December 6, 2032.
(28) Recourse Obligations	Apollo Education Group HQ Campus (Loan No. 7)

The loss carveout for material physical waste of the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication thereof.

In the event that (i) the Mortgage Loan is indefeasibly paid in full in accordance with the terms of the Mortgage Loan documents (exclusive of any indemnification or other obligations which are expressly stated in any of the Mortgage Loan documents to survive satisfaction of the Mortgage Loan that are not then due), (ii) the Mortgagor or the guarantor (individually and collectively, the “Indemnitor”) delivers to the lender, at Indemnitor’s sole cost and expense, a Phase I environmental report reasonably satisfactory to the lender in accordance with the Mortgage Loan documents (the “Acceptable Report”) with respect to the Mortgaged Property, and (iii) as of the date that the lender receives such Acceptable Report, there is no pending lawsuit or other legal proceeding related to the Mortgaged Property in connection with any matter addressed under the environmental indemnity, Indemnitor will be released

D-2-14

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
from its obligations set forth herein on the second (2nd) anniversary of the date on which items (i)–(iii) above are each satisfied.
(28) Recourse Obligations	Bellagio Hotel and Casino (Loan No. 8)

The loss carveout for intentional misrepresentation is limited to material intentional misrepresentation.

The Mortgage Loan documents do not provide for loss carveout for (i) commission of material physical waste at the Mortgaged Property or (ii) any security deposits not delivered to lender upon foreclosure or action in lieu thereof.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication thereof.

The failure of the Mortgagor or the Mortgagor’s single purpose entity managing member to obtain the lender’s prior written consent to any sale or pledge of the Mortgaged Property or a transfer of the ownership interests in the Mortgagor or the Mortgagor’s single purpose entity managing member as required by the Mortgage Loan documents constitutes only a loss carveout.

The aggregate liability of the related guarantor with respect to the full recourse carveouts is capped at 10% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party costs actually incurred by the lender and/or any administrative agent (including reasonable attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due.

The Mortgagor is the only indemnitor under the related environmental indemnity agreement. At origination of the Mortgage Loan, the Mortgagor obtained an environmental insurance policy (the “PLL Policy”) issued by Evanston Insurance Company in the name of the Mortgagors, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $25,000,000, a deductible of $50,000 and a term expiring on November 15, 2024, which is before the Mortgage Loan maturity date of December 1, 2029. However, Mortgagor may obtain such PLL Policy for an initial policy term of five years so long as (x) at least 10 business days prior to the expiration thereof, the Mortgagor renews or extends such PLL Policy for the shorter of five years or a term not less than a term of at least two years past the

D-2-15

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

maturity date of the Mortgage Loan (the “Required PLL Period”) and (y) for any time during the Required PLL Period that the Mortgagor does not have such PLL Policy satisfying the requirements of Mortgage Loan documents in effect, any liability pursuant to the environmental indemnity thereof that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period), provided, however that there will be no liability under the environmental indemnity (x) for any amounts in excess of the applicable coverage amounts of the PLL Policy had the PLL Policy been renewed, replaced or extended through the Required PLL Period and (y) for any amounts which are recovered from the PLL Policy.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate three years after the full and indefeasible payment by the Mortgagor of the Mortgage Loan, provided that with respect to the Mortgaged Property only at the time of such payment, the Mortgagor furnishes to the indemnitee a Phase I environmental report with respect to the Mortgaged Property which report is from an environmental consultant reasonably acceptable to the indemnitee and the Rating Agencies, which updated environmental report(s) disclose, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by the Mortgagor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property, (B) the environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the environmental indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.

D-2-16

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Recourse Obligations	3500 Lacey (Loan No. 9)

The loss carveout for intentional misrepresentation is limited to material intentional misrepresentation.

Provided that (a) the obligations under the Mortgage Loan documents (the “Obligations”) have been paid and performed in full in the normal course in accordance with the terms and provisions of the Mortgage Loan documents (and not following an event of default and the exercise of remedies by the indemnitee), (b) at any time on or after the date that the Obligations have been paid and performed in full, the Borrower or the guarantor (individually and collectively, “Indemnitor”) delivers to the indemnitee, at Indemnitor’s sole cost and expense, a Phase I acceptable to the indemnitee in accordance with the environmental indemnity (the “Clean Phase I”), (c) there has been no change in any environmental law or other applicable law prior to the Termination Date (as defined below) which would have the effect of imposing any liability upon a lender/mortgagee for any matter, condition or circumstance for which the indemnitee is entitled to be indemnified under the environmental indemnity notwithstanding the fact that the Obligations have been paid and performed in full, and (d) as of the Termination Date, there is no outstanding complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental authority, or any third party, involving violations of any environmental law, releases of hazardous substances or any other environmental condition, the indemnification obligations and liabilities of Indemnitor under the environmental indemnity will terminate on, and be of no further force or effect from and after, the date (the “Termination Date”) that is three (3) years following delivery of the Clean Phase I in accordance with the terms and conditions set forth above.

(28) Recourse Obligations	Kings Plaza (Loan No. 10)

The loss carveout for intentional misrepresentation is limited to material intentional misrepresentation.

The Mortgage Loan documents do not provide for loss recourse carveout with respect to willful misconduct.

The loss recourse carveout with respect to the insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation or conversion thereof, and does not include misapplication thereof.

D-2-17

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Recourse Obligations	3000 Post Oak (Loan No. 15)

The loss carveout for material physical waste of the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

In the event that (i) the Mortgage Loan is indefeasibly paid in full in accordance with the terms of the Mortgage Loan documents (exclusive of any indemnification or other obligations which are expressly stated in any of the Mortgage Loan documents to survive satisfaction of the Mortgage Loan that are not then due), (ii) the Mortgagor or the guarantor (individually and collectively, the “Indemnitor”) delivers to the lender, at Indemnitor’s sole cost and expense, a Phase I environmental report reasonably satisfactory to the lender in accordance with the Mortgage Loan documents (the “Acceptable Report”) with respect to the Mortgaged Property, and (iii) as of the date that the lender receives such Acceptable Report, there is no pending lawsuit or other legal proceeding related to the Mortgaged Property in connection with any matter addressed under the environmental indemnity, Indemnitor will be released from its obligations set forth herein on the second (2nd) anniversary of the date on which items (i)–(iii) above are each satisfied. If a release of Indemnitor from its obligations hereunder is not permitted solely as a result of the condition set forth in clause (iii) above failing to be satisfied, the environmental indemnity will remain in full force and effect until such time as the such lawsuit or other legal proceeding has been resolved by a final, non-appealable determination of a court of competent jurisdiction and Indemnitor has fully paid any and all amounts required to be paid to any indemnified party as a result of and/or in connection with such lawsuit or other legal proceeding and/or the resolution thereof. Such termination of Indemnitor’s liability hereunder will become effective as of such second (2nd) anniversary unless within thirty (30) days after the delivery of the Acceptable Report to the lender, the lender delivers a notice to Indemnitor stating that Indemnitor has not satisfied the foregoing conditions in the indemnitee’s good faith reasonable determination.

(28) Recourse Obligations	Stonemont Net Lease Portfolio (Loan No. 18)

The loss carveout for material physical waste of the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

The obligations and liabilities of the Mortgagor and guarantor (individually and collectively, the “Indemnitor”) under the environmental indemnity will terminate on the date that is two (2) years after the earlier to occur of (a) repayment in full of the Mortgage

D-2-18

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Loan or (b) the date that is two (2) years after the termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the applicable mortgage or other similar action, upon satisfaction of the following conditions: (A) the lender has received, at Indemnitor's expense, an environmental report showing, to the reasonable satisfaction of the lender, that there exists no matter for which the lender is entitled to indemnification pursuant to the environmental indemnity; (B) a certificate from Indemnitor stating that it is not aware of any release or other violation of environmental laws which require remediation and/or any pending or asserted claim against Indemnitor with respect to the matters addressed by the environmental indemnity and (C) the Indemnitor has paid to the lender all sums due under the environmental indemnity.
(28) Recourse Obligations	144 Willow Street (Loan No. 33)

The loss carveout for material physical waste of the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

The obligations and liabilities of the Mortgagor and the guarantor (individually and collectively, the “Indemnitor”) under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan has been paid or defeased in full on or prior to the maturity date and the lender has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the date of the environmental indemnity and the date the Mortgage Loan is paid or defeased in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the lender has received, at Indemnitor's expense, an updated environmental report dated within sixty (60) days of the date that the Mortgage Loan is paid in full showing, to the reasonable satisfaction of the lender, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, and (iv) twenty-four (24) months have passed since date that the Mortgage Loan has been paid in full.

D-2-19

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Recourse Obligations	Drayton Tower (Loan No. 19)	Transfers made without the lender’s consent required pursuant to the Mortgage Loan documents constitute only loss carveouts, except that any of the following constitutes a full recourse carveout: (a) any voluntary granting of a mortgage or other similar voluntary Lien upon the Mortgaged Property (other than Permitted Encumbrances) or the membership interests in the Mortgagor owned directly or indirectly by the guarantor or any other controlling membership interests in the Mortgagor, or (b) any voluntary transfer (expressly excluding transfers to the estate of a guarantor following the death of said guarantor) which results in a failure of the guarantor to control the Mortgagor and own, directly or indirectly, together with (following an estate planning transfer) the guarantor’s family members and trusts created for the benefit of any guarantor and/or such guarantor’s family members, at least a 15% ownership interest in the Mortgagor (in the aggregate), provided, however, the Mortgagor have no liability as a result of (i) any lease of less than all or substantially all of the Mortgaged Property entered into in accordance with the terms of the Mortgaged Loan documents and in the ordinary course of operating the Mortgaged Property, (ii) any condemnation or taking in respect of all or any part of the Mortgaged Property or (iii) any liens arising from the failure to pay taxes.
(29) Mortgage Releases	Stonemont Net Lease Portfolio (Loan No. 18)	Partial releases of individual Mortgaged Properties (each, an “Individual Property”) require payment of the Adjusted Release Amount (as defined in the “Description of the Mortgage Pool – Partial Releases” in this Preliminary Prospectus) that are less than 115% of the allocated loan amount. With respect to the release of any Permitted Sale Property (as defined in the “Description of the Mortgage Pool – Partial Releases” in this Preliminary Prospectus) to a third party, the Mortgagor is required to pay an amount equal to the greater of (A) the sum of the Release Amount (as defined in the “Description of the Mortgage Pool – Partial Releases” in this Preliminary Prospectus) for such Individual Property and 10% of the Release Amount for such Individual Property and (B) the lesser of (I) senior lender portion of 100% of the net cash proceeds actually received by the Mortgagor from such Individual Property (net of any reasonable and customary out-of-pocket closing costs associated with the sale of such Individual Property) or (II) the amount of a pro rata prepayment of the Mortgage Loan and the mezzanine loan that would be necessary to, after giving effect to the requested release of the applicable Individual Property, satisfy the Release Debt Yield (as

D-2-20

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
defined in the “Description of the Mortgage Pool – Partial Releases” in this Preliminary Prospectus).
(30) Financial Reporting and Rent Rolls	Stonemont Net Lease Portfolio (Loan No. 18)	The Mortgagor’s financial statements may be consolidated with those of WIM Net Lease Portfolio Mezzanine B, LLC (“Stonemont Sponsor”) (provided, however, the consolidated annual financial statements of Stonemont Sponsor are acceptable only so long as Stonemont Sponsor owns no other assets other than the direct or indirect interest in the Mortgaged Properties and provided that such statements must include appropriate notations to indicate the separateness of each individual Mortgagor and a schedule of the operating statements for each individual Mortgaged Property on a property-level basis) audited by BDO, Grant Thornton or another independent certified public accountant acceptable to the lender.
(31) Acts of Terrorism Exclusion	Bellagio Hotel and Casino (Loan No. 8)

The terrorism coverage required in the Mortgage Loan documents, as it pertains to the Mortgaged Property, may be written a “captive” Insurance Company, provided such “captive” Insurance Company satisfies certain conditions set forth in the Mortgage Loan documents, including, among other things: (i) TRIPRA is in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (iii) except with respect to deductibles permitted under the Bellagio Lease, covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer is reinsured with a cut-through endorsement by an insurance company rated “A” by S&P and “A2” by Moody’s (to the extent Moody’s rates securities which represent an interest in the related Whole Loan and rates the applicable insurance company); (iv) all reinsurance agreements between the captive insurer and other reinsurance providers are subject to the reasonable approval of the lender; and (v) such captive insurer is licensed in the State of Nevada or other jurisdiction to the extent reasonably approved by the lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.

If (A) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as

D-2-21

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the preceding sentence, but, if any of the events in clauses (A)-(C) occur, the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	1501 Broadway (Loan No. 6)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Mortgagor will not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of an amount equal to two times the amount of annual aggregate insurance premiums that are payable at such time for the insurance coverage with respect to the Mortgaged Property required under the Mortgage Loan documents and the business interruption/rental loss insurance required hereunder (without giving effect to the cost of terrorism coverage and earthquake components of such casualty insurance) at the time that such terrorism coverage is excluded from the applicable policy (the “Terrorism Premium Cap”), and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, the Mortgagor will be required to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap; provided that, if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the lender may, at its option (1) purchase such stand-alone terrorism Policy, with the Mortgagor paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable

D-2-22

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap.
(31) Acts of Terrorism Exclusion	Kings Plaza (Loan No. 10)	The Mortgagor’s obligation to obtain terrorism insurance is limited to the extent of insurance that can be obtained for an amount equal to 200% of the amount of the then annual premiums paid by the Mortgagor for all-risk coverage under a stand-alone all-risk policy.
(31) Acts of Terrorism Exclusion	Stonemont Net Lease Portfolio (Loan No. 18)	If TRIPRA is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the preceding sentence, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism component of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor must purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(32) Due on Sale or Encumbrance	Bellagio Hotel and Casino (Loan No. 8)	The related Mortgage Loan documents provide that no Restricted Pledge Party (as defined below), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Mortgage Loan or any mezzanine loan. The assets of a Restricted Pledge Party may include direct or indirect equity interests in the Mortgagor. “Restricted Pledge Party” means, collectively, Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in Mortgagor up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Mortgaged Property.
(35) Fixed Interest Rates	Stonemont Net Lease Portfolio (Loan No. 18)	The Mortgage Loan is subject to interest at a fixed rate, but certain of the related Companion Loans are subject to interest on a floating rate.
(36) Ground Leases	Bellagio Hotel and Casino (Loan No. 8)

The related ground lease (the “Ground Lease”) does not condition amendments, terminations or modifications on mortgagee consent.

The expiration of the Ground Lease is April 27, 2033, with two successive extension options for 20 years

D-2-23

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

each, provided that the Mortgagor/ground lessee provides one year prior written notice. The Ground Lease does not expressly provide that the extension options are exercisable by a mortgagee; provided, however, the Ground Lease generally requires the landlord thereunder to accept any required ground lessee performance from a mortgagee as if the ground lessee had tendered such performance.

The Ground Lease may be assigned without prior consent of the ground lessor, subject to satisfaction of the following conditions: (i) if applicable, the Mortgagor or such transferee concurrently pays to the ground lessor the amount (the “Restaurant Reconstruction Fee”) equal to the greater of (A) $1,000,000 or (B) $1,000,000 increased annually by the Consumer Price Index (the “CPI”), and concurrently deposits in escrow the cost to demolish the then existing improvements of the Mortgaged Property, regrade, and restore the Mortgaged Property to a level building pad ready to receive new improvements (the “Demolition Fee”), and (ii) the transferor delivers to the ground lessor a written undertaking that if the transferee rejects the Ground Lease in a bankruptcy proceeding, the transferor will waive any claim that the Ground Lease has thereby been terminated and will remain liable for the Mortgagor’s obligations under the Ground Lease the same as if the transferee had simply breached the Ground Lease and no bankruptcy had been filed; provided, further, (a) the ground lessee gives the ground lessor 30 days prior notice of the proposed transfer with appropriate documentation as to the proposed transferee's proposed use of the Mortgaged Property, the financial condition of the proposed transferee and its history, business description and qualifications to operate the improvements, and business reputation; (b) the proposed transferee (other than a sublessee) assumes all covenants and conditions to be performed by the ground lessee pursuant to the Ground Lease accruing from and after the date of such transfer by execution of an instrument in form and substance reasonably satisfactory to the ground lessor; provided, however, that the proposed transferee will not be required to indemnify or defend the ground lessor against any liabilities or damages resulting from any breach by a prior ground lessee, and the assignee causes to be recorded in the official records of Clark County, Nevada, an appropriate instrument reflecting such assignment; (c) no uncured event of default exists under the Ground Lease on the date of such transfer; and (d) the ground lessee has paid, or caused to be paid, to the ground lessor all

D-2-24

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

reasonable costs and expenses incurred by the ground lessor in connection with the transfer, if any, including without limitation all recording fees, transfer and other taxes, attorneys' fees, escrow fees and fees for title insurance and similar charges.

Notices of default are effective against a mortgagee even if mortgagee does not receive notice; however, the ground lessor is required to provide the mortgagee simultaneously copies of all default notices.

Prior to the ground lessor exercising its remedies under the Ground Lease, including termination, a mortgagee has the right to remedy the default of the ground lessee under the Ground Lease or to cause such default to be remedied within the time period, if any, provided under the Ground Lease to the ground lessee, plus an additional 10 days in the case of a monetary default or an additional 30 days in the case of a non-monetary default. A mortgagee’s cure periods under the Ground Lease are extended for any time that an automatic stay is in effect. However, the mortgagee is not permitted further cure periods or sufficient time to gain possession of the interest of the lessee under the Ground Lease. Furthermore, the ground lessor is not prohibited from terminating the Ground Lease in the event a mortgagee is proceeding to cure defaults to the extent that the cure periods granted under the Ground Lease have expired.

The Ground Lease provides that insurance proceeds (and condemnation proceeds allocable to the ground lessee’s interest, if the ground lease is not terminated due to condemnation) will be disbursed to the ground lessee; provided that if the ground lessee’s tangible net worth is less than $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease), or if the ground lessor has not theretofore been paid the Restaurant Reconstruction Fee and the Demolition Fee has not been deposited into escrow, such proceeds are required to be held by an “Insurance Trustee” (undefined in the Ground Lease) on behalf of any leasehold mortgagee, ground lessor and ground lessee. To the extent such proceeds are paid to the Mortgagor, as the ground lessee, they would be required to be disbursed to the Bellagio Tenant as described in the third paragraph of the exception to Representation 18.

The new lease right is conditioned upon both (i) the leasehold mortgagee having a tangible net worth of at least $200,000,000 (as increased annually by a formula based on the CPI from the commencement of the

D-2-25

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Ground Lease) and concurrently curing all other then-existing defaults under the Ground Lease and (ii) payment by the leasehold mortgagee of the Restaurant Reconstruction Fee and the Demolition Fee. In addition, upon execution of the new lease, the leasehold mortgagee is required to (i) pay any and all sums which would at the time of the execution thereof be due under the Ground Lease but for termination of the Ground Lease, (ii) cure any default then susceptible of being cured and (iii) pay all reasonable expenses, including reasonable counsel fees, court costs and other reasonable disbursements incurred by the ground lessor in connection with such defaults, termination, recovery of possession of the leased premises and the preparation, execution and delivery of such new lease. In addition, in connection with the rejection of the lease by the ground lessee, the Ground Lease provides the lender with the right to obtain a new lease only if the lender obtains the approval of the bankruptcy court having jurisdiction over the ground lessee prior to terminating the ground lease.
(36) Ground Leases	1501 Broadway (Loan No. 6)	The ground lease has an original term that does not extend by at least 20 years beyond the stated maturity of the Mortgage Loan, as the ground lease expires in July 2045 and the Mortgage Loan matures in January 2030. However, one of the two Mortgagors is the lessor under the ground lease.
(36) Ground Leases	Kings Plaza (Loan No. 10)	A portion of the Mortgaged Property is comprised of the Mortgagor’s leasehold interest in (i) a marina and (ii) a portion of the land underneath the parking garage (which is otherwise held in fee by the Mortgagor) under a ground lease between the Mortgagor, as ground lessee, and the City of New York, as ground lessor, that does not comply with clauses (b), (e), (j), (k) and (l) of this Representation and Warranty No. 36.
(36) Ground Leases	Stonemont Net Lease Portfolio (Loan No. 18)

The SKF USA individual Mortgaged Property is subject to a ground lease with the County of Chautauqua Industrial Development Agency, pursuant to which the Property receives benefits through a Payment In Lieu of Taxes program. The ground lease expires on December 31, 2027, provided that, upon such termination, the Mortgagor will acquire the fee interest in the Mortgaged Property for $1.

The ground lease does not include the right to a new lease or extended cure periods for a non-monetary lease. The ground lease may be assigned to JPMCB and a securitization trust, but it cannot be freely assignable by the trust after securitization. However, the

D-2-26

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Mortgagor and the lender have the right to acquire the fee Interest in the event of a termination of the ground lease.
(47) Cross-Collateralization

Moffett Towers Buildings A, B & C (Loan No. 2)

1633 Broadway
(Loan No. 3)

1501 Broadway
(Loan No. 6)

Apollo Education Group HQ Campus (Loan No. 7)

Bellagio Hotel and Casino
(Loan No. 8)

3500 Lacey (Loan No. 9)

Kings Plaza
(Loan No. 10)

3000 Post Oak
(Loan No. 15)

Stonemont Net Lease Portfolio (Loan No. 18)

The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

D-2-27

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ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i)

E-1-1

above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by the Mortgage Loan Seller on or after February 24, 2020.

(5)       Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related

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Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan,

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there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)     Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments

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thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)     Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate

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Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal

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balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain, or cause to be maintained, all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)     No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)     No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)     REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property

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(including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC

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Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)     Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)     Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)     Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the

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Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)     Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)     Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the

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related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule E-1 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)     Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)     Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be

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assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)     Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage

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Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC

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Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)     No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)     Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)     Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition

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affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)     Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)     Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)     Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

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SCHEDULE E-1 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

None.

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SCHEDULE E-2 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
1	Murphy Crossing

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SCHEDULE E-3 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

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ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR GERMAN AMERICAN CAPITAL CORPORATION

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	CBM Portfolio (Loan No. 5)

With respect to the Mortgaged Property identified as Courtyard Fort Lauderdale Plantation, a declarant of record, Lincoln Property Company 1315, LTD, has the right to purchase such Mortgaged Property for its then appraised value if hotel operations at the Mortgaged Property cease for 60 consecutive days (other than due to casualty, condemnation or renovation) (for the purposes of this paragraph, an “Abandonment”). Any such Abandonment would be a default under the Mortgage Loan documents. Because the declaration was recorded prior to the mortgage on such Mortgaged Property, such mortgage is subject and subordinate to such purchase option. Accordingly, upon any exercise of such right, such Mortgaged Property would no longer be subject to the lien of such mortgage. In the event that such purchase option is exercised, the Mortgagor is required to pay to the lender the proceeds of the sale and the difference, if any, between the amount required to obtain a release of the related Mortgaged Property under the Mortgage Loan documents and the amount paid by the purchaser.

With respect to the Mortgaged Properties identified as Courtyard Charlotte South Park and Courtyard Philadelphia Devon, the respective ground lessors have the option, upon a default by the applicable Mortgagor under the applicable leasehold mortgage, or any other event that would permit the lender to accelerate the Mortgage Loan, to purchase the related leasehold mortgage at a price set forth in the ground lease, which would be not less than the fair market value of the leasehold estate and all buildings and improvements on the leasehold estate and all furniture, furnishings, fixtures, equipment and other items of personal property located thereat.

(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Crenshaw Plaza (Loan No. 13)	The portion of the Mortgaged Property that is demised to tenant 5804 Crenshaw, Inc. (“5804 Crenshaw”) and occupied by an Arco gas station is subject to a purchase option pursuant to a contract dealer gasoline agreement (the “Gasoline Agreement”) between 5804 Crenshaw and the franchisor thereunder, Tesoro Refining & Marketing Company LLC or Treasure Franchise Company LLC (together, “Tesoro”), in the event the Mortgaged Property is subject to a foreclosure proceeding.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Crenshaw Plaza (Loan No. 13)	The largest tenant, Ralph’s Market, has an option to purchase all (but not less than all) of the related Mortgaged Property upon the landlord’s election to sell the Mortgaged Property.
(6) Lien; Valid Assignment and (7) Permitted Liens; Title Insurance	Staples Headquarters (Loan No. 14)	The sole tenant, Staples, has a right of first offer to purchase the related Mortgaged Property upon the landlord’s election to sell the Mortgaged Property. The right of first offer does not apply in the event of a foreclosure or deed in lieu of foreclosure, but would apply to subsequent transfers.
(11) Condition of Property	Staples Headquarters (Loan No. 14)	There are deferred maintenance items related to the Mortgaged Property in the amount of approximately $184,000. The tenant is responsible for such repairs. No reserve was funded at origination for such repairs. The Mortgagor is required to fund a reserve for such repairs if 120 days have elapsed after the origination date, and the tenant has not caused the repairs to be completed.
(11) Condition of Property	Lone Star Court (Loan No. 21)	According to the related engineering report, the Mortgaged Property requires certain capital improvements with an estimated cost of $3,825,547.
(17) Insurance	CBM Portfolio (Loan No. 5)	As of the origination date, insurance for the Mortgaged Properties was covered under the insurance program of Marriott Management Corporation, the manager of the Mortgaged Properties (for the purposes of this paragraph, the “Manager”), pursuant the management agreement between the Mortgagors and the Manager and a subordination, non-disturbance and attornment agreement among the Mortgagors, the lender and the Manager (for the purposes of this paragraph, the “Courtyard Insurance Requirements”). In the event that the lender determines, at any time, that the Courtyard Insurance Requirements are not in compliance with any of the insurance requirements set forth in the insurance sections of the Mortgage Loan documents, or that the Manager is not maintaining insurance for the Mortgaged Properties in accordance with the Courtyard Insurance Requirements, the lender shall have the right to require the Mortgagors to procure, at their sole cost and expense, additional and/or replacement insurance coverage for the Mortgaged Properties such that the new or replacement insurance coverage (when combined with the insurance, if any, procured by the Manager under its insurance program) satisfies all insurance requirements set forth in the insurance sections of the Mortgage Loan documents with respect to the Mortgaged Properties.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(17) Insurance	CBM Portfolio (Loan No. 5)	The restoration threshold for any casualty is $1,000,000.
(17) Insurance	Staples Headquarters (Loan No. 14)

To the extent that Staples, Inc. (“Staples”), the sole tenant at the Mortgaged Property, (i) maintains, either through a program of self-insurance (but only to the extent Staples, or any guarantor under the Staples lease, maintains a rating of “A-” or better by S&P) or third-party insurance, all or a portion of the coverages required under the related loan agreement, and the Staples lease will remain in full force and effect following a casualty and (ii) such insurance requires Staples to restore the Mortgaged Property at its sole cost and expense without rent abatement, the borrower will not be required to maintain the insurance maintained by Staples, but will be required to maintain the insurance maintained by Staples, but will be required to maintain any insurance required by the related loan agreement and not maintained by Staples (which may be maintained as “excess and contingent” coverage to the extent Staples maintains a portion of such coverage).

In addition, the related Mortgage Loan documents provide that the terms of any unaffiliated triple net lease (which includes the Staples lease if Staples has not been downgraded two or more notches, is not dark in more than 30% of its space, and no event of default is continuing) will override the provisions of the Mortgage Loan documents with respect to a casualty (other than REMIC related requirements), including provisions relating to application, holding and disbursement of insurance proceeds. The Staples lease provides for the lender to hold insurance proceeds in excess of $1,000,000; however, a successor lease, if any, may not so provide.

(25) Local Law Compliance	Murphy Crossing (Loan No. 1)	The Mortgaged Property is deficient in the number of parking spaces required by applicable zoning ordinances by 23 parking spaces. The Mortgage Loan documents require the Mortgagors, within six months of the Mortgage Loan origination date (or promptly following receipt of any notice of zoning violation from any governmental authority), to restripe the parking areas and/or take such other action necessary to increase the number of parking spaces at such Mortgaged Properties to no less than the number of parking spaces that are required under applicable zoning ordinances.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(25) Local Law Compliance	CBM Portfolio (Loan No. 5)

The Mortgaged Property identified as Courtyard San Jose Cupertino is the subject of a fire and life safety violation precluding occupancy of Rooms 109, 126, 141, 221, 226, 256, 257, 318, 328 and 352 until fire alarm upgrades for the hearing impaired are performed. The Mortgage Loan documents require the Mortgagors, within 150 days following the origination date, to complete the required fire alarm upgrade, take such other action necessary to cure the violation and cause a temporary certificate of occupancy to be issued with respect to the affected rooms or provide such other documentation as may available and reasonably acceptable to the lender to demonstrate that the violation has been cured and the applicable rooms may be occupied by hotel guests.

The following Mortgaged Properties are deficient in the number of parking spaces required by applicable zoning ordinances by the number of spaces indicated below: (a) Courtyard Denver Tech Center: 4 parking spaces; (b) Courtyard Boston Andover: 14 parking spaces; (c) Courtyard Dallas Plano Parkway: 3 parking spaces; and (4) Courtyard San Jose Cupertino: 2 parking spaces. The Mortgage Loan documents require the Mortgagors, on or prior to December 31, 2021 (or promptly following receipt of any notice of zoning violation from any governmental authority), to restripe the parking areas and/or take such other action necessary to increase the number of parking spaces at such Mortgaged Properties to no less than the number of parking spaces that are required under applicable zoning ordinances.

The Mortgaged Property identified as Courtyard Rye has an open permit violation that is a zoning and building code violation. Within 150 days after the origination date, the related Mortgagor is required to cause the open permit to be closed and take such other action necessary to cure the violation.

The Mortgaged Properties identified as Courtyard Memphis Airport, Courtyard Poughkeepsie, and Courtyard St. Louis Westport Plaza are legal non-conforming uses with respect to their operation as hotels. The Mortgage Loan documents require the Mortgagors not to cease, discontinue or abandon the current hotel operations at any such Mortgaged Property in any manner that would result in the related Mortgagor no longer being permitted under applicable legal requirements (including any applicable zoning laws and ordinances) to operate the existing hotel at such Mortgaged Property.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(26) Licenses and Permits	CBM Portfolio (Loan No. 5)	With respect to the Mortgaged Property identified as Courtyard Rye, all exceptions to Representation 25 are also exceptions to this Representation 26.
(27) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(28) Mortgage Releases	CBM Portfolio (Loan No. 5)

The release price for each of the Courtyard Philadelphia Devon and Courtyard Charlotte South Park Mortgaged Properties are 62.5% of the “as is” appraised value of such Mortgaged Property.

With respect to the Mortgaged Property identified as Courtyard Fort Lauderdale Plantation, all exceptions to Representation 6 are also exceptions to this Representation 28.

(30) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 17 are also exceptions to this Representation 30.
(32) Single-Purpose Entity	CBM Portfolio (Loan No. 5)	Notwithstanding that the organizational documents of the Mortgagor provide that the purpose of the Mortgagor is solely to own and operate the Mortgaged Properties, the Mortgagor was originally formed and organized to own and operate not only the Mortgaged Properties but also a number of other hotel properties, which other properties were sold or otherwise transferred by the Mortgagors prior to the origination date of the Mortgage Loan.
(33) Defeasance	CBM Portfolio (Loan No. 5)	The release price for each of the Courtyard Philadelphia Devon and Courtyard Charlotte South Park Mortgaged Properties are 62.5% of the “as is” appraised value of such Mortgaged Property. In addition, lender and servicing fees in connection with a defeasance are capped at $7,500.
(35) Ground Leases	CBM Portfolio (Loan No. 5)

(35)(a): The second amendment to the ground lease for the Courtyard Philadelphia Devon, dated June 29, 1990, is not recorded and is not the subject of a recorded memorandum or other recorded document.

(35)(c): With respect to the Mortgaged Property identified as Courtyard Fresno, the ground lease expires on June 30, 2054, provided that a renovation of the hotel as contemplated in the ground lease is completed on or before December 31, 2021 (the “Outside Date”). If renovation of the hotel as contemplated in the ground lease is not completed on or before the Outside Date, subject to the lender’s and the trustee’s rights to complete the renovation of the hotel, the term of the ground lease will expire on June 30, 2024. The ground lessor under the ground lease

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

agreed that if the Mortgagor does not complete the renovation of the hotel by the Outside Date, the ground lessor will provide the lender and the trustee written notice within ten (10) business days following the Outside Date that the renovation of the hotel is not complete, the ground lessor will permit the lender or trustee (or its respective designee or nominee) to complete the renovation of the hotel, and, provided that the renovation of the hotel is completed by December 31, 2023, the term of the ground lease will expire June 30, 2054.

(35)(j): With respect to the Mortgaged Property identified as Courtyard Philadelphia Devon, the ground lease expires on December 31, 2028. No portion of the principal balance of the Whole Loan was allocated to such Mortgaged Property and, in connection with a partial release, the release price is the stated amount of $9,375,000, which is equal to approximately 62.5% of the related as-is appraised value at origination of the Whole Loan.

With respect to the Mortgaged Property identified as Courtyard Tampa Westshore, the ground lease provides that any related insurance proceed and condemnation awards are held and disbursed by the lessor under the related ground lease. In addition, if the Mortgagor under the related ground lease fails to timely commence, or complete, restoration, the ground lessor may retain the proceeds as additional security until the restoration is complete, and the ground lessor additionally has a termination option in such circumstance.

(35)(l): With respect to the Mortgaged Properties identified as Courtyard San Jose Cupertino, Courtyard Charlotte South Park and Courtyard Philadelphia Devon, the ground lease only provides a requirement to enter into a new lease on similar terms upon termination of the ground lease as a result of a default by the related Mortgagor under the related ground lease, but lacks a requirement to enter into a new lease on similar terms upon termination of the ground lease because of a rejection of such ground lease in a bankruptcy proceeding.

(41) Environmental Conditions	CBM Portfolio (Loan No. 5)

With respect to the Mortgaged Property identified as Courtyard Portland Beaverton, groundwater contamination in the area adjacent to the Mortgaged Property was discovered in 1999 originating from a former Tyco manufacturing facility. As part of the remediation efforts, two groundwater monitoring wells were installed at the Mortgaged Property, which are sampled on an annual basis by the Oregon

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Department of Environmental Quality (“ODEC”). Based on the most recent samples taken by ODEC as of the ESA, trichloroethylene levels were detected to be slightly above the related action level of 5.0 micrograms per liter.  Based on the information provided by ODEQ and review of the most recent sampling report, the identified groundwater contamination represents a recognized environmental condition. The condition set forth in clause (ii) of the Representation is not satisfied.

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ANNEX F-1

CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CREFI will in its MLPA, make, with respect to each CREFI Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the CREFI Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the CREFI Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)        Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.

(2)        Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal

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benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)        Mortgage Provisions. The Loan Documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)        Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the CREFI Mortgage Loan. With respect to each CREFI Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such CREFI Mortgage Loan consented to by the Mortgage Loan Seller on or after February 24, 2020.

(5)        Hospitality Provisions. The Mortgage Loan documents for each CREFI Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each CREFI Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)        Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the

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related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex F-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)        Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other CREFI Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

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(8)        Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule F-1 to this Annex F-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)        Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)     Condition of Property. The Mortgage Loan Seller or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

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(12)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)     Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

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“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to

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all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related CREFI Mortgage Loan obligates the related Borrower to maintain or cause to be maintained all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)     No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)     No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)     REMIC. The CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective

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mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.

(24)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the

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Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)     Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)     Recourse Obligations. The Loan Documents for each CREFI Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the CREFI Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the CREFI Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)     Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the CREFI Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

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In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)     Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)     Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex F-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the

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security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this Annex F-1 or the exceptions thereto set forth in Annex F-2 or (vii) by reason of any mezzanine debt that existed at the origination of the related CREFI Mortgage Loan as set forth in Schedule F-1 to this Annex F-1 or future permitted mezzanine debt as set forth in Schedule F-2 to this Annex F-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as set forth in Schedule G-3 to this Annex F-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)     Single-Purpose Entity. Each CREFI Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the CREFI Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)     Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium),

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and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)     Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)      The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)      The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)      The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

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(d)      The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)      The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)       The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)     The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)      A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

(k)      In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the CREFI Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

F-1-13

(37)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex F-1.

(38)     No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F-1. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)     Bankruptcy. As of the date of origination of the related CREFI Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)     Organization of Borrower. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such CREFI Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no CREFI Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another CREFI Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that

F-1-14

can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.

(43)     Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)     Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part.

(45)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a CREFI Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.

F-1-15

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex F-1, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex F-1.

F-1-16

SCHEDULE F-1 TO ANNEX F-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

None.

F-1-17

SCHEDULE F-2 TO ANNEX F-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
22	25 Jay Street

F-1-18

SCHEDULE F-3 TO ANNEX F-1

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

F-1-19

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX F-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CITI REAL ESTATE FUNDING INC.

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Permitted Liens; Title Insurance	Walgreens Nyack, NY (Loan No. 30)	The sole tenant of the Mortgaged Property, Walgreens, has a right of first refusal to purchase the Mortgaged Property. The right of first refusal does not apply to a foreclosure, or deed-in-lieu of foreclosure of the Mortgaged Property, but such right of first refusal does apply to subsequent purchasers of the related Mortgaged Property.
(17) Insurance	All CREFI loans	The Mortgage Loan documents may permit the related mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(17) Insurance	650 Madison Avenue (Loan No. 4)	The mortgagor is only required to obtain flood insurance to the extent the same is commercially available.
(17) Insurance	25 Jay Street (Loan No. 22)	The 25 Jay Street Mortgaged Property is located in a flood zone. The related mortgagor was required to obtain excess flood insurance, but was not required to add business income coverage to the excess flood insurance due to the insurance carrier’s inability to add such coverage. The gap in coverage is mitigated by a non-recourse carveout for losses to the mortgagor and guarantor for failure to have sufficient loss in rents coverage due to insufficient excess flood insurance with a cap of liability of $1,939,439.00.
(17) Insurance	Walgreens Nyack, NY (Loan No. 30)	The Mortgage Loan documents do not require the related Mortgagor to maintain insurance in accordance with the Mortgage Loan documents to the extent that Walgreens, the sole tenant, maintains insurance in accordance with its lease.
(17) Insurance	The Mark (Loan No. 34)	Pursuant to the condominium documents, lender does not have the right to hold insurance proceeds in any circumstance. Neither mortgagor nor lender have the ability to control or block any decision to rebuild or not rebuild. In the event any insurance proceeds are distributed (either following a rebuild or following clearing and landscaping, in the event the property is not rebuilt), lender has priority over mortgagor as to such remaining proceeds.

F-2-1

(25) Local Law Compliance (26) Licenses and Permits	East Village Multifamily Pool 3 (Loan No. 12)	With respect to the 331 East 9th Street Mortgaged Property, the temporary certificate of occupancy issued for the 6th story addition to this Mortgaged Property permits the existence of one penthouse apartment unit at the 6th story, but two penthouse apartments exist, and therefore the creation of the second apartment unit was not in accordance with applicable laws. With respect to the 333 East 9th Street Mortgaged Property, the temporary certificate of occupancy issued for the Mortgaged Property does not include the carriage house unit and the occupancy thereof is contrary to historically permitted occupancy (development of the building pre-dates the requirement for a certificate of occupancy) and is therefore occupied in violation of applicable law. With respect to the 335 East 9th Street Mortgaged Property, Unit 01 was combined into a duplex apartment covering the first and second floors of the Mortgaged Property, however the temporary certificate of occupancy does not reflect this combination, thus the creation of the duplex apartment was not made in accordance with applicable law. With respect to the 516 East 13th Street Mortgaged Property and 518 East 13th Street Mortgaged Property, violations were issued by local municipality for the illegal use and occupancy of two units (one unit at each individual Mortgaged Property) in connection with tenants allowing the units to be occupied for transient use (i.e., as a hotel/Airbnb). The tenants have since voluntarily surrendered occupancy of the applicable units.
(26) Licenses and Permits	25 Jay Street (Loan No. 22)	With respect to the 25 Jay Street Mortgaged Property, the existing certificate of occupancy issued in 2011 covers 23 multifamily units and there are currently 32 multifamily units at the Mortgaged Property. Subsequent to obtaining the existing certificate of occupancy, the related borrower converted and subdivided existing units to increase the unit count to 32. The Mortgaged Property is under the jurisdiction of the New York City loft board and the Landmarks’ Preservation Commission, which, in addition to the New York City Department of Buildings, must approve increases to the unit count. Therefore, in addition to New York City Department of Buildings approval, the property requires loft board approval and landmark commission approval for the increase in unit account. The related borrower obtained a legal opinion which states that the lack of a final residential certificate of occupancy does not prohibit the borrower’s ability to collect rent from the 32 units pursuant to the New York City loft law to which the Mortgaged Property is subject. The related Mortgage Loan documents require the borrower to pursue all necessary governmental approvals in order to obtain a certificate of occupancy with respect to all residential and non-residential units at the Mortgaged Property. The Mortgage Loan is recourse for losses in connection with failure of the borrower to obtain all necessary governmental approvals for the use and occupancy of the Mortgaged Property.

F-2-2

(27) Recourse Obligations	650 Madison Avenue (Loan No. 4)

The liability for each guarantor (i) with respect to the full recourse carveouts relating to bankruptcy and substantive consolidation is capped at $80,000,000 (which is 10% of the original principal amount of the loan) and (ii) with respect to all other guaranteed obligations is capped at $400,000,000 (which is 50% of the original principal amount of the loan), in each case plus costs and expenses related to enforcement. The two guarantors are severally liable, rather than jointly and severally liable, under the guaranty.

The Mortgage Loan becomes fully recourse in the event that the mortgagor consents to or files a voluntary petition under the bankruptcy code but such recourse does not include a voluntary petition for “dissolution or liquidation”.

The loss carveout with respect to misappropriation of rents and security deposits is limited to intentional misappropriation of rents and security deposits. The loss carveout with respect to insurance proceeds or condemnation awards is limited to the intentional misapplication, rather than misappropriation, of insurance proceeds or condemnation awards. The loss carveout with respect to fraud is limited to fraudulent acts. The loss carveout for material physical waste is limited to material physical waste by reason of the mortgagor’s intentional physical destruction of the Mortgaged Property or any portion thereof (other than in connection with any alteration undertaken by mortgagor in good faith in accordance with the terms of the Mortgage Loan documents).

(27) Recourse Obligations	East Village Multifamily Pool 3 (Loan No. 12)	The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misappropriation or conversion, but not misapplication.
(28) Mortgage Releases	The Mark (Loan No. 34)	The related condominium documents provide that, with respect to a taking of the common area, the condominium association must distribute the award from the taking authority after deducting therefrom fees and expenses related to the condemnation proceeding. In the event the judgment apportions the award among the owners and their respective institutional holders, the association distributes the amount remaining after such deductions. In the event the taking is by sale under threat of condemnation or if the judgment of condemnation fails to apportion the award, the association distributes on a pro rata basis, based upon the relative value of such owner’s condominium. No unit owner or any other party will have priority over the institutional holder of a mortgage on its condominium in the case of a distribution of insurance proceeds or condemnation awards for losses to or a taking of the condominium or the common area.

F-2-3

(31) Due on Sale or Encumbrance	River Ranch (Loan No. 27)	A change of control of the borrower is permitted provided that the borrower delivers a rating agency confirmation and a substantive non-consolidation opinion in connection with such change of control.
(31) Due on Sale or Encumbrance	650 Madison Avenue (Loan No. 4)

Certain transfers are permitted without lender’s consent, including: (a) any pledge of direct or indirect equity interests in and/or right to distributions from, Vornado Realty L.P. (“VRLP”, Vornado Realty Trust (“VRT”), any Multi-Asset Person, or any of their direct or indirect equity holders or affiliates (other than borrower) to secure a loan to any such person that is secured by all or a substantial portion of any such person’s assets or (b) the transfer or issuance of any securities or any direct or indirect interests in (i) any direct or indirect owner of borrower, in either case, whose securities are publicly traded on a national exchange (including VRLP’s and VRT’s securities) (regardless of whether such transfer or issuance is of publicly traded securities or interests), (ii) any person who directly or indirectly holds such securities or interests, or (iii) any Multi-Asset Person; provided, that, after such transfer or issuance, VRLP, VRT, any entity Controlled by OMERS Administration Corporation and/or eligible qualified owners will continue to control borrower.

“Multi-Asset Person” shall mean a person in respect of which the net operating income from the property (or such portion thereof allocable to such person) is less than fifty percent (50%) of such person’s aggregate gross income.

(32) Single-Purpose Entity	Michigan Multifamily Portfolio (Loan No. 20)	No non-consolidation opinion was delivered in connection with the origination of the Mortgage Loan.
(32) Single-Purpose Entity	25 Jay Street (Loan No. 22)	Prior to the Mortgage Loan, the related mortgagor, which is a recycled entity, was a co-borrower on a mortgage secured by the Mortgaged Property. The related mortgagor has never owned any other property. The prior mortgage was paid off in connection with the origination of the Mortgage Loan and the related mortgagor was released from any continuing obligation, including joint and several liability with the other co-borrowers, under such mortgage.
(33) Defeasance	650 Madison Avenue (Loan No. 4)	The Mortgage Loan documents do not provide that the mortgagor may only pledge United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii) and rather require securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which in each case are (i) not subject to prepayment, call or early redemption and (ii) in compliance with all requirements of all rating agencies.

F-2-4

ANNEX G

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
4/15/2020	12,900,000.00
5/15/2020	12,900,000.00
6/15/2020	12,900,000.00
7/15/2020	12,900,000.00
8/15/2020	12,900,000.00
9/15/2020	12,900,000.00
10/15/2020	12,900,000.00
11/15/2020	12,900,000.00
12/15/2020	12,900,000.00
1/15/2021	12,900,000.00
2/15/2021	12,900,000.00
3/15/2021	12,900,000.00
4/15/2021	12,900,000.00
5/15/2021	12,900,000.00
6/15/2021	12,900,000.00
7/15/2021	12,900,000.00
8/15/2021	12,900,000.00
9/15/2021	12,900,000.00
10/15/2021	12,900,000.00
11/15/2021	12,900,000.00
12/15/2021	12,900,000.00
1/15/2022	12,900,000.00
2/15/2022	12,900,000.00
3/15/2022	12,900,000.00
4/15/2022	12,900,000.00
5/15/2022	12,900,000.00
6/15/2022	12,900,000.00
7/15/2022	12,900,000.00
8/15/2022	12,900,000.00
9/15/2022	12,900,000.00
10/15/2022	12,900,000.00
11/15/2022	12,900,000.00
12/15/2022	12,900,000.00
1/15/2023	12,900,000.00
2/15/2023	12,900,000.00
3/15/2023	12,900,000.00
4/15/2023	12,900,000.00
5/15/2023	12,900,000.00
6/15/2023	12,900,000.00
7/15/2023	12,900,000.00
8/15/2023	12,900,000.00
9/15/2023	12,900,000.00
10/15/2023	12,900,000.00
11/15/2023	12,900,000.00
12/15/2023	12,900,000.00
1/15/2024	12,900,000.00
2/15/2024	12,900,000.00
3/15/2024	12,900,000.00
4/15/2024	12,900,000.00
5/15/2024	12,900,000.00
6/15/2024	12,900,000.00
7/15/2024	12,900,000.00
8/15/2024	12,900,000.00
9/15/2024	12,900,000.00
10/15/2024	12,900,000.00
11/15/2024	12,900,000.00
12/15/2024	12,900,000.00
1/15/2025	12,900,000.00
Distribution Date	Balance($)
2/15/2025	12,900,000.00
3/15/2025	12,896,236.99
4/15/2025	12,694,365.05
5/15/2025	12,478,328.26
6/15/2025	12,275,007.49
7/15/2025	12,057,563.72
8/15/2025	11,852,784.15
9/15/2025	11,647,295.01
10/15/2025	11,427,745.48
11/15/2025	11,220,782.60
12/15/2025	10,999,801.90
1/15/2026	10,791,355.14
2/15/2026	10,582,185.99
3/15/2026	10,332,604.30
4/15/2026	10,121,842.63
5/15/2026	9,897,172.81
6/15/2026	9,684,901.08
7/15/2026	9,458,764.81
8/15/2026	9,244,972.61
9/15/2026	9,030,439.35
10/15/2026	8,802,106.85
11/15/2026	8,586,037.55
12/15/2026	8,356,213.36
1/15/2027	8,138,597.44
2/15/2027	7,920,227.07
3/15/2027	7,662,305.57
4/15/2027	7,442,281.37
5/15/2027	7,208,616.49
6/15/2027	6,987,018.41
7/15/2027	6,751,825.10
8/15/2027	6,528,642.29
9/15/2027	6,304,685.59
10/15/2027	6,067,201.75
11/15/2027	5,841,644.07
12/15/2027	5,602,605.49
1/15/2028	5,375,435.80
2/15/2028	5,147,478.27
3/15/2028	4,893,488.12
4/15/2028	4,663,857.45
5/15/2028	4,420,863.48
6/15/2028	4,189,592.73
7/15/2028	3,945,006.04
8/15/2028	3,712,083.89
9/15/2028	3,478,353.80
10/15/2028	3,231,378.77
11/15/2028	2,995,980.33
12/15/2028	2,747,385.13
1/15/2029	2,510,306.86
2/15/2029	2,272,406.09
3/15/2029	1,996,782.54
4/15/2029	1,757,097.74
5/15/2029	1,504,339.94
6/15/2029	1,262,945.73
7/15/2029	1,008,527.89
8/15/2029	765,412.50
9/15/2029	521,453.50
10/15/2029	264,544.91
11/15/2029 and thereafter	0.00

G-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	22
Risk Factors	57
Description of the Mortgage Pool	136
Transaction Parties	246
Credit Risk Retention	281
Description of the Certificates	299
Description of the Mortgage Loan Purchase Agreements	335
Pooling and Servicing Agreement	344
Certain Legal Aspects of Mortgage Loans	448
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	464
Pending Legal Proceedings Involving Transaction Parties	465
Use of Proceeds	465
Yield and Maturity Considerations	465
Material Federal Income Tax Considerations	478
Certain State and Local Tax Considerations	490
Method of Distribution (Conflicts of Interest)	490
Incorporation of Certain Information by Reference	492
Where You Can Find More Information	493
Financial Information	493
Certain ERISA Considerations	493
Legal Investment	497
Legal Matters	498
Ratings	498
Index of Defined Terms	502

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$825,433,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

Benchmark 2020-B17
Mortgage Trust
Issuing Entity

Benchmark 2020-B17 Mortgage Trust,
Commercial Mortgage Pass-Through
Certificates, Series 2020-B17

Class A-1	$6,275,000
Class A-2	$188,000,000
Class A-4	$100,000,000	-	$170,000,000
Class A-5	$263,938,000	-	$333,938,000
Class A-SB	$12,900,000
Class X-A	$746,439,000
Class X-B	$78,994,000
Class A-S	$105,326,000
Class B	$41,214,000
Class C	$37,780,000

PROSPECTUS

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton
Co-Manager

Academy Securities

Co-Manager

March [_], 2020